Filed Pursuant to Rule 424(b)(3)
Registration No. 333-152346

JOINT PROXY STATEMENT/PROSPECTUS

FOR THE PROPOSED MERGER OF

VILLAGE BANK AND

RIVER CITY BANK

The boards of directors of Village Bank and Trust Financial Corp. and River City Bank have agreed to a merger of River City Bank with and into Village Bank, a wholly-owned subsidiary of Village Bank and Trust Financial Corp. If the proposed merger is completed, River City Bank shareholders will receive $11.00 in cash, one share of Village Bank and Trust Financial Corp. common stock, or a combination of both, for each share of River City Bank common stock they own, subject to possible adjustment as described in this joint proxy statement/prospectus.

Village Bank and Trust Financial Corp. common stock is listed on the NASDAQ Capital Market under the symbol “VBFC.” River City Bank common stock is listed on the NASDAQ Capital Market under the symbol “RCBK.”

This joint proxy statement/prospectus provides detailed information about the merger and the annual meeting of Village Bank and Trust Financial Corp. shareholders and the special meeting of River City Bank shareholders. It also provides information about the Village Bank and Trust Financial Corp. common stock to be issued to River City Bank shareholders in the event the merger is approved. As described in this joint proxy statement/prospectus, we cannot complete the merger unless we obtain the necessary government approvals and unless the shareholders of both Village Bank and Trust Financial Corp. and River City Bank approve the merger proposal.

Please carefully review and consider this joint proxy statement/prospectus which explains the merger proposal in detail, including the discussion under the heading “Risk Factors” beginning on page 25.

It is important that your shares are represented at your shareholders meeting, whether or not you plan to attend. Accordingly, please complete, date, sign, and return promptly your proxy card in the enclosed envelope. You may attend the meeting and vote your shares in person if you wish, even if you have previously returned your proxy.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities to be issued under this joint proxy statement/prospectus or determined if this joint proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities to be issued in the merger are not savings or deposit accounts and are not insured by the Federal Deposit Insurance Corporation or any other federal or state governmental agency.

This joint proxy statement/prospectus is dated August 12, 2008. It is first being mailed to Village Bank and Trust Financial Corp.’s and River City Bank’s shareholders on or about August 12, 2008.

MERGER PROPOSAL—YOUR VOTE IS VERY IMPORTANT

You are cordially invited to attend the annual meeting of the shareholders of Village Bank and Trust Financial Corp. to be held on September 30, 2008 at 6:00 p.m. Eastern Daylight Time at Village Bank at Watkins Centre, 15521 Midlothian Turnpike, Midlothian, Virginia. At the annual meeting, you will be asked to:

•	approve the proposed merger of River City Bank into Village Bank, a wholly-owned subsidiary of Village Bank and Trust Financial Corp.;

•	elect the three nominees named in the attached joint proxy statement/prospectus as “Class B” directors, each to serve a three year term;

•	ratify the appointment of BDO Seidman, LLP, as Village Bank and Trust Financial Corp.’s independent registered public accounting firm for the year ending December 31, 2008; and

•

adjourn the meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the meeting to approve the matters to be considered by the shareholders at the meeting.

Your board recommends that you vote for the merger. We need your vote to complete the merger. Whether or not you plan to attend the annual meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed envelope. If you do not vote your shares by proxy or in person, the effect will be to vote against the merger.

Chairman of the Board
Village Bank and Trust
Financial Corp.

VILLAGE BANK AND TRUST FINANCIAL CORP.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON SEPTEMBER 30, 2008

YOU ARE HEREBY NOTIFIED of and invited to attend the annual meeting of shareholders of Village Bank and Trust Financial Corp., a Virginia corporation, to be held on September 30, 2008 at 6:00 p.m. Eastern Daylight Time at Village Bank at Watkins Centre, 15521 Midlothian Turnpike, Midlothian, Virginia, for the purpose of considering and voting upon the following:

1.	A proposal to approve and adopt the Agreement and Plan of Reorganization and Merger dated as of March 9, 2008, by and among Village Bank and Trust Financial Corp., Village Bank and River City Bank, and the transactions contemplated thereby. The merger agreement provides that River City Bank will merge with and into Village Bank upon the terms and subject to the conditions set forth in the agreement, as more fully described in the accompanying joint proxy statement/prospectus. (See Proposal I)

2.	The election of the three nominees named in the joint proxy statement/prospectus as “Class B” directors for terms of three years each. (See Proposal II)

3.	The ratification of the appointment of BDO Seidman, LLP as Village Bank and Trust Financial Corp.’s independent registered public accounting firm for the year ending December 31, 2008. (See Proposal III)

4.	A proposal to adjourn the meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the meeting to approve the matters to be considered by the shareholders at the meeting, as more fully described in the accompanying joint proxy statement/prospectus. (See Proposal IV)

5.	To transact any other business as may properly be brought before the Village Bank and Trust Financial Corp. annual meeting or any adjournments or postponements thereof.

Our board of directors has determined that the terms of the merger are fair to and in the best interest of Village Bank and Trust Financial Corp. and our shareholders, has approved and adopted the agreement and plan of reorganization and merger and the related transactions.

Our board of directors also unanimously recommends that our shareholders vote “FOR” the approval and adoption of the agreement and plan of reorganization and merger and the related transactions, “FOR” the election of each of the nominees for director listed in the joint proxy statement/prospectus, and “FOR” the ratification of the appointment of BDO Seidman, LLP, as Village Bank and Trust Financial Corp.’s independent registered public accounting firm for the year ending December 31, 2008.

Our board of directors has fixed the close of business on August 6, 2008 as the record date for determination of our shareholders entitled to receive notice of and to vote at the annual meeting. The annual meeting may be adjourned or postponed from time to time upon approval of our shareholders without any notice other than by announcement at the annual meeting of the adjournment or postponement thereof, and any and all business for which notice is hereby given may be transacted at such adjourned or postponed annual meeting.

The affirmative vote of the holders of a majority of the outstanding shares of our common stock on the record date is required to approve and adopt the merger agreement, the merger and the related transactions. Please complete, date, sign and promptly return the enclosed proxy card, which is solicited by our board of directors, in the enclosed envelope, whether or not you expect to attend the annual meeting. You may revoke the proxy at any time before its exercise by delivering to us a written notice of revocation, delivering to us a duly executed proxy card bearing a later date or by voting in person at the annual meeting. Failure to return a properly executed proxy card, or to vote at the annual meeting, will have the same effect as a vote against the agreement and plan of reorganization and merger and the transactions contemplated thereby.

By Order of the Board of Directors

August 12, 2008	President and Chief Executive Officer

MERGER PROPOSAL—YOUR VOTE IS VERY IMPORTANT

You are cordially invited to attend a special meeting of the shareholders of River City Bank to be held on September 30, 2008 at 4:00 p.m. Eastern Daylight Time at Village Bank at Watkins Centre, 15521 Midlothian Turnpike, Midlothian, Virginia. At the special meeting, you will be asked to approve the proposed merger of River City Bank into Village Bank, a wholly-owned subsidiary of Village Bank and Trust Financial Corp.

In the merger, each share of River City Bank common stock that you own will be exchanged for either $11.00 cash or one share of Village Bank and Trust Financial Corp. common stock.

You may elect whether to receive cash, stock or a combination of cash and stock for your shares of River City Bank common stock, except that 20% of the total number of shares of River City Bank common stock must be exchanged for cash in the merger. If the total cash elections are more or less than 20%, you may receive a different proportion of cash and/or stock than you elected.

We expect the merger to be tax-free with respect to the shares of Village Bank and Trust Financial Corp. common stock that you receive. If you receive cash in the merger, you may have to recognize income or gain for tax purposes.

Your board recommends that you vote for the merger. We need your vote to complete the merger. Whether or not you plan to attend the special meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed envelope. If you do not return your card or vote in person, the effect will be to vote against the merger.

You can obtain current market price quotations on shares of Village Bank and Trust Financial Corp. common stock and River City Bank common stock, which are listed on the NASDAQ Capital Market under the symbols “VBFC” and “RCBK,” respectively.

Chairman of the Board
River City Bank

RIVER CITY BANK

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON SEPTEMBER 30, 2008

YOU ARE HEREBY NOTIFIED of and invited to attend a special meeting of shareholders of River City Bank, a Virginia corporation, to be held on September 30, 2008 at 4:00 p.m. Eastern Daylight Time at Village Bank at Watkins Centre, 15521 Midlothian Turnpike, Midlothian, Virginia, for the purpose of considering and voting upon the following:

1.	A proposal to approve and adopt the Agreement and Plan of Reorganization and Merger dated as of March 9, 2008, by and among River City Bank, Village Bank and Trust Financial Corp. and Village Bank, a wholly-owned subsidiary of Village Bank and Trust Financial Corp., and the transactions contemplated thereby. The merger agreement provides that River City Bank will merge with and into Village Bank upon the terms and subject to the conditions set forth in the merger agreement, as more fully described in the accompanying joint proxy statement/prospectus. (See Proposal I)

2.	A proposal to adjourn the meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the meeting to approve the matters to be considered by the shareholders at the meeting, as more fully described in the accompanying joint proxy statement/prospectus. (See Proposal IV)

Our board of directors has determined that the terms of the merger are fair to and in the best interest of River City Bank and our shareholders, has approved and adopted the merger agreement, the merger and the related transactions, and unanimously recommends that our shareholders vote “FOR” the approval and adoption of the merger agreement, the merger and the related transactions.

Our board of directors has fixed the close of business on August 6, 2008 as the record date for determination of our shareholders entitled to receive notice of and to vote at the special meeting. The special meeting may be adjourned or postponed from time to time upon approval of our shareholders without any notice other than by announcement at the special meeting of the adjournment or postponement thereof, and any and all business for which notice is hereby given may be transacted at such adjourned or postponed special meeting.

The affirmative vote of the holders of a majority of the outstanding shares of our common stock on the record date is required to approve and adopt the merger agreement, the merger and the related transactions. Please complete, date, sign and promptly return the enclosed proxy card, which is solicited by our board of directors, in the enclosed envelope, whether or not you expect to attend the special meeting. You may revoke the proxy at any time before its exercise by delivering to us a written notice of revocation, delivering to us a duly executed proxy card bearing a later date or by voting in person at the special meeting. Failure to return a properly executed proxy card, or to vote at the special meeting, will have the same effect as a vote against the merger agreement, the merger and the transactions contemplated thereby.

By Order of the Board of Directors

August 12, 2008	President and Chief Executive Officer

i

Annex A	—	Agreement and Plan of Reorganization and Merger dated as of March 9, 2008, by and among Village Bank and Trust Financial Corp., Village Bank and River City Bank

Annex B	—	Opinion of Davenport & Company LLC to the Board of Directors of River City Bank

Annex C	—	Opinion of Scott & Stringfellow, Inc. to the Board of Directors of Village Bank and Trust Financial Corp.

Annex D	—	Village Bank and Trust Financial Corp. Annual Report on Form 10-KSB for the year ended December 31, 2007

Annex E	—	Village Bank and Trust Financial Corp. amendment to its Annual Report on Form 10-KSB/A for the year ended December 31, 2007

Annex F	—	Village Bank and Trust Financial Corp. Quarterly Report on Form 10-Q for the quarter ended March 31, 2008

Annex G	—	River City Bank Annual Report on Form 10-KSB for the year ended December 31, 2007

Annex H	—	River City Bank Quarterly Report on Form 10-Q for the quarter ended March 31, 2008

Annex I	—	Employment Agreement between Village Bank and William D. Stegeman dated as of March 9, 2008

Annex J	—	Village Bank And Trust Financial Corp.’s Earnings Release for the quarter ended June 30, 2008

Annex K	—	River City Bank’s Earnings Release for the quarter ended June 30, 2008

ADDITIONAL INFORMATION

Additional important information relating to Village Bank and Trust Financial Corp. is found in the following documents attached as annexes:

•	Village Bank and Trust Financial Corp.’s Annual Report on Form 10-KSB for the year ended December 31, 2007, which is attached as Annex D;

•	Village Bank and Trust Financial Corp.’s amendment to its Annual Report on Form 10-KSB/A for the year ended December 31, 2007, which is attached as Annex E;

•	Village Bank and Trust Financial Corp.’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, which is attached as Annex F; and

•	Village Bank and Trust Financial Corp.’s Earnings Release for the quarter ended June 30, 2008, which is attached as Annex J.

Additional important information relating to River City Bank is found in the following documents attached as annexes:

•	River City Bank’s Annual Report on Form 10-KSB for the year ended December 31, 2007, which is attached as Annex G;

•	River City Bank’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, which is attached as Annex H; and

•	River City Bank’s Earnings Release for the quarter ended June 30, 2008, which is attached as Annex K.

This information is also available to you without charge upon oral or written request to:

River City Bank	Village Bank and Trust Financial Corp.
6127 Mechanicsville Turnpike	1231 Alverser Drive
Mechanicsville, Virginia 23111	Midlothian, Virginia 23113
(804) 569-0422	(804) 897-3900
Attn: William D. Stegeman,	Attn: Thomas W. Winfree,
President and CEO	President and CEO

If you would like to request any documents, please do so by September 23, 2008 in order to receive them before the shareholder meeting.

You should rely only on the information contained in this joint proxy statement/prospectus regarding the matters to be considered at the respective shareholder meetings. No one has been authorized to provide you with information that is different from that contained in this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated August 12, 2008. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than that date. Neither the mailing of this joint proxy statement/prospectus to River City Bank or Village Bank and Trust Financial Corp. shareholders nor the issuance by Village Bank and Trust Financial Corp. of Village Bank and Trust Financial Corp. common stock in connection with the merger will create any implication to the contrary.

Information contained in this joint proxy statement/prospectus regarding Village Bank and Trust Financial Corp. has been provided by it and information contained in this joint proxy statement/prospectus regarding River City Bank has been provided by River City Bank.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SHAREHOLDER MEETINGS

Q:	Why are River City Bank and Village Bank and Trust Financial Corp. proposing the merger transaction?

A:	We believe the proposed merger is in the best interest of River City Bank, Village Bank and Trust Financial Corp. and our respective shareholders. Our boards of directors believe that merging River City Bank with and into Village Bank, a wholly-owned subsidiary of Village Bank and Trust Financial Corp., will provide significant value to our shareholders. The merger provides River City Bank shareholders who elect to receive stock in the merger the option to participate in the opportunities for growth offered by the combined company.

You should review the reasons for the merger described in greater detail under the captions “Proposal I—Approval of the Merger and Related Matters—Background of the Merger,” “—Village Bank and Trust Financial Corp.’s Reasons for the Merger” and “—River City Bank’s Reasons for the Merger” beginning on pages 43 and 45.

Q:	When and where are the shareholder meetings?

A:	The River City Bank special meeting is scheduled to take place on September 30, 2008 at 4:00 p.m., Eastern Daylight Time, at Village Bank at Watkins Centre, 15521 Midlothian Turnpike, Midlothian, Virginia.

The Village Bank and Trust Financial Corp. annual meeting is scheduled to take place on September 30, 2008 at 6:00 p.m., Eastern Daylight Time, at Village Bank at Watkins Centre, 15521 Midlothian Turnpike, Midlothian, Virginia.

Q:	What do the boards of directors recommend?

A:	The boards of directors of River City Bank and Village Bank and Trust Financial Corp. have approved and adopted the merger agreement and recommend that shareholders vote “FOR” the proposal to approve the merger agreement, the merger and the transactions contemplated thereby.

Q:	What will shareholders receive for their stock?

A:	For each share of River City Bank common stock that you own, you may request to receive:

(1) $11.00 in cash; or

(2) one share of Village Bank and Trust Financial Corp. common stock.

Shareholders of River City Bank will be able to elect to receive cash, shares of Village Bank and Trust Financial Corp. common stock, or a combination of cash and stock for their shares of River City Bank common stock, subject to the allocation and prorationing mechanism described in this joint proxy statement/prospectus in greater detail under the captions “Proposal I—Approval of the Merger and Related Matters—Cash or Common Stock Election; Surrender of Stock Certificates” beginning on page 59 and “—Allocation and Proration Procedures” beginning on page 61. Village Bank and Trust Financial Corp. shareholders will continue to hold their existing shares, which will not change as a result of the merger.

Q:	What must shareholders of River City Bank do to elect to receive cash, Village Bank and Trust Financial Corp. common stock, or both?

A:

To elect to receive cash, Village Bank and Trust Financial Corp. common stock or a combination of both for your shares of River City Bank common stock, you must indicate in the place provided on the election form, which you will receive as part of the letter of transmittal in a separate mailing, the number of shares with respect to which you prefer to receive cash or stock, sign the form, and return to the exchange agent the form along with your original stock certificate in the separate envelope provided so that it is received prior to 5:00 p.m. Eastern Daylight Time on September 25, 2008, which we refer to as the election deadline.

If you are a River City Bank shareholder, you will be able to make one of the following elections on the election form:

•	to elect to receive shares of Village Bank and Trust Financial Corp. common stock with respect to all of your shares of River City Bank common stock;

•	to elect to receive cash with respect to all of your shares of River City Bank common stock;

•

to elect to receive shares of Village Bank and Trust Financial Corp. common stock with respect to 80% of your shares of River City Bank common stock and cash with respect to 20% of your shares of River City Bank common stock; or

•

to indicate that you make no election, and thus have no preference, with respect to your shares of River City Bank common stock and you will receive a combination thereof consistent with the mixed election.

If a River City Bank shareholder (i) does not submit a properly completed election form by the election deadline, (ii) revokes (as opposed to changes) his or her election form prior to the election deadline and does not submit a new properly executed election form prior to the election deadline or (iii) revokes his or her election form during the election modification period (which begins 30 days after the election deadline), such shareholder shall be deemed to have made a non-election. See “Proposal I—Approval of the Merger and Related Matters—Cash or Common Stock Election; Surrender of Stock Certificates” beginning on page 59.

Q:	If I am a River City Bank shareholder, can I revoke or change my election after I mail my form of election?

A:	Yes. You may revoke or change your election at any time before the election deadline. You can do this by sending a written notice of such revocation or change in your election to the exchange agent at the address contained on the election form.

If you revoke your election form and then do not re-submit an election form that is timely, you will be deemed to have indicated that you are making no election with respect to your shares of River City Bank common stock.

Q:	Are River City Bank shareholders guaranteed to receive the amount of stock or cash that they request on their election form?

A:	No. The merger agreement requires that 80% of the total number of shares of River City Bank common stock, or 1,440,942 shares, will be converted into common stock of Village Bank and Trust Financial Corp. at a ratio of one share of River City Bank common stock for one share of Village Bank and Trust Financial Corp. common stock, and 20% of the total number of shares will be converted to cash at $11.00 per share. It is possible, therefore, that if you elect stock (or cash) for your shares of River City Bank common stock, you could receive a different proportion of stock and cash than you elected. Village Bank and Trust Financial Corp. will make any allocation adjustments after the closing of the merger, based on the election forms that were timely received.

If the total number of shares of River City Bank common stock with respect to which a stock election has been made (which we will refer to as the “stock election number”) is not equal to 80% of the total number of shares of River City Bank common stock outstanding at the effective time of the merger, re-allocations will be made, first to non-elections and then, if necessary, to stock elections or cash elections (depending on whether stock is oversubscribed or undersubscribed), so that the total number of shares of River City Bank common stock converted into Village Bank and Trust Financial Corp. common stock is equal to 80% of the total number of shares of River City Bank common stock outstanding at the effective time of the merger and 20% of the shares of River City Bank common stock outstanding at the effective time of the merger is converted to cash. See “Proposal I—Approval of the Merger and Related Matters—Allocation and Proration Procedures” beginning on page 61.

Q:	If I make an election to receive all cash, under what circumstances will my election be re-allocated?

A:	Because the merger agreement provides that the total number of shares of River City Bank common stock converted into Village Bank and Trust Financial Corp. common stock must equal 80% of the total number of shares of River City Bank common stock outstanding at the effective time of the merger, your election may be re-allocated if the stock election number is less than 80% of the total number of shares of River City Bank common stock outstanding at the effective time of the merger. In that circumstance, the exchange agent will make re-allocations, first to non-election shares and then, if necessary, to cash election shares so that the total number of shares of River City Bank common stock converted into Village Bank and Trust Financial Corp. common stock is equal to 80% of the total number of shares of River City Bank common stock outstanding at the effective time of the merger and 20% of the shares of River City Bank common stock outstanding at the effective time of the merger is converted to cash. See “Proposal I—Approval of the Merger and Related Matters—Allocation and Proration Procedures” beginning on page 61.

Q:	If I make an election to receive all stock, under what circumstances will my election be re-allocated?

A:	Because the merger agreement provides that the total number of shares of River City Bank common stock converted into Village Bank and Trust Financial Corp. common stock must equal 80% of the total number of shares of River City Bank common stock outstanding at the effective time of the merger, your election may be re-allocated if the stock election number is more than 80% of the total number of shares of River City Bank common stock outstanding at the effective time of the merger. In that circumstance, the exchange agent will make re-allocations, first to non-election shares and then, if necessary, to stock election shares so that the total number of shares of River City Bank common stock converted into Village Bank and Trust Financial Corp. common stock is equal to 80% of the total number of shares of River City Bank common stock outstanding at the effective time of the merger and 20% of the shares of River City Bank common stock outstanding at the effective time of the merger is converted to cash. See “Proposal I—Approval of the Merger and Related Matters—Allocation and Proration Procedures” beginning on page 61.

Q:	If I make a mixed election with respect to my shares of River City Bank common stock, what will I receive?

A:	If you make a mixed election with respect to your shares of River City Bank common stock, 80% of your shares of River City Bank common stock will be converted into common stock of Village Bank and Trust Financial Corp. at a ratio of one share of River City Bank common stock for one share of Village Bank and Trust Financial Corp. common stock, and 20% of your shares of River City Bank common stock will be converted to cash at $11.00 per share. Your mixed election will not be re-allocated.

Q:	What happens if I do not make an election?

A:	If the stock election number is less than 80% of the total number of shares of River City Bank common stock outstanding at the effective time of the merger, and the shortfall number is less than the number of non-election shares, your “no election” shares will be converted into the right to receive a certain number of shares of Village Bank and Trust Financial Corp. common stock and cash in order to reach this 80% requirement. If the shortfall exceeds the number of non-election shares, then your “no-election” shares will be converted into the right to receive only Village Bank and Trust Financial Corp. common stock.

If the stock election number is greater than 80% of the total number of shares of River City Bank common stock outstanding at the effective time of the merger, and the oversubscription number is less than the number of non-election shares, your “no election” shares will be converted into the right to receive a certain number of shares of Village Bank and Trust Financial Corp. common stock and cash in order to reach this 80% requirement. If the overage exceeds the number of non-election shares, then your “no-election” shares will be converted into the right to receive only cash. See “Proposal I—Approval of the Merger and Related Matters —Allocation and Proration Procedures” beginning on page 61.

Q:	How will I receive my shares of Village Bank and Trust Financial Corp. common stock or cash?

A:	In order to receive cash or Village Bank and Trust Financial Corp. common stock for any or all of your shares of River City Bank common stock, you must indicate in the place provided on the election form, which you will receive as part of the letter of transmittal in a separate mailing, the number of shares with respect to which you prefer to receive cash or stock, sign the form, and return to the exchange agent the form along with your original River City Bank stock certificate(s) in the separate envelope provided so that they are received prior 5:00 p.m. Eastern Daylight Time on September 25, 2008. Once the exchange agent has received the proper documentation and the merger is complete, it will forward to you the cash and/or Village Bank and Trust Financial Corp. common stock to which you are entitled.

Shareholders will not receive any fractional shares of Village Bank and Trust Financial Corp. common stock. Instead, they will receive a cash payment (without interest) in lieu of such fractional share in an amount determined by multiplying (i) the fractional share interest to which such holder would otherwise be entitled by (ii) $11.00.

Q:	How do I exchange my River City Bank stock certificates?

A:	To receive merger consideration in any form, you must return your River City Bank stock certificates or an appropriate guarantee of delivery with your election form. Shortly after the merger, the exchange agent will allocate cash and Village Bank and Trust Financial Corp. common stock among River City Bank shareholders, consistent with their elections and the allocation and proration procedures in the merger agreement. If you do not submit an election form, you will receive instructions on where to surrender your River City Bank stock certificates from the exchange agent after the merger is completed. In any event, you should not forward your River City Bank stock certificates with your proxy card.

Q:	What should I do if my shares of River City Bank are held by my broker or otherwise in “street name?”

A:	If you hold your shares of River City Bank common stock in “street name” (i.e., your bank or broker holds your shares for you), you should receive instructions regarding election procedures directly from your bank or broker. If you have any questions regarding these procedures, you should contact your bank or broker directly, or you may contact Village Bank and Trust Financial Corp. or River City Bank at the addresses or telephone numbers listed on page 1.

Q:	Can the value of the transaction change between now and the time that the merger is completed?

A:	Yes, but only in the limited instance described further in this answer. The value of the merger consideration could, in limited circumstances, be reduced between now and the time that the merger is completed if all of the following occur:

•	if the price of Village Bank and Trust Financial Corp. common stock has declined below a certain defined amount;

•

if River City Bank notifies Village Bank and Trust Financial Corp. of its intention to terminate the merger agreement because the price of Village Bank and Trust Financial Corp. common stock has declined below that amount; and

•	Village Bank and Trust Financial Corp. exercises its option to cure such decline in its stock price by adjusting the exchange ratio to reflect the decline in its stock price, in which case the cash portion of the consideration will not change and the exchange ratio will be greater than one share of Village Bank and Trust Financial Corp. common stock for each share of River City Bank common stock, resulting in more shares of Village Bank and Trust Financial Corp. being issued as part of the merger consideration.

See “Proposal I—Approval of the Merger and Related Matters—Termination of the Merger Agreement” beginning on page 67.

Q:	When will we complete the merger?

A:	We intend to complete the merger as soon as possible after shareholder approval is received, all other regulatory approvals have been obtained and other conditions to the closing have been satisfied or waived.

The regulatory approvals are described under “Proposal I—Approval of the Merger and Related Matters—Regulatory Approvals” beginning on page 69. Additional conditions to the merger are described under “Proposal I—Approval of the Merger and Related Matters—Conditions of the Merger” beginning on page 64.

Q:	What should I do now?

A:	Complete, sign, date and return your signed proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the applicable shareholder meeting. It is important that the proxy card be received as soon as possible and in any event before the applicable shareholder meeting.

In addition, if you are a River City Bank shareholder you will receive the letter of transmittal including the election form in a separate mailing. You should make an election as indicated on the form, sign the form, and return the form along with your original stock certificate in the separate envelope provided so that it is received prior to 5:00 p.m. Eastern Daylight Time on September 25, 2008, which we refer to as the election deadline.

Q:	Can I change my vote after I mail my proxy card?

A:	Yes. You can change your vote at any time before your proxy is voted at the shareholder meeting. You can do this in one of three ways:

•	First, you can send a written notice stating that you would like to revoke your proxy;

•	Second, you can complete and submit a new proxy card; or

•	Third, you can attend the shareholder meeting and vote in person. Simply attending the shareholder meeting, however, will not revoke your proxy.

If you choose either of the first or second methods, you must submit your notice of revocation or your new proxy card prior to the shareholder meeting. If you are a River City Bank shareholder, your submissions must be mailed to William D. Stegeman, River City Bank at the address listed on page 1. If you are a Village Bank and Trust Financial Corp. shareholder, your submissions must be mailed to Thomas W. Winfree, Village Bank and Trust Financial Corp. at the address listed on page 1.

Q:	Who will be soliciting proxies?

A:	The officers, boards of directors and certain employees of Village Bank and Trust Financial Corp. and River City Bank will be soliciting proxies.

Q:	What if I do not vote or I abstain from voting on the merger?

A:	If you do not vote or you abstain from voting, your failure to vote or abstention will be the equivalent of a “NO” vote on the merger.

Q:	If my shares are held by my broker in “street name,” will my broker vote my shares for me?

A:	Your broker will vote your shares on the merger only if you provide instructions on how to vote. You should follow the directions provided by your broker to vote your shares. If you do not provide your broker with instructions on how to vote your shares held in “street name,” your broker will not be permitted to vote your shares, which will have the effect of a “NO” vote on the merger.

Q:	If I am a River City Bank shareholder, will I be able to sell the shares of Village Bank and Trust Financial Corp. common stock that I receive in the merger?

A:	Yes, in most cases. The shares of Village Bank and Trust Financial Corp. common stock to be issued in the merger will be registered under the Securities Act of 1933 (the “Securities Act”) and listed on the NASDAQ Capital Market. However, certain former River City Bank shareholders who are deemed to be “affiliates” of Village Bank and Trust Financial Corp. (after the merger) under the Securities Act (generally, directors, executive officers and shareholders of Village Bank and Trust Financial Corp. holding 10% or more of the outstanding shares of Village Bank and Trust Financial Corp. common stock) must abide by certain transfer restrictions under the Securities Act.

Q:	What are the tax consequences of the merger to me?

A:	If you are a River City Bank shareholder, your tax consequences will depend on what form of payment you receive in the merger as well as your basis in your River City Bank common stock. For greater detail, see “Proposal I—Approval of the Merger and Related Matters—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 77.

If you are a Village Bank and Trust Financial Corp. shareholder, there will be no changes to your shares of Village Bank and Trust Financial Corp. common stock and there will be no tax consequences for you as a result of the merger.

Q:	Who should shareholders call with questions?

A:	If you have more questions about the merger you should contact:

River City Bank		Village Bank and Trust Financial Corp.
6127 Mechanicsville Turnpike		1231 Alverser Drive
Mechanicsville, Virginia 23111		Midlothian, Virginia 23113
(804) 569-0422		(804) 897-3900
Attn:	William D. Stegeman,	Attn:	Thomas W. Winfree,
	President and CEO		President and CEO

SUMMARY

This summary highlights selected information from this joint proxy statement/prospectus. It does not contain all of the information that is important to you. We urge you to carefully read the entire joint proxy statement/prospectus, including Annexes A through K, and the other documents to which this joint proxy statement/prospectus refers to fully understand the merger and the other matters to be considered at the respective shareholder meetings. See “Where You Can Find More Information” on page 103. Each item in this summary includes a page reference directing you to a more complete description of that item.

The Merger (page 40)

We have attached the merger agreement to this joint proxy statement/prospectus as Annex A. Please read the merger agreement. It is the legal document that governs the merger.

In the merger, Village Bank and Trust Financial Corp. will acquire River City Bank through the merger of River City Bank with and into Village Bank, a wholly-owned subsidiary of Village Bank and Trust Financial Corp. After the merger, River City Bank will cease to exist and Village Bank will continue to operate as a Virginia chartered bank.

Each share of River City Bank common stock outstanding will be converted in the merger into either cash or one share of Village Bank and Trust Financial Corp. common stock as further described below. We expect to complete the merger in the fourth quarter of 2008, although there can be no assurance in this regard.

Our Reasons for the Merger (page 45)

River City Bank’s board of directors is proposing the merger because, among other reasons:

•	the per share value of the merger consideration to River City Bank’s shareholders is favorable and 20% of the merger consideration will be in the form of cash;

•	the merger allows River City Bank’s shareholders who elect to become shareholders of Village Bank and Trust Financial Corp. to be part owner of a larger, more established financial institution;

•	the merger will provide customers of River City Bank access to a broader array of financial services as well as more locations around the Richmond metropolitan area from which to bank; and

•	the merger should allow River City Bank to expand its presence in the Richmond area market, increase competitiveness and improve operations.

Village Bank and Trust Financial Corp.’s board of directors is proposing the merger because, among other reasons:

•	the merger will broaden the market presence of Village Bank in the Richmond metropolitan area by adding three branches in areas where Village Bank does not currently have a presence;

•	the merger will add capital to Village Bank and Trust Financial Corp. allowing it to expand into new markets;

•	the merger will diversify Village Bank’s deposit and loan base;

•	the merger will allow it to better serve its customers through increased legal lending limits;

•	the merger will broaden Village Bank and Trust Financial Corp.’s management and employee depth; and

•	the merger will increase the capacity of the resulting organization to add to its current offering of financial products and services.

What River City Bank Shareholders Will Receive in the Merger (page 40)

Based on your election, each of your shares of River City Bank common stock will be converted into the right to receive either $11.00 cash or one share of Village Bank and Trust Financial Corp. common stock, subject to the limitation that the total number of shares of River City Bank common stock converted into Village Bank and Trust Financial Corp. common stock is equal to 80% of the total number of shares of River City Bank common stock outstanding and the other 20% is converted into cash.

To elect to receive cash or Village Bank and Trust Financial Corp. common stock for any or all of your shares of River City Bank common stock, you must indicate in the place provided on the election form, which you will receive in a separate mailing, whether you prefer to receive cash, stock or 80% stock and 20% cash, sign the form, and return the form in the separate envelope provided so that it is received prior to 5:00 p.m. Eastern Daylight Time on September 25, 2008.

You will be able to make one of the following elections on the election form:

•	to elect to receive shares of Village Bank and Trust Financial Corp. common stock with respect to all of your shares of River City Bank common stock;

•	to elect to receive cash with respect to all of your shares of River City Bank common stock;

•	to elect to receive shares of Village Bank and Trust Financial Corp. common stock with respect to 80% of your shares of River City Bank common stock and cash with respect to 20% of your shares; or

•

to indicate that you make no election, and thus have no preference whether you receive cash or Village Bank and Trust Financial Corp. common stock, with respect to your shares of River City Bank common stock.

If you do not submit an election form prior to the election deadline, you will be deemed to have indicated that you are making no election, and thus have no preference, with respect to your shares of River City Bank common stock.

If cash elections representing more than 20% of the outstanding River City Bank common stock are made, reallocations will be made, first to elections that did not specify either cash or stock and then to cash elections, so that cash elections shall equal a total of 20% of the outstanding River City Bank common stock.

If stock elections representing more than 80% of the outstanding shares of River City Bank common stock prior to the merger are made, re-allocations will be made, first to elections that did not specify either cash or stock and then to stock elections, so that 80% of the shares of River City Bank common stock are converted into stock of Village Bank and Trust Financial Corp.

Village Bank and Trust Financial Corp. will not issue any fractional shares in the merger. Instead, you will receive cash for any fractional share of Village Bank and Trust Financial Corp. common stock owed to you. The amount of cash that you will receive for any such fractional share will be calculated by multiplying the fractional share interest by $11.00.

No Dissenters’ or Appraisal Rights (page 62)

Shareholders will not have any dissenters’ or appraisal rights in connection with the merger or any other matters described in this joint proxy statement/prospectus.

Board Recommendations (page 45 and 46)

River City Bank

The River City Bank board of directors believes that the merger is fair to River City Bank’s shareholders and in their best interest. River City Bank’s board of directors recommends that shareholders vote “FOR” the proposal to approve and adopt the merger agreement, the merger and the transactions contemplated thereby.

Village Bank and Trust Financial Corp.

The Village Bank and Trust Financial Corp. board of directors believes that the merger is fair to its shareholders and in their best interest. Village Bank and Trust Financial Corp.’s board of directors unanimously recommends that shareholders vote “FOR” the proposal to approve and adopt the merger agreement, the merger and the transactions contemplated thereby. The Village Bank and Trust Financial Corp. board of directors also unanimously recommends that shareholders vote “FOR” the election of each of the nominees for director listed in the joint proxy statement/prospectus and “FOR” the ratification of the appointment of BDO Seidman, LLP, as Village Bank and Trust Financial Corp.’s independent registered public accounting firm for the year ending December 31, 2008.

Opinion of Financial Advisors (page 47)

River City Bank

Davenport & Company LLC delivered a written opinion to the River City Bank board of directors that, as of March 8, 2008, the merger consideration is fair to the shareholders from a financial point of view. We have attached this opinion to this joint proxy statement/prospectus as Annex B. You should read this opinion and the discussion regarding the opinion in “Proposal I—Approval of the Merger and Related Matters—Opinion of River City Bank’s Financial Advisor” beginning on page 47 to understand the assumptions made, matters considered and limitations of the review undertaken by Davenport & Company LLC in providing its opinion.

Village Bank and Trust Financial Corp.

Scott & Stringfellow, Inc. delivered a written opinion to Village Bank and Trust Financial Corp.’s board of directors that, as of March 9, 2008, the merger consideration is fair to the shareholders from a financial point of view. We have attached this opinion to this joint proxy statement/prospectus as Annex C. You should read this opinion “Proposal I—Approval of the Merger and Related Matters—Opinion of Village Bank and Trust Financial Corp.’s Financial Advisor” beginning on page 50 to understand the assumptions made, matters considered and limitations of the review undertaken by Scott & Stringfellow, Inc. in providing its opinion.

Accounting Treatment (page 74)

The merger will be accounted for under the purchase method of accounting.

Material U.S. Federal Income Tax Consequences (page 77)

You should consult your own tax advisor for a full understanding of the merger’s tax consequences that are particular to you. The parties are not obligated to close the merger unless each of River City Bank and Village Bank and Trust Financial Corp. has received a legal opinion from their respective legal counsel that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368 of the Internal Revenue Code. These opinions of counsel, however, will not bind the Internal Revenue Service, which could take a different view.

Shareholders also will be required to file certain information with their federal income tax returns and to retain certain records with regard to the merger.

The discussion of material United States federal income tax consequences set forth in this joint proxy statement/prospectus is for general information only and does not purport to be a complete analysis or listing of all potential tax effects that may apply to a holder of River City Bank common stock. Shareholders of River City Bank are strongly urged to consult their tax advisors to determine the particular tax consequences to them of the merger, including the application and effect of federal, state, local, foreign and other tax laws.

The Companies (page 87)

Village Bank and Trust Financial Corp.

1231 Alverser Drive

Midlothian, Virginia 23113

Village Bank and Trust Financial Corp. is a bank holding company organized under the laws of the Commonwealth of Virginia and is registered under the federal Bank Holding Company Act. It has one banking subsidiary, Village Bank, which has a corporate headquarters building and 10 branches in Richmond, Virginia.

Village Bank and Trust Financial Corp. is engaged in the business of offering banking services to the general public. Through its subsidiary Village Bank, it offers checking accounts, savings and time deposits, and commercial, real estate, personal, home improvement, automobile and other installment and term loans. It also offers financial services, travelers’ checks, safe deposit boxes, collection, notary public and other customary bank services (with the exception of trust services) to its customers. The three principal types of loans that the bank makes are commercial and industrial loans, real estate loans and loans to individuals for household, family and other consumer expenditures.

For the three months ended June 30, 2008, Village Bank and Trust Financial Corp. reported earnings of $179,000 or $0.07 per fully diluted share, compared to earnings of $178,000 or $0.07 per fully diluted share for the same period in 2007. As of June 30, 2008, Village Bank and Trust Financial Corp. reported, on a consolidated basis, total assets of $401 million, net loans of $340 million, deposits of $326 million and shareholders’ equity of $28 million. For additional information regarding Village Bank and Trust Financial Corp.’s results of operations and financial condition through June 30, 2008, please refer to Village Bank and Trust Financial Corp.’s Earnings Release for the quarter ended June 30, 2008, which is attached as Annex J.

River City Bank

6127 Mechanicsville Turnpike

Mechanicsville, Virginia 23111

River City Bank was organized under the laws of the Commonwealth of Virginia as a state chartered bank and operates three full service banking branches and two administrative offices in the greater Richmond metropolitan area.

River City Bank’s business primarily consists of accepting deposits and making loans. River City Bank provides a broad array of commercial and retail banking services an products, including commercial, residential real estate, mortgage, and consumer installment loans; a broad selection of deposit services, including automatic clearing house activities, sweep services, flexible deposit accounts, and ATM/debit card products; and a variety of personalized banking services targeted at small and medium sized businesses, individuals and related accounts.

For the three months ended June 30, 2008, River City Bank reported earnings of $73,713 or $0.04 per fully diluted share, compared to a loss of $(135,393) or $(0.08) per fully diluted share for the same period in 2007. As of June 30, 2008, River City Bank reported, on a consolidated basis, total assets of $143 million, net loans of $110 million, deposits of $122 million and shareholders’ equity of $15 million. For additional information regarding River City Bank’s results of operations and financial condition through June 30, 2008, please refer to River City Bank’s Earnings Release for the quarter ended June 30, 2008, which is attached as Annex K.

The Shareholder Meetings (page 34 and page 37)

Village Bank and Trust Financial Corp.

The annual meeting will be held on September 30, 2008 at 6:00 p.m. at Village Bank at Watkins Centre, 15521 Midlothian Turnpike, Midlothian, Virginia. At the annual meeting, you will be asked:

•

to approve and adopt the merger agreement, the merger and the transactions contemplated thereby. The merger agreement provides that River City Bank will merge with and into Village Bank, a wholly-owned subsidiary of Village Bank and Trust Financial Corp., upon the terms and subject to the conditions set forth in the agreement, as more fully described in the accompanying joint proxy statement/prospectus. (See Proposal I)

•	to elect three “Class B” directors for terms of three years each. (See Proposal II)

•	ratify the appointment of BDO Seidman, LLP as Village Bank and Trust Financial Corp.’s independent registered public accounting firm for the year ending December 31, 2008. (See Proposal III)

•

to adjourn the meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the meeting to approve the matters to be considered by the shareholders at the meeting, as more fully described in this joint proxy statement/prospectus. (See Proposal IV)

•	to transact any other business as may properly be brought before the Village Bank and Trust Financial Corp. annual meeting or any adjournments or postponements of the its annual meeting.

River City Bank

The special meeting will be held on September 30, 2008 at 4:00 p.m. at Village Bank at Watkins Centre, 15521 Midlothian Turnpike, Midlothian, Virginia. At the special meeting, you will be asked:

•

to approve and adopt the merger agreement, the merger and the transactions contemplated thereby. The merger agreement provides that River City Bank will merge with and into Village Bank, a wholly-owned subsidiary of Village Bank and Trust Financial Corp., upon the terms and subject to the conditions set forth in the merger agreement, as more fully described in the accompanying joint proxy statement/prospectus. (See Proposal I)

•

to adjourn the meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the meeting to approve the matters to be considered by the shareholders at the meeting, as more fully described in this joint proxy statement/prospectus. (See Proposal IV)

Record Date; Vote Required (page 38)

Village Bank and Trust Financial Corp.

Shareholders of Village Bank and Trust Financial Corp. can vote at the annual meeting if they owned shares of Village Bank and Trust Financial Corp. common stock at the close of business on August 6, 2008. On that date, Village Bank and Trust Financial Corp. had 2,622,263 shares of common stock outstanding and entitled to vote. You can cast one vote for each share of Village Bank and Trust Financial Corp. common stock that you owned on that date.

The approval of the merger agreement, the merger and the transactions contemplated thereby requires the affirmative vote of the holders of a majority of Village Bank and Trust Financial Corp.’s outstanding shares.

The election of any of the nominees to the board of directors requires the affirmative vote of a plurality of the shares represented at the meeting.

The ratification of the appointment of BDO Seidman, LLP, as Village Bank and Trust Financial Corp.’s independent registered public accounting firm for the year ending December 31, 2008 requires the affirmative vote of a majority of the shares represented at the meeting, whether or not a quorum is present.

Approval of the adjournment of the meeting requires the affirmative vote of a majority of the shares represented at the meeting, whether or not a quorum is present.

As of June 30, 2008, Village Bank and Trust Financial Corp.’s directors and executive officers held approximately 21% of its outstanding shares of common stock entitled to vote at the annual meeting. Village Bank and Trust Financial Corp.’s directors have indicated that they plan to vote the shares of Village Bank and Trust Financial Corp. common stock that they own for approval of the merger agreement, the merger and the transactions contemplated thereby.

River City Bank

Shareholders of River City Bank can vote at the special meeting if they owned shares of River City Bank common stock at the close of business on August 6, 2008. On that date, River City Bank had 1,801,178 shares of common stock outstanding and entitled to vote. You can cast one vote for each share of River City Bank common stock that you owned on that date.

The approval of the merger agreement, the merger and the transactions contemplated thereby requires the affirmative vote of the holders of a majority of River City Bank’s outstanding shares.

Approval of the adjournment of the meeting requires the affirmative vote of a majority of the shares represented at the meeting, whether or not a quorum is present.

As of June 30, 2008, River City Bank’s directors and executive officers held approximately 17% of the outstanding shares of River City Bank common stock entitled to vote at the special meeting. The River City Bank directors have indicated that they plan to vote the shares of River City Bank common stock that they own for approval of the merger agreement, the merger and the transactions contemplated thereby.

Conditions to Completion of the Merger (page 64)

The obligations of Village Bank and Trust Financial Corp. and River City Bank to complete the merger depend on a number of conditions being met. These include, but are not limited to:

•	the shareholders of Village Bank and Trust Financial Corp. and River City Bank must approve the merger agreement, the merger and the related transactions;

•	the approval of the merger by the necessary federal and state regulatory authorities; and

•

the receipt by River City Bank and Village Bank and Trust Financial Corp. of opinions from their respective outside legal counsel that, for United States federal income tax purposes, the transaction will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

A full list of the conditions to completion of the merger can be found in “Proposal I—Approval of the Merger and Related Matters—Conditions of the Merger” beginning on page 64.

Where the law permits, either of us could choose to waive in writing a condition to our obligation to complete the merger although that condition has not been satisfied. We cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Regulatory Approvals (page 69)

We cannot complete the merger unless it is approved by the Board of Governors of the Federal Reserve System and the Virginia Bureau of Financial Institutions, the Federal Deposit Insurance Corporation and the Virginia State Corporation Commission. Once the Federal Reserve Board approves the merger, we have to wait from 15 to 30 days before we can complete it. During that time, the Department of Justice may challenge the merger.

As of the date of this joint proxy statement/prospectus, we have not yet received the required approvals. While we do not know of any reason why we would not be able to obtain the necessary approvals in a timely manner, we cannot be certain when or if we will receive them.

Termination of the Merger Agreement; Expenses (page 67)

Village Bank and Trust Financial Corp. and River City Bank can mutually agree at any time to terminate the merger agreement without completing the merger, even if the River City Bank and Village Bank and Trust Financial Corp. shareholders have approved it. Also, either of us can decide, without the consent of the other, to terminate the merger agreement in a number of other situations, including:

•	an unremedied breach of the merger agreement by the other party, so long as the party that is seeking to terminate the merger agreement has not itself breached the agreement;

•	the failure to complete the merger by December 31, 2008;

•	the final denial of a required regulatory approval; and

•	the failure to obtain the required shareholder votes.

River City Bank may terminate the merger agreement under the following conditions:

•

in the event the average closing price of Village Bank and Trust Financial Corp. common stock (as defined in the merger agreement) declines below a defined amount (for more detail, see “Proposal I—Approval of the Merger and Related Matters—Termination of the Merger Agreement” beginning on page 67; and

•

if, as a result of a tender offer by a party other than Village Bank and Trust Financial Corp., or any written offer with respect to a merger, share exchange, consolidation or other business combination involving River City Bank or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of assets or deposits of River City Bank, River City Bank’s board of directors determines that it has a fiduciary obligation to its shareholders to accept such proposal.

If the merger agreement is terminated under certain circumstances, Village Bank and Trust Financial Corp. may be entitled to receive a termination fee from River City Bank of $600,000 and, if the termination involves another acquisition proposal, an additional $400,000. Under certain circumstances, River City Bank may be entitled to receive a termination fee from Village Bank and Trust Financial Corp. in the amount of $600,000. See “Proposal I—Approval of the Merger and Related Matters—Effect of Termination; Termination Fee” beginning on page 68.

Waiver and Amendment (page 69)

We may jointly amend the merger agreement, and each of us may waive our right to require the other party to adhere to the terms and conditions of the merger agreement. However, we may not do so after either of the shareholders’ meetings if the amendment or waiver would violate the Virginia Stock Corporation Act.

Certain Benefits of Directors and Officers of River City Bank (page 59)

Some of the directors and officers of River City Bank have interests in the merger that differ from, or are in addition to, their interests as shareholders of River City Bank. These interests exist because of, among other things, employment or severance agreements that the officers entered into with River City Bank, and rights that these officers and directors have under River City Bank’s benefit plans. These employment and severance agreements provide certain officers with severance benefits if their employment is terminated following the merger. In addition, William D. Stegeman has entered into an employment agreement with Village Bank that will become effective upon completion of the merger. O. Woodland Hogg, Michael A. Katzen, Charles E. Walton, and John T. Wash, Sr. will join the board of directors of Village Bank and Trust Financial Corp. The members of the River City Bank board of directors knew about these additional interests and considered them when they approved the merger agreement and the merger. See “Proposal I—Approval of the Merger and Related Matters—Interests of Certain Persons in the Merger—River City Bank Severance Payment Obligations” on page 63.

Stock Options (page 62)

Under the merger agreement, each stock option to buy River City Bank common stock granted under River City Bank’s stock option plan that is outstanding and not yet exercised immediately prior to the merger will be converted into an option to buy Village Bank and Trust Financial Corp.’s common stock on the same terms and conditions as were applicable under such River City Bank stock option.

Material Differences in the Rights of Village Bank and Trust Financial Corp. Shareholders and River City Bank Shareholders (page 96)

The rights of Village Bank and Trust Financial Corp. shareholders are governed by Virginia law and by its articles of incorporation and bylaws. The rights of River City Bank shareholders are governed by Virginia law and by its articles of incorporation and bylaws. Upon completion of the merger, the rights of the Village Bank and Trust Financial Corp.’s shareholders, including former shareholders of River City Bank, will be governed by Virginia law, and the articles of incorporation and bylaws of Village Bank and Trust Financial Corp.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

Village Bank and Trust Financial Corp. common stock is traded on the NASDAQ Capital Market under the symbol “VBFC.” River City Bank common stock is traded on the NASDAQ Capital Market under the symbol “RCBK.”

The following table sets forth for the periods indicated the high and low prices per share of Village Bank and Trust Financial Corp. and River City Bank common stock as reported on the NASDAQ Capital Market, along with the quarterly cash dividends per share declared. The per share prices do not include adjustments for markups, markdowns or commissions.

	Village Bank and Trust Financial Corp.			River City Bank
	Sales Price		Dividend	Sales Price		Dividend
	High	Low	Declared	High	Low	Declared
2006
First quarter	$14.35	$12.50	$—	$11.44	$10.15	$—
Second quarter	14.25	12.50	—	13.55	10.78	—
Third quarter	14.65	13.00	—	12.45	10.75	—
Fourth quarter	14.55	13.55	—	11.75	10.00	—

2007
First quarter	16.00	13.55	—	11.00	9.76	—
Second quarter	17.44	15.01	—	10.50	9.50	—
Third quarter	17.44	14.53	—	10.25	8.15	—
Fourth quarter	15.75	10.00	—	9.00	6.07	—

2008
First quarter	11.29	9.26	—	9.92	6.40	—
Second quarter	10.99	9.25	—	9.40	7.76	—
Third quarter (through August 6, 2008)	9.48	7.50		8.95	7.76	—

Village Bank and Trust Financial Corp. does not presently pay a quarterly dividend. Its future dividend policy is subject to the discretion of its board of directors and will depend upon a number of factors, including future consolidated earnings, financial condition, liquidity and capital requirements of both Village Bank and Trust Financial Corp. and its subsidiary bank, applicable governmental regulations and policies and other factors deemed relevant by its board of directors.

After the merger, Village Bank and Trust Financial Corp.’s ability to distribute cash dividends in the future will depend primarily on the ability of Village Bank to pay dividends to it. As a state nonmember bank, Village Bank is subject to certain restrictions imposed by the reserve and capital requirements of federal and Virginia banking statutes and regulations. Furthermore, neither it nor Village Bank may declare or pay a cash dividend on any of its capital stock if it is insolvent or if the payment of the dividend would render it insolvent or unable to pay its obligations as they become due in the ordinary course of business.

The following table sets forth historical per share market values for Village Bank and Trust Financial Corp. common stock and River City Bank common stock (i) on March 7, 2008, the last trading day prior to public announcement of the merger agreement, and (ii) on August 6, 2008 the most recent practicable date before the printing and mailing of this joint proxy statement/prospectus. The table also shows the equivalent pro forma market value of River City Bank common stock on March 7, 2008 and August 6, 2008, assuming an election and/or receipt of stock consideration.

The equivalent pro forma market value of River City Bank common stock is obtained by multiplying the historical market price of Village Bank and Trust Financial Corp. common stock by the exchange ratio of one share of Village Bank and Trust Financial Corp. common stock for each share of River City Bank common stock.

The historical market prices represent the last sale prices on or before the dates indicated

	Historical Market Price
	Village Bank and Trust Financial Corp.	River City Bank	River City Bank Equivalent Pro Forma Market Value
March 7, 2008	$11.29	$7.75	$11.29
August 6, 2008	8.20	7.88	8.20

Once the merger is completed, there will be no further public market for River City Bank common stock.

COMPARATIVE UNAUDITED PER SHARE DATA

We have summarized below historical per share information for Village Bank and Trust Financial Corp. and River City Bank and additional information as if the companies had been combined for the periods shown, which we refer to as “pro forma” information. The unaudited pro forma information is based upon the assumption that the total number of shares of River City Bank common stock outstanding immediately prior to the completion of the merger will be 1,801,178, the number of shares outstanding as of December 31, 2007.

We expect that both Village Bank and Trust Financial Corp. and River City Bank will incur merger and integration charges as a result of the merger. We also anticipate that the merger will provide the combined company with financial benefits that may include reduced operating expenses. The unaudited information set forth below, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, may not reflect all of these anticipated expenses and does not reflect any of these anticipated financial benefits and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during the periods presented. The information in the following table is based on, and you should read it together with, the historical financial information and the notes thereto for Village Bank and Trust Financial Corp. and River City Bank contained in this joint proxy statement/prospectus.

Comparative Unaudited Per Share Data

December 31, 2007

	Net (Loss) Income Per Share		Dividends Declared on Common Stock	Book Value Per Common Share	Tangible Book Value Per Common Share
	Basic	Diluted
Historical
Village Bank and Trust Financial Corp.	$0.39	$0.37	$—	$10.44	$10.17
River City Bank	$(0.24)	$(0.24)	$—	$8.60	$8.60

Pro Forma Combined
80% Stock Consideration	$0.08	$0.08	$—	$10.87	$9.41

River City Bank Pro Forma Equivalent
80% Stock Consideration	$0.08	$0.08	$—	$10.87	$9.41

Comparative Unaudited Per Share Data

March 31, 2008

	Net Income Per Share		Dividends Declared on Common Stock	Book Value Per Common Share	Tangible Book Value Per Common Share
	Basic	Diluted
Historical
Village Bank and Trust Financial Corp.	$0.04	$0.04	$—	$10.49	$10.22
River City Bank	$0.03	$0.03	$—	$8.66	$8.66

Pro Forma Combined
80% Stock Consideration	$0.01	$0.01	$—	$10.90	$9.44

River City Bank Pro Forma Equivalent
80% Stock Consideration	$0.01	$0.01	$—	$10.90	$9.44

UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information and explanatory notes are presented to show the impact of the merger on the companies’ historical financial positions and results of operations in accordance with Statement of Financial Accounting Standard No. 141, “Business Combinations” and Statement of Financial Accounting Standard No. 142, “Goodwill and Other Intangible Assets.” Under these statements, the assets and liabilities of the company not surviving the merger are, as of the effective time of the merger, recorded at their respective fair values and added to those of the surviving company. The unaudited pro forma condensed combined financial information combines the historical income statements of Village Bank and Trust Financial Corp. and River City Bank for the year ended December 31, 2007 and the three months ended March 31, 2008. The unaudited pro forma condensed combined consolidated balance sheet as of March 31, 2008 assumes the merger was consummated on that date. The unaudited pro forma condensed combined statements of income give effect to the merger as if the merger had been consummated at the beginning of each respective period presented.

The unaudited pro forma condensed combined financial information is based on, derived from, and should be read in conjunction with the historical consolidated financial statements of Village Bank and Trust Financial Corp. and River City Bank, which are included in this joint proxy statement/prospectus in Annex D, Annex F, Annex G and Annex H.

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results that would have occurred, or financial position that would have existed if the merger had been consummated during the period or as of the date for which the pro forma data are presented, nor is it necessarily indicative of future operating results or financial position of the combined company.

Village Bank and Trust Financial Corp. and River City Bank

Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet

As of March 31, 2008

	Village Bank and Trust Financial Corp.	River City Bank	Pro Forma Adjustments		Pro Forma Combined
	(in thousands)
Assets
Cash and due from banks	$7,686	$1,254	$(3,963	) (1)	$4,492
			(485	) (2)
Federal funds sold	2,449	434	—		2,883
Investment securities available for sale	7,980	30,832	(369	) (3)	38,443
Certificates of deposit	—	1,591	—		1,591
Loans held for sale	4,772	—	—		4,772
Loans, net	343,882	102,329	(17	) (3)	446,194
Premises and equipment, net	22,083	916	—		22,999
Accrued interest receivable	2,703	743	—		3,446
Goodwill	689	—	3,113	(3)	3,802
Core deposit intangible	—	—	1,968	(3)	1,968
Other assets	7,960	615	(189	) (2)	9,660
			(805	) (3)
			1,837	(3)
			242	(3)

	$400,204	$138,714	$1,332		$540,250

Liabilities and Stockholders’ Equity
Liabilities
Deposits	$344,912	$118,411	$(568	) (3)	$462,755
Trust preferred securities	8,764	—	—		8,764
FHLB advances	10,000	—	—		10,000
Federal funds purchased	—	4,000	—		4,000
Other borrowings	7,607	—	—		7,607
Accrued interest payable	583	546	—		1,129
Other liabilities	1,288	164	462	(3)	2,164
			100	(3)
			150	(3)

Total liabilities	373,154	123,121	144		496,419

Stockholders’ equity
Preferred stock	—	—	—		—
Common stock	10,319	9,006	5,764	(1)	16,083
			(9,006	) (4)
Additional paid-in capital	13,756	8,833	10,505	(1)	24,773
			512	(3)
			(8,833	) (4)
Accumulated other comprehensive income (loss)	(104)	219	(219	) (4)	(104)
Retained earnings (deficit)	3,079	(2,465)	2,465	(4)	3,079

Total stockholders’ equity	27,050	15,593	1,188		43,831

	$400,204	$138,714	$1,332		$540,250

See Notes to Unaudited Pro Forma Financial Statements.

Village Bank and Trust Financial Corp. and River City Bank

Unaudited Pro Forma Condensed Combined Consolidated Statements of Income

	Year Ended December 31, 2007					Three Months Ended March 31, 2008
	Village Financial	River City Bank	Pro Forma Adjustments		Pro Forma Combined	Village Financial	River City Bank	Pro Forma Adjustments		Pro Forma Combined
	(in thousands, except share and per share data)
Interest income	$25,665	$7,828	$65	(5)	$33,558	$6,758	$2,240	$16	(5)	$9,014
Interest expense	13,807	4,178	379	(6)	18,364	3,973	1,279	94	(6)	5,346

Net interest income	11,858	3,650	(314)		15,194	2,785	961	(78)		3,668
Provision for loan losses	1,187	565	—		1,752	249	75	—		324

Net interest income after provision for loan losses	10,671	3,085	(314)		13,442	2,536	886	(78)		3,344

Noninterest income	2,612	363	—		2,975	758	88	—		846
Noninterest expense	11,766	3,886	281	(7)	15,933	3,153	927	70	(7)	4,150

Net income (loss) before income taxes	1,517	(438)	(595)		484	141	47	(148)		40
Income tax expense (benefit)	516	—	(351	) (8)	165	48	—	(35	) (8)	13

Net income (loss)	$1,001	$(438)	$(244)		$319	$93	$47	$(113)		$27

Per share data
Net income (loss), basic	$0.39	$(0.24)			$0.08	$0.04	$0.03			$0.01
Net income (loss), fully diluted	$0.37	$(0.24)			$0.08	$0.04	$0.03			$0.01
Average common shares outstanding
Basic	2,569,529	1,801,178	(360,236	)(9)	4,010,471	2,576,548	1,801,178	(360,236	)(9)	4,017,490
Fully diluted	2,695,010	1,801,178	(333,023	)(10)	4,163,165	2,607,777	1,801,178	(360,063	)(11)	4,048,892

See Notes to Unaudited Pro Forma Financial Statements.

Village Bank and Trust Financial Corp. and River City Bank

Notes to Unaudited Pro Forma Financial Statements

(dollars in thousands)

(1)	Effect of stock and cash consideration paid by Village Bank and Trust Financial Corp. to the shareholders of River City Bank in conjunction with the merger. Under the terms of the merger agreement, shareholders of River City Bank will receive shares of Village Bank and Trust Financial Corp. common stock with respect to 80% of the total shares of River City Bank common stock (1,440,942 shares) and cash with respect to 20% of the total shares of River City Bank common stock ($3,963).

(2)	Effect of estimated direct costs of the merger.

(3)	Adjustments to adjust assets and liabilities of River City Bank to fair value, recognize the fair value of employee and non-employee stock options, record liabilities related to estimated exit and restructuring costs and record the related tax effects (at a 34% effective tax rate) as follows:

Purchase price
Value of shares of common stock issued by Village Bank and Trust Financial Corp.	$16,268
Cash consideration	3,963
Fair value of outstanding stock options	512
Estimated transaction costs	390

21,133

Fair value of net assets acquired
River City Bank equity before purchase accounting adjustments	15,593
Estimated transaction costs	(285)

15,308
Estimated fair value purchase accounting adjustments
Investments	(369)
Loans	(17)
Deposits	568
Core deposit intangible	1,968
Net deferred tax liabilities on purchase accounting adjustments	(805)
Tax benefit of purchased net operating loss carryforwards	1,837

18,490

Purchase price and estimated transaction costs in excess of fair value of net assets acquired	2,643

Estimated exit and other restructuring costs expected to be incurred in connection with the merger
Employee severance costs	462
Directors and officers insurance	100
Other	150
Net deferred tax asset on exit and restructuring costs	(242)

470

Goodwill	$3,113

(4)	Adjustment to eliminate River City Bank’s historical shareholder equity accounts.

(5)	Adjustments to interest income as follows:

	Year Ended December 31, 2007	Three Months Ended March 31, 2008
Estimated amortization of fair value adjustment to securities over an estimated average life of 6 years.	$62	$15

Estimated amortization of fair value adjustment to loans over an estimated average life of 4.5 years.	4	1

	$65	$16

(6)	Adjustment to interest expense as follows:

	Year Ended December 31, 2007	Three Months Ended March 31, 2008
Estimated amortization of fair value adjustment to deposits over the estimated 1.5 year average remaining maturity	$379	$94

(7)	Amortization of core deposit intangible using a straight line method over an estimated 7 year average life.

(8)	Adjustments to income tax expense as follows:

	Year Ended December 31, 2007	Three Months Ended March 31, 2008
Tax expense (benefit), previously unrecognized, of River City Bank’s income (loss) from continuing operations at a 34% effective tax rate	$(149)	$16

Tax effect of pro forma adjustments at a 34% effective tax rate	(202)	(51)

	$(351)	$(35)

(9)	Cancellation of River City Bank’s basic average shares outstanding net of the affect of an additional 1,440,942 basic average Village Bank and Trust Financial Corp.’s shares issued in the merger.

(10)	Cancellation of River City Bank’s diluted average shares outstanding net of the affect of an additional 1,468,155 diluted average Village Bank and Trust Financial Corp.’s shares issued in the merger.

(11)	Cancellation of River City Bank’s diluted average shares outstanding net of the affect of an additional 1,441,115 diluted average Village Bank and Trust Financial Corp.’s shares issued in the merger.

RISK FACTORS

You should carefully read and consider the following risk factors concerning Village Bank and Trust Financial Corp., River City Bank and the merger before you decide whether to vote to approve the merger and/or the other matters to be considered and voted upon at the respective shareholder meetings.

Risks Associated with the Merger

If the average closing price of Village Bank and Trust Financial Corp. common stock declines below a defined amount, River City Bank has the right to terminate the merger agreement.

The aggregate stock and cash consideration that shareholders of River City Bank will receive in the merger will not increase or decrease from the date of this joint proxy statement/prospectus until completion of the merger. However, the value of the merger consideration could, in limited circumstances, be reduced between now and the time that the merger if all of the following occur:

•	if the price of Village Bank and Trust Financial Corp. common stock has declined below a certain defined amount;

•

if River City Bank notifies Village Bank and Trust Financial Corp. of its intention to terminate the merger agreement because the price of Village Bank and Trust Financial Corp. common stock has declined below that amount; and

•

Village Bank and Trust Financial Corp. exercises its option to cure such decline in its stock price by adjusting the exchange ratio to reflect the decline in its stock price, in which case the cash portion of the consideration will not change and the exchange ratio will be greater than one share of Village Bank and Trust Financial Corp. common stock for each share of River City Bank common stock, resulting in more of its shares being issued as part of the merger consideration.

See Proposal I—Approval of the Merger and Related Matters—Termination of the Merger Agreement” beginning on page 67.

As a result, even if the merger is approved by the shareholders, the merger may ultimately not be completed and the companies will each have incurred substantial transaction costs and business disruption in the process.

Fluctuations in the trading price of Village Bank and Trust Financial Corp. common stock will change the value of the shares of Village Bank and Trust Financial Corp. common stock that River City Bank shareholders receive in the merger.

The market value of the Village Bank and Trust Financial Corp. common stock that you receive in the merger will increase or decrease depending on the direction of the price movement of its common stock. Also, after the merger, the market value of its common stock may decrease.

The integration of the operations of Village Bank and Trust Financial Corp. and River City Bank may be more difficult than anticipated.

The success of the merger will depend on a number of factors, including (but not limited to) Village Bank and Trust Financial Corp.’s ability to:

•	timely and successfully integrate the operations of Village Bank and Trust Financial Corp. and River City Bank;

•	maintain existing relationships with depositors in River City Bank to minimize withdrawals of deposits subsequent to the merger;

•	maintain and enhance existing relationships with borrowers to limit unanticipated losses from loans of River City Bank;

•	control the incremental non-interest expense from Village Bank and Trust Financial Corp. to maintain overall operating efficiencies;

•	retain and attract qualified personnel; and

•	compete effectively in the communities served by Village Bank and Trust Financial Corp. and River City Bank and in nearby communities.

The merger with River City Bank may distract management of Village Bank and Trust Financial Corp. from its other responsibilities.

The acquisition of River City Bank could cause the management of Village Bank and Trust Financial Corp. to focus its time and energies on matters related to the acquisition that otherwise would be directed to the business and operations of Village Bank and Trust Financial Corp. Any such distraction on the part of management, if significant, could affect its ability to service existing business and develop new business and adversely affect the business and earnings of Village Bank and Trust Financial Corp.

River City Bank’s shareholders will have less influence as shareholders of Village Bank and Trust Financial Corp. than as shareholders of River City Bank.

River City Bank’s shareholders currently have the right to vote in the election of the board of directors of River City Bank and on other matters affecting River City Bank. The shareholders of River City Bank as a group will own approximately 35% of the combined organization. When the merger occurs, each shareholder that receives shares of Village Bank and Trust Financial Corp. common stock will become a shareholder of Village Bank and Trust Financial Corp. with a percentage ownership of the combined organization much smaller than such shareholder’s percentage ownership of River City Bank. Because of this, River City Bank’s shareholders will have less influence on the management and policies of Village Bank and Trust Financial Corp. than they now have on the management and policies of River City Bank.

Shareholders of River City Bank are not guaranteed to receive the amount of cash or Village Bank and Trust Financial Corp. common stock that they request on their election form.

The merger agreement provides that the number of shares of River City Bank common stock to be exchanged for cash in the merger must be equal to 20% of the total number of shares of River City Bank common stock outstanding prior to the merger. It is possible, therefore, that if you elect to receive all stock or all cash you could receive a different proportion of stock or cash than you elected. If cash elections representing less than 20% of the outstanding shares of River City Bank common stock prior to the merger are made, re-allocations will be made, first to elections that did not specify either cash or stock and then, if necessary, to stock elections so that no less than 20% of the shares of River City Bank common stock are converted into cash. In addition, if cash elections representing more than 20% of the outstanding shares of River City Bank common stock prior to the merger are made, re-allocations will be made, first to elections that did not specify either cash or stock and then, if necessary, to cash elections so that no more than 20% of the shares of River City Bank common stock are converted into cash. See “Proposal I—Approval of the Merger and Related Matters—Allocation and Proration Procedures” on page 61 and “—Cash or Common Stock Election; Surrender of Stock Certificates” on page 59.

Persons who receive all cash in the merger will not participate in future growth of Village Bank and Trust Financial Corp.

To the extent shareholders of River City Bank receive cash in the merger, they will not own any interest in Village Bank and Trust Financial Corp., which will not afford them the opportunity to participate in future growth, if any, in the value of Village Bank and Trust Financial Corp.

Directors and officers of River City Bank have interests in the merger that differ from the interests of non-director or non-management shareholders.

Some of the directors and officers of River City Bank have interests in the merger that differ from, or are in addition to, their interests as shareholders of River City Bank generally. These interests exist because of, among other things, employment or severance agreements that the officers entered into with River City Bank, rights that River City Bank officers and directors have under River City Bank’s benefit plans (including the treatment of their stock options following the merger) and rights to indemnification and directors and officers insurance following the merger. These employment and severance agreements provide certain officers with severance benefits if their employment is terminated following the merger. In addition, William D. Stegeman has entered into an employment agreement with Village Bank that will be effective upon completion of the merger. See Annex I attached hereto. Four of River City Bank’s directors, O. Woodland Hogg, Michael A. Katzen, Charles E. Walton, and John T. Wash, Sr., will join the board of directors of Village Bank and Trust Financial Corp. See “Proposal I—Approval of the Merger and Related Matters—Interests of Certain Persons in the Merger—River City Bank Severance Payment Obligations” on page 63.

Although the members of each of Village Bank and Trust Financial Corp.’s and River City Bank’s board of directors knew about these additional interests and considered them when they approved the merger agreement and the merger, you should understand that some of the directors and officers of River City Bank will receive benefits or other payments in connection with the merger that you will not receive. See “Proposal I—Approval of the Merger and Related Matters—Interests of Certain Persons in the Merger” on page 62.

Risks Associated with Village Bank and Trust Financial Corp.

Village Bank and Trust Financial Corp. depends on the services of key personnel.

The loss of any of these personnel could disrupt Village Bank and Trust Financial Corp.’s operations, and its business could suffer. Its success depends substantially on the banking relationships maintained with its customers and the skills and abilities of its executive officers and senior lending officers. Village Bank and Trust Financial Corp. has entered into employment agreements with the following executive officers.

Thomas W. Winfree	President and Chief Executive Officer
C. Harril Whitehurst, Jr.	Senior Vice President and Chief Financial Officer
Dennis J. Falk	Senior Vice President - Commercial Lending and Administration
Jack M. Robeson, Jr.	Senior Vice President - Commercial Lending
Raymond E. Sanders	Senior Vice President and Chief Operating Officer

The existence of such agreements, however, does not necessarily assure that Village Bank and Trust Financial Corp. will be able to continue to retain their services. They provide valuable services to Village Bank and Trust Financial Corp. and the unexpected loss of one or more of them could have an adverse impact on its business and possibly result in reduced revenues and earnings.

Village Bank and Trust Financial Corp.’s business success also is dependent upon its ability to continue to attract, hire, motivate, and retain skilled personnel to develop new customer relationships, as well as new financial products and services. Many experienced banking professionals employed by Village Bank and Trust Financial Corp.’s competitors are covered by agreements not to compete or solicit their existing customers if they were to leave their current employment. These agreements make the recruitment of these professionals more difficult. The market for these people is competitive, and Village Bank and Trust Financial Corp. cannot assure you that it will be successful in attracting, hiring, motivating, or retaining them.

Village Bank and Trust Financial Corp.’s future success is dependent on its ability to compete effectively in a highly competitive banking industry.

Village Bank and Trust Financial Corp. faces vigorous competition from other banks and other financial institutions, including savings and loan associations, finance companies, and credit unions for deposits, loans, and other financial services in its market area. A number of these banks and other financial institutions are significantly larger than Village Bank and Trust Financial Corp. is and have substantially greater access to capital and other resources, as well as larger lending limits and branch networks, and offer a wider array of banking services. In addition, Village Bank and Trust Financial Corp. also competes with other providers of financial services, such as money market mutual funds, consumer finance companies, mortgage companies, insurance companies, and governmental organizations that may offer more favorable financing than it can. Many of its non-bank competitors are not subject to the same extensive regulations that govern it. As a result, these non-bank competitors have advantages over Village Bank and Trust Financial Corp. in providing certain services. The competition may reduce or limit Village Bank and Trust Financial Corp.’s margins and its market share and may adversely affect its results of operations and financial condition.

Because of Village Bank and Trust Financial Corp.’s business of lending for construction and land development, a downturn in real estate markets could increase its credit losses and negatively affect its financial results.

Village Bank and Trust Financial Corp.’s loan portfolio includes a substantial amount of loans for construction and land development. At December 31, 2007, it had loans of $136.5 million, or 41.2%, of total loans outstanding to finance construction and land development. In the last several months, the market for new housing has experienced a significant slowdown nationally. While this slowdown has not had as significant an impact in the markets served by Village Bank and Trust Financial Corp., it could impact the value of loan collateral, the ability of borrowers to meet required principal and/or interest payments, and, potentially, the volume of loan losses. Village Bank and Trust Financial Corp. is subject to the risk of loan defaults and foreclosures as the result of being in the lending business. In spite of Village Bank and Trust Financial Corp.’s efforts to limit exposure to credit risk, it cannot eliminate it entirely. As a result, loan losses, whether from construction and land development loans or other loans in its portfolio, may occur in the future and could affect operating results adversely.

Village Bank and Trust Financial Corp. serves a limited market area, and an economic downturn in its market area could adversely affect its business.

Village Bank and Trust Financial Corp.’s current market area consists primarily of the Richmond, Virginia metropolitan area. In the event of an economic downturn in this market, the lack of geographic diversification could adversely affect banking business and, consequently, its results of operations and financial condition.

If Village Bank and Trust Financial Corp.’s allowance for loan losses becomes inadequate, its results of operations may be adversely affected.

Village Bank and Trust Financial Corp. maintains an allowance for loan losses that it believes is a reasonable estimate of known and inherent losses in its loan portfolio. Through a periodic review and consideration of the loan portfolio, management determines the amount of the allowance for loan losses by considering general market conditions, credit quality of the loan portfolio, the collateral supporting the loans, historical loan loss experience, and both local and national economic conditions and trends. The amount of losses is susceptible to changes in economic, operating, and other conditions, including changes in interest rates, which may be beyond Village Bank and Trust Financial Corp.’s control, and these losses may exceed its estimates. It cannot predict with certainty the amount of losses that may be sustained or that its allowance for loan losses will be adequate in the future.

Changes in interest rates could negatively impact Village Bank and Trust Financial Corp.’s results of operations.

Village Bank and Trust Financial Corp.’s results of operations depend to a large extent on its net interest income, which is the difference between the interest income received on earning assets, such as loans, investment securities, and short-term investments, and interest expense incurred on deposit accounts and borrowings. The amount of net interest income Village Bank and Trust Financial Corp. earns is influenced by market rates of interest, which in turn are influenced by monetary policy and other external factors, including competition. Net interest income also is influenced by its asset and liability management policies, the volume of its interest bearing assets and liabilities, and changes in the mix of those assets and liabilities, as well as growth in the respective categories. The relationship of interest rate changes to Village Bank and Trust Financial Corp.’s financial condition and its results of operations is complex, however, as an asset-sensitive financial institution, Village Bank and Trust Financial Corp.’s net interest income is likely to decline in a declining interest rate environment and to increase in an increasing interest rate environment. Village Bank and Trust Financial Corp. uses various techniques to analyze the effects of changes in interest rates and utilizes various strategies intended to mitigate any adverse effects. Due to the fact that most of Village Bank and Trust Financial Corp.’s assets and liabilities are interest bearing instruments, its financial condition and results of operation are subject to interest rate risk. Although Village Bank and Trust Financial Corp. attempts to manage interest rate risk, it cannot eliminate it.

Governmental and regulatory changes may adversely affect Village Bank and Trust Financial Corp.’s cost structure.

Village Bank and Trust Financial Corp. is subject to extensive regulation by state and federal regulatory authorities. In addition, as a public company it is subject to securities laws and standards imposed by the Sarbanes-Oxley Act. Because Village Bank and Trust Financial Corp. is a relatively small company, the costs of compliance are disproportionate compared with much larger organizations. Continued growth of legal and regulatory compliance mandates could adversely affect its expenses and future results of operations. In addition, the government and regulatory authorities have the power to impose rules or other requirements, including requirements that Village Bank and Trust Financial Corp. is unable to anticipate, that could have an adverse impact on its results of operations.

Village Bank and Trust Financial Corp. faces a variety of threats from technology based frauds and scams.

Financial institutions are a prime target of criminal activities through various channels of information technology. Village Bank and Trust Financial Corp. attempts to mitigate risk from such activities through policies, procedures, and preventative and detective measures. In addition, it maintains insurance coverage designed to provide a level of financial protection to its business. However, risks posed by business interruption, fraud losses, business recovery expenses, and other potential losses or expenses that may be experienced from a significant event are not readily predictable and, therefore, could have an impact on its results of operations.

If Village Bank and Trust Financial Corp. needs capital in the future to continue its growth, it may not be able to obtain it on terms that are favorable. This could negatively affect its performance and the value of its common stock.

Village Bank and Trust Financial Corp.’s business strategy calls for continued growth. It anticipates that it will be able to support this growth through this merger, as well as the generation of additional deposits at new branch locations and investment opportunities. However, Village Bank and Trust Financial Corp. may need to raise capital in the future to support its continued growth and to maintain its capital levels. Village Bank and Trust Financial Corp.’s ability to raise capital through the sale of additional securities will depend primarily upon its financial condition and the condition of financial markets at that time. Village Bank and Trust Financial Corp. may not be able to obtain capital in the amounts or on terms satisfactory to it. Its growth may be constrained if it is unable to raise capital as needed.

Banking regulators have broad enforcement power, but regulations are meant to protect depositors, and not investors.

Village Bank and Trust Financial Corp. is subject to supervision by several governmental regulatory agencies. These regulations, and the interpretation and application of them by regulators, are beyond its control, may change rapidly and unpredictably and can be expected to influence its earnings and growth. In addition, these regulations may limit its growth and the return to investors by restricting activities such as the payment of dividends, mergers with, or acquisitions by, other institutions, investments, loans and interest rates, interest rates paid on deposits and the creation of branch offices. Although these regulations impose costs upon Village Bank and Trust Financial Corp., they are intended to protect depositors, and you should not assume that they protect your interests as a shareholder. The regulations to which Village Bank and Trust Financial Corp. is subject may not always be in the best interests of investors.

Trading in Village Bank and Trust Financial Corp. common stock has been sporadic and volume has been light. As a result, shareholders may not be able to quickly and easily sell their common stock.

Although Village Bank and Trust Financial Corp. common stock trades on the NASDAQ Capital Market and a number of brokers offer to make a market in the common stock on a regular basis, trading volume to date has been limited and there can be no assurance that an active and liquid market for the common stock will develop.

Virginia law and the provisions of Village Bank and Trust Financial Corp.’s articles of incorporation and bylaws could deter or prevent takeover attempts by a potential purchaser of its common stock that would be willing to pay you a premium for your shares of Village Bank and Trust Financial Corp. common stock.

Village Bank and Trust Financial Corp.’s articles of incorporation and bylaws contain provisions that may be deemed to have the effect of discouraging or delaying uninvited attempts by third parties to gain control of it. These provisions include the division of its board of directors into classes and the ability of its board to set the price, term and rights of, and to issue, one or more series of Village Bank and Trust Financial Corp. preferred stock. Similarly, the Virginia Stock Corporation Act contains provisions designed to protect Virginia corporations and employees from the adverse effects of hostile corporate takeovers. These provisions reduce the possibility that a third party could effect a change in control without the support of Village Bank and Trust Financial Corp.’s incumbent directors. These provisions may also strengthen the position of current management by restricting the ability of shareholders to change the composition of the board, to affect its policies generally and to benefit from actions which are opposed by the current board.

Village Bank and Trust Financial Corp.’s directors and officers have significant voting power.

Its present officers and directors beneficially own approximately 21% of its common stock as of June 30, 2008, and after giving effect to the merger will continue to beneficially own approximately 14% of its common stock. By voting against a proposal submitted to shareholders, the directors and officers may be able to make approval more difficult for proposals requiring the vote of shareholders such as mergers, share exchanges, asset sales and amendments to Village Bank and Trust Financial Corp.’s articles of incorporation.

Risks Associated with River City Bank

General economic conditions, either national or in the markets where River City Bank operates, may become unfavorable.

River City Bank may be adversely affected by periods of economic slowdown or recession which may be accompanied by decreased demand for consumer credit and declining real estate values. Any material decline in real estate values could have a significant adverse effect on the operations of River City Bank as 95% of River City Bank’s loan portfolio is collateralized by real estate. Declines in real estate values can reduce projected cash flows from commercial properties and the ability of borrowers to use home equity to support borrowings and increase the loan-to-value ratios of loans previously made by River City Bank, thereby weakening collateral coverage and increasing the possibility of a loss in the event of default. In addition, delinquencies, foreclosures and losses generally increase during economic slowdowns or recessions.

River City Bank’s future success is dependent on its ability to compete effectively in a highly competitive banking industry.

The banking business is highly competitive. River City Bank competes with other commercial banks, savings associations, credit unions, mortgage banking firms, consumer finance companies, securities brokerage firms, insurance companies, money market mutual funds, and other financial institutions operating in River City Bank’s primary market area and elsewhere. Most of River City Bank’s competitors have substantially greater resources and lending limited and offer extensive and established branch networks and other services that River City Bank does not expect to be able to provide in the near future. Moreover, larger institutions operating in River City Bank’s market areas have access to borrowed funds at a lower rate than is available to River City Bank. The increasingly competitive environment is primarily a result of changes in regulation, changes in technology and product delivery systems and the accelerating pace of consolidation among financial service providers.

Legislative or regulatory changes or actions, or significant litigation, could adversely impact River City Bank or the businesses in which it is engaged.

River City Bank is subject to extensive state and federal regulation, supervision and legislation that govern almost all aspects of its operations. River City Bank must comply with a wide variety of reporting requirements and banking regulations. The regulations of these various agencies govern most aspects of River City Bank’s business, including required reserves against deposits, loans, investments, mergers and acquisitions, borrowings, dividends and location and number of branch offices. The laws and regulations governing River City Bank generally have been promulgated to protect depositors and the deposit insurance funds and not to protect various shareholders. Additionally, River City Bank must bear the cost of compliance with the reporting requirements and regulations which can be significant and have an effect on River City Bank’s financial performance.

River City Bank is exposed to operational risk.

Similar to any corporation, River City Bank is exposed to many types of operational risk, including reputational risk, legal and compliance risk, the risk of fraud or theft by employees or outsiders, unauthorized transactions by employees or operational errors, including clerical or record-keeping errors or those resulting from faulty or disabled computer or telecommunications systems. While management of River City Bank has established controls to prevent material errors from occurring, these risks still exist.

Negative public opinion can result from River City Bank’s actual or alleged conduct in any number of activities, including lending practices, corporate governance and acquisitions and from actions taken by government regulators and community organizations in response to those activities. Negative public opinion can adversely affect River City Bank’s ability to attract and keep customers and can expose it to litigation and regulatory action.

Given the volume of transactions at River City Bank, certain errors may be repeated or compounded before they are discovered and successfully rectified. River City Bank’s necessary dependence upon automated systems to record and process its transaction volume may further increase the risk that technical system flaws or employee tampering or manipulation of those systems will result in losses that are difficult to detect. River City Bank may also be subject to disruptions of its operating systems arising from events that are wholly or partially beyond its control (for example, computer viruses or electrical or telecommunications outages), which may give rise to disruption of service to customers and to financial loss or liability. River City Bank is further exposed to the risk that its external vendors may be unable to fulfill their contractual obligations (or will be subject to the same risk of fraud or operational errors by their respective employees as is River City Bank) and to the risk that River City Bank’s (or its vendors’) business continuity and data security systems prove to be inadequate.

Changes in interest rates could affect River City Bank’s income and cash flows.

River City Bank’s income and cash flows depend to a great extent on the difference between the interest rates earned on interest-earning assets such as loans and investment securities, and the interest rates paid on interest-bearing liabilities such as deposits and borrowings. These rates are highly sensitive to many factors that are beyond River City Bank’s control, including general economic conditions and the policies of various governmental and regulatory agencies (in particular, the Federal Reserve). Changes in monetary policy, including changes in interest rates, will influence the origination of loans, the prepayment speed of loans, the purchase of investments, the generation of deposits and the rates received on loans and investment securities and paid on deposits or other sources of funding. The impact of these changes may be magnified if River City Bank does not effectively manage the relative sensitivity of its assets and liabilities to changes in market interest rates. Fluctuations in these areas may adversely affect River City Bank and its shareholders.

River City Bank’s stock price may fluctuate.

River City Bank’s common stock is publicly traded and, therefore, several factors exist that could cause the price to fluctuate substantially in the future. These factors include:

•	actual or anticipated variations in earnings;

•	changes in analysts’ recommendations or projections regarding bank stocks;

•	River City Bank’s announcements of developments related to its businesses;

•	operating and stock performance of other companies deemed to be peers;

•	new technology used or services offered by traditional and non-traditional competitors;

•	news reports of trends, concerns and other issues related to the financial services industry; and

•	the low transaction volume of River City Bank’s stock.

River City Bank’s stock price may fluctuate significantly in the future, and these fluctuations may be unrelated to River City Bank’s performance. General market price declines or market volatility in the future could adversely affect the price of its common stock, and the current market price may not be indicative of future market prices.

Even though River City Bank’s common stock is currently traded on the NASDAQ Capital Market, it has less liquidity than the average stock quoted on a national securities exchange.

The trading volume in River City Bank’s common stock on the NASDAQ Capital Market has been relatively low when compared with larger companies listed on the NASDAQ Capital Market or the stock exchanges. Because of this, it may be more difficult for shareholders to sell a substantial number of shares for the same price at which shareholders could sell a smaller number of shares. Additionally, volatility of the stock price may occur on relatively small trading volumes of River City Bank’s common stock.

River City Bank cannot predict the effect, if any, that future sales of its common stock in the market, or the availability of shares of common stock for sale in the market, will have on the market price of the common stock. River City Bank can give no assurance that sales of substantial amounts of common stock in the market, or the potential for large amounts of sales in the market, would not cause the price of its common stock to decline or impair River City Bank’s future ability to raise capital through sales of its common stock.

FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus contains data and information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) regarding, among other things, the anticipated closing date of the merger, the expected pro forma effect of the merger, and plans and objectives of Village Bank and Trust Financial Corp.’s management for future operations of the combined organization following consummation of the merger. You can identify these forward-looking statements because they may include terms such as “believes,” “anticipates,” “intends,” “expects,” or similar expressions and may include discussions of future strategy. Each of Village Bank and Trust Financial Corp. and River City Bank caution you not to rely unduly on any forward-looking statements in this joint proxy statement/prospectus. These forward-looking statements are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in these forward-looking statements.

Factors that might cause such a difference include the following:

•	the ability of River City Bank or Village Bank and Trust Financial Corp. to obtain the required shareholder approval or the companies to obtain the required regulatory approvals for the merger;

•	the ability of the banks to consummate the merger;

•	the ability to successfully integrate River City Bank into Village Bank following the merger;

•	a material adverse change in the financial condition, results of operations or prospects of either Village Bank and Trust Financial Corp. or River City Bank;

•	interest rate fluctuations;

•	the risk of borrower, depositor and other customer attrition after the transaction is completed;

•	risk inherent in making loans such as repayment risks and fluctuating collateral values;

•	economic conditions in the Richmond metropolitan area;

•	the ability to continue to attract low cost core deposits to fund asset growth;

•	changes in general economic and business conditions;

•	changes in laws and regulations applicable to the banks;

•	competition within and from outside the banking industry;

•

the ability to successfully manage the surviving corporation’s growth or implement its growth strategies if it is unable to identify attractive markets, locations or opportunities to expand in the future;

•	maintaining capital levels adequate to support the surviving corporation’s growth;

•	reliance on the surviving corporation’s management team, including its ability to attract and retain key personnel;

•	new products and services in the banking industry;

•	changing trends in customer profiles and behavior; and

•	other risk factors described on pages 25 to 32 of this joint proxy statement/prospectus.

Village Bank and Trust Financial Corp. and River City Bank undertake no obligation to update or clarify these forward-looking statements, whether as a result of new information, future events or otherwise.

THE RIVER CITY BANK SPECIAL MEETING

General

This section contains information about the River City Bank special shareholder meeting that has been called to vote upon the matters described below.

We are mailing this joint proxy statement/prospectus to you, as a River City Bank shareholder, on or about August 12, 2008. Together with this joint proxy statement/prospectus, we also are sending to you a notice of the special meeting and a form of proxy that the River City Bank board is soliciting for use at the special meeting. The special meeting will be held on September 30, 2008, at 4:00 p.m., Eastern Daylight Time.

Matters to Be Considered

At the special meeting, you will be asked:

•	to approve the merger agreement, the merger and the transactions contemplated thereby (See Proposal I); and

•

to consider and vote upon a proposal to adjourn the meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the meeting to approve the matters to be considered by the shareholders at the meeting (See Proposal IV).

Proxies

The accompanying form of proxy is for use at the special meeting if you are unable or do not desire to attend in person. You may attend the special meeting even if you have previously delivered a proxy to us. You can revoke your proxy at any time before the vote is taken at the special meeting by submitting to the River City Bank corporate secretary written notice of revocation or a properly executed proxy of a later date, or by attending the special meeting and electing to vote in person. Written notices of revocation and other communications about revoking your proxy should be addressed to:

River City Bank

6127 Mechanicsville Turnpike

Mechanicsville, Virginia 23111

(804) 569-0422

Attn: William D. Stegeman,

President and CEO

All shares represented by valid proxies that we receive through this solicitation, and not revoked before they are exercised, will be voted in the manner specified in such proxies. If you make no specification on your returned proxy card, your proxy will be voted “FOR” the matters to be considered at the special meeting as described above.

Form of Election for Cash or Stock

You will receive the election form in a separate mailing. You should make an election as indicated on the form, sign the form, and return the form in the separate envelope provided so that it is received prior to 5:00 p.m. Eastern Daylight Time on September 25, 2008, which we refer to as the election deadline.

You will be able to make one of the following elections on the election form:

•	to elect to receive shares of Village Bank and Trust Financial Corp. common stock with respect to all of your shares of River City Bank common stock;

•	to elect to receive cash with respect to all of your shares of River City Bank common stock;

•

to elect to receive shares of Village Bank and Trust Financial Corp. common stock with respect to 80% of your shares of River City Bank common stock and cash with respect to 20% of your shares of River City Bank common stock; or

•	to indicate that you make no election, and thus have no preference, with respect to your shares of River City Bank common stock.

If you do not submit an election form prior to the election deadline, you will be deemed to have indicated that you are making no election, and thus have no preference, with respect to your shares of River City Bank common stock. All elections must be made on the election form furnished to you in a separate mailing, or on a facsimile of the election form. See “Proposal I—Approval of the Merger and Related Matters—Cash or Common Stock Election; Surrender of Stock Certificates” beginning on page 59 for the procedure to be followed to make a cash election.

Solicitation of Proxies

River City Bank will bear the entire cost of soliciting proxies from you. In addition to solicitation of proxies by mail, we will request banks, brokers and other record holders to send proxies and proxy material to the beneficial owners of the stock and secure their voting instructions, if necessary. River City Bank will reimburse those record holders for their reasonable expenses in taking those actions. If necessary, we also may use several of our regular employees, who will not be specially compensated, to solicit proxies from our shareholders, either personally or by telephone, the Internet, telegram, fax, letter or special delivery letter.

Record Date and Voting Rights

In accordance with Virginia law, River City Bank’s articles of incorporation and bylaws and the NASDAQ Capital Market rules, we have fixed August 6, 2008 as the record date for determining the shareholders entitled to notice of and to vote at the special meeting. Accordingly, you are only entitled to notice of, and to vote at, the special meeting if you were a record holder of River City Bank common stock at the close of business on the record date. At that time, 1,801,178 shares of River City Bank common stock were outstanding, held by 1,043 holders of record. To have a quorum that permits us to conduct business at the special meeting, we require the presence, whether in person or through the prior submission of a proxy, of the holders of River City Bank common stock representing a majority of the shares outstanding and entitled to vote on the record date. You are entitled to one vote for each outstanding share of River City Bank common stock you held as of the close of business on the record date.

Holders of shares of River City Bank common stock present in person at the special meeting but not voting, and shares of River City Bank common stock for which we have received proxies indicating that their holders have abstained, will be counted as present at the special meeting for purposes of determining whether we have a quorum for transacting business.

Vote Required

The approval of the merger agreement, the merger and the transactions contemplated thereby requires the affirmative vote of the holders of a majority of River City Bank’s outstanding shares.

Approval of the adjournment of the meeting requires the affirmative vote of a majority of the shares represented at the meeting, whether or not a quorum is present.

Because approval of the merger agreement, the merger and the transactions contemplated thereby require the affirmative vote of the holders of a majority of the outstanding shares of River City Bank common stock entitled to vote at the special meeting, abstentions and broker non-votes will have the same effect as votes against these matters. Accordingly, the River City Bank board of directors urges you to complete, date and sign the accompanying proxy and return it promptly in the enclosed, postage-paid envelope.

As of June 30, 2008, directors and executive officers of River City Bank beneficially owned approximately 305,826 shares of River City Bank common stock, entitling them to exercise approximately 17% of the voting power of the River City Bank common stock entitled to vote at the special meeting. Each director and executive officer of River City Bank has indicated that he or she will vote each share of River City Bank common stock that he or she owns “FOR” approval and adoption of the merger agreement, the merger and the transactions contemplated thereby.

Recommendation of the River City Bank Board of Directors

The River City Bank board of directors has approved the merger agreement, the merger and the transactions contemplated thereby. The River City Bank board believes that the merger agreement, the merger and the transactions contemplated thereby are fair to, and are in the best interests of, River City Bank and its shareholders and recommends that shareholders vote “FOR” approval of the merger agreement, the merger and the transactions contemplated thereby.

THE VILLAGE BANK AND TRUST FINANCIAL CORP. ANNUAL MEETING

General

This section contains information about the Village Bank and Trust Financial Corp. annual shareholders meeting that has been called to vote upon the matters described below.

We are mailing this joint proxy statement/prospectus to you, as a Village Bank and Trust Financial Corp. shareholder, on or about August 12, 2008. Together with this joint proxy statement/prospectus, we also are sending to you a notice of the annual meeting and a form of proxy that the Village Bank and Trust Financial Corp. board is soliciting for use at the annual meeting. The annual meeting will be held on September 30, 2008, at 6:00 p.m., Eastern Daylight Time.

Matters to Be Considered

At the annual meeting, you will be asked:

•	to approve the merger agreement, the merger and the transactions contemplated thereby (See Proposal I);

•	to elect three “Class B” directors to terms of three years each (See Proposal II);

•	to ratify the appointment of BDO Seidman, LLP, as Village Bank and Trust Financial Corp.’s independent registered public accounting firm for the year ending December 31, 2008 (See Proposal III); and

•

to consider and vote upon a proposal to adjourn the meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the meeting to approve the matters to be considered by the shareholders at the meeting (See Proposal IV).

Proxies

The accompanying form of proxy is for use at the annual meeting if you are unable or do not desire to attend in person. You may attend the annual meeting even if you have previously delivered a proxy to us. You can revoke your proxy at any time before the vote is taken at the annual meeting by submitting to the Village Bank and Trust Financial Corp. Secretary written notice of revocation or a properly executed proxy of a later date, or by attending the annual meeting and electing to vote in person. Written notices of revocation and other communications about revoking your proxy should be addressed to:

Village Bank and Trust Financial Corp., Inc.

1231 Alverser Drive

Midlothian, Virginia 23113

Attn: Deborah M. Golding

All shares represented by valid proxies that we receive through this solicitation, and not revoked before they are exercised, will be voted in the manner specified in such proxies. If you make no specification on your returned proxy card, your proxy will be voted “FOR” the matters to be considered at the annual meeting as described above.

Solicitation of Proxies

Village Bank and Trust Financial Corp. will bear the entire cost of soliciting proxies from you. In addition to solicitation of proxies by mail, we will request banks, brokers and other record holders to send proxies and proxy material to the beneficial owners of the stock and secure their voting instructions, if necessary. Village Bank and Trust Financial Corp. will reimburse those record holders for their reasonable expenses in taking those actions. If necessary, we also may use several of our regular employees, who will not be specially compensated, to solicit proxies from our shareholders, either personally or by telephone, the Internet, telegram, fax, letter or special delivery letter.

Record Date and Voting Rights

In accordance with Virginia law, Village Bank and Trust Financial Corp.’s articles of incorporation and bylaws and the NASDAQ Capital Market rules, we have fixed August 6, 2008 as the record date for determining the shareholders entitled to notice of and to vote at the annual meeting. Accordingly, you are only entitled to notice of, and to vote at, the annual meeting if you were a record holder of Village Bank and Trust Financial Corp. common stock at the close of business on the record date. At that time, shares of Village Bank and Trust Financial Corp. common stock were outstanding, held by holders of record. To have a quorum that permits us to conduct business at the annual meeting, we require the presence, whether in person or through the prior submission of a proxy, of the holders of Village Bank and Trust Financial Corp. common stock representing a majority of the shares outstanding and entitled to vote on the record date. You are entitled to one vote for each outstanding share of Village Bank and Trust Financial Corp. common stock you held as of the close of business on the record date.

Holders of shares of Village Bank and Trust Financial Corp. common stock present in person at the annual meeting but not voting, and shares of Village Bank and Trust Financial Corp. common stock for which we have received proxies indicating that their holders have abstained, will be counted as present at the annual meeting for purposes of determining whether we have a quorum for transacting business. Shares held in street name that have been designated by brokers on proxy cards as not voted will not be counted as votes cast for or against any proposal. These broker non-votes, however, will be counted for purposes of determining whether a quorum exists.

Vote Required

The approval of the merger agreement, the merger and the transactions contemplated thereby requires the affirmative vote of the holders of a majority of the outstanding shares of Village Bank and Trust Financial Corp. common stock entitled to vote at the annual meeting.

The election of any of the nominees to the board of directors requires the affirmative vote of the holders of a plurality of the shares of Village Bank and Trust Financial Corp. common stock, present in person or represented by proxy and entitled to vote at the annual meeting.

The ratification of the appointment of BDO Seidman, LLP, as Village Bank and Trust Financial Corp.’s independent registered public accounting firm for the year ending December 31, 2008 requires the affirmative vote of the holders of a majority of the shares of Village Bank and Trust Financial Corp. common stock, present in person or represented by proxy and entitled to vote at the annual meeting.

Approval of the adjournment of the meeting requires the affirmative vote of the holders of a majority of the shares of Village Bank and Trust Financial Corp. common stock, present in person or represented by proxy and entitled to vote at the annual meeting, whether or not a quorum is present.

Because approval of the merger agreement, the merger and the transactions contemplated thereby require the affirmative vote of the holders of a majority of the outstanding shares of Village Bank and Trust Financial Corp. common stock entitled to vote at the annual meeting, abstentions and broker non-votes will have the same effect as votes against these matters. Accordingly, the Village Bank and Trust Financial Corp. board of directors urges you to complete, date and sign the accompanying proxy and return it promptly in the enclosed, postage-paid envelope.

As of June 30, 2008, directors and executive officers of Village Bank and Trust Financial Corp. beneficially owned approximately 588,543 shares of Village Bank and Trust Financial Corp. common stock, entitling them to exercise approximately 21% of the voting power of the Village Bank and Trust Financial Corp. common stock entitled to vote at the annual meeting. Each director of Village Bank and Trust Financial Corp. has indicated that he will vote each share of Village Bank and Trust Financial Corp. common stock that he or she owns “FOR” approval and adoption of the merger agreement, the merger and the transactions contemplated thereby.

Recommendation of the Village Bank and Trust Financial Corp. Board of Directors

The Village Bank and Trust Financial Corp. board of directors has unanimously approved the merger agreement, the merger and the transactions contemplated thereby. The Village Bank and Trust Financial Corp. board of directors believes that the merger agreement, the merger and the transactions contemplated thereby are fair to, and are in the best interests of, Village Bank and Trust Financial Corp. and its shareholders and unanimously recommends that shareholders vote “FOR” approval of the merger agreement, the merger and the transactions contemplated thereby.

The Village Bank and Trust Financial Corp. board of directors also unanimously recommends that shareholders vote “FOR” each of the nominees for director listed in the joint proxy statement/prospectus and “FOR” the ratification of the appointment of BDO Seidman, LLP, as Village Bank and Trust Financial Corp.’s independent registered public accounting firm for the year ending December 31, 2008.

PROPOSAL I—APPROVAL OF THE MERGER AND RELATED MATTERS

This discussion of the material terms and provisions of the merger agreement is qualified in its entirety by reference to that agreement. The merger agreement is attached as Annex A to this joint proxy statement/prospectus. We incorporate this document into this discussion by reference.

Merger

Subject to satisfaction or waiver of all conditions in the merger agreement, River City Bank will merge with and into Village Bank, the wholly-owned subsidiary of Village Bank and Trust Financial Corp. Upon completion of the merger, River City Bank’s corporate existence will terminate. Immediately following the merger, O. Woodland Hogg, Michael A. Katzen, Charles E. Walton and John T. Wash, Sr. shall join the board of directors of Village Bank and Trust Financial Corp.

Merger Consideration

Each share of River City Bank common stock will be converted in the merger into either:

•	$11.00 in cash; or

•	one share of Village Bank and Trust Financial Corp. common stock.

If the average closing price of Village Bank and Trust Financial Corp. stock declines below a defined amount, River City Bank will have the right to terminate the merger agreement, subject to Village Bank and Trust Financial Corp.’s right to cure by adjusting the exchange ratio to reflect the decline of its stock price. See “Proposal I—Approval of the Merger and Related Matters—Termination of the Merger Agreement” beginning on page 67.

The exchange ratio and the $11.00 per share cash component of the merger consideration also is subject to appropriate adjustment if:

•

between the date of the merger agreement and the effective time of the merger, the shares of Village Bank and Trust Financial Corp. or River City Bank are changed into a different number of shares or different class by reason of any reclassification, recapitalization, stock split, stock dividend or similar change; or

•	as of the effective time of the merger, the number of shares of River City Bank common stock issued and outstanding together with the shares issuable upon the exercise of options exceeds 1,888,403.

The term “average closing price of Village Bank and Trust Financial Corp. stock” means the average of the closing prices of a share of Village Bank and Trust Financial Corp. common stock on the NASDAQ reporting system (as reported in The Wall Street Journal, or if not reported therein, in another authoritative source) during the period of 20 consecutive full trading days ending on the trading day prior to the effective date of the merger, rounded to the nearest whole cent, and the term “exchange ratio” means the one share of Village Bank and Trust Financial Corp. common stock that will be exchanged for each share of River City Bank common stock in the merger.

The amount and nature of the merger consideration was established through arm’s-length negotiations between Village Bank and Trust Financial Corp. and River City Bank and their respective advisors, and reflects the balancing of a number of countervailing factors. The total amount of the merger consideration reflects a price both parties concluded was appropriate. See “—Background of the Merger,” “—Village Bank and Trust Financial Corp.’s Reasons for the Merger” and “—River City Bank’s Reasons for the Merger” beginning on page 45. The parties have structured the merger, in part, to have the favorable tax attributes of a “reorganization” for federal income tax purposes. See “—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 77.

Background of Merger

The board of directors and management of River City Bank have periodically discussed the opportunity to enhance shareholder value by potentially merging with another banking corporation. While the board and management were concentrating their efforts to grow River City Bank to long term sustainable profitability from its initial organization in 2003 and commencement of operations in 2004, it recognized that unique opportunities to advance the bank’s growth and profitability could well be served by the prospect of a merger. Leading up to the analysis of the merger and the subsequent definitive merger agreement being executed in March 2008 with Village Bank and Trust Financial Corp., River City Bank’s board had not met with other banking institutions to determine market interest and potential capacity for a merger. This includes both competing banks within River City Bank’s immediate trade area and out-of-market banks with a possible interest to expand in the greater Richmond metropolitan area through acquisition or merger.

At the Virginia Association of Community Banks annual convention held in Williamsburg, Virginia on October 15, 2007, Thomas W. Winfree, President and Chief Executive Officer of Village Bank met with William D. Stegeman, President and Chief Executive Officer of River City Bank and discussed the possible merger of their two banks. They discussed the opportunity to create the largest banking organization headquartered in the Richmond metro area, and the benefits potentially realized by forming an alliance for the respective bank’s shareholders and customers. They discussed a strong retail banking presence that the combined bank would create, with merged capital in excess of $40 million, as well as synergies with respect to new product offerings and cost savings that the merged bank could potentially realize.

On October 31, 2007, Messrs. Winfree and Stegeman met again to further discuss a possible merger. They discussed their respective visions for the potentially merged bank, and the process to further pursue the opportunity to merge. They agreed to establish a meeting between each bank’s respective chairman of the board to further discuss the possible merger and determine whether to proceed with the engagement of an investment banking firm to assist with the initial analysis of the merger.

On November 14, 2007, a meeting was held that included Village Bank and Trust Financial Corp.’s Chairman and Vice Chairman, Craig D. Bell and Donald J. Balzer Jr., as well as Mr. Winfree. Representing the interests of River City Bank were Chairman Michael A. Katzen and Mr. Stegeman. The group discussed the merger opportunity, agreeing that the bank Presidents should meet with an investment banking firm representative to review the initial pro-forma financial statements of the combined bank and report to their respective board of directors the potential impact of a merger. The group approved a meeting with advisors from Scott & Stringfellow, Inc. to begin the merger analysis.

On November 19, 2007, an advisor from Scott & Stringfellow, Inc. and Mr. Winfree met with the board of directors of River City Bank to discuss a possible business combination with Village Bank and Trust Financial Corp. The board discussed the process of merger, due diligence analysis, possible forms of merger, customary terms and pricing of bank acquisitions, and other matters in concern to commercial bank mergers. The group also discussed the engagement of investment banks and legal counsel to issue fairness opinions and assist with the preparation of merger agreements.

On December 7, 2007, Mr. Stegeman met with an advisor from Davenport & Company LLC. Mr. Stegeman discussed River City Bank’s interest for engaging the services of Davenport & Company LLC to assist with the merger analysis on behalf of River City Bank’s board of directors.

On December 12, 2007, River City Bank’s board of directors called a special meeting to discuss the possible business combination with Village Bank and Trust Financial Corp. An advisor from Davenport & Company LLC joined the meeting and presented analytical data of recent bank mergers and his firm’s initial review of financial projections with respect to the possible merger. He also delivered a presentation about community bank stock performance and an analysis of various strategic possibilities. The board of directors of River City Bank approved the engagement of Davenport & Company LLC to serve as River City Bank’s financial advisor with respect to obtaining a fairness opinion to the board and its shareholders. The board tabled further discussion of the potential merger until its next regularly scheduled meeting in December.

On December 17, 2007, the board of directors of River City Bank held its regularly scheduled monthly meeting. In Executive Session, the board further discussed the merger and requested that Mr. Stegeman schedule a meeting with Mr. Winfree and a representative from Scott & Stringfellow, Inc. to evaluate the financial impact from combining the banks. The board also discussed its desire to hold a joint meeting of the respective bank’s board Chairs, Vice Chairs, and Chief Executive Officers to determine both financially and culturally if the two banks were compatible.

On December 27, 2007, a meeting was held at Village Bank’s Brandermill Branch office in Chesterfield, Virginia. In attendance representing Village Bank and Trust Financial Corp. were Messrs. Bell, Balzer, and Winfree. Those in attendance representing River City Bank were Messrs. Katzen and Stegeman. Director and Vice Chairman John T. Wash, Sr. from River City Bank and an advisor from Scott & Stringfellow, Inc. also attended the meeting. The group further discussed the possible merger, including historic pricing mechanics and combined entity synergies both pre- and post- merger. The group asked Messrs. Stegeman and Winfree and the banks’ respective financial advisors to establish a meeting to project budget data of the combined entity to identify potential operating expense savings long term.

On January 3, 2008, a meeting was held at the offices of Scott & Stringfellow, Inc. in Richmond, Virginia. Those attending the meeting were Messrs. Stegeman, and Winfree and Village Bank and Trust Financial Corp.’s financial advisor from Scott & Stringfellow, Inc. They reviewed balance sheet data of the respective banks, and identified potential cost savings that a combined business entity could potentially realize.

On January 14, 2008, the board of directors of River City Bank called a special meeting to review financial projections and other merger related data as presented by Davenport & Company LLC. The board of directors of Village Bank and Trust Financial Corp. also called a special meeting to review financial analysis of the prospective merger with Scott & Stringfellow, Inc. Each board agreed to move forward with merger negotiations.

On January 22, 2008, the board of directors of River City Bank met for its regularly scheduled monthly board meeting. Under the call of Executive Session, an advisor from Davenport & Company LLC then met with the board to further review revised financial projections and his recommendations with respect to the proposed merger. The board authorized management to pursue financial analysis due diligence of Village Bank, and engage the services of Credit Risk Management, LLC to assist with a review of Village Bank’s credit portfolio. River City Bank’s legal counsel also attended the meeting to provide guidance with regard to the merger process and his firm’s role to assist the board should the merger progress.

From January 29, 2008 through January 30, 2008, senior management of Village Bank and Trust Financial Corp. conducted its financial analysis due diligence of River City Bank at its Hanover Plaza office in Mechanicsville, Virginia. From February 4, 2008 through February 6, 2008, senior management and members of the board of directors of River City Bank conducted its financial due diligence of Village Bank and Trust Financial Corp. at its corporate office in Midlothian, Virginia. Representatives from Credit Risk Management, LLC further assisted with its evaluation of loan data as provided by Village Bank and Trust Financial Corp.

On February 13, 2008, the board of directors of River City Bank called a special meeting to review the board and management’s summary of its financial analysis of Village Bank and Trust Financial Corp. An advisor from Davenport & Company LLC, also in attendance, gave his firm’s recommendation for terms and conditions of merger. River City Bank’s legal counsel also attended the meeting.

On February 19, 2008, the River City Bank board of directors held its regularly scheduled board meeting. Under Executive Session, the board further discussed Davenport & Company LLC’s recommendations and tentatively approved the terms of merger, subject to a thorough review of a definitive merger agreement to be drafted by each bank’s respective legal counsel. The specified terms of the acquisition of River City Bank by Village Bank and Trust Financial Corp. were established at a price of $11.00 per share of River City Bank common stock, with an acquisition consideration of a combination of cash and common stock of Village Bank and Trust Financial Corp.

On March 3, 2008, an informal meeting was held at the Virginia Builder’s Association office in Richmond, Virginia that included members of the boards of directors of both banks. Those in attendance included Mr. Bell, Donald J. Balzer, Jr., R.T. Avery, R. Calvert Esleeck Jr., Michael L. Toalson, and Mr. Winfree from Village Bank and Trust Financial Corp. Those in attendance from River City Bank were Mr. Katzen, O. Woodland Hogg Jr., Charles E. Walton, John T. Wash, Sr., and Mr. Stegeman. The group discussed the unique benefits of the combined business entity and agreed to move forward on recommending to their respective board of directors the execution of a definitive merger agreement.

On March 6, 2008, the board of directors of River City Bank called a special meeting to vote on the merger. Excluding director William C. Bosher, Jr., all River City Bank board members were present. Also attending the meeting were River City Bank’s financial and legal advisors. Prior to the meeting, a copy of the definitive merger agreement had been submitted to its board of directors. The merger agreement was also submitted to Davenport & Company LLC in connection with rendering its fairness opinion to the board of directors of River City Bank. At the meeting, legal counsel for River City Bank reviewed the final terms and conditions of the definitive merger agreement and Davenport & Company LLC discussed the fairness of the transaction with the board of directors and provided its oral opinion that as of that date, the transaction was fair from a financial point of view to the River City Bank shareholders. The River City Bank board of directors then approved the merger agreement, the merger and the transactions contemplated thereby and resolved to recommend approval of the merger agreement, the merger and the transactions contemplated thereby to the River City Bank shareholders. On March 8, 2008, Davenport & Company LLC delivered to the board its written opinion that as of that date, and based upon and subject to the considerations described in its opinion, and other matters as Davenport & Company LLC considered relevant, the proposed transaction was fair from a financial point of view to the River City Bank shareholders.

On March 9, 2008, the board of directors of Village Bank and Trust Financial Corp. called a special meeting to further review and consider the definitive merger agreement. Prior to the meeting on March 9, 2008, a copy of the definitive merger agreement had been submitted to its board of directors. The merger agreement was also submitted to Scott & Stringfellow, Inc. in connection with rendering its fairness opinion to the board of directors of Village Bank and Trust Financial Corp. At the meeting on March 9, 2008, legal counsel for Village Bank and Trust Financial Corp. reviewed the final terms and conditions of the definitive merger agreement, and Scott & Stringfellow, Inc. delivered to the board its oral opinion that as of the date of its opinion, and based upon and subject to the considerations described in its opinion, and other matters as Scott & Stringfellow, Inc. considered relevant, the proposed transaction was fair from a financial point of view to Village Bank and Trust Financial Corp. Village Bank and Trust Financial Corp.’s board of directors then unanimously approved the merger agreement, the merger and the transactions contemplated thereby and resolved to recommend approval of the merger, the merger agreement and the transactions contemplated thereby to the Village Bank and Trust Financial Corp. shareholders.

The merger agreement was executed by each of Village Bank and Trust Financial Corp., Village Bank and River City Bank effective as of March 9, 2008. A joint press release announcing the execution of the merger agreement was issued by Village Bank and Trust Financial Corp. and River City Bank on March 10, 2008.

Village Bank and Trust Financial Corp.’s Reasons for the Merger

In reaching its decision to initially propose and thereafter approve the merger agreement and recommend the merger to its shareholders, Village Bank and Trust Financial Corp.’s board of directors consulted with its management, as well as with its outside financial and legal advisors, reviewed various financial data, due diligence and evaluation materials, and made an independent determination that the proposed merger with River City Bank was in the best interests of Village Bank and Trust Financial Corp. and its shareholders. Its board of directors considered a number of positive factors that it believes support its recommendation that its shareholders approve the merger agreement, the merger and the transactions contemplated thereby, including:

•

that the transaction conforms with Village Bank and Trust Financial Corp.’s long term goals of enhancing shareholder value; diversifying credit risk; broadening its customer base for loans and deposits and broadening its market penetration;

•

that River City Bank has a strong market presence in Hanover County and eastern Henrico County, Virginia, that River City Bank’s market is contiguous to Village Bank and Trust Financial Corp.’s existing market without overlap or redundant facilities and presents opportunities to grow the business further into and throughout central Virginia;

•	that River City Bank is well managed and could enhance existing and initiate new banking products that could appeal to a broader customer base;

•

the financial analysis and presentation of Scott & Stringfellow, Inc. and its oral opinion that, as of March 9, 2008, the consideration to be paid by Village Bank and Trust Financial Corp. in the merger was fair, from a financial point of view, to Village Bank and Trust Financial Corp. (see “—Opinion of Village Bank and Trust Financial Corp.’s Financial Advisor” beginning on page 53);

•	the financial terms of recent business combinations in the financial services industry and a comparison of the multiples paid in selected business combinations with the terms of the merger;

•	its belief that the merger will create a larger and more diversified organization, with a higher combined legal lending limit, that is better positioned to compete and grow its business;

•

its knowledge and analysis of the current competitive and regulatory environment for financial institutions generally, Village Bank and Trust Financial Corp.’s current competitive position and the other potential strategic alternatives available to it, including accelerating de novo branch growth, making acquisitions or developing or acquiring non-bank businesses;

•

its review of River City Bank’s financial condition, business operations and prospects, taking into account the results of Village Bank and Trust Financial Corp.’s due diligence investigation of River City Bank, and its belief that River City Bank is a high quality financial services company with a compatible business culture and shared approach to customer service, treatment of employees and increasing shareholder value;

•

the assessment of the likelihood that the merger would be completed in a timely manner without unacceptable regulatory conditions or requirements, including that no branch divestitures would likely be required, and the ability of the management team to successfully integrate and operate the business of the combined company after the merger; and

•

the fact that the merger should enable shareholders in the combined company to enjoy greater liquidity from the larger shareholder base so as to allow them to buy and sell shares more quickly and efficiently.

The board of directors of Village Bank and Trust Financial Corp. also considered the risks and potentially negative factors outlined below, but concluded that the anticipated benefits of combining with River City Bank were likely to outweigh substantially these risks and factors. The risks and factors included:

•

the possibility that the merger and the related integration process could result in the loss of key employees, in the disruption of Village Bank and Trust Financial Corp.’s on-going business, and in the loss of customers;

•	the possibility that the merger may not be well received by River City Bank’s key employees or customers, resulting in either or both the loss of such key employees or customers;

•	the potential risk of diverting management’s focus and resources from other strategic opportunities and from operational matters while working to implement the merger;

•	interest rate changes and short term asset-liability adjustments; and

•	the risks of the type and nature described under “Forward-Looking Statements” and “Risk Factors.”

The foregoing discussion of the factors considered by Village Bank and Trust Financial Corp.’s board is not intended to be exhaustive, but is believed to include all material factors considered by its board. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, Village Bank and Trust Financial Corp.’s board of directors did not find it useful and did not attempt to quantify or assign any relative or specific weight to the various factors that it considered in reaching its determination to initially propose and thereafter approve the merger and recommend that Village Bank and Trust Financial Corp.’s shareholders vote “FOR” the approval of the merger agreement, the merger and the transactions contemplated thereby. In addition, individual members of its board of directors may have given differing weights to different factors. Village Bank and Trust Financial Corp.’s board of directors conducted an overall analysis of the factors described above, including thorough discussions with Village Bank and Trust Financial Corp. management and outside financial and legal advisors and considered the factors overall to be favorable to and to support its determination to approve the merger and recommend that its shareholders approve the merger agreement, the merger and the transactions contemplated thereby.

It should be noted that this explanation of Village Bank and Trust Financial Corp.’s board of directors’ reasoning and the other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Forward-Looking Statements.”

Based on the foregoing, Village Bank and Trust Financial Corp.’s board of directors unanimously determined that the merger, the merger agreement and the transactions contemplated thereby are in the best interests of Village Bank and Trust Financial Corp. and its shareholders. Village Bank and Trust Financial Corp.’s board of directors unanimously recommends that its shareholders vote “FOR” the approval of the merger agreement, the merger and the transactions contemplated thereby.

River City Bank’s Reasons for the Merger

In reaching its decision to approve the merger agreement and recommend the merger to its shareholders, the River City Bank board of directors consulted with River City Bank’s management, as well as with its outside financial and legal advisors, reviewed various financial data, due diligence and evaluation materials, and made an independent determination that the proposed merger with Village Bank, a wholly-owned subsidiary of Village Bank and Trust Financial Corp., was in the best interests of River City Bank and its shareholders. The board of directors considered a number of positive factors that it believes support its recommendation that River City Bank’s shareholders approve the merger agreement, the merger and the transactions contemplated thereby, including:

•

the premium over River City Bank’s prevailing stock price to be received by River City Bank’s shareholders, together with the fact that shareholders may elect to receive up to 20% of the total merger consideration in the form of cash at $11.00 per share;

•

the financial analyses and presentations of Davenport & Company LLC and its written opinion that, as of March 8, 2008, the exchange ratio was fair, from a financial point of view, to River City Bank (see “—Opinion of River City Bank’s Financial Advisor” beginning on page 47);

•	the financial terms of recent business combinations in the financial services industry and a comparison of the multiples paid in selected business combinations with the terms of the merger;

•	its belief that the merger will create a larger and more diversified organization, with a higher combined legal lending limit, that is better positioned to compete and grow its business;

•

its knowledge and analysis of the current competitive and regulatory environment for financial institutions generally, River City Bank’s current competitive position and the other potential strategic alternatives available to River City Bank, including remaining independent, accelerating branch growth, making acquisitions, developing or acquiring non-bank businesses and selling River City Bank to certain other financial institutions;

•

its review of Village Bank and Trust Financial Corp.’s financial condition, earnings, business operations and prospects, taking into account the results of River City Bank’s due diligence investigation of Village Bank and Trust Financial Corp., and its belief that Village Bank and Trust Financial Corp. is a high quality financial services company with a compatible business culture and shared approach to customer service and increasing shareholder value;

•

the assessment of the likelihood that the merger would be completed in a timely manner without unacceptable regulatory conditions or requirements, including that no branch divestitures would likely be required, and the ability of the management team to successfully integrate and operate the business of the combined company after the merger; and

•

the fact that the merger will enable River City Bank’s shareholders to exchange their shares of River City Bank, in a tax-free transaction, for registered shares of common stock of a company that will have a significantly larger pro forma market capitalization.

The River City Bank board of directors also considered the risks and potentially negative factors outlined below, but concluded that the anticipated benefits of combining with Village Bank and Trust Financial Corp. were likely to outweigh substantially these risks and factors. The risks and factors included:

•	the possibility that the merger and the related integration process could result in the loss of key employees, in the disruption of River City Bank’s on-going business, and in the loss of customers;

•	the potential risk of diverting management’s focus and resources from other strategic opportunities and from operational matters while working to implement the merger;

•	the matters described in “—Interests of Certain Persons in the Merger” below; and

•	the risks of the type and nature described under “Forward-Looking Statements” and “Risk Factors.”

The foregoing discussion of the factors considered by River City Bank’s board is not intended to be exhaustive, but is believed to include all material factors considered by River City Bank’s board. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the River City Bank board of directors did not find it useful and did not attempt to quantify or assign any relative or specific weight to the various factors that it considered in reaching its determination to approve the merger and recommend that River City Bank’s shareholders vote “FOR” the approval of the merger agreement, the merger and the transactions contemplated thereby. In addition, individual members of the River City Bank board of directors may have given differing weights to different factors. The River City Bank board of directors conducted an overall analysis of the factors described above, including thorough discussions with River City Bank’s management and outside financial and legal advisors and considered the factors overall to be favorable to and to support its determination to approve the merger and recommend that River City Bank’s shareholders approve the merger agreement, the merger and the transactions contemplated thereby.

It should be noted that this explanation of the River City Bank board’s reasoning and the other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Forward-Looking Statements.”

Based on the foregoing, the River City Bank board of directors determined that the merger, the merger agreement and the transactions contemplated thereby are in the best interests of River City Bank and its shareholders. The River City Bank board of directors recommends that River City Bank’s shareholders vote “FOR” the approval of the merger agreement, the merger and the transactions contemplated thereby.

Opinion of River City Bank’s Financial Advisor

River City Bank engaged Davenport & Company LLC (“Davenport”) to act as its financial advisor in connection with the proposed merger and Davenport agreed to assist River City Bank in analyzing, structuring and negotiating the merger. Davenport was also engaged to render a written opinion to River City Bank’s board as to the fairness, from a financial point of view, of the consideration to be paid to River City Bank’s shareholders in accordance with a potential merger. In requesting Davenport’s advice and opinion, no restrictions or limitations were imposed by River City Bank upon Davenport with respect to the investigations made or the procedures followed by Davenport in rendering its opinion.

Davenport is a regional investment banking firm. As part of its investment banking business, Davenport is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities and valuations for estate, corporate and other purposes. Davenport was selected by River City Bank to act as its financial advisor because of Davenport’s expertise in valuing and advising financial institutions in merger and acquisition transactions and because Davenport was familiar with River City Bank and its business.

On March 6, 2008, Davenport reviewed the financial aspects of the proposed merger with River City Bank’s board of directors and delivered its oral opinion to River City Bank’s board of directors to the effect that, as of that date, the merger consideration to be received by the shareholders of River City Bank pursuant to the merger agreement was fair, from a financial point of view. Davenport delivered its written opinion to River City Bank’s board of directors on March 8, 2008 to the effect that, as of that date, and based upon and subject to the assumptions, limitations and qualifications set forth in its written opinion, the merger consideration to be received by the shareholders of River City Bank pursuant to the merger agreement was fair, from a financial point of view.

The full text of the Davenport opinion, which describes, among other things, the assumptions made, matters considered, and the limitations on the review undertaken, is attached to this document as Annex B and is incorporated in this document by reference. The description of the Davenport opinion set forth below is qualified in its entirety by reference to the full text of the Davenport opinion in Annex B. River City Bank’s shareholders are urged to read the Davenport opinion carefully and in its entirety.

The Davenport opinion is directed only to the fairness, from a financial point of view, of the consideration to be received by River City Bank’s shareholders. Further, the Davenport opinion is not a recommendation to any River City Bank shareholder as to how he or she should vote with regard to the merger. Davenport was not retained as an advisor or agent to River City Bank’s shareholders or any other person, and it is acting only as an advisor to River City Bank’s board. The Davenport opinion does not express any opinion about the fairness of the amount or nature of the compensation to River City Bank’s officers, directors, employees or class of such persons, relative to compensation to the public shareholders of River City Bank. In accordance with internal procedures adopted pursuant to FINRA rules and regulations, the Davenport opinion was not subject to review by their fairness opinion committee and the opinion was directed to the board of directors of River City Bank in connection with its consideration of the transaction.

In arriving at its opinion, Davenport, among other things:

•	reviewed the merger agreement;

•

reviewed certain business, financial, and other information regarding River City Bank and its prospects that was furnished to it by the management of River City Bank and that it discussed with the management of River City Bank;

•

reviewed certain business, financial, and other information regarding Village Bank and Trust Financial Corp. and its prospects that was furnished to it by the management of Village Bank and Trust Financial Corp. and that it discussed with the management of Village Bank and Trust Financial Corp.;

•	reviewed the publicly reported historical price and trading activity for River City Bank’s and Village Bank and Trust Financial Corp.’s common stock;

•

compared the business, financial and other information regarding River City Bank and Village Bank and Trust Financial Corp. with similar information regarding certain other publicly traded companies which it deemed to be relevant;

•	compared the proposed financial terms of the merger with the financial terms of various other mergers and acquisitions of financial institutions in recent years;

•

reviewed the pro forma financial impact of the merger on River City Bank and Village Bank and Trust Financial Corp., based on assumptions relating to transaction expenses, purchase accounting adjustments and cost savings determined by the senior management of River City Bank and Village Bank and Trust Financial Corp.;

•

reviewed the relative contribution of assets, deposits, equity and earnings of River City Bank and Village Bank and Trust Financial Corp. to the resulting institution and the relative pro forma ownership of the shareholders of River City Bank and Village Bank and Trust Financial Corp. in the combined company; and

•	considered other information such as financial studies, analyses, and investigations as well as financial and economic and market criteria that it deemed appropriate.

In rendering its opinion, Davenport assumed and relied upon the accuracy, completeness and fairness of all of the financial and other information that was available to it from public sources, that was provided to it by River City Bank and Village Bank and Trust Financial Corp. or their representatives, or that was otherwise reviewed by it. Davenport did not attempt or assume any responsibility to independently verify any of the information reviewed by it. Davenport is not an expert in the evaluation of loan portfolios for the purpose of assessing the adequacy of allowances for losses, and it assumed that River City Bank’s and Village Bank and Trust Financial Corp.’s respective allowances are, in the aggregate, adequate. Davenport did not review any individual credit files or make any independent evaluation, appraisal or physical inspection of the assets, liabilities or individual properties of River City Bank or Village Bank and Trust Financial Corp., nor was Davenport furnished with any evaluation or appraisal of their assets, liabilities or properties.

With respect to the financial forecast information furnished to or discussed with Davenport by River City Bank or Village Bank and Trust Financial Corp., Davenport assumed that such financial forecast information had been reasonably prepared and reflected the best currently available estimates and judgment of River City Bank’s or Village Bank and Trust Financial Corp.’s management as to the expected future financial performance of River City Bank or Village Bank and Trust Financial Corp., respectively. Davenport assumed no responsibility for and expressed no view as to any such forecasts or estimates or the assumptions upon which they were based. Davenport assumed that the merger will be completed substantially in accordance with the terms set forth in the merger agreement and that the merger will be accounted for as a purchase under generally accepted accounting principles. The Davenport opinion is necessarily based on economic, market, financial and other conditions as they existed on, and on the information made available to Davenport as of, the date of the Davenport opinion. Davenport does not have any obligation to update, revise or reaffirm this opinion or otherwise comment on any events occurring after March 8, 2008.

The Davenport opinion was just one of the many factors taken into consideration by River City Bank’s board of directors in determining to approve the merger agreement. (See “—River City Bank’s Reasons for the Merger” on page 45.) The Davenport opinion does not address the relative merits of the merger as compared to any alternative business strategies that might exist for River City Bank, nor does it address the effect of any other business combination in which River City Bank might engage. The Davenport opinion was not an expression of an opinion as to the prices at which shares of Village Bank and Trust Financial Corp. common stock or River City Bank common stock would trade following the announcement of the merger or the actual value of the Village Bank and Trust Financial Corp. common shares when issued pursuant to the merger, or the prices at which the Village Bank and Trust Financial Corp. common shares will trade following the completion of the merger.

In connection with rendering its opinion, Davenport performed a variety of financial analyses. The following is a summary of the material analyses presented to River City Bank’s board of directors at its March 6, 2008 meeting and updated as March 8, 2008.

The financial analyses summarized below include information presented in tabular format. The summary set forth below does not purport to be a complete description of the analyses performed by Davenport, but describes, in summary form, the principal elements of the presentation made by Davenport to River City Bank’s board of directors. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, such an opinion is not readily susceptible to summary description. Each of the analyses conducted by Davenport was carried out in order to provide a different perspective on the transaction and add to the total mix of information available.

Davenport did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness from a financial point of view. Rather, in reaching its conclusion, Davenport considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of all analyses taken as a whole. Davenport did not place particular reliance or weight on any individual analysis, but instead concluded that its analyses, taken as a whole, supported its determination. Accordingly, notwithstanding the separate factors summarized below, Davenport believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete or misleading view of the evaluation process underlying its opinion.

In performing its analyses, Davenport made numerous assumptions with respect to industry performance, general business, economic and market conditions and other matters, many of which are beyond the control of River City Bank and Village Bank and Trust Financial Corp. The projections and other information used in the analyses performed by Davenport are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by the projections and other information used in the analyses, and the results of such analyses.

Transaction Summary. Davenport reviewed the terms of the proposed merger including the aggregate transaction value. As is more specifically set forth in the merger agreement, upon consummation of the merger, each holder of River City Bank common stock will be entitled to receive consideration of either $11.00 in cash or one share of Village Bank and Trust Financial Corp. common stock per share of River City Bank common stock, or a combination of cash and stock, at such shareholder’s election. Davenport further understands that these shareholder elections are subject to certain allocation procedures intended to ensure that 20% of the merger consideration for the River City Bank common shares outstanding consist of cash. See “Proposal I—Approval of the Merger and Related Matters—Allocation and Proration Procedures” beginning on page 61.

Transaction multiples from the merger were based on the $11.23 weighted average per share price and financial data as of and for the last twelve months (“LTM”) ended December 31, 2007 for Village Bank and Trust Financial Corp. The per share price of $11.23 was based on the most recent Village Bank and Trust Financial Corp. price of $11.29 and a consideration mix of 80%/20% stock/cash. This per share value resulted in implied total transaction value of approximately $20.3 million when the value of River City Bank’s options were included. Based on the per share deal price of $11.23, Davenport calculated the premium over River City Bank’s closing price of $7.75 as of March 7, 2008 to be 44.9%, the price to book value to be 1.31x, the price to 2008 estimated earnings per share to be 140.0x, the price to 2009 estimated earnings per share to be 70.0x, and the tangible book premium to core deposits to be 5.6%.

Comparable Bank Acquisition Analysis. Davenport compared the merger details to a selected group of acquisition transactions in the banking industry. The transactions selected were a group of 14 bank merger transactions announced since January 1, 2007 involving commercial banks headquartered in the Southeast region of the United States where the target had total assets between $50 million and $250 million and a return on average equity below 10.0% for the twelve months prior to the transaction and the buyer had total assets less than $1.0 billion. Davenport compared the implied price per common share to the closing market price of the acquired company one day and one month prior to the announcement of the transaction. Davenport also reviewed the following median transaction value multiples for the transactions described above: price to the last twelve months net income; price to book value; price to tangible book value; and tangible book premium to core deposits. Davenport also reviewed market adjusted transaction multiples from these comparable transactions, by adjusting the multiples for each transaction by the buyer’s stock price performance following the transaction announcement date.

The median multiples for these transactions and the market adjusted median transaction multiples for these transactions are summarized in the table below along with the implied multiples for River City Bank based on the proposed merger and an assumed purchase price of $11.23.

	Village Bank and Trust Financial Corp. /River City Bank		Recent M&A Transactions		Market Adjusted Multiples
Premium to Stock Price (One Day)	44.9%		22.3%		NA
Premium to Stock Price (One Month)	36.1%		23.7%		NA
Price to Net Income	140.4	x	23.7	x	19.8	x
Price to Book Value	1.31	x	1.70	x	1.45	x
Price to Tangible Book Value	1.31	x	1.70	x	1.45	x
Tangible Book Premium to Core Deposits	5.6%		14.2%		11.5%

Analysis of Certain Other Publicly Traded Companies. To provide contextual data and comparative market information, Davenport compared selected financial information for Village Bank and Trust Financial Corp. to the corresponding publicly available information of certain other peer group companies whose securities are publicly traded. The peer group companies were chosen because they possess general business, operating and financial characteristics representative of companies in the region and the industry in which Village Bank and Trust Financial Corp. operates. The peer group companies were comprised of Virginia banks with total assets between approximately $250 million and $500 million. The peer group companies were: Bank of the James Financial Group, Inc., Bay Banks of Virginia, Inc., Benchmark Bankshares, Inc., BOE Financial Services of Virginia, Inc., Botetourt Bankshares, Inc., Central Virginia Bankshares, Inc., Chesapeake Financial Shares, Inc., Citizens Bancorp of Virginia, Inc., F & M Bank Corp., Fauquier Bankshares, Inc., First Capital Bancorp, Inc., Grayson Bankshares, Inc., Pinnacle Bankshares Corporation, Southern National Bancorp of Virginia, Inc., and Virginia National Bank.

To perform this analysis, Davenport used the most recent financial information available as of March 7, 2008 for each of the peer group companies. Market price information was as of March 7, 2008 and earnings estimates were taken from First Call, a nationally recognized earnings estimate consolidator for publicly traded companies. The following table summarizes the relevant data items for Village Bank and Trust Financial Corp. and the peer group.

	Village Bank and Trust Financial Corp.	Peer Median
Capitalization (MRQ)
Total Assets ($000)	390,152	342,904
Total Loans/Total Assets (%)	83.9	75.4
LTM Loan Growth (%)	35.5	11.4
LTM Deposit Growth (%)	34.0	7.7
Tangible Equity/Tangible Assets (%)	6.7	9.4
Total Capital Ratio (%)	10.4	14.4

Asset Quality (MRQ)
NPAs/Loans (%)	0.7	0.4
Reserves/ Loans (%)	1.06	0.99

Performance (LTM)
ROAA (%)	0.30		0.93
ROAE (%)	3.8		10.2
Net Interest Margin (%)	3.81		3.94
Efficiency Ratio (%)	81.9		68.6
Noninterest Income/Oper. Rev. (%)	18.1		18.2
Noninterest Expense/Avg. Assets (%)	3.5		3.0
Operating Revenue Growth (%)	13.8		4.4
LTM EPS Growth (%)	(37.3)		(1.6)
LTM Dividend Payout Ratio (%)	0.0		34.1

Market Statistics
Market Value ($ in Millions)	29.1		43.0
YTD Average Daily Volume	694		527
Price to LTM Earnings	30.5	x	13.6	x
Price to Tangible Book (%)	111.1	x	139.7	x
Dividend Yield (%)	0.0		2.8
52-Week price Change (%)	(27.2)		(18.3)

Discounted Dividend Analysis. Using a discounted dividend analysis, Davenport estimated the present value of the future stream of earnings River City Bank could produce through December 31, 2012, assuming River City Bank’s earnings per share were $0.08 in 2008 and $0.16 in 2009, and then increasing 30% annually from 2010 to 2012. Davenport then estimated the terminal values for River City Bank stock at the end of the period by applying multiples ranging from 28.0x to 32.0x projected earnings in 2012. The earnings streams and terminal values were then discounted to present values using various discount rates (ranging from 14.0% to 16.0%) chosen to reflect different assumptions regarding the required rates of return to holders of prospective buyers of River City Bank common stock. This discounted dividend analysis provided a range of present values from $4.70 to $5.86 per share of River City Bank stock.

Davenport also performed a discounted dividend analysis on the per share stock price of River City Bank using the same assumptions as detailed above and also assuming that River City Bank was able to achieve pre-tax cost savings equal to $1.1 million, or approximately 25% of its estimated 2008 noninterest expenses. Davenport assumed these cost savings would increase 5.0% a year. This discounted dividend analysis provided a range of present values from $10.90 to $13.59 per share.

Davenport noted that it included a discounted dividend analysis because it is a widely used valuation methodology, but also noted that the results of this methodology are highly dependent upon the assumptions that must be made. The projections and other information used in the discounted dividend analysis performed by Davenport are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by the projections and other information used in the analyses, and the results of such analyses.

Relative Contribution Analysis. Davenport analyzed the relative contributions to be made by River City Bank and Village Bank and Trust Financial Corp. to the combined institution based on balance sheet data as of December 31, 2007 and projected net income for the years ending December 31, 2008 and 2009. The market capitalization data is as of March 7, 2008. Davenport compared such contributions to the ownership stake that River City Bank shareholders would have in the combined institution, based on the exchange ratio of one share of Village Bank and Trust Financial Corp. stock for each share of River City Bank stock, assuming: (i) the consideration to be received by River City Bank shareholders was all stock; (ii) the consideration to be received by River City Bank shareholders was 80% stock and 20% cash. This information is presented in the following table.

	River City Bank	Village Bank and Trust Financial Corp.
Total Assets	23.8%	76.2%
Total Deposits	23.6%	76.4%
Total Common Equity	35.4%	64.6%
Net Income – 2008 Projected	10.9%	89.1%
Net Income – 2009 Projected	15.3%	84.7%
Market Capitalization	32.4%	67.6%
Pro Forma Ownership – All Stock	39.9%	60.1%
Pro Forma Ownership – 80% Stock / 20% Cash	36.0%	64.0%

Accretion/Dilution Analyses. Based on the exchange ratio of one share of Village Bank and Trust Financial Corp. common stock for each share of River City Bank common stock, Davenport calculated the pro forma per share financial consequences reflecting the merger on River City Bank’s operating earnings per share (“EPS”), book value per share and tangible book value per share versus what those measures would be were the merger not to occur. This analysis was based on management’s estimated net income for River City Bank and Village Bank and Trust Financial Corp. for 2008 and 2009. The analysis assumed pre-tax cost synergies of $1.3 million. For purposes of this analysis, operating EPS is defined as EPS prior to nonrecurring merger related expenses. This information is presented in the following tables.

	Per River City Bank Share – 80% Stock / 20% Cash
	Stand Alone	Pro Forma
		($)	(%)
Pro Forma Operating EPS – 2008	$0.08	$0.51	529.5%
Pro Forma Operating EPS – 2009	$0.16	$0.67	314.4%
Pro Forma Book Value	$8.60	$10.16	18.1%
Pro Forma Tangible Book Value	$8.60	$8.84	2.7%
Premium to Market (1 Day)			44.9%
Pro Forma Ownership			36.0%

Other Analyses. Davenport also reviewed earnings estimates, balance sheet composition, historical stock performance and stock liquidity for Village Bank and Trust Financial Corp.

Other. In the ordinary course of its business as a broker-dealer, Davenport may, from time to time, purchase securities from, and sell securities to, River City Bank and Village Bank and Trust Financial Corp. Davenport may from time to time have a long or short position in, and buy or sell, equity securities of River City Bank and Village Bank and Trust Financial Corp. for Davenport’s own account or for the accounts of its customers.

Fees. River City Bank and Davenport have entered into an agreement relating to the services provided by Davenport in connection with the transaction. River City Bank has agreed to pay Davenport a transaction fee of $25,000 upon the execution of a definitive agreement in connection with a Transaction plus (ii) a success fee of $105,000 upon the closing of a Transaction. River City Bank has also agreed to reimburse Davenport for reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Davenport and certain related persons against certain liabilities in connection with its engagement, including liabilities under the federal securities laws.

The terms of the fee arrangement with Davenport, which Davenport and River City Bank believe are customary in transactions of this nature, were negotiated at arm’s length between River City Bank and Davenport, and River City Bank’s board was aware of such arrangement, including the fact that the majority of the fee payable to Davenport is contingent upon consummation of the merger. In the past two years, Davenport has had no material relationship with River City Bank unrelated to the Merger.

Opinion of Village Bank and Trust Financial Corp.’s Financial Advisor

Scott & Stringfellow, Inc. (“Scott & Stringfellow”) acted as financial advisor to Village Bank and Trust Financial Corp. in connection with the merger. Village Bank and Trust Financial Corp. selected Scott & Stringfellow because Scott & Stringfellow is a recognized investment banking firm with substantial experience in transactions similar to the merger and is familiar with Village Bank and Trust Financial Corp. and its business. As part of its investment banking business, Scott & Stringfellow is continually engaged in the valuation of financial businesses and their securities in connection with mergers and acquisitions.

On March 9, 2008, Village Bank and Trust Financial Corp.’s board of directors held a special meeting to approve the merger agreement. At that meeting Scott & Stringfellow rendered an oral opinion, followed by a written opinion of the same date, that as of that date and based upon and subject to the factors and assumptions set forth in its fairness opinion presentation, the consideration to be paid by Village Bank and Trust Financial Corp. in the merger was fair to it from a financial point of view.

The full text of Scott & Stringfellow’s written opinion is attached as Annex C to this document and is incorporated herein by reference. The opinion outlines matters considered and qualifications and limitations on the review undertaken by Scott & Stringfellow in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Shareholders of Village Bank and Trust Financial Corp. are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

Scott & Stringfellow’s opinion is directed to the Village Bank and Trust Financial Corp. board and addresses only the fairness, from a financial point of view, of the merger consideration paid by Village Bank and Trust Financial Corp. It does not address the underlying business decision to proceed with the merger and does not constitute a recommendation to any Village Bank and Trust Financial Corp. shareholder as to how the shareholder should vote at the Village Bank and Trust Financial Corp. special meeting on the merger agreement or any related matter.

In rendering its opinion, Scott & Stringfellow reviewed, among other things:

•	The merger agreement;

•	Certain publicly available financial statements and other historical financial information of Village Bank and Trust Financial Corp. that Scott & Stringfellow deemed relevant;

•	Certain publicly available financial statements and other historical financial information of River City Bank that Scott & Stringfellow deemed relevant;

•	Internal financial projections for River City Bank for the year ending December 31, 2008 prepared by and reviewed with senior management of River City Bank;

•

Internal financial projections for Village Bank and Trust Financial Corp. for the year ending December 31, 2008 prepared by and reviewed with senior management of Village Bank and Trust Financial Corp.;

•

The estimated pro forma financial impact of the merger on Village Bank and Trust Financial Corp., based on assumptions relating to transaction expenses, purchase accounting adjustments, cost savings, and certain synergies determined by and reviewed with the senior management of Village Bank and Trust Financial Corp. and River City Bank;

•	The historical market prices and trading activity for River City Bank common stock and Village Bank and Trust Financial Corp. common stock and a comparison of certain financial and stock market information for River City Bank and Village Bank and Trust Financial Corp. with similar publicly-traded companies which Scott & Stringfellow deemed to be relevant;

•	The proposed financial terms of the merger and a comparison of such terms with the financial terms, to the extent publicly available, of certain recent business combinations in the banking industry;

•	The current market environment generally and the banking environment in particular; and,

•	Such other information, financial studies, analyses and investigations, and financial, economic, and market criteria as Scott & Stringfellow deemed appropriate.

Scott & Stringfellow also held discussions with members of senior management of River City Bank and Village Bank and Trust Financial Corp. regarding historical and current business operations, financial condition, results of operations, regulatory relationships and future prospects (including, with respect to senior management of River City Bank and Village Bank and Trust Financial Corp., synergies anticipated to result from the merger) of their respective companies and such other matters as Scott & Stringfellow deemed relevant to the inquiry.

In conducting its review and arriving at its opinion, Scott & Stringfellow has relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to Scott & Stringfellow from public sources, that was provided to Scott & Stringfellow by River City Bank or Village Bank and Trust Financial Corp. or River City Bank’s representatives or Village Bank and Trust Financial Corp.’s representatives that was otherwise reviewed by Scott & Stringfellow, and Scott & Stringfellow assumed such accuracy and completeness in rendering this opinion. Scott & Stringfellow has further relied on the assurances of management of Village Bank and Trust Financial Corp. that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. Scott & Stringfellow has not been asked nor have it attempted independently to verify such information, and Scott & Stringfellow assumes no responsibility or liability for independently verifying the accuracy and completeness of such information. Scott & Stringfellow did not make an independent evaluation or appraisal of any specific assets, any collateral securing assets or the liabilities, including any contingent, off-balance sheet assets or liabilities, of River City Bank or Village Bank and Trust Financial Corp. or any of their subsidiaries. Scott & Stringfellow did not make an independent evaluation of the adequacy of the allowance for loan losses of River City Bank or Village Bank and Trust Financial Corp. nor has Scott & Stringfellow reviewed any individual credit files relating to River City Bank or Village Bank and Trust Financial Corp. Scott & Stringfellow assumed, with Village Bank and Trust Financial Corp.’s consent, the respective allowances for loan losses for both River City and Village Bank and Trust Financial Corp. are adequate to cover such losses and will be adequate for the combined entity on a pro forma basis after all accounting adjustments for the merger. Scott & Stringfellow also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on River City Bank and Village Bank and Trust Financial Corp. or on the expected benefits of the merger.

With respect to the financial projections and earnings estimates for River City Bank and Village Bank and Trust Financial Corp. and all projections of transaction costs, purchase and other accounting adjustments and expected cost savings or other synergies prepared by and/or reviewed with the management of Village Bank and Trust Financial Corp. and used by Scott & Stringfellow in its analyses, Village Bank and Trust Financial Corp.’s senior management confirmed to Scott & Stringfellow that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the respective management of River City Bank and Village Bank and Trust Financial Corp. as to the future financial performance of River City Bank and Scott & Stringfellow assumed that such financial performance would be achieved. Scott & Stringfellow expresses no opinion as to such financial projections or the assumptions on which they are based. Scott & Stringfellow has assumed that there has been no material change in the assets, financial conditions, results of operations, business or prospects of River City Bank and Village Bank and Trust Financial Corp. since the date of the most recent financial statements made available to Scott & Stringfellow. Scott & Stringfellow further assumed, with Village Bank and Trust Financial Corp.’s consent, that the synergies referenced above will be realized substantially in accordance with the expectations of River City Bank and Village Bank and Trust Financial Corp. Moreover, Scott & Stringfellow has assumed that the merger will be consummated upon the terms set forth in the merger agreement without material alteration or waiver thereof. Finally, with Village Bank and Trust Financial Corp.’s consent, Scott & Stringfellow has relied upon the advice Village Bank and Trust Financial Corp. has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters related to the merger and other transactions contemplated by the merger agreement.

Scott & Stringfellow further assumed that the merger will be accounted for as a purchase under generally accepted accounting principles. Scott & Stringfellow’s opinion is not an expression of an opinion as to the prices at which shares of Village Bank and Trust Financial Corp. common stock or River City Bank common stock will trade following the announcement of the merger or the actual value of Village Bank and Trust Financial Corp. common stock when issued pursuant to the merger, or the prices at which Village Bank and Trust Financial Corp. common stock will trade following the completion of the merger.

In performing its analyses, Scott & Stringfellow made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Scott & Stringfellow, Village Bank and Trust Financial Corp. and River City Bank. Any estimates contained in the analyses performed by Scott & Stringfellow are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the Scott & Stringfellow opinion was among several factors taken into consideration by the Village Bank and Trust Financial Corp. board of directors in making its determination to approve the merger agreement, the merger and the transactions contemplated thereby. Consequently, the analyses described below should not be viewed as solely determinative of the decision of the Village Bank and Trust Financial Corp. board or its management with respect to the fairness of the merger consideration.

Summary of Analyses by Scott & Stringfellow

The following is a summary of the material analyses presented by Scott & Stringfellow to the Village Bank and Trust Financial Corp. board of directors on March 9, 2008, in connection with its written opinion. The summary is not a complete description of the analyses underlying the Scott & Stringfellow opinion or the presentation made by Scott & Stringfellow to the Village Bank and Trust Financial Corp. board, but summarizes the material analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Scott & Stringfellow did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include information presented in tabular format. Accordingly, Scott & Stringfellow believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion. The tables alone are not a complete description of the financial analyses.

Transaction Overview

Scott & Stringfellow reviewed the financial terms of the merger agreement, including a fixed exchange ratio of one share of Village Bank and Trust Financial Corp. common stock for each share of River City Bank common stock and a fixed cash consideration of $11.00 per River City Bank share. Shareholders of River City Bank will have the option to receive $11.00 per share in cash, one share of Village Bank and Trust Financial Corp. common stock, or a combination of cash and stock subject to an aggregate consideration mix of 80% stock and 20% cash and subject to adjustment as fully described in the merger agreement. Based on the closing price of Village Bank and Trust Financial Corp.’s common stock on March 7, 2008 of $11.29, Scott & Stringfellow calculated an aggregate value (“Implied Aggregate Value”) of approximately $20.2 million, or $11.23 per share for River City Bank common stock. Completion of the merger is subject to Village Bank and Trust Financial Corp. and River City Bank shareholder approvals, required regulatory approvals and other conditions.

Transaction Pricing Multiples

Scott & Stringfellow calculated the following multiples:

Transaction Multiples as of 03/07/2008 for River City Bank:
Premium to Market Price ($7.75)	44.9%
Price / Last 12 Months’ Reported Earnings per Share	NM [1]
Price / FY 2008 Management’s Projected Earnings per Share	137.3 ×
Price / Book Value per Share	130.5%
Price / Tangible Book Value per Share	130.5%
Price / Total Assets	16.6%
Price / Total Deposits	19.4%
Franchise Premium / Core Deposits	5.5%

Selected Peer Group Analysis

Scott & Stringfellow reviewed and compared publicly available financial data, market information and trading multiples for River City Bank with other selected publicly traded companies that Scott & Stringfellow deemed relevant to River City Bank. The peer group (“Peer Group”) selected consisted of publicly traded commercial banks headquartered in the Southeast United States with total assets less than $250 million (18 companies). The Peer Group excluded commercial banks identified as the target of a publicly announced merger as of March 7, 2007.

Name (Ticker)	Name (Ticker)
Atlantic Bancshares, Inc. (ATBA)	First Coweta Bank (FCWT)
Bank of Commerce (BONC)	FPB Bancorp, Inc. (FPBI)
Bank of Virginia (BOVA)	Freedom Bank of Virginia (FDVA)
BankGreenville Financial Corporation (BGVF)	Howard Bancorp, Inc. (HBMD)
Citizens Community Bank (CZYB)	MainStreet Bank (MNSB)
CNB Bancorp, Inc. (CNBV)	Nature Coast Bank (NCBF)
Colonial Virginia Bank (CNVB)	Old Harbor Bank (OHBK)
Commerce First Bancorp, Inc. (CMFB)	Parkway Bank (PKWY)
Cornerstone Bancorp (CTOT)	SuffolkFirst Bank (SUFB)

For the Peer Group, Scott & Stringfellow analyzed, among other things, stock price as a multiple of last twelve months earnings per share, book value per share and tangible book value per share. All multiples were based on closing stock prices as of March 7, 2008. Estimated 2008 earnings per share for River City Bank was based on data received from Village Bank and Trust Financial Corp.’s and River City Bank’s management. The following table sets forth the median multiples and market capitalization indicated by the market analysis of the Peer Group compared to River City Bank multiples and market capitalization based on its closing stock price on March 7, 2008 of $7.75 per share.

[1]	NM means “Not Meaningful”.

Price to:	River City Bank	Peer Group Median
Book value per share	90.1%	99.4%
Tangible book value per share	90.1%	99.4%
LTM earnings per share	NM	17.9	x
Market capitalization (March 7, 2008)	$13.96 million	$17.65 million

No company used in the analysis described above is identical to River City Bank or the pro forma combined company. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the merger, public trading, or other values of the companies to which they are being compared. In addition, mathematical analyses, such as determining the median, are not of themselves meaningful methods of using comparable company data.

Selected Transaction Analysis

Scott & Stringfellow reviewed and analyzed certain financial data related to 161 completed and pending mergers and acquisitions announced between January 1, 2006 and March 7, 2008. Scott & Stringfellow analyzed three sets of transactions with the following characteristics:

1) Nationwide (161 transactions)

•	Total assets of $50 million to $250 million,

•	Commercial banks headquartered in the United States, and

•	Tangible equity / assets greater than 8.0%.

2) Regional (61 transactions)

•	Total assets of $50 million to $250 million,

•	Commercial banks headquartered in the Southeast and Mid-Atlantic United States, and

•	Tangible equity / assets greater than 8.0%.

3) Guideline (29 transactions)

•	Total assets of $50 million to $250 million,

•	Commercial banks headquartered in the United States,

•	Target banks with Return on Average Assets less than 0.50%, and

•	Tangible equity / assets greater than 8.0%.

Upon review of the various transaction groups, Scott & Stringfellow determined the Guideline transactions were best suited for comparison. For the purpose of this analysis, transaction multiples from the merger were derived from the $11.23 per share Implied Aggregate Value at March 7, 2008 and financial data as of December 31, 2007 for River City Bank. Scott & Stringfellow compared these results with the multiples implied by the Guideline transactions listed above. The results of Scott & Stringfellow’s calculations and the analysis are set forth in the following table.

	Village Bank/ River City Bank Transaction	Guideline Bank Transactions Median
Deal Price / Book Value	130.5%	191.5%
Deal Price / Tangible Book Value	130.5%	191.5%
Deal Price / Last 12 Months’ Reported EPS	NM	37.3	x
Premium to Market Price	44.9%	27.9%
Deal Premium / Core Deposits	5.5%	13.7%

No company or transaction used as a comparison in the above analysis is identical to Village Bank and Trust Financial Corp., River City Bank or the pro forma combined company. The analysis involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies.

Discounted Cash Flow and Terminal Value Analysis of River City Bank

Scott & Stringfellow performed an analysis that estimated the future stream of cash flows of River City Bank through December 31, 2012 under various circumstances, assuming River City Bank’s projected cash flow and assuming that River City Bank performed in accordance with the earnings projections provided by River City Bank’s management. For 2008 through 2012, Scott & Stringfellow used the earnings projections provided by Village Bank and Trust Financial Corp.’s and River City Bank’s management. To approximate the terminal value of River City Bank common stock at December 31, 2012, Scott & Stringfellow applied a 13.0x to 17.0x price / LTM2 earnings multiple range. The cash flow streams and terminal values were then discounted to present values using different discount rates ranging from 12.0% to 16.0%, chosen to reflect different assumptions regarding required rates of return to the holders of River City Bank common stock. This analysis indicated an imputed range of values per share of River City Bank common stock of $11.90 to $17.48 when applying the price / LTM earnings multiples. Scott & Stringfellow noted that the discounted cash flow analysis was considered because it is a widely used valuation methodology, but that the results of the methodology are not conclusive and are highly dependent upon the numerous assumptions that must be made, including earnings growth rates, discount rates, long term growth rates and cost savings.

Contribution analysis

Scott & Stringfellow analyzed the relative contribution of each of Village Bank and Trust Financial Corp. and River City Bank to certain pro forma balance sheet and income statement items of the combined entity. Scott & Stringfellow compared the relative contribution of market, balance sheet and income statement items with the estimated pro forma ownership percentage River City Bank shareholders would represent in the pro forma combined company. The results of Scott & Stringfellow’s analysis are set forth in the following table.

Category	Village Bank and Trust Financial Corp.	River City Bank
2007A Core Net Income	100.0%	0.0%
2008E Core Net Income	89.1%	10.9%
2009E Core Net Income	89.8%	10.2%
Total Assets	76.3%	23.7%
Gross Loans	77.4%	22.6%
Deposits	76.4%	23.6%
Total Liabilities	77.5%	22.5%
Loan Loss Reserves	78.0%	22.0%
Net Loans	77.4%	22.6%
Shareholders’ Equity	63.4%	36.6%
Tangible Equity	62.8%	37.2%
Market Value as of 3/7/08	67.6%	32.4%
Average Contribution	74.3%	25.7%
Implied Stock Ownership (80% stock)	65.3%	34.7%
Implied Stock Ownership (100% stock)	60.1%	39.9%

[2]	LTM means “Last Twelve Months”.

Financial Impact Analysis

Scott & Stringfellow performed pro forma merger analyses that combined projected income statement and balance sheet information. Assumptions regarding the accounting treatment, acquisition adjustments and cost savings were used to calculate the financial impact that the merger would have on certain projected financial results of the pro forma combined company. This analysis indicated that the merger is expected to be accretive to Village Bank and Trust Financial Corp.’s estimated 2008 earnings per share, and dilutive to the estimated tangible book value per share. This analysis was based on financial projections and merger assumptions (including estimated cost savings and one-time charges) provided by Village Bank and Trust Financial Corp.’s management team. For all of the above analyses, the actual results achieved by the pro forma combined company following the merger may vary from the projected results, and the variations may be material.

Other Analyses

Scott & Stringfellow compared the relative financial and market performance of Village Bank and Trust Financial Corp. to a variety of relevant industry peer groups and indices.

As part of its investment banking business, Scott & Stringfellow is continually engaged in the valuation of banking businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and corporate valuations. As specialists in the securities of banking companies, Scott & Stringfellow has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of its business as a broker-dealer, Scott & Stringfellow may, from time to time, purchase securities from, and sell securities to, Village Bank and Trust Financial Corp. and River City Bank. As a market maker in securities Scott & Stringfellow may from time to time have a long or short position in, and buy or sell, debt or equity securities of Village Bank and Trust Financial Corp. and River City Bank for Scott & Stringfellow’s own account and for the accounts of its customers.

Village Bank and Trust Financial Corp. and Scott & Stringfellow have entered into an engagement on March 4, 2008 relating to the services to be provided by Scott & Stringfellow in connection with the merger. Scott & Stringfellow received $25,000 upon the signing of an engagement letter with Village Bank and Trust Financial Corp. Village Bank and Trust Financial Corp. paid to Scott & Stringfellow at the time of the delivery of the fairness opinion a cash fee equal to $75,000. Scott & Stringfellow will receive the balance of its fee, $125,000, upon the consummation of the merger. Pursuant to the Scott & Stringfellow engagement agreement, Village Bank and Trust Financial Corp. also agreed to reimburse Scott & Stringfellow for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention.

Cash or Common Stock Election; Surrender of Stock Certificates

Each person who, on or prior to August 6, 2008, which date we refer to as the record date, is a record holder of shares of River City Bank common stock will be entitled to make an unconditional election on or prior to the election deadline with respect to the cash or Village Bank and Trust Financial Corp. common stock that such holder is to receive for his or her shares of River City Bank common stock.

Each election form will permit holders to make one of the following elections:

•	to elect to receive shares of Village Bank and Trust Financial Corp. common stock with respect to all of such holder’s shares of River City Bank common stock;

•	to elect to receive cash with respect to all of such holder’s shares of River City Bank common stock;

•

to elect to receive shares of Village Bank and Trust Financial Corp. common stock with respect to 80% of such holder’s shares of River City Bank common stock and cash with respect to 20% of such holder’s shares; or

•	to indicate that such holder makes no election, and thus has no preference, with respect to his or her shares of River City Bank common stock.

Each of the beneficial owners of shares held of record by a bank, trust company, broker, dealer or other recognized nominee record holder will notify its respective nominee record holder of its election through proper instructions and documentation to be provided by the record holder. Nominee record holders who hold shares of River City Bank common stock on behalf of multiple beneficial owners will indicate how many of such shares that they hold made each of the four elections.

All elections must be made on the election form furnished to you in a separate mailing, or on a facsimile of the election form. Elections may be made by holders of River City Bank common stock by delivering the election form to the exchange agent, which is Registrar and Transfer Company. To make an effective election, you must submit a properly completed election form, along with your River City Bank stock certificates representing all shares of River City Bank common stock covered by the election form (or an appropriate guarantee of delivery) to Registrar and Transfer Company on or before 5:00 p.m., Eastern Daylight Time, on September 25, 2008, which date we refer to as the election deadline.

Registrar and Transfer Company will act as exchange agent in the merger and in that role will process the exchange of River City Bank shares for cash and/or Village Bank and Trust Financial Corp. common stock. The exchange agent has the discretion to determine whether any election form has been properly completed, signed and submitted or revoked and to disregard immaterial defects in the election form. The good faith decision of the exchange agent in such matters will be conclusive and binding. Neither Village Bank and Trust Financial Corp. nor the exchange agent is under any obligation to notify any person of any defect in an election form submitted to the exchange agent. The exchange agent, or Village Bank and Trust Financial Corp. if the exchange agent declines to do so, also will be making any computations required by the merger agreement, and all such computations will be conclusive and binding on the holders of River City Bank common stock in the absence of manifest error. If you do not submit an election form, you will receive instructions from the exchange agent on where to surrender your River City Bank stock certificates after the merger is completed. In any event, do not forward your River City Bank stock certificates with your proxy cards.

An election form may be changed if the record holder effectively revokes such holder’s election form in accordance with the procedures described on the election form and a new election form for such holder is received by the exchange agent prior to the election deadline. A holder may also revoke his or her election at any time prior to the election deadline by providing written notice to the exchange agent or by withdrawing the holder’s stock certificates or the guarantee of delivery of such stock certificates prior to the election deadline.

A River City Bank shareholder who does not submit an election form to the exchange agent prior to the election deadline, including a holder who submits and then revokes such holder’s election form and does not re-submit an election form that is timely received by the exchange agent, will be deemed to have indicated that such holder makes no election with respect to his or her shares of River City Bank common stock.

If the merger is not completed within 30 days following the election deadline, any River City Bank shareholder who made a timely election may change or revoke his or her election during the period beginning on the 31st day following the election deadline and ending on the third business day prior to the effective time of the merger.

After the completion of the merger, the exchange agent will mail to River City Bank shareholders who do not submit election forms, or who have revoked such forms, a letter of transmittal, together with instructions for the exchange of their River City Bank common stock certificates for the merger consideration.

After the effective time of the merger, each certificate formerly representing River City Bank common stock, until so surrendered and exchanged, will evidence only the right to receive, pursuant to an election to which such holder is entitled to make, the cash and/or the number of whole shares of Village Bank and Trust Financial Corp. common stock that the holder is entitled to receive in the merger, any cash payment in lieu of a fractional share of Village Bank and Trust Financial Corp. common stock and any dividend or other distribution with respect to Village Bank and Trust Financial Corp. common stock with a record date prior to the effective time of the merger. The holder of such unexchanged certificate will not be entitled to receive any dividends or distributions payable by Village Bank and Trust Financial Corp. until the certificate has been exchanged. Subject to applicable laws, following surrender of such certificates, such dividends and distributions, together with any cash payment in lieu of a fractional share of Village Bank and Trust Financial Corp. common stock, will be paid without interest.

After the completion of the merger, there will be no further transfers of River City Bank common stock. River City Bank stock certificates presented for transfer after the completion of the merger will be canceled and exchanged for the merger consideration.

If your River City Bank stock certificates have been either lost, stolen or destroyed, you will have to prove your ownership of these certificates and that they were lost, stolen or destroyed and provide customary indemnities before you receive any consideration for your shares. Upon request, our exchange agent, Registrar and Transfer Company, will send you instructions on how to provide evidence of ownership.

Allocation and Proration Procedures

The merger agreement provides that the number of shares of River City Bank common stock to be exchanged for shares of Village Bank and Trust Financial Corp. common stock must equal 80% of the total number of shares of River City Bank common stock outstanding prior to the merger. The total number of shares of River City Bank common stock outstanding that are elected to be converted into stock is referred to as the “stock election number”. If the stock election number is less than 80% of the outstanding shares of River City Bank common stock, re-allocations will be made, first to elections that did not specify either cash or stock and then, if necessary, to cash elections, so that no less than 80% of the shares of River City Bank common stock are converted into stock. In addition, if the stock election number is more than 80% of the outstanding shares of River City Bank common stock prior to the merger, re-allocations will be made, first to elections that did not specify either cash or stock and then, if necessary, to stock elections so that no more than 80% of the shares of River City Bank common stock are converted into stock.

Within three business days after the closing, the exchange agent, as directed by Village Bank and Trust Financial Corp., will effect the allocation among holders of River City Bank common stock to receive shares of Village Bank and Trust Financial Corp. common stock or cash, in accordance with the election forms, as follows:

•

If Stock is Oversubscribed: If River City Bank shareholders elect to receive more Village Bank and Trust Financial Corp. common stock than it has agreed to issue in the merger (more than 80% of the River City Bank shares), then all River City Bank shareholders who have elected to receive cash will receive cash for their River City Bank shares and those shareholders who elected to receive Village Bank and Trust Financial Corp. common stock or who have made no election will be treated in the following manner:

•

If the number of shares held by River City Bank shareholders who have made no election is sufficient to adequately reduce the oversubscription of the number of Village Bank and Trust Financial Corp. shares that it is required to issue, then all River City Bank shareholders who elected to receive Village Bank and Trust Financial Corp. common stock will receive only Village Bank and Trust Financial Corp. common stock, and those shareholders who made no election will receive both cash and Village Bank and Trust Financial Corp. common stock on a pro-rata basis to the extent necessary to adequately reduce the oversubscription.

•

If the number of shares held by River City Bank shareholders who have made no election is insufficient to adequately reduce the oversubscription, then all River City Bank shareholders who made no election will receive only cash and those River City Bank shareholders who elected to receive Village Bank and Trust Financial Corp. common stock will receive Village Bank and Trust Financial Corp. common stock and cash on a pro-rata basis to the extent necessary to adequately reduce the oversubscription.

•

If Stock is Undersubscribed: If River City Bank shareholders elect to receive fewer shares of Village Bank and Trust Financial Corp. common stock than it has agreed to issue in the merger (less than 80% of the River City Bank shares), then all River City Bank shareholders who have elected to receive Village Bank and Trust Financial Corp. common stock will receive Village Bank and Trust Financial Corp. common stock and those shareholders who elected to receive cash or who have made no election will be treated in the following manner:

•

If the number of shares held by River City Bank shareholders who have made no election is sufficient to make up the shortfall in the number of Village Bank and Trust Financial Corp. shares that it is required to issue, then all River City Bank shareholders who elected to receive cash will receive only cash, and those shareholders who made no election will receive both cash and Village Bank and Trust Financial Corp. common stock on a pro-rata basis to the extent necessary to make up the shortfall.

•

If the number of shares held by River City Bank shareholders who have made no election is insufficient to make up the shortfall, then all River City Bank shareholders who made no election will receive only Village Bank and Trust Financial Corp. common stock and those River City Bank shareholders who elected to receive cash will receive cash and Village Bank and Trust Financial Corp. common stock cash on a pro-rata basis to the extent necessary to make up the shortfall.

Stock Options

Under the merger agreement, at the effective time, each stock option to buy River City Bank common stock granted under River City Bank’s stock option plan that is outstanding and not yet exercised immediately prior to the merger will be converted into an option to acquire, on the same terms and conditions as were applicable under such River City Bank stock option in accordance with the requirements of Treasury Regulation Section 1.424-1, the number of shares of Village Bank and Trust Financial Corp. common stock equal to (a) the number of shares of River City Bank common stock subject to the River City Bank stock option, multiplied by (b) the exchange ratio. Such product shall be rounded to the nearest whole number. The exercise price per share (rounded to the nearest whole cent) of each replacement option shall equal (y) the exercise price per share for the shares of River City Bank common stock pursuant to such River City Bank stock option divided by the (z) exchange ratio. For a discussion of the conversion of stock options owned of River City Bank directors, officers and employees, see “Proposal I—Approval of the Merger and Related Matters—Interests of Certain Persons in the Merger—Conversion of Stock Options” beginning on page 63.

Dissenters’ or Appraisal Rights

Shareholders will not have any dissenters’ or appraisal rights in connection with the merger and the other matters described in this joint proxy statement/prospectus.

Interests of Certain Persons in the Merger

Certain members of River City Bank’s management have interests in the merger in addition to their interests as shareholders of River City Bank. These interests are described below. In each case, the River City Bank board of directors was aware of these potential interests, and considered them, among other matters in approving the merger agreement, the merger and the transactions contemplated thereby.

Stegeman Employment Agreement. William D. Stegeman, River City Bank’s president and chief executive officer, will become Senior Vice President of Village Bank pursuant to an employment agreement between Village Bank and Mr. Stegeman dated March 9, 2008, but effective as of the effective time of the merger, a copy of which is attached here to as Annex I. Until the merger is completed, neither Mr. Stegeman nor Village Bank will have any obligations to the other under the employment agreement. If the merger is not completed and the merger agreement is terminated, the employment agreement will also terminate. The employment agreement has an initial term of two years. Mr. Stegeman will receive an annual salary of $131,000. Any bonus payments that are awarded under the employment agreement are awarded in the sole discretion of the board of directors of Village Bank. During the term of his employment, Mr. Stegeman shall be entitled to participate in any benefit plans (including stock option plans) that Village Bank generally makes available to any of its employees of senior executive status. Mr. Stegeman will receive a monthly stipend of $500 for the maintenance and expense of his automobile. Additionally, Village Bank will reimburse one-half of Mr. Stegeman’s $350 membership dues in the Federal Club, a golf club. If Mr. Stegeman’s employment terminates other than for cause or voluntary resignation during the term of the employment agreement or any renewal thereof following a “change of control” (as defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) of Village Bank, then Mr. Stegeman will be entitled to receive a payment of two times his salary and bonus received during the 12 months ending with his termination. The employment agreement also contains a customary non-competition and non-solicitation provisions that are binding upon Mr. Stegeman during the term of the employment agreement and for a period of one year after the term.

River City Bank Severance Payment Obligations. Mr. Stegeman currently has an employment agreement with River City Bank that provides that River City Bank will owe Mr. Stegeman severance equal to two times his annual base salary if, before the six-month anniversary of the merger, Mr. Stegeman’s employment with Village Bank is terminated by the company without cause or by Mr. Stegeman with good reason (as defined in his agreement). River City Bank also currently has separate employment agreements with each of James A. Motley, Jr., Executive Vice-President and Chief Credit Officer of River City Bank, and Zirkle Blakey, III, Executive Vice-President and Chief Financial Officer of River City Bank. Under the terms of each agreement, each of Mr. Motley and Mr. Blakey would be entitled to severance equal to the amount of his annual base salary if, before the six-month anniversary of the merger, his employment with Village Bank is terminated by the company without cause or by such officer with good reason (as defined in the agreement).

Indemnification. Village Bank and Trust Financial Corp. has generally agreed to indemnify each present and former director and officer of River City Bank to the same extent and on the same conditions as they were entitled to indemnification from River City Bank before the merger. Village Bank and Trust Financial Corp. has also agreed to provide directors’ and officers’ liability insurance for those officers and directors comparable to the coverage currently provided by River City Bank for five years after the effective date of the merger for a premium not to exceed 200 percent of the current amount expended by River City Bank to maintain or procure such directors and officers insurance coverage.

Management Following the Merger. See “Proposal I—Approval of the Merger and Related Matters—Management and Operations after the Merger” beginning on page 74.

Conversion of Stock Options. The merger agreement provides that each stock option granted to officers, employees and directors of River City Bank under River City Bank’s stock option plan and outstanding prior to the effective date of the merger will be converted into an option to purchase a number of shares of Village Bank and Trust Financial Corp. common stock equal to the product of the number of shares of River City Bank common stock and the exchange ratio. The terms and conditions of the converted option will otherwise remain the same as the terms and conditions applicable to the stock options granted by River City Bank. Additionally, at or prior to the effective time, (i) River City Bank will cause its stock plans and stock option agreements pursuant to which members of the board of directors of River City Bank were issued River City Bank stock options to be amended to delete provisions that cause the River City Bank stock options to expire if the optionee is no longer a member of the board of directors of River City Bank, and (ii) River City Bank will cause its stock plans and stock option agreements with respect to any employee of River City Bank not offered employment by Village Bank and Trust Financial Corp. (but specifically excluding those employees of River City Bank who voluntarily terminate their employment at or prior to the effective time) to be amended to delete provisions that cause the River City Bank stock options to expire if the employee is no longer an employee of River City Bank and to convert such incentive stock options to non-qualified stock options.

Employee Benefit Plans. Village Bank and Trust Financial Corp. has agreed that, no later than January 1, 2009, the River City Bank continuing employees will be entitled to participate in its current employee and fringe benefit plans. Village Bank and Trust Financial Corp. will endeavor in good faith to provide River City Bank employees with benefits substantially similar to similarly situated employees of Village Bank and Trust Financial Corp., after taking into account all factors deemed relevant by the board of directors of Village Bank and Trust Financial Corp.

Conditions of the Merger

The respective obligations of Village Bank and Trust Financial Corp. and River City Bank to consummate the merger are subject to the satisfaction of certain mutual conditions, including the following:

•

The shareholders of River City Bank and Village Bank and Trust Financial Corp. approve the merger agreement, the merger, and the transactions contemplated thereby, described in this joint proxy statement/prospectus;

•

All regulatory approvals required by law to consummate the transactions contemplated by the merger agreement are obtained, which include the regulatory approvals detailed in “Proposal I—Approval of the Merger and Related Matters—Regulatory Approvals” beginning on page 69, and all waiting periods with respect thereto have expired;

•

No governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by the merger agreement;

•

The registration statement (of which this joint proxy statement/prospectus is a part) registering shares of Village Bank and Trust Financial Corp. common stock to be issued in the merger is declared effective and not subject to a stop order suspending the effectiveness of the registration statement and no proceedings for that purpose have been initiated and not withdrawn by the SEC;

•

All permits and other authorizations under state securities laws, if any, necessary to consummate the transaction and to issue the shares of Village Bank and Trust Financial Corp. common stock to be issued in the merger will have been received and be in full force and effect; and

•	The Village Bank and Trust Financial Corp. shares to be issued in connection with the merger will have been approved for listing on the NASDAQ Capital Market.

In addition to the mutual covenants described above, the obligation of Village Bank and Trust Financial Corp. to consummate the merger is subject to the satisfaction, unless waived in writing, of the following other conditions:

•

Subject to a materiality standard set forth in the merger agreement, the representations and warranties of River City Bank made in the merger agreement are true and correct as of the date of the merger agreement and as of the effective time of the merger and Village Bank and Trust Financial Corp. receives a certificate of the chief executive officer and chief financial officer of River City Bank to that effect;

•

River City Bank performs in all material respects all obligations required to be performed under the merger agreement prior to the effective time of the merger and delivers to Village Bank and Trust Financial Corp. a certificate of its chief executive officer and chief financial officer to that effect; and

•

Village Bank and Trust Financial Corp. shall have received an opinion of McGuireWoods LLP, counsel to Village Bank and Trust Financial Corp., dated as of the effective date of the merger, stating that, among other things, the merger will constitute a “reorganization” under Section 368 of the Internal Revenue Code.

In addition to the mutual covenants described above, River City Bank’s obligation to complete the merger is subject to the satisfaction, unless waived in writing, of the following other conditions:

•

Subject to a materiality standard set forth in the merger agreement, the representations and warranties of Village Bank and Trust Financial Corp. made in the merger agreement are true and correct as of the date of the merger agreement and as of the effective time of the merger and River City Bank receives a certificate of the chief executive officer and chief financial officer of Village Bank and Trust Financial Corp. to that effect;

•

Village Bank and Trust Financial Corp. performs in all material respects all obligations required to be performed under the merger agreement prior to the effective time of the merger and delivers to River City Bank a certificate of its chief executive officer and chief financial officer and president to that effect; and

•

River City Bank shall have received an opinion of Williams Mullen, counsel to River City Bank, dated as of the effective date of the merger, stating that, among other things, the merger will constitute a “reorganization” under Section 368 of the Internal Revenue Code and that no gain or loss will be recognized by the shareholders of River City Bank to the extent that they receive Village Bank and Trust Financial Corp. common stock in exchange for their River City Bank common stock in the merger.

Representations and Warranties

The merger agreement contains representations and warranties by Village Bank and Trust Financial Corp. and River City Bank. These include, among other things, representations and warranties by Village Bank and Trust Financial Corp. and River City Bank to each other as to:

•	organization and good standing of each entity and its subsidiaries;

•	each entity’s capital structure;

•	each entity’s subsidiaries;

•

each entity’s corporate power and authority to carry on its business and own all its properties and assets; each entity’s authority relative to the execution and delivery of, and performance of its obligations under, the merger agreement;

•	consents and approvals and no defaults;

•

accuracy of documents, including financial statements and other reports, filed by each company with the applicable regulatory authorities including the Federal Reserve Board, FDIC, state regulatory agencies, self-regulatory organizations and the SEC;

•	litigation and related matters;

•	regulatory matters;

•	compliance with federal, state and local laws;

•	absence of brokerage commissions, except as disclosed for financial advisors;

•	disclosure of employee benefit plans and compliance with applicable employee laws;

•	labor matters;

•	each entity’s exemption from takeover laws;

•	compliance with environmental matters;

•	taxes and tax regulatory matters;

•	absence of risk management instruments;

•	accuracy of each entity’s books and records;

•	disclosure of insurance coverage;

•	loan accounts, notes and other receivables;

•	securities portfolio and investments;

•	insurance of deposits;

•	disclosure of transactions with management;

•	accounting controls;

•	disclosure controls;

•	continuity of business enterprise; and

•	absence of actions that would keep the merger from qualifying as a reorganization under the Internal Revenue Code.

River City Bank made additional representations and warranties to Village Bank and Trust Financial Corp. as to:

•	absence of material adverse changes since September 30, 2007;

•	patents and trademarks;

•	absence of defaults under contracts and agreements;

•	affiliates; and

•	real and personal property.

Village Bank and Trust Financial Corp. made additional representations and warranties to River City bank as to:

•	absence of material adverse changes since December 31, 2006;

•	shares of Village Bank and Trust Financial Corp. stock issued in exchange for River City Bank stock will be duly authorized and validly issued; and

•	Village Bank and Trust Financial Corp. will have sufficient funds available to pay the aggregate cash consideration for River City Bank common stock.

Village Bank made representations and warranties to River City bank as to:

•	organization and good standing;

•	its capital structure; and

•

its corporate power and authority to carry on its business and own all its properties and assets; each entity’s authority relative to the execution and delivery of, and performance of its obligations under, the merger agreement.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the effective date of the merger, whether before or after approval by River City Bank’s shareholders, by mutual consent of Village Bank and Trust Financial Corp.’s and River City Bank’s board of directors.

Village Bank and Trust Financial Corp.’s or River City Bank’s board of directors may unilaterally terminate the merger agreement:

•

in the event of a material breach (not waived or cured within 30 days after written notice) of any representation, warranty, covenant or agreement contained in the merger agreement by the non-breaching party;

•

at any time after December 31, 2008, if the merger has not been consummated by such date (except to the extent that the failure of the merger then to be consummated arises out of or results from the intentional act or inaction of the party seeking to terminate);

•	if any governmental authority whose approval is required for consummation of the merger issues a final non-appealable denial of such approval; or

•	if the shareholders of River City Bank or Village Bank and Trust Financial Corp. fail to approve the merger as required under Virginia law.

Village Bank and Trust Financial Corp. may also terminate the merger agreement if:

•

the board of directors of River City Bank fails to make the recommendation to its shareholders to approve the merger agreement, the merger and the transactions contemplated thereby as required by the merger agreement, withdraws such recommendation or modifies or changes such recommendation in a manner adverse in any respect to the interests of Village Bank and Trust Financial Corp.

River City Bank may also terminate the merger agreement if:

•

the board of directors of Village Bank and Trust Financial Corp. fails to make the recommendation to its shareholders to approve the merger agreement, the merger and the transactions contemplated thereby as required by the merger agreement, withdraws such recommendation or modifies or changes such recommendation in a manner adverse in any respect to the interests of River City Bank;

•

subject to the cure provisions described in “Village Bank and Trust Financial Corp.’s Ability to Cure” below, (1) the average closing price of Village Bank and Trust Financial Corp. common stock during the 20 consecutive full trading days immediately prior to the effective time divided by the closing price of Village Bank and Trust Financial Corp. common stock on March 7, 2008 (the “Village Financial ratio”) is less than 0.80, and (2) the Village Financial ratio is less than the number obtained by dividing the average NASDAQ Bank Index price for the 20 consecutive full trading days immediately prior to the effective time by the NASDAQ Bank Index price on March 7, 2008 and subtracting 0.20 from such quotient (the “index ratio”); or

•

prior to its annual meeting of shareholders it receives an unsolicited acquisition proposal from a third party that its board of directors determines is more favorable to its shareholders than the proposed merger with Village Bank and Trust Financial Corp. (a “Superior Proposal”), provided however River City Bank can terminate the merger agreement only if Village Bank and Trust Financial Corp. does not make a new offer to River City Bank that its board of directors determines is at least as favorable as the third party offer within five business days of being given written notice by River City Bank and River City Bank pays certain termination fees to Village Bank and Trust Financial Corp.

Village Bank and Trust Financial Corp.’s Ability to Cure

If River City Bank elects to exercise its termination right because Village Bank and Trust Financial Corp.’s common stock price has declined below a defined amount (as more fully described in the second bullet point under “—Termination of the Merger Agreement—River City Bank may also terminate the merger agreement if:”), it must give written notice to Village Bank and Trust Financial Corp. During the five day period after receipt of that notice, Village Bank and Trust Financial Corp. has the option to increase the consideration to be received by the holders of River City Bank common stock by adjusting the exchange ratio to equal the lesser of (x) the number obtained by dividing (a) the product of the closing price of Village Bank and Trust Financial Corp. common stock March 7, 2008 times 0.80 times the exchange ratio (as then in effect) by (b) the average closing price of Village Bank and Trust Financial Corp. common stock during the 20 consecutive trading days during a defined period and (y) the number obtained by dividing (a) the product of the index ratio and the exchange ratio (as then in effect) by (b) the Village Financial ratio. If Village Bank and Trust Financial Corp. so elects within such five-day period, it shall give prompt written notice to River City Bank of such election and the revised exchange ratio, whereupon no termination shall occur and the merger agreement shall remain in effect in accordance with its terms (except as the exchange ratio shall have been so modified).

Effect of Termination; Termination Fee

Except where the termination fees described below are payable, each party is responsible for its own expenses under the merger agreement. Each party has agreed to limit their remedies for breach of the merger agreement to the termination fees described below.

Termination Fees. The following is a list of the types of events that may trigger a termination fee under the merger agreement:

(1)	If (i) a party intentionally and willfully breaches any of its representations, warranties covenants or agreements set forth in the merger agreement (and such breach is not cured within 30 days after notice thereof), or (ii) the board of a party fails to recommend the merger, or withdraws, modifies or qualifies its recommendation, then the breaching or failing party will owe the non-breaching party a termination fee of $600,000.

(2)	If River City Bank terminates the merger agreement because River City Bank’s shareholders failed to approve the merger and the merger agreement at their shareholder meeting called for that purpose and at the time of River City Bank’s shareholder meeting a third party takeover proposal (“Acquisition Proposal”) had been made public and not withdrawn, then on the business day following River City Bank’s termination, River City Bank will owe a $600,000 termination fee.

(3)	If, within twelve months after a termination by Village Bank and Trust Financial Corp. for the reasons described in paragraph (1) or (2) above, River City Bank executes a definitive agreement or consummates a takeover proposal transaction, then River City Bank shall owe Village Bank and Trust Financial Corp. an additional termination fee of $400,000 on the date of such execution or consummation. If, however, a takeover transaction is consummated with respect to the Acquisition Proposal described in paragraph (2) above, the time period will be eighteen months rather than twelve months.

(4)	If River City Bank properly determines that is has received a Superior Proposal (see discussion in “—Acquisition Proposals”) and elects to terminate the merger agreement and to enter into a definitive agreement with respect to the Superior Proposal, then River City Bank will owe a $1,000,000 termination fee on the business day following such termination.

Waiver and Amendment

Prior to the effective time of the merger, any provision of the merger agreement may be waived by the party benefiting by the provision or amended or modified by an agreement in writing between the parties, except that, after either of the shareholders’ meetings, the merger agreement may not be amended if it would violate the Virginia Stock Corporation Act.

Indemnification; Directors’ and Officers’ Insurance

Village Bank and Trust Financial Corp. has agreed to indemnify the directors and officers of River City Bank after the merger and to obtain directors’ or officers’ liability insurance for the directors and officers of River City Bank as described under “—Interests of Certain Persons in the Merger—Indemnification” beginning on page 60.

Acquisition Proposals

River City Bank has agreed that it will not, and that it will cause its officers, directors, agents, advisors, and affiliates not to, solicit, encourage, initiate or facilitate the submission of a third party’s (other than that by Village Bank and Trust Financial Corp.) proposal to acquire the stock or assets of River City Bank or other business combination transactions with River City Bank. However, River City Bank may provide information to, negotiate with and enter into an acquisition agreement with a third party who makes an unsolicited takeover proposal if the River City Bank board of directors concludes in good faith, after consultation with and consideration of the advice of outside counsel, that the failure to enter into such discussions or negotiations or resolving to accept such acquisition proposal, would constitute a breach of its fiduciary duties to shareholders under applicable law. Additionally, such unsolicited proposal must be more favorable to River City Bank from a financial point of view than the merger. If the board of directors of River City Bank determines in the manner described in the two preceding sentences that an acquisition is a Superior Proposal, River City Bank is obligated to pay to Village Bank and Trust Financial Corp. the termination fee of up to $1 million. See “—Effect of Termination; Termination Fee” beginning on page 68.

Closing Date; Effective Time

The merger will be consummated and become effective upon the issuance of a certificate of merger by the Virginia State Corporation Commission (or on such other date as may be specified in the articles of merger to be filed with the Virginia State Corporation Commission). Unless otherwise agreed to by Village Bank and Trust Financial Corp. and River City Bank, the closing of the merger will take place on the fifth business day after the last of the conditions set forth in the merger agreement shall have been satisfied or waived in accordance with the terms of the merger agreement, other than those conditions that by their nature are to be satisfied at the closing of the merger (or, at the election of Village Bank and Trust Financial Corp., on the last business day of the month in which such fifth business day occurs).

Regulatory Approvals

The merger and the other transactions contemplated by the merger agreement require the approval of the Federal Deposit Insurance Corporation and the Virginia State Corporation Commission. As a bank holding company, Village Bank and Trust Financial Corp. is subject to regulation under the Bank Holding Company Act of 1956. Village Bank and Trust Financial Corp. will file all required applications seeking approval of the merger with the Federal Deposit Insurance Corporation and the Virginia State Corporation Commission.

Under the Bank Holding Company Act, the Federal Deposit Insurance Corporation is required to examine the financial and managerial resources and future prospects of the combined organization and analyze the capital structure and soundness of the resulting entity. The Federal Deposit Insurance Corporation has the authority to deny an application if it concludes that the combined organization would have inadequate capital. In addition, the Federal

Deposit Insurance Corporation can withhold approval of the merger if, among other things, it determines that the effect of the merger would be to substantially lessen competition in the relevant market. Further, the Federal Deposit Insurance Corporation must consider whether the combined organization meets the requirements of the Community Reinvestment Act of 1977 by assessing the involved entities’ records of meeting the credit needs of the local communities in which they operate, consistent with the safe and sound operation of such institutions. The Virginia State Corporation Commission will review the merger under similar standards.

The merger cannot be consummated prior to receipt of all required approvals. There can be no assurance that required regulatory approvals for the merger will be obtained, and, if the merger is approved, as to the date of such approvals or whether the approvals will contain any unacceptable conditions. There can likewise be no assurance that the United States Department of Justice will not challenge the merger during the waiting period set aside for such challenges after receipt of approval from the Federal Deposit Insurance Corporation.

Village Bank and Trust Financial Corp. and River City Bank are not aware of any governmental approvals or actions that may be required for consummation of the merger other than as described above. Should any other approval or action be required, it is presently contemplated that such approval or action would be sought. There can be no assurance that any necessary regulatory approvals or actions will be timely received or taken, that no action will be brought challenging such approval or action or, if such a challenge is brought, as to the result thereof, or that any such approval or action will not be conditioned in a manner that would cause the parties to abandon the merger.

Conduct of Business Pending the Merger (River City Bank)

River City Bank agreed in the merger agreement not to take certain actions until the merger became effective, without the prior written consent of Village Bank and Trust Financial Corp. River City Bank agreed not to:

•

conduct its business other than in the ordinary and usual course or fail to use reasonable efforts to preserve intact its business organizations and assets and maintain its rights, franchises and existing relations with customers, suppliers, employees and business associates, or take any action reasonably likely to have an adverse affect upon its ability to perform any of its material obligations under the merger agreement;

•

except as disclosed in the merger agreement and outstanding on the date hereof, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of River City Bank common stock or any rights to shares of River City Bank common stock, (ii) enter into any agreement with respect to the foregoing, or (iii) permit any additional shares of River City Bank common stock to become subject to new grants of employee or director stock options, other rights or similar stock-based employee rights; or grant or issue any options, warrants, calls, puts, or other rights of any kind relating to the purchase, redemption, or conversion of shares of its capital stock or any other securities (including securities convertible into capital stock) or enter into any agreement or understanding with respect to any such action;

•

make, declare, pay or set aside for payment any dividend or declare or make any distribution on any shares of River City Bank common stock or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock;

•

enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any River City Bank employee, River City Bank director or officer of River City Bank, or grant any salary or wage increase or increase any River City Bank compensation and employee benefit plan, except River City Bank may award normal individual increases in compensation to River City Bank employees in the ordinary course of business consistent with past practice;

•

enter into, establish, adopt or amend (except (i) as may be required by applicable law, (ii) to satisfy existing contractual obligations, or (iii) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any River City Bank employee, River City Bank director or officer of River City Bank, or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder;

•

except as disclosed in the merger agreement, sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business and in a transaction that is not material to it;

•

except as disclosed in the merger agreement, acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of, the assets, business, deposits or properties of any other person;

•	amend its articles of incorporation or bylaws;

•	implement or adopt any change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles;

•

except in the ordinary course of business consistent with past practice, enter into or terminate any material contract (as defined in the merger agreement) or amend or modify in any material respect any of its existing material contracts. Additionally, River City Bank may not enter into or become bound by any contracts, agreements, commitments or understandings (other than those permitted elsewhere in the merger agreement – see Section 4.1 of the merger agreement) (i) for or with respect to any charitable contributions exceeding the budgeted amounts; (ii) pursuant to which River City Bank would assume, guarantee, endorse or otherwise become liable for the debt, liability or obligation of any other person; (iii) which is entered into other than in the ordinary course of its business; or (iv) which, in the case of any one contract, agreement, commitment or understanding, and whether or not in the ordinary course of its business, would obligate or commit River City Bank to make expenditures over any period of time of more than $50,000 (other than contracts, agreements, commitments or understandings entered into in the ordinary course of River City Bank’s lending operations and expenses incurred in connection with the merger agreement, the merger and the transactions contemplated thereby);

•

except in the ordinary course of business consistent with past practice, settle any claim, action or proceeding, except for any claim, action or proceeding which does not involve precedent for other material claims, actions or proceedings and which involve solely money damages in an amount, individually or in the aggregate for all such settlements, that is not material to River City Bank;

•

(i) take any action that would, or is reasonably likely to, prevent or impede the merger from qualifying as a reorganization within the meaning of Section 368 of the Code; or (ii) take any action that is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in the merger agreement being or becoming untrue in any material respect at any time at or prior to the effective time, (y) any of the conditions to the merger set forth in the merger agreement not being satisfied or (z) a material violation of any provision of the merger agreement except, in each case, as may be required by applicable law or regulation;

•

except as required by applicable law or regulation, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices; (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk; or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk;

•	incur any indebtedness for borrowed money other than in the ordinary course of business;

•

mortgage, pledge or subject any of its assets to, or permit any of its assets to become or, except for those liens previously disclosed to Village Bank and Trust Financial Corp., remain subject to, any lien (other than in the ordinary course of business consistent with its past practices in connection with securing public funds deposits, repurchase agreements, or Federal Home Loan Bank borrowings);

•

waive, release or compromise any rights in its favor against or with respect to any of its officers, River City Bank directors or shareholders or members of families of officers, River City Bank directors or shareholders, or waive, release or compromise any rights against or with respect to any other person except in the ordinary course of business and in good faith for fair value in money or money’s worth;

•

take any actions intended to materially increase or decrease the aggregate level of its deposits from that contemplated in the fiscal year 2008 budget provided to Village Bank and Trust Financial Corp.; and

•

except in the ordinary course of business in connection with any foreclosure of a mortgage or deed of trust securing a loan, bid for or purchase any real property which is covered by that mortgage or deed of trust or which is the subject of that foreclosure.

Conduct of Business Pending the Merger (Village Bank and Trust Financial Corp.)

Village Bank and Trust Financial Corp. agreed in the merger agreement not to, and to cause Village Bank not to, take certain actions until the merger became effective, without the prior written consent of River City Bank. Village Bank and Trust Financial Corp. agreed not to, and to cause Village Bank not to:

•

conduct its business and the business of its subsidiaries other than in the ordinary and usual course or fail to use reasonable efforts to preserve intact its business organizations and assets and maintain its rights, franchises and existing relations with customers, suppliers, employees and business associates, or take any action reasonably likely to have an adverse affect upon either its Village Bank’s ability to perform any of its material obligations under the merger agreement;

•

except as required by applicable law or regulation, (i) implement or adopt any material change in Village Bank’s interest rate and other risk management policies, procedures or practices; (ii) fail to follow its existing policies or practices with respect to managing Village Bank’s exposure to interest rate and other risk; or (iii) fail to use commercially reasonable means to avoid any material increase in Village Bank’s aggregate exposure to interest rate risk;

•

(i) take any action that would, or is reasonably likely to, prevent or impede the merger from qualifying as a reorganization within the meaning of Section 368 of the Code; or (ii) take any action that is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in the merger agreement being or becoming untrue in any material respect at any time at or prior to the effective time, (y) any of the conditions to the merger set forth in Article VII of the merger agreement not being satisfied or (z) a material violation of any provision of the merger agreement except, in each case, as may be required by applicable law or regulation;

•

enter into any agreement, arrangement or understanding with respect to the merger, acquisition, consolidation, share exchange or similar business combination involving itself and/or Village Bank, where the effect of such agreement, arrangement or understanding, or the consummation or effectuation thereof, would be reasonably likely to result in the termination of the merger agreement or materially delay or jeopardize the receipt of the approval of any governmental authority; provided, however, that nothing stated in the merger agreement prohibits any such transaction that by its terms contemplates the consummation of the merger in accordance with the provisions of the merger agreement and which treats holders of River City Bank common stock, upon completion of the merger and their receipt of Village Bank and Trust Financial Corp. common stock, in the same manner as the holders of Village Bank and Trust Financial Corp. common stock;

•	amend its or Village Bank’s articles of incorporation or bylaws;

•

except as disclosed and/or set forth in the merger agreement and outstanding on the date of the merger agreement, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of Village Bank and Trust Financial Corp. common stock or any rights to shares of Village Bank and Trust Financial Corp. common stock, (ii) enter into any agreement with respect to the foregoing, or (iii) permit any additional shares of Village Bank and Trust Financial Corp. common stock to become subject to new grants of employee or director stock options, other rights or similar stock-based employee rights; or grant or issue any options, warrants, calls, puts, or other rights of any kind relating to the purchase, redemption, or conversion of shares of its capital stock or any other securities (including securities convertible into capital stock) or enter into any agreement or understanding with respect to any such action;

•	implement or adopt any change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles;

•

(i) make, declare, pay or set aside for payment any dividend or declare or make any distribution on any shares of Village Bank and Trust Financial Corp. common stock or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of Village Bank and Trust Financial Corp.’s capital stock;

•

enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any Village Bank and Trust Financial Corp. employee, director or officer, or grant any salary or wage increase or increase any Village Bank and Trust Financial Corp. compensation and employee benefit plan, except Village Bank and Trust Financial Corp. may award normal individual increases in compensation to Village Bank and Trust Financial Corp. employees in the ordinary course of business consistent with past practice;

•

enter into, establish, adopt or amend (except (i) as may be required by applicable law or (ii) to satisfy existing contractual obligations) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any Village Bank and Trust Financial Corp. employee, director or officer and Trust Financial Corp., or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder;

•

except as disclosed in the merger agreement, sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business and in a transaction that is not material to it;

•

except as disclosed in the merger agreement, acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of, the assets, business, deposits or properties of any other person;

•	incur any indebtedness for borrowed money other than in the ordinary course of business;

•

mortgage, pledge or subject any of its assets to, or permit any of its assets to become or, except for those liens previously disclosed to River City Bank, remain subject to, any lien (other than in the ordinary course of business consistent with its past practices in connection with securing public funds deposits, repurchase agreements, or Federal Home Loan Bank borrowings);

•

waive, release or compromise any rights in its favor against or with respect to any of its officers, Village Bank and Trust Financial Corp. directors or shareholders or members of families of officers,

Village Bank and Trust Financial Corp. directors or shareholders, or waive, release or compromise any rights against or with respect to any other person except in the ordinary course of business and in good faith for fair value in money or money’s worth; and

•

except in the ordinary course of business in connection with any foreclosure of a mortgage or deed of trust securing a loan, bid for or purchase any real property which is covered by that mortgage or deed of trust or which is the subject of that foreclosure.

Accounting Treatment

The merger will be accounted for under the “purchase” method of accounting. Under the purchase method of accounting, the assets and liabilities of River City Bank, as of the completion of the merger, will be recorded at their fair values and the excess of purchase price over the fair value of net assets will be allocated to goodwill.

Financial statements of Village Bank and Trust Financial Corp. issued after the consummation of the merger will reflect such values and will not be restated retroactively to reflect the historical position or results of operations of River City Bank. The operating results of River City Bank will be reflected in Village Bank and Trust Financial Corp.’s consolidated financial statements from and after the date the merger is consummated. The unaudited pro forma combined consolidated financial statements contained in this joint proxy statement/prospectus have been prepared using the purchase method of accounting to account for the merger.

Management and Operations after the Merger

Directors and Executive Officers after the Merger. The executive officers of Village Bank and Trust Financial Corp. will not change as a result of the merger except that William D. Stegeman will become Senior Vice President of Village Bank. Also pursuant to the terms of the merger agreement, at the effective time of the merger the number of seats on the board of directors of Village Bank and Trust Financial Corp. shall be increased from nine to twelve, with four of the seats to be held by current River City Bank directors and eight of the seats to continue being held by current Village Bank and Trust Financial Corp. directors. The current Village Bank and Trust Financial Corp. directors, other than Dean T. Patrick, shall continue to serve as directors as of the effective date. River City Bank has selected O. Woodland Hogg, Michael A. Katzen, Charles E. Walton and John T. Wash, Sr. to fill the four River City Bank appointments. Each of these individuals has indicated his or her willingness to serve. All 12 directors shall continue to serve as directors until removed as provided by law or until the election or appointment of their respective successors. Messrs. Hogg, Katzen, Walton and Wash will also be appointed to the board of directors of Village Bank.

The following persons are expected to serve as directors of Village Bank and Trust Financial Corp. after the merger:

R. T. Avery, III, 58, has been a director of Village Bank and Trust Financial Corp. since 1998. Mr. Avery is President and co-founder of Chesterfield Construction Services, Inc., which trades as Emerald Homes. This company specializes in the “starter-home” sector of the residential construction market. Mr. Avery is a “Class B” director and is a nominee to serve as a director for a three-year term ending in 2011. See “Proposal II—Election of Directors of Village Bank and Trust Financial Corp.” beginning on page 81.

Donald J. Balzer, Jr., 52, has been a director of Village Bank and Trust Financial Corp. since 1998. Mr. Balzer is Chairman of the Board of Balzer & Associates, Inc., an architectural, engineering, surveying and landscape architectural firm. He is a Licensed Professional Engineer and served as President of Balzer & Associates, Inc. until his retirement in 2005. He currently serves as President of Cross Creek Development Corp. Mr. Balzer is a “Class C” director whose term expires in 2009.

Craig D. Bell, 50, is a founder of Village Bank and has been a director of Village Bank and Trust Financial Corp. since 1998. Mr. Bell is Chairman of the board of directors of Village Bank and Trust Financial Corp. He is a partner with the law firm of McGuireWoods LLP, where he is a member of the Business Tax Department and is the head of the State and Local Tax and Tax Litigation Groups. Mr. Bell is on the board of directors of the Community Tax Law Project, a non-profit provider of pro bono tax assistance to low income families; a Fellow of the American College of Tax Council; former Chair of both the Virginia State Bar Section of Taxation and the Virginia Bar Association Tax Section; a member of the Edgar J. Murdock Inn of Court for Tax; an adjunct Professor of Law at the College of William and Mary School of Law; and a Trustee of the Virginia War Museum. Mr. Bell retired from the Army Reserves in 2006 as a Lieutenant Colonel after completing 27 years of service. Mr. Bell is a “Class A” director whose term expires in 2010.

William B. Chandler, 58, has been a director of Village Bank and Trust Financial Corp. since 1998. Mr. Chandler is a co-owner in two corporations: Manchester Industries, Inc., which converts board and paper into sheets from roll stock for the printing industries, and Plastex Fabricators, Inc., which is a fabricator of industrial and commercial plastics used for décor in the retail industry. He currently is responsible for engineering, construction, safety and production of Manchester Industries and serves as its Vice President. Mr. Chandler is President of Plastex Fabricators located in Charlotte, North Carolina. Mr. Chandler is a “Class B” director and is a nominee to serve as a director for a three-year term ending in 2011. See “Proposal II—Election of Directors of Village Bank and Trust Financial Corp.” beginning on page 81.

R. Calvert Esleeck, Jr., 63, has been a director of Village Bank and Trust Financial Corp. since 1998. Mr. Esleeck recently retired as a practicing certified public accountant and President of the Midlothian area firm of Murray & Esleeck, P.C. He is licensed in Virginia and is a member of the American Institute of CPAs and the Virginia Society of CPAs. Mr. Esleeck is a combat veteran of the Vietnam War where he served as a Marine infantry officer. He also serves as President of the Families of the Wounded Fund, Inc., which provides assistance to the families of the wounded servicemen and women being treated at McGuire Veterans Hospital. Mr. Esleeck is a “Class B” director and is a nominee to serve as a director for a three-year term ending in 2011. See “Proposal II—Election of Directors of Village Bank and Trust Financial Corp.” beginning on page 81.

O. Woodland Hogg, Jr., 63, has been a director of River City Bank since 2003. Mr. Hogg is the owner and principal broker of ERA Woody Hogg & Associates, a real estate brokerage business. Mr. Hogg will be appointed as a “Class C” director of Village Bank and Trust Financial Corp. with a term expiring in 2009.

Michael A. Katzen, 55, has been a director of River City Bank since 2003. Mr. Katzen is a partner in the law firm of Katzen & Frye, P.C. Mr. Katzen will be appointed as a “Class C” director of Village Bank and Trust Financial Corp. with a term expiring in 2009.

Michael L. Toalson, age 55, has been a director of Village Bank and Trust Financial Corp. since 2004. Mr. Toalson is Executive Vice President of the HomeBuilders Association of Virginia. He heads the HBAV lobbying team before state lawmakers and regulators and is the chief administrative officer of the organization’s 6,000 members. Mr. Toalson is a “Class C” director whose term expires in 2009.

Charles E. Walton, 62, has been a director of River City Bank since 2003. Mr. Walton is the owner of Charles E. Walton & Co., P.C., an accounting firm. Mr. Walton will be appointed as a “Class B” director of Village Bank and Trust Financial Corp. with a term expiring in 2011.

John T. Wash, Sr., 63, has been a director of River City Bank since 2003. Mr. Wash has been a real estate investor and Managing Partner of Hanover Plaza Associates since 2005. Mr. Wash was previously President of Galeski Optical from 1977 to 2005. Mr. Wash will be appointed as a “Class A” director of Village Bank and Trust Financial Corp. with a term expiring in 2010.

George R. Whittemore, 58, has been a director of Village Bank and Trust Financial Corp. since 1998. Mr. Whittemore is currently retired. He is a member of the board of directors of Supertel Hospitality, Inc. (formerly Humphrey Hospitality Trust, Inc.), a publicly traded real estate investment trust that owns limited service hotels. He was a consultant to Supertel Hospitality, Inc. from August 2004 to August 2005 and its President from November 2001 to August 2004. Mr. Whittemore served as a Director and Senior Vice President/Senior Administrative Officer of Anderson & Strudwick, Inc., a brokerage firm, from November 1996 until November 2001. Mr. Whittemore is a director of Prime Group Realty Trust, Inc., a publicly traded real estate investment trust that primarily owns commercial office buildings. He is also a director of Lightstone Value Plus REIT, a non-publicly traded real estate investment trust that owns various types of income producing real estate. Mr. Whittemore is a “Class A” director whose term expires in 2010.

Thomas W. Winfree, age 63, has been a director of Village Bank and Trust Financial Corp. since 2001. Mr. Winfree has served as Chief Executive Officer and President of Village Bank and Trust Financial Corp. since its inception. He has also served as President and Chief Executive Officer of Village Bank since 2001. Mr. Winfree has over 38 years of banking experience. He served as President of the Chesterfield Chamber of Commerce during 2004 and has recently been appointed to again serve on the Chamber’s board of directors. Mr. Winfree is also a founding member and Director of the Families of the Wounded Fund, Inc., an organization dedicated to helping families of wounded soldiers. He currently serves on the Dean’s Advisory Council for the University of Richmond, the John Tyler Foundation Board, the Chesterfield Business Council Board, and the St. Francis Citizens Board. Mr. Winfree is a “Class A” director whose term expires in 2010.

In addition to Mr. Winfree, the following persons are expected to serve as executive officers of Village Bank and Trust Financial Corp. after the merger:

Dennis J. Falk, 49, has served as Senior Vice President—Commercial Banking of Village Bank since April 2006 and will continue to serve in that office post-merger. Prior to that, Mr. Falk served as Senior Vice President for SunTrust Bank and was employed by SunTrust (and its predecessor bank in the MidAtlantic region, Crestar Bank) for 14 years. Mr. Falk has over 27 years of banking industry experience.

Jack M. Robeson, 59, has served as Senior Vice President—Lending of Village Bank since August 2001 and will continue to serve in that office post-merger. Mr. Robeson served as Vice President for Bank of Essex from January 1996 to August 2001. Mr. Robeson has over 32 years of banking industry experience.

Raymond E. Sanders, 54, has served as Senior Vice President of Village Bank and Trust Financial Corp. since July 2002 and will continue to serve in that office post-merger. He has served as Senior Vice President and Chief Operating Officer of Village Bank since June 2004 and served as Vice President—Retail Banking from July 2002 to June 2004. Mr. Sanders previously served as President of Seasons Mortgage Group from October 1993 until the company was sold in May 2001. He has over 32 years of experience in retail and mortgage banking.

William D. Stegeman, 49, will become Senior Vice President of Village Bank. Mr. Stegeman has been the President and Chief Executive Officer of River City Bank since its formation process starting in 2003 and opening in 2004. From 1999 to 2003, Mr. Stegeman held management positions with Eastern Virginia Bankshares, Inc., including President and Managing Director of EVB Investments, Inc. and Senior Vice President and Chief Operating Officer of Hanover Bank. Mr. Stegeman has over 27 years of banking industry experience.

C. Harril Whitehurst, Jr., 57, has served as Senior Vice President and Chief Financial Officer of Village Bank and Trust Financial Corp. since its inception and will continue to serve in that office post-merger. He has served as Senior Vice President and Chief Financial Officer of Village Bank since September 2003. Mr. Whitehurst served as a Director for RSM McGladrey from July 2000 to September 2003. Mr. Whitehurst has over 30 years experience in providing audit, accounting and business advice to financial institutions.

For additional information regarding the compensation of the individuals who will serve as the directors and executive officers of Village Bank and Trust Financial Corp. after the merger, please refer to Village Bank’s amended Annual Report on Form 10-KSB/A for the fiscal year ended December 31, 2007 located at Annex E, and River City Bank’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007 located at Annex G.

Articles of Incorporation and Bylaws. The articles of incorporation and bylaws of the survivor of the merger will be the same as the articles of incorporation and bylaws of Village Bank.

Restrictions on Resale of Village Bank and Trust Financial Corp. Common Stock Received in the Merger

Shares of Village Bank and Trust Financial Corp. common stock issued in the merger will not be subject to any restrictions on transfer arising under the Securities Act, except for shares of Village Bank and Trust Financial Corp. common stock issued to any River City Bank shareholder who may be deemed to be an “affiliate” of Village Bank and Trust Financial Corp. after completion of the merger. Former River City Bank shareholders who were affiliates of River City Bank before completion of the merger and who are not affiliates of Village Bank and Trust Financial Corp. after the completion of the merger may sell their shares of Village Bank and Trust Financial Corp. common stock received in the merger at any time. Former River City Bank shareholders who are or become affiliates of Village Bank and Trust Financial Corp. after completion of the merger will remain or be subject to the volume and sale limitations of Rule 144 under the Securities Act, until they are no longer affiliates of Village Bank and Trust Financial Corp.

This joint proxy statement/prospectus does not cover resales of Village Bank and Trust Financial Corp. common stock received by any person upon completion of the merger, and no person is authorized to make any use of this joint proxy statement/prospectus in connection with any resale.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a discussion of material U.S. federal income tax consequences of the merger generally applicable to holders of River City Bank common stock who, in the merger, exchange their River City Bank common stock for Village Bank and Trust Financial Corp. common stock and/or cash. The following discussion is based on and subject to the Internal Revenue Code, the regulations promulgated under the Internal Revenue Code, and existing administrative rulings and court decisions, all as in effect on the date of this joint proxy statement/prospectus and all of which are subject to change, possibly with retroactive effect. This discussion addresses only those River City Bank shareholders that hold their shares of River City Bank common stock as a capital asset. In addition, this discussion does not address all the U.S. federal income tax consequences that may be relevant to River City Bank shareholders in light of their particular circumstances or the U.S. federal income tax consequences to River City Bank shareholders that are subject to special rules, such as, without limitation:

•	partnerships, subchapter S corporations or other pass-through entities;

•	foreign persons, foreign entities or U.S. expatriates;

•	mutual funds, banks, thrifts or other financial institutions;

•	tax-exempt organizations or pension funds;

•	insurance companies;

•	dealers or traders in securities;

•

River City Bank shareholders who received their shares of River City Bank common stock through a benefit plan or a tax-qualified retirement plan or through the exercise of employee stock options or similar derivative securities or otherwise as compensation;

•	River City Bank shareholders who River City Bank shareholders who may be subject to the alternative minimum tax provisions of the Internal Revenue Code;

•	River City Bank shareholders whose functional currency is not the U.S. dollar; and

•

River City Bank shareholders who hold River City Bank common stock as part of a hedge, appreciated financial position, straddle, synthetic security, conversion transaction or other integrated investment.

Furthermore, this discussion does not address any tax consequences arising under the laws of any state, locality or foreign jurisdiction. This discussion does not purport to be a comprehensive analysis or description of all potential U.S. federal income tax consequences of the merger.

River City Bank shareholders should consult their own tax advisors as to the specific tax consequences to them of the merger in light of their particular circumstances, including the applicability and effect of U.S. federal, state, local, foreign and other tax laws.

Exchange of River City Bank Common Stock for Village Bank and Trust Financial Corp. Common Stock and Cash. River City Bank and Village Bank and Trust Financial Corp. each anticipate that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. It is a condition to the completion of the merger that River City Bank receive a written opinion from Williams Mullen and Village Bank and Trust Financial Corp. receive a written opinion from McGuireWoods LLP, in each case dated as of the effective date of the merger, both to the effect that the merger will qualify as such a reorganization. The opinions will rely on specified assumptions, including assumptions regarding the absence of changes in existing facts and law and the completion of the merger in the manner contemplated by the merger agreement, and representations and covenants made by River City Bank, Village Bank and Trust Financial Corp. and Village Bank, including those contained in representation letters of officers of River City Bank, Village Bank and Trust Financial Corp. and Village Bank. If any of those representations, covenants or assumptions is inaccurate, the opinions cannot be relied upon, and the U.S. federal income tax consequences of the merger could differ from those discussed here. In addition, these opinions are not binding on the United States Internal Revenue Service, or any court, and neither River City Bank nor Village Bank and Trust Financial Corp. intends to request a ruling from the IRS regarding the U.S. federal income tax consequences of the merger. Consequently, there can be no certainty that the IRS will not challenge the conclusions reflected in the opinions or that a court would not sustain such a challenge.

Assuming that the merger qualifies as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, the material U.S. federal income tax consequences to a River City Bank shareholder of the exchange of River City Bank common stock for Village Bank and Trust Financial Corp. common stock and cash pursuant to the merger will be as follows:

Exchange of River City Bank Common Stock Solely for Village Bank and Trust Financial Corp. Common Stock. A holder of River City Bank common stock who exchanges all of his or her River City Bank common stock solely for Village Bank and Trust Financial Corp. common stock will not recognize income, gain or loss for U.S. federal income tax purposes, except, as discussed below, with respect to cash received in lieu of fractional shares of Village Bank and Trust Financial Corp. common stock.

Cash in Lieu of Fractional Shares. Holders of River City Bank common stock who receive cash in lieu of fractional shares of Village Bank and Trust Financial Corp. common stock in the merger generally will be treated as if the fractional shares of Village Bank and Trust Financial Corp. common stock had been distributed to them as part of the merger, and then redeemed by Village Bank and Trust Financial Corp. in exchange for the cash actually distributed in lieu of the fractional shares, with the redemption generally qualifying as an “exchange” under Section 302 of the Internal Revenue Code, as described below. Consequently, those holders generally will recognize capital gain or loss with respect to the cash payments they receive in lieu of fractional shares measured by the difference between the amount of cash received and the tax basis allocated to the fractional shares.

Exchange of River City Bank Common Stock Solely for Cash. A holder of River City Bank common stock who exchanges his or her River City Bank common stock actually owned solely for cash, while any River City Bank common stock constructively owned by that holder under Section 318 of the Internal Revenue Code, as described below, is also exchanged solely for cash, will recognize capital gain or loss measured by the difference between the holder’s adjusted basis for the River City Bank common stock exchanged and the cash received.

A holder of River City Bank common stock who exchanges his or her River City Bank common stock actually owned solely for cash, while any River City Bank common stock constructively owned by that holder under Section 318 of the Internal Revenue Code, as described below, is exchanged in full or part for common stock of Village Bank and Trust Financial Corp., will be treated as if that River City Bank common stock exchanged for cash was redeemed by Village Bank and Trust Financial Corp. in return for such cash.

Exchange of River City Bank Common Stock for Village Bank and Trust Financial Corp. Common Stock and Cash. A holder of River City Bank common stock who exchanges his or her River City Bank common stock actually owned for a combination of cash and common stock of Village Bank and Trust Financial Corp. will recognize income or gain in an amount equal to the lesser of (a) the amount of cash received, or (b) the gain realized on the exchange. The gain realized on the exchange will equal the fair market value of Village Bank and Trust

Financial Corp. common stock received plus the amount of cash received, less the holder’s adjusted tax basis in the shares of River City Bank common stock exchanged by the holder. No loss may be recognized by a holder of River City Bank common stock from the combined distribution of cash and Village Bank and Trust Financial Corp. common stock or the stock distribution.

Possible Treatment of Cash as a Dividend. Whether the cash received by a holder of River City Bank common stock, in those situations described in the immediately preceding two paragraphs, will be treated as capital gain or as ordinary dividend income is determined under the principles of Section 302 of the Internal Revenue Code. In applying these principles, the holder is treated as if shares of Village Bank and Trust Financial Corp. having a fair market value equal to the cash paid to the holder had been distributed by Village Bank and Trust Financial Corp. to the holder with such shares of Village Bank and Trust Financial Corp. common stock then being redeemed by Village Bank and Trust Financial Corp. in return for the cash. If this hypothetical redemption constitutes an “exchange” under Section 302 of the Internal Revenue Code, taking into account the holder’s actual and constructive ownership of River City Bank common stock under Section 318 of the Internal Revenue Code, the holder of River City Bank common stock who receives cash will recognize capital gain measured by the difference between that holder’s adjusted basis for the River City Bank common stock exchanged and the cash received. If the hypothetical redemption does not qualify as an “exchange” under Section 302 of the Internal Revenue Code, the cash received by the holder will be treated as ordinary dividend income, generally to the extent of the holder’s ratable share of accumulated earnings and profits. To the extent the cash distribution exceeds the holder’s ratable share of accumulated earnings and profits, the amount received will be applied against and reduce the holder’s adjusted basis in his or her stock and any excess will be treated as gain from the sale or exchange of the stock.

In general, whether this hypothetical redemption constitutes an “exchange” under Section 302 of the Internal Revenue Code will depend upon whether and to what extent the hypothetical redemption reduces the holder’s percentage stock ownership in Village Bank and Trust Financial Corp. The hypothetical redemption will be treated as an “exchange” if, under the principles of Section 302 of the Internal Revenue Code, the hypothetical redemption is (a) “substantially disproportionate,” (b) “not essentially equivalent to a dividend” or (c) results in a “complete termination” of the holder’s interest in Village Bank and Trust Financial Corp. common stock.

In general, the determination of whether the hypothetical redemption will be “substantially disproportionate” will require a comparison of (x) the percentage of the outstanding voting stock of Village Bank and Trust Financial Corp. that the holder of River City Bank common stock is deemed to actually and constructively own immediately before the hypothetical redemption by Village Bank and Trust Financial Corp. and (y) the percentage of the outstanding voting stock of Village Bank and Trust Financial Corp. actually and constructively owned by the holder immediately after the hypothetical redemption by Village Bank and Trust Financial Corp. Generally, the hypothetical redemption will be “substantially disproportionate” if the percentage described in (y) above is less than 80% of the percentage described in (x) above.

Whether the hypothetical redemption is “not essentially equivalent to a dividend” with respect to the holder will depend on the holder’s particular circumstances. In order for the hypothetical redemption to be “not essentially equivalent to a dividend,” the hypothetical redemption must result in a “meaningful reduction” in the holder’s percentage stock ownership of the merged company’s common stock. The Internal Revenue Service has ruled that a minority shareholder in a publicly traded corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs is considered to have a “meaningful reduction” generally if such shareholder has some reduction in such shareholder’s percentage stock ownership. Holders should consult their tax advisors as to the applicability of the ruling to their own individual circumstances.

The hypothetical redemption will result in a “complete termination” of the holder’s interest in Village Bank and Trust Financial Corp. common stock if either (i) all of the shares actually and constructively owned by the shareholder are exchanged for cash pursuant to the merger or (ii) all of the shares actually owned by the holder are exchanged pursuant to the merger and the holder is eligible to waive, and effectively waives, the attribution of shares constructively owned by the holder in accordance with the procedures described in Section 302(c)(2) of the Internal Revenue Code. Only family attribution, as referred to below, may be waived under Section 302(c)(2) of the Internal Revenue Code.

Taxation of Capital Gain. Any capital gain recognized by any holder of River City Bank common stock under the above discussion will be long-term capital gain if the holder has held the River City Bank common stock for more than twelve months at the time of the exchange. In the case of a non-corporate holder, that long-term capital gain may be subject to a maximum federal income tax of 15%. The deductibility of capital losses by shareholders may be limited.

Basis in Village Bank and Trust Financial Corp. Common Stock. Each holder’s aggregate tax basis in Village Bank and Trust Financial Corp. common stock received in the merger will be the same as the holder’s aggregate tax basis in the River City Bank common stock exchanged, decreased by the amount of any cash received in the merger and by the amount of any tax basis allocable to any fractional share interest for which cash is received and increased by any gain recognized in the exchange. The holding period of Village Bank and Trust Financial Corp. common stock received by a holder in the merger will include the holding period of the River City Bank common stock exchanged in the merger to the extent the River City Bank common stock exchanged is held as a capital asset at the time of the merger.

Constructive Ownership. In applying the constructive ownership provisions of Section 318 of the Internal Revenue Code, a holder of River City Bank common stock may be deemed to own stock that is owned directly or indirectly by other persons, such as certain family members and entities such as trusts, corporations, partnerships or other entities in which the holder has an interest. Since the constructive ownership provisions are complex, holders should consult their tax advisors as to the applicability of these provisions.

Backup Withholding and Reporting Requirements

Holders of River City Bank common stock, other than certain exempt recipients, may be subject to backup withholding at a rate of 28% with respect to any cash payment received in the merger. However, backup withholding will not apply to any holder who either (a) furnishes a correct taxpayer identification number and certifies that he or she is not subject to backup withholding by completing the substitute Form W-9 that will be included as part of the election form and the transmittal letter, or (b) otherwise proves to Village Bank and Trust Financial Corp. and its exchange agent that the holder is exempt from backup withholding.

Shareholders also will be required to file certain information with their federal income tax returns and to retain certain records with regard to the merger.

The discussion of U.S. federal income tax consequences set forth above is for general information only and does not purport to be a complete analysis or listing of all potential tax effects that may apply to a holder of River City Bank common stock. We strongly encourage shareholders of River City Bank to consult their tax advisors to determine the particular tax consequences to them of the merger, including the application and effect of federal, state, local, foreign and other tax laws.

PROPOSAL II—ELECTION OF DIRECTORS OF VILLAGE BANK AND TRUST FINANCIAL CORP.

The Village Bank and Trust Financial Corp. board of directors currently consists of nine directors. Three members of the board of directors have been nominated for election as directors at the Annual Meeting for a three-year term ending in 2011. Six other directors are serving terms that end in either 2009 or 2010, as indicated below.

The election of each nominee for director requires the affirmative vote of the holders of a plurality of the shares of Village Bank and Trust Financial Corp. common stock cast in the election of directors. If the proxy is executed in such manner as not to withhold authority for the election of any or all of the nominees for directors, then the persons named in the proxy will vote the shares represented by the proxy for the election of the three nominees named below. If the proxy indicates that the shareholder wishes to withhold a vote from one or more nominees for director, such instructions will be followed by the persons named in the proxy.

Each nominee has consented to being named in this joint proxy statement/prospectus and has agreed to serve, if elected. The board of directors has no reason to believe that any of the nominees will be unable or unwilling to serve. If, at the time of the Annual Meeting, any nominee is unable or unwilling to serve as a director, votes will be cast, pursuant to the enclosed proxy, for such substitute nominee as may be nominated by the board of directors. There are no current arrangements between any nominee and any other person pursuant to which a nominee was selected. No family relationships exist among any of the directors or between any of the directors and executive officers of Village Bank and Trust Financial Corp.

The following biographical information discloses each nominee’s age, business experience in the past five years and the year each individual was first elected to the board of directors of Village Bank and Trust Financial Corp. or its predecessor, Village Bank. Unless otherwise specified, each nominee has held his current position for at least five years.

Nominees for Election as Directors

For Three-Year Terms to Expire in 2011 (Class B)

R.T. Avery, III, 58, has been a director of Village Bank and Trust Financial Corp. since 1998. Mr. Avery is President and co-founder of Chesterfield Construction Services, Inc., which trades as Emerald Homes. This company specializes in the “starter-home” sector of the residential construction market.

William B. Chandler, 58, has been a director of Village Bank and Trust Financial Corp. since 1998. Mr. Chandler is a co-owner in two corporations: Manchester Industries, Inc., which converts board and paper into sheets from roll stock for the printing industries, and Plastex Fabricators, Inc., which is a fabricator of industrial and commercial plastics used for décor in the retail industry. He currently is responsible for engineering, construction, safety and production of Manchester Industries and serves as its Vice President. Mr. Chandler is President of Plastex Fabricators located in Charlotte, North Carolina.

R. Calvert Esleeck, Jr., 63, has been a director of Village Bank and Trust Financial Corp. since 1998. Mr. Esleeck recently retired as a practicing certified public accountant and President of the Midlothian area firm of Murray & Esleeck, P.C. He is licensed in Virginia and is a member of the American Institute of CPAs and the Virginia Society of CPAs. Mr. Esleeck is a combat veteran of the Vietnam War where he served as a Marine infantry officer. He also serves as President of the Families of the Wounded Fund, Inc., which provides assistance to the families of the wounded servicemen and women being treated at McGuire Veterans Hospital.

THE VILLAGE BANK AND TRUST FINANCIAL CORP. BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE NOMINEES SET FORTH ABOVE.

Incumbent Directors

Whose Terms Expire in 2010 (Class A)

Craig D. Bell, George R. Whittemore and Thomas W. Winfree are “Class A” directors whose terms expire in 2010. For more information about Messrs. Bell, Whittemore and Winfree, see “Proposal I—Approval of the Merger and Related Matters— Management and Operations After the Merger” beginning on page 74.

Whose Terms Expire in 2009 (Class C)

Donald J. Balzer, Jr., Dean T. Patrick and Michael L. Toalson are “Class C” directors whose terms expire in 2009. For more information about Messrs. Balzer and Toalson, see “Proposal I—Approval of the Merger and Related Matters— Management and Operations After the Merger” beginning on page 74.

Dean T. Patrick, 47, is a founder of Village Bank and has been a director of Village Bank and Trust Financial Corp. since 1998. Mr. Patrick has been President of Patrick Construction for the past 26 years and a developer for 13 years. Mr. Patrick is also a licensed real estate broker and President of Ted Patrick Realty. Mr. Patrick is a “Class C” director whose term expires in 2009.

Village Bank and Trust Financial Corp. Board of Directors after the Merger

As of the closing of the merger, the number of seats on the board of directors of Village Bank and Trust Financial Corp. will be increased from nine to twelve, with four of the seats to be held by current River City Bank directors and eight of the seats to continue being held by current Village Bank and Trust Financial Corp. directors. The current Village Bank and Trust Financial Corp. directors, other than Dean T. Patrick, will continue to serve as directors as of the effective date. River City Bank has selected O. Woodland Hogg, Michael A. Katzen, Charles E. Walton and John T. Wash, Sr. to fill the four River City Bank appointments. Each of these individuals has indicated his or her willingness to serve. All 12 directors shall continue to serve as directors until removed as provided by law or until the election or appointment of their respective successors. See “Proposal I—Approval of the Merger and Related Matters— Management and Operations After the Merger” beginning on page 74.

Security Ownership of Village Bank and Trust Financial Corp. Management

The following table sets forth, as of June 30, 2008, unless otherwise noted, certain information with respect to beneficial ownership of shares of Village Bank and Trust Financial Corp. common stock by each of the members of the Village Bank and Trust Financial Corp. board of directors, by the Village Bank and Trust Financial Corp. named executive officers, by owners of more than 5% of shares of Village Bank and Trust Financial Corp. common stock known to Village Bank and Trust Financial Corp., and by all directors and executive officers as a group. Beneficial ownership includes shares, if any, held in the name of the spouse, minor children or other relatives of a director living in such person’s home, as well as shares, if any, held in the name of another person under an arrangement whereby the director or executive officer can vest title in himself at once or at some future time.

	Amount and Nature of Beneficial Ownership
Name	Number of Shares	Percentage of Class (%)
Directors
R.T. Avery (1)	77,554	2.95%
Donald J. Balzer, Jr. (2)	66,716	2.53%
Craig D. Bell (3)	69,012	2.62%
William B. Chandler (4)	67,411	2.56%
R. Calvert Esleeck, Jr. (5)	34,811	1.32%
Dean T. Patrick (6)	58,798	2.23%
Michael L. Toalson (7)	6,611	0.25%
George R. Whittemore (8)	27,911	1.06%
Thomas W. Winfree (9)	97,054	3.63%

Executive Officers
Dennis J. Falk (10)	4,082	0.16%
Jaqueline M. Robeson (11)	21,176	0.80%
Raymond E. Sanders (12)	25.379	0.96%
C. Harril Whitehurst, Jr. (13)	32,028	1.21%

Certain Beneficial Owners
John S. Clark (14)	248,419	9.47%
1633 Broadway, 30th Floor
New York, NY 10019

Directors and Officers as a group (13 persons)	588,543	20.77%

(1)	Amount disclosed includes 5,000 shares of Common Stock owned by Mr. Avery; 5,200 shares of Common Stock in Mr. Avery’s Simplified Employee Pension Plan; 1,200 shares of Common Stock in Mr. Avery’s IRA account; 3,200 shares of Common Stock in Mr. Avery’s 401(k) account; 3,070 shares of Common Stock owned by Mr. Avery’s children; 49,773 shares of Common Stock owned by Mr. Avery’s spouse; and options to acquire 10,111 shares of Common Stock.
(2)	Amount disclosed includes 44,240 shares of Common Stock owned by Mr. Balzer; 3,265 shares of Common Stock in Mr. Balzer’s IRA account; 5,000 shares of Common Stock owned by DJB Family Ltd. Partnership; 1,100 shares of Common Stock owned by Mr. Balzer’s spouse; 3,000 shares of Common Stock owned by Mr. Balzer’s children; and options to acquire 10,111 shares of Common Stock,
(3)	Amount disclosed includes 43,600 shares of Common Stock owned by Mr. Bell; 8,200 shares of Common Stock in Mr. Bell’s IRA account; 1,000 shares owned by Mr. Bell’s father; 100 shares owned jointly with Mr. Bell’s brother; and options to acquire 16,112 shares of Common Stock.

(4)	Amount disclosed includes 51,300 shares of Common Stock owned by Mr. Chandler; 6,000 shares of Common Stock owned by Mr. Chandler’s children; and options to acquire 10,111 shares of Common Stock.
(5)	Amount disclosed includes 7,400 shares of Common Stock owned by Mr. Esleeck; 190 shares of Common Stock in Mr. Esleeck’s Roth IRA account; 1,766 shares of Common Stock in Mr. Esleeck’s IRA account; 9,712 shares of Common Stock owned by Mr. Esleeck’s spouse; 5,632 shares of Common Stock owned by Mr. Esleeck’s children; and options to acquire 10,111 shares of Common Stock.
(6)	Amount disclosed includes 19,960 shares of Common Stock owned by Mr. Patrick; 20,927 shares of Common Stock in Mr. Patrick’s IRA account; 1,800 shares of Common Stock owned by Mr. Patrick’s children and parents; and options to acquire 16,111 shares of Common Stock.
(7)	Amount disclosed includes 3,770 shares of Common Stock owned by Mr. Toalson; 1,230 shares of Common Stock in Mr. Toalson’s IRA account; and options to acquire 1,611 shares of Common Stock.
(8)	Amount disclosed includes 2,600 shares of Common Stock owned by Mr. Whittemore; 1,300 shares of Common Stock in Mr. Whittemore’s IRA account; 2,400 shares of Common Stock in Mr. Whittemore’s Simple IRA account; 11,500 shares of Common Stock owned by Mr. Whittemore’s spouse; and options to acquire 10,111 shares of Common Stock.
(9)	Amount disclosed includes 43,715 shares of Common Stock owned by Mr. Winfree; 666 shares of Common Stock in Mr. Winfree’s IRA account; 1,323 shares of Common Stock in Mr. Winfree’s Roth IRA account; 200 shares of Common Stock owned by Mr. Winfree’s son; and options to acquire 51,150 shares of Common Stock.
(10)	Amount disclosed includes 1,082 shares of Common Stock owned by Mr. Falk and options to acquire 3,000 shares of Common Stock.
(11)	Amount disclosed includes 76 shares of Common Stock owned by Mr. Robeson and options to acquire 21,100 shares of Common Stock.
(12)	Amount disclosed includes 279 shares of Common Stock owned by Mr. Sanders and options to acquire 25,100 shares of Common Stock.
(13)	Amount disclosed includes 4,928 shares of Common Stock owned by Mr. Whitehurst and options to acquire 27,100 shares of Common Stock.
(14)	Mr. Clark beneficially owns 248,419 shares of Common Stock. Mr. Clark has sole voting and dispositive power with respect to 216,419 shares of Common Stock, which includes 12,000 shares of Common Stock held by trusts for which he serves as sole trustee. Mr. Clark has shared voting and dispositive power with respect to 32,000 shares of Common Stock deemed beneficially owned by his spouse.

Director and Executive Compensation

For additional information regarding Village Bank and Trust Financial Corp. director and executive compensation, please refer to pages 9 to 19 of Village Bank and Trust Financial Corp.’s amendment to its Annual Report on Form 10-KSB/A for the fiscal year ended December 31, 2007, attached as Annex E.

Section 16(a) Beneficial Ownership Reporting Compliance

For additional information regarding the Section 16(a) beneficial ownership reporting compliance by the Village Bank and Trust Financial Corp. directors, executive officers and any persons who own more than 10% of the outstanding shares of Village Bank and Trust Financial Corp. common stock, please refer to page 21 of Village Bank and Trust Financial Corp.’s amendment to its Annual Report on Form 10-KSB/A for the fiscal year ended December  31, 2007, attached as Annex E.

Corporate Governance

For additional information regarding the corporate governance of Village Bank and Trust Financial Corp., please refer to pages 5 to 8 of Village Bank and Trust Financial Corp.’s amendment to its Annual Report on Form 10-KSB/A for the fiscal year ended December 31, 2007, attached as Annex E.

Transactions with Management

For additional information regarding the transactions with management and other related persons of Village Bank and Trust Financial Corp., please refer to page 22 of Village Bank and Trust Financial Corp.’s amendment to its Annual Report on Form 10-KSB/A for the fiscal year ended December 31, 2007, attached as Annex E.

Litigation

There are no legal proceedings to which any director, officer or associate of Village Bank and Trust Financial Corp. is a party that would be material and adverse to Village Bank and Trust Financial Corp.

PROPOSAL III—RATIFICATION OF VILLAGE BANK AND TRUST FINANCIAL CORP.

INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The board of directors has appointed the firm of BDO Seidman, LLP as the independent registered public accounting firm to audit the consolidated financial statements of Village Bank and Trust Financial Corp. for the fiscal year ending December 31, 2008 and is submitting that appointment to the Village Bank and Trust Financial Corp. shareholders for ratification. BDO Seidman, LLP audited the financial statements of Village Bank and Trust Financial Corp. for the year ended December 31, 2007. A majority of the votes cast at the meeting by holders of Village Bank and Trust Financial Corp. common stock is required for the ratification of the appointment of the independent registered public accounting firm.

Representatives of BDO Seidman, LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

If shareholders do not ratify this appointment, the Village Bank and Trust Financial Corp. board will reconsider the appointment of BDO Seidman, LLP for the fiscal year ending December 31, 2009.

For additional information regarding fees and policies concerning Village Bank and Trust Financial Corp.’s independent registered public accounting firm and the report of the Village Bank and Trust Financial Corp. audit committee, please refer to page 25 of Village Bank and Trust Financial Corp.’s amendment to its Annual Report on Form 10-KSB/A for the fiscal year ended December 31, 2007, attached as Annex E.

Pre-Approval Policies

All audit related services, tax services and other services were pre-approved by Village Bank and Trust Financial Corp.’s Audit Committee, which concluded that the provision of such services by BDO Seidman, LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. Village Bank and Trust Financial Corp.’s Audit Committee’s charter provides for pre-approval of audit, audit-related and tax services. The charter authorizes Village Bank and Trust Financial Corp.’s Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services.

THE VILLAGE BANK AND TRUST FINANCIAL CORP. BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS RATIFY THE APPOINTMENT OF BDO SEIDMAN, LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2008.

INFORMATION ABOUT VILLAGE BANK AND TRUST FINANCIAL CORP.

AND RIVER CITY BANK

Village Bank and Trust Financial Corp.

Village Bank and Trust Financial Corp. was incorporated in January 2003 and was organized under the laws of the Commonwealth of Virginia as a bank holding company whose activities consist of investment in its wholly-owned subsidiary, Village Bank. Village Bank opened to the public on December 13, 1999 as a traditional community bank offering deposit and loan services to individuals and businesses in the Richmond, Virginia metropolitan area. During 2003, Village Bank and Trust Financial Corp. acquired or formed three wholly-owned subsidiaries of Village Bank, Village Bank Mortgage Corporation, a full service mortgage banking company, Village Insurance Agency, Inc., a full service property and casualty insurance agency, and Village Financial Services Corporation, a financial services company.

Village Bank and Trust Financial Corp. offers a wide range of banking and related financial services, including checking, savings, certificates of deposit and other depository services, and commercial, real estate and consumer loans. Village Bank and Trust Financial Corp. is a community-oriented and locally managed financial institution focusing on providing a high level of responsive and personalized services to our customers, delivered in the context of a strong direct relationship with its customers.

For the three months ended June 30, 2008, Village Bank and Trust Financial Corp. reported earnings of $179,000 or $0.07 per fully diluted share, compared to earnings of $178,000 or $0.07 per fully diluted share for the same period in 2007. As of June 30, 2008, Village Bank and Trust Financial Corp. reported, on a consolidated basis, total assets of $401 million, net loans of $340 million, deposits of $326 million and shareholders’ equity of $28 million. For additional information regarding Village Bank and Trust Financial Corp.’s results of operations and financial condition through June 30, 2008, please refer to Village Bank and Trust Financial Corp.’s Earnings Release for the quarter ended June 30, 2008, which is attached as Annex J.

The principal executive offices of Village Bank and Trust Financial Corp. are located at 1231 Alverser Drive, Midlothian, VA 23113, telephone number (804) 897-3900. Village Bank and Trust Financial Corp. operates ten branch offices.

For additional important information regarding Village Bank and Trust Financial Corp., please refer to the following documents which are part of the this joint proxy statement/prospectus:

•	Annex D, Village Bank and Trust Financial Corp.’s Annual Report on Form 10-KSB for the year ended December 31, 2007;

•	Annex E, Village Bank and Trust Financial Corp.’s amendment to its Annual Report on Form 10-KSB/A for the year ended December 31, 2007; and

•	Annex F, Village Bank and Trust Financial Corp.’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008.

•	Annex J, Village Bank and Trust Financial Corp.’s Earnings Release for the quarter ended June 30, 2008.

River City Bank

River City Bank was incorporated in 2003 under the laws of Virginia and conducts general banking business under a Virginia charter. River City Bank is regulated by the Virginia State Corporation Commission’s Bureau of Financial Institutions and the Federal Reserve Bank of Richmond. River City Bank’s deposits are insured by the Federal Deposit Insurance Corporation. River City Bank opened its first office on July 1, 2004 at 6127 Mechanicsville Turnpike in Hanover County, Virginia. On September 7, 2005, River City Bank opened its second office at 8051 Mechanicsville Turnpike, also in Hanover County. River City Bank opened its third office at 109 East Nine Mile Road in Henrico County, Virginia on June 18, 2006.

River City Bank’s business primarily consists of accepting deposits and making loans. River City Bank provides a broad array of commercial and retail banking services and products, including commercial, residential real estate, mortgage, and consumer installment loans; a broad selection of deposit services, including automatic clearing house activities, sweep services, flexible deposit accounts, and ATM/debit card products; and a variety of personalized banking services targeted at small and medium sized businesses, individuals and related accounts.

For the three months ended June 30, 2008, River City Bank reported earnings of $73,713 or $0.04 per fully diluted share, compared to a loss of $(135,393) or $(0.08) per fully diluted share for the same period in 2007. As of June 30, 2008, River City Bank reported, on a consolidated basis, total assets of $143 million, net loans of $110 million, deposits of $122 million and shareholders’ equity of $15 million. For additional information regarding River City Bank’s results of operations and financial condition through June 30, 2008, please refer to River City Bank’s Earnings Release for the quarter ended June 30, 2008, which is attached as Annex K.

The principal executive offices of River City Bank are located at 6127 Mechanicsville Turnpike, Mechanicsville, Virginia 23111, telephone number (804) 569-0422.

For additional important information regarding River City Bank, please refer to the following documents which are part of this joint proxy statement/prospectus:

•	Annex G, River City Bank’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007; and

•	Annex H, River City Bank’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008.

•	Annex K, River City Bank’s Earnings Release for the quarter ended June 30, 2008.

SECURITIES OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT OF RIVER CITY BANK

The following table sets forth, as of June 30, 2008, certain information with respect to beneficial ownership of shares of River City Bank common stock by each of the members of the board of directors, by the executive officers, and by all directors and executive officers of River City Bank as a group. Beneficial ownership includes shares, if any, held in the name of the spouse, minor children or other relatives of a director living in such person’s home, as well as shares, if any, held in the name of another person under an arrangement whereby the director or executive officer can vest title in himself at once or at some future time.

	Amount and Nature of Beneficial Ownership
Name	Number of Shares (1)	Percent of Class (%) (2)
Timothy C. Bishop (3)	8,900	*
Zirkle Blakey, III (4)	4,880	*
Dr. William C. Bosher, Jr. (5)	24,375	1.35
Elwin W. Brooks, Jr. (3)	10,100	*
Leonard T. Bukowski (3)	16,732	*
Paul H. Connors (3)	23,000	1.28
Dr. E. Bruce Heilman (3) (6)	64,699	3.59
O. Woodland, Hogg, Jr. (3)	26,814	1.49
Michael A. Katzen (7)	14,900	*
Linda H. Marks (3)	13,000	*
James A. Motley, Jr. (4)	3,500	*
Gregory S. Nevi (3)	22,700	1.26
Joseph H. Seipel (3)	13,110	*
William D. Stegeman (5)	15,870	*
Charles E. Walton (7)	15,850	*
John T. Wash, Sr. (5)	21,896	1.22
Directors and executive officers as a group (16 persons) (8)	305,826	16.98

*	Percentage of ownership is less than one percent of the outstanding shares of common stock.
(1)	The number of shares beneficially owned by each holder is based upon the rules of the SEC. Under SEC rules, beneficial ownership includes any shares over which a person has sole or shared voting or investment power, as well as shares which the person has the right to acquire within 60 days by exercising any stock option or other right and shares of restricted stock that will vest within 60 days. Accordingly, this table includes shares that each person has the right to acquire within 60 days of April 13, 2008. Unless otherwise indicated, to the best of our knowledge, each person has sole investment and voting power (or shares that power with his or her spouse) over the shares in the table. By including in the table shares that he or she might be deemed beneficially to own under the SEC rules, a holder does not admit beneficial ownership of those shares for any other purpose.
(2)	Based on 1,801,178 shares of common stock issued and outstanding on April 25, 2008.
(3)	Amount disclosed includes 5,000 shares issuable under stock options exercisable within 60 days of April 13, 2008.
(4)	Amount disclosed includes 2,500 shares issuable under stock options exercisable within 60 days of April 13, 2008.
(5)	Amount disclosed includes 5,500 shares issuable under stock options exercisable within 60 days of April 13, 2008.

(6)	Amount disclosed includes shares of common stock beneficially owned by a trust of which Dr. Heilman serves as trustee.
(7)	Amount disclosed includes 6,000 shares issuable under stock options exercisable within 60 days of April 13, 2008.
(8)	Amount disclosed includes 83,500 shares issuable under stock options exercisable within 60 days of April 13, 2008.

DESCRIPTION OF VILLAGE BANK AND TRUST FINANCIAL CORP.

COMMON STOCK

General

Our authorized capital stock consists of 10,000,000 shares of common stock, par value $4.00 per share and 1,000,000 shares of preferred stock, $1.00 par value per share. As of August 6, 2008, there were 2,622,263 shares of common stock issued and outstanding held by 959 shareholders of record. The issued shares of common stock represent non-withdrawable capital, are not accounts of an insurable type, and are not federally insured. We do not have any shares of preferred stock issued or outstanding.

Common Stock

Voting Rights

Each holder of shares of common stock is entitled to one vote per share held on any matter submitted to a vote of shareholders. There are no cumulative voting rights in the election of directors.

Dividends

Holders of shares of common stock are entitled to receive dividends when and as declared by the board of directors out of funds legally available therefor. We are a corporation separate and distinct from Village Bank and its subsidiaries. Since most of our revenues will be received by us in the form of dividends or interest paid by our subsidiary, our ability to pay dividends will be subject to regulatory restrictions as described in “Price Range for Common Stock and Dividends” above.

No Preemptive or Conversion Rights

Holders of shares of our common stock do not have preemptive rights to purchase additional shares of our common stock, and have no conversion or redemption rights.

Calls and Assessments

All of the issued and outstanding shares of our common stock are non-assessable and non-callable.

Liquidation Rights

In the event of our liquidation, dissolution or winding up, the holders of shares of our common stock shall be entitled to receive, in cash or in kind, our assets available for distribution remaining after payment or provision for payment of our debts and liabilities.

Preferred Stock

Our board of directors is empowered to authorize the issuance, in one or more series, of shares of preferred stock at such times, for such purposes and for such consideration as it may deem advisable without shareholder approval. Our board is also authorized to fix the designations, voting, conversion, preference and other relative rights, qualifications and limitations of any such series of preferred stock.

Our board of directors, without shareholder approval, may authorize the issuance of one or more series of preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of our common stock and, under certain circumstances, discourage an attempt by others to gain control of us.

The creation and issuance of any series of preferred stock, and the relative rights, designations and preferences of such series, if and when established, will depend upon, among other things, our future capital needs, then existing market conditions and other factors that, in the judgment of the our board, might warrant the issuance of preferred stock.

Certain Provisions of the Articles of Incorporation, Bylaws and Virginia Law

General

Our articles of incorporation and bylaws contain provisions that could make more difficult an acquisition of us by means of a tender offer, a proxy contest or otherwise. These provisions are expected to discourage specific types of coercive takeover practices and inadequate takeover bids as well as to encourage persons seeking to acquire control to first negotiate with us. Although these provisions may have the effect of delaying, deferring or preventing a change in control, we believe that the benefits of increased protection through the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure the company outweigh the disadvantages of discouraging these proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

Classified Board of Directors

Our articles of incorporation divide the board of directors into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the board of directors will be elected at each annual meeting of shareholders. The classification of directors, together with the provisions in the articles and bylaws described below that limit the ability of shareholders to remove directors and that permit the remaining directors to fill any vacancies on the board of directors, will have the effect of making it more difficult for shareholders to change the composition of the board of directors. As a result, at least two annual meetings of shareholders may be required for the shareholders to change a majority of the directors, whether or not a change in the board of directors would be beneficial and whether or not a majority of shareholders believe that such a change would be desirable.

Increasing the Number of Directors

Under Virginia law, a board of directors may amend or repeal bylaws unless articles of incorporation or other provisions of Virginia law reserve such power exclusively in the shareholders or the shareholders, in adopting or amending particular bylaws, expressly prohibit the board of directors from amending or repealing that bylaw. Our articles of incorporation do not reserve the power to amend the bylaws to increase or decrease the number of directors exclusively to the shareholders and no bylaw, and no amendment thereto, expressly prohibits the board of directors from amending the bylaws to increase or decrease the number of directors. According to Virginia law, our board of directors may amend our bylaws at any time to increase or decrease the number of directors by up to 30% of the number of directors of all classes immediately following the most recent election of directors by the shareholders. In addition, the newly created directorships resulting from an increase in the number of authorized directors shall be filled by the affirmative vote of a majority of the directors then in office. As a result, if faced with an attempt to take control of our board, our directors may increase the size of the board and install directors opposed to the hostile takeover attempt.

Inability of Shareholders to Call Special Meetings

Pursuant to our bylaws, special meetings of shareholders may be called only by our president or the board of directors. As a result, shareholders are not able to act on matters other than at annual shareholders’ meetings unless they are able to persuade the president or a majority of the board of directors to call a special meeting.

Advance Notification Requirements

Our bylaws also require a shareholder who desires to nominate a candidate for election to the board of directors at annual shareholders meeting to provide us advance notice of at least 60 days before the date of the scheduled annual meeting.

Affiliated Transactions

The Virginia Stock Corporation Act contains provisions governing “Affiliated Transactions.” Affiliated Transactions include certain mergers and share exchanges, material dispositions of corporate assets not in the ordinary course of business, any dissolution of the corporation proposed by or on behalf of an Interested Shareholder (as defined below), or reclassifications, including reverse stock splits, recapitalizations or mergers of the corporation with its subsidiaries which have the effect of increasing the percentage of voting shares beneficially owned by an Interested Shareholder by more than 5%. For purposes of the provisions governing Affiliated Transactions, an “Interested Shareholder” is defined as any beneficial owner of more than 10% of any class of the voting securities of a Virginia corporation.

Subject to certain exceptions discussed below, the provisions governing Affiliated Transactions require that, for three years following the date upon which any shareholder becomes an Interested Shareholder, a Virginia corporation cannot engage in an Affiliated Transaction with such Interested Shareholder unless approved by the affirmative vote of the holders of two-thirds of the voting shares of the corporation, other than the shares beneficially owned by the Interested Shareholder, and by a majority (but not less than two) of the “Disinterested Directors.” A Disinterested Director means, with respect to a particular Interested Shareholder, a member of a corporation’s board of directors who (i) was a member before the later of January 1, 1988 and the date on which an Interested Shareholder became an Interested Shareholder and (ii) was recommended for election by, or was elected to fill a vacancy and received the affirmative vote of, a majority of the Disinterested Directors then on the board. At the expiration of the three-year period, these provisions require approval of Affiliated Transactions by the affirmative vote of the holders of two-thirds of the voting shares of the corporation, other than those beneficially owned by the Interested Shareholder.

The principal exceptions to the special voting requirement apply to Affiliated Transactions occurring after the three-year period has expired and require either that the transaction be approved by a majority of the Disinterested Directors or that the transaction satisfy certain fair price requirements of the statute. In general, the fair price requirements provide that the shareholders must receive the highest per share price for their shares as was paid by the Interested Shareholder for his shares or the fair market value of their shares, whichever is higher. They also require that, during the three years preceding the announcement of the proposed Affiliated Transaction, all required dividends have been paid and no special financial accommodations have been accorded the Interested Shareholder unless approved by a majority of the Disinterested Directors.

None of the foregoing limitations and special voting requirements applies to an Affiliated Transaction with an Interested Shareholder whose acquisition of shares making such person an Interested Shareholder was approved by a majority of the corporation’s Disinterested Directors.

These provisions were designed to deter certain takeovers of Virginia corporations. In addition, the statute provides that, by affirmative vote of a majority of the voting shares other than shares owned by any Interested Shareholder, a corporation may adopt, by meeting certain voting requirements, an amendment to its articles of incorporation or bylaws providing that the Affiliated Transactions provisions shall not apply to the corporation. Village Bank and Trust Financial Corp. has not adopted such an amendment.

Control Share Acquisitions

The Virginia Stock Corporation Act also contains provisions regulating certain “Control Share Acquisitions,” which are transactions causing the voting strength of any person acquiring beneficial ownership of shares of a public corporation in Virginia to meet or exceed certain threshold percentages (20%, 33 1/3% or 50%) of the total votes entitled to be cast for the election of directors. Shares acquired in a Control Share Acquisition have no voting rights unless: (i) the voting rights are granted by a majority vote of all outstanding shares other than those held by the acquiring person or any officer or employee director of the corporation, or (ii) the articles of incorporation or bylaws of the corporation provide that these Virginia law provisions do not apply to acquisitions of its shares. The acquiring person may require that a special meeting of the shareholders be held to consider the grant of voting rights to the shares acquired in the Control Share Acquisition. These provisions were designed to deter certain takeovers of Virginia public corporations. The bylaws of Village Bank and Trust Financial Corp. do not contain a provision that makes these provisions inapplicable to acquisitions of our common stock.

Board of Directors

Directors’ Duties

The standards of conduct for directors of Virginia corporations are listed in the Virginia Stock Corporation Act. Directors must discharge their duties in accordance with their good faith business judgment of the best interests of the corporation. Directors may rely on the advice or acts of others, including officers, employees, attorneys, accountants and board committees if they have a good faith belief in their competence. Directors’ actions are not subject to a reasonableness or prudent person standard. Virginia’s federal and state courts have focused on the process involved with directors’ decision-making and are generally supportive of directors if they have based their decision on an informed process. These elements of Virginia law could make it more difficult to take over a Virginia corporation than corporations in other states.

Indemnification and Limitations on Liability of Officers and Directors

As permitted by the Virginia Stock Corporation Act, the articles of incorporation of Village Bank and Trust Financial Corp. contain provisions that indemnify its directors and officers to the full extent permitted by Virginia law and eliminate the personal liability of our directors and officers for monetary damages to Village Bank and Trust Financial Corp. or its shareholders for breach of their fiduciary duties, except to the extent that the Virginia Stock Corporation Act prohibits indemnification or elimination of liability. These provisions do not limit or eliminate the rights of Village Bank and Trust Financial Corp. or any shareholder to seek an injunction or any other non-monetary relief in the event of a breach of a director’s or officer’s fiduciary duty. In addition, these provisions apply only to claims against a director or officer arising out of his role as a director or officer and do not relieve a director or officer from liability if he engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law.

In addition, the articles of incorporation of Village Bank and Trust Financial Corp. provide for the indemnification of both directors and officers for expenses that they incur in connection with the defense or settlement of claims asserted against them in their capacities as directors and officers. This right of indemnification extends to judgments or penalties assessed against them. Village Bank and Trust Financial Corp. has limited its exposure to liability for indemnification of directors and officers by purchasing directors and officers liability insurance coverage.

The rights of indemnification provided in the articles of incorporation of Village Bank and Trust Financial Corp. are not exclusive of any other rights that may be available under any insurance or other agreement, by vote of shareholders or disinterested directors or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Village Bank and Trust Financial Corp. pursuant to the foregoing provisions, Village Bank and Trust Financial Corp. has been informed that in the opinion of the SEC this type of indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Shares Eligible for Future Sale

All of the shares of Village Bank and Trust Financial Corp. common stock that will be exchanged for shares of River City Bank common stock upon completion of the merger will be freely tradable without restriction under the Securities Act, except for shares owned by any River City Bank shareholder who may be deemed to be an “affiliate” of Village Bank and Trust Financial Corp. after completion of the merger as described under “Proposal I—Approval of the Merger and Related Matters—Restrictions on Resale of Village Bank and Trust Financial Corp. Common Stock Received in the Merger” on page 77.

Village Bank and Trust Financial Corp. cannot predict the effect, if any, that future sales of shares of its common stock, or the availability of shares for future sales, will have on the market price prevailing from time to time. Sales of substantial amounts of shares of our common stock, or the perception that such sales could occur, could adversely affect the prevailing market price of the shares.

COMPARATIVE RIGHTS OF SHAREHOLDERS

The rights of both Village Bank and Trust Financial Corp.’s shareholders and River City Bank’s shareholders are governed by the Virginia Stock Corporation Act and by their respective articles of incorporation and bylaws. Following the merger, the rights of River City Bank’s shareholders that receive Village Bank and Trust Financial Corp. common stock will be governed by the articles and bylaws of Village Bank and Trust Financial Corp. This summary does not purport to be a complete discussion of, and is qualified in its entirety by reference to, River City Bank’s articles of incorporation and bylaws, Village Bank and Trust Financial Corp.’s articles of incorporation and bylaws and Virginia law.

Authorized Capital Stock

Village Bank and Trust Financial Corp.	River City Bank

10,000,000	17,000,000

Size of Board of Directors

Village Bank and Trust Financial Corp.	River City Bank

9	14

Cumulative Voting for Directors

Cumulative voting entitles each shareholder to cast an aggregate number of votes equal to the number of voting shares held, multiplied by the number of directors to be elected. Each shareholder may cast all of his or her votes for one nominee or distribute them among two or more nominees, thus permitting holders of less than a majority of the outstanding shares of voting stock to achieve board representation. Where cumulative voting is not permitted, holders of all outstanding shares of voting stock of a corporation elect the entire board of directors of the corporation, thereby precluding the election of any directors by the holders of less than a majority of the outstanding shares of voting stock. Virginia law provides that shareholders do not have the right to cumulate votes for directors unless the articles of incorporation so provide.

Village Bank and Trust Financial Corp.	River City Bank

Village Bank and Trust Financial Corp.’s shareholders do not have a right to cumulative voting in the election of directors because the articles of incorporation do not provide for such a right.	River City Bank’s shareholders do not have a right to cumulative voting in the election of directors because the articles of incorporation do not provide for such a right.

Classes of Directors

Village Bank and Trust Financial Corp.	River City Bank

Village Bank and Trust Financial Corp.’s articles of incorporation provide that Village Bank and Trust Financial Corp.’s board of directors is divided into three classes of directors as nearly equal in number as possible, with each class being elected to a staggered three-year term.	River City Bank’s articles of incorporation provide that River City Bank’s board of directors is divided into three classes of directors as nearly equal in number as possible, with each class being elected to a staggered three-year term.

Qualifications of Directors

Village Bank and Trust Financial Corp.	River City Bank

Village Bank and Trust Financial Corp.’s bylaws state that no person who is 70 years old or older may be eligible for election or appointment as a director. Village Bank and Trust Financial Corp.’s bylaws do not require that a person be a resident of the Commonwealth of Virginia or own shares of stock of Village Bank and Trust Financial Corp. to be qualified as a director.	River City Bank’s bylaws state that no person shall be eligible for election as a director after such person’s 70th birthday. River City Bank’s bylaws require that a person be a resident of the Commonwealth of Virginia to be qualified as a director. River City Bank’s bylaws do not require that a person own shares of stock of River City Bank to be qualified as a director.

Filling Vacancies on the Board

Village Bank and Trust Financial Corp.	River City Bank

Village Bank and Trust Financial Corp.’s bylaws provide that a majority vote of the directors in office may fill any vacancy occurring on its board of directors, unless sooner filled by the shareholders.	River City Bank’s articles of incorporation provide that a majority vote of the directors in office may fill any vacancy occurring on River City Bank’s board of directors. Such director shall hold office for a term that shall coincide with the remaining term of the class of directors to which that person has been elected.

Removal of Directors

Village Bank and Trust Financial Corp.	River City Bank

Village Bank and Trust Financial Corp.’s bylaws provide that a director may be removed by the vote of a majority of votes entitled to be cast at an election of directors, with or without cause, at a meeting called expressly for that purpose.	River City Bank’s articles of incorporation provide that a director may be removed, with or without cause, by the affirmative vote of more than two-thirds of the issued and outstanding shares entitled to vote.

Notice of Shareholder Proposals and Director Nominations

Village Bank and Trust Financial Corp.	River City Bank

Village Bank and Trust Financial Corp.’s bylaws provide that shareholders may propose matters to bring before the annual meeting or nominate directors at the annual meeting of shareholders, provided the shareholder has given written notice of nomination to the Secretary of Village Bank and Trust Financial Corp. not less than 60 days nor more than 90 days prior to the date of the annual meeting; or in the event that less than 70 days notice or prior public	River City Bank’s bylaws provide that any shareholder entitled to vote may propose matters to bring before the annual meeting or nominate directors, but only if written notice of the nomination is given not less than 60 days nor more than 90 days prior to the date of the annual meeting of shareholders; or in the event that less than 70 days notice or prior public disclosure of the date of the meeting is given or made,

disclosure of the date of the meeting is given or made, the shareholder has 10 days after the earlier of the date of notice or public disclosure to give written notice. A shareholder’s nomination notice must contain specific information as further delineated in Village Bank and Trust Financial Corp.’s bylaws.	the shareholder has 10 days after the earlier of the date of notice or public disclosure to give written notice. The proposal must contain specific information as further delineated in River City Bank’s bylaws.

Anti-Takeover Provisions—Business Combinations

Village Bank and Trust Financial Corp.	River City Bank

Virginia law contains business combination statutes that protect domestic corporations from hostile takeovers, and from actions following such a takeover, by restricting the voting rights of shares acquired by a person who has gained a significant holding in the corporation. Village Bank and Trust Financial Corp.’s articles of incorporation and bylaws are silent on this issue; therefore, the laws of Virginia apply.	Virginia law contains business combination statutes that protect domestic corporations from hostile takeovers, and from actions following such a takeover, by restricting the voting rights of shares acquired by a person who has gained a significant holding in the corporation. River City Bank’s bylaws provide that the provisions of the Virginia Stock Corporation Act regulating Control Share Acquisitions shall not apply to River City Bank.

Affiliated Transactions Statute

Virginia law contains affiliated transactions statutes that generally prevent a corporation from engaging in any affiliated transaction with any interested shareholder for a period of three years following such interested shareholder’s determination date unless the transaction is approved by a vote of a majority of the disinterested directors and by the vote of holders of two thirds of the voting shares of the corporation other than shares owned by the interested shareholder. The articles of incorporation and bylaws of Village Bank and Trust Financial Corp. and River City Bank are silent on this issue; therefore, the laws of Virginia apply.

Shareholder Action Without a Meeting

Virginia law provides that action required or permitted by law to be taken at a shareholders’ meeting may be taken without a meeting and without prior notice, (i) if the action is taken by all the shareholders entitled to vote on the action, in which case no action by the board of directors would be required, or (ii) if the articles of incorporation so provide, by consents in writing setting forth the action so taken are signed by the holders of outstanding shares having not less than the minimum number of votes that would be required to authorize or take the action at a meeting at which all shares entitled to vote on the action were present and voted.

Village Bank and Trust Financial Corp.	River City Bank

Village Bank and Trust Financial Corp.’s articles of incorporation and bylaws are silent as to shareholder action without a meeting. Accordingly, Virginia law would govern and thus, shareholder action can be taken without a meeting only if it is taken by unanimous written consent.	River City Bank’s articles of incorporation and bylaws are silent as to shareholder action without a meeting. Accordingly, Virginia law would govern and thus, shareholder action can be taken without a meeting only if it is taken by unanimous written consent.

Calling Special Meetings of Shareholders

Village Bank and Trust Financial Corp.	River City Bank

Village Bank and Trust Financial Corp.’s bylaws provide that special meetings of shareholders may be called by the president or board of directors. The notice of special meeting of shareholders must contain specific items as delineated in Village Bank and Trust Financial Corp.’s bylaws.	River City Bank’s bylaws provide that a special meeting of the shareholders may be called by the chairman or vice chairman of the board, the president, or the board of directors. The notice of special meeting of shareholders must contain specific items as delineated in River City Bank’s bylaws.

Notice of Meetings

Village Bank and Trust Financial Corp.	River City Bank

Village Bank and Trust Financial Corp.’s bylaws require that notice of any annual or special meeting of the shareholders be mailed not less than 10 or more than 60 days before the date of the meeting. In addition, the bylaws provide that notice must be given not less than 25 days nor more than 60 days before a meeting called to act on an amendment to the articles of incorporation, a plan of merger or share exchange, a proposed sale, lease, exchange or other disposition of all, or substantially all, of the property of Village Bank and Trust Financial Corp. other than in the usual and regular course of business, or the dissolution of Village Bank and Trust Financial Corp. Such notice must contain specific information as delineated in the bylaws.	River City Bank’s bylaws require that notice of any annual or special meeting of the shareholders be mailed not less than 10 or more than 60 days before the date of the meeting. In addition, Virginia law requires that notice must be given not less than 25 days nor more than 60 days before a meeting called to act on an amendment to the articles of incorporation, a plan of merger or share exchange, domestication or entity conversion, a proposed sale, lease, exchange or other disposition of all, or substantially all, of the property of River City Bank other than in the usual and regular course of business, or the dissolution of River City Bank. Such notice must contain specific information as delineated in the bylaws and Virginia law.

Vote Required for Amendments to Articles

of Incorporation and Certain Transactions

Village Bank and Trust Financial Corp.	River City Bank

Village Bank and Trust Financial Corp.’s articles of incorporation provide that an amendment of the articles, a plan of merger or share exchange, a transaction involving the sale of all or substantially all of Village Bank and Trust Financial Corp.’s assets other than in the regular course of business or a plan of dissolution, must be approved by a majority vote of each eligible voting group entitled to vote on the transaction at a meeting at which a quorum of the voting group is present, provided that the transaction has been approved and recommended by at least 2/3 of the directors in office at the time of such approval and recommendation. If the transaction has not been approved by at least 2/3 of the directors in office, the transaction must be approved by an affirmative vote of 80% or more of all of the votes entitled to be cast on the transaction.	River City Bank’s articles of incorporation provide that an amendment of the articles of incorporation shall be approved if a majority of votes entitled to be cast by each voting group entitled to vote on such action are cast in favor of such action, provided that the amendment has been approved by at least 2/3 of the directors who are continuing directors. If the amendment has not been approved by at least 2/3 of the directors who are continuing directors, the amendment shall be approved if holders of more than 2/3 of the issued and outstanding shares of common stock vote in favor of the amendment.

River City Bank’s articles of incorporation provide that any merger or share exchange, lease, exchange or other disposition of all or substantially all of River City Bank’s assets other than in the usual and regular course of business shall be approved if a majority of votes entitled to be cast by each voting group entitled to vote on such action are cast in favor of such action, provided that the amendment has been approved by at least 2/3 of the directors who are continuing directors. If the amendment has not been approved by at least 2/3 of the directors who are continuing directors, the amendment shall be approved if holders of more than 2/3 of the issued and outstanding shares of common stock vote in favor of the amendment

Amendment of Bylaws

Village Bank and Trust Financial Corp.	River City Bank

Village Bank and Trust Financial Corp.’s bylaws provide that the bylaws may be amended or repealed by the board of directors except to the extent that (i) the power of amendment is reserved exclusively to the shareholders by law or the articles of incorporation (which are silent on the issue); or (ii) the shareholders in adopting or amending a particular bylaw provide expressly that the board of directors may nor amend or repeal the same. Village Bank and Trust Financial Corp.’s bylaws may be amended or repealed by the shareholders even though the same may also be amended or repealed by the board of directors.	River City Bank’s bylaws provide that, unless prescribed by the Articles of Incorporation, the board of directors may rescind, alter, amend or repeal the bylaws by the affirmative vote of more than a simple majority of the entire board of directors. The shareholders entitled to vote in respect to the election of directors may also rescind, amend, alter or repeal the bylaws and enact bylaws which, if expressly so provided, may not be amended, altered or repealed by the board of directors.

PROPOSAL IV—ADJOURNMENT OF THE MEETINGS

River City Bank

In the event that there are not sufficient votes to constitute a quorum or approve the proposals to be considered at the time of the special meeting and the merger agreement, merger and transaction contemplated thereby could not be approved unless the special meeting was adjourned to a later date or dates in order to permit further solicitation of proxies, if necessary, River City Bank has submitted the question of adjournment to its shareholders as a separate matter for their consideration. The board of directors of River City Bank recommends that its shareholders vote FOR the adjournment proposal. If it is necessary to adjourn a meeting, no notice of such adjourned meeting is required to be given to the River City Bank shareholders, other than an announcement before adjournment at the special meeting of the place, date and time to which the meeting is adjourned, so long as a new record date is not needed for the adjourned meeting. If a new record date for the adjourned meeting is required to be fixed, a notice of the adjourned meting will be given to all persons who are shareholders as of the new record date.

Village Bank and Trust Financial Corp.

In the event that there are not sufficient votes to constitute a quorum or approve the proposals to be considered at the time of the annual meeting and the merger agreement, merger and transaction contemplated thereby could not be approved unless the annual meeting was adjourned to a later date or dates in order to permit further solicitation of proxies, if necessary, Village Bank and Trust Financial Corp. has submitted the question of adjournment to its shareholders as a separate matter for their consideration. The board of directors of Village Bank and Trust Financial Corp. recommends that its shareholders vote FOR the adjournment proposal. If it is necessary to adjourn a meeting, no notice of such adjourned meeting is required to be given to the Village Bank and Trust Financial Corp. shareholders, other than an announcement before adjournment at the annual meeting of the place, date and time to which the meeting is adjourned, so long as a new record date is not needed for the adjourned meeting. If a new record date for the adjourned meeting is required to be fixed, a notice of the adjourned meting will be given to all persons who are shareholders as of the new record date.

LEGAL MATTERS

McGuireWoods LLP, Richmond, Virginia, will opine as to certain federal income tax consequences of the merger. McGuireWoods LLP will also pass on the validity of the common stock of Village Bank and Trust Financial Corp. offered by this joint proxy statement/prospectus. The Chairman of Village Bank and Trust Financial Corp.’s board of directors, Craig D. Bell, is a partner of McGuireWoods LLP and beneficially owns 69,012 shares of Village Bank and Trust Financial Corp.’s common stock, which includes 16,112 shares that Mr. Bell has the right to acquire pursuant to presently exercisable stock options. In addition, certain U.S.  federal income tax consequences of the merger will be passed upon for River City Bank by Williams Mullen, Richmond, Virginia.

EXPERTS

The financial statements of Village Bank and Trust Financial Corp. and subsidiaries as of December 31, 2007 and 2006 and for the years then ended, included with this joint proxy statement/prospectus and in the registration statement on Form S-4, have been so included in reliance on the report of BDO Seidman, LLP, independent registered public accounting firm, included herein on the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of River City Bank as of December 31, 2007 and 2006 and for the years then ended, included with this joint proxy statement/prospectus and in the registration statement on Form S-4, have been included herein and in the registration statement in reliance upon the report of Yount, Hyde & Barbour, P.C., an independent registered public accounting firm, and upon the authority of Yount, Hyde & Barbour, P.C., as experts in accounting and auditing.

SHAREHOLDER PROPOSALS

Village Bank and Trust Financial Corp.

The next annual meeting of shareholders will be held by Village Bank and Trust Financial Corp. on or about May 27, 2009. Any shareholder who wishes to submit a proposal for consideration at that meeting, and who wishes to have such proposal included in Village Bank and Trust Financial Corp.’s proxy statement, must comply with SEC Rule 14a-8 and must submit the proposal in writing no later than December 18, 2008. All such proposals and notifications should be sent to Thomas W. Winfree, President and Chief Executive Officer, at 1231 Alverser Drive, Midlothian, Virginia 23113.

Village Bank and Trust Financial Corp.’s bylaws also prescribe the procedure that a shareholder must follow to nominate directors for election. Such nominations require written notice delivered to the Secretary of Village Bank and Trust Financial Corp. at its principal executive office not less than 60 days nor more than 90 days prior to the date of the annual meeting; or in the event that less than 70 days notice or prior public disclosure of the date of the meeting is given or made, the shareholder has 10 days after the earlier of the date of notice or public disclosure to give written notice. The written notice must provide certain information and representations regarding both the nominee and the shareholder making the nomination and a written consent of the nominee to be named in a proxy statement as a nominee and to serve as a director if elected. Any shareholder may obtain a copy of the bylaws, without charge, upon written request to the Secretary of Village Bank and Trust Financial Corp. Based upon an anticipated date of May 27, 2009 for the annual meeting, the Company must receive any notice of nomination or other business no later than March 27, 2009 and no earlier than February 26, 2009.

River City Bank

River City Bank will hold its next annual meeting of shareholders only if the merger is not consummated. Under SEC rules (as adopted by the Federal Reserve) the deadline for the submission of proposals by shareholders for inclusion in the proxy statement and form of proxy to be used by River City Bank in connection with the next annual meeting would be a reasonable time before River City Bank begins to print and send its proxy materials for that meeting.

WHERE YOU CAN FIND MORE INFORMATION

Village Bank and Trust Financial Corp. filed with the SEC under the Securities Act the registration statement that registers the shares of Village Bank and Trust Financial Corp. common stock to be issued to River City Bank’s shareholders in connection with the merger. The registration statement, including the exhibits and schedules thereto, contains additional relevant information about Village Bank and Trust Financial Corp. and its common stock. The rules and regulations of the SEC allow Village Bank and Trust Financial Corp. and River City Bank to omit certain information included in the registration statement from this joint proxy statement/prospectus.

Village Bank and Trust Financial Corp. (File No. 0-50765) also files reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy this information at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet web site that contains reports, proxy statements and other information about issuers, like Village Bank and Trust Financial Corp., who file electronically with the SEC. The address of that site is www.sec.gov. Village Bank and Trust Financial Corp. also posts a link to its SEC filings on its web site. Its website address is www.villagebank.com. Information contained on the Village Bank and Trust Financial Corp. website is not incorporated by reference into this joint proxy statement/prospectus, and you should not consider information contained in its website as part of this joint proxy statement/prospectus.

River City Bank files reports, proxy statements and other information with the Federal Reserve (rather than the SEC) under the Securities Exchange Act of 1934. Although the Federal Reserve does not maintain a web site containing these documents, River City Bank posts some of these filings on its web site. Its website address is www.rivercitybank.org. Information contained on the River City Bank website is not incorporated by reference into this proxy statement/prospectus and you should not consider information contained in its website as part of this proxy statement/prospectus.

For more information about Village Bank and Trust Financial Corp. and River City Bank, see the documents listed below previously filed with the SEC and attached as annexes to this joint proxy statement/prospectus:

•	Village Bank and Trust Financial Corp.’s Annual Report on Form 10-KSB for the year ended December 31, 2007, which is attached as Annex D;

•	Village Bank and Trust Financial Corp.’s amendment to its Annual Report on Form 10-KSB/A for the year ended December 31, 2007, which is attached as Annex E;

•	Village Bank and Trust Financial Corp.’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, which is attached as Annex F;

•	River City Bank’s Annual Report on Form 10-KSB for the year ended December 31, 2007, which is attached as Annex G;

•	River City Bank’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, which is attached as Annex H;

•	Village Bank and Trust Financial Corp.’s Earnings Release for the quarter ended June 30, 2008, which is attached as Annex J; and

•	River City Bank’s Earnings Release for the quarter ended June 30, 2008, which is attached as Annex K.

You can obtain additional copies of the annexed documents in this joint proxy statement/prospectus free of charge by requesting them in writing or by telephone from the following address:

Village Bank and Trust Financial Corp.	River City Bank
1231 Alverser Drive	6127 Mechanicsville Turnpike
Midlothian, Virginia 23113	Mechanicsville, Virginia 23111
(804) 897-3900	(804) 569-0422
Attn: Thomas W. Winfree,	(Attn: William D. Stegeman,
President and CEO	President and CEO

If you would like to request any documents, please do so by September 23, 2008 in order to receive them before the shareholder meeting.

Neither Village Bank and Trust Financial Corp. nor River City Bank has authorized anyone to give any information or make any representation about the merger, the companies or the matters to be considered at the respective shareholder meetings that is different from, or in addition to, that contained in this joint proxy statement/prospectus or in any of the materials incorporated into this joint proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. Information in this joint proxy statement/prospectus about Village Bank and Trust Financial Corp. has been supplied by Village Bank and Trust Financial Corp. and information about River City Bank has been supplied by River City Bank. The information contained in this joint proxy statement/prospectus speaks only as of the date of this joint proxy statement/prospectus unless the information specifically indicates that another date applies.

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF REORGANIZATION AND MERGER

BY AND AMONG

VILLAGE BANK AND TRUST FINANCIAL CORP.

VILLAGE BANK

AND

RIVER CITY BANK

Dated March 9, 2008

ARTICLE I CERTAIN DEFINITIONS

1.1	Certain Definitions	A-1

ARTICLE II THE MERGER

2.1	The Merger	A-7

2.2	Effective Date and Effective Time	A-8

ARTICLE III CONSIDERATION; EXCHANGE PROCEDURES

3.1	Merger Consideration	A-9

3.2	Election and Proration Procedures	A-9

3.3	Rights as Stockholders; Stock Transfers	A-12

3.4	Fractional Shares	A-12

3.5	Exchange Procedures	A-13

3.6	Anti-Dilution Provisions	A-14

3.7	Options	A-14

3.8	Lost Certificates	A-15

ARTICLE IV ACTIONS PENDING THE EFFECTIVE TIME

4.1	Forebearances of River City Bank	A-15

4.2	Forebearances of Village Financial	A-18
ARTICLE V REPRESENTATIONS AND WARRANTIES

5.1	Disclosure Schedules	A-20

5.2	Standard	A-21

5.3	Representations and Warranties of River City Bank	A-21

5.4	Representations and Warranties of Village Financial	A-35

ARTICLE VI COVENANTS

6.1	Affirmative Covenants of River City Bank	A-48

6.2	Affirmative Covenants of Village Financial	A-51

6.3	Reasonable Best Efforts	A-53

6.4	Registration Statement	A-53

6.5	Press Releases	A-54

A-i

6.6	Access; Information	A-54

6.7	Acquisition Proposals	A-55

6.8	Takeover Laws	A-55

6.9	Certain Policies	A-55

6.10	Regulatory Applications	A-56

6.11	Benefit Plans	A-56

6.12	Notification of Certain Matters	A-57

6.13	River City Bank Directors and Officers	A-57

6.14	Employment of Other River City Bank Employees	A-57

6.15	Expenses	A-57

6.16	Indemnification	A-58

ARTICLE VII CONDITIONS TO CONSUMMATION OF THE MERGER

7.1	Conditions to Each Party’s Obligation to Effect the Merger	A-59

7.2	Conditions to Obligation of River City Bank	A-60

7.3	Conditions to Obligation of Village Financial	A-61

ARTICLE VIII TERMINATION

8.1	Termination	A-61

8.2	Effect of Termination and Abandonment	A-64

8.3	Fees and Expenses	A-64

ARTICLE IX MISCELLANEOUS

9.1	Survival	A-65

9.2	Waiver; Amendment	A-65

9.3	Counterparts	A-65

9.4	Governing Law and Jurisdiction	A-65

9.5	Notices	A-66

9.6	Entire Understanding; No Third Party Beneficiaries	A-66

9.7	Interpretation; Effect	A-67

A-ii

AGREEMENT AND PLAN OF REORGANIZATION AND MERGER, dated as of March 9, 2008 (this “Agreement”), by and among VILLAGE BANK AND TRUST FINANCIAL CORP., (“Village Financial”), VILLAGE BANK (“Village Bank”) and RIVER CITY BANK (“River City Bank”).

RECITALS

A. Village Financial. Village Financial is a Virginia corporation, having its principal place of business in Midlothian, Virginia.

B. Village Bank. Village Bank is a Virginia corporation, having its principal place of business in Midlothian, Virginia.

C. River City Bank. River City Bank is a Virginia corporation, having its principal place of business in Mechanicsville, Virginia.

D. Intentions of the Parties. It is the intention of the parties to this Agreement that the business combination contemplated hereby be treated as a “reorganization” under Section 368 of the Internal Revenue Code of 1986 (the “Code”).

E. Board Action. The respective Boards of Directors of each of Village Financial and River City Bank have determined that it is in the best interests of their respective companies and their stockholders to consummate the strategic business combination transaction provided for herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein the parties agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1 Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:

“Acquisition Proposal” means any tender or exchange offer, proposal for a merger, consolidation or other business combination involving River City Bank or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets or deposits of, River City Bank other than the transactions contemplated by this Agreement.

“Additional Fee” has the meaning set forth in Section 8.3(a).

“Affiliates” has the meaning set forth in Section 5.3(dd).

“Affiliates’ Agreement” has the meaning set forth in Section 6.1(a).

“Agreement” means this Agreement, as amended or modified from time to time in accordance with Section 9.2.

“Cash Consideration” has the meaning set forth in Section 3.1(a).

“Cash Election” has the meaning set forth in Section 3.2(b).

“Cash Election Number” has the meaning set forth in Section 3.2(b).

“Cash Election Shares” has the meaning set forth in Section 3.2(b).

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Costs” has the meaning set forth in Section 6.16(a).

“Disclosure Schedule” has the meaning set forth in Section 5.1.

“DOL” means the United States Department of Labor.

“EDGAR” has the meaning set forth in Section 5.3(g)(ii).

“Effective Date” has the meaning set forth in Section 2.2.

“Effective Time” means the effective time of the Merger, as provided for in Section 2.2.

“Election Deadline” has the meaning set forth in Section 3.2(c).

“Election Form” has the meaning set forth in Section 3.2(a).

“Election Modification Period” has the meaning set forth in Section 3.2(c).

“Environmental Laws” means all applicable local, state and federal environmental, health and safety laws, rules, ordinances and regulations regarding or related to protection of human health, safety or the environment, including, without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Clean Water Act, the Federal Clean Air Act, and the Occupational Safety and Health Act, each as amended, regulations promulgated thereunder, and state counterparts.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exchange Agent” has the meaning set forth in Sections 3.2(c).

“Exchange Fund” has the meaning set forth in Section 3.5(a).

“Exchange Ratio” shall mean 1.0.

“FDIC” has the meaning set forth in Section 5.3(aa).

“Fee” has the meaning set forth in Section 8.3(a).

“Governmental Authority” means any court, administrative agency or commission or other federal, state or local governmental authority or instrumentality.

“Indemnified Party” has the meaning set forth in Section 6.16(a).

“Insurance Amount” has the meaning set forth in Section 6.16(b).

“IRS” means the Internal Revenue Service.

“Joint Proxy Statement/Prospectus” has the meaning set forth in Section 6.4(a).

“Lien” means encumbrances, mortgages, pledges, liens, charges, security interests and other defects in title generally considered to be liens.

“Loan” has the meaning set forth in Section 6.1(c)(vii).

“Loan Collateral” has the meaning set forth in Section 5.3(w)(ii).

“Loan Loss Reserve” has the meaning set forth in Section 5.3(w)(vi).

“Mailing Date” has the meaning set forth in Section 3.2(a).

“Material Adverse Effect” means, with respect to Village Financial or River City Bank, any effect that (i) is material and adverse to the financial position, results of operations or business of Village Financial and its Subsidiaries taken as a whole or River City Bank, respectively, or (ii) would materially impair the ability of either Village Financial or River City Bank to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in tax, banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks and their holding companies generally, (c) changes in economic conditions affecting financial institutions generally, including, but not limited to, changes in market interest rates or the projected future interest rate environment, (d) any modifications or changes to valuation policies and practices in connection with the Merger or restructuring charges taken in connection with the Merger, in each case in accordance with generally accepted accounting principles, (e) actions and omissions of Village Financial or River City Bank taken with the prior written consent of the other in contemplation of the transactions contemplated hereby, or (f) direct effects of compliance with this Agreement on the operating performance of the parties, including expenses incurred by the parties in consummating the transactions contemplated by this Agreement.

“Maximum Cash Conversion Number” has the meaning set forth in Section 3.2(d).

“Merger” has the meaning set forth in Section 2.1(a).

“Merger Consideration” has the meaning set forth in Section 3.1(a).

“Mixed Election” has the meaning set forth in Section 3.2(b).

“NASDAQ” means The NASDAQ Stock Market, Inc.’s Capital Market.

“New Certificate” has the meaning set forth in Section 3.5(a).

“Non-Election” has the meaning set forth in Section 3.2(b).

“Non-Election Shares” has the meaning set forth in Section 3.2(b).

“Old Certificate” has the meaning set forth in Section 3.5(a).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Person” means an individual, a corporation, a partnership, an association, a limited liability company, a labor union, a trust or any other entity or organization, including a government, a governmental or judicial or regulatory organization or body, a political subdivision or an agency or instrumentality thereof.

“Previously Disclosed” by a party shall mean information set forth in its Disclosure Schedule or in Village Financial’s SEC Documents or River City Bank’s Filed Documents.

“Registration Statement” has the meaning set forth in Section 6.4(a).

“Replacement Option” has the meaning set forth in Section 3.7(a).

“Representative” has the meaning set forth in Section 3.2(b).

“Rights” means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such Person.

“River City Bank” has the meaning set forth in the Introduction.

“River City Bank Common Stock” means the common stock, par value $5.00 per share, of River City Bank.

“River City Bank Compensation and Benefit Plans” has the meaning set forth in Section 5.3(m).

“River City Bank Consultants” has the meaning set forth in Section 5.3(m)(i).

“River City Bank Directors” has the meaning set forth in Section 5.3(m)(i).

“River City Bank Employees” has the meaning set forth in Section 5.3(m)(i).

“River City Bank ERISA Affiliate” has the meaning set forth in Section 5.3(m)(iii).

“River City Bank Fairness Opinion” has the meaning set forth in Section 7.1(g).

“River City Bank Meeting” has the meaning set forth in Section 6.1(b).

“River City Bank Pension Plan” has the meaning set forth in Section 5.3(m)(ii).

“River City Bank Real Property” has the meaning set forth in Section 5.3(v)(i).

“River City Bank Real Property Leases” has the meaning set forth in Section 5.3(v)(i).

“River City Bank Stock Options” has the meaning set forth in Section 3.7(a).

“River City Bank Stock Plans” has the meaning set forth in Section 3.7(a).

“River City Bank’s Filed Documents” has the meaning set forth in Section 5.3(g)(i).

“SCC” means the Virginia State Corporation Commission.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Stegeman Employment Agreement” has the meaning set forth in Section 2.1(c).

“Stock Consideration” has the meaning set forth in Section 3.1(a).

“Stock Election” has the meaning set forth in Section 3.2(b).

“Stock Election Number” has the meaning set forth in Section 3.2(b).

“Stock Election Shares” has the meaning set forth in Section 3.2(b).

“Subsidiary” has the meaning ascribed to it in Rule 1-02 Section 210.1-(2)(w) of Regulation S-X of the SEC.

“Superior Proposal” has the meaning set forth in Section 8.1(g).

“Surviving Corporation” has the meaning set forth in Section 2.1(a).

“Takeover Laws” has the meaning set forth in Section 5.3(o).

“Tax” and “Taxes” means all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority.

“Tax Returns” means any return, amended return or other report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with respect to any Tax.

“Total Cash Consideration” means $3,962,592.00.

“Total Cash Election Consideration” has the meaning set forth in Section 3.2(d).

“Total Stock Consideration” means 1,440,942 shares of Village Financial Common Stock.

“Village Bank” has the meaning set forth in the Introduction.

“Village Financial” has the meaning set forth in the Introduction.

“Village Financial Common Stock” means the common stock, par value $4.00 per share, of Village Financial.

“Village Financial Compensation and Benefit Plans” has the meaning set forth in Section 5.4(l)(i).

“Village Financial Consultants” has the meaning set forth in Section 5.4(l)(i).

“Village Financial Directors” has the meaning set forth in Section 5.4(l)(i).

“Village Financial Employees” has the meaning set forth in Section 5.4(l)(i).

“Village Financial ERISA Affiliate” has the meaning set forth in Section 5.4(l)(iii).

“Village Financial Fairness Opinion” has the meaning set forth in Section 7.1(g).

“Village Financial Meeting” has the meaning set forth in Section 6.2(a).

“Village Financial Pension Plan” has the meaning set forth in Section 5.4(l)(ii).

“Village Financial Ratio” has the meaning set forth in Section 8.1(f)(i).

“Village Financial’s SEC Documents” has the meaning set forth in Section 5.4(h)(i).

“VSCA” means the Virginia Stock Corporation Act.

ARTICLE II

THE MERGER

2.1 The Merger.

(a) At the Effective Time, River City Bank shall merge with and into Village Bank (the “Merger”), the separate corporate existence of River City Bank shall cease and Village Bank shall survive and continue to exist as a Virginia corporation (Village Bank, as the surviving corporation in the Merger, sometimes being referred to herein as the “Surviving Corporation”). Village Financial may at any time prior to the Effective Time change the method of effecting the combination with River City Bank (including, without limitation, the provisions of this Article II) if and to the extent it deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall (i) alter or change the amount or kind of Merger Consideration (as hereinafter defined), or the relative proportions of cash and Village Financial Common Stock included therein, (ii) adversely affect the tax treatment of River City Bank’s stockholders as a result of receiving the Merger Consideration or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement; and provided further, that Village Financial shall provide River City Bank prior written notice of such change and the reasons therefor.

(b) At the Effective Time, the Merger shall have all of the effects described in Section 13.1-721 of the VSCA, and by reason of the Merger, all of the property, assets and rights of every kind and character of River City Bank (including without limitation all real, personal or mixed property, all debts due on whatever account, and every other interest of or belonging to or due to River City Bank, whether tangible or intangible) shall be transferred to and vest in Village Bank, and Village Bank shall succeed to all the rights, privileges, immunities, powers, purposes and franchises of a public or private nature of River City Bank (including all trust and other fiduciary properties, powers and rights), all without any transfer, conveyance, assignment or further act or deed; and, Village Bank shall become responsible for all of the liabilities, duties and obligations of every kind, nature and description of River City Bank (including duties as trustee or fiduciary) as of the Effective Time.

(c) The Articles of Incorporation and the Bylaws of Village Financial in effect at the Effective Time will remain in effect until otherwise amended in accordance with law and the Bylaws of Village Financial. The Articles of Incorporation and Bylaws of Village Bank in effect at the Effective Time shall be the Articles of Incorporation and Bylaws of Village Bank as the Surviving Corporation of the Merger. The number of directors of the Board of Directors of Village Financial and Village Bank shall be reduced by one (1) from nine (9) to eight (8) in accordance with Section 6.13 and such eight (8) directors (together with the four (4) new directors to be appointed as set forth in the next sentence) in office at the Effective Time shall continue to hold such offices until removed as provided by law or until the election or appointment of their respective successors. Four (4) River City Bank Directors as provided in Section 6.13 shall be additionally appointed to the Board of Directors of Village Financial and Village Bank as of the Effective Time, to hold such office until removed as provided by law or until the election or appointment of a successor. One (1) of the four (4) of the River City Bank Directors appointed to the Board of Directors of Village Financial and Village Bank will assume the term of the one (1) outgoing member from each of the Board of Directors of Village Financial and Village Bank. Each of the remaining three (3) River City Bank Directors will be slotted into one (1) of the three (3) tiers of staggered terms established for the Board of Directors of Village Financial and Village Bank, with each such director being slotted into a different tier. River City Bank, in its sole discretion, shall choose where its four (4) directors are slotted on the Board of Directors of Village Financial and Village Bank consistent with this subsection. Vacancies on the Board of Directors of Village Financial and Village Bank shall be filled by a qualified individual in accordance with each corporation’s Bylaws. The officers of Village Financial and Village Bank in office at the Effective Time shall continue to hold such offices until removed as provided by law or until the election or appointment of their respective successors. Additionally, Village Financial shall enter into an employment agreement with William D. Stegeman in the form attached hereto as Exhibit A (the “Stegeman Employment Agreement”), which will be executed as of the date of this Agreement and effective as of the Effective Time.

2.2 Effective Date and Effective Time. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of McGuireWoods LLP, One James Center, 901 E. Cary Street, Richmond, Virginia 23219, or at such other place as Village Financial and River City Bank shall mutually designate, on a date mutually agreed by Village Financial and River City Bank (the “Closing Date”) which the parties shall use their best efforts to occur on (i) the fifth business day to occur after the last of the conditions set forth in Article VII shall have been satisfied or waived in accordance with the terms of this Agreement, other than those conditions that by their nature are to be satisfied at the Closing (or, at the election of Village Financial, on the last business day of the month in which such fifth business day occurs), or (ii) such other date to which the parties may agree in writing. Subject to the terms and conditions set forth in this Agreement (including, without limitation, the receipt of all required approvals of Governmental Authorities), the Merger shall be effective on the date (the “Effective Date”) and at the time (the “Effective Time”) specified in the Articles of Merger as filed with the SCC in accordance with law. At the Closing, Village Financial, Village

Bank and River City Bank shall take such actions (including, without limitation, the delivery of certain closing documents) as are required herein and as shall otherwise be required by law to consummate the Merger and cause it to become effective, and shall execute Articles of Merger substantially in the form attached as Exhibit B hereto.

ARTICLE III

CONSIDERATION; EXCHANGE PROCEDURES

3.1 Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any Person:

(a) Stock Consideration and Cash Consideration. Each holder of shares of River City Bank Common Stock (other than River City Bank or Village Financial and its Subsidiaries except for shares held by them in a fiduciary capacity) shall receive in respect of each such share, at the election of the holder as provided in and subject to the limitations set forth in this Agreement, including the limitations set forth in Sections 3.2(e) either (i) the number of shares of Village Financial Common Stock equal to one (1.0) multiplied by the applicable Exchange Ratio (the “Stock Consideration”) or (ii) $11.00 in cash without interest (the “Cash Consideration”) or a combination of the Stock Consideration and the Cash Consideration as set forth in Section 3.2(b)(iii); provided, however, for clarification, that the Total Cash Consideration shall equal $3,962,592.00, the Total Stock Consideration shall equal 1,440,942 shares of Village Financial Common Stock, and the 88,225 River City Bank Stock Options shall be converted into Replacement Options with the right to receive Village Financial Common Stock as set forth in Section 3.7(a). The Cash Consideration and the Stock Consideration are sometimes referred to herein collectively as the “Merger Consideration.” No share of River City Bank Common Stock shall be deemed to be outstanding or have any rights other than those set forth in this Article III after the Effective Time.

(b) Outstanding Village Financial Stock. Each share of Village Financial Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and unaffected by the Merger.

(c) Outstanding Village Bank Stock. Each share of capital stock of Village Bank issued and outstanding immediately prior to the Effective Time shall remain outstanding and unaffected by the Merger, and no consideration shall be issued in exchange therefor.

3.2 Election and Proration Procedures.

(a) An election form in such form as River City Bank and Village Financial shall mutually agree (an “Election Form”) shall be mailed or caused to be mailed by Village Financial on the Mailing Date (as defined below) to each holder of record of shares of River City Bank Common Stock as of a record date that shall be the same date as the record date for eligibility to vote on the Merger. The “Mailing Date” shall be the date on which proxy materials relating to the Merger are mailed to holders of shares of River City Bank Common Stock.

Village Financial shall make available Election Forms as may be reasonably requested by all persons who become holders of River City Bank Common Stock after the record date for eligibility to vote on the Merger and prior to the Election Deadline (as defined herein), and River City Bank shall provide to the Exchange Agent all information reasonably necessary for it to perform its obligations as specified herein.

(b) Subject to Sections 3.2(d) and 3.2(e), each Election Form shall entitle the holder of shares of River City Bank Common Stock (or the beneficial owner through appropriate and customary documentation and instructions) to (i) elect to receive the Stock Consideration for all of such holder’s shares (a “Stock Election”), (ii) elect to receive the Cash Consideration for all of such holder’s shares (a “Cash Election”), (iii) elect to receive the Stock Consideration with respect to 80% of such holder’s shares and the Cash Consideration with respect to 20% of such holder’s shares (a “Mixed Election”) or (iv) make no election or indicate that such holder has no preference as to the receipt of the Cash Consideration and/or the Stock Consideration and such holder shall receive a combination thereof consistent with the Mixed Election (a “Non-Election”). Holders of record of shares of River City Bank Common Stock who hold such shares as nominees, trustees or in other representative capacities (a “Representative”) may submit multiple Election Forms, provided that such Representative certifies that each such Election Form covers all the shares of River City Bank Common Stock held by that Representative for a particular beneficial owner. Shares of River City Bank Common Stock as to which a Cash Election has been made (including pursuant to a Mixed Election or as a result of a Non-Election) are referred to herein as “Cash Election Shares.” Shares of River City Bank Common Stock as to which a Stock Election has been made (including pursuant to a Mixed Election or as a result of a Non-Election) are referred to herein as “Stock Election Shares.” Shares of River City Bank Common Stock as to which no election has been made are referred to as “Non-Election Shares.” The aggregate number of shares of River City Bank Common Stock with respect to which a Cash Election, a Mixed Election (but only with respect to such portion related to the Cash Consideration) or a Non-Election (but only with respect to such portion related to the Cash Consideration) has been made is referred to herein as the “Cash Election Number.” The aggregate number of shares of River City Bank Common Stock with respect to which a Stock Election, a Mixed Election (but only with respect to such portion related to the Stock Consideration) or a Non-Election (but only with respect to such portion related to the Stock Consideration) has been made is referred to herein as the “Stock Election Number.”

(c) To be effective, a properly completed Election Form must be received by Registrar and Transfer Company (the “Exchange Agent”) on or before 5:00 p.m., Eastern Standard Time, on the third business day immediately preceding the River City Bank Meeting (or such other time and date as River City Bank and Village Financial may mutually agree) (the “Election Deadline”). An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more Old Certificates (or customary lost instrument affidavits and indemnitees regarding the loss or destruction of such Old Certificates as set forth in Section 3.8) representing all shares of River City Bank Common Stock covered by such Election Form, together with duly executed transmittal materials included with the Election Form. Any River City Bank stockholder may at any time prior to the Election Deadline change his or her election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed revised Election Form. Any River City Bank stockholder may, at any time prior to the Election Deadline, revoke his or her election by written notice received by the Exchange Agent prior to the Election Deadline or by withdrawal prior to the Election Deadline of his or her Old Certificates, or of the affidavit with respect to such Old Certificates, previously deposited with the Exchange Agent. Notwithstanding the previous two sentences, if the Effective Time shall not occur within 30 days following the Election Deadline, then during the period commencing on the 31st day following the Election Deadline and ending on 5:00 p.m., Eastern time, on the third business day prior to the Closing Date (the “Election Modification Period”), any River City Bank stockholder may change or revoke his or her election in the manner specified in the previous two sentences. All elections shall be revoked automatically if the Exchange Agent is notified in writing by Village Financial and River City Bank that this Agreement has been terminated. If a River City Bank stockholder (i) does not submit a properly completed Election Form by the Election Deadline, (ii) revokes (as opposed to changes) his or her Election Form prior to the Election Deadline and does not submit a new properly executed Election Form prior to the Election Deadline or (iii) revokes his or her Election Form during the Election Modification Period, the shares of River City Bank Common Stock held by such stockholder shall be designated Non-Election Shares. Village Financial shall cause the Certificates representing River City Bank Common Stock described in (ii) in the immediately preceding sentence to be promptly returned without charge to the Person submitting the Election Form upon written request to that effect from the Person who submitted the Election Form. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in any Election Form, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive.

(d) Notwithstanding any other provision contained in this Agreement, if the Cash Election Number multiplied by $11.00 (the “Total Cash Election Consideration”) exceeds the Total Cash Consideration, then each of the Non-Election Shares shall be converted on a pro-rata basis as set forth in Section 3.2(e)(i) below and then, if necessary, each of the Cash Election Shares shall be converted on a pro-rata basis as set forth in Section 3.2(e)(i) below. Notwithstanding any other provision contained in this Agreement, if the Stock Election Number exceeds the Total Stock Consideration, then each of the Non-Election Shares shall be converted on a pro-rata basis as set forth in Section 3.2(e)(ii) below and then, if necessary, each of the Stock Election Shares shall be converted on a pro-rata basis as set forth in Section 3.2(e)(ii) below.

(e) Within three business days after the Election Deadline, Village Financial shall cause the Exchange Agent to effect the allocation among holders of River City Bank Common Stock of rights to receive the Cash Consideration or the Stock Consideration as follows:

(i) if the Total Cash Election Consideration exceeds the Total Cash Consideration, then, first, each of the Non-Election Shares shall be converted on a pro-rata basis so that the Total Cash Election Consideration equals the Total Cash Consideration and the balance of the Non-Election Shares not converted into Cash Consideration shall be converted on a pro-rata basis across all Non-Election Shares into the right to receive the applicable Stock Consideration and then, if necessary, each of the Cash Election Shares shall be converted on a pro-rata basis across all of the Cash Election Shares so that the Total Cash Election Consideration equals the Total Cash Consideration and the balance of the Cash Election Shares not converted into Cash Consideration shall be converted on a pro-rata basis across all Cash Election Shares into the right to receive the applicable Stock Consideration.

(ii) if the Stock Election Number exceeds the Total Stock Consideration, then, first, each of the Non-Election Shares shall be converted on a pro-rata basis so that the Stock Election Number equals the Total Stock Consideration and the balance of the Non-Election Shares not converted into Stock Consideration shall be converted on a pro-rata basis across all Non-Election Shares into the right to receive the applicable Cash Consideration and then, if necessary, each of the Stock Election Shares shall be converted on a pro-rata basis across all of the Stock Election Shares so that the Stock Election Number equals the Total Stock Consideration and the balance of the Stock Election Shares not converted into Stock shall be converted on a pro-rata basis across all Stock Election Shares into the right to receive the applicable Cash Consideration.

3.3 Rights as Stockholders; Stock Transfers. At the Effective Time, holders of River City Bank Common Stock shall cease to be, and shall have no rights as, stockholders of River City Bank, other than to receive the Merger Consideration and any dividend or other distribution with respect to such River City Bank Common Stock with a record date occurring prior to the Effective Time, and the consideration provided under this Article III. After the Effective Time, there shall be no transfers on the stock transfer books of River City Bank or the Surviving Corporation of shares of River City Bank Common Stock.

3.4 Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of Village Financial Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; instead, Village Financial shall pay to each holder of River City Bank Common Stock who would otherwise be entitled to a fractional share of Village Financial Common Stock (after taking into account all Old Certificates registered in the name of such holder) an amount in cash (without interest) determined by multiplying such fraction by $11.00.

3.5 Exchange Procedures.

(a) At or prior to the Effective Time, Village Financial shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of certificates formerly representing shares of River City Bank Common Stock (“Old Certificates”), for exchange in accordance with this Article III, (i) certificates representing shares of Village Financial Common Stock (“New Certificates”) equal to the Total Stock Consideration and (ii) an amount of cash necessary to pay the Total Cash Consideration of the Merger Consideration (the “Exchange Fund”). The Exchange Fund will be distributed promptly in accordance with the Exchange Agent’s normal and customary procedures established in connection with merger transactions.

(b) As soon as practicable after the Effective Time, and in no event later than five business days thereafter, the Exchange Agent shall mail to each holder of record of one or more Old Certificates who has not previously submitted such Old Certificates with a properly completed Election Form, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon delivery of the Old Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Old Certificates in exchange for New Certificates, if any, that the holders of the Old Certificates are entitled to receive pursuant to Article III, and the cash, if any, that the holders of the Old Certificates are entitled to receive pursuant to Article III, any cash in lieu of fractional shares into which the shares of River City Bank Common Stock represented by the Old Certificates shall have been converted pursuant to this Agreement. Upon proper surrender of an Old Certificate for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Old Certificates shall be entitled to receive in exchange therefor (i) a New Certificate representing that number of whole shares of Village Financial Common Stock that such holder has the right to receive pursuant to Article III, if any, (ii) a check representing the amount of the cash that such holder is entitled to receive pursuant to Article III, if any, and/or (iii) a check representing the amount of any cash in lieu of fractional shares which such holder has the right to receive in respect of the Old Certificates surrendered pursuant to the provisions of this Article III, and the Old Certificates so surrendered shall forthwith be cancelled.

(c) Neither the Exchange Agent, if any, nor any party hereto shall be liable to any former holder of River City Bank Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(d) No dividends or other distributions with respect to Village Financial Common Stock with a record date occurring after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate representing shares of River City Bank Common Stock converted in the Merger into the right to receive shares of such Village Financial Common Stock until the holder thereof shall be entitled to receive New Certificates in exchange therefore in accordance with the procedures set forth in this Section 3.5. After becoming so entitled in accordance with this Section 3.5, the record holder thereof also shall be entitled to receive any such dividends or other distributions by the Exchange Agent, without any interest thereon, which theretofore had become payable with respect to shares of Village Financial Common Stock such holder had the right to receive upon surrender of the Old Certificates.

(e) Any portion of the Exchange Fund that remains unclaimed by the stockholders of River City Bank for 12 months after the Effective Time shall be paid to Village Financial. Any stockholders of River City Bank who have not theretofore complied with this Article III shall thereafter look only to Village Financial for payment of the Merger Consideration, cash in lieu of any fractional shares and unpaid dividends and distributions on Village Financial Common Stock deliverable in respect of each share of River City Bank Common Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

3.6 Anti-Dilution Provisions. In the event Village Financial changes (or establishes a record date for changing) the number of shares of Village Financial Common Stock issued and outstanding prior to the Effective Date as a result of a stock split, reverse stock split, stock dividend, reorganization, recapitalization or similar transaction with respect to the outstanding Village Financial Common Stock and the record date therefore shall be prior to the Effective Date, or shall establish a record date prior to the Effective Date with respect to any dividend or other distribution in respect of the Village Financial Common Stock other than a cash dividend consistent with past practice, the Exchange Ratio shall be proportionately adjusted.

3.7 Options.

(a) At the Effective Time, each outstanding option (each, a “River City Bank Stock Option”) to purchase shares of River City Bank Common Stock under any and all plans of River City Bank under which stock options have been granted and are outstanding (collectively, the “River City Bank Stock Plans”) shall vest pursuant to the terms thereof and shall be converted into an option (each, a “Replacement Option”) to acquire, on the same terms and conditions as were applicable under such River City Bank Stock Option in accordance with the requirements of Treasury Regulation Section 1.424-1, the number of shares of Village Financial Common Stock equal to (a) the number of shares of River City Bank Common Stock subject to the River City Bank Stock Option, multiplied by (b) the Exchange Ratio. Such product shall be rounded to the nearest whole number. The exercise price per share (rounded to the nearest whole cent) of each Replacement Option shall equal (y) the exercise price per share for the shares of River City Bank Common Stock pursuant to such River City Bank Stock Option divided by (z) the Exchange Ratio. At or prior to the Effective Time, River City Bank shall use its best efforts, including using its best efforts to obtain any necessary consents from optionees, with respect to the River City Bank Stock Plans to permit the replacement of the outstanding River City Bank Stock Options by Village Financial pursuant to this Section. Village Financial and Village Bank acknowledge and agree that at or prior to the Effective Time, (i) River City Bank will cause River City Bank Stock Plans and stock option agreements pursuant to which members of the Board of Directors of River City Bank were issued River City Bank Stock Options to be amended to delete provisions that cause the River City Bank Stock Options to expire if the optionee is no longer a member of the Board of Directors of River City Bank, and (ii) River City Bank will cause River City Bank Stock Plans and stock option agreements with respect to any employee of River City Bank not offered employment by Village Financial (but specifically excluding those employees of River City Bank who voluntarily terminate their employment at or prior to the Effective Time) to be amended to delete provisions that cause the River City Bank Stock Options to expire if the employee is no longer an employee of River City Bank and to convert such incentive stock options to non-qualified stock options; provided, however, that any amendments to the River City Bank Stock Plans or stock option agreements shall not cause such Plans or stock option agreements to become subject to Section 409A of the Code, or in the alternative if currently subject to Section 409A of the Code, any amendments to the River City Stock Plans or stock option agreements shall not cause such Plans or stock option agreements to violate Section 409A of the Code. River City Bank shall further take all action necessary to terminate the River City Bank Stock Plans as of the Effective Time.

(b) At all times after the Effective Time, Village Financial shall reserve for issuance such number of shares of Village Financial Common Stock as necessary so as to permit the exercise of options granted under the River City Bank Stock Plans in the manner contemplated by this Agreement and the instruments pursuant to which such options were granted. Village Financial shall make all filings required under federal and state securities laws no later than the Effective Time so as to permit the exercise of such options and the sale of the shares received by the optionee upon such exercise at and after the Effective Time and Village Financial shall continue to make such filings thereafter as may be necessary to permit the continued exercise of options and sale of such shares.

3.8 Lost Certificates. Shareholders of River City Bank whose Old Certificates have been lost, destroyed, stolen or otherwise are missing shall be entitled to receive the Merger Consideration to which they are entitled in accordance with and upon compliance with reasonable conditions imposed by Village Financial, including without limitation, a requirement that those shareholders provide lost instruments affidavits and indemnities or surety bonds in form, substance and amounts satisfactory to Village Financial.

ARTICLE IV

ACTIONS PENDING THE EFFECTIVE TIME

4.1 Forebearances of River City Bank. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement or Previously Disclosed, without the prior written consent of Village Financial, River City Bank will not:

(a) Ordinary Course. Conduct its business other than in the ordinary and usual course or fail to use reasonable efforts to preserve intact its business organizations and assets and maintain its rights, franchises and existing relations with customers, suppliers, River City Bank Employees and business associates, or take any action reasonably likely to have an adverse affect upon its ability to perform any of its material obligations under this Agreement.

(b) Capital Stock. Other than pursuant to Rights Previously Disclosed and outstanding on the date hereof, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of River City Bank Common Stock or any Rights, (ii) enter into any agreement with respect to the foregoing, or (iii) permit any additional shares of River City Bank Common Stock to become subject to new grants of employee or director stock options, other Rights or similar stock-based employee rights. Additionally, River City Bank will not grant or issue any options, warrants, calls, puts, or other rights of any kind relating to the purchase, redemption, or conversion of shares of its capital stock or any other securities (including securities convertible into capital stock) or enter into any agreement or understanding with respect to any such action.

(c) Dividends, Etc. (i) Make, declare, pay or set aside for payment any dividend or declare or make any distribution on any shares of River City Bank Common Stock or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.

(d) Compensation; Employment Agreements; Etc. Enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any River City Bank Employee, River City Bank Director or officer of River City Bank, or grant any salary or wage increase or increase any River City Bank Compensation and Employee Benefit Plan, except River City Bank may award normal individual increases in compensation to River City Bank Employees in the ordinary course of business consistent with past practice.

(e) Benefit Plans. Enter into, establish, adopt or amend (except (i) as may be required by applicable law, (ii) to satisfy Previously Disclosed contractual obligations existing as of the date hereof, or (iii) pursuant to Section 3.7 hereof) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any River City Bank Employee, River City Bank Director or officer of River City Bank, or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder. Notwithstanding the foregoing, River City Bank shall be permitted to amend all stock option agreements entered into between itself and any River City Bank Director for the sole purpose of deleting provisions in such option agreements that cause the options granted therein to expire if such River City Bank Director ceases to be a director of River City Bank. Additionally, notwithstanding the foregoing, River City Bank shall be permitted to amend the River City Stock Plans and stock option agreements as set forth in Section 3.7(a).

(f) Dispositions. Except as Previously Disclosed, sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business and in a transaction that is not material to it.

(g) Acquisitions. Except as Previously Disclosed, acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of, the assets, business, deposits or properties of any other Person.

(h) Governing Documents. Amend its Articles of Incorporation or Bylaws.

(i) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles.

(j) Contracts. Except in the ordinary course of business consistent with past practice, enter into or terminate any material contract (as defined in Section 5.3(k)) or amend or modify in any material respect any of its existing material contracts. Additionally, River City Bank will not enter into or become bound by any contracts, agreements, commitments or understandings (other than those permitted elsewhere in this Section 4.1) (i) for or with respect to any charitable contributions exceeding the budgeted amounts; (ii) pursuant to which River City Bank would assume, guarantee, endorse or otherwise become liable for the debt, liability or obligation of any other Person; (iii) which is entered into other than in the ordinary course of its business; or (iv) which, in the case of any one contract, agreement, commitment or understanding, and whether or not in the ordinary course of its business, would obligate or commit River City Bank to make expenditures over any period of time of more than $50,000 (other than contracts, agreements, commitments or understandings entered into in the ordinary course of River City Bank’s lending operations and expenses incurred in connection with this Agreement and the transactions contemplated hereby).

(k) Claims. Except in the ordinary course of business consistent with past practice, settle any claim, action or proceeding, except for any claim, action or proceeding which does not involve precedent for other material claims, actions or proceedings and which involve solely money damages in an amount, individually or in the aggregate for all such settlements, that is not material to River City Bank.

(l) Adverse Actions. (i) Take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code; or (ii) take any action that is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (y) any of the conditions to the Merger set forth in Article VII not being satisfied or (z) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation.

(m) Risk Management. Except as required by applicable law or regulation, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices; (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk; or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

(n) Indebtedness. Incur any indebtedness for borrowed money other than in the ordinary course of business.

(o) Liens; Encumbrances. River City Bank will not mortgage, pledge or subject any of its assets to, or permit any of its assets to become or, except for those Liens Previously Disclosed to Village Financial, remain subject to, any Lien (other than in the ordinary course of business consistent with its past practices in connection with securing public funds deposits, repurchase agreements, or Federal Home Loan Bank borrowings).

(p) Waiver of Rights. River City Bank will not waive, release or compromise any rights in its favor against or with respect to any of its officers, River City Bank Directors or shareholders or members of families of officers, River City Bank Directors or shareholders, nor will River City Bank waive, release or compromise any rights against or with respect to any other Person except in the ordinary course of business and in good faith for fair value in money or money’s worth.

(q) Aggregate Deposit Liabilities. River City Bank will not take any actions intended to materially increase or decrease the aggregate level of its deposits from that contemplated in the fiscal year 2008 budget provided to Village Financial.

(r) Foreclosures. Except in the ordinary course of business in connection with any foreclosure of a mortgage or deed of trust securing a loan, River City Bank will not bid for or purchase any real property which is covered by that mortgage or deed of trust or which is the subject of that foreclosure.

(s) Commitments. Agree or commit to do any of the foregoing.

4.2 Forebearances of Village Financial. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of River City Bank, Village Financial will not, and will cause Village Bank not to:

(a) Ordinary Course. Conduct the business of Village Financial and its Subsidiaries other than in the ordinary and usual course or fail to use reasonable efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, Village Financial Employees and business associates, or take any action reasonably likely to have an adverse effect upon the ability of either Village Financial or Village Bank to perform any of its material obligations under this Agreement.

(b) Risk Management. Except as required by applicable law or regulation, (i) implement or adopt any material change in Village Bank’s interest rate and other risk management policies, procedures or practices; (ii) fail to follow its existing policies or practices with respect to managing Village Bank’s exposure to interest rate and other risk; or (iii) fail to use commercially reasonable means to avoid any material increase in Village Bank’s aggregate exposure to interest rate risk.

(c) Adverse Actions. (i) Take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code; or (ii) take any action that is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (y) any of the conditions to the Merger set forth in Article VII not being satisfied or (z) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation.

(d) Transactions Involving Village Financial. Enter into any agreement, arrangement or understanding with respect to the merger, acquisition, consolidation, share exchange or similar business combination involving Village Financial and/or Village Bank, where the effect of such agreement, arrangement or understanding, or the consummation or effectuation thereof, would be reasonably likely to result in the termination of this Agreement or materially delay or jeopardize the receipt of the approval of any Governmental Authority; provided, however, that nothing herein shall prohibit any such transaction that by its terms contemplates the consummation of the Merger in accordance with the provisions of this

Agreement and which treats holders of River City Bank Common Stock, upon completion of the Merger and their receipt of Village Financial Common Stock, in the same manner as the holders of Village Financial Common Stock.

(e) Governing Documents. Amend its or Village Bank’s Articles of Incorporation or Bylaws.

(f) Capital Stock. Other than pursuant to Rights Previously Disclosed and outstanding on the date hereof, the approximate 135,000 outstanding warrants for Village Financial Common Stock that expire on April 30, 2008 which will be redeemed for Village Financial Common Stock on or about April 30, 2008 and Village Financial’s authority to grant restricted stock to Village Financial Employees consistent with past practice, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of Village Financial Common Stock or any Rights, (ii) enter into any agreement with respect to the foregoing, or (iii) permit any additional shares of Village Financial Common Stock to become subject to new grants of employee or director stock options, other Rights or similar stock-based employee rights. Additionally, Village Financial will not grant or issue any options, warrants, calls, puts, or other rights of any kind relating to the purchase, redemption, or conversion of shares of its capital stock or any other securities (including securities convertible into capital stock) or enter into any agreement or understanding with respect to any such action.

(g) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles.

(h) Dividends, Etc. (i) Make, declare, pay or set aside for payment any dividend or declare or make any distribution on any shares of Village Financial Common Stock or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of Village Financial’s capital stock.

(i) Compensation; Employment Agreements; Etc. Enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any Village Financial Employee, Village Financial Director or officer of Village Financial, or grant any salary or wage increase or increase any Village Financial Compensation and Employee Benefit Plan, except Village Financial may award normal individual increases in compensation to Village Financial Employees in the ordinary course of business consistent with past practice.

(j) Benefit Plans. Enter into, establish, adopt or amend (except (i) as may be required by applicable law or (ii) to satisfy Previously Disclosed contractual obligations existing as of the date hereof) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any Village Financial Employee, Village Financial Director or officer of Village Financial, or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder.

(k) Dispositions. Except as Previously Disclosed, sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business and in a transaction that is not material to it.

(l) Acquisitions. Except as Previously Disclosed, acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of, the assets, business, deposits or properties of any other Person.

(m) Indebtedness. Incur any indebtedness for borrowed money other than in the ordinary course of business.

(n) Liens; Encumbrances. Village Financial will not mortgage, pledge or subject any of its assets to, or permit any of its assets to become or, except for those Liens Previously Disclosed to River City Bank, remain subject to, any Lien (other than in the ordinary course of business consistent with its past practices in connection with securing public funds deposits, repurchase agreements, or Federal Home Loan Bank borrowings).

(o) Waiver of Rights. Village Financial will not waive, release or compromise any rights in its favor against or with respect to any of its officers, Village Financial Directors or shareholders or members of families of officers, Village Financial Directors or shareholders, nor will Village Financial waive, release or compromise any rights against or with respect to any other Person except in the ordinary course of business and in good faith for fair value in money or money’s worth.

(p) Foreclosures. Except in the ordinary course of business in connection with any foreclosure of a mortgage or deed of trust securing a loan, Village Financial and its Subsidiaries will not bid for or purchase any real property which is covered by that mortgage or deed of trust or which is the subject of that foreclosure.

(q) Commitments. Agree or commit to do any of the foregoing.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.1 Disclosure Schedules. On or prior to the date hereof, Village Financial has delivered to River City Bank a schedule and River City Bank has delivered to Village Financial a schedule (respectively, its “Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Sections 5.3 or 5.4 or to one or more of its covenants contained in Article IV; provided, that (a) no such item is required to be set forth in a Disclosure Schedule as an exception to a representation or warranty if its absence would not be reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 5.2, and (b) the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect on the party making the representation. All of River City Bank’s and Village Financial’s representations, warranties and covenants contained in this Agreement are qualified by reference to their respective Disclosure Schedules and none thereof shall be deemed to be untrue or breached as a result of effects arising solely from actions taken in compliance with a written request of the other party.

5.2 Standard. No representation or warranty of River City Bank or Village Financial contained in Sections 5.3 or 5.4 shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 5.3 or 5.4 has had or is reasonably likely to have a Material Adverse Effect. For purposes of this Agreement, “knowledge” shall mean (i) with respect to Village Financial, actual knowledge of Thomas W. Winfree, Dennis J. Falk and C. Harril Whitehurst, Jr., and (ii) with respect to River City Bank, actual knowledge of William D. Stegeman, Zirkle Blakey, III and James A. Motley, Jr.

5.3 Representations and Warranties of River City Bank. Subject to Sections 5.1 and 5.2 and except as Previously Disclosed, River City Bank hereby represents and warrants to Village Financial:

(a) Organization and Standing. River City Bank is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia. River City Bank is duly qualified to do business and is in good standing in the states of the United States and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. River City Bank is registered as a state member bank with the Board of Governance of the Federal Reserve System.

(b) Capitalization. As of the date hereof, the authorized capital stock of River City Bank consists of (i) 10,000,000 shares of River City Bank Common Stock, $5.00 par value, of which as of December 31, 2007, 1,801,178 shares were outstanding, and 5,000,000 shares of Preferred Stock, $5.00 par value, of which as of the date hereof, no shares were outstanding. As of the date hereof, except pursuant to the terms of options and stock issued pursuant to the River City Bank Stock Plans, River City Bank does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of River City Bank Common Stock or any other equity securities of River City Bank or any securities representing the right to purchase or otherwise receive any shares of River City Bank Common Stock or other equity securities of River City Bank. As of February 29, 2008, River City Bank has 89,000 shares of River City Bank Common Stock which are issuable and reserved for issuance upon the exercise of River City Bank Stock Options. The outstanding shares of River City Bank Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights).

(c) Subsidiaries. River City Bank has no Subsidiaries.

(d) Corporate Power. River City Bank has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and River City Bank has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

(e) Corporate Authority. Subject to receipt of the requisite approval of this Agreement (including the agreement of merger set forth herein) by the holders of a majority of the outstanding shares of River City Bank Common Stock entitled to vote thereon (which is the only vote of River City Bank stockholders required thereon), the execution and delivery of this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of River City Bank and the Board of Directors of River City Bank. Assuming due authorization, execution and delivery by Village Financial and Village Bank, this Agreement is a valid and legally binding obligation of River City Bank, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(f) Consents and Approvals; No Defaults. No consents or approvals of, or filings or registrations with, any Governmental Authority or any other Person are required to be made or obtained by River City Bank in connection with the execution, delivery or performance by River City Bank of this Agreement or to consummate the Merger except for:

(i) filings of applications or notices with federal and state banking authorities;

(ii) the filing of Articles of Merger with the SCC pursuant to the VSCA and the issuance of a certificate of merger in connection therewith. As of the date hereof, River City Bank is not aware of any reason why the approvals set forth in Section 7.1(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.1(b); and

(iii) subject to receipt of the regulatory approvals referred to in the preceding paragraphs (i) and (ii), and expiration of related waiting periods, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or any agreement, indenture or instrument of River City Bank or to which River City Bank or its properties is subject or bound, (B) constitute a breach or violation of, or a default under, the Articles of Incorporation or Bylaws of River City Bank, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or any agreement, indenture or instrument.

(g) Financial Reports; Absence of Certain Changes or Events.

(i) River City Bank’s Annual Report on Form 10-KSB for each of the fiscal years ended December 31, 2004, 2005 and 2006 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it subsequent to December 31, 2006, under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act in the form filed or to be filed with the Board of Governors of the Federal Reserve System or distributed or otherwise made available to River City Bank’s stockholders (collectively “River City Bank’s Filed Documents”), as of the date filed, (A) as to form complied or, for filings made after the date hereof, will comply in all material respects with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and for filings made after the date hereof, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets or statements of condition of River City Bank contained in or incorporated by reference into any of River City Bank’s Filed Documents (including the related notes and schedules thereto) fairly presents, or, for filings made after the date hereof, will fairly present, in all material respects the financial position of River City Bank as of its date, and each of the statements of income or results of operations and changes in stockholders’ equity and cash flows or equivalent statements of River City Bank in any of River City Bank’s Filed Documents (including any related notes and schedules thereto) fairly presents, or, for filings made after the date hereof, will fairly present, in all material respects the results of operations, changes in stockholders’ equity and cash flows, as the case may be, of River City Bank for the periods to which they relate, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, and subject to normal year-end audit adjustments in the case of unaudited statements. For the avoidance of doubt, the representations by River City Bank under this Section 5.3(g) with respect to River City Bank’s Filed Documents that are filed with the Board of Governors of the Federal Reserve after the date of this Agreement shall not include information regarding Village Financial for inclusion or incorporation by reference in the Registration Statement or the Joint Proxy Statement/Prospectus.

(ii) Section 5.3(g)(ii) of River City Bank’s Disclosure Schedule lists, and upon request, River City Bank has delivered to Village Financial, copies of the documentation creating or governing all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K) effected by River City Bank since December 31, 2006. Yount, Hyde & Barbour, P.C. and Cherry, Bekaert & Holland, L.L.P. each has expressed its opinion with respect to the financial statements of River City Bank (including the related notes) included in River City Bank’s Filed Documents is and has been throughout the periods covered by such financial statements (A) an independent registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act of 2002, (B) “independent” with respect to River City Bank within the meaning of Regulation S-X and (C) in compliance with subsection (g) through (l) of Section 10A of the Exchange Act and the related rules of the SEC, the Public Accounting Oversight Board and the Bureau of Financial Institutions of the SCC.

(iii) River City Bank has on a timely basis filed all forms, reports and documents required to be filed by it with the Board of Governors of the Federal Reserve System since December 31, 2004. Section 5.3(g)(iii) of River City Bank’s Disclosure Schedule lists and River City Bank has delivered to Village Financial copies in the form filed with the Board of Governors of the Federal Reserve System or distributed or otherwise made available to its stockholders of (A) its Annual Reports on Form 10-KSB for each fiscal year of the Company beginning since December 31, 2004, (B) its Quarterly Reports on Form 10-QSB for each of the first three fiscal quarters in each of the fiscal years of the River City Bank referred to in clause A above, (C) all proxy statements relating to River City Bank’s meetings of stockholders (whether annual or special) held, and all information statements relating to stockholder consents since the beginning of the first fiscal year referred to in clause (A) above, (D) all certifications and statements required by (x) the SEC’s Order dated June 27, 2002, pursuant to Section 21(a)(1) of the Exchange Act (File No. 4-460), (y) Rule 13a-14 or 15d-14 under the Exchange Act or (z) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any report referred to above, (E) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to Village Financial pursuant to this Section 5.3(g), filed by River City Bank with the Board of Governors of the Federal Reserve System or distributed or otherwise made available to its stockholders since the beginning of the first fiscal year referred above, and (F) all comment letters received by River City Bank from the Staff of the SEC since December 31, 2004 and all responses to such comment letters by or on behalf of River City Bank.

(iv) River City Bank maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning River City Bank is made known on a timely basis to the individuals responsible for the preparation of River City Bank’s filings with the SEC and other public disclosure documents. To River City Bank’s knowledge, each director, executive officer and at least 10% stockholder of River City Bank has filed with the Board of Governors of the Federal Reserve System all statements required by Section 16(a) of the Exchange Act and the rules and regulations thereunder since December 31, 2006. As used in this Section 5.3(g), the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the Board of Governors of the Federal Reserve System or distributed or otherwise made available to its stockholders.

(v) Since September 30, 2007, River City Bank has not incurred any liability other than in the ordinary course of business consistent with past practice or for legal, accounting, and financial advisory fees and out-of-pocket expenses in connection with the transactions contemplated by this Agreement.

(vi) Since September 30, 2007, (A) River City Bank has conducted its respective businesses in the ordinary and usual course consistent with past practice (excluding matters related to this Agreement and the transactions contemplated hereby) and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 5.3 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to River City Bank.

(h) Litigation. No litigation, claim or other proceeding before any court or Governmental Authority is pending against River City Bank and no such litigation, claim or other proceeding has been threatened.

(i) Regulatory Matters. (i) Neither River City Bank nor any of its properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits (including, without limitation, the Federal Reserve Board, the FDIC and the Bureau of Financial Institutions of the SCC).

(i) River City Bank has not been advised by any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

(ii) River City Bank is not a financial holding company as defined by the Gramm-Leach-Bliley Act of 1999.

(j) Compliance with Laws. River City Bank:

(i) is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the River City Bank Employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

(ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct its businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and no suspension or cancellation of any of them is threatened;

(iii) has received, since December 31, 2006, no notification or communication from any Governmental Authority (A) asserting that River City Bank is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit, or governmental authorization (nor, to River City Bank’s knowledge, do any grounds for any of the foregoing exist);

(iv) has complied in all material respects with all applicable federal, state and local laws, regulations and rules relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes and occupational safety and health. River City Bank is not liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing applicable federal, state and local laws, regulations and rules.

(v) is in compliance with the privacy provisions of the Gramm-Leach-Bliley Act, and all other applicable laws relating to consumer privacy; and

(vi) at the Effective Time, the assumption by Village Financial of River City Bank’s obligations under Section 6.11 would be in compliance with Section 13(k) of the Exchange Act.

(k) Material Contracts; Defaults; Compliance with Existing Obligations.

(i) Except for this Agreement, River City Bank is not a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K or (ii) that restricts or limits in any way its conduct of business (including without limitation a non-compete or similar provision). River City Bank is not in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

(ii) River City Bank has performed in all material respects all obligations required to be performed by it as of the date hereof and will perform in all material respects all obligations required to be performed by it following the date hereof, under, and it is not in default in any material respect under, or in violation in any material respect of, the terms and conditions of its Articles of Incorporation or Bylaws, and/or any contract, agreement, lease, mortgage, note, bond, indenture, license, obligation, understanding, or other undertaking (whether oral or written) to which River City Bank is bound or by which it, its business, capital stock, or any of its properties or assets may be affected, which default or violation would have a Material Adverse Effect on River City Bank.

(l) No Brokers. No action has been taken by River City Bank that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement, excluding a Previously Disclosed fee to be paid to Davenport & Company LLC.

(m) Employee Benefit Plans.

(i) River City Bank has Previously Disclosed a complete and accurate list of all existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance, welfare and fringe benefit plans, employment or severance agreements and all similar practices, policies and arrangements in which any current or former employee (the “River City Bank Employees” ), current or former consultant (the “River City Bank Consultants”) or current or former director (the “River City Bank Directors”) of River City Bank participates or to which any such River City Bank Employees, River City Bank Consultants or River City Bank Directors are a party (the “River City Bank Compensation and Benefit Plans”). River City Bank has no commitment and has not communicated to the River City Bank Employees any intention to create any additional River City Bank Compensation and Benefit Plan or to modify or change any existing River City Bank Compensation and Benefit Plan.

(ii) Each River City Bank Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, or any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made. Each River City Bank Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “River City Bank Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or has applied for a favorable determination letter in compliance with the Code (including a determination that the related trust under such River City Bank Compensation and Benefit Plan is exempt from tax under Section 501(a) of the Code) from the IRS, and River City Bank is not aware of any circumstances likely to result in the revocation of any existing favorable determination letter or in not receiving a favorable determination letter. There is no material pending or, to the knowledge of River City Bank, threatened legal action, suit or claim relating to the River City Bank Compensation and Benefit Plans other than routine claims for benefits. River City Bank has not engaged in a transaction, or omitted to take any action, with respect to any River City Bank Compensation and Benefit Plan that would reasonably be expected to subject River City Bank to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA, assuming for purposes of Section 4975 of the Code that the taxable period of any such transaction expired as of the date hereof.

(iii) No River City Bank Compensation and Benefit Plans currently maintained, or maintained within the last six years, by River City Bank or any entity (an “River City Bank ERISA Affiliate”) which is considered one employer with River City Bank under Section 4001(a)(14) of ERISA or Section 414(b) or (c) of the Code is or was subject to Title IV of ERISA or is or was a multiemployer plan under Subtitle E of Title IV of ERISA. To the knowledge of River City Bank, there is no pending investigation or enforcement action by the PBGC, the DOL or IRS or any other Governmental Authority with respect to any River City Bank Compensation and Benefit Plan.

(iv) All contributions required to be made under the terms of any River City Bank Compensation and Benefit Plan or any employee benefit arrangements under any collective bargaining agreement to which River City Bank is a party have been timely made or have been reflected on River City Bank’s financial statements. Neither River City Bank nor any River City Bank ERISA Affiliate (x) has provided, or would reasonably be expected to be required to provide, security to any River City Bank Pension Plan pursuant to Section 401(a)(29) of the Code, and (y) has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result, in the imposition of a Lien under Section 412(n) of the Code or pursuant to ERISA.

(v) River City Bank has no any obligations to provide retiree health and life insurance or other retiree death benefits under any River City Bank Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code, and each such River City Bank Compensation and Benefit Plan may be amended or terminated without incurring liability thereunder. There has been no communication to River City Bank Employees by River City Bank that would reasonably be expected to promise or guarantee such River City Bank Employees retiree health or life insurance or other retiree death benefits on a permanent basis.

(vi) River City Bank does not maintain any River City Bank Compensation and Benefit Plans covering foreign River City Bank Employees.

(vii) With respect to each River City Bank Compensation and Benefit Plan, if applicable, River City Bank has provided or made available to Village Financial, true and complete copies of existing: (A) River City Bank Compensation and Benefit Plan documents and amendments thereto; (B) trust instruments and insurance contracts; (C) two most recent Forms 5500 filed with the IRS; (D) most recent actuarial report and financial statement; (E) the most recent summary plan description; (F) forms filed with PBGC (other than premium payments); (G) most recent determination letter issued by the IRS; (H) any Form 5310 or Form 5330 filed with the IRS; and (I) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests).

(viii) The consummation of the transactions contemplated by this Agreement would not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective Time) reasonably be expected to (A) entitle any River City Bank Employee, Consultant or Director to any payment (including severance pay or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any River City Bank Compensation and Benefit Plan or (C) result in any material increase in benefits payable under any River City Bank Compensation and Benefit Plan.

(ix) River City Bank does not maintain any compensation plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

(x) As a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), none of Village Financial, River City Bank or the Surviving Corporation, or any of their respective Subsidiaries, will be obligated to make a payment that would be characterized as an “excess parachute payment” to an individual who is a “disqualified individual” (as such terms are defined in Section 280G of the Code), without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

(n) Labor Matters. River City Bank is not a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is River City Bank the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel River City Bank to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it pending or, to River City Bank’s knowledge, threatened, nor is River City Bank aware of any activity involving its River City Bank Employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

(o) Takeover Laws. River City Bank has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any “moratorium”, “control share”, “fair price”, “affiliate transaction”, “business combination” or other antitakeover laws and regulations of any state applicable to River City Bank (collectively, “Takeover Laws”), including, without limitation, Section 13.1-726 of the VSCA.

(p) Environmental Matters. Neither the conduct nor operation of River City Bank nor any condition of any property presently or previously owned, leased or operated by River City Bank (including, without limitation, in a fiduciary or agency capacity), or on which it holds a Lien and could reasonably be expected to result in liability or which could result in a material loss in value of collateral for River City Bank, violates or violated Environmental Laws, and to River City Bank’s knowledge, no condition has existed or event has occurred with respect to it or any such property that, with notice or the passage of time, or both, is reasonably likely to result in liability under Environmental Laws. River City Bank has not received any notice from any Person that River City Bank or the operation or condition of any property ever owned, leased, operated, or held as collateral or in a fiduciary capacity by it, and could reasonably be expected to result in liability or which could result in a material loss in value of collateral for River City Bank, are or is in violation of or otherwise are alleged to have liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on, beneath, or originating from any such property.

(q) Tax Matters. (i) All Tax Returns that are required to be filed by or with respect to River City Bank have been duly filed, (ii) all Taxes have been paid in full, (iii) the Tax Returns referred to in clause (i) have been examined by the Internal Revenue Service or the appropriate state, local or foreign taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (iv) all deficiencies asserted or assessments made as a result of such examinations have been paid in full, (v) no issues that have been raised by any taxing authority in connection with the examination of any of the Tax Returns referred to in clause (i) are currently pending, (vi) no waivers of statutes of limitation have been given by or requested with respect to any Taxes of River City Bank, (vii) there are no Liens on any of the assets of River City Bank that arose in connection with any failure to pay an Tax, (viii) to the knowledge of River City Bank, no authority is expected to assess any additional Taxes for any period for which Tax Returns have been filed, (ix) there is no dispute or claim concerning any Tax liability of River City Bank either (A) claimed or raised by any authority in writing or (B) as to which River City Bank has knowledge. River City Bank has made available to Village Financial true and correct copies of the Income Tax Returns filed by River City Bank for each of the three most recent fiscal years ended on or before December 31, 2006. River City Bank has no liability with respect to income, franchise or similar Taxes that accrued on or before December 31, 2006 in excess of the amounts accrued with respect thereto that are reflected in the financial statements of River City Bank as of December 31, 2006. As of the date hereof, River City Bank has no knowledge of any conditions that exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(r) No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transfer contemplated by this Agreement.

(s) Risk Management Instruments. River City Bank is not a party to any interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for River City Bank’s own account or its customers.

(t) Books and Records. The books and records of River City Bank have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein and they fairly reflect the substance of events and transactions included therein.

(u) Insurance. River City Bank Previously Disclosed all of the insurance policies, binders, or bonds maintained by River City Bank. River City Bank is insured with insurers believed to be reputable against such risks and in such amounts as the management of River City Bank reasonably has determined to be prudent in accordance with industry practices. All such insurance policies are in full force and effect; River City Bank is not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.

(v) Real Properties.

(i) River City Bank has Previously Disclosed to Village Financial a listing of all real property owned or leased by River City Bank (including, without limitation, banking facilities and all improvements thereon, but specifically excluding any property acquired and owned through foreclosure) (collectively the “River City Bank Real Property”) and all leases, if any, pertaining to any such River City Bank Real Property to which River City Bank is a party (the “River City Bank Real Property Leases”). With respect to each parcel of the River City Bank Real Property owned by River City Bank, River City Bank has good and marketable fee simple title to such River City Bank Real Property and owns the same free and clear of all Liens other than (x) the Lien of current taxes not yet due and payable, and (y) such imperfections of title and restrictions, covenants and easements (including utility easements) which do not materially and adversely affect the value of the River City Bank Real Property and which do not and will not materially detract from, interfere with, or restrict the present or future use of the River City Bank Real Property. With respect to each River City Bank Real Property Lease: (A) such lease is valid and enforceable in accordance with its terms; (B) there currently exists no circumstance or condition which constitutes an event of default by River City Bank or their lessor or which, with the passage of time or the giving of required notices, will or could constitute such an event of default; (C) the execution and delivery of this Agreement does not constitute an event of default thereunder; and (D) there are no provisions restricting assignment with respect to the transactions contemplated by this Agreement.

(ii) The River City Bank Real Property complies in all material respects with all applicable federal, state, and local laws, regulations, ordinances, or orders of any Governmental Authority, including those relating to zoning, building and use permits, and the parcels of River City Bank Real Property upon which River City Bank’s banking or other offices are situated, or which are used by River City Bank in conjunction with its banking or other offices or for other purposes, may be used under applicable zoning ordinances for the purposes for which they are currently used as a matter of right rather than as a conditional or nonconforming use.

(iii) All improvements and fixtures included in or on the River City Bank Real Property are in good condition and repair, ordinary wear and tear excepted, and there does not exist any condition which in any material respect interferes with River City Bank’s use (or will interfere with Village Bank’s use after the Merger).

(w) Loans, Accounts, Notes and Other Receivables.

(i) All loans, accounts, notes and other receivables reflected as assets on River City Bank’s books and records (x) have resulted from bona fide business transactions in the ordinary course of River City Bank’s operations; (y) in all material respects were made in accordance with River City Bank’s customary loan policies and procedures; and (z) except as Previously Disclosed, are owned by River City Bank free and clear of all Liens and ownership or collection rights of any other Person (other than Federal Home Loan Bank borrowings or repurchase agreements entered into in the ordinary course of business).

(ii) All records of River City Bank regarding all outstanding loans, accounts, notes, and other receivables, and all other real estate owned, are accurate in all material respects, and, with respect to each loan which River City Bank’s loan documentation indicates is secured by any real or personal property or property rights (“Loan Collateral”), such loan is secured by valid, perfected, and enforceable Liens on all such Loan Collateral having the priority described in River City Bank’s records of such loan.

(iii) Each loan reflected as an asset on River City Bank’s books, and each guaranty therefor, is the legal, valid, and binding obligation of the obligor or guarantor thereon, and no defense, offset, or counterclaim has been asserted with respect to any such loan or guaranty.

(iv) River City Bank has Previously Disclosed to Village Financial a listing of (x) each loan, extension of credit, or other asset of River City Bank which, as of February 29, 2008, was classified by River City Bank as “Loss”, “Doubtful”, “Substandard”, or “Special Mention” (or otherwise by words of similar import), or which River City Bank has designated as a special asset or for special handling or placed on any “watch list” because of concerns regarding the ultimate collectibility or deteriorating condition of such asset or any obligor or Loan Collateral therefor, and (y) each loan or extension of credit of River City Bank which, as of February 29, 2008, was past due thirty (30) days or more as to the payment of principal and/or interest, or as to which any obligor thereon (including the borrower or any guarantor) otherwise was in default, is the subject of a proceeding in bankruptcy, or otherwise has indicated an inability or intention not to repay such loan or extension of credit.

(v) To the knowledge of River City Bank, each of River City Bank’s loans and other extensions of credit (with the exception of those loans and extensions of credit specified in the written listings described in Subparagraph (iv) above) is collectible in the ordinary course of River City Bank’s business in an amount which is not less than the amount at which it is carried on River City Bank’s books and records.

(vi) River City Bank’s reserve for possible loan losses (the “Loan Loss Reserve”) has been established in conformity with GAAP, sound banking practices and all applicable requirements, rules and policies of the Federal Reserve and the Bureau of Financial Institutions of the SCC and, in the best judgment of management of River City Bank, is reasonable in view of the size and character of River City Bank’s loan portfolio, current economic conditions and other relevant factors, and is adequate to provide for losses relating to or the risk of loss inherent in River City Bank’s loan portfolios and other real estate owned.

(vii) River City Bank has Previously Disclosed all one to four family residential mortgage loans originated on or after January 1, 2004 by River City Bank (i) that were sold in the secondary mortgage market and have been re-purchased by River City Bank or (ii) that the institutions to whom such loans were sold (or their successors or assigns) have asked River City Bank to purchase back (but have not been purchased back).

(x) Securities Portfolio and Investments. River City Bank has Previously Disclosed to Village Financial a listing of all securities owned, of record or beneficially, by River City Bank as of February 29, 2008. All securities owned are held free and clear of all Liens or any other restriction or rights of any other Person, whether contractual or statutory (other than customary pledges in the ordinary course of its business to secure public funds deposits or Federal Home Loan Bank borrowings or repurchase agreements entered into in the ordinary course of business), which would materially impair the ability of River City Bank to dispose freely of any such security or otherwise to realize the benefits of ownership thereof at any time and are classified as “available for sale” and, accordingly, have been marked to market. There are no voting trusts or other agreements or undertakings to which River City Bank is a party with respect to the voting of any such securities. With respect to all “repurchase agreements” under which River City Bank has “sold” securities under agreement to repurchase, River City Bank has a valid, perfected first Lien in the government securities or other collateral securing the repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt owed by River City Bank, as the case may be, which is secured by such collateral. Except for fluctuations in the market values of United States Treasury and agency securities, municipal securities, or other debt securities since February 29, 2008, there has been no material deterioration or adverse change in the quality, or any material decrease in the value, of River City Bank’s securities portfolio as a whole.

(y) Personal Property and Other Assets. River City Bank has Previously Disclosed to Village Financial a listing of all banking equipment, data processing equipment, vehicles, and other personal property used by River City Bank and material to the operation of its business. Such assets are owned or leased by River City Bank free and clear of all Liens. All personal property of River City Bank material to its business is in good operating condition and repair, ordinary wear and tear excepted.

(z) Patents and Trademarks. River City Bank owns, possesses or has the right to use any and all patents, licenses, trademarks, trade names, copyrights, trade secrets and proprietary and other confidential information necessary to conduct its business as now conducted. River City Bank has Previously Disclosed to Village Financial a listing of all such patents, licenses, trademarks, trade names, copyrights, trade secrets and proprietary rights. River City Bank has not violated, and currently is not in conflict with, any patent, license, trademark, trade name, copyright or proprietary right of any other Person.

(aa) Insurance Of Deposits. All deposits of River City Bank are insured by the Federal Deposit Insurance Corporation (the “FDIC”) to the maximum extent permitted by law, all deposit insurance premiums due from River City Bank to the FDIC have been paid in full in a timely fashion, and no proceedings have been commenced or, to the knowledge of River City Bank, are contemplated by the FDIC or otherwise to terminate such insurance.

(bb) Transactions with Management. Except as Previously Disclosed and for (i) deposits, all of which are on terms and conditions comparable to those made available to other customers of River City Bank at the time such deposits were entered into, (ii) arm’s length loans to River City Bank Employees entered into in the ordinary course of business, (iii) obligations under River City Bank Compensation and Benefit Plans, and (iv) any loan or deposit agreements entered into in the ordinary course with customers of River City Bank, there are no contracts with or commitments to River City Bank Directors, officers or River City Bank Employees involving the expenditure of more than $5,000 as to any one individual, including, with respect to any business directly or indirectly controlled by any such person, or $5,000 for all such contracts for commitments in the aggregate for all such individuals.

(cc) Accounting Controls; Disclosure Controls. River City Bank has devised and maintained a system of internal accounting control sufficient to provide reasonable assurances that: (i) all material transactions are executed in accordance with general or specific authorization of the Board of River City Bank Directors and the duly authorized executive officers of River City Bank; (ii) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP consistently applied with respect to institutions such as River City Bank or any other criteria applicable to such financial statements, and to maintain proper accountability for items therein; (iii) access to the material properties and assets of River City Bank is permitted only in accordance with general or specific authorization of the Board of Directors of River City Bank and the duly authorized executive officers of River City Bank; and (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate actions taken with respect to any differences. To the extent required, River City Bank has in place “disclosure controls and procedures” as defined in Rules 13a-15(e) and 15d-15(e) of the 1934 Act to allow River City Bank’s management to make timely decisions regarding required disclosures and to make the certifications of the Chief Executive Officer and Chief Financial Officer of River City Bank required under the 1934 Act.

(dd) Affiliates. River City Bank has Previously Disclosed to Village Financial a listing of those persons deemed by River City Bank as of the date of this Agreement to be “Affiliates” of River City Bank (as that term is defined in Rule 405 promulgated under the Securities Act), including persons, trusts, estates, corporations, or other entities related to persons deemed to be Affiliates of River City Bank.

(ee) Continuity of Business Enterprise. River City Bank operates at least one significant historic business line, or owns at least a significant portion of its historic business assets, in each case within the meaning of Treasury Regulation Section 1.368-1(d).

(ff) Obstacles to Regulatory Approval or Tax Treatment. To the knowledge of River City Bank, there exists no fact or condition (including River City Bank’s record of compliance with the Community Reinvestment Act) relating to River City Bank that may reasonably be expected to (i) prevent or materially impede or delay Village Financial from obtaining the regulatory approvals required in order to consummate the transactions described in this Agreement; or (ii) prevent the Merger from qualifying to be a reorganization under Section 368(a) of the Code; and, if any such fact or condition becomes known to River City Bank, River City Bank shall promptly (and in any event within three days after obtaining such knowledge) communicate such fact or condition to Village Financial in writing.

(gg) Disclosure. The representations and warranties contained in this Section 5.3 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.3, in light of the circumstances in which they are made, not misleading.

5.4 Representations and Warranties of Village Financial. Subject to Sections 5.1 and 5.2 and except as Previously Disclosed, Village Financial hereby represents and warrants to River City Bank:

(a) Organization and Standing. Village Financial and Village Bank are corporations duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia. Village Financial and Village Bank are duly qualified to do business and are in good standing in the states of the United States and foreign jurisdictions where their ownership or leasing of property or assets or the conduct of their business requires them to be so qualified.

(b) Capitalization. As of the date hereof, the authorized capital stock of Village Financial consists solely of 10,000,000 shares of Village Financial Common Stock, $4.00 par value, of which as of January 31, 2008, 2,575,985 shares were outstanding, and 1,000,000 shares of Preferred Stock, $1.00 par value, of which as of the date hereof, no shares were outstanding. As of the date hereof, except as set forth in its Disclosure Schedule and except for the approximate 135,000 outstanding warrants for Village Financial Common Stock that expire on April 30, 2008 which will be redeemed for Village Financial Common Stock on or about April 30, 2008 and Village Financial’s authority to grant restricted stock to Village Financial Employees consistent with past practice, Village Financial does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Village Financial Common Stock or any other equity securities of Village Financial or any of its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of Village Financial Common Stock or other equity securities of Village Financial or any of its Subsidiaries. As of January 31, 2008, Village Financial has 455,000 shares of Village Financial Common Stock which are issuable and reserved for issuance upon exercise of Village Financial Stock Options. The outstanding shares of Village Financial Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights).

(c) Merger Shares. The shares of Village Financial Common Stock to be issued in exchange for shares of River City Bank Common Stock in the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, with no personal liability attaching to the ownership thereof, subject to no preemptive rights and authorized for trading on the NASDAQ.

(d) Subsidiaries. Village Financial has Previously Disclosed each of its Subsidiaries together with the jurisdiction of organization of each such Subsidiary. (A) Village Financial owns, directly or indirectly, all the issued and outstanding equity securities of each of its Subsidiaries, (B) no equity securities of any of the Subsidiaries of Village Financial are or may become required to be issued (other than to Village Financial or its wholly-owned Subsidiaries) by reason of any right or otherwise, (C) there are no contracts, commitments, understandings or arrangements by which any of the Subsidiaries of Village Financial is or may be bound to sell or otherwise transfer any equity securities of any such Subsidiaries (other than to Village Financial or its wholly-owned Subsidiaries), (D) there are no contracts, commitments, understandings, or arrangements relating to its rights to vote or to dispose of such securities and (E) all the equity securities of each Subsidiary of Village Financial held by Village Financial or its Subsidiaries are fully paid and nonassessable and are owned by Village Financial or its Subsidiaries free and clear of any liens, and (F) Each of Village Financial’s Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified.

(e) Corporate Power. Village Financial has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and Village Financial has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

(f) Corporate Authority. Subject to receipt of the requisite approval of this Agreement (including the agreement of merger set forth herein) by the holders of more than two-thirds of the outstanding shares of Village Financial Common Stock entitled to vote thereon (which is the only vote of Village Financial stockholders required thereon), the execution and delivery of this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Village Financial and its Board of Directors and Village Financial and its Board of Directors. Assuming due authorization, execution and delivery by River City Bank, this Agreement is a valid and legally binding obligation of Village Financial and Village Bank, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(g) Consents and Approvals; No Defaults. No consents or approvals of, or filings or registrations with, any Governmental Authority or with any other Person are required to be made or obtained by Village Financial or any of its Subsidiaries in connection with the execution, delivery or performance by Village Financial of this Agreement or to consummate the Merger except for (A) filings of applications and notices with the federal and state banking authorities; (B) filings with the NASDAQ regarding the Village Financial Common Stock to be issued in the Merger; (C) the filing and declaration of effectiveness of the Registration Statement; (D) the filing of Articles of Merger with the SCC pursuant to the VSCA and the issuance of the related certificate of merger; (E) such filings as are required to be made or approvals as are required to be obtained under the securities or “Blue Sky” laws of the Commonwealth of Virginia in connection with the issuance of Village Financial Stock in the Merger; and (G) receipt of the approvals set forth in Section 7.1(b). As of the date hereof, Village Financial is not aware of any reason why the approvals set forth in Section 7.1(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.1(b).

Subject to the satisfaction of the requirements referred to in the preceding paragraph and expiration of the related waiting periods, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Village Financial or of any of its Subsidiaries or to which Village Financial or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the certificate of incorporation or by-laws (or similar governing documents) of Village Financial or any of its Subsidiaries, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

(h) Financial Reports and SEC Documents; Absence of Certain Changes or Events.

(i) Village Financial’s Annual Report on Form 10-KSB for each of the fiscal years ended December 31, 2004, 2005 and 2006 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it subsequent to December 31, 2006, under the Securities Act or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act in the form filed or to be filed (collectively “Village Financial’s SEC Documents”), as of the date filed, (A) as to form complied or for filings made after the date hereof, will comply in all material respects with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and for filings made after the date hereof, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets or statements of condition of Village Financial contained in or incorporated by reference into any of Village Financial’s SEC Documents (including the related notes and schedules thereto) fairly presents, or for filings made after the date hereof, will fairly present, in all material respects the financial position of Village Financial as of its date, and each of the statements of income or results of operations and changes in stockholders’ equity and cash flows or equivalent statements of Village Financial contained or incorporated by reference in any of

Village Financial’s SEC Documents (including any related notes and schedules thereto) fairly presents, or for filings made after the date hereof, will fairly present, in all material respects the results of operations, changes in stockholders’ equity and cash flows, as the case may be, of Village Financial for the periods to which they relate, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, and subject to normal year-end audit adjustments in the case of unaudited statements. For the avoidance of doubt, the representations by Village Financial under this Section 5.4(h) with respect to Village Financial’s SEC Documents that are filed with the SEC after the date of this Agreement shall not include information prepared or provided by or on behalf of River City Bank for inclusion or incorporation by reference in the Registration Statement or the Joint Proxy Statement/Prospectus.

(ii) Section 5.4(h)(ii) of Village Financial’s Disclosure Schedule lists, and upon request, Village Financial has delivered to River City Bank, copies of the documentation creating or governing all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K) effected by Village Financial since December 31, 2006. BDO Seidman, LLP, which has expressed its opinion with respect to the financial statements of Village Financial (including the related notes) included in Village Financial’s SEC Documents is and has been throughout the periods covered by such financial statements (A) an independent registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act of 2002, (B) “independent” with respect to Village Financial within the meaning of Regulation S-X and (C) in compliance with subsection (g) through (l) of Section 10A of the Exchange Act and the related rules of the SEC, the Public Accounting Oversight Board and the Bureau of Financial Institutions of the SCC.

(iii) Village Financial has on a timely basis filed all forms, reports and documents required to be filed by it with the SEC since December 31, 2004. Section 5.4(h)(iii) of Village Financial’s Disclosure Schedule lists and, except to the extent available in full without redaction on the SEC’s web site through EDGAR two days prior to the date of this Agreement, Village Financial has delivered to River City Bank copies in the form filed with the SEC of (A) its Annual Reports on Form 10-KSB for each fiscal year of the Company beginning since December 31, 2004, (B) its Quarterly Reports on Form 10-QSB for each of the first three fiscal quarters in each of the fiscal years of the Village Financial referred to in clause (A) above, (C) all proxy statements relating to Village Financial’s meetings of stockholders (whether annual or special) held, and all information statements relating to stockholder consents since the beginning of the first fiscal year referred to in clause above, (D) all certifications and statements required by (x) the SEC’s Order dated June 27, 2002, pursuant to Section 21(a)(1) of the Exchange Act (File No. 4-460), (y) Rule 13a-14 or 15d-14 under the Exchange Act or (z) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any report referred to above, (E) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to Village Financial pursuant to this Section 5.4(h)), filed by Village Financial with the SEC since the beginning of the first fiscal year referred above, and (F) all comment letters received by Village Financial from the Staff of the SEC since December 31, 2004 and all responses to such comment letters by or on behalf of Village Financial.

(iv) Village Financial maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning Village Financial is made known on a timely basis to the individuals responsible for the preparation of Village Financial’s filings with the SEC and other public disclosure documents. To Village Financial’s knowledge, each director, executive officer and at least 10% stockholder of Village Financial has filed with the SEC all statements required by Section 16(a) of the Exchange Act and the rules and regulations thereunder since December 31, 2006. As used in this Section 5.4(h), the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(v) Since December 31, 2006, Village Financial has not incurred any liability other than in the ordinary course of business consistent with past practice or for legal, accounting, and financial advisory fees and out-of-pocket expenses in connection with the transactions contemplated by this Agreement.

(vi) Since December 31, 2006, (A) Village Financial has conducted its respective businesses in the ordinary and usual course consistent with past practice (excluding matters related to this Agreement and the transactions contemplated hereby) and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 5.4 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to Village Financial.

(i) Litigation. No litigation, claim or other proceeding before any Governmental Authority is pending against Village Financial or any of its Subsidiaries and, to Village Financial’s knowledge, no such litigation, claim or other proceeding has been threatened.

(j) Regulatory Matters. Neither Village Financial nor any of its Subsidiaries or properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits (including, without limitation, the FDIC and the Bureau of Financial Institutions of the SCC). Neither Village Financial nor any of its Subsidiaries has been advised by any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

(k) Compliance with Laws. Each of Village Financial and its Subsidiaries:

(i) is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the Village Financial Employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

(ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and no suspension or cancellation of any of them is threatened;

(iii) has complied in all material respects with all applicable federal, state and local laws, regulations and rules relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes and occupational safety and health. Village Financial and its Subsidiaries are not liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing applicable federal, state and local laws, regulations and rules.

(iv) has received, since December 31, 2006, no notification or communication from any Governmental Authority (A) asserting that Village Financial or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit, or governmental authorization (nor, to Village Financial’s knowledge, do any grounds for any of the foregoing exist); and

(v) is in compliance with the privacy provisions of the Gramm-Leach-Bliley Act, and all other applicable laws relating to consumer privacy.

(l) Employee Benefit Plans.

(i) Village Financial has Previously Disclosed a complete and accurate list of all existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance, welfare and fringe benefit plans, employment or severance agreements and all similar practices, policies and arrangements in which any current or former employee (the “Village Financial Employees” ), current or former consultant (the “Village Financial Consultants” ) or current or former director (the “Village Financial Directors”)

of Village Financial or any of its Subsidiaries participates or to which any such Village Financial Employees, Consultants or Directors are a party (the “Village Financial Compensation and Benefit Plans”). Village Financial has no commitment and has not communicated to the Village Financial Employees any intention to create any additional Village Financial Compensation and Benefit Plan or to modify or change any existing Village Financial Compensation and Benefit Plan.

(ii) Each Village Financial Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, or any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made. Each Village Financial Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Village Financial Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or has applied for a favorable determination letter in compliance with the Code (including a determination that the related trust under such Village Financial Compensation and Benefit Plan is exempt from tax under Section 501(a) of the Code) from the IRS, and Village Financial is not aware of any circumstances likely to result in the revocation of any existing favorable determination letter or in not receiving a favorable determination letter. There is no material pending or, to the knowledge of Village Financial, threatened legal action, suit or claim relating to the Village Financial Compensation and Benefit Plans other than routine claims for benefits. Neither Village Financial nor any of its Subsidiaries has engaged in a transaction, or omitted to take any action, with respect to any Village Financial Compensation and Benefit Plan that would reasonably be expected to subject Village Financial or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA, assuming for purposes of Section 4975 of the Code that the taxable period of any such transaction expired as of the date hereof.

(iii) No Village Financial Compensation and Benefit Plans currently maintained, or maintained within the last six years, by Village Financial or any entity (and “Village Financial ERISA Affiliate”) which is considered one employer with Village Financial under Section 4001(a)(14) of ERISA or Section 414(b) or (c) of the Code is or was subject to Title IV of ERISA or is or was a multiemployer plan under Subtitle E of Title IV of ERISA. To the knowledge of Village Financial, there is no pending investigation or enforcement action by the PBGC, the DOL or IRS or any other Governmental Authority with respect to any Village Financial Compensation and Benefit Plan.

(iv) All contributions required to be made under the terms of any Village Financial Compensation and Benefit Plan or any employee benefit arrangements under any collective bargaining agreement to which Village Financial or any of its Subsidiaries is a party have been timely made or have been reflected on Village Financial’s financial statements. Neither Village Financial nor any Village Financial ERISA Affiliate (x) has provided, or would reasonably be expected to be required to provide, security to any Village Financial Pension Plan pursuant to Section 401(a)(29) of the Code, and (y) has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result, in the imposition of a Lien under Section 412(n) of the Code or pursuant to ERISA.

(v) Neither Village Financial nor any of its Subsidiaries has any obligations to provide retiree health and life insurance or other retiree death benefits under any Village Financial Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code, and each such Village Financial Compensation and Benefit Plan may be amended or terminated without incurring liability thereunder. There has been no communication to Village Financial Employees by Village Financial that would reasonably be expected to promise or guarantee such Employees retiree health or life insurance or other retiree death benefits on a permanent basis.

(vi) Village Financial and its Subsidiaries do not maintain any Village Financial Compensation and Benefit Plans covering foreign Village Financial Employees.

(vii) With respect to each Village Financial Compensation and Benefit Plan, if applicable, Village Financial has provided or made available to River City Bank, true and complete copies of existing: (A) Village Financial Compensation and Benefit Plan documents and amendments thereto; (B) trust instruments and insurance contracts; (C) two most recent Forms 5500 filed with the IRS; (D) most recent actuarial report and financial statement; (E) the most recent summary plan description; (F) forms filed with PBGC (other than premium payments); (G) most recent determination letter issued by the IRS; (H) any Form 5310 or Form 5330 filed with the IRS; and (I) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests).

(viii) The consummation of the transactions contemplated by this Agreement would not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective Time) reasonably be expected to (A) entitle any Village Financial Employee, Consultant or Director to any payment (including severance pay or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any Village Financial Compensation and Benefit Plan or (C) result in any material increase in benefits payable under any Village Financial Compensation and Benefit Plan.

(ix) Neither Village Financial nor any of its Subsidiaries maintains any compensation plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

(x) As a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), none of Village Financial, the Surviving Corporation, or any of their respective Subsidiaries will be obligated to make a payment that would be characterized as an “excess parachute payment” to an individual who is a “disqualified individual” (as such terms are defined in Section 280G of the Code), without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

(m) No Brokers. No action has been taken by Village Financial or any of its Subsidiaries that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement, excluding a Previously Disclosed fee to be paid to Scott & Stringfellow, Inc.

(n) Takeover Laws. Village Financial has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any Takeover Laws applicable to Village Financial.

(o) Environmental Matters. Neither the conduct nor operation of Village Financial or its Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them (including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a Lien and could reasonably be expected to result in liability or which could result in a material loss in value of collateral for Village Financial or its Subsidiaries, violates or violated Environmental Laws and, to Village Financial’s knowledge, no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in liability under Environmental Laws. Neither Village Financial nor any of its Subsidiaries has received any notice from any Person that Village Financial or its Subsidiaries or the operation or condition of any property ever owned, leased, operated, or held as collateral or in a fiduciary capacity by any of them and could reasonably be expected to result in liability or which could result in a material loss in value of collateral for Village Financial or its Subsidiaries are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on, beneath, or originating from any such property.

(p) Books and Records. The books and records of Village Financial and its Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein, and they fairly present the substance of events and transactions included therein.

(q) Insurance. Village Financial Previously Disclosed all of the insurance policies, binders, or bonds maintained by Village Financial or its Subsidiaries. Village Financial and its Subsidiaries are insured with insurers believed to be reputable against such risks and in such amounts as the management of Village Financial reasonably has determined to be prudent in accordance with industry practices. All such insurance policies are in full force and effect; Village Financial and its Subsidiaries are not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.

(r) Funds Available. Village Financial has, and will have available to it at the Effective Time, sources of capital sufficient to pay the aggregate Cash Consideration and to effect the transactions contemplated hereby.

(s) Loans, Accounts, Notes and Other Receivables.

(i) All loans, accounts, notes and other receivables reflected as assets on Village Financial’s or Village Bank’s books and records (i) have resulted from bona fide business transactions in the ordinary course of Village Financial’s or Village Bank’s operations; (ii) in all material respects were made in accordance with Village Financial’s or Village Bank’s customary loan policies and procedures; and (iii) are owned by Village Financial or Village Bank free and clear of all Liens and the ownership or collection rights of any other Person (other than Federal Home Loan Bank borrowings or repurchase agreements entered into in the ordinary course of business).

(ii) All records of Village Financial and Village Bank regarding all outstanding loans, accounts, notes, and other receivables, and all other real estate owned, are accurate in all material respects. With respect to each loan which Village Bank’s loan documentation indicates is secured by Loan Collateral, such loan is secured by valid, perfected, and enforceable Liens on all such Loan Collateral having the priority described in Village Bank’s records of such loan.

(iii) Each loan reflected as an asset on Village Financial’s or Village Bank’s books, and each guaranty therefor, is the legal, valid, and binding obligation of the obligor or guarantor thereon, and no defense, offset, or counterclaim has been asserted with respect to any such loan or guaranty.

(iv) Village Financial has Previously Disclosed to River City Bank a listing of (x) each loan, extension of credit, or other asset of Village Bank which, as of January 31, 2008, was classified by Village Bank as “Loss”, “Doubtful”, “Substandard”, or “Special Mention” (or otherwise by words of similar import), or which Village Bank has designated as a special asset or for special handling or placed on any “watch list” because of concerns regarding the ultimate collectibility or deteriorating condition of such asset or any obligor or Loan Collateral therefor, and (y) each loan or extension of credit of Village Bank which, as of January 31, 2008, was past due thirty (30) days or more as to the payment of principal and/or interest, or as to which any obligor thereon (including the borrower or any guarantor) otherwise was in default, is the subject of a proceeding in bankruptcy, or otherwise has indicated an inability or intention not to repay such loan or extension of credit.

(v) To the knowledge of Village Financial, each of Village Financial’s or Village Bank’s loans and other extensions of credit (with the exception of those loans and extensions of credit Previously Disclosed in the written listings described in subsection (iv) above) is collectible in the ordinary course of Village Financial’s or Village Bank’s business in an amount which is not less than the amount at which it is carried on Village Financial’s or Village Bank’s books and records.

(vi) Village Bank’s Loan Loss Reserve has been established in conformity with GAAP, sound banking practices and all applicable requirements, rules and policies of the FDIC and the Bureau of Financial Institutions of the SCC and, in the best judgment of management of Village Bank, is reasonable in view of the size and character of Village Bank’s loan portfolio, current economic conditions and other relevant factors, and is adequate to provide for losses relating to or the risk of loss inherent in Village Bank’s loan portfolios and other real estate owned.

(vii) Village Financial has Previously Disclosed all one to four family residential mortgage loans originated on or after January 1, 2004 by Village Financial or any of its Subsidiaries (i) that were sold in the secondary mortgage market and have been re-purchased by Village Financial or any of its Subsidiaries or (ii) that the institutions to whom such loans were sold (or their successors or assigns) have asked Village Financial or any of its Subsidiaries to purchase back (but have not been purchased back).

(t) Securities Portfolio and Investments. Village Financial has Previously Disclosed to River City Bank a listing of all securities owned, of record or beneficially, by Village Financial or Village Bank as of January 31, 2008. All securities owned by Village Bank are held free and clear of all Liens or any other restriction or rights of any other Person, whether contractual or statutory (other than customary pledges in the ordinary course of its business to secure public funds deposits or Federal Home Loan Bank borrowings or repurchase agreements entered into in the ordinary course of business), which would materially impair the ability of Village Bank to dispose freely of any such security or otherwise to realize the benefits of ownership thereof at any time and are classified as “available for sale” and, accordingly, have been marked to market. There are no voting trusts or other agreements or undertakings to which Village Bank is a party with respect to the voting of any such securities. With respect to all “repurchase agreements” under which Village Bank has “sold” securities under agreement to repurchase, Village Bank has a valid, perfected first Lien in the government securities or other collateral securing the repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt owed by Village Bank, as the case may be, which is secured by such collateral. Except for fluctuations in the market values of United States Treasury and agency securities, municipal securities, or other debt securities since January 31, 2008, there has been no material deterioration or adverse change in the quality, or any material decrease in the value, of Village Bank’s securities portfolio as a whole.

(u) Continuity of Business Enterprise. It is the present intention of Village Financial to continue at least one significant business line of River City Bank, or to use at least a significant portion of River City Bank’s historic business assets in a business, each case within the meaning of Treasury Regulation Section 1.368-1(d).

(v) Obstacles to Regulatory Approval or Tax Treatment. To the knowledge of Village Financial, there exists no fact or condition (including Village Bank’s record of compliance with the Community Reinvestment Act) relating to Village Bank or Village Financial that may reasonably be expected to (i) prevent or materially impede or delay Village Bank, Village Financial or River City Bank from obtaining the regulatory approvals required in order to consummate transactions described herein, or (ii) prevent the Merger from qualifying to be a reorganization under Section 368(a) of the Code. If any such fact or condition becomes known to Village Financial, Village Financial shall promptly (and in any event within three days after obtaining such knowledge) communicate such fact or condition to River City Bank in writing.

(w) Labor Matters. Neither Village Financial nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. Neither Village Financial nor any of its Subsidiaries are the subject of a proceeding asserting that any of them has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Village Financial or its Subsidiaries to bargain with any labor organization as to wages or conditions of employment. There is not any strike or other labor dispute involving Village Bank or its Subsidiaries pending or, to Village Financial’s knowledge, threatened, nor is Village Financial aware of any activity involving its Village Financial Employees seeking to certify a collective bargaining unit or engaging in other organizational activity. Village Financial and its Subsidiaries have complied in all material respects with all applicable federal, state and local laws, regulations and rules relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes and occupational safety and health. Village Financial and its Subsidiaries are not liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing applicable federal, state and local laws, regulations and rules.

(x) Tax Matters. (i) All Tax Returns that are required to be filed by or with respect to Village Financial and its Subsidiaries have been duly filed, (ii) all Taxes have been paid in full, (iii) the Tax Returns referred to in clause (i) have been examined by the Internal Revenue Service or the appropriate state, local or foreign taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (iv) all deficiencies asserted or assessments made as a result of such examinations have been paid in full, (v) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (i) are currently pending, (vi) no waivers of statutes of limitation have been given by or requested with respect to any Taxes of Village Financial or its Subsidiaries; (vii) there are no Liens on any of the assets of Village Financial or its Subsidiaries that arose in connection with any failure to pay a Tax (other than Taxes not yet due and payable); (viii) to the knowledge of Village Financial, no authority is expected to assess any additional Taxes for any period for which Tax Returns have been filed;

and (ix) there is no dispute or claim concerning any Tax liability of Village Financial either (A) claimed or raised by any authority in writing or (B) as to which Village Financial has knowledge. Neither Village Financial nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes that accrued on or before the end of the most recent period covered by Village Financial’s SEC Documents filed prior to the date hereof in excess of the amounts accrued with respect thereto that are reflected in the financial statements included in Village Financial’s SEC Documents filed on or prior to the date hereof. As of the date hereof, neither Village Financial nor any of its Subsidiaries has any reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(y) Risk Management Instruments. Neither Village Financial nor any of its Subsidiaries is a party to any interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Village Financial’s own account, the account of Village Financial’s Subsidiaries, or for the account of their customers.

(z) Insurance Of Deposits. All deposits of Village Bank are insured by the FDIC to the maximum extent permitted by law, all deposit insurance premiums due from Village Bank to the FDIC have been paid in full in a timely fashion, and no proceedings have been commenced or, to the knowledge of Village Financial, are contemplated by the FDIC or otherwise to terminate such insurance.

(aa) Transactions with Management. Except as Previously Disclosed and for (i) deposits, all of which are on terms and conditions comparable to those made available to other customers of Village Bank at the time such deposits were entered into, (ii) arm’s length loans to Village Financial Employees entered into in the ordinary course of business, (iii) obligations under Village Financial Compensation and Benefit Plans, and (iv) any loan or deposit agreements entered into in the ordinary course with customers of Village Bank, there are no contracts with or commitments to Village Financial Directors, officers or Village Financial Employees involving the expenditure of more than $5,000 as to any one individual, including, with respect to any business directly or indirectly controlled by any such person, or $5,000 for all such contracts for commitments in the aggregate for all such individuals.

(bb) Accounting Controls; Disclosure Controls. Village Financial has devised and maintained a system of internal accounting control sufficient to provide reasonable assurances that: (i) all material transactions are executed in accordance with general or specific authorization of the board of directors of Village Financial and the duly authorized executive officers of Village Financial; (ii) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP consistently applied with respect to institutions such as Village Financial or any other criteria applicable to such financial statements, and to maintain proper accountability for items therein; (iii) access to the material properties and assets of Village Financial is permitted only in accordance with general or specific authorization of the board of directors of Village Financial and the duly authorized executive officers of Village Financial; and (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate actions taken with respect to any differences. To the extent required, Village Financial has in place “disclosure controls and procedures” as defined in Rules 13a-15(e) and 15d-15(e) of the 1934 Act to allow Village Financial’s management to make timely decisions regarding required disclosures and to make the certifications of the Chief Executive Officer and Chief Financial Officer of Village Financial required under the 1934 Act.

(cc) Disclosure. The representations and warranties contained in this Section 5.4 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5. 4, in light of the circumstances under which they are made, not misleading.

(dd) Representations and Warranties of Village Bank.

(i) Organization, Standing and Authority. Village Bank is duly organized and validly existing in good standing under the laws of the Commonwealth of Virginia, and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. Village Bank is an “insured depository institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder.

(ii) Power. Village Bank has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and Village Bank has corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

(iii) Corporate Authority. This Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Village Bank, its Board of Directors and sole shareholder. Assuming due execution and delivery by River City Bank, this Agreement is a valid and legally binding agreement of Village Bank enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

ARTICLE VI

COVENANTS

6.1 Affirmative Covenants of River City Bank. River City Bank hereby covenants and agrees as follows with Village Financial:

(a) Stockholders of River City Bank Who Will Become “Affiliates” of Village Financial. River City Bank will use its best efforts to cause each Person who is a stockholder of River City Bank and who will become an “Affiliate” of Village Financial as a result of the Merger and the transactions contemplated thereby to execute and deliver to Village Financial at least five days prior to the Closing a written agreement (the “Affiliates’ Agreement”) relating to restrictions on shares of Village Financial Common Stock to be received by such Persons pursuant to this Agreement and which Affiliates’ Agreement shall be in the form attached hereto as Exhibit C.

(b) River City Bank Shareholders Meeting. River City Bank agrees to cause its annual or special meeting of its shareholders (the “River City Bank Meeting”) to consider the approval of the Merger and the ratification and adoption of this Agreement. In connection with the call and conduct of, and all other matters relating to the River City Bank Meeting (including the solicitation of proxies), River City Bank will comply in all material respects with all provisions of applicable law and regulations and with its Articles of Incorporation and Bylaws.

(c) Periodic Financial and Other Information. Following the date of this Agreement and until the Effective Time, River City Bank will deliver to Village Financial, as soon as each is available or within the time frames set forth below:

(i) an income statement and a statement of condition after each month end (including branch Cost Center detail, DDA Trial Balance, SAV Trial Balance and COD Trial Balance);

(ii) a copy of all quarterly financial statements after each quarter end;

(iii) a copy of each report, registration, statement, or other communication or regulatory filing made with or to any Governmental Authority simultaneous with the filing or making thereof;

(iv) information regarding each new extension of credit in excess of $500,000 (other than a loan secured by a first Lien on a one-to-four family principal residence which is being made for the purchase or refinancing of that residence with a loan to value of 80% or less) within ten business days after each calendar month end;

(v) an analysis of the Loan Loss Reserve and management’s assessment of the adequacy of the Loan Loss Reserve within 21 days after each calendar quarter end;

(vi) an analysis and assessment of all classified or “watch list” loans, along with the outstanding balance and amount specifically allocated to the Loan Loss Reserve for each such classified or “watch list” Loan within 21 days after each calendar month end;

(vii) the following information with respect to loans and other extensions of credit (such assets being referred to in this Agreement as “Loans”) as of, and within twenty-one days following, each calendar month end: (A) a list of Loans past due for 30 days or more as to principal or interest; (B) a list of Loans in nonaccrual status; (C) a list of all Loans without principal reduction for a period of longer than one year; (D) a list of all foreclosed real property or other real estate owned and all repossessed personal property; (E) a list of each reworked or restructured Loan still outstanding, including original terms, restructured terms and status; and (F) a list of any actual or threatened litigation by or against River City Bank, which list shall contain a description of circumstances surrounding such litigation, its present status and management’s evaluation of such litigation;

(viii) a written description and explanation of any significant budget variances; and

(ix) copies of all monthly packages to be delivered to the members of the Board of Directors of River City Bank.

(d) Notice Of Certain Changes Or Events. Following the execution of this Agreement and up to the Effective Time, River City Bank promptly will notify Village Financial in writing of and provide to Village Financial such information as it shall request regarding (i) any material adverse change in its financial condition, results of operations, prospects, business, assets, loan portfolio (other than cyclical variations in loan balances outstanding), investments, properties or operations or of the actual or prospective occurrence of any condition or event which, with the lapse of time or otherwise, is reasonably likely to cause, create or result in any such material adverse change; or (ii) the actual or prospective existence or occurrence of any condition or event which, with the lapse of time or otherwise, has caused or may or could cause any statement, representation, or warranty of River City Bank herein, to be or become materially inaccurate, misleading, or incomplete, or which has resulted or may or could cause, create, or result in the breach or violation in any material respect of any of River City Bank’s covenants or agreements contained herein.

(e) Accruals for Loan Loss Reserve and Expenses. River City Bank will cooperate with Village Financial and will make such appropriate accounting entries in its books and records and take such other actions as may be necessary or desirable in anticipation of the Merger, including without limitation additional provisions to River City Bank’s Loan Loss Reserve or accruals or the creation of reserves for employee benefit and expenses related to the transactions described in this Agreement. River City Bank shall engage Thurmond, Clower & Associates to perform, within ten (10) business days of the Effective Date, a mark to market review and analysis of River City Bank’s loan portfolio and Loan Loss Reserve in accordance with customary banking standards and shall implement all of Thurmond, Clower & Associates’ recommendations. River City Bank shall be responsible for all expenditures with respect to Thurmond, Clower & Associates’ services up to and not exceeding $10,000. Village Financial shall be responsible for expenditures with respect to Thurmond, Clower & Associates’ services in excess of $10,000.

(f) Consents to Assignment of Leases. River City Bank will use its reasonable efforts to obtain any required consents of its lessors to its rights and obligations under any real estate and personal property leases, each of which consents shall be in such form as shall be reasonably agreed to by Village Financial.

(g) Deposit Liabilities. Following the date of this Agreement and up to the Effective Time, River City Bank will make pricing decisions with respect to its deposit accounts in a manner consistent with its past practices based on competition and prevailing market rates in its banking markets and will give Village Financial notice of any material changes in the pricing of its deposit accounts.

6.2 Affirmative Covenants of Village Financial. Village Financial hereby covenants and agrees as follows with River City Bank:

(a) Village Financial Shareholders Meeting. Village Financial agrees to cause its annual or special meeting of its shareholders (the “Village Financial Meeting”) to consider the approval of the Merger and the ratification and adoption of this Agreement. In connection with the call and conduct of, and all other matters relating to the Village Financial Meeting (including the solicitation of proxies), Village Financial will comply in all material respects with all provisions of applicable law and regulations and with its Articles of Incorporation and Bylaws.

(b) “Blue Sky” Approvals. Village Financial shall use its reasonable efforts to take all actions, if any, required by applicable state securities or “blue sky” laws (i) to cause the Village Financial Common Stock issued at the Effective Time, at the time of the issuance thereof, to be duly qualified or registered (unless exempt) under such laws, or to cause all conditions to any exemptions from qualification or registration thereof under such laws to have been satisfied; and (ii) to obtain any and all other approvals or consents to the issuance of the Village Financial Common Stock that are required under state or federal law.

(c) NASDAQ Listing. Village Financial shall use its reasonable best efforts to cause the shares of Village Financial Common Stock to be issued to the River City Bank stockholders in the Merger to be approved for listing on the NASDAQ, subject to official notice of issuance, as promptly as practicable, and in any event before the Effective Date.

(d) Periodic Financial and Other Information. Following the date of this Agreement and until the Effective Time, Village Financial and/or Village Bank, as applicable, will deliver to River City Bank, as soon as each is available or within the time frames set forth below:

(i) an income statement and a statement of condition after each month end (including branch Cost Center detail, DDA Trial Balance, SAV Trial Balance and COD Trial Balance);

(ii) a copy of all quarterly financial statements after each quarter end;

(iii) a copy of each report, registration, statement, or other communication or regulatory filing made with or to any Governmental Authority simultaneous with the filing or making thereof;

(iv) information regarding each new extension of credit in excess of $500,000 (other than a loan secured by a first Lien on a one-to-four family principal residence which is being made for the purchase or refinancing of that residence with a loan to value of 80% or less) within ten business days after each calendar month end;

(v) an analysis of the Loan Loss Reserve and management’s assessment of the adequacy of the Loan Loss Reserve within 21 days after each calendar quarter end;

(vi) an analysis and assessment of all classified or “watch list” loans, along with the outstanding balance and amount specifically allocated to the Loan Loss Reserve for each such classified or “watch list” Loan within 21 days after each calendar month end;

(vii) the following information with respect to Loans within twenty-one days following each calendar month end: (A) a list of Loans past due for 30 days or more as to principal or interest; (B) a list of Loans in nonaccrual status; (C) a list of all Loans without principal reduction for a period of longer than one year; (D) a list of all foreclosed real property or other real estate owned and all repossessed personal property; (E) a list of each reworked or restructured Loan still outstanding, including original terms, restructured terms and status; and (F) a list of any actual or threatened litigation by or against Village Financial or Village Bank, which list shall contain a description of circumstances surrounding such litigation, its present status and management’s evaluation of such litigation;

(viii) a written description and explanation of any significant budget variances; and

(ix) copies of all monthly packages to be delivered to the members of the Board of Directors of Village Financial and Village Bank.

(e) Notice Of Certain Changes Or Events. Following the execution of this Agreement and up to the Effective Time, Village Financial and Village Bank promptly will notify River City Bank in writing of and provide to River City Bank such information as it shall request regarding (i) any material adverse change in its financial condition, results of operations, prospects, business, assets, loan portfolio (other than cyclical variations in loan balances outstanding), investments, properties or operations or of the actual or prospective occurrence of any condition or event which, with the lapse of time or otherwise, is reasonably likely to cause, create or result in any such material adverse change; or (ii) the actual or prospective existence or occurrence of any condition or event which, with the lapse of time or otherwise, has caused or may or could cause any statement, representation, or warranty of Village Financial or Village Bank herein, to be or become materially inaccurate, misleading, or incomplete, or which has resulted or may or could cause, create, or result in the breach or violation in any material respect of any of Village Financial’s covenants or agreements contained herein.

(f) Deposit Liabilities. Following the date of this Agreement and up to the Effective Time, Village Bank will make pricing decisions with respect to its deposit accounts in a manner consistent with its past practices based on competition and prevailing market rates in its banking markets and will give River City Bank notice of any material changes in the pricing of its deposit accounts.

6.3 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of River City Bank and Village Financial agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate fully with the other party hereto to that end.

6.4 Registration Statement.

(a) Village Financial agrees to prepare a registration statement on Form S-4 (the “Registration Statement”) to be filed by Village Financial with the SEC in connection with the issuance of Village Financial Common Stock in the Merger (including the prospectus of Village Financial and joint proxy solicitation materials of Village Financial and River City Bank constituting a part thereof (the “Joint Proxy Statement/Prospectus”) and all related documents). River City Bank and Village Financial agree to cooperate, and Village Financial agrees to cause its Subsidiaries to cooperate, with the other and its counsel and its accountants in the preparation of the Registration Statement and the Joint Proxy Statement/Prospectus and to file the Registration Statement (including the Joint Proxy Statement/Prospectus in preliminary form) with the SEC as promptly as reasonably practicable after the date of this Agreement. Each of River City Bank and Village Financial agrees to use all reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof. Village Financial also agrees to use all reasonable efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities law or “Blue Sky” permits and approvals, if any, required to carry out the transactions contemplated by this Agreement. River City Bank agrees to furnish to Village Financial all information concerning River City Bank, its Subsidiaries, officers, River City Bank Directors and stockholders as may be reasonably requested in connection with the foregoing and shall have the right to review and consult with Village Financial and approve the form of, and any characterization of such information included in, the Registration Statement prior to its being filed with the SEC.

(b) Each of River City Bank and Village Financial agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Joint Proxy Statement/Prospectus and any amendment or supplement thereto will, at the date of mailing to the Village Financial and River City Bank stockholders and at the times of the respective Village Financial Meeting and River City Bank Meeting, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement is made, not misleading with respect to any material fact, or to correct any statement in any earlier statement in the Joint Proxy Statement/Prospectus or any amendment or supplement thereto. Each of River City Bank and Village Financial further agrees that if it shall become aware prior to the Effective Date of any information furnished by it that would cause any of the statements in the Joint Proxy Statement/Prospectus to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take the necessary steps to correct the Joint Proxy Statement/Prospectus.

(c) Village Financial agrees to advise River City Bank, promptly after Village Financial receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Village Financial Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

6.5 Press Releases. Each of River City Bank and Village Financial agrees that it will not, without the prior written approval of the other party, file any material pursuant to SEC Rules 165 or 425, or issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by applicable law or regulation or NASDAQ rules.

6.6 Access; Information.

(a) Each of River City Bank and Village Financial agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford the other party and the other party’s officers, River City Bank Employees, counsel, accountants and other authorized representatives, such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), properties, personnel and to such other information as any party may reasonably request and, during such period, it shall furnish promptly to such other party (i) a copy of each material report, schedule and other document filed by it pursuant to the requirements of federal or state securities or banking laws, and (ii) all other information concerning the business, properties and personnel of it as the other may reasonably request.

(b) Each agrees that it will not, and will cause its representatives not to, use any information obtained pursuant to this Section 6.6 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of law, each party will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to this Section 6.6 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) unless such information (i) was already known to such party, (ii) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, (iii) is disclosed with the prior written approval of the party to which such information pertains or (iv) is or becomes readily ascertainable from published information or trade sources. In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party which furnished the same. No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party’s obligation to consummate the transactions contemplated by this Agreement. In the event this Agreement is terminated for any reason, each party hereto immediately shall return to the other party all copies of any and all documents or other written materials or information of or relating to such other parties which were obtained from them or their Subsidiaries or affiliates during the course of the negotiation of this Agreement and the carrying out of the events and transactions described herein (whether during the course of any due diligence investigation or review provided for herein or otherwise) and which documents or other information relates in any way to the business, operations, personnel, customers, or financial condition of such other parties. The parties’ obligations of confidentiality under this Section 6.6 shall survive and remain in effect following any termination of this Agreement.

(c) During the period from the date of this Agreement to the Effective Time, each party shall promptly furnish the other with copies of all monthly and other interim financial statements produced in the ordinary course of business as the same shall become available.

6.7 Acquisition Proposals. River City Bank agrees that it shall not and shall cause it’s officers, River City Bank Directors, agents, advisors and affiliates not to, solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, any Person relating to, any Acquisition Proposal. It shall immediately cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Agreement with any parties other than Village Financial with respect to any of the foregoing and shall use its reasonable best efforts to enforce any confidentiality or similar agreement relating to an Acquisition Proposal. River City Bank will inform Village Financial promptly of all relevant details of any inquiries or contacts by third parties relating to the possible disposition of the business or the capital stock of River City Bank or any merger, change or control or other business combination involving River City Bank. Notwithstanding the foregoing, if, at any time the Board of Directors of River City Bank determines in good faith, after consultation with outside counsel, that failure to do so would be reasonably likely to constitute a breach of its fiduciary duties under applicable law, River City Bank, in response to a written Acquisition Proposal that was unsolicited or that did not otherwise result from a breach of this Section 6.7, may furnish non-public information with respect to River City Bank to the Person who made such Acquisition Proposal and participate in negotiations regarding such Acquisition Proposal.

6.8 Takeover Laws. No party hereto shall take any action that would cause the transactions contemplated by this Agreement subject to requirements imposed by any Takeover Law and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from any applicable Takeover Law, as now or hereafter in effect.

6.9 Certain Policies. Immediately prior to the Effective Date, River City Bank shall, consistent with generally accepted accounting principles and on a basis mutually satisfactory to it and Village Financial, modify and change its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of Village Financial and shall make appropriate accruals for any employee benefits, plans, arrangements or obligations assumed by Village Financial under this

Agreement; provided, however, that River City Bank shall not be obligated to take any such action pursuant to this Section 6.9 unless and until Village Financial acknowledges that all conditions to its obligation to consummate the Merger have been satisfied and certifies to River City Bank that Village Financial’s representations and warranties, subject to Section 5.2, are true and correct as of such date and that Village Financial is otherwise in material compliance with this Agreement. River City Bank’s representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken solely on account of this Section 6.9.

6.10 Regulatory Applications.

(a) Village Financial, its Subsidiaries and River City Bank shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement. Each of Village Financial and River City Bank shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to, all material written information submitted to any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it will consult with the other party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party apprised of the status of material matters relating to completion of the transactions contemplated hereby.

(b) Each party agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, River City Bank Directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any third party or Governmental Authority.

6.11 Benefit Plans.

(a) No later than January 1, 2009, Village Financial will (i) provide River City Bank Employees with employee benefit plans substantially similar in the aggregate to those provided to similarly situated Village Financial Employees, (ii) cause any and all pre-existing condition limitations (to the extent such limitations did not apply to a pre-existing condition under the River City Bank Compensation and Benefit Plans) and eligibility waiting periods under group health plans to be waived with respect to such participants and their eligible dependents, and (iii) cause all River City Bank Employees to receive credit for years of service with River City Bank and its predecessors prior to the Effective Time for purposes of eligibility and vesting (but not for purposes of benefit accrual) under Village Financial’s benefit plans. Village Financial shall maintain existing River City Bank Compensation and Benefit Plans until such time as Village Financial has provided similar plans to River City Bank Employees as contemplated in the preceding sentence. River City Bank Employees shall not be entitled to accrual of benefits or allocation of contributions under Village Financial Compensation and Benefit Plans based on years of service with River City Bank and its predecessors prior to the Effective Date.

(b) River City Bank shall take such action as may be necessary to terminate its 401(k) plan and apply to the IRS for a favorable determination of the 401(k) plan’s qualified status as of its termination. Following the receipt of a favorable determination letter from the IRS relating to the termination of the 401(k) plan, the assets of the plan shall be distributed to participants as provided in the plan. In the event a favorable ruling is not issued, River City Bank agrees that termination of the 401(k) plan shall not occur and the 401(k) plan shall be merged with Village Financial’s 401(k) plan.

6.12 Notification of Certain Matters. Each of River City Bank and Village Financial shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

6.13 River City Bank Directors and Officers.

(a) Upon approval of the Merger by the stockholders of Village Financial at the Village Financial Meeting, at the Effective Time (i) the number of directors who currently sit on its Board of Directors be reduced by one (1), from nine (9) to eight (8), and (ii) the appointment of an additional four (4) individuals from River City Bank as directors of Village Financial at the Effective Time for a total of twelve (12) directors.

(b) Village Financial agrees to cause the number of directors that currently sit on the Board of Directors of Village Bank to be reduced by one (1), from nine (9) to eight (8), and to cause four (4) additional individuals from River City Bank to be appointed to serve on the Board of Directors of Village Bank at the Effective Time for a total of twelve (12) directors.

6.14 Employment of Other River City Bank Employees. The parties acknowledge that nothing in this Agreement shall be construed as constituting an employment agreement between Village Financial or any of its Subsidiaries and any officer or employee of River City Bank or an obligation on the part of Village Financial or any of its Subsidiaries to continue to employ the officers or employees of River City Bank. Notwithstanding the foregoing, Village Financial and William D. Stegeman shall enter into an employment agreement, as described in Section 2.1(c) hereof.

6.15 Expenses. Subject to the provisions of Section 8.3, whether or not this Agreement shall be terminated or the Merger shall be consummated, River City Bank and Village Financial each shall pay its own legal, accounting, and financial advisory fees and all its other costs and expenses incurred or to be incurred in connection with the execution and performance of its obligations under this Agreement or otherwise in connection with this Agreement and the transactions described herein (including, without limitation all accounting fees, legal fees, consulting and advisory fees, filing fees, printing costs, and travel expenses). All costs incurred in connection with the printing and mailing of the Proxy Statement/Prospectus shall be deemed to be incurred and shall be paid by River City Bank and Village Financial in the proportion that their respective number of shareholders bears to the combined number of shareholders of River City Bank and Village Financial.

6.16 Indemnification.

(a) Following the Effective Date and for a period of five (5) years thereafter, Village Financial shall indemnify, defend and hold harmless the present directors, officers and employees of River City Bank (each, an “Indemnified Party”) against all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the fullest extent that River City Bank is permitted or required to indemnify (and advance expenses to) its directors and officers under the laws of the Commonwealth of Virginia, the articles of incorporation and bylaws of River City Bank, and any agreement as in effect on the date hereof; provided that any determination required to be made with respect to whether an officer’s, director’s or employee’s conduct complies with the standards set forth under Virginia law, the articles of incorporation or bylaws of River City Bank and any agreement shall be made by independent counsel (which shall not be counsel that provides material services to Village Financial) selected by Village Financial and reasonably acceptable to such officer or director.

(b) For a period of five (5) years from the Effective Time, Village Financial shall use its reasonable best efforts to provide that portion of director’s and officer’s liability insurance that serves to reimburse the present and former officers and directors of River City Bank (determined as of the Effective Time) with respect to claims against such directors and officers arising from facts or events which occurred before the Effective Time, which insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as that coverage currently provided by River City Bank; provided, however, that in no event shall Village Financial be required to expend more than 200 percent of the current amount expended by River City Bank (the “Insurance Amount”) to maintain or procure such directors and officers insurance coverage; provided, further, that if Village Financial is unable to maintain or obtain the insurance called for by this Section 6.16(b), Village Financial shall use its reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount; provided, further, that officers and directors of River City Bank may be required to make application and provide customary representations and warranties to Village Financial’s insurance carrier for the purpose of obtaining such insurance.

(c) Any Indemnified Party wishing to claim indemnification under Section 6.16(a), upon learning of any claim, action, suit, proceeding or investigation described above, shall promptly notify Village Financial thereof; provided that the failure so to notify shall not affect the obligations of Village Financial under Section 6.16(a) unless and to the extent that Village Financial is actually prejudiced as a result of such failure.

(d) If Village Financial or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any entity, then and in each case, proper provision shall be made so that the successors and assigns of Village Financial shall assume the obligations set forth in this Section 6.16.

(e) The provisions of this Section 6.16 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER

7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each of Village Financial and River City Bank to consummate the Merger is subject to the fulfillment or written waiver by Village Financial and River City Bank prior to the Effective Time of each of the following conditions:

(a) Corporate Approval. Shareholders of River City Bank and Village Financial shall have duly approved, ratified, and confirmed this Agreement and the transactions contemplated herein, all to the extent required by and in accordance with the provisions of this Agreement, applicable law, and applicable provisions of their respective Articles of Incorporation and Bylaws.

(b) Regulatory Approvals. All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements which the Boards of Directors of Village Financial and River City Bank reasonably determine in good faith would either before or after the Effective Time have a Material Adverse Effect on the Surviving Corporation and its Subsidiaries taken as a whole.

(c) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by this Agreement.

(d) Registration Statement. The Registration Statement shall have been declared effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and be in effect and no proceedings for that purpose shall have been initiated and not withdrawn by the SEC.

(e) Blue Sky Approvals. All permits and other authorizations under state securities laws, if any, necessary to consummate the transactions contemplated hereby and to issue the shares of Village Financial Common Stock to be issued in the Merger shall have been received and be in full force and effect.

(f) Listing. To the extent required, the shares of Village Financial Common Stock to be issued to the shareholders of River City Bank upon consummation of the Merger shall have been approved for listing on the NASDAQ, subject to official notice of issuance.

(g) Fairness Opinion. River City Bank shall have received from Davenport & Company LLC a written opinion (the “River City Bank Fairness Opinion”), dated as of the date of the meeting of the Board of Directors of River City Bank where this Agreement is voted upon and approved, to the effect that payment of the Merger Consideration is fair, from a financial point of view, to River City Bank and its shareholders as of the date of approval of this Agreement. Village Financial shall have received from Scott & Stringfellow, Inc. a written opinion (the “Village Financial Fairness Opinion”), dated as of the date of the meeting of the Board of Directors of Village Financial where this Agreement is voted upon and approved, to the effect that payment of the Merger Consideration is fair, from a financial point of view, to Village Financial and its shareholders as of the date of approval of this Agreement.

7.2 Conditions to Obligation of River City Bank. The obligation of River City Bank to consummate the Merger is also subject to the fulfillment or written waiver by River City Bank prior to the Effective Time of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Village Financial set forth in this Agreement shall be true and correct, subject to Section 5.2, as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and River City Bank shall have received a certificate, dated the Effective Date, signed on behalf of Village Financial by the Chief Executive Officer and the Chief Financial Officer of Village Financial to such effect.

(b) Performance of Obligations of Village Financial. Village Financial shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and River City Bank shall have received a certificate, dated the Effective Date, signed on behalf of Village Financial by the Chief Executive Officer and the Chief Financial Officer of Village Financial to such effect.

(c) Opinion of River City Bank’s Counsel. River City Bank shall have received an opinion of Williams Mullen, counsel to River City Bank, dated the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, (i) the Merger constitutes a “reorganization” within the meaning of Section 368 of the Code and (ii) no gain or loss will be recognized by stockholders of River City Bank who receive shares of Village Financial Common Stock in exchange for shares of River City Bank Common Stock, except that gain or loss may be recognized as to cash received as Merger Consideration and cash received in lieu of fractional share interests. In rendering its opinion, Williams Mullen may require and rely upon representations contained in letters from River City Bank, Village Financial, officers of River City Bank and Village Financial, River City Bank Employees, Village Financial Employees, and others.

7.3 Conditions to Obligation of Village Financial. The obligation of Village Financial to consummate the Merger is also subject to the fulfillment or written waiver by Village Financial prior to the Effective Time of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of River City Bank set forth in this Agreement shall be true and correct, subject to Section 5.2, as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date) and Village Financial shall have received a certificate, dated the Effective Date, signed on behalf of River City Bank by the Chief Executive Officer and the Chief Financial Officer of River City Bank to such effect.

(b) Performance of Obligations of River City Bank. River City Bank shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Village Financial shall have received a certificate, dated the Effective Date, signed on behalf of River City Bank by the Chief Executive Officer and the Chief Financial Officer of River City Bank to such effect.

(c) Opinion of Village Financial’s Counsel. Village Financial shall have received an opinion of McGuireWoods LLP, special counsel to Village Financial, dated the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger constitutes a reorganization under Section 368 of the Code. In rendering its opinion, McGuireWoods LLP may require and rely upon representations contained in letters from Village Financial, River City Bank, officers of River City Bank and Village Financial, River City Bank Employees, Village Financial Employees, and others.

ARTICLE VIII

TERMINATION

8.1 Termination. This Agreement may be terminated, and the Merger may be abandoned:

(a) Mutual Consent. At any time prior to the Effective Time, by the mutual consent of Village Financial and River City Bank, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

(b) Breach. At any time prior to the Effective Time, by Village Financial or River City Bank (provided that the party seeking termination is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of either: (i) a breach by the other party of any representation or warranty contained herein (subject to the standard set forth in Section 5.2), which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; or (ii) a breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach, provided that such breach (whether under (i) or (ii)) would be reasonably likely, individually or in the aggregate with other breaches, to result in a Material Adverse Effect.

(c) Delay. At any time prior to the Effective Time, by Village Financial or River City Bank, if their respective Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Merger is not consummated by December 31, 2008, except to the extent that the failure of the Merger then to be consummated arises out of or results from the knowing action or inaction of the party seeking to terminate pursuant to this Section 8.1(c).

(d) No Approval. By River City Bank or Village Financial, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event (i) the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority or (ii) any stockholder approval required by Section 7.1(a) herein is not obtained at the River City Bank Meeting or the Village Financial Meeting.

(e) Failure to Recommend, Etc. (i) At any time prior to the River City Bank Meeting, by Village Financial if the Board of Directors of River City Bank shall have failed to recommend that its shareholders approve the Merger and this Agreement, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of Village Financial. (ii) At any time prior to the Village Financial Meeting, by River City Bank if the Board of Directors of Village Financial shall have failed to recommend that its shareholders approve the Merger and this Agreement, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of River City Bank.

(f) Decline in Village Financial Common Stock Price. By River City Bank, if the Board of Directors of River City Bank so determines by a vote of the majority of the members of its entire board, at any time during the five-day period commencing with the Determination Date (as defined below), if both of the following conditions are satisfied:

(i) The number obtained by dividing the Average Closing Price by the Starting Price (each as defined below) (the “Village Financial Ratio”) shall be less than .80; and

(ii)(x) the Village Financial Ratio shall be less than (y) the number obtained by dividing the Final Index Price by the Index Price on the Starting Date (each as defined below) and subtracting 0.20 from the quotient in this clause (ii)(y) (such number in this clause (ii)(y) being referred to herein as the “Index Ratio”);

subject, however, to the following three sentences. If River City Bank elects to exercise its termination right pursuant to this Section, it shall give written notice to Village Financial (provided that such notice of election to terminate may be withdrawn at any time within the aforementioned five-day period). During the five-day period commencing with its receipt of such notice, Village Financial shall have the option to increase the consideration to be received by the holders of River City Bank Common Stock hereunder, by adjusting the Exchange Ratio (calculated to the nearest one one-thousandth) to equal the lesser of (x) a number (rounded to the nearest one one-thousandth) obtained by dividing (A) the product of the Starting Price, 0.80 and the Exchange Ratio (as then in effect) by (B) the Average Closing Price and (y) a number (rounded to the nearest one one-thousandth) obtained by dividing (A) the product of the Index Ratio and the Exchange Ratio (as then in effect) by (B) the Village Financial Ratio. If Village Financial so elects within such five-day period, it shall give prompt written notice to River City Bank of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified.)

For purposes of this Section 8.1(f), the following terms shall have the meanings indicated:

“Average Closing Price” shall mean the average of the closing prices of a share of Village Financial Common Stock on the NASDAQ reporting system (as reported in The Wall Street Journal, or if not reported therein, in another authoritative source) during the period of 20 consecutive full trading days ending on the trading day prior to the Determination Date, rounded to the nearest whole cent.

“Determination Date” shall mean the 10 consecutive full trading days immediately prior to the Effective Time.

“Final Index Price” shall mean the average of the Index Prices for the 20 consecutive full trading days ending on the trading day prior to the Determination Date.

“Index Group” shall mean the NASDAQ Bank Index.

“Index Price” shall mean the closing price on such date of the NASDAQ Bank Index.

“Starting Date” shall mean the last trading day immediately preceding the date of the first public announcement of entry into this Agreement.

“Starting Price” shall mean the closing price of a share of Village Financial Common Stock on the NASDAQ reporting system (as reported in The Wall Street Journal, or if not reported therein, in another authoritative source) on the Starting Date.

(g) Superior Proposal. By River City Bank, if the Board or Directors of River City Bank so determines by a vote of the majority of the members of its entire board, at any time prior to the River City Bank Meeting, in order to concurrently enter into an agreement with respect to an unsolicited Acquisition Proposal that was received and considered by River City Bank in compliance with Section 6.7 and that would, if consummated, result in a transaction that is more favorable to River City Bank’s stockholders from a financial point of view than the Merger (a “Superior Proposal”); provided, however, that (i) this Agreement may be terminated by River City Bank pursuant to this Section 8.1(g) only after the fifth business day following Village Financial’s receipt of written notice from River City Bank advising Village Financial that River City Bank is prepared to enter into an agreement with respect to a Superior Proposal and only if, during such 5 business day period, Village Financial does not make an offer to River City Bank that the River City Bank Board determines in good faith, after consultation with its financial and legal advisors, is at least as favorable as the Superior Proposal and (ii) River City Bank pays the Fee and the Additional Fee to Village Financial as specified in Section 8.3(b).

8.2 Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except as set forth in Sections 6.15 and 8.3 and Article IX.

8.3 Fees and Expenses.

(a) River City Bank shall pay Village Financial, by wire transfer the sum of $600,000 (the “Fee”) if this Agreement is terminated as follows:

(i) if Village Financial terminates this Agreement pursuant to Section 8.1(b), or Section 8.1(e)(i), then River City Bank shall pay the Fee on the business day following such termination; or

(ii) if River City Bank terminates this Agreement pursuant to Section 8.1(d)(ii) due to the failure of the stockholders of River City Bank to approve this Agreement, and, at or prior to the time of the failure of River City Bank’s stockholders to approve this Agreement and the Merger, an Acquisition Proposal shall have been made public and not withdrawn, then River City Bank shall pay the Fee on the business day following such termination;

provided, if within twelve months of the date of such termination of this Agreement under subsections (i) and (ii) above, River City Bank executes any definitive agreement with respect to, or consummates, any Acquisition Proposal, then River City Bank shall pay Village Financial, by wire transfer, an additional sum of $400,000 (the “Additional Fee”) upon the date of such execution or consummation; provided, further, that if the Acquisition Proposal mentioned in the preceding clause is the Acquisition Proposal made public and not withdrawn under Section 8.3(a)(ii), the time period limitation shall be eighteen months rather than twelve months.

(b) If River City Bank terminates this Agreement pursuant to Section 8.1(g), then River City Bank shall pay Village Financial the Fee and the Additional Fee, by wire transfer, on the business day following such termination.

(c) If River City Bank terminates this Agreement pursuant to Section 8.1(b) or 8.1(e)(ii), then Village Financial shall pay River City Bank the Fee, by wire transfer, on the business day following such termination.

(d) If either party fails to pay all amounts due the other party under Sections 8.3(a), (b), or (c), as applicable, on the dates specified, then such defaulting party shall pay all costs and expenses (including legal fees and expenses) actually incurred by the other party in connection with the collection of the Fee or Additional and the enforcement of this Section 8.3 together with interest on such unpaid Fee or Additional Fee and costs and expenses, commencing on the date that the Fee or Additional Fee became due, at a rate equal to the rate of interest publicly announced by Citibank, N.A., from time to time, in the City of New York, as such bank’s Prime Rate plus 2.00%.

ARTICLE IX

MISCELLANEOUS

9.1 Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than Sections 6.11, 6.13, 6.14, 6.15 and 6.16 and Articles II, III and IX which shall survive the Effective Time). In addition, if this Agreement is terminated, no representations, warranties, agreements and covenants contained in this Agreement shall survive the termination of this Agreement (other than Sections 6.6(b) and 6.15 and Articles VIII and IX which shall survive such termination).

9.2 Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (i) waived by the party benefited by the provision, or (ii) amended or modified at any time, by an agreement in writing between the parties hereto executed in the same manner as this Agreement, except that after the earlier of the Village Financial Meeting or the River City Bank Meeting, this Agreement may not be amended if it would violate the VSCA.

9.3 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

9.4 Governing Law and Jurisdiction. This Agreement shall be governed by, and interpreted in accordance with, the laws of the Commonwealth of Virginia without resort to its conflict of law rules. The parties hereby agree and consent that any and all causes of action arising under this Agreement shall have exclusive jurisdiction and venue in the Circuit Court for the County of Chesterfield, Commonwealth of Virginia. The parties consent to the exclusive jurisdiction and venue of such court for the resolution of all causes of action arising under this Agreement upon proper service of process, and hereby waive any objections to the jurisdiction and venue thereof.

9.5 Notices. All notices and other communications given hereunder shall be in writing. Notices shall be effective when delivered, if delivered personally. Otherwise, they shall be effective when sent to the parties at the addresses or numbers listed below, as follows: (i) on the business day delivered (or the next business day following delivery if not delivered on a business day) if sent by a local or long distance courier, prepaid telegram, telefax or other facsimile means, or (ii) three days after mailing if mailed by registered or certified U.S. mail, postage prepaid and return receipt requested.

If to River City Bank, to:

River City Bank

6127 Mechanicsville Turnpike

Mechanicsville, Virginia 23111

Attn: William D. Stegeman

Facsimile: (804) 569-0423

With a copy to:

Williams Mullen, P.C.

Two James Center

1021 East Cary Street (23219)

P.O. Box 1320

Richmond, Virginia 23218-1320

Attn: Wayne A. Whitham, Jr., Esq.

Facsimile: (804) 783-6507

If to Village Financial, to:

Village Bank and Trust Financial Corp.

1231 Alverser Drive

Midlothian, Virginia 23113

Attn: Thomas W. Winfree

Facsimile: (804) 897-4750

With a copy to:

McGuireWoods LLP

One James Center

901 East Cary Street

Richmond, Virginia 23219

Attention: Patrick A. De Ridder, Esq.

Facsimile: (804) 698-2221

9.6 Entire Understanding; No Third Party Beneficiaries. This Agreement represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and this Agreement supersedes any and all other oral or written agreements heretofore made. Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except for Section 6.16 which is intended to be for the benefit of the Persons referred to in such Section 6.16 and may be enforced by such Persons.

9.7 Interpretation; Effect. When a reference is made in this Agreement to Sections, Exhibit or Disclosure Schedules, such reference shall be to a Section of, or Exhibit or Disclosure Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” No provision of this Agreement shall be construed to require River City Bank, Village Financial, its Subsidiaries or any of their respective affiliates or directors to take any action which would violate applicable law (whether statutory or common law), rule or regulation.

[SIGNATURES ON THE NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

RIVER CITY BANK

By:	/s/ William D. Stegeman
Name: William D. Stegeman Title: President & CEO

VILLAGE BANK AND TRUST FINANCIAL CORP.

By:	/s/ Thomas W. Winfree
Name: Thomas W. Winfree Title: President

VILLAGE BANK

By:	/s/ Thomas W. Winfree
Name: Thomas W. Winfree Title: President

EXHIBIT A TO THE MERGER AGREEMENT

STEGEMAN EMPLOYMENT AGREEMENT

[See Annex I to the joint proxy statement/prospectus included in this registration statement]

EXHIBIT B TO THE MERGER AGREEMENT

ARTICLES OF MERGER

RIVER CITY BANK

a Virginia corporation

with and into

VILLAGE BANK

a Virginia corporation

These Articles of Merger are hereby filed with the State Corporation Commission of the Commonwealth of Virginia (the “Commission”) pursuant to Title 13.1, Chapter 9, Article 12 of the Code of Virginia, as amended (the “Code”).

1. Plan of Merger. The plan of merger for the following entities is set forth in the Agreement and Plan of Reorganization and Merger dated                     , 2008 by and among Village Bank and Trust Financial Corp., Village Bank and River City Bank (the “Agreement and Plan of Reorganization”), which agreement is attached hereto as Exhibit A and incorporated herein by reference:

Surviving Entity:	Village Bank (“Village Bank”), a Virginia corporation

Non-Surviving Entity:	River City Bank (“River City Bank”), a Virginia corporation

2. Statements of Consent.

A. The Board of Directors of Village Bank submitted the Agreement and Plan of Reorganization to Village Bank and Trust Financial Corp., a Virginia corporation and the sole shareholder of Village Bank (“Village Financial”), in accordance with the provisions of Chapter 9 of Title 13.1 of the Code, and the Agreement and Plan of Reorganization was adopted by Village Financial.

B. The Board of Directors of River City Bank submitted the Agreement and Plan of Reorganization to the shareholders of River City Bank in accordance with the provisions of Chapter 9 of Title 13.1 of the Code, and:

(i) the designation, number of outstanding shares, and number of votes entitled to be cast by the voting group entitled to vote on the Agreement and Plan of Reorganization were:

Designation	No. of Outstanding Shares	No. of Votes
Common Shares, $5.00 par value (the “River City Bank Common Shares”)

(ii) the total number of undisputed votes cast for the Agreement and Plan of Reorganization by the voting group entitled to vote on the Agreement and Plan of Reorganization was:

Voting Group	Total No. of Undisputed Votes Cast FOR the Plan
River City Bank Common Shares

(iii) the number of votes cast for the Agreement and Plan of Reorganization by the voting group entitled to vote on the Agreement and Plan of Reorganization was sufficient for approval.

3. Effective Date and Time. These Articles of Merger shall become effective as of                          .m.,                     , 2008.

4. Counterparts. These Articles of Merger may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused these Articles of Merger to be executed by their duly authorized officers as of                     , 2008.

VILLAGE BANK

By:
Name:
Title:

RIVER CITY BANK

By:
Name:
Title:

EXHIBIT C TO THE MERGER AGREEMENT

AFFILIATES’ AGREEMENT

                    , 2008

Village Bank and Trust Financial Corp.

1231 Alverser Drive

Midlothian, Virginia 23113

Attention: Thomas W. Winfree,

President and Chief Executive Officer

Ladies and Gentlemen:

I understand that pursuant to the terms of the Agreement and Plan of Reorganization and Merger, dated as of             , 2008 (the “Merger Agreement”), by and among Village Bank and Trust Financial Corp., a Virginia corporation (“Village Financial”), Village Bank, a Virginia corporation and a wholly-owned subsidiary of Village Financial (“Village Bank”), and River City Bank, a Virginia corporation (“River City Bank”), River City Bank plans to merge with and into Village Bank (the “Merger”).

I further understand that as a result of the Merger, I may receive shares of Village Financial common stock, par value $4.00 per share (“Village Financial Stock”), in exchange for shares of common stock, par value $5.00 per share, of River City Bank.

I have been advised that as a result of the Merger and the transactions contemplated thereby, I may be deemed to be an “affiliate” of Village Financial, as that term is defined under the U.S. federal securities laws, including without limitation the Securities Act of 1933, as amended, and the Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder by the Securities and Exchange Commission (collectively, the “Securities Laws”).

I have carefully read and reviewed this letter agreement and the Merger Agreement and discussed their requirements and other applicable limitations upon my ability to engage in transactions involving Village Financial Stock after the Merger, to the extent I felt necessary, with my counsel.

I represent, warrant and covenant with and to Village Financial that:

1. I have received, read and shall comply with Village Financial’s insider trading policy.

2. I shall not purchase, sell, transfer, or engage in any other transaction involving Village Financial Stock, whether acquired before, in connection with or after the Merger, unless such purchase, sale, transfer or other transaction is in compliance with (i) Village Financial’s insider trading policy and any other polices or procedures applicable to employees, officers or directors of Village Financial regarding transactions involving Village Financial Stock and (ii) and the Securities Laws.

3. I further understand and agree that this letter agreement shall apply to all shares of Village Financial Stock that I am deemed to beneficially own, as determined under the Securities Laws, whether or not such shares were acquired in connection with the Merger.

Very truly yours,

By:
Name:
Title:

Accepted this              day of                     , 2008

VILLAGE BANK AND TRUST FINANCIAL CORP.

By:
Name:
Title:

Annex B

One James Center 901 East Carey Street Suite 1100 Richmond, Virginia 23219-4037 T 804-780-2000 800-846-6666 www.investdavenport.com

March 8, 2008

The Board of Directors

River City Bank

6127 Mechanicsville Turnpike

Mechanicsville, VA 23111

Members of the Board:

You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the shareholders of River City Bank (“RCB”) of the Merger Consideration (as defined below) per share to be received by the RCB shareholders in the proposed merger (the “Merger”) of RCB with and into Village Bank pursuant to the Agreement and Plan of Reorganization and Merger by and among Village Bank and Trust Financial Corp. (“VBF”), Village Bank and RCB (the “Agreement”). As is more specifically set forth in the Agreement, upon consummation of the Merger, the shareholders of RCB common stock, may at their option, elect to receive $11.00 in cash or 1.00 shares of VBF common stock, or a combination thereof (the “Merger Consideration”), subject to certain adjustments. The Merger Consideration is subject to election procedures specified in the Agreement, and the Agreement provides that 20% of the Merger Consideration for the RCB common shares outstanding consist of cash.

Davenport & Company LLC, as part of its investment banking business is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Davenport was selected by RCB’s Board of Directors to act as its financial advisor because of Davenport’s expertise in valuing and advising financial institutions in merger and acquisition transactions and because Davenport was familiar with RCB and its business. Davenport will receive a fee for serving as RCB’s financial advisor, a portion of which is payable in connection with rendering this opinion and a portion of which is contingent upon the successful completion of the Merger. RCB has also agreed to indemnify Davenport for certain liabilities arising out of its engagement. In the past two years, Davenport has had no material relationship with RCB unrelated to the Merger. In the ordinary course of its business as a broker-dealer, Davenport may, from time to time, purchase securities from, and sell securities to, RCB and VBF.

In arriving at our opinion, we have, among other things:

1.	Reviewed the Agreement;

2.	Reviewed certain business, financial, and other information regarding RCB and its prospects that was furnished to us by the management of RCB and that we have discussed with the management of RCB;

3.	Reviewed certain business, financial, and other information regarding VBF and its prospects that was furnished to us by the management of VBF and that we have discussed with the management of VBF;

The Board of Directors

River City Bank

March 8, 2008

4.	Reviewed the publicly reported prices and trading activity for RCB’s common stock and VBF’s common stock;

5.	Compared the business, financial, and other information regarding RCB and VBF with similar information regarding certain other publicly traded companies that we deemed to be relevant;

6.	Compared the proposed financial terms of the Merger with the financial terms of various other mergers and acquisitions of financial institutions in recent years;

7.	Reviewed the pro forma financial impact of the Merger on RCB and VBF, based on assumptions relating to transaction expenses, purchase accounting adjustments and cost savings determined by the senior management of RCB and VBF;

8.	Reviewed the relative contributions of assets, liabilities, equity and earnings of RCB and VBF to the resulting institution and the relative pro forma ownership of the shareholders of RCB and VBF in the combined company; and

9.	Conducted other studies, analyses and investigations, and considered other information that we deemed appropriate.

In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy, completeness and fairness of all of the financial and other information that was available to us from public sources, that was provided to us by RCB and VBF or their representatives, or that was otherwise reviewed by us, and we have not assumed any responsibility for independently verifying the accuracy or completeness of any such information. We are not experts in the evaluation of loan portfolios for the purpose of assessing the adequacy of the allowance for losses, and assumed that such allowances, for each of RCB and VBF, are in the aggregate, adequate to cover such losses. We did not review any individual credit files nor make any independent evaluation, appraisal or physical inspection of the assets, liabilities or properties of RCB and VBF, nor were we furnished with such evaluation or appraisal.

With respect to the financial forecast information furnished to or discussed with us by RCB and VBF, we assumed that such financial forecast information had been reasonably prepared and reflected the best currently available estimates and judgment of RCB’s and VBF’s management as to the expected future financial performance of RCB and VBF. We assumed no responsibility for and expressed no view as to any such forecasts or estimates or the assumptions upon which they were based. We have also assumed that the Merger will be completed substantially in accordance with the terms set forth in the Agreement and that the Merger will be accounted for as a purchase under generally accepted accounting principles. Our opinion is necessarily based upon economic, market, financial and other conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof.

Our opinion expressed herein was prepared solely for the Board of Directors of RCB in connection with and for the purposes of its evaluation of the Merger. This opinion does not address the relative merits of the Merger as compared to any alternative business strategies that might exist for RCB,

The Board of Directors

River City Bank

March 8, 2008

does not address the effect of any other business combination in which RCB might engage and does not constitute a recommendation to any shareholder of RCB as to how such shareholder should vote with respect to the Merger. We are not expressing any opinion herein as to the prices at which VBF’s and RCB’s common stock will trade following the announcement or consummation of the Merger. This opinion does not express any opinion about the fairness of the amount or nature of the compensation to RCB’s officers, directors, employees or class of such persons, relative to compensation to the public shareholders of RCB. In accordance with internal procedures adopted pursuant to FINRA rules and regulations, this opinion is not subject to review by our fairness opinion committee and is directed to the Board of Directors of the RCB in connection with its consideration of the Transaction.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration offered to RCB shareholders in the Merger as provided for and described in the Agreement is fair to the holders of RCB common stock from a financial point of view.

Sincerely, DAVENPORT & COMPANY LLC

/s/ Gary S. Penrose
Gary S. Penrose Senior Vice President

Annex C

Member NYSE/SIPC	P.O. Box 1575 Richmond, Virginia 23218-1575	Tel (804) 780-3230 FAX (804) 649-0990

March 9, 2008

Board of Directors

Village Bank and Trust Financial Corp.

1231 Alverser Drive

P.O. Box 330

Midlothian, VA 23113-2650

Members of the Board of Directors:

Village Bank and Trust Financial Corp. (“Village Corp.”), Village Bank, and River City Bank (“River City”), have entered into an Agreement and Plan of Merger (the “Agreement”), dated March 9, 2008, pursuant to which River City will merge with and into Village Corp. (the “Transaction”). Under the terms of the Agreement, upon consummation of the Transaction, each outstanding share of River City common stock, par value $5.00 per share (“River City Shares”), issued and outstanding immediately prior to the Transaction, will be converted into the right to receive, at the election of a River City shareholder, (a) 1.0 share of Village Corp. common stock, par value $4.00 per share (“Village Corp. Shares”) (the “Stock Consideration”), (b) cash in the amount of $11.00 per share, without interest (the “Cash Consideration”), or (c) a combination of 80% Stock Consideration and 20% Cash Consideration (collectively, the “Merger Consideration”), subject to the election and allocation procedures set forth in the Agreement. Additionally, all outstanding River City options shall be converted into Village Corp. options with the same terms and conditions except that the strike price and the number of shares shall be adjusted, accordingly, by the exchange ratio. The terms and conditions of the Transaction are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to be paid by Village Corp.

Scott & Stringfellow, Inc. (“Scott & Stringfellow”), as a customary part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In the ordinary course of our business as a broker-dealer, we may, from time to time purchase securities from, and sell securities to, Village Corp. and River City, and as a market maker in securities, we may from time to time have a long or short position in, and buy or sell, equity securities of Village Corp. and River City for our own account and for the accounts of our customers.

In connection with this opinion, we have reviewed, among other things:

i.	The Agreement;

ii.	Certain publicly available financial statements and other historical financial information of Village Corp. that we deemed relevant;

iii.	Certain publicly available financial statements and other historical financial information of River City that we deemed relevant;

Board of Directors

Village Bank and Trust Financial Corp.

March 9, 2008

iv.	Internal financial projections for River City for the year ending December 31, 2008 prepared by and reviewed with senior management of River City;

v.	Internal financial projections for Village Corp. for the year ending December 31, 2008 prepared by and reviewed with senior management of Village Corp.;

vi.	The estimated pro forma financial impact of the Transaction on Village Corp., based on assumptions relating to transaction expenses, purchase accounting adjustments, cost savings, and certain synergies determined by and reviewed with the senior management of Village Corp. and River City;

vii.	The historical market prices and trading activity for River City Shares and Village Corp. Shares and a comparison of certain financial and stock market information for River City and Village Corp. with similar publicly-traded companies which we deemed to be relevant;

viii.	The proposed financial terms of the Transaction and a comparison of such terms with the financial terms, to the extent publicly available, of certain recent business combinations in the banking industry;

ix.	The current market environment generally and the banking environment in particular; and,

x.	Such other information, financial studies, analyses and investigations, and financial, economic, and market criteria as we deemed appropriate.

We also held discussions with members of senior management of River City and Village Corp. regarding historical and current business operations, financial condition, results of operations, regulatory relationships and future prospects (including, with respect to senior management of River City and Village Corp., synergies anticipated to result from the Transaction) of their respective companies and such other matters as we have deemed relevant to our inquiry.

In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by River City or Village Corp. or River City’s representatives or Village Corp.’s representatives that was otherwise reviewed by us, and we assumed such accuracy and completeness in rendering this opinion. We have further relied on the assurances of management of Village Corp. that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked nor have we attempted independently to verify such information, and we assume no responsibility or liability for independently verifying the accuracy and completeness of such information. We did not make an independent evaluation or appraisal of any specific assets, any collateral securing assets or the liabilities, including any contingent, off-balance sheet assets or liabilities, of River City or Village Corp. or any of their subsidiaries. We did not make an independent evaluation of the adequacy of the allowance for loan losses of River City or Village Corp. nor have we reviewed any individual credit files relating to River City or Village Corp. We assumed, with your consent, the respective allowances for loan losses for both River City and Village Corp. are adequate to cover such losses and will be adequate for the combined entity on a pro forma basis after all accounting adjustments for the Transaction. We also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on River City and Village Corp. or on the expected benefits of the Transaction.

Board of Directors

Village Bank and Trust Financial Corp.

March 9, 2008

With respect to the financial projections and earnings estimates for River City and Village Corp. and all projections of transaction costs, purchase and other accounting adjustments and expected cost savings or other synergies prepared by and/or reviewed with the management of Village Corp. and used by Scott & Stringfellow in its analyses, Village Corp.’s senior management confirmed to us that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the respective management of River City and Village Corp. as to the future financial performance of River City and we assumed that such financial performance would be achieved. We express no opinion as to such financial projections or the assumptions on which they are based. We have assumed that there has been no material change in the assets, financial conditions, results of operations, business or prospects of River City and Village Corp. since the date of the most recent financial statements made available to us. We have further assumed, with your consent, that the synergies referenced above will be realized substantially in accordance with the expectations of River City and Village Corp. Moreover, we have assumed that the Transaction will be consummated upon the terms set forth in the Agreement without material alteration or waiver thereof. Finally, with your consent, we have relied upon the advice Village Corp. has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters related to the Transaction and other transactions contemplated by the Agreement.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have no obligation to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as to what the value of Village Corp. Shares will be when issued to River City shareholders at the closing of the Transaction pursuant to the Agreement or the prices at which River City Shares or Village Corp. Shares may trade at any time.

We have acted exclusively for the Board of Directors of Village Corp. in a financial advisory capacity in connection with the Transaction and will receive a fee for our services, including the rendering of this opinion. According to the terms of the agreement between Village Corp. and Scott & Stringfellow, Scott & Stringfellow received $25,000 upon the signing of the engagement letter with Village Corp., and an additional $75,000 upon issuance of the fairness opinion. Scott & Stringfellow will receive the balance of its fee, $125,000, upon the consummation of the Transaction. Village Corp. has also agreed to reimburse Scott & Stringfellow for reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Scott & Stringfellow and certain related persons against certain liabilities in connection with its engagement, including liabilities under the federal securities laws.

The terms of the fee arrangement with Scott & Stringfellow, which Scott & Stringfellow and Village Corp. believe are customary in transactions of this nature, were negotiated at arm’s length between Village Corp. and Scott & Stringfellow, and Village Corp.’s Board of Directors was aware of such arrangement, including the fact that the majority of the fee payable to Scott & Stringfellow is contingent upon consummation of the merger. In the past two years, Scott & Stringfellow has had no material relationship with Village Corp. unrelated to the Transaction, but we may provide additional services, and receive compensation for such services, prior to the closing of the Transaction.

Our opinion is directed to the Board of Directors of Village Corp. in connection with its consideration of the Transaction and our opinion does not constitute a recommendation to any holder of Village Corp. Shares as to how such holder should vote at any meeting of shareholders called to consider

Board of Directors

Village Bank and Trust Financial Corp.

March 9, 2008

and vote upon the Agreement. Scott & Stringfellow was not retained as an advisor or agent to Village Corp.’s shareholders or any other person, and it is acting only as a financial advisor to Village Corp.’s Board of Directors. Scott & Stringfellow’s fairness opinion was approved by The Investment Banking Valuation Committee of Scott & Stringfellow. Our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to be paid by Village Corp. in connection with the Transaction and does not address the underlying business decision by Village Corp. to engage in the Transaction, the relative merits of the Transaction as compared to any other alternative business strategies that might exist for Village Corp., the fairness of the amount or nature of any compensation to any of the officers, directors or employees of Village Corp, or class of such persons, relative to the compensation to the holders of Village Corp. securities or the effect of any other transaction in which Village Corp. might engage. Our opinion is not to be quoted or referred to, in whole or part, in a registration statement, prospectus, joint proxy statement or in any other document, nor shall this opinion be used for any other purposes, without Scott & Stringfellow’s prior written consent. Notwithstanding the foregoing, Scott & Stringfellow hereby consents to the inclusion of this opinion as an exhibit to the joint proxy statement to be distributed to Village Corp.’s shareholders and to River City’s shareholders to solicit their approval of the Transaction. Scott & Stringfellow further consents to the inclusion of a summary of this opinion in such joint proxy statement.

Based upon and subject to the foregoing, it is our opinion, as of the date hereof, that the Merger Consideration to be paid by Village Corp. is fair, from a financial point of view, to Village Corp.

Very truly yours,

/s/ Scott & Stringfellow, Inc.

Scott & Stringfellow, Inc.

Annex D

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-KSB

ANNUAL REPORT UNDER SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2007

Commission file number 0-50765

VILLAGE BANK AND TRUST FINANCIAL CORP.

(Name of small business issuer in its charter)

Virginia	16-1694602
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1231 Alverser Drive, P.O. Box 330, Midlothian, Virginia	23113
(Address of principal executive offices)	(Zip Code)

Issuer’s telephone number 804-897-3900

Securities registered under Section 12(b) of the Exchange Act:

Title of each class	Name of each exchange on which registered
Common Stock, $4.00 par value	The Nasdaq Stock Market

Securities registered under Section 12(g) of the Exchange Act:

None

Check whether the issuer is not required to file reports pursuant to Section 13 or 15(d) of the Exchange Act.  ☐

Check whether the issuer (1) filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐.

Check if there is no disclosure of delinquent filers in response to Item 405 of Regulation S-B contained in this form, and no disclosure will be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-KSB or any amendment to this Form 10-KSB.  ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).    Yes  ☐    No  ☒

State issuer’s revenues for its most recent fiscal year. $28,332,000.

The aggregate market value of common stock held by non-affiliates of the registrant as of March 14, 2008 was approximately $25,708,000.

The number of shares of common stock outstanding as of March 14, 2008 was 2,575,985.

DOCUMENTS INCORPORATED BY REFERENCE

Portions of the definitive Proxy Statement to be used in conjunction with the 2008 Annual Meeting of Shareholders are incorporated by reference into Part III of this Form 10-KSB.

Village Bank and Trust Financial Corp.

Form 10-KSB

PART I

ITEM 1 – DESCRIPTION OF BUSINESS

General

Village Bank and Trust Financial Corp. (the “Company”) was incorporated in January 2003 and was organized under the laws of the Commonwealth of Virginia as a bank holding company whose activities consist of investment in its wholly-owned subsidiary, Village Bank (the “Bank”). The Bank opened to the public on December 13, 1999 as a traditional community bank offering deposit and loan services to individuals and businesses in the Richmond, Virginia metropolitan area. During 2003, the Company acquired or formed three wholly owned subsidiaries of the Bank, Village Bank Mortgage Corporation (“Village Bank Mortgage”), a full service mortgage banking company, Village Insurance Agency, Inc. (“Village Insurance”), a full service property and casualty insurance agency, and Village Financial Services Corporation (“Village Financial Services”), a financial services company.

The Company is the holding company of and successor to the Bank. Effective April 30, 2004, the Company acquired all of the outstanding stock of the Bank in a statutory share exchange transaction. In the transaction, the shares of the Bank’s common stock were exchanged for shares of the Company’s common stock, par value $4.00 per share (“Common Stock”), on a one-for-one basis. As a result, the Bank became a wholly-owned subsidiary of the Company, the Company became the holding company for the Bank and the shareholders of the Bank became shareholders of the Company. All references to the Company in this annual report for dates or periods prior to April 30, 2004 are references to the Bank.

We offer a wide range of banking and related financial services, including checking, savings, certificates of deposit and other depository services, and commercial, real estate and consumer loans. We are a community-oriented and locally managed financial institution focusing on providing a high level of responsive and personalized services to our customers, delivered in the context of a strong direct relationship with our customers. We conduct our operations from our main office/corporate headquarters location in Chesterfield County, and we have ten branch offices.

On March 9, 2008, Village Bank and Trust Financial Corp. and Village Bank entered into a definitive merger agreement with River City Bank (“River City”) whereby River City will merger with and into Village Bank in a transaction valued at approximately $20.2 million payable in cash and common stock. Under terms of the merger agreement, which was approved by the Board of Directors of both companies, shareholders of River City will be entitled to receive for each share of River City common stock owned, $11.00 in cash or 1 share of Village Bank and Trust Financial Corp. common stock, subject to proration of 20% cash and 80% common stock if either cash or common stock is oversubscribed. It is anticipated that the transaction will be completed in the third quarter of 2008, pending regulatory approval and approval of the shareholders of both companies. With the addition of River City’s three branches, Village Bank will have thirteen branch locations.

Business Strategy

Our strategies include the following:

•	To be a full service financial services provider enabling us to establish and maintain relationships with our customers.

•	To attract customers by providing the breadth of products offered by larger banks while maintaining the quick response and personal service of a community bank. We will continue to look for opportunities to expand our products and services. In our first eight years of operation, we have established a diverse product line, including commercial, mortgage and consumer loans as well as a full array of deposit products and services.

•	To increase net income and return to shareholders through continued loan growth, while controlling the cost of our deposits and noninterest expenses.

•

To expand our branch network to lower our cost of funds and diversify our loan portfolio with retail, consumer and commercial loans. We believe that branching will help us attract customers of financial institutions that have consolidated in our region who desire the personal services of a community bank. Our ability to open new branches, however, may be affected by such things as availability of building materials, weather conditions, site approval by local government and regulatory approval.

•

To expand our capacity to generate noninterest income through the sale of mortgage loans. In 2007 our mortgage company hired additional mortgage loan officers which should expand our ability to originate mortgage loans.

•

To continue to emphasize commercial banking products and services. Small-business commercial customers are a source of prime-based loans, fee income from cash management services, and low cost deposits, which we need to fund our growth. We have been able to build a commercial business base because our staff of commercial bankers seeks opportunities to network within the local business community. Significant additional growth in this banking area will depend on expanding our lending staff.

•

To target larger commercial customers. In 2006, we increased our capital by approximately $7.2 million through the exercise of common stock warrants issued in 2002. This increase in capital increased our legal lending limit to approximately $4,000,000 in 2006. Increasing our legal lending limit in 2006 helped us accommodate the borrowing needs of larger customers in 2007. Our net loans increased by $86 million in 2007 compared to a budgeted increase of $55 million, with the ability to accommodate larger customers playing a significant role in this increase.

Our officers, employees and the directors live and work in our market area. We believe that the existing and future banking market in our community represents an opportunity for locally owned and locally managed community banks. In view of the continuing trend in the financial services industry toward consolidation into larger, sometimes impersonal, statewide, regional and national institutions, the market exists for the personal and customized financial services that an independent, locally owned bank with local decision making can offer. With the flexibility of our smaller size and through an emphasis on relationship banking, including personal attention and service, we can be more responsive to the individual needs of our customers than our larger competitors. As a community oriented and locally managed institution, we make most of our loans in our community and can tailor our services to meet the banking and financial needs of our customers who live and do business in our market.

We provide customers with high quality, responsive and technologically advanced banking services. These services include loans that are priced on a deposit-based relationship, easy access to our decision makers, and quick and innovative action necessary to meet a customer’s banking needs.

Location and Market Area

Our strategy is to become the premier financial institution serving the Richmond metropolitan area. We recognized early on that to be successful with this strategy, we needed to grow aggressively, expanding our branch network to reach the most people possible. Initially, we focused our operations in Chesterfield County, Virginia, which, despite its potential for business development and population growth, has been underserved by community banks. Chesterfield’s resources are very favorable for businesses seeking a profitable and stable environment. The county offers superb commercial and industrial sites, an educated work force, well-designed and developed infrastructure and a competitive tax structure. Chesterfield has been awarded the U.S. Senate Gold Medallion for Productivity and Quality. The county has the highest bond rating from three rating agencies—Standard and Poors, Moody’s and Fitch.

Once we established a strong banking presence in the lucrative Chesterfield County market with seven branches, we continued the implementation of our strategy by expanding our franchise into other counties in the Richmond Metropolitan area. In addition to Chesterfield County, we have now opened two branches in Henrico County and one in Powhatan County, both of which along with Chesterfield have seen strong population growth in recent years. According to the U.S. Census Bureau, the 2000 population of Chesterfield County was 259,903, compared to 209,274 in 1990. The number of households in Chesterfield County climbed from 73,441 in 1990 to 93,772 in 2000. The projected figures for 2010 are a population of 319,000 in 117,500 households. The 2000 population of Henrico County was 262,300 compared to 217,849 in 1990. The number of households in 2000 was 108,121 compared to 89,138 in 1990. The projected figures for Henrico County for 2010 are a population of 291,000 in 122,900 households. These population figures place Henrico and Chesterfield, respectively, as the largest two counties in central Virginia and the third and fourth largest counties in the state. Powhatan County, though not as populous as Henrico and Chesterfield, had a population of 22,377 and household units of 7,509 in 2000, and an estimated population of 27,649 in 2006. As Chesterfield County has grown and matured, Powhatan has become the county for growth moving west.

Residential growth in Chesterfield, Henrico and Powhatan Counties remains strong. For the four quarters ended September 30, 2007, Chesterfield County issued 4,169 permits for new single-family homes, Henrico County issued 3,563 and Powhatan County issued 668. Unemployment percentages for Chesterfield, Henrico and Powhatan for the third quarter of 2007 were 2.6%, 2.7% and 2.3%, respectively, well below the national average of 4.7%. Developers continue to locate their planned communities in western Chesterfield County. The Winterpock area of Chesterfield County is expected to see substantial growth over the next six years, with the Deer Run development nearing completion and subdivisions such as Birkdale, Ashbrook, and Bayhill Point continuing their impressive growth. The primary road serving these growing subdivisions is Route 360, and all of these communities are within two miles of our Clover Hill branch. Henrico County has long been a strong bedroom community to Richmond. Many of the metropolitan Richmond area’s older upscale housing communities call Henrico home and the western part of Henrico has seen substantial growth in both new business as well as residential communities. The western section of Route 288, the circumferential highway around the Richmond Metropolitan area, was completed in 2004 and significantly improved access to and from Chesterfield County and Henrico County by the surrounding counties.

At December 31, 2007, we had ten full service banking offices, which were staffed by 41 full-time employees. Our senior staff averages more than 25 years of professional or banking experience. Our principal office, which houses our executive officers and loan department, was opened in November 2003 and is located at 1231 Alverser Drive, Midlothian, Virginia 23113. Our main telephone number is (804) 897-3900. Seven of our branch offices are located in Chesterfield County, with two branch offices in Henrico County and one in Powhatan County. Each branch office has been strategically located to be convenient to business and retail customers in the growth sectors of Chesterfield County.

In 2008 we will complete the construction of a new 80,000 square foot headquarters building located in Chesterfield County at the intersection of Route 60 (Midlothian Turnpike) and Route 288. We will occupy approximately half of this space, which will include a retail branch facility, and lease the remainder. We are currently scheduled to move into this facility in July 2008. We have a contract to sell our current principal office located at 1231 Alverser Drive, with closing on this sale to coincide with our move to the new building.

Other than the branch to be located in the new headquarters building, we have no plans to open more branches in 2008.

Prominent local newspapers, one regional newspaper, and a number of radio and television stations provide diverse media outlets. The broad exposure of television, print media and radio offers several opportunities to explore effective advertising and public relations avenues for the Company.

Banking Services

We receive deposits, make consumer and commercial loans, and provide other services customarily offered by a commercial banking institution, such as business and personal checking and savings accounts, drive-up windows, and 24-hour automated teller machines. We have not applied for permission to establish a trust department and offer trust services. We are not a member of the Federal Reserve System. Our deposits are insured under the Federal Deposit Insurance Act to the limits provided thereunder.

We offer a full range of short-to-medium term commercial and personal loans. Commercial loans include both secured and unsecured loans for working capital (including inventory and receivables), business expansion (including acquisition of real estate and improvements) and purchase of equipment and machinery. Consumer loans include secured and unsecured loans for financing automobiles, home improvements, education and personal investments. We also originate fixed and variable rate mortgage loans and real estate construction and acquisition loans. Residential loans originated by our mortgage company are usually sold in the secondary mortgage market.

Our lending activities are subject to a variety of lending limits imposed by federal and state law. While differing limits apply in certain circumstances based on the type of loan or the nature of the borrower (including the borrower’s relationship to the bank), in general, for loans that are not secured by readily marketable or other permissible collateral, we are subject to a loans-to-one borrower limit of an amount equal to 15% of our capital and surplus. We may voluntarily choose to impose a policy limit on loans to a single borrower that is less than the legal lending limit. We are a member of the Community Bankers’ Bank and may participate out portions of loans when loan amounts exceed our legal lending limits or internal lending policies.

Lending Activities

Our primary focus is on making loans to small businesses and consumers in our local market area. In addition, we also provide a wide range of real estate finance services. Our primary lending activities are principally directed to our market area.

Loan Portfolio. The net loan portfolio was $323,874,000 at December 31, 2007, which compares to $238,498,000 at December 31, 2006. The Company has enjoyed strong loan growth the last several years reflecting the strong economy in the market we serve. Loans grew by 27% in 2005, 40% in 2006, and 36% in 2007. Our loan customers are generally located in the Richmond metropolitan area. We do not have any subprime loans in our loan portfolio.

Commercial Business Lending. Our commercial business lending consists of lines of credit, revolving credit facilities, term loans, equipment loans, stand-by letters of credit and unsecured loans. Commercial loans are written for any business purpose including the financing of plant and equipment, carrying accounts receivable, general working capital, contract administration and acquisition activities. Our client base is diverse, and we do not have a concentration of loans in any specific industry segment. Commercial business loans are generally secured by accounts receivable, equipment, inventory and other collateral such as marketable securities, cash value of life insurance, and time deposits. Commercial business loans have a higher degree of risk than residential mortgage loans, but have higher yields. To manage these risks, we generally obtain appropriate collateral and personal guarantees from the borrower’s principal owners and monitor the financial condition of business borrowers. The availability of funds for the repayment of commercial business loans may substantially depend on the success of the business itself. Further, the collateral for commercial business loans may depreciate over time and cannot be appraised with as much precision as residential real estate. All commercial loans we make have recourse under the terms of a promissory note. At December 31, 2007, commercial loans totaled $23,152,000, or 7.1% of the total loan portfolio.

Commercial Real Estate Lending. We finance commercial real estate for our clients and commercial real estate loans represent the largest segment of our loan portfolio. This segment of our loan portfolio has been the largest segment since 2004 due to the significant real estate opportunities in our market area. We generally will finance owner-occupied commercial real estate at an 80% loan-to-value ratio or less. In many cases our loan-to-value ratio is less than 80%, which provides us with a higher level of collateral security. Our underwriting policies and procedures focus on the borrower’s ability to repay the loan as well as assessment of the underlying real estate. Risks inherent in managing a commercial real estate loan portfolio relate to sudden or gradual drops in property values as well as changes in the economic climate. We attempt to mitigate those risks by carefully underwriting loans of this type as well as following appropriate loan-to-value standards. Commercial real estate loans (generally owner occupied) at December 31, 2007 were $140,176,000, or 42.8% of the total loan portfolio.

Real Estate Construction Lending. This segment of our loan portfolio is predominately residential in nature and comprised of loans with short duration, meaning maturities of twelve months or less. Residential houses under construction and the underlying land for which the loan was obtained secure the construction loans. Construction lending entails significant risks compared with residential mortgage lending. These risks involve larger loan balances concentrated with single borrowers with funds advanced upon the security of the land and home under construction, which is estimated prior to the completion of the home. Thus it is more difficult to evaluate accurately the total loan funds required to complete a project and related loan-to-value ratios. To mitigate these risks we generally limit loan amounts to 80% of appraised values on pre-sold homes and 75% on speculative homes, and obtain first lien positions on the property taken as security. Additionally, we offer real estate construction financing to individuals who have demonstrated the ability to obtain a permanent loan. At December 31, 2007, construction loans totaled $106,556,000, or 32.5% of the total loan portfolio.

Residential Mortgage Lending. We make permanent residential mortgage loans for inclusion in the loan portfolio. We seek to retain in our portfolio variable rate loans secured by one-to-four-family residences. However, the majority of permanent residential loans are made by the Bank’s subsidiary, Village Bank Mortgage, which sells them to investors in the secondary mortgage market on a pre-sold basis. Given the low fixed rate residential loan market in recent years, this allows us to offer this service to our customers without retaining a significant low rate residential loan portfolio which would be detrimental to earnings as interest rates increase. We originate both conforming and non-conforming single-family loans.

Before we make a loan we evaluate both the borrower’s ability to make principal and interest payments and the value of the property that will secure the loan. We make first mortgage loans in amounts up to 95% of the appraised value of the underlying real estate. We retain some second mortgage loans secured by property in our market area, as long as the loan-to-value ratio combined with the first mortgage does not exceed 90%. For conventional loans in excess of 80% loan-to-value, private mortgage insurance is required.

Our current one-to-four-family residential adjustable rate mortgage loans have interest rates that adjust every 1, 3 and 5 years, generally in accordance with the rates on comparable U.S. Treasury bills. Our adjustable rate mortgage loans generally limit interest rate increases to 2% each rate adjustment period and have an established ceiling rate at the time the loans are made of up to 6% over the original interest rate. There are risks resulting from increased costs to a borrower as a result of the periodic repricing mechanisms of these loans. Despite the benefits of adjustable rate mortgage loans to our asset/liability management, they pose additional risks, primarily because as interest rates rise, the underlying payments by the borrowers rise, increasing the potential for default. At the same time, the marketability of the underlying property may be adversely affected by higher interest rates. At December 31, 2007, $51,281,000, or 15.6% of our loan portfolio, consisted of residential mortgage loans.

Consumer Installment Lending. We offer various types of secured and unsecured consumer loans. We make consumer loans primarily for personal, family or household purposes as a convenience to our customer base since these loans are not the primary focus of our lending activities. Our general guideline is that a consumer’s total debt service should not exceed 40% of the consumer’s gross income. Our underwriting standards for consumer loans include making a determination of the applicant’s payment history on other debts and an assessment of his or her ability to meet existing obligations and payments on the proposed loan. The stability of an applicant’s monthly income may be determined by verification of gross monthly income from primary employment and additionally from any verifiable secondary income. Consumer loans totaled $6,611,000 at December 31, 2007, which was 2.0% of the total loan portfolio.

Loan Commitments and Contingent Liabilities. In the normal course of business, the Company makes various commitments and incurs certain contingent liabilities which are disclosed in the footnotes of our annual financial statements, including commitments to extend credit. At December 31, 2007, undisbursed credit lines, standby letters of credit and commitments to extend credit totaled $115,648,000.

Credit Policies and Administration. We have adopted a comprehensive lending policy, which includes stringent underwriting standards for all types of loans. Our lending staff follows pricing guidelines established periodically by our management team. In an effort to manage risk, all credit decisions in excess of the officers’ lending authority must be approved prior to funding by a management loan committee and/or a board of directors-level loan committee. Any loans above $2,000,000 require full board of directors’ approval. Management believes that it employs experienced lending officers, secures appropriate collateral and carefully monitors the financial conditions of our borrowers and the concentration of such loans in the portfolio.

In addition to the normal repayment risks, all loans in our portfolio are subject to the state of the economy and the related effects on the borrower and/or the real estate market. Generally, longer-term loans have periodic interest rate adjustments and/or call provisions. Our senior management monitors the loan portfolio closely to ensure that past due loans are minimized and that potential problem loans are swiftly dealt with. In addition to the internal business processes employed in the credit administration area, the Company utilizes an outside consulting firm to review the loan portfolio. A detailed annual review is performed, with an interim update occurring at least once a year. Results of the report are used to validate our internal loan ratings and to provide independent commentary on specific loans and loan administration activities.

Lending Limit. As of December 31, 2007, our legal lending limit for loans to one borrower was approximately $4,900,000. As part of our risk management strategy, we attempt to participate a portion of our larger loans to other financial institutions. This allows us to maintain customer relationships yet reduce credit exposure and stay within our legal lending limit.

Investments and Funding

We balance our liquidity needs based on loan and deposit growth via the investment portfolio, purchased federal funds, and Federal Home Loan Bank advances. It is our goal to provide adequate liquidity to support our loan growth. Should we have excess liquidity, investments are used to generate positive earnings. In the event deposit growth does not fully support our loan growth, a combination of investment sales, federal funds and Federal Home Loan Bank advances will be used to augment our funding position.

Our investment portfolio is actively monitored and is classified as “available for sale.” Under such a classification, investment instruments may be sold as deemed appropriate by management. On a monthly basis, the investment portfolio is marked to market via equity as required by SFAS 115, Accounting for Certain Investments in Debt and Equity Securities. Additionally, we use the investment portfolio to balance our asset and liability position. We will invest in fixed rate or floating rate instruments as necessary to reduce our interest rate risk exposure.

For securities classified as available-for-sale securities, we will evaluate whether a decline in fair value below the amortized cost basis is other than temporary. If the decline in fair value is judged to be other than temporary, the cost basis of the individual security is written down to fair value as a new cost basis and the amount of the write-down is included in earnings. There were no securities at December 31, 2007 where a decline in market value was considered other than temporary.

Competition

We encounter strong competition from other local commercial banks, savings and loan associations, credit unions, mortgage banking firms, consumer finance companies, securities brokerage firms, insurance companies, money market mutual funds and other financial institutions. A number of these competitors are well-established. Competition for loans is keen, and pricing is important. Most of our competitors have substantially greater resources and higher lending limits than ours and offer certain services, such as extensive and established branch networks and trust services, which we do not provide at the present time. Deposit competition also is strong, and we may have to pay higher interest rates to attract deposits. Nationwide banking institutions and their branches have increased competition in our markets, and federal legislation adopted in 1999 allows non-banking companies, such as insurance and investment firms, to establish or acquire banks.

The greater Richmond metropolitan market has experienced several significant mergers or acquisitions involving all four regional banks formerly headquartered in central Virginia over the past fifteen years. Additionally, other larger banks from outside Virginia have acquired local banks. We believe that the Company can capitalize on the recent merger activity and attract customers from those who are dissatisfied with the recently acquired banks.

At June 30, 2007, the latest date such information is available from the FDIC, the Bank’s deposit market share in Chesterfield County was 7.17%.

Effect of Adverse Economic Conditions

Our business may be adversely affected by periods of economic slowdown or recession which may be accompanied by decreased demand for consumer credit and declining real estate values. Any material decline in real estate values could have a significant adverse effect on the operations of the Company as 90.9% of our loan portfolio is collateralized by real estate. Declines in real estate values can reduce projected cash flows from commercial properties and the ability of borrowers to use home equity to support borrowings and increase the loan-to-value ratios of loans previously made by us, thereby weakening collateral coverage and increasing the possibility of a loss in the event of default. In addition, delinquencies, foreclosures and losses generally increase during economic slowdowns or recessions.

We anticipate the majority of our depositors will be located in and doing business in the local market and we will lend a substantial portion of our capital and deposits to individuals and businesses in this market area. Any factors adversely affecting the economy of this market could, in turn, adversely affect our performance.

Regulation

We are subject to regulations of certain federal and state agencies and receive periodic examinations by those regulatory authorities. As a consequence of the extensive regulation of commercial banking activities, our business is susceptible to being affected by state and federal legislation and regulations.

General. The discussion below is only a summary of the principal laws and regulations that comprise the regulatory framework applicable to us. The descriptions of these laws and regulations, as well as descriptions of laws and regulations contained elsewhere herein, do not purport to be complete and are qualified in their entirety by reference to applicable laws and regulations. In recent years, regulatory compliance by financial institutions such as ours has placed a significant burden on us both in costs and employee time commitment.

Bank Holding Company. The Company is a bank holding company under the Federal Bank Holding Company Act of 1956, as amended, and is subject to supervision and regulation by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) and Virginia State Corporation Commission (“SCC”). As a bank holding company, the Company is required to furnish to the Federal Reserve Board an annual report of its operations at the end of each fiscal year and to furnish such additional information as the Federal Reserve Board may require pursuant to the Bank Holding Company Act. The Federal Reserve Board, FDIC and SCC also may conduct examinations of the Company and/or its subsidiary bank.

The Gramm-Leach-Bliley Act of 1999 (the “Act”) draws new lines between the types of activities that are financial in nature and permitted for banking organizations, and those activities that are commercial in nature and not permitted. The Act imposes Community Reinvestment requirements on financial service organizations that seek to qualify for the expanded powers to engage in broader financial activities and affiliations with financial companies that are permitted.

The Act allows a financial holding company to own banks, insurance companies and securities firms. A financial holding company is authorized to engage in any activity that is financial in nature, incidental to an activity that is financial in nature, or is a complimentary activity. These activities may include insurance, securities transactions, and traditional banking activities. The Act establishes a consultative and cooperative procedure between the Federal Reserve and the Secretary of the Treasury for purposes of determination as to the scope of activities permitted by the Act.

A bank holding company must satisfy special criteria to qualify for the expanded powers authorized by the Act, including the maintenance of a well-capitalized and well-managed status for all affiliate banks and a satisfactory community reinvestment rating.

Bank Regulation. As a Virginia state-chartered FDIC bank that is not a member of the Federal Reserve System, the Bank is subject to regulation, supervision and examination by the SCC’s Bureau of Financial Institutions (“BFI”). The Bank is also subject to regulation, supervision and examination by the FDIC. Federal law also governs the activities in which we may engage, the investments we may make and the aggregate amount of loans that may be granted to one borrower. Various consumer and compliance laws and regulations also affect our operations. Earnings are affected by general economic conditions, management policies and the legislative and governmental actions of various regulatory authorities, including those referred to above. The following description summarizes some of the laws to which we are subject. The BFI and the FDIC will conduct regular examinations, reviewing such matters as the overall safety and soundness of the institution, the adequacy of loan loss reserves, quality of loans and investments, management practices, compliance with laws, and other aspects of their operations. In addition to these regular examinations, we must furnish the FDIC with periodic reports containing a full and accurate statement of our affairs. Supervision, regulation and examination of banks by these agencies are intended primarily for the protection of depositors rather than shareholders.

Insurance of Accounts, Assessments and Regulation by the FDIC. Our deposits are insured by the FDIC up to the limits set forth under applicable law, currently $100,000. Deposits are subject to the deposit insurance assessments of the Bank Insurance Fund (“BIF”) of the FDIC. The FDIC is authorized to prohibit any BIF-insured institution from engaging in any activity that the FDIC determines by regulation or order to pose a serious threat to the respective insurance fund. Also, the FDIC may initiate enforcement actions against banks, after first giving the institution’s primary regulatory authority an opportunity to take such action. The FDIC may terminate the deposit insurance of any depository institution if it determines, after a hearing, that the institution has engaged or is engaging in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, order or any condition imposed in writing by the FDIC. It also may suspend deposit insurance temporarily during the hearing process for the permanent termination of insurance if the institution has no tangible capital. If deposit insurance is terminated, the deposits at the institution at the time of termination, less subsequent withdrawals, shall continue to be insured for a period from six months to two years, as determined by the FDIC. We are aware of no existing circumstances that could result in termination of our deposit insurance.

Capital. The FDIC has issued risk-based and leverage capital guidelines applicable to banking organizations they supervise. Under the risk-based capital requirements, we are generally required to maintain a minimum ratio of total capital to risk-weighted assets (including certain off-balance sheet activities, such as standby letters of credit), of 8%. At least half of the total capital is to be composed of common equity, retained earnings and qualifying perpetual preferred stock, less certain intangibles (“Tier 1 capital”). The remainder may consist of certain subordinated debt, certain hybrid capital instruments and other qualifying preferred stock and a limited amount of the loan loss allowance (“Tier 2 capital” and, together with Tier 1 capital, “total capital”). In addition, each of the Federal bank regulatory agencies has established minimum leverage capital ratio requirements for banking organizations. These requirements provide for a minimum leverage ratio of Tier 1 capital to adjusted average quarterly assets equal to 4% for banks and bank holding companies that meet certain specified criteria. All other banks and bank holding companies will generally be required to maintain a leverage ratio of at least 100 to 200 basis points above the stated minimum. The risk-based capital standards of the FDIC explicitly identify concentrations of credit risk and the risk arising from non-traditional activities, as well as an institution’s ability to manage these risks, as important factors to be taken into account by the agency in assessing an institution’s overall capital adequacy. The capital guidelines also provide that an institution’s exposure to a decline in the economic value of its capital due to changes in interest rates be considered by the agency as a factor in evaluating a bank’s capital adequacy.

Other Safety and Soundness Regulations. There are a number of obligations and restrictions imposed on depository institutions by federal law and regulatory policy that are designed to reduce potential loss exposure to the depositors of such depository institutions and to the FDIC insurance funds in the event the depository institution becomes in danger of default or is in default. The Federal banking agencies also have broad powers under current Federal law to take prompt corrective action to resolve problems of insured depository institutions. The extent of these powers depends upon whether the institution in question is well-capitalized, adequately capitalized, undercapitalized, significantly undercapitalized or critically undercapitalized, as defined by the law. Federal regulatory authorities also have broad enforcement powers over us, including the power to impose fines and other civil and criminal penalties, and to appoint a receiver in order to conserve the assets of any such institution for the benefit of depositors and other creditors. Village Bank is currently classified as an adequately capitalized financial institution.

Loans-to-One Borrower. Under applicable laws and regulations the amount of loans and extensions of credit which may be extended by a bank to any one borrower, including related entities, generally may not exceed 15% of the unimpaired capital and unimpaired surplus of the institution. Loans in an amount equal to an additional 10% of unimpaired capital and unimpaired surplus also may be made to a borrower if the loans are fully secured by readily marketable securities. An institution’s “unimpaired capital and unimpaired surplus” includes, among other things, the amount of its core capital and supplementary capital included in its total capital under Federal regulations.

Community Reinvestment. The requirements of the Community Reinvestment Act (“CRA”) are applicable to the Company. The CRA imposes on financial institutions an affirmative and ongoing obligation to meet the credit needs of their local communities, including low and moderate income neighborhoods, consistent with the safe and sound operation of those institutions. A financial institution’s efforts in meeting community credit needs currently are evaluated as part of the examination process pursuant to 12 assessment factors. These factors also are considered in evaluating mergers, acquisitions and applications to open a branch or facility.

Economic and Monetary Policies. Our operations are affected not only by general economic conditions, but also by the economic and monetary policies of various regulatory authorities. In particular, the Federal Reserve regulates money, credit and interest rates in order to influence general economic conditions. These policies have a significant influence on overall growth and distribution of loans, investments and deposits and affect interest rates charged on loans or paid for time and savings deposits. Federal Reserve monetary policies have had a significant effect on the operating results of commercial banks in the past and are expected to continue to do so in the future.

Employees

As of December 31, 2007, the Company and its subsidiaries had a total of 123 full-time employees and 7 part-time employees. None of the Company’s employees are covered by a collective bargaining agreement. The Company considers its relations with its employees to be good.

Dependence on Key Personnel

Our growth and development to date have been largely dependent upon the services of Thomas W. Winfree, President and Chief Executive Officer, Jack M. Robeson, Senior Vice President/Lending, Raymond E. Sanders, Senior Vice President and Chief Operations Officer, Dennis J. Falk, Senior Vice President/Lending and Administration and C. Harril Whitehurst, Jr., Senior Vice President and Chief Financial Officer. The loss of the services of Messrs. Winfree, Robeson, Sanders, Falk or Whitehurst for any reason could have a material adverse effect on the Company.

Control by Certain Shareholders

The Company has one shareholder who owns 9.64% of its outstanding Common Stock. As a group, the Board of Directors and the Company’s Executive Officers control 20.91% of the outstanding Common Stock of the Company as of March 1, 2008. Accordingly, such persons, if they were to act in concert, would not have majority control of the Bank and would not have the ability to approve certain fundamental corporate transactions or the election of the Board of Directors.

ITEM 2 – DESCRIPTION OF PROPERTY

Our executive and administrative offices are located at 1231 Alverser Drive in Chesterfield County. We opened this office in November 2003. This office also houses our loan department. The two-story 8,000 square foot building, which has been substantially renovated, is owned by the bank. The cost of this building, including renovations and land, amounted to $1,205,000.

Our largest deposit branch office is located at 13531 Midlothian Turnpike in Chesterfield County. This was our initial office location and also housed our executive and administrative offices until the opening of the operations center on Alverser Drive. The building, which has been substantially renovated, is a two-story brick structure with a basement, consisting of approximately 3,500 square feet. It has five teller stations, three drive-up lanes and a drive-up ATM and night depository. Prior to December 31, 2002, this building was leased. It was purchased from our landlord on December 31, 2002 for $1,713,000.

We opened our second branch office at 6736 Southshore Drive at Route 360 (Hull Street Road) in Chesterfield County, in July 2002. The building is a one-story brick structure consisting of approximately 2,400 square feet. The branch location was purchased in June 2002 for $1,384,000. It has four teller stations, two drive-up lanes and a drive-up ATM and night depository.

We opened a third branch location at 4221 West Hundred Road in Chesterfield County, in April 2003. The building is a one-story brick structure with a basement consisting of approximately 1,800 square feet. It has four teller stations, one drive-up lane and a drive-up ATM and night depository. Initially this branch was leased for a term of five years commencing April 1, 2003 and ending March 31, 2008 for total lease payments of approximately $186,000 over the life of the lease. In December 2007, we purchased this branch for $450,000 and plan on spending another $100,000 in renovations in 2008.

We opened our fourth branch at 13521 Waterford Place in Chesterfield County, in October 2004 utilizing a mobile manufactured building which we purchased in April 2004 for $46,000. The permanent branch building, a one-story brick structure consisting of approximately 2,400 square feet, was completed in June 2005 and cost $955,000. It has three teller stations, two drive-up lanes and a drive-up ATM and night depository.

Our fifth branch, located at 6551 Centralia Road in Chesterfield County, opened in November 2005. The building is a one-story brick structure consisting of approximately 2,900 square feet. The branch is being leased for a term of eight years commencing November 19, 2005 and ending November 30, 2013 for total lease payments of approximately $672,000 over the life of the lease. It has five teller stations, two drive-up lanes and a drive-up ATM and night depository.

In March 2006 we opened our sixth office at 11450 Robious Road in Chesterfield County. We initially opened this branch with our mobile manufactured building and subsequently constructed a 2,400 square foot building that cost $1,860,000 and is owned by the Bank. This branch has three teller stations, two drive-up lanes, and a drive-up ATM and night depository.

Our seventh branch, located at 1650 Willow Lawn Drive in Henrico County, opened in May 2006. This was our first retail branch location outside Chesterfield County. The building is a three story brick structure. We lease the first floor consisting of approximately 3,000 square feet. The term of the lease is nine years commencing March 1, 2006 and ending February 28, 2016 with total lease payments of $842,000 over the life of the lease. It has four teller stations, three drive thru lanes, a drive-up ATM and night depository.

Our eighth branch, located at 1793 South Creek One in Powhatan County, opened in December 2006. This was our first branch located in Powhatan County. This 2,400 square foot structure cost $1,452,000 and has three teller stations, two drive-up lanes, a drive-up ATM and night depository. In addition to three teller stations, the building has offices to support retail, commercial and mortgage company staff.

Our ninth branch, located at 1120 Huguenot Road, opened in June 2007. This branch was a relocation of the retail branch facility that was located in the administrative offices on Alverser Drive. The two story structure consists of 3,514 square feet with offices on both the first and second floors. Village Bank purchased the land and improvements for $786,300 and spent $175,000 remodeling the interior and exterior of the building. There is also a land lease on .56 acres used for additional parking. The annual lease expense on the land lease is $33,275.

Our tenth branch, located at 1401 Santa Rosa Road, opened in August 2007 and is our second branch located in Henrico County. This 2,400 square foot structure cost $1,370,000 and has three teller stations, two drive-up lanes, a drive-up ATM and night depository. In addition to three teller stations, the building has offices to support retail, commercial and mortgage company staff.

In 2008 we will complete the construction of a new 80,000 square foot headquarters building located in Chesterfield County at the intersection of Route 60 (Midlothian Turnpike) and Route 288. We will occupy approximately half of this space, which will include a retail branch facility, and lease the remainder. We are currently scheduled to move into this facility in July 2008. The cost of this building, including land, will be approximately $13.5 million. Through December 31, 2007, we have acquired the land for $1.7 million and made progress payments on the construction of the building of $5 million. We are currently negotiating a contract to sell our current principal office located at 1231 Alverser Drive, with closing on this sale to coincide with our move to the new building.

Our properties are maintained in good operating condition and are suitable and adequate for our operational needs.

ITEM 3 – LEGAL PROCEEDINGS

In the course of its operations, the Company may become a party to legal proceedings. There are no material pending legal proceedings to which the Company is a party or of which the property of the Company is subject.

ITEM 4 – SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

There were no matters submitted to a vote of security holders during the fourth quarter of the fiscal year covered by this report.

PART II

ITEM 5 – MARKET FOR COMMON EQUITY

AND RELATED STOCKHOLDER MATTERS

Market Price of and Cash Dividends on the Company’s Common Equity

Shares of the Company’s Common Stock trade on the Nasdaq Capital Market under the symbol “VBFC”. The high and low closing prices of shares of the Company’s Common Stock for the periods indicated were as follows:

	High	Low
2006
1st quarter	$14.35	$12.50
2nd quarter	14.25	12.50
3rd quarter	14.75	13.00
4th quarter	14.55	13.55
2007
1st quarter	$16.00	$13.55
2nd quarter	17.44	15.01
3rd quarter	17.44	14.53
4th quarter	15.75	10.00

At March 21, 2008, there were approximately 962 holders of record of Common Stock.

The Company has not paid any dividends on its Common Stock. We intend to retain all of our earnings to finance the Company’s operations and we do not anticipate paying cash dividends for the foreseeable future. Any decision made by the Board of Directors to declare dividends in the future will depend on the Company’s future earnings, capital requirements, financial condition and other factors deemed relevant by the Board. Banking regulations limit the amount of cash dividends that may be paid without prior approval of the Bank’s regulatory agencies. Such dividends are limited to the lesser of the Bank’s retained earnings or the net income of the previous two years combined with the current year net income.

The Company did not repurchase any of its Common Stock during the fourth quarter of 2007.

ITEM 6 - MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Forward-looking statements

Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are generally identified by phrases such as “we expect,” “we believe” or words of similar import. Such forward-looking statements involve known and unknown risks including, but not limited to, the following factors:

•	interest rate fluctuations;

•	risk inherent in making loans such as repayment risks and fluctuating collateral values;

•	economic conditions in the Richmond metropolitan area;

•	the ability to continue to attract low cost core deposits to fund asset growth;

•	changes in general economic and business conditions;

•	changes in laws and regulations applicable to us;

•	competition within and from outside the banking industry;

•	the ability to successfully manage the Company’s growth or implement its growth strategies if it is unable to identify attractive markets, locations or opportunities to expand in the future;

•	maintaining capital levels adequate to support the Company’s growth;

•	reliance on the Company’s management team, including its ability to attract and retain key personnel;

•	new products and services in the banking industry;

•	problems with our technology, and

•	changing trends in customer profiles and behavior.

Although we believe that our expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of our knowledge of our business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.

General

The Company was organized under the laws of the Commonwealth of Virginia to engage in commercial and retail banking. The Bank opened to the public on December 13, 1999 as a traditional community bank offering deposit and loan services to individuals and businesses in the Richmond, Virginia metropolitan area. During 2003, the Company acquired or formed three wholly owned subsidiaries of the Bank, Village Bank Mortgage Corporation (“Village Bank Mortgage”), a full service mortgage banking company, Village Insurance Agency, Inc. (“Village Insurance”), a full service property and casualty insurance agency, and Village Financial Services Corporation (“Village Financial Services”), a financial services company.

We offer a wide range of banking and related financial services, including checking, savings, certificates of deposit and other depository services, and commercial, real estate and consumer loans. We are a community-oriented and locally managed financial institution focusing on providing a high level of responsive and personalized services to our customers, delivered in the context of a strong direct relationship with our customers. We conduct our operations from our main office/corporate headquarters location and eight branch offices.

The Company had earnings of $1,001,000 in 2007 as compared to earnings of $1,399,000 in 2006 and $1,231,000 in 2005. Pretax income for 2007 amounted to $1,517,000 compared to $2,102,000 in 2006 and $1,699,000 in 2005, representing a decrease of 28% in 2007 and an increase of 24% in 2006.

2007 was a challenging year for the banking industry and the economy as a whole. During the first half of the year, the cost of bank liabilities was increasing as long-term deposits were repricing at higher interest rates thus reducing net interest margins. Then in the latter half of 2007, the financial markets experienced significant turmoil due to the crash of the subprime mortgage loan market, with many banks recording significant write-downs of subprime mortgage loan related assets. As the mortgage market collapsed, home values, which had provided the fuel for consumer spending in recent years, declined and the potential for an economic recession became real. In reaction first to the mortgage market collapse and most recently to the real possibility of a recession, the Federal Open Market Committee of the Federal Reserve reduced short-term interest rates significantly in the last three months of 2007 and has continued to decrease rates in 2008.

These events have had an impact on our operations. On the positive side, it is important to note that we have never owned nor have we ever originated subprime mortgage loan product. We have no exposure to the collapse of this market, and, in fact, are confident that our asset quality continues to be strong. On the negative side, the decline in short-term interest rates by the Federal Reserve negatively impacted our earnings in the fourth quarter of 2007 and will likely continue to depress our earnings in 2008. This negative impact on our earnings is a result of a significant portion of our loan portfolio, the primary source of revenue to Village Bank, having interest rates that adjust according to the direction of short-term interest rates. Accordingly, as short-term rates are reduced by the Federal Reserve, the income from our loan portfolio is reduced. While the reduction of short-term interest rates will also reduce the rates we pay on deposits, our largest expense, the reduction in interest rates paid on deposits will be slower than the reduction of interest rates on our loan portfolio as deposits generally do not reprice as quickly as loans. Consequently, our net interest income, the primary source of our earnings, will be negatively impacted as long as short-term interest rates continue to be reduced by the Federal Reserve.

Total assets increased to $393,264,000 at December 31, 2007 from $291,218,000 at December 31, 2006 and $214,975,000 at December 31, 2005. This represents a three year growth rate in total assets of 35%. This growth in total assets during the last three years resulted from the growth of our business and customer base and has been responsible for our continued earnings. However, this growth has been driven primarily by lending on real estate. Any material decline in real estate values could have a significant adverse effect on the future growth and profitability of the Company as 90.9% of our loan portfolio at December 31, 2007 is collateralized by real estate. Declines in real estate values can reduce projected cash flows from commercial properties and the ability of borrowers to use home equity to support borrowings and increase the loan-to-value ratios of loans previously made by us, thereby weakening collateral coverage and increasing the possibility of a loss in the event of default. In addition, delinquencies, foreclosures and losses generally increase during economic slowdowns or recessions.

The following presents management’s discussion and analysis of the financial condition of the Company at December 31, 2007 and 2006, and results of operations for the Company for the years ended December 31, 2007, 2006 and 2005. This discussion should be read in conjunction with the Company’s audited Financial Statements and the notes thereto appearing elsewhere in this report.

Asset/liability management

Management strives to manage the maturity or repricing match between assets and liabilities. The degree to which the Company is “mismatched” in its maturities is a primary measure of interest rate risk. In periods of stable interest rates, net interest income can be increased by financing higher yielding long-term mortgage loan assets with lower cost short-term deposits and borrowings. Although such a strategy may increase profits in the short run, it increases the risk of exposure to rising interest rates and can result in funding costs rising faster than asset yields. We expect to limit our interest rate risk by selling a majority of the fixed rate mortgage loans that we originate and retaining for the most part loans with adjustable rate features.

Contractual principal repayments of loans do not necessarily reflect the actual term of our loan portfolio. The average lives of mortgage loans are substantially less than their contractual terms because of loan prepayments and because of enforcement of due-on-sale clauses, which gives us the right to declare a loan immediately due and payable in the event, among other things, the borrower sells the real property subject to the mortgage and the loan is not repaid. In addition, certain borrowers increase their equity in the security property by making payments in excess of those required under the terms of the mortgage.

Results of operations

We recorded net income of $1,001,000, or $0.37 per fully diluted share, in 2007, compared to net income of $1,399,000, or $0.59 per fully diluted share, in 2006, and $1,231,000, or $0.61 per fully diluted share, in 2005.

The continued success in our results of operations over the last three years is primarily attributable to the Company’s strong growth. Loans and deposits, the primary sources of income and expense for the Company, have grown as follows:

	Loans, net	Deposits
December 31, 2004	$134,162,293	$140,027,386
Growth in 2005
Amount	36,284,980	46,725,421
Percentage	27%	33%
December 31, 2005	170,447,273	186,752,807
Growth in 2006
Amount	68,051,145	66,557,074
Percentage	40%	36%
December 31, 2006	238,498,418	253,309,881
Growth in 2007
Amount	85,375,322	85,987,377
Percentage	36%	34%
December 31, 2007	323,873,740	339,297,258
Three year average growth rate	34%	34%

This growth in loans and deposits resulted in net interest income increasing from $7,048,000 in 2005, to $10,233,000 in 2006 and to $11,859,000 in 2007. As we continue to grow, we expect this trend of increasing net interest income to continue. However, as noted previously, our growth in net interest income was slowed in 2007 due to rising funding costs and declining asset yields in the latter part of the year. We expect this trend of a slowing increase in net interest income to continue in 2008 as asset yields decline faster than funding costs as the Federal Reserve continues to decrease short-term interest rates.

Noninterest income increased to $2,667,000 in 2007 from $2,483,000 in 2006, an increase of $184,000, or 7%. This increase was attributable to increased service charges and fees on transactional deposit accounts as such deposits grew by $6,063,000, or 12%, in 2007. The growth in deposits is a result of the maturing of our branch network. Noninterest income declined to $2,483,000 in 2006 from $2,890,000 in 2005, a decline of $407,000, or 14%. This decline was primarily attributable to a decline in the profitability of Village Bank Mortgage. Gain on sale of loans, which is attributable Village Bank Mortgage’s operations, declined from $1,967,000 in 2005 to $1,519,000 in 2006, a decline of $448,000, or 23%. This decline occurred because rising interest rates as well as higher real estate values slowed the sale of homes and originations of loans to be sold.

Noninterest expense increased from $7,778,000 in 2005, to $9,817,000 in 2006 and to $11,821,000 in 2007. These increases in noninterest expense resulted primarily from the addition of new branches and the growth in the Company overall. The primary increase in noninterest expense over the last three years has come in salaries and benefits, which increased from $4,345,000 in 2005 to $5,728,000 in 2006, and to $6,843,000 in 2007. Other growth related increases were increases in occupancy of $219,000 and equipment of $143,000. Also contributing to the increase in 2007 were increases in the FDIC insurance premium of $109,000 and the franchise tax of $90,000.

Interest rate risk

Profitability may be directly affected by the levels of and fluctuations in interest rates, which affect our ability to earn a spread between interest received on loans and investments and the costs of deposits and borrowings. Our profitability is likely to be adversely affected during any period of unexpected or rapid changes in interest rates. For example, a substantial or sustained increase in interest rates could adversely affect our ability to originate loans and would reduce the value of loans held for sale.

The sale of fixed rate product is intended to protect the Company from precipitous changes in the general level of interest rates. The valuation of adjustable rate mortgage loans is not as directly dependent on the level of interest rates as is the value of fixed rate loans. Decisions to hold or sell adjustable rate mortgage loans are based on the need for such loans in our portfolio, which is influenced by the level of market interest rates and our asset/liability management strategy. As with our other investments, we regularly monitor the appropriateness of the level of adjustable rate mortgage loans in our portfolio and may decide from time to time to sell such loans and reinvest the proceeds in other adjustable rate investments.

Net interest income

Net interest income is our primary source of earnings and represents the difference between interest and fees earned on interest-earning assets and the interest paid on interest-bearing liabilities. The level of net interest income is affected primarily by variations in the volume and mix of those assets and liabilities, as well as changes in interest rates when compared to previous periods of operation.

Net interest income for 2007, 2006 and 2005 was $11,859,000, $10,233,000, and $7,048,000, respectively. The increases in net interest income of $1,626,000, or 16%, in 2007 and $3,185,000, or 45%, in 2006 are a direct result of increases in loans, from $238,498,000 at December 31, 2006 to $323,874,000 at December 31, 2007, an increase of $85,376,000, or 36%, and from $170,447,000 at December 31, 2005 to $238,498,000 at December 31, 2006, an increase of $68,051,000, or 40%. These increases in loans were funded primarily by increases in deposits. Net interest income in 2006 was also positively affected by an increase in our net interest margin from 4.15% in 2005 to 4.48% in 2006. However, our net interest margin declined to 3.80% in 2007 which had a negative impact on net interest income in 2007.

Average interest-earning assets increased by $83,744,000, or 37%, in 2007 and by $58,753,000, or 35%, in 2006. These increases in interest-earning assets were due primarily to the growth of our loan portfolio. The average yield on interest-earning assets decreased to 8.22% in 2007 from 8.33% in 2006, but was still higher than the 7.03% in 2005. Many of our loans are indexed to short-term rates affected by the Federal Reserve’s decisions about short-term interest rates, and, accordingly, as the Federal Reserve increases or decreases short-term rates, our interest margin is affected. As the Federal Reserve decreased interest rates in the latter half of 2007 the average yield on our interest-earning assets decreased. However, during 2005 and 2006 the Federal Reserve was increasing short-term interest rates which resulted in increased yields on our interest-earning assets.

Our average interest-bearing liabilities increased by $81,978,000, or 40%, in 2007 and by $50,976,000, or 34%, in 2006. These increases in interest-bearing liabilities were due primarily to strong growth in deposits of $75,640,000 in 2007 and $53,023,000 in 2006. The average cost of interest-bearing liabilities increased to 4.84% in 2007 from 4.33% in 2006 and 3.21% in 2005. This significant increase in our cost of funds over the last two years has had a detrimental affect on our profitability and is a result of increases of short-term interest rates by the Federal Reserve in 2005 and 2006. As with our interest-earning assets, the recent declines in the short-term interest rates by the Federal Reserve will also reduce the interest rates we pay on interest-bearing liabilities, however, the reduction in interest rates on our interest-bearing liabilities will be slower than the reduction of interest rates on our interest-earning assets as the liabilities generally do not reprice as quickly as the assets. Consequently, our net interest income, the primary source of our earnings, will be negatively impacted as long as short-term interest rates continue to be reduced by the Federal Reserve. See “Interest rate sensitivity” on page 31 for further discussion of the repricing of assets and liabilities.

The following table illustrates average balances of total interest-earning assets and total interest-bearing liabilities for the periods indicated, showing the average distribution of assets, liabilities, shareholders’ equity and related income, expense and corresponding weighted-average yields and rates. The average balances used in these tables and other statistical data were calculated using daily average balances. We have no tax exempt assets for the periods presented.

Average Balance Sheets

(In thousands)

	Year Ended December 31, 2007			Year Ended December 31, 2006			Year Ended December 31, 2005
	Average Balance	Interest Income/ Expense	Annualized Yield Rate	Average Balance	Interest Income/ Expense	Annualized Yield Rate	Average Balance	Interest Income/ Expense	Annualized Yield Rate
Loans
Commercial	$21,791	$1,795	8.24%	$17,694	$1,492	8.43%	$46,618	$3,257	6.99%
Real estate - residential	42,461	3,418	8.05%	31,713	2,554	8.05%	23,057	1,610	6.98%
Real estate - commercial	120,797	9,722	8.05%	81,444	6,344	7.79%	33,296	2,651	7.96%
Real estate - construction	92,886	8,707	9.37%	69,038	6,906	10.00%	35,890	2,796	7.79%
Consumer	6,488	582	8.97%	6,088	540	8.87%	11,571	884	7.64%

Gross loans	284,423	24,224	8.52%	205,977	17,836	8.66%	150,432	11,198	7.44%
Investment securities	16,471	847	5.14%	8,152	607	7.45%	4,035	139	3.44%
Loans held for sale	2,368	155	6.55%	1,889	126	6.67%	2,740	163	5.95%
Federal funds and other	8,877	439	4.95%	12,377	450	3.64%	12,435	425	3.42%

Total interest earning assets	312,139	25,665	8.22%	228,395	19,019	8.33%	169,642	11,925	7.03%

Allowance for loan losses	(2,956)			(2,195)			(1,671)
Cash and due from banks	5,169			5,126			5,694
Premises and equipment, net	13,901			7,851			6,619
Other assets	9,497			7,383			4,215

Total assets	$337,750			$246,560			$184,499

Interest bearing deposits
Interest checking	10,454	104	0.99%	$7,744	$88	1.14%	$6,850	$52	0.76%
Money market	21,618	726	3.36%	21,722	711	3.27%	24,600	622	2.53%
Savings	3,669	42	1.14%	4,124	47	1.14%	4,805	54	1.12%
Certificates	233,408	12,078	5.17%	159,918	7,432	4.65%	107,230	3,738	3.49%

Total deposits	269,149	12,950	4.81%	193,508	8,278	4.28%	143,485	4,466	3.11%
Borrowings
Long-tern debt - trust preferred securities	6,173	447	7.24%	5,155	368	7.14%	4,392	239	5.44%
FHLB advances	7,945	340	4.22%	4,000	126	4.22%	4,000	169	4.23%
Other borrowings	1,748	70	1.77%	374	14	1.77%	184	3	1.63%

Total interest bearing liabilities	285,015	13,807	4.84%	203,037	8,786	4.33%	152,061	4,877	3.21%

Noninterest bearing deposits	22,686			19,976			14,864
Other liabilities	2,251			1,270			1,163

Total liabilities	309,952			224,283			168,088
Equity capital	27,798			22,279			16,411

Total liabilities and capital	$337,750			$246,562			$184,499

Net interest income before provision for loan losses		$11,858			$10,233			$7,048

Interest spread - average yield on interest earning assets, less average rate on interest bearing liabilities			3.38%			4.00%			3.82%

Annualized net interest margin (net interest income expressed as a percentage of average earning assets)			3.80%			4.48%			4.15%

Interest income and interest expense are affected by changes in both average interest rates and average volumes of interest-earning assets and interest-bearing liabilities. The following table analyzes changes in net interest income attributable to changes in the volume of interest-sensitive assets and liabilities compared to changes in interest rates. Nonaccrual loans are included in average loans outstanding. The changes in interest due to both rate and volume have been allocated to changes due to volume and changes due to rate in proportion to the relationship of the absolute dollar amounts of the changes in each.

Rate/Volume Analysis

(In thousands)

	2007 vs. 2006 Increase (Decrease) Due to Changes in			2006 vs. 2005 Increase (Decrease) Due to Changes in
	Volume	Rate	Total	Volume	Rate	Total
Interest income
Loans	$6,629	$(212)	$6,417	$4,357	$2,244	$6,601
Investment securities	344	(104)	240	219	249	468
Fed funds sold and other	40	(51)	(11)	(2)	27	25

Total interest income	7,013	(367)	6,646	4,574	2,520	7,094

Interest expense
Deposits
Interest checking	25	(9)	16	7	29	36
Money market accounts	(3)	18	15	(59)	148	89
Savings accounts	(5)	—	(5)	(8)	1	(7)
Certificates of deposit	3,725	920	4,645	2,202	1,492	3,694

Total deposits	3,742	928	4,671	2,142	1,670	3,812
Borrowings
Long-term debt	13	66	79	19	110	129
FHLB Advances	157	57	214	—	(43)	(43)
Other borrowings	56	—	56	11	—	11

Total interest expense	3,968	1,051	5,020	2,172	1,737	3,909

Net interest income	$3,045	$(1,419)	$1,626	$2,402	$783	$3,185

Provision for loan losses

The provision for loan losses for 2007, 2006 and 2005 was $1,187,000, $796,000, and $461,000, respectively. The increases of 49% in 2007 and 73% in 2006 are a result of a continued increase in gross loans outstanding. Gross loans increased by $86,386,000 in 2007 and $68,645,000 in 2006. The amount of the loan loss provision is determined by an evaluation of the level of loans outstanding, the level of non-performing loans, historical loan loss experience, delinquency trends, the amount of actual losses charged to the reserve in a given period and assessment of present and anticipated economic conditions.

Noninterest income

Noninterest income includes service charges and fees on deposit accounts, fee income related to loan origination, and gains and losses on sale of mortgage loans and securities held for sale. Over the last three years the most significant noninterest income item has been gain on loan sales generated by Village Bank Mortgage, representing 68%, 61% and 57% of total noninterest income in 2005, 2006 and 2007, respectively. Noninterest income amounted to $2,890,000 in 2005,

$2,483,000 in 2006 and $2,667,000 in 2007. The decrease in noninterest income in 2006 of $407,000 was primarily attributable to the ability of Village Bank Mortgage to generate gains on loan sales. Gains on loan sales decreased from $1,967,000 in 2005 to $1,519,000. In 2006, as interest rates continued to increase and real estate values escalated, the residential real estate market slowed down resulting in lower mortgage loan production by Village Bank Mortgage. The mortgage banking business tends to be cyclical and its profitability is dependent on the strength of the residential real estate market.

The increase in noninterest income in 2007 of $184,000 was attributable to increased service charges and fees on transactional deposit accounts as such deposits grew by $6,063,000, or 12%, in 2007. The growth in transactional deposits is a result of the maturing of our branch network.

Noninterest expense

Noninterest expense includes all expenses of the Company with the exception of interest expense on deposits and borrowings, provision for loan losses and income taxes. Some of the primary components of noninterest expense are salaries and benefits, and occupancy and equipment costs. Noninterest expense increased from $7,778,000 in 2005, to $9,817,000 in 2006 and to $11,821,000 in 2007. These increases in noninterest expense resulted from the addition of new branches and the growth in the Company overall. The primary increase in noninterest expense over the last three years has come in salaries and benefits, which increased from $4,345,000 in 2005 to $5,728,000 in 2006, and to $6,843,000 in 2007. Other growth related increases were increases in occupancy of $219,000 and equipment of $143,000. Also contributing to the increase in 2007 were increases in the FDIC insurance premium of $109,000 and the franchise tax of $90,000.

Income taxes

Tax expense amounted to $516,000, $703,000 and $468,000 in 2007, 2006 and 2005, respectively. The $187,000 decline in income tax expense in 2007 was attributable to the lower taxable income in 2007. The $235,000 increase in 2006 was a result of higher taxable income in 2006 as well as a $118,000 reduction of tax expense in 2005 related to net operating loss carryforwards from prior years. The Company utilized all its net operating loss carryforwards at December 31, 2005.

Commercial banking organizations conducting business in Virginia are not subject to Virginia income taxes. Instead, they are subject to a franchise tax based on bank capital. The Bank recorded a franchise tax expense of $210,000, $122,000 and $120,000 for 2007, 2006 and 2005, respectively.

Loans

The following tables present the composition of our loan portfolio at the dates indicated and maturities of selected loans at December 31, 2007.

Loan Portfolio, Net

(In thousands)

	December 31,
	2007	2006	2005	2004	2003
Commercial	$23,152	$17,889	$14,121	$40,491	$32,822
Real estate - residential	51,281	36,408	30,043	15,395	14,279
Real estate - commercial	140,176	100,039	66,274	45,121	16,500
Real estate - construction	106,556	80,324	56,146	30,870	25,627
Consumer	6,611	6,730	6,161	4,130	3,836

Total loans	327,776	241,390	172,745	136,007	93,064
Less: unearned income, net	(433)	(339)	(367)	(331)	(404)
Less: Allowance for loan losses	(3,469)	(2,553)	(1,931)	(1,514)	(1,138)

Total loans, net	$323,874	$238,498	$170,447	$134,162	$91,522

Maturities of Selected Loans

December 31, 2007

(In thousands)

		Fixed Rate			Variable Rate
	Within 1 Year	1 to 5 Years	After 5 Years	Total	1 to 5 Years	After 5 Years	Total	Total Maturities
Commercial	$12,385	$6,423	$4,220	$10,643	$124	$—	$124	$23,152
Real estate
Commercial	47,558	9,624	54,900	64,524	28,094	—	28,094	140,176
Construction	87,601	15,689	2,503	18,192	763	—	763	106,556
Residential	266	5,335	25,918	31,253	19,762	—	19,762	51,281

Allowance for loan losses

The allowance for loan losses was $3,469,000, $2,553,000 and $1,931,000 at December 31, 2007, 2006 and 2005, respectively. The ratio of the allowance for loan losses to gross loans was 1.06% at December 31, 2007 and December 31, 2006, and 1.12% at December 31, 2005. The amount of the loan loss provision is determined by an evaluation of the level of loans outstanding, the level of non-performing loans, historical loan loss experience, delinquency trends, the amount of actual losses charged to the reserve in a given period and assessment of present and anticipated economic conditions. We believe the amount of the allowance for loan losses at December 31, 2007 is adequate to absorb the losses that can reasonably be anticipated from the loan portfolio at that date.

The following table presents an analysis of the changes in the allowance for loan losses for the periods indicated.

Analysis of Allowance for Loan Losses

(In thousands)

	Year Ended December 31,
	2007	2006	2005	2004	2003
Beginning balance	$2,553	$1,931	$1,514	$1,138	$755
Provision for loan losses	1,187	796	461	533	399
Charge-offs
Commercial	(31)	(183)	—	(89)	(55)
Construction	(66)	—	—	—	—
Consumer	(54)	(72)	(46)	(48)	—
Mortgage	(120)	—	—	(21)	—

	(271)	(255)	(46)	(158)	(55)

Recoveries
Commercial	—	74	—	—	—
Consumer	—	7	2	1	—

	—	81	2	1	—

Acquisition of Community First	—	—	—	—	39

Ending balance	$3,469	$2,553	$1,931	$1,514	$1,138

Loans outstanding at end of year (1)	$327,343	$241,051	$172,378	$135,676	$92,660

Ratio of allowance for loan losses as a percent of loans outstanding at end of year	1.06%	1.06%	1.12%	1.12%	1.23%

Average loans outstanding for the year (1)	$284,423	$205,977	$150,432	$111,829	$72,169

Ratio of net charge-offs to average loans outstanding for the year	0.10%	0.12%	0.03%	0.14%	0.08%

(1)	Loans are net of unearned income.

We have allocated the allowance for loan losses according to the amount deemed to be reasonably necessary to provide for the possibility of losses being incurred within each of the categories of loans. The allocation of the allowance as shown in the table below should not be interpreted as an indication that losses in future years will occur in the same proportions or that the allocation indicates future loss trends. Furthermore, the portion allocated to each loan category is not the total amount available for future losses that might occur within such categories since the total allowance is a general allowance applicable to the entire portfolio.

Allocation of the Allowance for Loan Losses

(In thousands)

	December 31, 2007		December 31, 2006		December 31, 2005		December 31, 2004		December 31, 2003
	Total	%	Total	%	Total	%	Total	%	Total	%
Commercial	$479	13.8%	$377	14.8%	$568	29.5%	$653	43.2%	$571	50.2%
Real estate
Residential	712	20.5%	512	20.1%	358	18.5%	97	6.4%	71	6.2%
Commercial	1,204	34.7%	884	34.5%	444	23.0%	474	31.3%	225	19.8%
Construction	989	28.5%	694	27.2%	485	25.1%	205	13.5%	172	15.1%
Consumer	85	2.5%	86	3.4%	76	3.9%	85	5.6%	99	8.7%

Total	$3,469	100.0%	$2,553	100.0%	$1,931	100.0%	$1,514	100.0%	$1,138	100.0%

Asset quality

The following table summarizes asset quality information at the dates indicated:

Asset Quality

(In thousands)

	December 31,
	2007	2006	2005	2004	2003
Nonaccrual loans	$2,585	$2,801	$1,834	$473	$336
Restructured loans	—	—	—	—	—
Foreclosed properties	270	—	—	—	—

Total nonperforming assets	$2,855	$2,801	$1,834	$473	$336

Loans past due 90 days and still accruing (not included in nonaccrual loans above)	$1,219	$6,520	$4,932	$1,134	$654

Nonperforming assets to loans at end of year (1)	0.87%	1.16%	1.06%	0.35%	0.36%

Nonperforming assets to total assets	0.73%	0.96%	0.85%	0.30%	0.29%

Allowance for loan losses to nonaccrual loans	134.2%	91.1%	105.3%	320.1%	338.7%

(1)	Loans are net of unearned income.

Interest is accrued on outstanding loan principal balances, unless the Company considers collection to be doubtful. Commercial and unsecured consumer loans are designated as non-accrual when payment is delinquent 90 days or at the point which the Company considers collection doubtful, if earlier. Mortgage loans and most other types of consumer loans past due 90 days or more may remain on accrual status if management determines that concern over our ability to collect principal and interest is not significant. When loans are placed in non-accrual status, previously accrued and unpaid interest is reversed against interest income in the current period and interest is subsequently recognized only to the extent cash is received. Interest accruals are resumed on such loans only when in the judgment of management, the loans are estimated to be fully collectible as to both principal and interest.

At December 31, 2007, the Company had eleven loans totaling $959,000 which were considered impaired and have specific allowances for loan losses totaling $200,000. The gross interest income that would have been earned in 2007 if the loans classified as nonaccrual had been current in accordance with the original terms was $93,000. Sixteen loans totaling $1,219,000 at December 31, 2007 were past due 90 days or more and interest was still being accrued as such amounts were considered collectible.

Investment portfolio

At December 31, 2007 and 2006, all of our securities were classified as available-for-sale. The following table presents the composition of our investment portfolio at the dates indicated.

Investment Securities Available-for-Sale

(Dollars in thousands)

	Par Value	Amortized Cost	Unrealized Gain (Loss)	Estimated Fair Value	Average Yield
December 31, 2007
US Government Agencies
Within one year	$1,600	$1,579	$(3)	$1,576	4.22%
One to five years	360	360	(3)	357	4.65%
More than five years	9,790	9,730	75	9,805	5.56%

Total	11,750	11,669	69	11,738	5.35%

Mortgage-backed securities
More than five years	40	40	1	41	3.61%
Other investments
More than five years	2,000	1,968	(36)	1,932	5.65%

Total investment securities	$13,790	$13,677	$34	$13,711	5.39%

December 31, 2006
US Government Agencies
Within one year	$605	$597	$—	$597	5.22%
One to five years	360	360	(9)	351	4.65%
More than five years	11,789	11,789	(27)	11,762	5.83%

Total	12,754	12,746	(36)	12,710	5.77%

Mortgage-backed securities
More than five years	77	77	1	78	3.57%

Total investment securities	$12,831	$12,823	$(35)	$12,788	5.75%

Deposits

The following table gives the composition of our deposits at the dates indicated.

Deposits

(In thousands)

	December 31, 2007		December 31, 2006		December 31, 2005
	Amount	%	Amount	%	Amount	%
Demand accounts	$23,223	6.8%	$22,381	8.8%	$22,381	8.8%
Interest checking accounts	10,518	3.1%	9,415	3.7%	9,415	3.7%
Money market accounts	22,060	6.5%	17,942	7.1%	17,942	7.1%
Savings accounts	3,373	1.0%	4,107	1.6%	4,107	1.6%
Time deposits of $100,000 and over	101,987	30.1%	66,423	26.2%	66,423	26.2%
Other time deposits	178,136	52.5%	133,042	52.5%	133,042	52.5%

Total	$339,297	100.0%	$253,310	100.0%	$253,310	100.0%

Total deposits increased by 34%, 36% and 33% in 2007, 2006 and 2005, respectively.

The variety of deposit accounts offered by the Company has allowed us to be competitive in obtaining funds and has allowed us to respond with flexibility to, although not to eliminate, the threat of disintermediation (the flow of funds away from depository institutions such as banking institutions into direct investment vehicles such as government and corporate securities). Our ability to attract and retain deposits, and our cost of funds, has been, and will continue to be, significantly affected by money market conditions.

The following table is a schedule of average balances and average rates paid for each deposit category for the periods presented:

Average Deposits and Rates Paid

(In thousands)

	Year Ended December 31,
	2007		2006		2005
Account Type	Amount	Rate	Amount	Rate	Amount	Rate
Noninterest-bearing demand accounts	$22,686	—	$19,976	—	$14,864	—
Interest-bearing deposits
Interest checking accounts	10,454	0.99%	7,744	1.14%	6,850	0.76%
Money market accounts	21,618	3.36%	21,722	3.28%	24,600	2.53%
Savings accounts	3,669	1.16%	4,124	1.14%	4,805	1.12%
Time deposits of $100,000 and over	81,828	5.23%	51,654	4.75%	34,519	3.48%
Other time deposits	151,580	5.14%	108,264	4.60%	72,711	3.49%

Total interest-bearing deposits	269,149	4.81%	193,508	4.28%	143,485	3.11%

Total average deposits	$291,835		$213,484		$158,349

The following table is a schedule of maturities for time deposits of $100,000 or more at December 31, 2007.

Maturities of Time Deposits of $100,000 or More

(In thousands)

Due within three months	$24,194
Due after three months through six months	18,569
Due after six months through twelve months	29,596
Over twelve months	29,628

$101,987

Borrowings

We utilize borrowings to supplement deposits when they are available at a lower overall cost to us or they can be invested at a positive rate of return.

As a member of the Federal Home Loan Bank of Atlanta (“FHLB”), the Bank is required to own capital stock in the FHLB and is authorized to apply for borrowings from the FHLB. Each FHLB credit program has its own interest rate, which may be fixed or variable, and range of maturities. The FHLB may prescribe the acceptable uses to which the advances may be put, as well as on the size of the advances and repayment provisions. Borrowings from the FHLB were $12,000,000 and $4,000,000 at December 31, 2007 and 2006 respectively. The FHLB advances are secured by the pledge of residential mortgage loans and our FHLB stock. Available borrowings at December 31, 2007 were approximately $25 million.

Federal funds purchased represent unsecured borrowings from other banks and generally mature daily. We did not have any purchased federal funds at December 31, 2007 or 2006.

Contractual obligations and other commitments

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve elements of credit risk and interest rate risk in excess of the amount recognized in the consolidated balance sheets. The contractual amounts of these instruments reflect the extent of the Company’s involvement in particular classes of financial instruments.

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and letters of credit written is represented by the contractual amount of these instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. Unless noted otherwise, the Company does not require collateral or other security to support financial instruments with credit risk.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments may expire without being completely drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

Capital resources

Stockholders’ equity at December 31, 2007 was $26,893,000, compared to $25,644,000 at December 31, 2006 and $17,152,000 at December 31, 2005. The $1,249,000 increase in equity during 2007 was due primarily to net income of $1,001,000 for 2007 and $192,000 in increase in the market value of investments. The $8,492,000 increase in equity during 2006 was due to net income of $1,399,000 for 2006 and proceeds from the issuance of common stock of $7,227,000. The proceeds from the issuance of stock was attributable to the exercise of stock warrants and related issuance of common stock discussed in Note 12 of the Notes to Consolidated Financial Statements and, to a much lesser extent, the exercise of stock options.

During the first quarter of 2005, the Company issued $5.2 million in Trust Preferred Capital Notes to increase its regulatory capital and to help fund its expected growth in 2005. During the third quarter of 2007, the Company issued $3.6 million in Trust Preferred Capital Notes to partially fund the construction of an 80,000 square foot headquarters building scheduled for completion in January 2008. The Trust Preferred Capital Notes may be included in Tier 1 capital for regulatory capital adequacy determination purposes up to 25% of Tier 1 capital after its inclusion. See Note 14 of the Notes to Consolidated Financial Statements for a more detailed discussion of the Trust Preferred Capital Notes.

The following table presents the composition of regulatory capital and the capital ratios at the dates indicated.

Analysis of Capital

(In thousands)

	As of December 31,
	2007	2006	2005
Tier 1 capital
Common stock	$10,304	$10,248	$7,418
Additional paid-in capital	13,726	13,589	9,192
Retained earnings (deficit)	2,986	1,985	585
Qualifying trust preferred securities	8,500	5,000	5,000

Total equity	35,516	30,822	22,195
Less: goodwill	(689)	(689)	(689)

Total Tier 1 capital	34,827	30,133	21,506

Tier 2 capital
Allowance for loan losses	3,469	2,553	1,931

Total Tier 2 capital	3,469	2,553	1,931

Total risk-based capital	38,296	32,686	23,437

Risk-weighted assets	$378,020	$275,323	$191,413

Capital ratios
Tier 1 capital to risk-weighted assets	9.2%	10.8%	11.2%
Total capital to risk-weighted assets	10.1%	11.8%	12.2%
Leverage ratio (Tier 1 capital to average assets)	9.1%	10.6%	10.0%
Equity to total assets	6.8%	8.8%	8.0%

Federal regulatory agencies are required by law to adopt regulations defining five capital tiers: well capitalized, adequately capitalized, under capitalized, significantly under capitalized, and critically under capitalized. The Bank meets the criteria to be categorized as an “adequately capitalized” institution as of December 31, 2007. Prior to June 30, 2007, the Bank met the criteria to be classified as a “well capitalized” institution. When capital falls below the “well capitalized” requirement, consequences can include: new branch approval could be withheld; more frequent examinations by the FDIC; brokered deposits cannot be renewed without a waiver from the FDIC; and other potential limitations as described in FDIC Rules and Regulations sections 337.6 and 303, and FDIC Act section 29. In addition, the FDIC insurance assessment increases when an institution falls below the “well capitalized” classification.

Liquidity

Liquidity provides us with the ability to meet normal deposit withdrawals, while also providing for the credit needs of customers. We are committed to maintaining liquidity at a level sufficient to protect depositors, provide for reasonable growth, and fully comply with all regulatory requirements.

At December 31, 2007, cash, cash equivalents and investment securities available-for-sale totaled $35,826,000, or 9.1% of total assets.

At December 31, 2007, we had commitments to originate $115,648,000 of loans. Fixed commitments to incur capital expenditures were $6,737,000 at December 31, 2007 and related to the completion of our 80,000 square foot headquarters building scheduled for completion in January 2008. Certificates of deposit scheduled to mature in the 12-month period ending December 31, 2008 total $195,856,000. We believe that a significant portion of such deposits will remain with us. We further believe that deposit growth, loan repayments and other sources of funds will be adequate to meet our foreseeable short-term and long-term liquidity needs.

Interest rate sensitivity

An important element of asset/liability management is the monitoring of our sensitivity to interest rate movements. In order to measure the effects of interest rates on our net interest income, management takes into consideration the expected cash flows from the securities and loan portfolios and the expected magnitude of the repricing of specific asset and liability categories. We evaluate interest sensitivity risk and then formulate guidelines to manage this risk based on management’s outlook regarding the economy, forecasted interest rate movements and other business factors. Our goal is to maximize and stabilize the net interest margin by limiting exposure to interest rate changes.

Contractual principal repayments of loans do not necessarily reflect the actual term of our loan portfolio. The average lives of mortgage loans are substantially less than their contractual terms because of loan prepayments and because of enforcement of due-on-sale clauses, which gives us the right to declare a loan immediately due and payable in the event, among other things, the borrower sells the real property subject to the mortgage and the loan is not repaid. In addition, certain borrowers increase their equity in the security property by making payments in excess of those required under the terms of the mortgage.

The sale of fixed rate loans is intended to protect us from precipitous changes in the general level of interest rates. The valuation of adjustable rate mortgage loans is not as directly dependent on the level of interest rates as is the value of fixed rate loans. As with other investments, we regularly monitor the appropriateness of the level of adjustable rate mortgage loans in our portfolio and may decide from time to time to sell such loans and reinvest the proceeds in other adjustable rate investments.

The data in the following table reflects repricing or expected maturities of various assets and liabilities at December 31, 2007. The gap analysis represents the difference between interest-sensitive assets and liabilities in a specific time interval. Interest sensitivity gap analysis presents a position that existed at one particular point in time, and assumes that assets and liabilities with similar repricing characteristics will reprice at the same time and to the same degree.

Village Bank and Trust Financial Corp.

Interest Rate Sensitivity GAP Analysis

December 31, 2007

(In thousands)

	Within 3 Months	3 to 6 Months	6 to 12 Months	13 to 36 Months	More than 36 Months	Total
Interest Rate Sensitive Assets
Loans (1)
Fixed rate	$8,108	$3,046	$9,605	$8,119	$75,663	$104,541
Variable rate	157,316	6,213	4,873	14,933	39,900	223,235
Investment securities	—	1,577	—	357	11,777	13,711
Loans held for sale	3,490	—	—	—	—	3,490
Federal funds sold	16,363	—	—	—	—	16,363

Total rate sensitive assets	185,277	10,836	14,478	23,409	127,340	361,340

Cumulative rate sensitive assets	185,277	196,113	210,591	234,000	361,340

Interest Rate Sensitive Liabilities
Interest checking (2)	—	—	—	10,517	—	10,517
Money market accounts	22,060	—	—	—	—	22,060
Savings (2)	—	—	—	3,373	—	3,373
Certificates of deposit	60,130	52,382	83,344	63,036	21,231	280,123
FHLB advances	2,000	—	—	10,000	—	12,000
Trust Preferred Securities	—	—	—	—	8,764	8,764
Federal funds purchased	—	—	—	—	—	—
Other borrowings	1,137	—	—	2,836	—	3,973

Total rate sensitive liabilities	85,327	52,382	83,344	89,762	29,995	340,810

Cumulative rate sensitive liabilities	85,327	137,709	221,053	310,815	340,810

Rate sensitivity gap for period	$99,950	$(41,546)	$(68,866)	$(66,353)	$97,345	$20,530

Cumulative rate sensitivity gap	$99,950	$58,404	$(10,462)	$(76,815)	$20,530

Ratio of cumulative gap to total assets	25.4%	14.9%	(2.7)%	(19.5)%	5.2%
Ratio of cumulative rate sensitive assets to cumulative rate sensitive liabilities	217.1%	142.4%	95.3%	75.3%	106.0%
Ratio of cumulative gap to cumulative rate sensitive assets	53.9%	29.8%	(5.0)%	(32.8)%	5.7%

(1)	Includes nonaccrual loans of approximately $2,585,000, which are spread throughout the categories.

(2)	Management believes that interest checking and savings accounts are generally not sensitive to changes in interest rates and therefore has placed such deposits in the “13 to 36 months” category.

At December 31, 2007, our liabilities that reprice within one year exceeded assets that reprice within one year by $10,462,000 and therefore we were in a liability-sensitive position. A negative gap can adversely affect earnings in periods of increasing interest rates. This negative position is due primarily to the short maturity of certificates of deposit.

Critical accounting policies

The financial condition and results of operations presented in the financial statements, accompanying notes to the financial statements and management’s discussion and analysis are, to a large degree, dependent upon the Company’s accounting policies. The selection and application of these accounting policies involve judgments, estimates, and uncertainties that are susceptible to change.

Presented below is discussion of those accounting policies that management believes are the most important accounting policies to the portrayal and understanding of our financial condition and results of operations. These critical accounting policies require management’s most difficult, subjective and complex judgments about matters that are inherently uncertain. In the event that different assumptions or conditions were to prevail, and depending upon the severity of such changes, the possibility of materially different financial condition or results of operations is a reasonable likelihood. See also Note 1 of the Notes to Consolidated Financial Statements.

We monitor and maintain an allowance for loan losses to absorb an estimate of probable losses inherent in our loan portfolio. We maintain policies and procedures that address the systems of controls over the following areas of maintenance of the allowance: the systematic methodology used to determine the appropriate level of the allowance to provide assurance they are maintained in accordance with accounting principles generally accepted in the United States of America; the accounting policies for loan charge-offs and recoveries; the assessment and measurement of impairment in the loan and lease portfolio; and the loan grading system.

We evaluate various loans individually for impairment as required by Statement of Financial Accounting Standards (SFAS) 114, Accounting by Creditors for Impairment of a Loan, and SFAS 118, Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures. Loans evaluated individually for impairment include non-performing loans, such as loans on non-accrual, loans past due by 90 days or more, restructured loans and other loans selected by management. The evaluations are based upon discounted expected cash flows or collateral valuations. If the evaluation shows that a loan is individually impaired, then a specific reserve is established for the amount of impairment. If a loan evaluated individually is not impaired, then the loan is assessed for impairment under SFAS 5, Accounting for Contingencies, with a group of loans that have similar characteristics.

For loans without individual measures of impairment, we make estimates of losses for groups of loans as required by SFAS 5. Loans are grouped by similar characteristics, including the type of loan, the assigned loan classification and the general collateral type. A loss rate reflecting the expected loss inherent in a group of loans is derived based upon estimates of default rates for a given loan grade, the predominant collateral type for the group and the terms of the loan. The resulting estimate of losses for groups of loans is adjusted for relevant environmental factors and other conditions of the portfolio of loans and leases, including: borrower and industry concentrations; levels and trends in delinquencies, charge-offs and recoveries; changes in underwriting standards and risk selection; level of experience, ability and depth of lending management; and national and local economic conditions.

The amount of estimated impairment for individually evaluated loans and groups of loans is added together for a total estimate of loan losses. This estimate of losses is compared to our allowance for loan losses as of the evaluation date and, if the estimate of losses is greater than the allowance, an additional provision to the allowance would be made. If the estimate of losses is less than the allowance, the degree to which the allowance exceeds the estimate is evaluated to determine whether the allowance falls outside a range of estimates. If the estimate of losses is below the range of reasonable estimates, the allowance would be reduced by way of a credit to the provision for loan losses. We recognize the inherent imprecision in estimates of losses due to various uncertainties and variability related to the factors used, and therefore a reasonable range around the estimate of losses is derived and used to ascertain whether the allowance is too high. If different assumptions or conditions were to prevail and it is determined that the allowance is not adequate to absorb the new estimate of probable losses, an additional provision for loan losses would be made, which amount may be material to the Financial Statements.

New accounting standards

In December 2007, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 141(R), Business Combinations, to further enhance the accounting and financial reporting related to business combinations. SFAS No. 141(R) establishes principles and requirements for how the acquirer in a business combination (1) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree, (2) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase, and (3) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS No. 141(R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Therefore, the effects of the Corporation’s adoption of SFAS No. 141(R) will depend upon the extent and magnitude of acquisitions after December 31, 2008.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. This Statement defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. SFAS No. 157 applies to other accounting pronouncements that require or permit fair value measurements, the Board having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. The Statement does not require any new fair value measurements and was initially effective for the Corporation beginning January 1, 2008. In February 2008, the FASB approved the issuance of FASB Staff Position (FSP) FAS 157-2. FSP FAS 157-2 defers the effective date of SFAS No. 157 until January 1, 2009 for nonfinancial assets and nonfinancial liabilities except those items recognized or disclosed at fair value on an annual or more frequently recurring basis. Management has not completed its review of the new guidance; however, the effect of the Statement’s implementation is not expected to be material to the Corporation’s results of operations or financial position.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. This Statement permits entities to choose to measure eligible items at fair value at specified election dates. For items for which the fair value option has been elected, unrealized gains and losses are to be reported in earnings at each subsequent reporting date. The fair value option is irrevocable unless a new election date occurs, may be applied instrument by instrument, with a few exceptions, and applies only to entire instruments and not to portions of instruments. SFAS No. 159 provides an opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting. SFAS No. 159 is effective for the Corporation beginning January 1, 2008. Management has not completed its review of the new guidance; however, the effect of the Statement’s implementation is not expected to be material to the Corporation’s results of operations or financial position.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51, to create accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS No. 160 establishes accounting and reporting standards that require (1) the ownership interest in subsidiaries held by parties other than the parent to be clearly identified and presented in the consolidated balance sheet within equity, but separate from the parent’s equity, (2) the amount of consolidated net income attributable to the parent and the noncontrolling interest to be clearly identified and presented on the face of the consolidated statement of income, (3) changes in a parent’s ownership interest while the parent retains its controlling financial interest in its subsidiary to be accounted for consistently, (4) when a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary to be initially measured at fair value, and (5) entities to provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. SFAS No. 160 applies to fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008, and prohibits early adoption. Management has not completed its review of the new guidance; however, the effect of the Statement’s implementation is not expected to be material to the Corporation’s results of operations or financial position.

Impact of inflation and changing prices

The financial statements in this document have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars, without consideration of changes in the relative purchasing power of money over time due to inflation.

Unlike industrial companies, most of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution’s performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the price of goods and services, since such prices are affected by inflation.

ITEM 7 – FINANCIAL STATEMENTS

Audited Financial Statements

The following 2007 Financial Statements of Village Bank and Trust Financial Corp. are included after the signature pages:

ITEM 8 – CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON

ACCOUNTING AND FINANCIAL DISCLOSURE

None.

ITEM 8A – CONTROLS AND PROCEDURES

As of the end of the period covered by this report, the Company carried out an evaluation, under the supervision and with the participation of the Company’s management, including the Company’s Chief Executive Officer and Chief Financial Officer, of the effectiveness of the design and operation of the Company’s disclosure controls and procedures pursuant to the Securities Exchange Act of 1934, as amended. Based upon that evaluation, the Company’s Chief Executive Officer and Chief Financial Officer concluded that the Company’s disclosure controls and procedures are effective in timely alerting them to material information relating to the Company (including its consolidated subsidiaries) required to be included in the Company’s periodic filings with the Securities and Exchange Commission.
The Company’s management is also responsible for establishing and maintaining adequate internal control over financial reporting. There were no changes in the Company’s internal control over financial reporting identified in connection with the evaluation of it that occurred during the Company’s last fiscal quarter that materially affected, or are reasonably likely to materially affect, internal control over financial reporting.

MANAGEMENT’S REPORT ON INTERNAL

CONTROL OVER FINANCIAL REPORTING

Management of the Company is responsible for establishing and maintaining adequate internal control over financial reporting. Internal control is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America. Management regularly monitors its internal control over financial reporting and takes appropriate action to correct any deficiencies that may be identified.

Management assessed the Company’s internal control over financial reporting as of December 31, 2007. This assessment was based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management concluded that the Company maintained effective internal control over financial reporting as of December 31, 2007.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Further, because of changes in conditions, internal control effectiveness may vary over time.

This annual report does not include an attestation report of the Company’s registered public accounting firm regarding internal control over financial reporting. Management’s report was not subject to attestation by the Company’s registered public accounting firm pursuant to temporary rules of the Securities and Exchange Commission that permit the Company to provide only management’s report in this annual report.

/s/ Thomas W. Winfree
President and Chief Executive Officer

/s/ C. Harril Whitehurst, Jr.
Senior Vice President and Chief Financial Officer

February 5, 2008
Date

ITEM 8B – OTHER INFORMATION

None.

PART III

ITEM 9 – DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, CONTROL PERSONS

AND CORPORATE GOVERNANCE; COMPLIANCE WITH SECTION 16(a) OF THE

EXCHANGE ACT

Pursuant to General Instruction E(3) of Form 10-KSB, the information required to be disclosed in this Item 9 is contained in the Company’s Proxy Statement for the 2008 Annual Meeting of Shareholders and is incorporated herein by reference.

ITEM 10 – EXECUTIVE COMPENSATION

Pursuant to General Instruction E(3) of Form 10-KSB, the information required to be disclosed in this Item 10 is contained in the Company’s Proxy Statement for the 2008 Annual Meeting of Shareholders and is incorporated herein by reference.

ITEM 11 – SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

Pursuant to General Instruction E(3) of Form 10-KSB, the information required to be disclosed in this Item 11 is contained in the Company’s Proxy Statement for the 2008 Annual Meeting of Shareholders and is incorporated herein by reference.

ITEM 12 – CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND

DIRECTOR INDEPENDENCE

Pursuant to General Instruction E(3) of Form 10-KSB, the information required to be disclosed in this Item 12 is contained in the Company’s Proxy Statement for the 2008 Annual Meeting of Shareholders and is incorporated herein by reference.

ITEM 13 – EXHIBITS

Exhibit Number	Description

3.1	Articles of Incorporation of Village Bank and Trust Financial Corp. restated in electronic format only as of May 18, 2005.

3.2	Bylaws of Village Bank and Trust Financial Corp., incorporated by reference to Exhibit 3.1 of the Current Report on Form 8-K filed with the Securities and Exchange Commission on December 10, 2007.

10.1	Incentive Plan, as amended and restated May 23, 2006, incorporated by reference to Exhibit 10.1 of the Quarterly Report on Form 10-QSB for the period ended June 30, 2006. *

10.2	Organizational Investors Warrant Plan, incorporated by reference to Exhibit 10.2 of the Annual Report on Form 10-KSB for the year ended December 31, 2004.

10.3	Shareholder Loan Referral Warrant Plan, incorporated by reference to Exhibit 10.3 of the Annual Report on Form 10-KSB for the year ended December 31, 2004.

10.4	Executive Employment Agreement, effective as of April 1, 2001, between Thomas W. Winfree and Southern Community Bank & Trust, incorporated by reference to Exhibit 10.4 of the Annual Report on Form 10-KSB for the year ended December 31, 2004. *

10.5	Form of Incentive Stock Option Agreement, incorporated by reference to Exhibit 10.5 of the Annual Report on Form 10-KSB for the year ended December 31, 2004. *

10.6	Form of Non-Employee Director Non-Qualified Stock Option Agreement, incorporated by reference to Exhibit 10.6 of the Annual Report on Form 10-KSB for the year ended December 31, 2004. *

21	Subsidiaries of Village Bank and Trust Financial Corp.

31.1	Section 302 Certification by Chief Executive Officer.

31.2	Section 302 Certification by Chief Financial Officer.

32	Section 906 Certification.

*	Management contracts and compensatory plans and arrangements.

ITEM 14 – PRINCIPAL ACCOUNTANT FEES AND SERVICES

Pursuant to General Instruction E(3) of Form 10-KSB, the information required to be disclosed in this Item 14 is contained in the Company’s Proxy Statement for the 2008 Annual Meeting of Shareholders and is incorporated herein by reference.

SIGNATURES

In accordance with Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

VILLAGE BANK AND TRUST FINANCIAL CORP.

Date: March 25, 2008	By:	/s/ Thomas W. Winfree
Thomas W. Winfree
President and Chief Executive Officer

In accordance with the Exchange Act, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Thomas W. Winfree Thomas W. Winfree	President and Chief Executive Officer and Director (Principal Executive Officer)	March 25, 2008

/s/ C. Harril Whitehurst, Jr. C. Harril Whitehurst, Jr.	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	March 25, 2008

/s/ R. T. Avery, III R. T. Avery, III	Director	March 25, 2008

/s/ Donald J. Balzer, Jr. Donald J. Balzer, Jr.	Director and Vice Chairman of the Board	March 25, 2008

/s/ Craig D. Bell Craig D. Bell	Director and Chairman of the Board	March 25, 2008

/s/ William B. Chandler William B. Chandler	Director	March 25, 2008

/s/ R. Calvert Esleeck, Jr. R. Calvert Esleeck, Jr.	Director	March 25, 2008

/s/ Dean Patrick Dean Patrick	Director	March 25, 2008

Signature	Title	Date

/s/ George R. Whittemore George R. Whittemore	Director	March 25, 2008

/s/ Michael L. Toalson Michael L. Toalson	Director	March 25, 2008

Report of Independent Registered Public Accounting Firm

Board of Directors

Village Bank and Trust Financial Corp.

Midlothian, Virginia

We have audited the accompanying consolidated balance sheets of Village Bank and Trust Financial Corp. and Subsidiary as of December 31, 2007 and 2006, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2007. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Village Bank and Trust Financial Corp. and Subsidiary as of December 31, 2007 and 2006, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

BDO Seidman, LLP

Richmond, Virginia

March 17, 2008

Village Bank and Trust Financial Corp. and Subsidiary

Consolidated Balance Sheets

December 31, 2007 and 2006

	2007	2006
Assets
Cash and due from banks	$5,752,332	$5,702,401
Federal funds sold	16,362,672	11,496,102
Investment securities available for sale	13,711,399	12,787,644
Loans held for sale	3,489,886	3,149,178
Loans
Outstandings	327,775,829	241,389,621
Allowance for loan losses	(3,469,273)	(2,552,607)
Unearned income	(432,816)	(338,596)

Loans, net	323,873,740	238,498,418

Premises and equipment, net	19,162,054	11,676,854
Accrued interest receivable	2,752,755	2,301,264
Goodwill	689,108	689,108
Other assets	7,470,053	4,916,791

	$393,263,999	$291,217,760

Liabilities and Stockholders’ Equity
Liabilities
Deposits	$339,297,258	$253,309,881
Federal Home Loan Bank advances	12,000,000	4,000,000
Long-term debt - trust preferred securities	8,764,000	5,155,000
Other borrowings	3,972,569	704,265
Accrued interest payable	587,980	429,986
Other liabilities	1,748,893	1,974,513

Total liabilities	366,370,700	265,573,645

Stockholders’ Equity
Preferred stock, $1 par value - 1,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $4 par value - 10,000,000 shares authorized;	10,303,940	10,248,352
2,575,985 shares issued and outstanding at December 31, 2007,
2,562,088 shares issued and outstanding at December 31, 2006
Additional paid-in capital	13,726,269	13,588,888
Accumulated other comprehensive income (loss)	(122,607)	(177,759)
Retained earnings	2,985,697	1,984,634

Total stockholders’ equity	26,893,299	25,644,115

	$393,263,999	$291,217,760

See accompanying notes to consolidated financial statements.

Village Bank and Trust Financial Corp. and Subsidiary

Consolidated Statements of Income

Years Ended December 31, 2007, 2006 and 2005

	2007	2006	2005
Interest income
Loans	$24,379,103	$17,961,729	$11,360,536
Investment securities	847,364	450,044	139,229
Federal funds sold and other	438,768	607,338	425,368

Total interest income	25,665,235	19,019,111	11,925,133

Interest expense
Deposits	12,949,807	8,278,308	4,466,396
Borrowed funds	856,908	508,292	410,980

Total interest expense	13,806,715	8,786,600	4,877,376

Net interest income	11,858,520	10,232,511	7,047,757
Provision for loan losses	1,187,482	796,006	460,861

Net interest income after provision for loan losses	10,671,038	9,436,505	6,586,896

Noninterest income
Service charges and fees	748,695	582,860	375,928
Gain on sale of loans	1,513,318	1,519,442	1,966,854
Other operating income	404,943	380,491	547,534

Total noninterest income	2,666,956	2,482,793	2,890,316

Noninterest expense
Salaries and benefits	6,842,990	5,727,791	4,344,893
Occupancy	900,913	681,477	435,971
Equipment	659,014	516,358	462,898
Supplies	353,573	322,542	343,516
Professional and outside services	1,173,135	1,029,046	906,278
Advertising and marketing	439,749	384,304	332,746
Other operating expense	1,451,858	1,155,572	951,702

Total noninterest expense	11,821,232	9,817,090	7,778,004

Income before income taxes	1,516,762	2,102,208	1,699,208
Income tax expense	515,699	702,990	468,025

Net income	$1,001,063	$1,399,218	$1,231,183

Earnings per share, basic	$0.39	$0.62	$0.68

Earnings per share, diluted	$0.37	$0.59	$0.61

See accompanying notes to consolidated financial statements.

Village Bank and Trust Financial Corp. and Subsidiary

Consolidated Statements of Stockholders’ Equity

and Comprehensive Income

Year Ended December 31, 2007, 2006 and 2005

	Common Stock		Additional Paid-in Capital	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (loss)	Total
	Number of Shares	Amount
Balance, December 31, 2004	1,761,744	$7,046,976	$8,615,748	$(645,767)	$(31,798)	$14,985,159
Issuance of common stock	92,874	371,496	575,819	—	—	947,315
Net income	—	—	—	1,231,183	—	1,231,183
Change in unrealized gain (loss) on securities available for sale (net of income taxes of $4,470)	—	—	—	—	(11,764)	(11,764)

Total comprehensive income	—	—	—	—	—	1,219,419

Balance, December 31, 2005	1,854,618	7,418,472	9,191,567	585,416	(43,562)	17,151,893
Issuance of common stock	707,470	2,829,880	4,374,314	—	—	7,204,194
Stock based compensation	—	—	23,007	—	—	23,007
Minimum pension adjustment (net of income taxes of $75,112)	—	—	—	—	(145,806)	(145,806)
Net income	—	—	—	1,399,218	—	1,399,218
Change in unrealized gain (loss) on securities available for sale (net of income taxes of $4,743)	—	—	—	—	11,609	11,609

Total comprehensive income	—	—	—	—	—	1,410,827

Balance, December 31, 2006	2,562,088	10,248,352	13,588,888	1,984,634	(177,759)	25,644,115
Issuance of common stock	13,897	55,588	77,646	—	—	133,234
Stock based compensation	—	—	59,735	—	—	59,735
Minimum pension adjustment (net of income taxes of $4,419)	—	—	—	—	8,579	8,579
Net income	—	—	—	1,001,063	—	1,001,063
Change in unrealized gain (loss) on securities available for sale (net of income taxes of $23,992)	—	—	—	—	46,573	46,573

Total comprehensive income	—	—	—	—	—	1,047,636

Balance, December 31, 2007	2,575,985	$10,303,940	$13,726,269	$2,985,697	$(122,607)	$26,893,299

See accompanying notes to consolidated financial statements.

Village Bank and Trust Financial Corp. and Subsidiary

Consolidated Statements of Cash Flows

Years Ended December 31, 2007, 2006 and 2005

	2007	2006	2005
Cash Flows from Operating Activities
Net income	$1,001,063	$1,399,218	$1,231,183
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	673,110	477,517	333,080
Provision for loan losses	1,187,482	796,006	460,861
Gain on loans sold	(1,513,318)	(1,519,442)	(1,966,854)
Stock compensation expense	59,735	23,007	—
Proceeds from sale of mortgage loans	68,667,081	64,268,836	83,331,834
Origination of mortgage loans for sale	(67,494,471)	(63,038,132)	(81,358,336)
Amortization of premiums and accretion of discounts on securities, net	37,759	(39,324)	3,241
Increase in interest receivable	(451,491)	(1,364,675)	(325,723)
Increase in other assets	(2,370,404)	(1,042,484)	(2,298,613)
Increase in interest payable	157,994	208,662	46,170
Increase in other liabilities	(501,891)	767,395	925,022

Net cash provided by (used in) operating activities	(547,352)	936,584	381,865

Cash Flows from Investing Activities
Purchases of available for sale securities	(23,532,491)	(25,378,393)	(12,158,531)
Maturities and calls of available for sale securities	22,641,205	15,630,798	14,594,454
Net increase in loans	(86,562,804)	(68,847,151)	(36,745,841)
Purchases of premises and equipment	(8,080,207)	(4,950,612)	(1,322,267)

Net cash used in investing activities	(95,534,297)	(83,545,358)	(35,632,185)

Cash Flows from Financing Activities
Issuance of common stock	133,234	7,204,194	947,315
Net increase in deposits	85,987,377	66,557,074	46,725,421
Federal Home Loan Bank borrowings	8,000,000	—	—
Proceeds from issuance of trust preferred securities	3,609,000	—	5,155,000
Net increase (decrease) in other borrowings	3,268,539	217,455	(348,269)

Net cash provided by financing activities	100,998,150	73,978,723	52,479,467

Net increase in cash and cash equivalents	4,916,501	(8,630,051)	17,229,147
Cash and cash equivalents, beginning of period	17,198,503	25,828,554	8,599,407

Cash and cash equivalents, end of period	$22,115,004	$17,198,503	$25,828,554

See accompanying notes to consolidated financial statements.

Village Bank and Trust Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

Years Ended December 31, 2007, 2006 and 2005

Note 1. Summary of Significant Accounting Policies

The accounting and reporting policies of Village Bank and Trust Financial Corp. and subsidiary (the “Company”) conform to accounting principles generally accepted in the United States of America and to general practice within the banking industry. The following is a description of the more significant of those policies:

Business

The Company is the holding company of and successor to the Village Bank (the “Bank”). Effective April 30, 2004, the Company acquired all of the outstanding stock of the Bank in a statutory share exchange transaction. In the transaction, the shares of the Bank’s common stock were exchanged for shares of the Company’s common stock, par value $4.00 per share (“Common Stock”), on a one-for-one basis. As a result, the Bank became a wholly owned subsidiary of the Company, the Company became the holding company for the Bank and the shareholders of the Bank became shareholders of the Company. All references to the Company in this annual report for dates or periods prior to April 30, 2004 are references to the Bank.

The Bank opened to the public on December 13, 1999 as a traditional community bank offering deposit and loan services to individuals and businesses in the Richmond, Virginia metropolitan area. During 2003, the Bank acquired or formed three wholly owned subsidiaries, Village Bank Mortgage Corporation (“Village Mortgage”), a full service mortgage banking company, Village Insurance Agency, Inc. (“Village Insurance”), a full service property and casualty insurance agency, and Village Financial Services Corporation (“Village Financial Services”), a financial services company. Through these subsidiaries, the Bank provides a broad array of financial services to its customers.

The Company is subject to intense competition from existing bank holding companies, commercial banks and savings banks which have been in business for many years and have established customer bases. Competition also comes from a variety of other non-bank businesses that offer financial services. Many of these competitors operate in the same geographic market where the Company operates, are well-known with long-standing relationships with businesses and individuals in the communities, and are substantially larger with greater resources than the Company.

The Bank is also subject to regulations of certain federal and state agencies and undergoes periodic examinations by those regulatory authorities. As a consequence of the extensive regulation of commercial banking activities, the Bank’s business is susceptible to being affected by state and federal legislation and regulations.

The majority of the Company’s real estate loans are collateralized by properties in markets in the Richmond, Virginia metropolitan area. Accordingly, the ultimate collectibility of those loans collateralized by real estate is particularly susceptible to changes in market conditions in the Richmond area.

Basis of Presentation and Consolidation

The consolidated financial statements include the accounts of the Company, the Bank and the Bank’s subsidiaries. All material intercompany balances and transactions have been eliminated in consolidation.

Use of estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the dates of the statements of financial condition and revenues and expenses during the reporting period. Actual results could differ significantly from those estimates. A material estimate that is particularly susceptible to significant change in the near term relates to the determination of the allowance for loan losses.

Investment securities

At the time of purchase, debt securities are classified into the following categories: held-to-maturity, available-for-sale or trading. Debt securities that the Company has both the positive intent and ability to hold to maturity are classified as held-to-maturity. Held-to-maturity securities are stated at amortized cost adjusted for amortization of premiums and accretion of discounts on purchase using a method that approximates the effective interest method. Investments classified as trading or available-for-sale are stated at fair market value. Changes in fair value of trading investments are included in current earnings while changes in fair value of available-for-sale investments are excluded from current earnings and reported, net of taxes, as a separate component of stockholders’ equity. Presently, the Company does not maintain a portfolio of trading securities.

A decline in the market value of any available-for-sale or held-to-maturity security below cost that is deemed other than temporary results in a charge to earnings and the corresponding establishment of a new cost basis for the security. No such declines have occurred.

Interest income is recognized when earned. Realized gains and losses for securities classified as available-for-sale and held-to-maturity are included in earnings and are derived using the specific identification method for determining the cost of securities sold.

Loans held for sale

The Company, through the Bank’s mortgage banking subsidiary, Village Bank Mortgage, originates residential mortgage loans for sale in the secondary market. Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value on an individual loan basis as determined by outstanding commitments from investors or current investor yield requirements for loans of similar quality and type. The Company requires a firm purchase commitment from a permanent investor before a loan can be closed, thus limiting interest rate risk. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income.

Residential mortgage loans held for sale are sold to the permanent investor with the mortgage servicing rights released. Gains or losses on sales of mortgage loans are recognized based on the difference between the selling price and the carrying value of the related mortgage loans sold. This difference arises primarily as a result of the value of the mortgage servicing rights.

Once a residential mortgage loan is sold to a permanent investor, the Company has no further involvement or retained interest in the loan. There are limited circumstances in which the permanent investor can contractually require the Company to repurchase the loan. The Company makes no provision for any such recourse related to loans sold as history has shown repurchase of loans under these circumstances has been remote.

Rate lock commitments

The Company, through the Bank’s mortgage banking subsidiary, Village Bank Mortgage, enters into commitments to originate residential mortgage loans in which the interest rate on the loan is determined prior to funding, termed rate lock commitments. Such rate lock commitments on mortgage loans to be sold in the secondary market are considered to be derivatives and must be accounted for as such. The period of time between issuance of a loan commitment and closing and sale of the loan generally ranges from 30 to 120 days. The Company protects itself from changes in interest rates during this period by requiring a firm purchase agreement from a permanent investor before a loan can be closed. As a result, the Company is not exposed to losses nor will it realize gains or losses related to its rate lock commitments due to changes in interest rates.

Loans

Loans are stated at the principal amount outstanding, net of unearned income. Loan origination fees and certain direct loan origination costs are deferred and amortized to interest income over the life of the loan as an adjustment to the loan’s yield over the term of the loan.

Interest is accrued on outstanding principal balances, unless the Company considers collection to be doubtful. Commercial and unsecured consumer loans are designated as non-accrual when payment is delinquent 90 days or at the point which the Company considers collection doubtful, if earlier. Mortgage loans and most other types of consumer loans past due 90 days or more may remain on accrual status if management determines that concern over our ability to collect principal and interest is not significant. When loans are placed in non-accrual status, previously accrued and unpaid interest is reversed against interest income in the current period and interest is subsequently recognized only to the extent cash is received. Interest accruals are resumed on such loans only when in the judgment of management, the loans are estimated to be fully collectible as to both principal and interest.

Allowance for loan losses

The allowance for loan losses is maintained at a level considered adequate to provide for losses that can reasonably be anticipated. The allowance is increased by provisions charged to operations and reduced by net charge-offs. Loan performance is reviewed regularly by loan officers and senior management. Management believes the allowance for loan losses is adequate to absorb losses in the loan portfolio.

The allowance for loan losses is established by charges to operations based on management’s evaluation of loans, economic conditions and other factors considered necessary to maintain the allowance at a level adequate to absorb possible losses. When collateral is considered in determining potential losses, fair value is based upon recent appraisals and evaluations of other factors. The allowance for loan losses is based on estimates and ultimate losses may vary from the current estimates. These estimates are reviewed periodically and adjusted as necessary. In addition, the Bank’s regulatory agencies, as an integral part of their examination process, periodically review the allowance for possible loan losses. Such agencies may require the Bank to recognize additions to the allowance based on their judgments of information available to them at the time of their examination.

In addition, the Company evaluates its loans for impairment. A loan is considered to be impaired when it is probable that the Company will be unable to collect all principal and interest amounts according to the contractual terms of the loan agreement. The entire loan portfolio is regularly reviewed by management to identify impaired loans. Such review includes the maintenance of a current classified and criticized loan list and the regular reporting of delinquent loans to management.

The allowance for loan losses related to loans identified as impaired is primarily based on the excess of the loan’s current outstanding principal balance over the estimated fair market value of the related collateral. For impaired loans that are not collateral dependent, the allowance for loan losses is recorded at the amount by which the outstanding recorded principal balance exceeds the current best estimate of the future cash flows on the loan, discounted at the loan’s effective interest rate.

Premises and equipment

Land is carried at cost. Premises and equipment are carried at cost less accumulated depreciation and amortization. Depreciation of buildings and improvements is computed using the straight-line method over the estimated useful lives of the assets of 39 years. Depreciation of equipment is computed using the straight-line method over the estimated useful lives of the assets ranging from 3 to 7 years. Amortization of premises (leasehold improvements) is computed using the straight-line method over the term of the lease or estimated lives of the improvements, whichever is shorter.

Goodwill

Goodwill, which represents the excess of purchase price over fair value of net assets acquired, is evaluated at least annually for impairment by comparing its fair value with its recorded amount and is written down when appropriate. Projected net operating cash flows are compared to the carrying amount of the goodwill recorded and if the estimated net operating cash flows are less than the carrying amount, a loss is recognized to reduce the carrying amount to fair value.

Income taxes

Deferred income taxes are recognized for the tax consequences of “temporary differences” by applying enacted tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The effect on recorded deferred income taxes of a change in tax laws or rates is recognized in income in the period that includes the enactment date. To the extent that available evidence about the future raises doubt about the realization of a deferred income tax asset, a valuation allowance is established. The primary temporary differences are the allowance for loan losses and depreciation and amortization.

Consolidated statements of cash flows

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, due from banks (including cash items in process of collection), interest-bearing deposits with banks and federal funds sold. Generally, federal funds are purchased and sold for one-day periods. Cash flows from loans originated by the Bank and deposits are reported net. The Company paid interest of $13,649,000, $8,578,000 and $4,831,000 in 2007, 2006, and 2005, respectively. The Company paid income taxes of $800,400, $986,000 and $482,000 in 2007, 2006 and 2005, respectively.

Comprehensive income

SFAS 130, Reporting Comprehensive Income, established standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, SFAS 130 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements.

Earnings per common share

Basic earnings per common share is computed by dividing the net earnings by the weighted-average number of common shares outstanding during the period, which totaled 2,569,529, 2,269,092 and 1,800,061 during 2007, 2006 and 2005, respectively. Diluted earnings per share reflects the potential dilution of securities that could share in the net earnings of the Company. Outstanding options and warrants to purchase Common Stock (see Notes 12 and 13) were considered in the computation of diluted earnings per share for the years presented. For the years ended December 31, 2007, 2006 and 2005, the weighted average number of common shares on a fully diluted basis totaled 2,695,010, 2,368,686 and 2,010,152, respectively.

Stock warrant and incentive plans

On March 21, 2000, the Company approved the Organizational Investors Warrant Plan which made available 140,000 warrants for grant to the Company’s initial (organizational) investors for certain risks associated with the establishment of the Bank. The warrants have an exercise price of $10 per share (which approximated the fair value per share of common stock at issuance date) and expire in April 2008. At December 31, 2007, 140,000 warrants had been issued and 2,500 had been exercised.

In September and October 2002, the Company completed an offering of units, each of which consisted of one share of its common stock and one warrant to purchase one share of its common stock, through the sale of 817,200 units at a price of $8.50 per unit. Proceeds to the Company from the offering (net of offering expenses of $624,000) were $6,322,000. The share of common stock and warrant that comprised each unit traded together for 45 days after the offering, but subsequently traded separately. The Company also issued 40,860 warrants to the underwriter of the offering. Each warrant entitled the holder to purchase one share of common stock, at a price of $10.20 per share, at any time through September 27, 2007, unless the warrants were cancelled. The warrants could be cancelled after December 31, 2003 by the Company in whole or in part upon 30 days’ written notice if for 20 or more trading days within any period of 30 consecutive trading days, including the last day of the period, the bid price of the stock exceeds $12.75 per share. On April 26, 2006, the Company announced that it would be canceling these warrants effective June 13, 2006 under this provision of the agreement covering the warrants and, on June 13, 2006, the warrants that were not exercised following this announcement were canceled. The exercise of warrants subject to cancellation resulted in the issuance of 672,638 shares of common stock and the addition of $6,860,908 in capital in the second quarter of 2006.

The Company has a stock incentive plan which authorizes the issuance of up to 455,000 shares of common stock (increased from 255,000 shares by amendment to the Incentive Plan approved by the Company’s shareholders at its 2006 annual meeting on May 23, 2006) to assist the Company in recruiting and retaining key personnel. See Note 13 for more information on the stock incentive plan.

Fair values of financial instruments

The Bank uses the following methods and assumptions in estimating fair values of financial instruments (see Note 16):

Cash and cash equivalents – The carrying amount of cash and cash equivalents approximates fair value.

Investment securities – The fair value of investment securities held-to-maturity and available-for-sale is estimated based on bid quotations received from independent pricing services. The carrying amount of other investments approximates fair value.

Loans – For variable rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. For all other loans, fair values are calculated by discounting the contractual cash flows using estimated market discount rates which reflect the credit and interest rate risk inherent in the loans, or by using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

Deposits – The fair value of deposits with no stated maturity, such as demand, interest checking and money market, and savings accounts, is equal to the amount payable on demand at year-end. The fair value of certificates of deposit is based on the discounted value of contractual cash flows using the rates currently offered for deposits of similar remaining maturities.

Borrowings – The fair value of FHLB borrowings is based on the discounted value of contractual cash flows using the rates currently offered for borrowings of similar remaining maturities. The carrying amounts of federal funds purchased approximate their fair values. Other borrowings are short-term in nature and the carrying amounts approximate fair value.

Accrued interest – The carrying amounts of accrued interest receivable and payable approximate fair value.

Off-balance-sheet instruments – The fair value of off-balance-sheet lending commitments is equal to the amount of commitments outstanding at December 31, 2007. This is based on the fact that the Bank generally does not offer lending commitments or standby letters of credit to its customers for long periods, and therefore, the underlying rates of the commitments approximate market rates.

New accounting pronouncements

In December 2007, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 141(R), Business Combinations, to further enhance the accounting and financial reporting related to business combinations. SFAS No. 141(R) establishes principles and requirements for how the acquirer in a business combination (1) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree, (2) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase, and (3) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS No. 141(R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Therefore, the effects of the Corporation’s adoption of SFAS No. 141(R) will depend upon the extent and magnitude of acquisitions after December 31, 2008.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. This Statement defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. SFAS No. 157 applies to other accounting pronouncements that require or permit fair value measurements, the Board having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. The Statement does not require any new fair value measurements and was initially effective for the Corporation beginning January 1, 2008. In February 2008, the FASB approved the issuance of FASB Staff Position (FSP) FAS 157-2. FSP FAS 157-2 defers the effective date of SFAS No. 157 until January 1, 2009 for nonfinancial assets and nonfinancial liabilities except those items recognized or disclosed at fair value on an annual or more frequently recurring basis. Management has not completed its review of the new guidance; however, the effect of the Statement’s implementation is not expected to be material to the Corporation’s results of operations or financial position.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. This Statement permits entities to choose to measure eligible items at fair value at specified election dates. For items for which the fair value option has been elected, unrealized gains and losses are to be reported in earnings at each subsequent reporting date. The fair value option is irrevocable unless a new election date occurs, may be applied instrument by instrument, with a few exceptions, and applies only to entire instruments and not to portions of instruments. SFAS No. 159 provides an opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting. SFAS No. 159 is effective for the Corporation beginning January 1, 2008. Management has not completed its review of the new guidance; however, the effect of the Statement’s implementation is not expected to be material to the Corporation’s results of operations or financial position.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51, to create accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS No. 160 establishes accounting and reporting standards that require (1) the ownership interest in subsidiaries held by parties other than the parent to be clearly identified and presented in the consolidated balance sheet within equity, but separate from the parent’s equity, (2) the amount of consolidated net income attributable to the parent and the noncontrolling interest to be clearly identified and presented on the face of the consolidated statement of income, (3) changes in a parent’s ownership interest while the parent retains its controlling financial interest in its subsidiary to be accounted for consistently, (4) when a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary to be initially measured at fair value, and (5) entities to provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. SFAS No. 160 applies to fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008, and prohibits early adoption. Management has not completed its review of the new guidance; however, the effect of the Statement’s implementation is not expected to be material to the Corporation’s results of operations or financial position.

Note 2. Investment securities available-for-sale

The amortized cost and estimated fair value of investment securities available-for-sale as of December 31, 2007 and 2006 are as follows:

	Amortized Cost	Gross Unrealzed Gains	Gross Unrealzed Losses	Estimated Fair Value
December 31, 2007
U.S. Government agencies	$11,668,925	$74,819	$(5,164)	$11,738,580
Mortgage-backed securities	40,409	518	—	40,927
Other investments	1,967,589	—	(35,697)	1,931,892

Total	$13,676,923	$75,337	$(40,861)	$13,711,399

December 31, 2006
U.S. Government agencies	$12,746,726	$—	$(36,435)	$12,710,291
Mortgage-backed securities	76,668	685	—	77,353

Total	$12,823,394	$685	$(36,435)	$12,787,644

Investment securities with book values of $1,989,011 and $1,597,316 at December 31, 2007 and 2006, respectively, were pledged to secure municipal deposits.

The amortized cost and estimated fair value of investment securities available-for-sale as of December 31, 2007, by contractual maturity, are as follows:

	Amortized Cost	Estimated Fair Value
Within one year	$1,578,878	$1,576,537
One to five years	360,000	357,178
More than five years	11,738,045	11,777,684

Total	$13,676,923	$13,711,399

During 2007 and 2006, investment securities available-for-sale totaling $22,641,000 and $15,631,000 respectively, were called or matured with no net losses.

Note 3. Loans

Loans classified by type as of December 31, 2007 and 2006 are as follows:

	2007	2006
Commercial	$23,151,755	$17,888,875
Real estate - residential	51,281,168	36,407,536
Real estate - commercial	140,175,939	100,038,902
Real estate - construction	106,555,724	80,323,784
Consumer	6,611,243	6,730,524

Total loans	327,775,829	241,389,621
Less: unearned income, net	(432,816)	(338,596)
Less: Allowance for loan losses	(3,469,273)	(2,552,607)

	$323,873,740	$238,498,418

Gross gains on the sale of loans totaling approximately $1,513,000, $1,519,000 and $1,967,000 were realized during the years ended December 31, 2007, 2006 and 2005, respectively.

Sixteen loans totaling $1,219,000 at December 31, 2007 were past due 90 days or more yet interest was still being accrued.

The following is a summary of loans directly or indirectly with executive officers or directors of the Company for the years ended December 31, 2007 and 2006:

	2007	2006
Beginning balance	$4,252,125	$3,808,341
Additions	5,983,654	7,476,377
Reductions	(4,800,782)	(7,032,593)

Ending balance	$5,434,997	$4,252,125

Executive officers and directors also had unused credit lines totaling $4,012,000 and $4,982,000 at December 31, 2007 and 2006, respectively. All loans and credit lines to executive officers and directors were made in the ordinary course of business at the Company’s normal credit terms, including interest rate and collateralization prevailing at the time for comparable transactions with other persons.

Note 4. Allowance for loan losses

Activity in the allowance for loan losses in 2007, 2006 and 2005 was as follows:

	2007	2006	2005
Beginning balance	$2,552,607	$1,930,999	$1,514,029
Provision for loan losses	1,187,482	796,006	460,861
Charge-offs	(271,016)	(255,616)	(45,651)
Recoveries	200	81,218	1,760

Ending balance	$3,469,273	$2,552,607	$1,930,999

As of December 31, 2007, 2006 and 2005, the Company had impaired loans of $959,000, $1,242,000 and $731,000, respectively, which were on nonaccrual status. These loans had valuation allowances of $200,000, $160,000 and $223,000 as of December 31, 2007, 2006 and 2005, respectively. The Company does not record interest income on impaired loans. Interest income that would have been recorded had impaired loans been performing would have been $93,000, $77,000 and $91,000 for 2007, 2006 and 2005, respectively.

Note 5. Premises and equipment

The following is a summary of premises and equipment as of December 31, 2007 and 2006:

	2007	2006
Land	$5,930,361	$5,122,047
Buildings and improvements	7,492,132	5,670,486
Furniture, fixtures and equipment	3,653,850	3,167,597

Total premises and equipment	17,076,343	13,960,130
Less: Accumulated depreciation and amortization	(2,890,138)	(2,283,276)

	14,186,205	11,676,854
Construction in progress	4,975,849	—

Premises and equipment, net	$19,162,054	$11,676,854

Depreciation and amortization of premises and equipment for 2007, 2006 and 2005 amounted to $673,000, $478,000 and $333,000 respectively.

Fixed commitments to incur capital expenditures were $6,737,000 at December 31, 2007 and related to the completion of our 80,000 square foot headquarters building scheduled for completion in July 2008.

Note 6. Investment in Bank Owned Life Insurance

The Bank is owner and designated beneficiary on life insurance policies in the face amount of $16,498,000 covering certain of its directors and executive officers. The earnings from these policies are used to offset expenses related to retirement plans. The cash surrender value of these policies at December 31, 2007 and 2006 was $3,991,000 and $2,608,000, respectively, and was included in other assets.

Note 7. Deposits

Deposits as of December 31, 2007 and 2006 were as follows:

	2007	2006
Demand accounts	$23,223,246	$22,381,251
Interest checking accounts	10,517,393	9,414,544
Money market accounts	22,060,316	17,941,941
Savings accounts	3,372,986	4,106,949
Time deposits of $100,000 and over	101,986,846	66,423,181
Other time deposits	178,136,471	133,042,015

Total	$339,297,258	$253,309,881

The following are the scheduled maturities of time deposits as of December 31, 2006:

Year Ending December 31,	Less Than $100,000	Greater than or Equal to $100,000	Total
2008	$123,497,460	$72,358,371	$195,855,831
2009	30,506,663	14,591,323	45,097,986
2010	11,746,374	6,192,082	17,938,456
2011	7,821,951	6,204,587	14,026,538
2012	4,564,023	2,640,483	7,204,506

	$178,136,471	$101,986,846	$280,123,317

Deposits held at the Company by related parties, which include officers, directors, greater than 5% shareholders and companies in which directors of the Board have a significant ownership interest, approximated $2,437,000 and $2,138,000 at December 31, 2007 and 2006, respectively.

Note 8. Borrowings

The Company uses both short-term and long-term borrowings to supplement deposits when they are available at a lower overall cost to the Company or they can be invested at a positive rate of return.

On September 12, 2007, the Company entered into a promissory note payable to Community Bankers’ Bank for $11,000,000 bearing interest at thirty day LIBOR plus 2.375% and maturing September 12, 2009. Interest on any outstanding balance is paid monthly with principal due at maturity. Proceeds advanced under the promissory note will be used to finance the construction of the Company’s new principal administrative offices in Chesterfield County to be completed in July 2008. Until the building is placed in service, interest paid on amounts outstanding under the promissory note will be capitalized as part of the cost of the building. At December 31, 2007, $2,836,090 was outstanding on the promissory note and interest paid and capitalized was $17,052.

As a member of the Federal Home Loan Bank of Atlanta, the Bank is required to own capital stock in the FHLB and is authorized to apply for advances from the FHLB. Each FHLB credit program has its own interest rate, which may be fixed or variable, and range of maturities. The FHLB may prescribe the acceptable uses to which the advances may be put, as well as on the size of the advances and repayment provisions. The FHLB borrowings are secured by the pledge of U.S. Government agency securities, FHLB stock and qualified single family first mortgage loans. The FHLB advances held at December 31, 2007 mature $2,000,000 on March 11, 2008 and $10,000,000 on June 28, 2008.

The Company uses federal funds purchased for short-term borrowing needs. Federal funds purchased represent unsecured borrowings from other banks and generally mature daily.

Information related to borrowings is as follows:

	Year Ended December 31,
	2007	2006
Maximum outstanding during the year
FHLB advances	$12,000,000	$4,000,000
Federal funds purchased	8,803,000	6,476,000
Community Bankers’ Bank	2,836,090	—
Balance outstanding at end of year
FHLB advances	12,000,000	4,000,000
Federal funds purchased	—	—
Community Bankers’ Bank	2,836,090	—
Average amount outstanding during the year
FHLB advances	7,945,205	4,000,000
Federal funds purchased	814,674	196,633
Community Bankers’ Bank	260,774	—
Average interest rate during the year
FHLB advances	4.28%	3.15%
Federal funds purchased	5.46%	5.67%
Community Bankers’ Bank	7.54%	—
Average interest rate at end of year
FHLB advances	3.25%	4.86%
Federal funds purchased	—	—
Community Bankers’ Bank	7.60%	—

Note 9. Income taxes

The following summarizes the tax effects of temporary differences which compose net deferred tax assets and liabilities at December 31, 2007, 2006 and 2005:

	2007	2006	2005
Deferred tax assets
Allowance for loan losses	$1,099,684	$815,466	$582,280
Unrealized loss on available-for-sale securities	—	10,864	14,811
Pension expense	70,695	75,112	—
Goodwill	6,781	3,864	2,055

Total deferred tax assets	1,177,160	905,306	599,146

Deferred tax liabilities
Depreciation	235,447	216,605	213,233
Unrealized gain on available-for-sale securities	11,722	—	—
Other, net	15,049	9,831	7,610

Total deferred tax liabilities	262,217	226,435	220,843

Net deferred tax asset	$914,943	$678,871	$378,303

The income tax expense (benefit) charged to operations for the years ended December 31, 2007, 2006 and 2005 consists of the following:

	2007	2006	2005
Current tax expense	$778,774	$932,391	$613,249
Deferred tax benefit	(263,075)	(229,402)	(145,224)

Provision (benefit) for income taxes	$515,699	$702,990	$468,025

A reconciliation of income taxes computed at the federal statutory income tax rate to total income taxes is as follows for the years ended December 31, 2007, 2006 and 2005:

	2007	2006	2005
Net income (loss) before income taxes	$1,516,762	$2,102,209	$1,699,208

Computed “expected” tax expense	$515,699	$714,751	$577,731
Cash surrender value of life insurance	(28,148)	(17,764)	(18,788)
Nondeductible expenses	17,580	14,222	11,245
Net operating loss carryforward	—	—	(118,006)
Other	10,568	(8,219)	15,843

Provision for income taxes	$515,699	$702,990	$468,025

Commercial banking organizations conducting business in Virginia are not subject to Virginia income taxes. Instead, they are subject to a franchise tax based on bank capital. The Company recorded franchise tax expense of $122,000, $120,000 and $116,000 for 2007, 2006 and 2005, respectively.

Note 10. Lease commitments

Certain premises and equipment are leased under various operating leases. Total rent expense charged to operations was $406,000, $348,000 and $235,000 in 2007, 2006 and 2005, respectively. At December 31, 2007, the minimum total rental commitment under such non-cancelable operating leases was as follows:

2008	$409,600
2009	300,600
2010	230,200
2011	208,700
2012	229,200

$1,378,300

Note 11. Commitments and contingencies

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financial needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest-rate risk in excess of the amounts recognized in the financial statements. The contract amounts of these instruments reflect the extent of involvement that the Company has in particular classes of instruments.

The Company’s exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit, and to potential credit loss associated with letters of credit issued, is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for loans and other such on-balance sheet instruments.

At December 31, 2007, the Company had outstanding the following approximate off-balance-sheet financial instruments whose contract amounts represent credit risk:

Contract Amount
Undisbursed credit lines	$80,040,000
Commitments to extend or originate credit	30,195,000
Standby letter of credit	5,413,000

Total commitments to extend credit	$115,648,000

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require the payment of a fee. Historically, many commitments expire without being drawn upon; therefore, the total commitment amounts shown in the above table are not necessarily indicative of future cash requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, as deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the customer. Collateral held varies but may include personal or income-producing commercial real estate, accounts receivable, inventory and equipment.

Concentrations of credit risk – All of the Company’s loans, commitments to extend credit, and standby letters of credit have been granted to customers in the Company’s market area. Although the Company is building a diversified loan portfolio, a substantial portion of its clients’ ability to honor contracts is reliant upon the economic stability of the Richmond, Virginia area, including the real estate markets in the area. The concentrations of credit by type of loan are set forth in Note 3. The distribution of commitments to extend credit approximates the distribution of loans outstanding.

Note 12. Stockholders’ equity and regulatory matters

In September and October 2002, the Company completed an offering of its common stock through the sale of 817,200 shares at a price of $8.50 per share. Proceeds to the Company from the offering (net of offering expenses of $624,000) were $6,322,000. Attached to each share was a warrant to purchase one share of common stock, at a price of $10.20 per share, at any time through September 27, 2007, unless the warrants are cancelled. The warrants may be cancelled after December 31, 2003 by the Company in whole or in part upon 30 days’ written notice if for 20 or more trading days within any period of 30 consecutive trading days, including the last day of the period, the bid price of the stock exceeds $12.75 per share. The Company also issued 40,860 warrants to the underwriter of the offering. On April 26, 2006, the Company announced that it would be cancelling these warrants effective June 13, 2006 under this provision of the agreement covering the warrants and, on June 13, 2006, the warrants that were not exercised following this announcement were canceled. The cancellation of the common stock warrants resulted in the issuance of 672,638 shares of common stock and the addition of $6,860,908 in capital in the second quarter of 2006.

The Organizational Investors Warrant Plan made available 140,000 warrants for grant to the Company’s initial (organizational) investors for certain risks associated with the establishment of the Bank. The warrants have an exercise price of $10 per share (which approximates the fair value per share of common stock at issuance date) and expire in April 2008. At December 31, 2007, 140,000 warrants had been issued and 2,500 had been exercised.

The Bank is subject to various regulatory capital requirements administered by the federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possible additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under the capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures are established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 Capital (as defined in the regulations) to risk-weighted assets, and of Tier 1 Capital to average assets (the Leverage ratio). Management believes that as of December 31, 2007, the Bank meets all capital adequacy requirements to which it is subject.

Federal regulatory agencies are required by law to adopt regulations defining five capital tiers: well capitalized, adequately capitalized, under capitalized, significantly under capitalized, and critically under capitalized. The Bank meets the criteria to be categorized as an “adequately capitalized” institution as of December 31, 2007. Prior to June 30, 2007, the Bank met the criteria to be classified as a “well capitalized” institution. When capital falls below the “well capitalized” requirement, consequences can include: new branch approval could be withheld; more frequent examinations by the FDIC; brokered deposits cannot be renewed without a waiver from the FDIC; and other potential limitations as described in FDIC Rules and Regulations sections 337.6 and 303, and FDIC Act section 29. In addition, the FDIC insurance assessment increases when an institution falls below the “well capitalized” classification.

The capital amounts and ratios at December 31, 2007 and 2006 for the Company and the Bank are presented in the table below:

	Actual		For Capital Adequacy Purposes		To be Well Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2007
Total capital (to risk-weighted assets)
Consolidated	$38,296,000	10.13%	$30,242,000	8.00%	$37,802,000	10.00%
Village Bank	32,940,000	8.90%	29,616,000	8.00%	37,020,000	10.00%
Tier 1 capital (to risk-weighted assets)
Consolidated	34,827,000	9.21%	15,121,000	4.00%	22,681,000	6.00%
Village Bank	29,471,000	7.96%	14,808,000	4.00%	22,212,000	6.00%
Leverage ratio (Tier 1 capital to average assets)
Consolidated	34,827,000	9.14%	15,485,000	4.00%	19,357,000	5.00%
Village Bank	29,471,000	7.61%	15,485,000	4.00%	19,357,000	5.00%
December 31, 2006
Total capital (to risk-weighted assets)
Consolidated	$32,686,000	11.75%	$22,247,000	8.00%	$27,809,000	10.00%
Village Bank	30,624,000	11.12%	22,026,000	8.00%	27,532,000	10.00%
Tier 1 capital (to risk-weighted assets)
Consolidated	30,133,000	10.84%	11,124,000	4.00%	16,685,000	6.00%
Village Bank	28,071,000	10.20%	11,013,000	4.00%	16,519,000	6.00%
Leverage ratio (Tier 1 capital to average assets)
Consolidated	30,133,000	10.58%	11,268,000	4.00%	14,086,000	5.00%
Village Bank	28,071,000	9.96%	11,268,000	4.00%	14,086,000	5.00%

In addition, banking regulations limit the amount of cash dividends that may be paid without prior approval of the Bank’s regulatory agencies. Such dividends are limited to the lesser of the Bank’s retained earnings or the net income of the previous two years combined with the current year net income.

Note 13. Stock incentive plan

Prior to January 1, 2006, the Company applied Accounting Principles Board Opinion 25, “Accounting for Stock Issued to Employees” (“APB 25”), in accounting for stock options granted to employees and directors pursuant to the Incentive Plan. Under APB 25, compensation expense was determined based upon the fair value of the awards at the grant date consistent with the method under Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”), and the impact of this expense on net income and earnings per share was disclosed in the notes to financial statements. Effective January 1, 2006, the Company adopted SFAS No. 123 (Revised 2004), “Share-Based Payment,” issued in December 2004, a revision of SFAS 123, and superseding APB 25, and its related implementation guidance. SFAS 123 (Revised 2004) requires an entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost is recognized over the period during which an employee is required to provide service in exchange for the award rather than disclosed in the financial statements. During the years ended December 31, 2007 and 2006, the Company granted 1,000 and 16,500 stock options, respectively, the expense of which was not material to the results of operations for the periods then ended.

The following table summarizes options outstanding under the stock incentive plan at the indicated dates:

	Year Ended December 31,
	2007				2006
	Options	Weighted Average Exercise Price	Fair Value Per Share	Intrinsic Value	Options	Weighted Average Exercise Price	Fair Value Per Share	Intrinsic Value
Options outstanding, beginning of period	251,910	$10.22	$4.67		241,660	$9.80	$4.47
Granted	1,000	13.96	8.04		16,500	12.50	7.35
Forfeited	—	—	—		(250)	11.77	5.29
Exercised	(5,500)	8.74	4.07		(6,000)	8.20	3.93

Options outstanding, end of period	247,410	$10.26	$4.70	$1,295,438	251,910	$10.22	$4.67	$1,002,602

Options exercisable, end of period	229,910				235,410

The fair value of each option granted is estimated on the date of grant using the Black-Sholes option pricing model with the following assumptions used for grants for the years indicated:

	Year Ended December 31,
	2007	2006	2005
Risk-free interest rate	4.81%	4.99%	4.30%
Dividend yield	0%	0%	0%
Expected weighted average term	7 years	7 years	7 years
Volatility	50%	50%	25%

The following table summarizes information about stock options outstanding at December 31, 2007:

	Outstanding			Exercisable
Range of Exercise Prices	Number of Options	Weighted Average Remaining Years of Contractual Life	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price
$7.68 - $9.24	134,560	4.1	$8.45	134,560	$8.45
$11.20 - $13.96	112,850	7.3	12.42	95,350	12.36

	247,410			229,910

During the first quarter of 2007, the Company granted to certain officers 5,725 restricted shares of common stock and 5,725 performance shares of common stock with a weighted average fair market value of $15.95 at the date of grant. During the second quarter an additional 175 restricted shares of common stock and 175 performance shares of common stock were granted with a weighted average fair market value of $16.75 at the date of grant. These restricted stock awards have three-year graded vesting and the performance shares cliff vest at the end of three years. The number of performance shares that ultimately vest is dependent upon achieving specific performance targets. Prior to vesting, these shares are subject to forfeiture to us without consideration upon termination of employment under certain circumstances. The total number of shares underlying non-vested restricted stock and performance share awards was 11,800 at December 31, 2007.

Stock-based compensation expense was $59,735 and $23,007 for the years ended December 31, 2007 and 2006, respectively. Unamortized stock-based compensation related to nonvested share based compensation arrangements granted under the Incentive Plan as of December 31, 2007 and 2006 was $228,527 and $92,133, respectively. Of the $228,527 of unamortized compensation at December 31, 2007, $94,245 relates to performance based restricted stock awards. The time based unamortized compensation of $134,282 is expected to be recognized over a weighted average period of 1.8 years. The total fair value of shares vested during the years ended December 31, 2007, 2006 and 2005 was $59,735, $23,007 and $202,834, respectively. There were no stock option forfeitures in 2007 or 2006.

Note 14. Trust preferred securities

During the first quarter of 2005, Southern Community Financial Capital Trust I, a wholly-owned subsidiary of the Company, was formed for the purpose of issuing redeemable securities. On February 24, 2005, $5.2 million of Trust Preferred Capital Notes were issued through a pooled underwriting. The securities have a LIBOR-indexed floating rate of interest (three-month LIBOR plus 2.15%) which adjusts, and is payable, quarterly. The interest rate was 7.14% and 7.51% at December 31, 2007 and 2006, respectively. The securities may be redeemed at par beginning on March 15, 2010 and each quarter after such date until the securities mature on March 15, 2035. The principal asset of the Trust is $5.2 million of the Company’s junior subordinated debt securities with like maturities and like interest rates to the Trust Preferred Capital Notes.

During the third quarter of 2007, Village Financial Statutory Trust II, a wholly –owned subsidiary of the Company, was formed for the purpose of issuing redeemable securities. On September 20, 2007, $3.6 million of Trust Preferred Capital Notes were issued through a pooled underwriting. The securities have a five year fixed interest rate of 6.29% payable quarterly, converting after five years to a LIBOR-indexed floating rate of interest (three-month LIBOR plus 1.4%) which adjusts and is also payable quarterly. The securities may be redeemed at par at any time commencing in December 2012 until the securities mature in 2037. The principal asset of the Trust is $3.6 million of the Company’s junior subordinated securities with like maturities and like interest rates to the Trust Preferred Capital Notes.

The Trust Preferred Capital Notes may be included in Tier 1 capital for regulatory capital adequacy determination purposes up to 25% of Tier 1 capital after its inclusion. The portion of the Trust Preferred Capital Notes not considered as Tier 1 capital may be included in Tier 2 capital.

The obligations of the Company with respect to the issuance of the Trust Preferred Capital Notes constitute a full and unconditional guarantee by the Company of the Trust’s obligations with respect to the Trust Preferred Capital Notes. Subject to certain exceptions and limitations, the Company may elect from time to time to defer interest payments on the junior subordinated debt securities, which would result in a deferral of distribution payments on the related Trust Preferred Capital Notes and require a deferral of common dividends.

Note 15. Retirement plans

401K Plan: The Bank provides a qualified 401K plan to all eligible employees which is administered through the Virginia Bankers Association Benefits Corporation. Employees are eligible to participate in the plan after three months of employment. Eligible employees may, subject to statutory limitations, contribute a portion of their salary to the plan through payroll deduction. The Bank provides a matching contribution of $.50 for every $1.00 the participant contributes up to the first 4% of their salary. Participants are fully vested in their own contributions and vest equally over three years of service in the Bank’s matching contributions. Total contributions to the plan for the years ended December 31, 2007, 2006 and 2005 were $98,705, $76,591 and $48,228, respectively.

Supplemental Executive Retirement Plan: The Bank established the Village Bank Supplemental Executive Retirement Plan (the “SERP”) on January 1, 2005 to provide supplemental retirement income to certain executive officers as designated by the Personnel Committee and approved by the Board of Directors. The SERP is an unfunded employee pension plan under the provisions of ERISA. An eligible employee, once designated by the Committee and approved by the Board of Directors in writing to participate in the SERP, becomes a participant in the SERP 60 days following such approval (unless an earlier participation date is approved). There are currently four executive officers who participate in the SERP. The retirement benefit to be received by a participant is determined by the Committee and approved by the Board of Directors and is payable in equal monthly installments over a 15 year period, commencing on the first day of the month following a participant’s retirement or termination of employment, provided the participant has been employed by the Bank for a minimum of 10 years (6 years in the case of one participant). The Personnel Committee, in its sole discretion, may choose to treat a participant who has experienced a termination of employment on or after attaining age 65 but prior to completing his service requirement as having completed his service requirement. The costs associated with this plan are offset by earnings attributable to the Bank’s purchase of Bank Owned Life Insurance (“BOLI”) on the lives of the participants. At December 31, 2007 and 2006, the Bank’s liability under the SERP was $216,421 and $49,925, respectively, and expense for the years ended December 31, 2007, 2006 and 2005 was to $166,495, $30,263 and $14,920, respectively. The increase in cash surrender value of the BOLI related to the participants was $62,410, $35,909 and $32,240 for the years ended December 31, 2007, 2006 and 2005, respectively.

Directors’ Deferral Plan: The Bank established the Village Bank Outside Directors Deferral Plan (the “Directors Deferral Plan”) on January 1, 2005 under which non-employee Directors of Village Bank have the opportunity to defer receipt of all or a portion of certain compensation until retirement or departure from the Board of Directors. Deferral of compensation under the Directors Deferral Plan is voluntary by non-employee Directors and to participate in the plan a director must file a deferral election as provided in the plan. A Director shall become an active participant with respect to a plan year (as defined in the plan) only if he is expected to have compensation during the plan year and he timely files a deferral election. A separate account is established for each participant in the plan and each account shall, in addition to compensation deferred at the election of the participant, be credited with interest on the balance of the account, the rate of such interest to be established by the Board of Directors in its sole discretion at the beginning of each plan year. The costs associated with this plan are partially offset by earnings attributable to the Bank’s purchase of

Bank Owned Life Insurance (“BOLI”) on the lives of the participants. At December 31, 2007 and 2006, the Bank’s liability under the Directors Deferral Plan was $180,913 and $106,361, respectively, and expense for the years ended December 31, 2007, 2006 and 2005 was $74,607, $53,946 and $57,268, respectively. The increase in cash surrender value of the BOLI related to the participants was $20,378, $16,554 and $18,054 for the years ended December 31, 2007, 2006 and 2005, respectively.

Note 16. Fair values of financial instruments

The estimated fair values of the Company’s financial instruments at December 31, 2007 and 2006 are as follows:

	2007		2006
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
Financial assets
Cash and cash equivalents	$22,115,004	$22,115,004	$17,198,503	$17,198,503
Investment securities available for sale	13,711,399	13,711,399	12,787,644	12,787,644
Loans held for sale	3,489,886	3,489,886	3,149,178	3,149,178
Loans	323,873,740	324,613,316	238,498,418	239,615,657
Accrued interest receivable	2,752,755	2,752,755	2,301,264	2,301,264

Financial liabilities
Deposits	339,297,258	339,090,535	253,309,881	252,984,711
FHLB borrowings	12,000,000	11,918,833	4,000,000	3,984,868
Trust preferred securities	8,764,000	8,764,000	5,155,000	5,155,000
Other borrowings	3,972,569	3,972,569	704,265	704,265
Accrued interest payable	587,980	587,980	429,986	429,986

Off-balance-sheet instruments
Undisbursed credit lines		80,040,000		64,034,000
Commitments to extend or originate credit		30,195,000		30,072,000
Standby letters of credit		5,413,000		3,473,000

Note 17. Parent corporation only financial statements

Village Bank and Trust Financial Corp.

(Parent Corporation Only)

Balance Sheets

December 31, 2007 and 2006

	2007	2006
Assets
Cash and due from banks	$148,772	$62,918
Receivable from subsidiary	411,667	—
Investment in subsidiaries	30,037,298	28,581,878
Investment in special purpose subsidiary	264,000	155,000
Premises and equipment, net	6,684,405	—
Prepaid expenses and other assets	1,145,382	2,670,880

	$38,691,524	$31,470,676

Liabilities and Stockholders’ Equity
Liabilities
Long-term debt - trust preferred securities	$8,764,000	$5,155,000
Payable to subsidiary	—	435,590
Other Borrowings	2,836,090	—
Other liabilities	198,135	235,971

Total liabilities	11,798,225	5,826,561
Stockholders’ equity
Preferred stock	—	—
Common stock	10,303,940	10,248,352
Additional paid-in capital	13,726,269	13,588,888
Accumulated other comprehensive income (loss)	(122,607)	(177,759)
Retained earnings	2,985,697	1,984,634

Total stockholders’ equity	26,893,299	25,644,115

	$38,691,524	$31,470,676

Village Bank and Trust Financial Corp.

(Parent Corporation Only)

Statements of Income

Years Ended December 31, 2007, 2006 and 2005

	2007	2006	2005
Expenses
Interest	$447,381	$368,478	$239,133
Occupancy	11,700	—	—
Advertising and marketing	—	152	—
Supplies	33,850	44,400	56,352
Legal	15,029	64,741	6,186
Other outside services	6,389	—	8,726

Total expenses	514,349	477,771	310,397

Net loss before undistributed equity in subsidiary	(514,349)	(477,771)	(310,397)
Undistributed equity in subsidiary	1,340,533	1,717,220	1,456,088

Income before income taxes	826,184	1,239,449	1,145,691
Income taxes (benefit)	(174,879)	(159,769)	(85,492)

	$1,001,063	$1,399,218	$1,231,183

Statements of Cash Flows

Years Ended December 31, 2007, 2006 and 2005

	2007	2006	2005
Cash Flows from Operating Activities
Net income	$1,001,063	$1,399,218	$1,231,183
Adjustments to reconcile net income to net cash provided by operating activities
Undistributed earnings of subsidiary	(1,340,533)	(1,717,220)	(1,456,088)
(Increase) decrease in other assets	1,004,831	(2,285,442)	(447,898)
Increase (decrease) in other liabilities	(473,426)	546,410	125,151

Net cash provided by (used in) operations	191,935	(2,057,034)	(547,652)

Cash Flows from Investing Activities
Capital contribution to subsidiary	—	(6,000,000)	(5,000,000)
Purchase of premises and equipment	(6,684,405)	—	—

Net cash used in investing activities	(6,684,405)	(6,000,000)	(5,000,000)

Cash Flows from Financing Activities
Proceeds from issuance of long-term debt	3,609,000	—	5,155,000
Proceeds from issuance of common stock	133,234	7,204,194	947,315
Net increase in other borrowings	2,836,090	—	—

Net cash provided by financing activities	6,578,324	7,204,194	6,102,315

Net increase (decrease) in cash	85,854	(852,840)	554,663
Cash, beginning of period	62,918	915,758	361,095

Cash, end of period	$148,772	$62,918	$915,758

Note 18. Selected quarterly financial data (unaudited)

Condensed quarterly financial data is shown as follows:

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2007
Interest income	$5,644,481	$6,202,242	$6,798,472	$7,020,040
Interest expense	2,917,955	3,251,891	3,731,366	3,905,503
Net interest income before provision for loan losses	2,726,526	2,950,351	3,067,106	3,114,537
Provision for loan losses	208,342	359,937	243,730	375,473
Gain on sale of loans	383,789	388,767	387,680	353,082
Fees and other noninterest income	281,119	295,990	263,989	312,540
Noninterest expenses	2,638,623	3,006,047	3,083,211	3,093,351
Income tax expense	185,120	91,501	133,224	105,854
Net income	359,349	177,623	258,610	205,481
Earnings per share
Basic	$0.14	$0.07	$0.10	$0.08
Diluted	$0.13	$0.07	$0.09	$0.08
2006
Interest income	$3,942,375	$4,395,821	$5,213,505	$5,467,410
Interest expense	1,720,851	1,879,155	2,479,324	2,707,270
Net interest income before provision for loan losses	2,221,524	2,516,666	2,734,181	2,760,140
Provision for loan losses	217,400	145,761	118,343	314,502
Gain on sale of loans	333,611	424,565	372,855	388,411
Fees and other noninterest income	243,941	210,478	230,225	278,707
Noninterest expenses	2,153,490	2,488,698	2,500,630	2,674,272
Income tax expense	145,583	175,865	244,218	137,324
Net income	282,603	341,385	474,070	301,160
Earnings per share
Basic	$0.15	$0.16	$0.19	$0.12
Diluted	$0.13	$0.16	$0.18	$0.11

Note 19. Subsequent event (unaudited)

On March 9, 2008, Village Bank and Trust Financial Corp. and Village Bank entered into a definitive merger agreement with River City Bank (“River City”) whereby River City will merger with and into Village Bank in a transaction valued at approximately $20.2 million payable in cash and common stock. Under terms of the merger agreement, which was approved by the Board of Directors of both companies, shareholders of River City will be entitled to receive for each share of River City common stock owned, $11.00 in cash or 1 share of Village Bank and Trust Financial Corp. common stock, subject to proration of 20% cash and 80% common stock if either cash or common stock is oversubscribed. It is anticipated that the transaction will be completed in the third quarter of 2008, pending regulatory approval and approval of the shareholders of both companies.

Annex E

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-KSB/A

(Amendment No. 1)

ANNUAL REPORT UNDER SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2007

Commission file number 0-50765

VILLAGE BANK AND TRUST FINANCIAL CORP.

(Name of small business issuer in its charter)

Virginia	16-1694602
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1231 Alverser Drive, P.O. Box 330, Midlothian, Virginia	23113
(Address of principal executive offices)	(Zip Code)

Issuer’s telephone number 804-897-3900

Securities registered under Section 12(b) of the Exchange Act:

Title of each class	Name of each exchange on which registered
Common Stock, $4.00 par value	The Nasdaq Stock Market

Securities registered under Section 12(g) of the Exchange Act:

None

Check whether the issuer is not required to file reports pursuant to Section 13 or 15(d) of the Exchange Act.  ☐

Check whether the issuer (1) filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐.

Check if there is no disclosure of delinquent filers in response to Item 405 of Regulation S-B contained in this form, and no disclosure will be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-KSB/A or any amendment to this Form 10-KSB/A.  ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).    Yes  ☐    No  ☒

State issuer’s revenues for its most recent fiscal year. $28,332,000.

The aggregate market value of common stock held by non-affiliates of the registrant as of March 14, 2008 was approximately $25,708,000.

The number of shares of common stock outstanding as of March 14, 2008 was 2,575,985.

DOCUMENTS INCORPORATED BY REFERENCE

Not Applicable

EXPLANATORY NOTE

The Registrant hereby amends its Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007 (filed on March 27, 2008 with the Securities and Exchange Commission) as set forth in this Annual Report on Form 10-KSB/A (Amendment No. 1) (the “Form 10-KSB/A”). This Form 10-KSB/A includes the items required in Part III, which had previously been expected to be incorporated by reference to the Registrant’s definitive proxy statement for the 2008 annual meeting of shareholders.

Part III

PART III

ITEM 9 – DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, CONTROL

PERSONS AND CORPORATE GOVERNANCE; COMPLIANCE WITH SECTION

16(a) OF THE EXCHANGE ACT

General

The business and affairs of Village Bank and Trust Financial Corp. (the “Company”) are managed under the direction of the Board of Directors in accordance with the Virginia Stock Corporation Act and the Company’s Articles of Incorporation and Bylaws. Members of the Board are kept informed of the Company’s business through discussions with the President and Chief Executive Officer and other officers, by reviewing materials provided to them and by participating in meetings of the Board of Directors and its committees.

Directors

There are currently nine members on our Board of Directors. The directors are divided into three classes. The following information is current as of May 21, 2008 and describes the business experience of each member of our Board of Directors.

Craig D. Bell, 50, is a founder of the Bank and has been a director since 1998. Mr. Bell is Chairman of the Board of Directors of the Company. He is a partner with the law firm of McGuireWoods LLP, where he is a member of the Business Tax Department and is the head of the State and Local Tax and Tax Litigation Groups. Mr. Bell is on the Board of Directors of the Community Tax Law Project, a non-profit provider of pro bono tax assistance to low income families; a Fellow of the American College of Tax Council; former Chair of both the Virginia State Bar Section of Taxation and the Virginia Bar Association Tax Section; a member of the Edgar J. Murdock Inn of Court for Tax; an adjunct Professor of Law at the College of William and Mary School of Law; and a Trustee of the Virginia War Museum. Mr. Bell retired from the Army Reserves in 2006 as a Lieutenant Colonel after completing 27 years of service.

Thomas W. Winfree, age 63, has been a director since 2001. Mr. Winfree has served as Chief Executive Officer and President of the Company since its inception. He has also served as President and Chief Executive Officer of Village Bank since 2001. Mr. Winfree has over 38 years of banking experience. He served as President of the Chesterfield Chamber of Commerce during 2004 and has recently been appointed to again serve on the Chamber’s Board of Directors. Mr. Winfree is also a founding member and Director of the Families of the Wounded Fund, Inc., an organization dedicated to helping families of wounded soldiers. He currently serves on the Dean’s Advisory Council for the University of Richmond, the John Tyler Foundation Board, the Chesterfield Business Council Board, and the St. Francis Citizens Board.

R. T. Avery, III, 58, has been a director since 1998. Mr. Avery is President and co-founder of Chesterfield Construction Services, Inc., which trades as Emerald Homes. This company specializes in the “starter-home” sector of the residential construction market.

Donald J. Balzer, Jr., 52, has been a director since 1998. Mr. Balzer is Chairman of the Board of Balzer & Associates, Inc., an architectural, engineering, surveying and landscape architectural firm. He is a Licensed Professional Engineer and served as President of Balzer & Associates, Inc. until his retirement in 2005. He currently serves as President of Cross Creek Development Corp.

William B. Chandler, 58, has been a director since 1998. Mr. Chandler is a co-owner in two corporations: Manchester Industries, Inc., which converts board and paper into sheets from roll stock for the printing industries, and Plastex Fabricators, Inc., which is a fabricator of industrial and commercial plastics used for décor in the retail industry. He currently is responsible for engineering, construction, safety and production of Manchester Industries and serves as its Vice President. Mr. Chandler is President of Plastex Fabricators located in Charlotte, North Carolina.

R. Calvert Esleeck, Jr., 63, has been a director since 1998. Mr. Esleeck recently retired as a practicing certified public accountant and President of the Midlothian area firm of Murray & Esleeck, P.C. He is licensed in Virginia and is a member of the American Institute of CPAs and the Virginia Society of CPAs. Mr. Esleeck is a combat veteran of the Vietnam War where he served as a Marine infantry officer. He also serves as President of the Families of the Wounded Fund, Inc., which provides assistance to the families of the wounded servicemen and women being treated at McGuire Veterans Hospital.

Dean T. Patrick, 47, is a founder of the Bank and has been a director since 1998. Mr. Patrick has been President of Patrick Construction for the past 26 years and a developer for 13 years. Mr. Patrick is also a licensed real estate broker and President of Ted Patrick Realty.

Michael L. Toalson, age 55, has been a director since 2004. Mr. Toalson is Executive Vice President of the HomeBuilders Association of Virginia. He heads the HBAV lobbying team before state lawmakers and regulators and is the chief administrative officer of the organization’s 6,000 members.

George R. Whittemore, 58, has been a director since 1998. Mr. Whittemore is currently retired. He is a member of the Board of Directors of Supertel Hospitality, Inc. (formerly Humphrey Hospitality Trust, Inc.), a publicly-traded real estate investment trust that owns limited service hotels. He was a consultant to Supertel Hospitality, Inc. from August 2004 to August 2005 and its President from November 2001 to August 2004. Mr. Whittemore served as a Director and Senior Vice President/Senior Administrative Officer of Anderson & Strudwick, Inc., a brokerage firm, from November 1996 until November 2001. Mr. Whittemore is a director of Prime Group Realty Trust, Inc., a publicly traded real estate investment trust that primarily owns commercial office buildings. He is also a director of Lightstone Value Plus REIT, a non-publicly traded real estate investment trust that owns various types of income producing real estate.

Executive Officers Who Are Not Directors

Jack M. Robeson, 59, has served as Senior Vice President - Lending of the Bank since August 2001. Mr. Robeson served as Vice President for Bank of Essex from January 1996 to August 2001. Mr. Robeson has over 33 years of banking industry experience.

Raymond E. Sanders, 54, has served as Senior Vice President of the Company since its inception. He has served as Senior Vice President and Chief Operating Officer of the Bank since June 2004 and served as Vice President - Retail Banking from July 2002 to June 2004. Mr. Sanders previously served as President of Seasons Mortgage Group from October 1993 until the company was sold in May 2001. He has over 31 years of experience in retail and mortgage banking.

C. Harril Whitehurst, Jr., 57, has served as Senior Vice President and Chief Financial Officer of the Company since its inception. He has served as Senior Vice President and Chief Financial Officer of the Bank since September 2003. Mr. Whitehurst served as a Director for RSM McGladrey from July 2000 to September 2003. Mr. Whitehurst has over 31 years of banking industry experience.

Dennis J. Falk, 49, has served as Senior Vice President - Commercial Banking of the Bank since April 2006. Prior to that, Mr. Falk served as Senior Vice President for SunTrust Bank and was employed by SunTrust (and its predecessor bank in the MidAtlantic region, Crestar Bank) for 14 years. Mr. Falk has over 27 years of banking industry experience.

Code of Ethics

The Company has a Code of Ethics for directors, officers and all employees of the Company and its subsidiaries, and a Code of Ethics applicable to the Company’s Chief Executive Officer, Chief Financial Officer and other principal financial officers. The Code addresses such topics as protection and proper use of Company assets, compliance with applicable laws and regulations, accuracy and preservation of records, accounting and financial reporting and conflicts of interest. A copy of the Code will be provided, without charge, to any shareholder upon written request to the Secretary of the Company, whose address is P.O. Box 330, 1231 Alverser Drive, Midlothian, Virginia 23113.

Board and Committee Meeting Attendance

There were twelve meetings of the Company’s Board of Directors in 2007. Each incumbent director attended greater than 75% of the aggregate number of meetings of the Board of Directors and meetings of committees of which the director was a member in 2007.

Committees of the Board

The Company has an Audit Committee and a Compensation Committee. The Company does not have a standing nominating committee.

Audit Committee

The Company’s Audit Committee assists the Board of Directors in fulfilling its oversight responsibility to the shareholders relating to the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements and the qualifications, independence and the performance of the internal audit function. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attestation services for the Company. The Board of Directors has adopted a written charter for the Audit Committee. A copy of the charter was attached to our 2007 proxy statement.

The members of the Audit Committee are Messrs. Esleeck, Chandler and Toalson, all of whom the Board of Directors, in its business judgment, has determined are independent as defined by the NASDAQ Stock Market’s (“NASDAQ”) listing standards. The Board of Directors also has determined that all of the members of the Audit Committee have sufficient knowledge in financial and auditing matters to serve on the Audit Committee and that Mr. Esleeck qualifies as an audit committee financial expert as defined by SEC regulations.

The Audit Committee met three times in 2007. For additional information regarding the Audit Committee, see “Audit Information – Audit Committee Report” later in this report.

Compensation Committee

The Company’s Compensation Committee assists the Board of Directors in fulfilling their responsibility to the shareholders to ensure that the Company’s officers, key executives, and board members are compensated in accordance with the Company’s total compensation objectives and executive compensation policy. The Compensation Committee advises and recommends for approval compensation policies, strategies, and pay levels necessary to support organizational objectives. The Board of Directors has adopted a written charter for the Compensation Committee. A copy of the charter was attached to our 2007 proxy statement.

The members of the Compensation Committee are Messrs. Avery, Chandler, Balzer, Bell and Whittemore, all of whom the Board in its business judgment has determined are independent as defined by NASDAQ’s listing standards.

The Compensation Committee’s primary objective is to provide competitive levels of compensation to attract, retain and reward outstanding executive officers. In a highly competitive community banking marketplace, excellent leadership is essential. Our executive officers are expected to manage the business of the Company in a manner that promotes its growth and profitability for the benefit of our shareholders. To that end, we believe that:

•	Our key executives should have compensation opportunities at levels that are competitive with peer institutions.

•	Total compensation should include significant “at risk” components that are linked to annual and longer term performance results.

•

Stock-based compensation should form a key component of total compensation as a means of linking senior management to the long term performance of the Company and aligning their interests with those of shareholders.

The Compensation Committee’s compensation philosophy with respect to its executive officers is one of pay for performance. Accordingly, an executive officer’s annual compensation consists of a base salary, an annual monetary bonus and stock-based compensation. The annual monetary bonus is utilized to reward our executives for achieving short-term financial and productivity goals, and stock-based compensation is utilized for achieving long-term financial and productivity goals.

The Compensation Committee met four times in 2007.

Director Nomination Process

The independent members of the Board of Directors perform the functions of a nominating committee. The Board of Directors does not believe it needs a separate nominating committee because the independent directors (as that term is defined in the NASDAQ listing standards) have the time and resources to perform the function of recommending nominees to the Board of Directors. The Board of Directors has adopted a resolution that provides that it will not nominate any person who has not been recommended for nomination by a majority of the independent directors.

In identifying potential nominees, the Board of Directors takes into account such factors as it deems appropriate, including the current composition of the Board of Directors, the range of talents, experiences and skills that would best complement those that are already represented on the Board of Directors, the balance of management and independent directors and the need for specialized expertise. The Board of Directors considers candidates for Board membership suggested by its members and by management, and the Board of Directors will also consider candidates suggested informally by a shareholder of the Company.

In the consideration of director nominees, including any nominee that a shareholder may submit, the Board of Directors considers, at a minimum, the following factors for new directors, or the continued service of existing directors:

•	The ability of the prospective nominee to represent the interests of the shareholders of the Company;

•	The prospective nominee’s standards of integrity, commitment and independence of thought and judgment;

•

The prospective nominee’s ability to dedicate sufficient time, energy and attention to the diligent performance of his or her duties, including the prospective nominee’s service on other public company boards;

•	The extent to which the prospective nominee contributes to the range of talent, skill and expertise appropriate for the Board of Directors; and

•	The prospective nominee’s involvement within the communities the Company serves.

Shareholders entitled to vote for the election of directors may recommend candidates for the independent directors to consider formally in connection with an annual meeting as long as the recommendation is made on or before the last date on which a shareholder may nominate an individual for election to the Board of Directors under the Company’s Bylaws.

Under the process used by the Company for selecting new board candidates, the President and Chief Executive Officer and the Board of Directors identify the need to add a new board member with specific qualifications or to fill a vacancy on the board. The Chairman of the Board of Directors will initiate a search, working with staff support and seeking input from board members and senior management, hiring a search firm, if necessary, and considering any candidates recommended by shareholders. An initial slate of candidates that will satisfy criteria and otherwise qualify for membership on the board may be presented to the Board of Directors. A determination is made as to whether board members have relationships with preferred candidates and can initiate contacts. The President and Chief Executive Officer and the Chairman of the Board of Directors interview prospective candidates. The Board of Directors meets to conduct further interviews of prospective candidates, if necessary or appropriate, and to consider and recommend final candidates for approval.

Director Compensation

Each member of the Board of Directors receives no fees for their service as Directors of the Company.

All of the directors of the Company serve as directors of the Bank. As compensation for his service to the Bank, each member of the Board of Directors receives fees as follows:

•	a retainer fee of $100 for each meeting of the Board ($150 for the Chairman of the Board),

•	an attendance fee of $200 for each meeting of the Board that he attends ($300 for the Chairman of the Board), and

•	an attendance fee of $100 for each meeting of a committee that he attends ($150 for the chairman of the committee).

Board members who are also officers do not receive any additional compensation above their regular salary for Board service or attending committee meetings.

During the year, all directors of the Company also served on the Board of Village Bank Mortgage Corporation and received $100 per meeting for attending such meetings.

In 2005, the Company adopted the Outside Directors Deferral Plan under which non-employee directors of the Bank have the opportunity to defer receipt of all or a portion of their compensation until retirement or departure from the Board of Directors. Any amounts deferred under this plan are maintained in an account for the benefit of the director and are credited annually with interest on the deferred amount at a rate established by the Board of Directors in its sole discretion prior to the beginning of each plan year.

The following table provides information concerning the compensation of all non-employee directors for the year ended December 31, 2007:

Director Compensation

Name	Fees Earned or Paid in Cash	Nonqualified Deferred Compensation Earnings (1)	Total
R.T. Avery, III	$12,850	$1,712	$14,562
Donald J. Balzer, Jr.	9,550	1,418	10,968
Craig D. Bell	11,050	1,668	12,718
William B. Chandler	8,500	1,264	9,764
R. Calvert Esleeck, Jr.	9,700	1,393	11,093
Dean T. Patrick	9,900	—	9,900
Michael L. Toalson	10,500	529	11,029
George R. Whittemore	10,800	1,322	12,122

(1)	Represents interest earned on deferred fees for the year ended December 31, 2007.

Annual Meeting Attendance

The Company encourages members of the Board of Directors to attend the annual meeting of shareholders. All of the directors except one attended the 2007 annual meeting.

Communications with Directors

Any director may be contacted by writing to him c/o Village Bank and Trust Financial Corp., P.O. Box 330, 1231 Alverser Drive, Midlothian, Virginia 23113. Communications to the non-management directors as a group may be sent to the same address, c/o the Secretary of the Company. The Company promptly forwards all such correspondence to the indicated directors.

ITEM 10 – EXECUTIVE COMPENSATION

Executive Officer Compensation

The following table presents information concerning the compensation of the named executive officers for services rendered in all capacities to the Company and the Bank.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(6)	Total
Thomas W. Winfree	2007	$190,000	$—	$4,021	$10,317	$—	$82,334	$23,315	$309,987
President and Chief	2006	172,500	—	—	6,018	45,900	21,936	3,450	249,804
Executive Officer
C. Harril Whitehurst, Jr.	2007	121,875	—	2,120	6,878	—	19,818	3,771	154,463
Senior Vice President/	2006	109,313	—	—	4,012	17,802	2,907	2,250	136,284
Chief Financial Officer
Jack M. Robeson	2007	114,583	250	2,035	6,878	—	20,806	9,259	153,812
Senior Vice President	2006	104,963	—	—	4,012	18,282	3,258	2,220	132,735
Lending
Raymond E. Sanders	2007	121,875	—	2,120	6,878	—	17,194	5,760	153,828
Senior Vice President/	2006	109,313	—	—	4,012	17,181	2,162	2,267	134,935
Chief Operating Officer
Dennis J. Falk (4)	2007	123,333	—	2,065	7,429	—	10,330	10,033	153,191
Senior Vice President	2006	90,000	—	—	4,953	11,948	—	600	107,501
Jerry W. Mabrey (5)	2007	72,533	—	—	—	—		5,624	78,158
President, Village Bank
Mortgage Corporation

(1)	Amounts represent compensation expense for awards and grants made in accordance with FAS 123R. The annual expense of these awards and grants are based on recording the required expense over their vesting period of three years with the exception of performance shares which cliff vest at the end of three years. Assumptions used in the calculation of these amounts are included in Note 13 to the Company’s audited financial statements for the year ended December 31, 2007 included in the Form 10-KSB filed with the SEC on March 27, 2008. Starting in 2007, the Company only makes awards of restricted stock.

(2)	All executive officers declined any amounts due them under the Incentive Plan for 2007.

(3)	Amounts represent the Company’s expense for the supplemental executive retirement plan.

(4)	Mr. Falk’s employment with the Company began in April 2006.

(5)	Mr. Mabry’s employment with the Company began in April 2007.

(6)	Amounts shown in the “All Other Compensation” column are detailed in the following table:

All Other Compensation

Name and Principal Position	Company Match on 401(k)	Company Vehicle / Automobile Allowance	Cancer Policy Insurance Premium	Telephone Expense / Allowance	Financial Planning	Total
Thomas W. Winfree	$4,082	$11,755	$378	$2,101	$5,000	$23,315
C. Harril Whitehurst, Jr.	2,793	—	378	600	—	3,771
Jack M. Robeson	2,662	6,000	378	219	—	9,259
Raymond E. Sanders	2,562	2,400	378	420	—	5,760
Dennis J. Falk	2,706	6,000	427	900	—	10,033
Jerry W. Mabrey	520	4,250	254	600	—	5,624

Messrs. Winfree and Whitehurst have employment agreements with the Company. Additional information on these employment agreements is described later in this report. Information on the components of executive compensation is set forth below.

Salary. A competitive salary for senior management is essential. Furthermore, flexibility to adapt to the particular skills of an individual or the specific needs of the Company is required. Proposed salary adjustments for senior management are presented to the Compensation Committee by Mr. Winfree, typically during the second quarter. The Compensation Committee reviews the recommendations, makes any further adjustments and generally approves the recommendations with input from the Compensation Committee’s external compensation advisor. Recommendations regarding adjustments to Mr. Winfree’s salary are reviewed and, if appropriate, approved by the Compensation Committee in executive session. Salaries for senior management in 2006 were generally deemed to be below the median of the Company’s peer group. At the recommendation of the Compensation Committee’s external compensation advisor, the Compensation Committee approved the proposed salary adjustments and will consider future increases to annual base salaries to bring senior base pay in line with targeted compensation levels and mix as defined in the Company’s executive compensation philosophy, which is described earlier in this report.

Stock-Based Compensation. Prior to 2007, the Compensation Committee awarded stock options to employees under the 2000 Incentive Plan, as amended and restated. These awards of stock options were at the sole discretion of the Board of Directors and were utilized to attract new employees as well as to reward existing employees for performance. Starting in 2007, the Compensation Committee replaced the use of stock options with time-vested and performance-vested restricted stock awards as it believes restricted stock is a more competitive form of compensation to retain and attract new employees.

The Compensation Committee has implemented a restricted stock award strategy that generally favors a mix (50% / 50%) of time-vested and performance-vested restricted stock awards, each of which vests over three-year periods. Time-vested stock awards will vest on each of three anniversary dates in 25%, 25% and 50% increments. Performance-vested stock awards will vest at the end of a three year performance period if the Company achieves targeted measures of return on equity and return on assets. Performance-share vesting can range from 0%, when all are forfeited, to 100%, when all are earned. The Compensation Committee has not implemented a leverage arrangement where the performance-vested shares can be leveraged beyond the original performance stock award. As with all components of pay, the Compensation Committee will consider future increases to each executive’s targeted annual long term grant value to bring total direct compensation levels in line with established compensation levels and mix as defined in the Company’s executive compensation philosophy.

In granting restricted stock awards in 2007, the Compensation Committee asked its external compensation advisor to propose a 2007 restricted stock award for senior management. The Compensation Committee’s advisor recommended restricted stock awards for each executive based on the Company’s executive compensation philosophy statement described elsewhere in this report. In reviewing the compensation advisor’s recommendation for the 2007 restricted stock awards, the Compensation Committee also took into consideration historical stock option grant practices and the conversion from stock option grants to more competitive awards of time-vested and performance-vested restricted stock.

Information on the restricted stock awards in 2007 is provided in the following table:

Grants of Plan Based Awards in 2007

		Estimated Future Payouts Under Equity Incentive Plan Awards
	Grant	Time-	Performance-		Grant Date Fair Value
Name	Date	Vested (1)	Vested (2)	Total	Per Share	Total
Thomas W. Winfree	2/15/07	1,100	1,100	2,200	$15.95	$35,090
C. Harril Whitehurst, Jr.	2/15/07	540	540	1,080	$15.95	17,226
	6/1/07	60	60	120	$16.75	2,010
Jack M. Robeson	2/15/07	520	520	1,040	$15.95	16,588
	6/1/07	55	55	110	$16.75	1,843
Raymond E. Sanders	2/15/07	540	540	1,080	$15.95	17,226
	6/1/07	60	60	120	$16.75	2,010
Dennis J. Falk	2/15/07	565	565	1,130	$15.95	18,024

(1)	Time-vested stock awards will vest on each of three anniversary dates in 25%, 25% and 50% increments.

(2)	Performance-vested stock awards will vest at the end of a three year performance period if the Company achievestargeted measures of return on equity and return on assets. Performance-share vesting can range from 0%, when all are forfeited, to 100%, when all are earned.

Non-Equity Incentive Plan Compensation. We offer senior management an opportunity to receive an annual target non-equity incentive bonus of 15 to 20 percent of their year-end base salary, depending on the executive’s responsibilities. To determine an executive officer’s non-equity incentive, the Compensation Committee adopted the 2006 Management Incentive Plan (the “Plan”). Under the Plan, an executive officer can earn a bonus by achieving short-term financial and productivity goals established by the Compensation Committee. These goals are customized for each executive before the beginning of the Plan year to reflect a mix of corporate and individual initiatives and reflect a minimum, target and maximum amount of incentive. For example, Mr. Winfree’s targeted incentive awards under the Plan are weighted between corporate (70%) and individual (30%) goals. For others in senior management, the mix of corporate and individual weights is generally 60% / 40% or 50% / 50%, respectively, depending on the organizational responsibility of each executive. At a meeting of the Compensation Committee, usually in December, the Compensation Committee’s external compensation advisor recommends award targets and the award leverage schedule (minimum to maximum awards and their relationship to performance intervals), for the upcoming year.

For 2007, Mr. Winfree presented performance results for corporate and individual measures and corresponding proposed incentive amounts that were calculated in accordance with the award leverage schedule in the Plan. The

Compensation Committee reviewed the performance of the Company and each executive’s performance against the Plan. At the request of the Compensation Committee, the external compensation advisor validated the award calculations prior to the Compensation Committee’s approval of the Plan award amounts. In general, the target award opportunities under the Plan were below comparative practices of our peer group. As with all components of pay, the Compensation Committee will consider future increases to each executive’s annual target incentive opportunity to bring total cash compensation in line with targeted compensation levels and mix as defined in the Company’s executive compensation philosophy. All executive officers declined any amounts due them under the Plan for 2007.

Non-Qualified Deferred Compensation Plans. We believe that non-qualified deferred compensation plays an important role in retaining key executives, as well as helping them provide for retirement. The Compensation Committee retained an independent consultant to analyze the total retirement benefits provided by the Company and Social Security to employees with various levels of compensation and years of service so that the Compensation Committee could determine the projected replacement ratio of income at retirement compared with active employment. Because of limits under our qualified retirement plan on the amount of deferrals that our executives can make, several of our executives can expect to have a lower retirement replacement ratio than we have targeted for all employees. Consequently, as a matter of “pension equity”, we have adopted a supplemental plan which should provide a benefit for designated executives that will help approach the targeted retirement replacement ratio.

For that reason, we provide a benefit for senior management, including each of the named executive officers. The Company provides a potential supplemental retirement plan benefit of $50,000 annually for 15 years to Mr. Winfree and a potential benefit of $25,000 annually for 15 years to Messrs. Whitehurst, Sanders, Robeson and Falk. Under the plan’s vesting schedule, Mr. Winfree has completed four years of a six year vesting schedule. Messrs. Whitehurst, Sanders, and Robeson have completed three years of a ten year vesting schedule. Mr. Falk has completed one year of a ten year vesting schedule. In the event of a pre-retirement death, vesting is accelerated and the executive’s named beneficiary receives the benefit over the 15 year payout schedule. In the event of a post-retirement death, the executive’s named beneficiary receives any remaining benefit payments of the 15 year payout schedule. In the event of a termination of employment resulting from a change in control of the Company, vesting is accelerated and the benefit is paid under the 15 year payout schedule.

Outstanding Equity Awards

The following table sets forth certain information with respect to the amount and value of outstanding equity awards on an award-by-award basis held by the named executive officers at December 31, 2007.

Outstanding Equity Awards at Fiscal Year-end

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#)		Option Exercise	Option Expiration	Number of Shares or Units of Stock That Have Not	Market Value of Shares or Units of Stock That Have Not	Equity Incentive Plan Awards: Number of Un- earned Shares, Units or Other Rights that have	Equity Incentive Plan Awards: Market or Payout Value of Un- earned Shares, Units or Other Rights that have
Name	Exercisable	Unexercisable (1)	Price ($)	Date	Vested	Vested ($)	not Vested	not Vested
Thomas W. Winfree	11,000		$8.50	9/18/11	1,100	$17,545	1,100	$17,545
	1,000		8.50	9/18/11
	5,000		8.80	8/19/12
	5,000		7.68	4/18/13
	10,000		12.50	7/16/14
	10,000		11.96	4/26/15
	4,650		13.00	12/20/15
	1,500	3,000	12.50	6/12/16

	48,150	3,000

C. Harril Whitehurst, Jr.	5,000		$9.24	9/15/13	600	9,618	600	9,618
	6,000		11.20	1/27/14
	5,000		12.50	7/16/14
	5,000		13.00	7/21/15
	3,100		13.00	12/20/15
	1,000	2,000	12.50	6/12/16

	25,100	2,000

Jack M. Robeson	6,000		$8.50	9/18/11	575	9,215	575	9,215
	1,000		8.20	8/18/13
	5,000		12.50	7/16/14
	3,000		13.00	7/21/15
	3,100		13.00	12/20/15
	1,000	2,000	12.50	6/12/16

	19,100	2,000

Raymond E. Sanders	5,000		$8.80	8/19/12	600	9,618	600	9,618
	4,000		8.20	8/18/13
	5,000		12.50	7/16/14
	5,000		13.00	7/21/15
	3,100		13.00	12/20/15
	1,000	2,000	12.50	6/12/16

	23,100	2,000

Dennis J. Falk	1,000	2,000	$13.50	4/24/16	565	9,012	565	9,012

(1)	Award is vested evenly over three years from date of grant.

None of our named executive officers exercised stock options nor did any restricted stock awards vest in 2007.

Employment and Change-in-Control Agreements

Securing the continued service of key executives is essential to the successful future of the Company. Employment agreements and management continuity agreements (which help retain key executives during a possible change of control situation) assist the Company by providing security to key executives.

The Company has entered into employment agreements with Messrs. Winfree and Whitehurst. Mr. Winfree’s employment agreement was entered into May 1, 2001 with an initial term of three years. Under the agreement, Mr. Winfree agrees to perform the services and duties appropriate to his capacity as the Chief Executive Officer of the Company, responsible for all day-to-day operations. Annually, the Board of Directors reviews Mr. Winfree’s performance for the immediately preceding year and, after such review, may extend the employment agreement for an additional twelve months. Mr. Winfree’s current employment agreement covers the period from May 1, 2006 to April 30, 2009.

Mr. Whitehurst’s employment agreement was entered into September 9, 2003 with a term of one year. Under the agreement, Mr. Whitehurst agrees to perform the services and duties appropriate to his capacity as the Chief Financial Officer of the Company. Annually, the Board of Directors reviews Mr. Whitehurst’s performance for the immediately preceding year and, after such review, may extend the employment agreement for twelve months by an appropriate written instrument executed by Mr. Whitehurst and on behalf of the Company. If the employment agreement is not extended in writing before the end of its term or expressly terminated, it shall automatically renew for an additional term of twelve months. Mr. Whitehurst’s current employment agreement covers the period from September 1, 2007 to August 31, 2008.

Under the terms of both agreements, Messrs. Winfree and Whitehurst are entitled to severance payments equal to his respective salary for the balance of the term if he is terminated without “Cause” or if he terminates with “Good Reason”, each as defined in the respective agreement. In addition, for a period of six months, he will continue to receive benefits under all other employee benefit plans or programs in which he was participating prior to termination or, if continued participation is not possible, an equivalent value. At December 31, 2007, the value of Mr. Winfree’s and Mr. Whitehurst’s severance payments following termination without Cause or with Good Reason is $253,300 and $81,300, respectively.

The agreements also provide for termination benefits following a change in control of the Company. If Mr. Winfree’s employment is terminated for any reason other than for Cause during the term of the employment agreement and any renewal term following a change of control of the Company, he will be entitled to a severance payment in an amount equal to 2.99 times his salary and bonus received during the twelve months ending with the termination of the executive’s employment to be paid in equal monthly installments over the thirty six months succeeding the date of termination. If Mr. Whitehurst’s employment is terminated for any reason other than for Cause during the term of the employment agreement and any renewal term following a change of control of the Company, he will be entitled to a severance payment in an amount equal to 1.50 times his salary and bonus received during the twelve months ending with the termination of the executive’s employment to be paid in equal monthly installments over the eighteen months succeeding the date of termination. Additionally, for a period of 2.99 and 1.50 years, respectively, following termination or until such time that the executive has secured full time employment with another employer, Messrs. Winfree and Whitehurst are entitled to continued participation in all group, life, health, accident and disability insurance programs and other employee benefit plans that the executive was eligible to participate in prior to his date of termination. Had Mr. Winfree’s employment terminated on December 31, 2007 following a change of control of the Company, he would be entitled to approximately $523,250 (2.99 times his 2007 base salary and bonus, given that his agreement restricts payments that would constitute an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code) payable in equal monthly installments over 36 months. Had Mr. Whitehurst’s employment terminated on December 31, 2006 following a change of control of the Company, he would be entitled to approximately $172,500 (1.50 times his base salary and 2007 bonus) payable in equal monthly installments over 18 months.

Additionally, Messrs. Sanders, Robeson and Falk have entered into change of control agreements that provide for termination benefits following a change in control of the Company. Messrs. Sanders’, Robeson’s and Falk’s agreements state that, if within one year after a change in control of the Company, the executive resigns after a reduction in salary or the Company terminates the executive without Cause, the executive will receive one year’s salary, payable in monthly installments over twelve months or in a single lump sum. Accordingly, Messrs. Sanders’, Robeson’s and Falk’s termination benefit following a change in control of the Company and a termination under the above circumstances is $130,000, $120,000, $125,000, respectively, as of December 31, 2006.

Equity Compensation Plans

The following table sets forth information as of December 31, 2007, with respect to compensation plans under which shares of Common Stock are authorized for issuance.

Equity Compensation Plan Information

Plan Category	Number of Securities to Be issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (1)
Equity Compensation Plans
Approved by Shareholders:
2000 Incentive Plan (2)	259,210	$10.26	185,290
Organizational Investors Warrant Plan	137,500	$10.00	—
Equity Compensation Plans
Not Approved by Shareholders: (3)	—	$—	—

	396,710	$10.17	185,290

(1)	Amounts exclude any securities to be issued upon exercise of outstanding options, warrants and rights.

(2)	The 2000 Incentive Plan permits grants of stock options and awards of Common Stock and/or restricted stock, phantom stock or stock appreciation rights. To date, only options have been granted under the Incentive Plan.

(3)	The Company does not have any equity compensation plans that have not been approved by shareholders.

ITEM 11 – SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

Security Ownership of Management

The following table sets forth, as of March 31, 2008, unless otherwise noted, certain information with respect to beneficial ownership of shares of Common Stock by each of the members of the Board of Directors, by the executive officers named in the “Summary Compensation Table” below, by owners of more than 5% of shares of Common Stock known to the Company, and by all directors and executive officers as a group. Beneficial ownership includes shares, if any, held in the name of the spouse, minor children or other relatives of a director living in such person’s home, as well as shares, if any, held in the name of another person under an arrangement whereby the director or executive officer can vest title in himself at once or at some future time.

Name	Amount and Nature of Beneficial Ownership	Percent of Class (%)
Directors:
R. T. Avery, III (1)	77,554	3.00%
Donald J. Balzer, Jr. (2)	66,716	2.58%
Craig D. Bell (3)	69,012	2.66%
William B. Chandler (4)	67,411	2.60%
R. Calvert Esleeck, Jr. (5)	34,811	1.34%
Dean T. Patrick (6)	58,798	2.27%
Michael L. Toalson (7)	6,611	0.26%
George R. Whittemore (8)	27,911	1.08%
Thomas W. Winfree (9)	97,054	3.69%
Executive Officers:
Dennis J. Falk (10)	4,082	0.16%
Jack M. Robeson (11)	21,176	0.82%
Raymond E. Sanders (12)	25,379	0.98%
C. Harril Whitehurst, Jr. (13)	32,028	1.23%
Certain Beneficial Owners:
John S. Clark (14)	248,419	9.64%
1633 Broadway, 30th Floor
New York, NY 10019
Directors and executive officers as a group (13 persons)	588,543	20.98%

(1)	Amount disclosed includes 2,500 shares of Common Stock owned by Mr. Avery; 5,200 shares of Common Stock in Mr. Avery’s Simplified Employee Pension Plan; 1,200 shares of Common Stock in Mr. Avery’s IRA account; 3,200 shares of Common Stock in Mr. Avery’s 401(k) account; 3,070 shares of Common Stock owned by Mr. Avery’s children; 49,773 shares of Common Stock owned by Mr. Avery’s spouse; options to acquire 10,111 shares of Common Stock; and warrants to acquire 2,500 shares of Common Stock.

(2)	Amount disclosed includes 44,240 shares of Common Stock owned by Mr. Balzer; 3,265 shares of Common Stock in Mr. Balzer’s IRA account; 5,000 shares of Common Stock owned by DJB Family Ltd. Partnership; 1,100 shares of Common Stock owned by Mr. Balzer’s spouse; 3,000 shares of Common Stock owned by Mr. Balzer’s children; and options to acquire 10,111 shares of Common Stock.

(3)	Amount disclosed includes 41,100 shares of Common Stock owned by Mr. Bell; 8,200 shares of Common Stock in Mr. Bell’s IRA account; 1,000 shares owned by Mr. Bell’s father; 100 shares owned jointly with Mr. Bell’s brother; options to acquire 16,112 shares of Common Stock; and warrants to acquire 2,500 shares of Common Stock.

(4)	Amount disclosed includes 46,300 shares of Common Stock owned by Mr. Chandler; 6,000 shares of Common Stock owned by Mr. Chandler’s children; options to acquire 10,111 shares of Common Stock; and warrants to acquire 5,000 shares of Common Stock.

(5)	Amount disclosed includes 4,900 shares of Common Stock owned by Mr. Esleeck; 190 shares of Common Stock in Mr. Esleeck’s Roth IRA account; 1,766 shares of Common Stock in Mr. Esleeck’s IRA account; 9,712 shares of Common Stock owned by Mr. Esleeck’s spouse; 5,632 shares of Common Stock owned by Mr. Esleeck’s children; options to acquire 10,111 shares of Common Stock; and warrants to acquire 2,500 shares of Common Stock.

(6)	Amount disclosed includes 17,460 shares of Common Stock owned by Mr. Patrick; 20,927 shares of Common Stock in Mr. Patrick’s IRA account; 1,800 shares of Common Stock owned by Mr. Patrick’s children and parents; options to acquire 16,111 shares of Common Stock; and warrants to acquire 2,500 shares of Common Stock.

(7)	Amount disclosed includes 3,770 shares of Common Stock owned by Mr. Toalson; 1,230 shares of Common Stock in Mr. Toalson’s IRA account; and options to acquire 1,611 shares of Common Stock.

(8)	Amount disclosed includes 2,600 shares of Common Stock owned by Mr. Whittemore; 1,300 shares of Common Stock in Mr. Whittemore’s IRA account; 2,400 shares of Common Stock in Mr. Whittemore’s Simple IRA account; 9,000 shares of Common Stock owned by Mr. Whittemore’s spouse; options to acquire 10,111 shares of Common Stock; and warrants to acquire 2,500 shares of Common Stock.

(9)	Amount disclosed includes 43,715 shares of Common Stock owned by Mr. Winfree; 666 shares of Common Stock in Mr. Winfree’s IRA account; 1,323 shares of Common Stock in Mr. Winfree’s Roth IRA account; 200 shares of Common Stock owned by Mr. Winfree’s son; and options to acquire 51,150 shares of Common Stock.

(10)	Amount disclosed includes 1,082 shares of Common Stock owned by Mr. Falk and options to acquire 3,000 shares of Common Stock.

(11)	Amount disclosed includes 76 shares of Common Stock owned by Mr. Robeson and options to acquire 21,100 shares of Common Stock.

(12)	Amount disclosed includes 279 shares of Common Stock owned by Mr. Sanders and options to acquire 25,100 shares of Common Stock.

(13)	Amount disclosed includes 4,928 shares of Common Stock owned by Mr. Whitehurst and options to acquire 27,100 shares of Common Stock.

(14)	Mr. Clark beneficially owns 248,419 shares of Common Stock. Mr. Clark has sole voting and dispositive power with respect to 216,419 shares of Common Stock, which includes 12,000 shares of Common Stock held by trusts for which he serves as sole trustee. Mr. Clark has shared voting and dispositive power with respect to 32,000 shares of Common Stock deemed beneficially owned by his spouse.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s directors and executive officers, and any persons who own more than 10% of the outstanding shares of Common Stock, to file reports of ownership and changes in ownership of Common Stock. Officers and directors are required by regulations to furnish the Company with copies of all Section 16(a) reports that they file. Based solely on review of the copies of such reports furnished to the Company and the Bank or written representation that no other reports were required, the Company believes that, during fiscal year 2007, our directors and executive officers complied with all applicable Section 16(a) filing requirements, except that R. T. Avery, III, a Director, inadvertently filed a late report on Form 4 covering the purchases of common stock in August and September 2007; Donald J. Balzer, Jr., a Director, inadvertently filed a late report on Form 4 covering the purchases of common stock in February, May and August 2007; Dean Patrick, a Director, inadvertently filed a late report on Form 4 covering purchases of common stock in March and June 2007; Thomas W. Winfree, a Director, inadvertently filed a late report on Form 4 covering the purchase of common stock in June 2007.

ITEM 12 – CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Transactions with Management

Some of the directors and officers of the Company are customers of the Company, and the Company has had banking transactions in the ordinary course of its business with directors, officers, and their associates, on substantially the same terms, including interest rates, collateral and repayment terms on loans, as those prevailing at the same time for comparable transactions with others. All outstanding loans to such officers and directors and their associates are current as to principal and interest. None of such outstanding loans are classified as non-accrual, past due, restructured or potential problems. As of December 31, 2007, all loans to directors, executive officers and their affiliates totaled approximately $5,435,000 or approximately 20% of stockholders’ equity at such date.

There are no legal proceedings to which any director, officer or associate is a party that would be material and adverse to the Company.

Independence of the Directors

The Board of Directors has determined that the following 8 individuals of its 9 current members are independent as defined by the listing standards of NASDAQ: R. T. Avery, III, Donald J. Balzer, Jr., Craig D. Bell, William B. Chandler, R. Calvert Esleeck, Jr., Dean T. Patrick, Michael L. Toalson and George R. Whittemore. In reaching this conclusion, the Board of Directors considered that the Company and its subsidiaries conduct business with companies of which certain members of the Board of Directors or members of their immediate families are or were directors or officers.

The Board of Directors considered the following relationships between the Company and two of its directors to determine whether such director was independent under NASDAQ’s listing standards:

•

Donald J. Balzer, Jr. is Chairman of the Board of Balzer & Associates, Inc., an architectural, engineering, surveying and landscape architectural firm. Balzer & Associates is acting as the civil engineer on the construction of a new headquarters building for the Company. The Company estimates that it will pay Balzer & Associates approximately $140,000 to provide civil engineering and landscape design services on this project, of which approximately $97,000 has been paid through April 30, 2008.

•	Craig D. Bell is a partner with the law firm of McGuire Woods LLP. McGuire Woods LLP represented the Company in its merger negotiations with River City Bank, which is described in Note 19 to the Company’s audited financial statements included elsewhere herein. Through April 30, 2008 the Company has paid McGuire Woods LLP approximately $90,000 in legal fees related thereto.

There were no other relationships between the Company and its directors.

ITEM 13 – EXHIBITS

Exhibit Number	Description

3.1	Articles of Incorporation of Village Bank and Trust Financial Corp. restated in electronic format only as of May 18, 2005.

3.2	Bylaws of Village Bank and Trust Financial Corp., incorporated by reference to Exhibit 3.1 of the Current Report on Form 8-K filed with the Securities and Exchange Commission on December 10, 2007.

10.1	Incentive Plan, as amended and restated May 23, 2006, incorporated by reference to Exhibit 10.1 of the Quarterly Report on Form 10-QSB for the period ended June 30, 2006. *

10.2	Organizational Investors Warrant Plan, incorporated by reference to Exhibit 10.2 of the Annual Report on Form 10-KSB for the year ended December 31, 2004.

10.3	Shareholder Loan Referral Warrant Plan, incorporated by reference to Exhibit 10.3 of the Annual Report on Form 10-KSB for the year ended December 31, 2004.

10.4	Executive Employment Agreement, effective as of April 1, 2001, between Thomas W. Winfree and Southern Community Bank & Trust, incorporated by reference to Exhibit 10.4 of the Annual Report on Form 10-KSB for the year ended December 31, 2004. *

10.5	Form of Incentive Stock Option Agreement, incorporated by reference to Exhibit 10.5 of the Annual Report on Form 10-KSB for the year ended December 31, 2004. *

10.6	Form of Non-Employee Director Non-Qualified Stock Option Agreement, incorporated by reference to Exhibit 10.6 of the Annual Report on Form 10-KSB for the year ended December 31, 2004. *

21	Subsidiaries of Village Bank and Trust Financial Corp. **

31.1	Section 302 Certification by Chief Executive Officer. **

31.2	Section 302 Certification by Chief Financial Officer. **

31.3	Section 302 Certification by Chief Executive Officer (Amendment No. 1). ***

31.4	Section 302 Certification by Chief Financial Officer (Amendment No. 1). ***

32	Section 906 Certification. **

*	Management contracts and compensatory plans and arrangements.

**	Previously filed

***	Filed herewith

ITEM 14 – PRINCIPAL ACCOUNTANT FEES AND SERVICES

Audit Fees

The aggregate fees billed by BDO Seidman, LLP for professional services rendered for the audit of the Company’s annual financial statements for the fiscal years ended December 31, 2007 and 2006, and for the review of the financial statements included in the Company’s Quarterly Reports on Form 10-QSB, and services that are normally provided in connection with statutory and regulatory filings and engagements, for those fiscal years were $102,000 for 2007 and $91,400 for 2006.

Audit Related Fees

There were no fees billed by BDO Seidman, LLP for professional services for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and not reported under the heading “Audit Fees” above for the fiscal year ended December 31, 2007 and 2006.

Tax Fees

The aggregate fees billed by BDO Seidman, LLP for professional services for tax compliance, tax advice and tax planning for the fiscal year ended December 31, 2007 were $19,562. The fees for fiscal year ended December 31, 2006 were $16,946.

All Other Fees

There were no fees billed by BDO Seidman, LLP for any other services rendered to the Company or the Bank for the fiscal years ended December 31, 2007 and December 31, 2006.

SIGNATURES

In accordance with Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

VILLAGE BANK AND TRUST FINANCIAL CORP.

Date: May 22, 2008	By:	/s/ Thomas W. Winfree
Thomas W. Winfree
President and Chief Executive Officer

Annex F

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-Q

QUARTERLY REPORT UNDER SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended March 31, 2008

TRANSITION REPORT UNDER SECTION 13 OR 15(d)

OF THE EXCHANGE ACT

For the transition period from                      to

Commission file number: 0-50765

VILLAGE BANK AND TRUST FINANCIAL CORP.

(Exact name of small business issuer as specified in its charter)

Virginia	16-1694602
(State or other jurisdiction of in Company or organization)	(I.R.S. Employer Identification No.)

1231 Alverser Drive, P.O. Box 330, Midlothian, Virginia 23113

(Address of principal executive offices)

804-897-3900

(Issuer’s telephone number)

Indicate by check whether the registrant (1) filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.  Yes  ☒    No  ☐.

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definition of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☐		Accelerated Filer ☐
Non-Accelerated Filer ☐	(Do not check if smaller reporting company)	Smaller Reporting Company ☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).  Yes  ☐    No  ☒

Indicate the number of shares outstanding of each of the issuer’s classes of common equity, as of the latest practicable date.

2,594,725 shares of common stock, $4.00 par value, outstanding as of April 30, 2008.

Village Bank and Trust Financial Corp.

Form 10-Q

PART I – FINANCIAL INFORMATION

ITEM 1 – FINANCIAL STATEMENTS

Village Bank and Trust Financial Corp. and Subsidiary

Consolidated Balance Sheets

March 31, 2008 (Unaudited) and December 31, 2007

	March 31, 2008	December 31, 2007

	(Unaudited)
Assets
Cash and due from banks	$7,686,160	$5,752,332
Federal funds sold	2,449,342	16,362,672
Investment securities available for sale	7,980,169	13,711,399
Loans held for sale	4,772,386	3,489,886
Loans
Outstandings	347,768,123	327,775,829
Allowance for loan losses	(3,508,865)	(3,469,273)
Deferred fees	(377,661)	(432,816)

	343,881,597	323,873,740

Premises and equipment, net	22,082,502	19,162,054
Accrued interest receivable	2,702,454	2,752,755
Goodwill	689,108	689,108
Other assets	7,959,934	7,470,053

	$400,203,652	$393,263,999

Liabilities and Stockholders’ Equity
Liabilities
Deposits
Noninterest bearing demand	$27,186,508	$23,223,246
Now	13,259,947	10,517,393
Money market	28,177,459	22,060,316
Savings	3,541,795	3,372,986
Time deposits of $100,000 and over	91,185,234	92,932,642
Other time deposits	181,560,822	187,190,675

	344,911,765	339,297,258

Trust preferred securities	8,764,000	8,764,000
FHLB advances	10,000,000	12,000,000
Other borrowings	7,606,899	3,972,569
Accrued interest payable	583,664	587,980
Other liabilities	1,287,754	1,748,893

Total liabilities	373,154,082	366,370,700

Stockholders’ equity
Preferred stock, $1 par value - 1,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $4 par value - 10,000,000 shares authorized; 2,579,725 shares issued and outstanding at March 31, 2008 2,575,985 shares issued and outstanding at December 31, 2007	10,318,900	10,303,940
Additional paid-in capital	13,755,721	13,726,269
Accumulated other comprehensive income (loss)	(104,077)	(122,607)
Retained earnings	3,079,026	2,985,697

Total stockholders’ equity	27,049,570	26,893,299

	$400,203,652	$393,263,999

See accompanying notes to consolidated financial statements.

Village Bank and Trust Financial Corp. and Subsidiary

Consolidated Statements of Income

Three Months Ended March 31, 2008 and 2007

(Unaudited)

	Three Months Ended March 31,
	2008	2007
Interest income
Loans	$6,508,558	$5,317,081
Investment securities	143,318	203,596
Federal funds sold	106,835	123,804

Total interest income	6,758,711	5,644,481

Interest expense
Deposits	3,695,243	2,787,892
Borrowed funds	277,929	130,063

Total interest expense	3,973,172	2,917,955

Net interest income	2,785,539	2,726,526
Provision for loan losses	249,324	208,342

Net interest income after provision for loan losses	2,536,215	2,518,184

Noninterest income
Service charges and fees	207,125	169,061
Gain on sale of loans	426,517	383,789
Other	124,749	112,058

Total noninterest income	758,391	664,908

Noninterest expense
Salaries and benefits	1,846,522	1,565,483
Occupancy	252,603	198,407
Equipment	173,275	157,428
Supplies	96,427	75,235
Professional and outside services	341,088	273,213
Advertising and marketing	48,861	79,827
Other operating expense	394,423	289,030

Total noninterest expense	3,153,199	2,638,623

Income before income taxes	141,407	544,469
Provision for income taxes	48,078	185,120

Net income	$93,329	$359,349

Earnings per share, basic	$0.04	$0.14

Earnings per share, diluted	$0.04	$0.13

See accompanying notes to consolidated financial statements.

Village Bank and Trust Financial Corp.

Consolidated Statements of Stockholders’ Equity

Three Months Ended March 31, 2008 and 2007

	Common Stock		Additional	Retained	Accumulated Other
	Number of Shares	Amount	Paid-in Capital	Earnings (Deficit)	Comprehensive Income (loss)	Total
Balance, December 31, 2007	2,575,985	$10,303,940	$13,726,269	$2,985,697	$(122,607)	$26,893,299
Issuance of common stock	3,740	14,960	10,040	—	—	25,000
Stock based compensation			19,412			19,412
Minimum pension adjustment (net of income taxes of $729)					2,145	2,145
Net income	—	—	—	93,329	—	93,329
Change in unrealized gain (loss) on securities available for sale (net of income taxes of $5,571)	—	—	—	—	16,385	16,385

Total comprehensive income (loss)	—	—	—	—	—	111,859

Balance, March 31, 2008	2,579,725	$10,318,900	$13,755,721	$3,079,026	$(104,077)	$27,049,570

Balance, December 31, 2006	2,562,088	$10,248,352	$13,588,888	$1,984,634	$(177,759)	$25,644,115
Issuance of common stock	—	—	—	—	—	—
Net income	—	—	—	359,349	—	359,349
Change in unrealized gain (loss) on securities available for sale (net of income taxes $1,806)	—	—	—	—	5,313	5,313

Total comprehensive income (loss)	—	—	—	—	—	364,662

Balance, March 31, 2007	2,562,088	$10,248,352	$13,588,888	$2,343,983	$(172,446)	$26,008,777

See accompanying notes to consolidated financial statements.

Village Bank and Trust Financial Corp. and Subsidiary

Consolidated Statements of Cash Flows

For the Three Months Ended March 31, 2008 and 2007

	2008	2007
Cash Flows from Operating Activities
Net income	$93,329	$359,349
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	166,385	170,947
Provision for loan losses	249,324	208,342
Gain on loans sold	(426,517)	(383,789)
Stock compensation expense	19,412	—
Gain on securities	(23,194)	—
Proceeds from sale of mortgage loans	18,431,482	17,144,190
Origination of mortgage loans for sale	(19,287,465)	(16,990,454)
Amortization of premiums and accretion of discounts on securities, net	(22,374)	(24,654)
Increase in interest receivable	50,301	19,885
Increase in other assets	(496,177)	(1,667,118)
Increase (decrease) in interest payable	(4,316)	33,658
Increase (decrease) in other liabilities	(461,139)	245,082

Net cash used in operating activities	(1,710,949)	(884,563)

Cash Flows from Investing Activities
Purchases of available for sale securities	(994,374)	(10,967,860)
Maturities and calls of available for sale securities	6,795,999	616,018
Net increase in loans	(20,257,181)	(17,769,955)
Purchases of premises and equipment	(3,086,833)	(376,459)

Net cash used in investing activities	(17,542,390)	(28,498,257)

Cash Flows from Financing Activities
Issuance of common stock	25,000	—
Net increase in deposits	5,614,507	22,855,777
Repayment of Federal Home Loan Bank borrowings	(2,000,000)	—
Net increase (decrease) in other borrowings	3,634,330	(214,279)

Net cash provided by financing activities	7,273,837	22,641,498

Net decrease in cash and cash equivalents	(11,979,502)	(6,741,322)
Cash and cash equivalents, beginning of period	22,115,004	17,198,503

Cash and cash equivalents, end of period	$10,135,502	$10,457,181

See accompanying notes to consolidated financial statements.

Notes to Condensed Consolidated Financial Statements (Unaudited)

Note 1 - Principles of presentation

Village Bank and Trust Financial Corp. (the “Company”) is the holding company of Village Bank (the “Bank”). The consolidated financial statements include the accounts of the Company, the Bank and the Bank’s three wholly-owned subsidiaries, Village Bank Mortgage Company, Village Insurance Agency, Inc., and Village Financial Services Company. All material intercompany balances and transactions have been eliminated in consolidation.

In the opinion of management, the accompanying condensed consolidated financial statements of the Company have been prepared on the accrual basis in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. However, all adjustments that are, in the opinion of management, necessary for a fair presentation have been included. The results of operations for the three month period ended March 31, 2008 are not necessarily indicative of the results to be expected for the full year ending December 31, 2008. The unaudited interim financial statements should be read in conjunction with the audited financial statements and notes to financial statements that are presented in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2007 as filed with the Securities and Exchange Commission.

Note 2 - Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the balance sheets and statements of income for the period. Actual results could differ significantly from those estimates.

Note 3 - Earnings per common share

Basic earnings per common share is computed by dividing the net income by the weighted-average number of common shares outstanding during the period. For the three month periods ended March 31, 2008 and 2007, the weighted-average number of common shares totaled 2,576,548 and 2,562,088, respectively. Diluted earnings per share reflect the potential dilution of securities that could share in the net income of the Company. Outstanding options and warrants to purchase common stock were considered in the computation of diluted earnings per share for the periods presented. For the three month periods ended March 31, 2008 and 2007, the weighted-average number of common shares on a fully diluted basis totaled 2,607,777 and 2,688,872, respectively. Options to acquire 98,350 shares of common stock were anti-dilutive for the three month period ended March 31, 2008 and thus excluded from the computation of fully diluted earnings per share, and no options were anti-dilutive for the three month period ended March 31, 2007.

Note 4 – Stock warrant and incentive plans

On March 21, 2000, the Company approved the Organizational Investors Warrant Plan which made available 140,000 warrants for grant to the Company’s initial (organizational) investors for certain risks associated with the establishment of the Bank. The warrants have an exercise price of $10 per share (which approximated the fair value per share of common stock at issuance date) and expired on April 30, 2008. Prior to expiration, warrants to purchase 47,500 shares were exercised resulting in $475,000 in additional capital.

Also on March 21, 2000, the Company established the Incentive Plan, a stock incentive plan, which authorizes the issuance of up to 455,000 shares of common stock (increased from 255,000 shares by amendment to the Incentive Plan approved by the Company’s shareholders at its 2006 annual meeting on May 23, 2006) to assist the Company in recruiting and retaining key personnel.

The following table summarizes stock options outstanding under the stock incentive plan at the indicated dates:

	Three Months Ended March 31,
	2008				2007
	Options	Weighted Average Exercise Price	Fair Value Per Share	Intrinsic Value	Options	Weighted Average Exercise Price	Fair Value Per Share	Intrinsic Value
Options outstanding, beginning of period	247,410	$10.26	$4.70		251,910	$10.22	$4.67
Granted	—	—	—		—	—	—
Forfeited	—	—	—		—	—	—
Exercised	—	—	—		—	—	—

Options outstanding, end of period	247,410	$10.26	$4.70	$180,609	251,910	$10.22	$4.67	$1,456,040

Options exercisable, end of period	229,910				235,410

During the first quarter of 2007, we granted to certain officers 5,725 restricted shares of common stock and 5,725 performance shares of common stock with a weighted average fair market value of $15.95 at the date of grant. During the second quarter of 2007 an additional 175 restricted shares of common stock and 175 performance shares of common stock were granted with a weighted average fair market value of $16.75 at the date of grant. These restricted stock awards have three-year graded vesting, and the performance shares cliff vest at the end of the three years. The number of performance shares that ultimately vest is dependent upon achieving specific performance targets. Prior to vesting, these shares are subject to forfeiture to us without consideration upon termination of employment under certain circumstances. The total number of shares underlying non-vested restricted stock and performance share awards was 9,860 and 11,092 at March 31, 2008 and 2007, respectively.

Stock-based compensation expense was $19,412 and $15,171 for the three months ended March 31, 2008 and 2007, respectively. Unamortized stock-based compensation related to nonvested share based compensation arrangements granted under the Incentive Plan as of March 31, 2008 and 2007 was $204,974 and $259,590, respectively. Of the $204,974 of unamortized compensation at March 31, 2008, $91,055 relates to performance based restricted stock awards. The time based unamortized compensation of $113,919 is expected to be recognized over a weighted average period of 1.62 years.

Note 5 – Trust preferred securities

During the first quarter of 2005, Southern Community Financial Capital Trust I, a wholly-owned subsidiary of the Company, was formed for the purpose of issuing redeemable securities. On February 24, 2005, $5.2 million of Trust Preferred Capital Notes were issued through a pooled underwriting. The securities have a LIBOR-indexed floating rate of interest (three-month LIBOR plus 2.15%) which adjusts, and is payable, quarterly. The interest rate at March 31, 2008 was 4.93%. The securities may be redeemed at par beginning on March 15, 2010 and each quarter after such date until the securities mature on March 15, 2035. The principal asset of the Trust is $5.2 million of the Company’s junior subordinated debt securities with like maturities and like interest rates to the Trust Preferred Capital Notes.

During the third quarter of 2007, Village Financial Statutory Trust II, a wholly-owned subsidiary of the Company, was formed for the purpose of issuing redeemable securities. On September 20, 2007, $3.6 million of Trust Preferred Capital Notes were issued through a pooled underwriting. The securities have a five year fixed income rate of 6.29% payable quarterly, converting after five years to a LIBOR-indexed floating rate of interest (three-month LIBOR plus 1.40%) which adjusts, and is also payable, quarterly. The securities may be redeemed at par at any time commencing in December 2012 until the securities mature in 2037. The principal asset of the Trust is $3.6 million of the Company’s junior subordinated debt securities with like maturities and like interest rates to the Trust Preferred Capital Notes.

The Trust Preferred Capital Notes may be included in Tier 1 capital for regulatory capital adequacy determination purposes up to 25% of Tier 1 capital after its inclusion. The portion of the Trust Preferred Capital Notes not considered as Tier 1 capital may be included in Tier 2 capital.

The obligations of the Company with respect to the issuance of the Trust Preferred Capital Notes constitute a full and unconditional guarantee by the Company of the Trust’s obligations with respect to the Trust Preferred Capital Notes. Subject to certain exceptions and limitations, the Company may elect from time to time to defer interest payments on the junior subordinated debt securities, which would result in a deferral of distribution payments on the related Trust Preferred Capital Notes and require a deferral of common dividends.

Note 6 – Pending merger

On March 9, 2008 the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with River City Bank (“River City”). The Merger Agreement sets forth the terms and conditions of the Company’s acquisition of River City through the merger of River City with and into Village Bank (the “Merger”). Under the terms of the Merger Agreement, Village Bank will acquire all of the outstanding shares of River City. The shareholders of River City will receive, for each share of River City common stock that they own immediately prior to the effective time of the Merger, either $11 per share in cash or 1.0 shares of common stock of the Company. Pursuant to the terms of the Merger Agreement, shareholders of River City will have the opportunity to elect to receive cash, shares of common stock of the Company, or a combination of both, subject to allocation and proration procedures ensuring that 20% of the total merger consideration will be cash and 80% will be common stock of the Company. In addition, at the effective time of the Merger, each outstanding option to purchase shares of River City common stock under any stock plans shall vest pursuant to its terms and shall be converted into an option to acquire the number of shares of the Company’s common stock equal to the number of shares of River City common stock underlying the option multiplied by 1.0. The exercise price of each option will be adjusted accordingly.

Consummation of the Merger is subject to a number of customary conditions including the approval of the Merger by the shareholders of each of River City, the Company and Village Bank and the receipt of all required regulatory approvals. The Merger is expected to be completed in the third quarter of 2008.

Note 7 – Recent accounting pronouncements

In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 157, “Fair Value Measurements.” SFAS 157 establishes a framework for measuring fair value in generally accepted accounting principles (“GAAP”), and expands disclosures about fair value measurements. While the Statement applies under other accounting pronouncements that require or permit fair value measurements, it does not require any new fair value measurements. SFAS 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the measurement date. In addition, the Statement establishes a fair value hierarchy, which prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. Lastly, SFAS 157 requires additional disclosures for each interim and annual period separately for each major category of assets and liabilities. SFAS 157 became effective for the Company on January 1, 2008. See Note 8 of the accompanying notes to the consolidated financial statements for additional information.
In February 2008, the FASB issued FASB Staff Position No. 157-2. The staff position delays the effective date of SFAS 157 for nonfinancial assets and nonfinancial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis. The delay is intended to allow additional time to consider the effect of various implementation issues with regard to the application of SFAS 157. The new staff position defers the effective date of SFAS No. 157 to January 1, 2009 for items within the scope of the staff position. The Company is currently evaluating the impact of FASB Staff Position No. 157-2 on the consolidated financial statements.

In February 2007, the FASB issued SFAS 159, “The Fair Value Option for Financial Assets and Financial Liabilities—including an amendment of FASB Statement No. 115”. This Statement permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This Statement is expected to expand the use of fair value measurement, which is consistent with the Board’s long-term measurement objectives for accounting for financial instruments. This Statement became effective for the Company on January 1, 2008. The Company has elected the fair value option for residential mortgage loans originated on or after January 1, 2008 and held for sale. See Note 8 of the accompanying notes to the consolidated financial statements for additional information.

In November 2007, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin No. 109, “Written Loan Commitments Recorded at Fair Value Through Earnings” (“SAB 109”). SAB 109 expresses the current view of the SEC staff that the expected net future cash flows related to the associated servicing of the loan should be included in the measurement of all written loan commitments that are accounted for at fair value through earnings. SEC registrants are expected to apply this guidance on a prospective basis to derivative loan commitments issued or modified in the first quarter of 2008 and thereafter. The adoption of this standard did not have a material impact on the Company’s consolidated financial position or results of operations.

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations,” (“SFAS 141(R)”) which replaces SFAS 141. SFAS 141(R) establishes principles and requirements for how an acquirer in a business combination recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any controlling interest; recognizes and measures goodwill acquired in the business combination or a gain from a bargain purchase; and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS 141(R) is effective for acquisitions by the Company taking place on or after January 1, 2009. Early adoption is prohibited. Accordingly, a calendar year-end company is required to record and disclose business combinations following existing accounting guidance until January 1, 2009. The Company will assess the impact of SFAS 141(R) if and when a future acquisition occurs.

In December 2007, the FASB issued SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements-an amendment of ARB No. 51” (“SFAS 160”). SFAS 160 establishes new accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. Before this statement, limited guidance existed for reporting non-controlling interests (minority interest). As a result, diversity in practice exists. In some cases minority interest is reported as a liability and in others it is reported in the mezzanine section between liabilities and equity. Specifically, SFAS 160 requires the recognition of a non-controlling interest (minority interest) as equity in the consolidated financials statements and separate from the parent’s equity. The amount of net income attributable to the non-controlling interest will be included in consolidated net income on the face of the income statement. SFAS 160 clarifies that changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation are equity transactions if the parent retains its controlling financial interest. In addition, this statement requires that a parent recognize gain or loss in net income when a subsidiary is deconsolidated. Such gain or loss will be measured using the fair value of the non-controlling equity investment on the deconsolidation date. SFAS 160 also includes expanded disclosure requirements regarding the interests of the parent and its non-controlling interests. SFAS 160 is effective for the Company on January 1, 2009. Earlier adoption is prohibited. The Company is currently evaluating the impact, if any; the adoption of SFAS 160 will have on its consolidated financial statements

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities – an amendment of FASB statement No. 133”, SFAS 161 requires enhanced disclosures about how and why an entity uses derivative instruments, how derivative instruments and related items are accounted for under Statement 133 and how derivative instruments and related hedged items affect an entity’s financial position, financial performance and cash flows. The new standard is effective for the Company on January 1, 2009. The Company is currently evaluating the impact of adopting SFAS No. 161 on the consolidated financial statements.

Note 8 – Fair value

Effective January 1, 2008, the Company adopted SFAS 157 and SFAS 159. SFAS 157 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. SFAS 157 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair values:

Level 1 — Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2 — Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3- Significant unobservable inputs that reflect a company’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

The Company used the following methods to determine the fair value of each type of financial instrument:

Investment securities: The fair values for investment securities are determined by quoted market prices (Level 1).

Residential loans held for sale: The fair value of loans held for sale is determined using quoted prices for a similar asset, adjusted for specific attributes of that loan (Level 2).

Derivative financial instruments: The fair values of derivative financial instruments are based on derivative market data inputs as of the valuation date (Level 2).

Impaired loans: The fair values of impaired loans are measured for impairment using the fair value of the collateral for collateral-dependent loans on a nonrecurring basis. Collateral may be in the form of real estate or business assets including equipment, inventory and accounts receivable. The use of discounted cash flow models and management’s best judgment are significant inputs in arriving at the fair value measure of the underlying collateral and are therefore classified within (Level 3).

Assets and liabilities measured at fair value under SFAS No. 157 on a recurring and non-recurring basis, including financial assets and liabilities for which the Company has elected the fair value option, are summarized below:

	Fair Value Measurement at March 31, 2008 Using
	(In Thousands)

	Carrying Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Financial Assets-Recurring
Available for sale investment securities (1)	$7,980	$7,980
Residential loans held for sale	4,772		4,772
Financial Assets-Non-Recurring
Impaired loans (2)	6,835			6,835

(1)	Excludes restricted stock.

(2)	Represents the carrying value of loans for which adjustments are based on the appraised value of the collateral.

ITEM 2 - MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Forward-Looking Statements

Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are generally identified by phrases such as “we expect,” “we believe” or words of similar import. Such forward-looking statements involve known and unknown risks including, but not limited to, the following factors:

•	interest rate fluctuations;

•	risk inherent in making loans such as repayment risks and fluctuating collateral values;

•	economic conditions in the Richmond metropolitan area;

•	the ability to continue to attract low cost core deposits to fund asset growth;

•	changes in general economic and business conditions;

•	changes in laws and regulations applicable to us;

•	competition within and from outside the banking industry;

•	the ability to successfully manage the Company’s growth or implement its growth strategies if it is unable to identify attractive markets, locations or opportunities to expand in the future;

•	maintaining capital levels adequate to support the Company’s growth;

•	reliance on the Company’s management team, including its ability to attract and retain key personnel;

•	new products and services in the banking industry;

•	problems with our technology, and

•	changing trends in customer profiles and behavior.

•	Merger expenses have been incurred even if the Merger is not completed;

•	the Merger may distract management from its other responsibilities;

•	the Merger might be delayed or changed by regulatory agencies; and

•	the Company may not be able to realize all of the anticipated benefits of the Merger.

Although we believe that our expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of our knowledge of our business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.

General

The Company was organized under the laws of the Commonwealth of Virginia as a bank holding company whose activities consist of investment in its wholly-owned subsidiary, the Bank. The Bank is engaged in commercial and retail banking. We opened to the public on December 13, 1999. We place special emphasis on serving the financial needs of individuals, small and medium sized businesses, entrepreneurs, and professional concerns.

The Bank has three subsidiaries: Village Bank Mortgage Company, Village Insurance Agency, Inc., and Village Financial Services Company. Through our combined companies, we offer a wide range of banking and related financial services, including checking, savings, certificates of deposit and other depository services, and commercial, real estate and consumer loans. We are a community-

oriented and locally owned and managed financial institution focusing on providing a high level of responsive and personalized services to our customers, delivered in the context of a strong direct relationship with the customer. We conduct our operations from our main office/corporate headquarters location and ten branch offices.

Net interest income is our primary source of earnings and represents the difference between interest and fees earned on interest-earning assets and the interest paid on interest-bearing liabilities. The level of net interest income is affected primarily by variations in the volume and mix of those assets and liabilities, as well as changes in interest rates when compared to previous periods of operation. In addition, revenues are generated from fees charged on deposit accounts and gains from sale of mortgage loans to third-party investors.

Our total assets increased to $400,204,000 at March 31, 2008 from $393,264,000 at December 31, 2007, an increase of $6,940,000, or 1.8%. During the first quarter of 2008 liquid assets (cash and due from banks, federal funds sold and investment securities available for sale) decreased by $17,711,000, loans held for sale increased by $1,283,000, net portfolio loans increased by $20,008,000, premises and equipment increased by $2,920,000 and other assets increased by $440,000. The net increase in these assets of $6,940,000 was funded by a $5,615,000 increase in deposit accounts and a net increase in borrowings of $1,634,000.

The following presents management’s discussion and analysis of the financial condition of the Company at March 31, 2008 and December 31, 2007, and results of operations for the Company for the three month periods ended March 31, 2008 and 2007. This discussion should be read in conjunction with the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2007 as filed with the Securities and Exchange Commission as well as the first quarter 2008 financial statements and notes thereto appearing elsewhere in this report.

Results of operations

Net income totaled $93,000, or $0.04 per share on a fully diluted basis, in the first quarter of 2008 compared to net income of $359,000, or $0.13 per share on a fully diluted basis, in the first quarter of 2007. This represents a decrease in net income of $266,000, or 74%.

In the latter half of 2007, the financial markets experienced significant turmoil due to the collapse of the subprime mortgage asset market which has had a detrimental affect on banking in general. The collapse of the mortgage asset market has led to what many consider a recessionary economy and resulted in extraordinary write-offs of mortgage related assets by many banks. The detrimental affect of the collapse in the mortgage asset market has continued in the first quarter of 2008 depressing bank stock values. In reaction first to the mortgage market collapse and most recently to the real possibility of a recession, the Federal Open Market Committee (“FOMC”) of the Federal Reserve reduced short-term interest rates significantly in the last three months of 2007 and has continued to decrease rates in 2008. With this significant decline in short-term interest rates and how rapidly in which they were made, our earnings in the fourth quarter of 2007 and now the first quarter of 2008 have declined over prior periods. This decline in our earnings is a result of a significant portion of our loan portfolio, the primary source of revenue to Village Bank, having interest rates that adjust according to the direction of short-term interest rates. Accordingly, as short-term rates are reduced by the FOMC, the income from our loan portfolio is reduced. While the reduction of short-term interest rates will also reduce the rates we pay on deposits, our largest expense, the reduction in interest rates paid on deposits will be slower than the reduction of interest rates on our loan portfolio as deposits generally do not reprice as quickly as loans. Consequently, our net interest income, the primary source of our earnings, will be negatively impacted as long as short-term interest rates continue to be reduced by the FOMC. While the decline in short-term interest rates has had a detrimental affect on our profitability in 2008, we have never owned nor have we ever originated subprime mortgage loan product and thus are not exposed to the kinds of write-offs of such assets many banks have had to make.

Net interest income increased only slightly from $2,726,000 for the first quarter of 2007 to $2,785,000 for the first quarter of 2008, and decreased significantly from $3,114,000 for the fourth quarter of 2007. Changes in net interest income are attributable to changes in the volume of interest-sensitive assets and liabilities and changes in interest rates. The following table shows the affect that the significant negative decline in interest rates had on the first quarter of 2008 compared to the first and fourth quarters of 2007:

	First Qtr 2008 vs First Qtr 2007	First Qtr 2008 vs Fourth Qtr 2007
Increase (decrease) in net interest income due to changes in
Volume	$702,000	$104,000
Rate	(643,000)	(433,000)

	$59,000	$(329,000)

Our net interest margin for the first quarter of 2008 was 3.09% compared to 4.01% and 3.64% for the first and fourth quarters of 2007, respectively. Margin compression was the single largest factor in our decline in profitability in the first quarter of 2008 compared to 2007.

Noninterest income of $758,000 for the first quarter of 2008 is $93,000 higher than noninterest income of $665,000 for the first quarter of 2007. This increase in noninterest income is primarily a result of higher gain on loan sales and fees from increased loan production by our mortgage banking subsidiary.

Noninterest expense increased by $515,000 from the first quarter of 2007 to the first quarter of 2008. The largest increases in noninterest expense occurred in salaries and benefits of $281,000, occupancy costs of $54,000, audit and accounting costs of $61,000 and the FDIC insurance assessment of $86,000. The increases in salaries and benefits and occupancy costs are a result of the growth of Village Bank; the increase in audit and accounting costs is directly related to implementation of the requirements of the Sarbanes-Oxley Act; and the increase in the FDIC insurance assessment is related to our capital ratios and overall growth.

Net interest income

Net interest income is our primary source of earnings and represents the difference between interest and fees earned on interest-earning assets and the interest paid on interest-bearing liabilities. The level of net interest income is affected primarily by variations in the volume and mix of those assets and liabilities, as well as changes in interest rates when compared to previous periods of operation.

Net interest income for the three months ended March 31, 2008 and 2007 was $2,785,000 and $2,726,000, respectively. This increase of $59,000, or 2%, occurred despite a 92 basis point decline in our net interest margin. The increase in net interest income resulted from growth in our loan portfolio. Loans net of deferred fees increased by $88,612,000, or 34%, from $258,778,000 at

March 31, 2007 to $347,390,000 at March 31, 2008. Loans net of deferred fees averaged $335,988,000 in the first quarter of 2008 as compared to $250,540,000 in the first quarter of 2007, an increase of $85,448,000, or 34%. Our net interest margin (net interest margin is calculated by dividing net interest income by average earning assets) for the three months ended March 31, 2008 was 3.09% compared to 4.01% for the first three months of 2007. Whether this trend of increasing net interest income continues is dependent upon our ability to grow our loan portfolio as well as any further margin compression resulting from declines in short-term interest rates by the FOMC. For the remainder of 2008, we do not expect our loan portfolio to increase significantly. Accordingly, if the FOMC continues to decrease short-term interest rates in 2008 further compressing our net interest margin, net interest income could decline from previous periods.

Average interest-earning assets for the first three months of 2008 increased by $86,358,000, or 31%, compared to the first three months of 2007. The increase in interest-earning assets was due primarily to the growth of our loan portfolio. The average yield on interest-earning assets decreased to 7.50% for the first three months of 2008 compared to 8.29% for the first three months of 2007. This decline in the average yield from 2007 to 2008 was due to the reduction in short-term interest rates by the FOMC during the last quarter of 2007 and the first quarter of 2008.

Our average interest-bearing liabilities increased by $93,278,000, or 37%, for the first three months of 2008 compared to the first three months of 2007. The growth in interest-bearing liabilities was primarily due to growth in deposits. The average cost of interest-bearing liabilities decreased to 4.67% for the first three months of 2008 from 4.75% for the first three months of 2007. The principal reason for the decrease in liability costs was decreasing interest rates as liabilities reprice. The decreasing interest rates were a result of decreases in short term interest rates by the FOMC. See our discussion of interest rate sensitivity following for more information.

The following table illustrates average balances of total interest-earning assets and total interest-bearing liabilities for the periods indicated, showing the average distribution of assets, liabilities, shareholders’ equity and related income, expense and corresponding weighted-average yields and rates. The average balances used in these tables and other statistical data were calculated using daily average balances. We had no tax exempt assets for the periods presented.

Average Balance Sheets

(In thousands)

	Three Months Ended March 31, 2008			Three Months Ended March 31, 2007
	Average Balance	Interest Income/ Expense	Annualized Yield Rate	Average Balance	Interest Income/ Expense	Annualized Yield Rate
Loans net of deferred fees	$335,988	$6,466	7.74%	$250,540	$5,285	8.55%
Investment securities	10,861	143	5.31%	14,099	204	5.87%
Loans held for sale	2,780	42	6.10%	2,025	32	6.41%
Federal funds and other	12,822	107	3.35%	9,429	124	5.33%

Total interest earning assets	362,451	6,758	7.50%	276,093	5,645	8.29%

Allowance for loan losses	(3,444)			(2,605)
Cash and due from banks	6,124			5,069
Premises and equipment, net	18,950			11,845
Other assets	10,905			8,168

Total assets	$394,986			$298,570

Interest bearing deposits
Interest checking	$10,918	$27	0.99%	$9,815	$22	0.91%
Money market	25,548	169	2.66%	19,846	157	3.21%
Savings	3,361	10	1.20%	4,110	12	1.14%
Certificates	277,996	3,489	5.05%	205,832	2,597	5.12%

Total deposits	317,823	3,695	4.68%	239,603	2,788	4.72%
Borrowings	24,616	278	4.54%	9,559	130	5.52%

Total interest bearing liabilities	342,439	3,973	4.67%	249,162	2,918	4.75%

Noninterest bearing deposits	23,329			21,860
Other liabilities	1,991			1,550

Total liabilities	367,759			272,572
Equity capital	27,227			25,998

Total liabilities and capital	$394,986			$298,570

Net interest income before provision for loan losses		$2,785			$2,727

Interest spread - average yield on interest earning assets, less average rate on interest bearing liabilities			2.83%			3.54%

Annualized net interest margin (net interest income expressed as percentage of average earning assets)			3.09%			4.01%

Provision for loan losses

The provision for loan losses for the three months ended March 31, 2008 was $249,000, compared to $208,000 for the three months ended March 31, 2007. The 20% increase from 2007 to 2008 was due to a higher loan volume in 2008 as compared to 2007. Loans net of deferred fees increased by $20,047,000 in the first three months of 2008 compared to an increase of $17,727,000 in the first three months of 2007. The amount of the loan loss provision is determined by an evaluation of the level of loans outstanding, the level of non-performing loans, historical loan loss experience, delinquency trends, the amount of actual losses charged to the reserve in a given period and assessment of present and anticipated economic conditions. See our discussion of the allowance for loan losses under Allowance for loan losses and Critical accounting policies below.

Noninterest income

Noninterest income increased from $665,000 for the first three months of 2007 to $758,000 for the first three months of 2008, a $93,000, or 14%, increase. This increase was attributable to an increase in loan originations in the mortgage company and increased service charges and fees resulting from a larger deposit base. Gains on loan sales increased from $384,000 for the first three months of 2007 to $427,000 for the first three months of 2008, a $43,000, or 11% increase. Service charges and fees increased by $38,000, or 22%, from $169,000 for the first three months of 2007 to $207,000 for the first three months of 2008. If the housing market continues to slow down, it will have a negative effect on our noninterest income as a significant amount of noninterest income is derived from gain on sale and fees from mortgage lending.

Noninterest expense

Noninterest expense for the three months ended March 31, 2008 totaled $3,153,000, an increase of $514,000, or 19%, from $2,639,000 for the three months ended March 31, 2007. The largest increases in noninterest expense occurred in salaries and benefits of $281,000, occupancy costs of $54,000, audit and accounting costs of $61,000 and the FDIC insurance assessment of $86,000. The increases in salaries and benefits and occupancy costs are a result of the growth of Village Bank; the increase in audit and accounting costs is directly related to implementation of the requirements of the Sarbanes-Oxley Act; and the increase in the FDIC insurance assessment is related to our capital ratios and overall growth.

Income taxes

The provision for income taxes of $48,000 for the three months ended March 31, 2008 is based upon the results of operations. Certain items of income and expense are reported in different periods for financial reporting and tax return purposes. The tax effects of these temporary differences are recognized currently in the deferred income tax provision or benefit. Deferred tax assets or liabilities are computed based on the difference between the financial statement and income tax bases of assets and liabilities using the applicable enacted marginal tax rate.

The Company must also evaluate the likelihood that deferred tax assets will be recovered from future taxable income. If any such assets are not likely to be recovered, a valuation allowance must be recognized. We determined that a valuation allowance was not required for deferred tax assets as of March 31, 2008. The assessment of the carrying value of deferred tax assets is based on certain assumptions, changes in which could have a material impact on the Company’s financial statements.

Commercial banking organizations conducting business in Virginia are not subject to Virginia income taxes. Instead, they are subject to a franchise tax based on bank capital. The Company recorded a franchise tax expense of $59,000 and $53,000 for the three months ended March 31, 2008 and 2007, respectively.

Loan portfolio

The following table presents the composition of our loan portfolio (excluding mortgage loans held for sale) at the dates indicated.

Loan Portfolio, Net

(In thousands)

	March 31, 2008		December 31, 2007
	Amount	%	Amount	%
Commercial	$25,204	7.2%	$23,152	7.1%
Real estate - residential	55,566	16.0%	51,281	15.6%
Real estate - commercial	143,156	41.2%	140,176	42.8%
Real estate - construction	116,690	33.6%	106,556	32.5%
Consumer	7,152	2.1%	6,611	2.0%

Total loans	347,768	100.0%	327,776	100.0%

Less: unearned income, net	(378)		(433)
Less: Allowance for loan losses	(3,509)		(3,469)

Total loans, net	$343,881		$323,874

Allowance for loan losses

The allowance for loan losses at March 31, 2008 was $3,509,000, compared to $3,469,000 at December 31, 2007. The ratio of the allowance for loan losses to gross portfolio loans (net of unearned income and excluding mortgage loans held for sale) at March 31, 2008 and December 31, 2007 was 1.01% and 1.06%, respectively. The amount of the loan loss provision is determined by an evaluation of the level of loans outstanding, the level of non-performing loans, historical loan loss experience, delinquency trends, the amount of actual losses charged to the reserve in a given period and assessment of present and anticipated economic conditions. See our discussion of the allowance for loan losses under Critical accounting policies below.

The following table presents an analysis of the changes in the allowance for loan losses for the periods indicated.

Analysis of Allowance for Loan Losses

(In thousands)

	Three Months Ended March 31,
	2008	2007
Beginning balance	$3,469	$2,553
Provision for loan losses	249	208
Charge-offs
Commercial	(89)	(20)
Construction	(40)	—
Consumer	—	(23)
Mortgage	(81)	—

	(210)	(43)

Recoveries
Commercial	—	—
Consumer	1	—

	1	—

Ending balance	$3,509	$2,718

Loans outstanding at end of period (1)	$347,390	$258,778

Ratio of allowance for loan losses as a percent of loans outstanding at end of period	1.01%	1.05%

Average loans outstanding for the period (1)	$335,988	$250,540

Ratio of net charge-offs to average loans outstanding for the period	0.06%	0.02%

(1)	Loans are net of unearned income.

Investment portfolio

At March 31, 2008 and December 31, 2007, all of our securities were classified as available-for-sale. The following table presents the composition of our investment portfolio at the dates indicated.

Investment Securities Available-for-Sale

(in thousands)

	Par Value	Amortized Cost	Unrealized Gain (Loss)	Estimated Fair Value	Average Yield
March 31, 2008
US Government Agencies
Within one year	$2,600	$2,594	$2	$2,596	3.48%
One to five years	360	360	3	363	4.65%
More than five years	3,000	2,964	36	3,000	5.70%

Total	5,960	5,918	41	5,959	4.67%

Mortgage-backed securities More than five years	34	34	1	35	3.65%
Other investments More than five years	2,000	1,968	18	1,986	5.65%

Total investment securities	$7,994	$7,920	$60	$7,980	4.91%

December 31, 2007
US Government Agencies
Within one year	$1,600	$1,579	$(2)	$1,576	4.22%
One to five years	360	360	(3)	357	4.65%
More than five years	9,789	9,730	75	9,805	5.56%

Total	11,749	11,669	70	11,738	5.35%

Mortgage-backed securities More than five years	40	40	1	41	3.61%
Other investments More than five years	2,000	1,968	(36)	1,932	5.65%

Total investment securities	$13,789	$13,677	$35	$13,711	5.39%

Goodwill

Goodwill, which represents the excess of purchase price over fair value of net assets acquired, is evaluated at least annually for impairment by comparing its fair value with its recorded amount and is written down when appropriate. Projected net operating cash flows are compared to the carrying amount of the goodwill recorded and, if the estimated net operating cash flows are less than the carrying amount, a loss is recognized to reduce the carrying amount to fair value.

Goodwill of $689,000 at March 31, 2008 was related to the Bank’s acquisition of Village Bank Mortgage in 2003. There was no impairment of goodwill at March 31, 2008.

Deposits

Total deposits increased by $5,615,000, or 2%, during the first three months of 2008 as compared to an increase of $22,856,000, or 9%, during the first three months of 2007. Although the increase in deposits in 2008 was not significant, the change in the mix of deposits is noteworthy. Demand deposit accounts, including money market accounts, increased by $12,823,000 while time deposits decreased by $7,377,000 during the first six months of 2008. This change in the mix of deposits is noteworthy because demand deposit accounts carry lower interest rates than do time deposits and thus this change in mix lowers our cost of funds. The increase in deposits in 2007 resulted primarily from an increase in time deposits of $20,586,000. The increase in time deposits was due primarily to efforts to increase liquidity to fund the large increase in loans in the first quarter of 2007.

The mix of our deposits continues to be weighted toward time deposits, which represent 79% of our total deposits at March 31, 2008 as compared to 83% at December 31, 2007. However, as our branch network has increased and is more convenient to a larger segment of our targeted customer base, we have experienced a move to a higher percentage of our deposits in checking accounts as reflected in the decline in the percentage attributed to time deposits. We are emphasizing checking account deposit growth at our existing branches by providing incentives to branch personnel for reaching new checking account growth goals.

The average cost of interest-bearing deposits for the three months ended March 31, 2008 and 2007 was 4.67% and 4.75%, respectively. This decrease in our average cost of interest-bearing deposits has mirrored the overall decrease in interest rates resulting from the actions by the FOMC to decrease short-term interest rates. But just as importantly, our efforts to increase checking accounts in our branches is working to reduce our cost of interest-bearing deposits. We expect this decrease in our cost of deposits to continue even if the FOMC does not continue to decrease short-term interest rates.

The variety of deposit accounts that we offer has allowed us to be competitive in obtaining funds and has allowed us to respond with flexibility to, although not to eliminate, the threat of disintermediation (the flow of funds away from depository institutions such as banking institutions into direct investment vehicles such as government and corporate securities). Our ability to attract and retain deposits, and our cost of funds, has been, and is expected to continue to be, significantly affected by money market conditions.

Borrowings

We use borrowings to supplement deposits when they are available at a lower overall cost to us or they can be invested at a positive rate of return.

As a member of the Federal Home Loan Bank of Atlanta (“FHLB”), the Bank is required to own capital stock in the FHLB and is authorized to apply for borrowings from the FHLB. Each FHLB credit program has its own interest rate, which may be fixed or variable, and range of maturities. The FHLB may prescribe the acceptable uses to which the advances may be put, as well as on the size of the advances and repayment provisions. Borrowings from the FHLB were $10,000,000 at March 31, 2008 and $12,000,000 at December 31, 2007. The FHLB advances are secured by the pledge of first mortgage loans, home equity loans and our FHLB stock.

Capital resources

Stockholders’ equity at March 31, 2008 was $27,050,000, compared to $26,893,000 at December 31, 2007. The $156,000 increase in equity during the first three months of 2008 was primarily due to net income of $93,000 and proceeds from the issuance of common stock in stock options and warrants exercises of $25,000. Stockholders’ equity at March 31, 2007 was $26,009,000 compared to $25,644,000 at December 31, 2006. The $365,000 increase in equity during the first three months of 2007 was primarily due to net income of $359,000.

During the first quarter of 2005 and the third quarter of 2007, the Company issued $5.2 and $3.6 million, respectively in Trust Preferred Capital Notes. The Trust Preferred Capital Notes may be included in Tier 1 capital for regulatory capital adequacy determination purposes up to 25% of Tier 1 capital after its inclusion.

The following table presents the composition of regulatory capital and the capital ratios at the dates indicated.

Analysis of Capital

(In thousands)

	March 31, 2008	December 31, 2007
Tier 1 capital
Common stock	$10,319	$10,304
Additional paid-in capital	13,756	13,726
Retained earnings	3,079	2,986
Qualifying trust preferred securities	8,764	8,764

Total equity	35,918	35,780
Less: goodwill	(689)	(689)

Total Tier 1 capital	35,229	35,091

Tier 2 capital
Allowance for loan losses	3,509	3,469

Total Tier 2 capital	3,509	3,469

Total risk-based capital	38,738	38,560

Risk-weighted assets	$391,570	$378,020

Capital ratios
Tier 1 capital to risk-weighted assets	9.00%	9.28%
Total capital to risk-weighted assets	9.89%	10.20%
Leverage ratio (Tier 1 capital to average assets)	8.92%	9.20%
Equity to total assets	6.76%	6.84%

Liquidity

Liquidity provides us with the ability to meet normal deposit withdrawals, while also providing for the credit needs of customers. We are committed to maintaining liquidity at a level sufficient to protect depositors, provide for reasonable growth, and fully comply with all regulatory requirements.

At March 31, 2008, cash, cash equivalents and investment securities available for sale totaled $18,116,000, or 4.5% of total assets, which we believe is adequate to meet short-term liquidity needs.

At March 31, 2008, we had commitments to originate $84,467,000 of loans. Fixed commitments to incur capital expenditures were $4,057,000 at March 31, 2008 related to the completion of our 80,000 square foot headquarters building scheduled for completion in July 2008. Time deposits scheduled to mature in the 12-month period ending March 31, 2009 totaled $187,573,000 at March 31, 2008. Based on past experience, we believe that a significant portion of such deposits will remain with us. We further believe that loan repayments and other sources of funds such as deposit growth will be adequate to meet our foreseeable short- and long-term liquidity needs.

Interest rate sensitivity

An important element of asset/liability management is the monitoring of our sensitivity to interest rate movements. In order to measure the effects of interest rates on our net interest income, management takes into consideration the expected cash flows from the securities and loan portfolios and the expected magnitude of the repricing of specific asset and liability categories. We evaluate interest sensitivity risk and then formulate guidelines to manage this risk based on management’s outlook regarding the economy, forecasted interest rate movements and other business factors. Our goal is to maximize and stabilize the net interest margin by limiting exposure to interest rate changes.

Contractual principal repayments of loans do not necessarily reflect the actual term of our loan portfolio. The average lives of mortgage loans are substantially less than their contractual terms because of loan prepayments and because of enforcement of due-on-sale clauses, which gives us the right to declare a loan immediately due and payable in the event, among other things, the borrower sells the real property subject to the mortgage and the loan is not repaid. In addition, certain borrowers increase their equity in the security property by making payments in excess of those required under the terms of the mortgage.

The sale of fixed rate loans is intended to protect us from precipitous changes in the general level of interest rates. The valuation of adjustable rate mortgage loans is not as directly dependent on the level of interest rates as is the value of fixed rate loans. As with other investments, we regularly monitor the appropriateness of the level of adjustable rate mortgage loans in our portfolio and may decide from time to time to sell such loans and reinvest the proceeds in other adjustable rate investments.

The data in the following table reflects repricing or expected maturities of various assets and liabilities at March 31, 2008. The gap analysis represents the difference between interest-sensitive assets and liabilities in a specific time interval. Interest sensitivity gap analysis presents a position that existed at one particular point in time, and assumes that assets and liabilities with similar repricing characteristics will reprice at the same time and to the same degree.

Interest Rate Sensitivity GAP Analysis

March 31, 2008

(In thousands)

	Within 3 Months	3 to 6 Months	6 to 12 Months	13 to 36 Months	More than 36 Months	Total
Interest Rate Sensitive Assets
Loans (1)
Fixed rate	$7,127	$10,597	$12,483	$11,641	$83,044	$124,892
Variable rate	158,084	4,930	3,375	13,119	43,368	222,876
Investment securities	5,596	—	363	—	2,021	7,980
Loans held for sale	4,772	—	—	—	—	4,772
Federal funds sold	2,449	—	—	—	—	2,449

Total rate sensitive assets	178,028	15,527	16,221	24,760	128,433	362,969

Cumulative rate sensitive assets	178,028	193,555	209,776	234,536	362,969

Interest Rate Sensitive Liabilities
Interest checking (2)	—	—	—	13,260	—	13,260
Money market accounts	28,177	—	—	—	—	28,177
Savings (2)	—	—	—	3,542	—	3,542
Certificates of deposit	61,704	59,672	66,197	66,921	18,252	272,746
FHLB advances	—	—	—	10,000	—	10,000
Trust Preferred Securities	—	—	—	—	8,764	8,764
Other borrowings	7,607	—	—	—	—	7,607

Total rate sensitive liabilities	97,488	59,672	66,197	93,723	27,016	344,096

Cumulative rate sensitive liabilities	97,488	157,160	223,357	317,080	344,096

Rate sensitivity gap for period	$80,540	$(44,145)	$(49,976)	$(68,963)	$101,417	$18,873

Cumulative rate sensitivity gap	$80,540	$36,395	$(13,581)	$(82,544)	$18,873

Ratio of cumulative gap to total assets	20.1%	9.1%	(3.4)%	(20.6)%	4.7%
Ratio of cumulative rate sensitive assets to cumulative rate sensitive liabilities	182.6%	123.2%	93.9%	74.0%	105.5%
Ratio of cumulative gap to cumulative rate sensitive assets	45.2%	18.8%	(6.5)%	(35.2)%	5.2%

(1)	Includes nonaccrual loans of approximately $6,835,000, which are spread throughout the categories.

(2)	Management believes that interest checking and savings accounts are generally not sensitive to changes in interest rates and therefore has placed such deposits in the “13 to 36 months” category.

At March 31, 2008, our assets that reprice within six months exceeded liabilities that reprice within six months by $36,395,000 and therefore we were in an asset positive position. An asset positive position, or positive gap, can adversely affect earnings in periods of falling interest rates, but can improve earnings in periods of rising interest rates. Accordingly, the recent reductions in the short-term rate by the FOMC will have a negative impact on our earnings during the next six months to one year (repricing of assets and liabilities is approximately the same within one year). Any further reduction of the discount rate by the FOMC will also negatively impact earnings.

Critical accounting policies

The financial condition and results of operations presented in the financial statements, accompanying notes to the financial statements and management’s discussion and analysis are, to a large degree, dependent upon our accounting policies. The selection and application of these accounting policies involve judgments, estimates, and uncertainties that are susceptible to change.

Presented below is a discussion of those accounting policies that management believes are the most important accounting policies to the portrayal and understanding of our financial condition and results of operations. These critical accounting policies require management’s most difficult, subjective and complex judgments about matters that are inherently uncertain. In the event that different assumptions or conditions were to prevail, and depending upon the severity of such changes, the possibility of materially different financial condition or results of operations is a reasonable likelihood. See also Note 1 of the Notes to Consolidated Financial Statements filed with the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2007.

We monitor and maintain an allowance for loan losses to absorb an estimate of probable losses inherent in the loan portfolio. We maintain policies and procedures that address the systems of controls over the following areas of maintenance of the allowance: the systematic methodology used to determine the appropriate level of the allowance to provide assurance they are maintained in accordance with accounting principles generally accepted in the United States of America; the accounting policies for loan charge-offs and recoveries; the assessment and measurement of impairment in the loan portfolio; and the loan grading system.

We evaluate various loans individually for impairment as required by Statement of Financial Accounting Standards (SFAS) 114, Accounting by Creditors for Impairment of a Loan, and SFAS 118, Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures. Loans evaluated individually for impairment include non-performing loans, such as loans on non-accrual, loans past due by 90 days or more, restructured loans and other loans selected by management. The evaluations are based upon discounted expected cash flows or collateral valuations. If the evaluation shows that a loan is individually impaired, then a specific reserve is established for the amount of impairment. If a loan evaluated individually is not impaired, then the loan is assessed for impairment under SFAS 5, Accounting for Contingencies, with a group of loans that have similar characteristics.

For loans without individual measures of impairment, we make estimates of losses for groups of loans as required by SFAS 5. Loans are grouped by similar characteristics, including the type of loan, the assigned loan classification and the general collateral type. A loss rate reflecting the expected loss inherent in a group of loans is derived based upon estimates of default rates for a given loan grade, the predominant collateral type for the group and the terms of the loan. The resulting estimate of losses for groups of loans is adjusted for relevant environmental factors and other conditions of the portfolio of loans and leases, including: borrower and industry concentrations; levels and trends in delinquencies, charge-offs and recoveries; changes in underwriting standards and risk selection; level of experience, ability and depth of lending management; and national and local economic conditions.

The amounts of estimated impairment for individually evaluated loans and groups of loans are added together for a total estimate of loan losses. This estimate of losses is compared to our allowance for loan losses as of the evaluation date and, if the estimate of losses is greater than the allowance, an additional provision to the allowance would be made. If the estimate of losses is less than the allowance, the degree to which the allowance exceeds the estimate is evaluated to determine whether the allowance falls outside a range of estimates. If the estimate of losses is below the range of reasonable estimates, the allowance would be reduced by way of a credit to the provision for loan losses. We recognize the inherent imprecision in estimates of losses due to various uncertainties and variability related to the factors used, and therefore a reasonable range around the estimate of losses is derived and used to ascertain whether the allowance is too high. If different assumptions or conditions were to prevail and it is determined that the allowance is not adequate to absorb the new estimate of probable losses, an additional provision for loan losses would be made, which amount may be material to the financial statements.

Impact of inflation and changing prices and seasonality

The financial statements in this document have been prepared in accordance with generally accepted accounting principles which require the measurement of financial position and operating results in terms of historical dollars, without consideration of changes in the relative purchasing power of money over time due to inflation.

Unlike industrial companies, most of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution’s performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the price of goods and services, since such prices are affected by inflation.

ITEM 3 – QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Not Applicable.

ITEM 4T – CONTROLS AND PROCEDURES

Based upon an evaluation as of March 31, 2008 under the supervision and with the participation of the Company’s Chief Executive Officer and Chief Financial Officer of the effectiveness of the design and operation of the Company’s disclosure controls and procedures, they have concluded that our disclosure controls and procedures, as defined in Rule 13a-15 and Rule 15d-15 under the Securities Exchange Act of 1934, as amended, are effective in ensuring that all material information required to be disclosed in reports that it files or submits under such Act are made known to them in a timely fashion.

Our management is also responsible for establishing and maintaining adequate internal control over financial reporting. There were no changes in our internal control over financial reporting identified in connection with the evaluation of it that occurred during the Company’s last fiscal quarter that materially affected, or are reasonably likely to materially affect, internal control over financial reporting.

PART II – OTHER INFORMATION

ITEM 1 – LEGAL PROCEEDINGS

Not applicable.

ITEM 2 – UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS

Not applicable.

ITEM 3 – DEFAULTS UPON SENIOR SECURITIES

Not applicable.

ITEM 4 – SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

Not applicable.

ITEM 5 – OTHER INFORMATION

Not applicable.

ITEM 6 – EXHIBITS

31.1	Certification of Chief Executive Officer

31.2	Certification of Chief Financial Officer

32.1	Statement of Chief Executive Officer and Chief Financial Officer Pursuant to 18 U.S.C. Section 1350

SIGNATURES

In accordance with the requirements of the Exchange Act, the Registrant caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

VILLAGE BANK AND TRUST FINANCIAL CORP. (Registrant)

Date:	May 14, 2008	By:	/s/ Thomas W. Winfree
Thomas W. Winfree
President and Chief Executive Officer

Date:	May 14, 2008	By:	/s/ C. Harril Whitehurst, Jr.
C. Harril Whitehurst, Jr.
Senior Vice President and Chief Financial Officer

Annex G

BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM

Washington, D. C. 20551

FORM 10-KSB

☒	Annual Report under Section 13 or 15(d) of the Securities Exchange Act of 1934

For the fiscal year ended December 31, 2007

☐	Transition Report under Section 13 or 15(d) of the Securities Exchange Act of 1934

For the transition period from                  to

River City Bank

(Name of small business issuer in its charter)

Virginia	75-3103298
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6127 Mechanicsville Turnpike, Mechanicsville, VA	23111
(Address of principal executive offices)	(Zip Code)

Issuer’s telephone number: 804-730-4100

Securities registered under Section 12(b) of the Exchange Act:

Title of Class	Name of each exchange on which registered
Common Stock, $5.00 par value	The Nasdaq Stock Market

Securities registered under Section 12(g) of the Exchange Act: None

Check whether the issuer is not required to file reports pursuant to Section 13 or 15(d) of the Exchange Act.   ☐

Check whether the issuer (1) filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes   ☒     No   ☐

Check if there is no disclosure of delinquent filers in response to Item 405 of Regulation S-B contained in this form, and no disclosures will be contained, to the best of the registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-KSB or any amendment to this Form 10-KSB.  ☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).

Yes   ☐     No   ☒

State issuer’s revenues for its most recent fiscal year: $8,191,011

State the aggregate market value of the voting and non-voting common equity held by non-affiliates computed by reference to the price at which the common equity was sold, or the average bid and asked price of such common equity, as of a specified date within the past 60 days. $16,660,896 at March 24, 2008.

The number of shares outstanding of the registrant’s common stock at March 1, 2008: 1,801,178

DOCUMENTS INCORPORATED BY REFERENCE

Transitional Small Business Disclosure Format (check one): Yes   ☐     No   ☒

RIVER CITY BANK

Form 10-KSB

PART I

ITEM 1.	DESCRIPTION OF BUSINESS

General

River City Bank (“we” or the “Bank”) was incorporated in 2003 under the laws of Virginia and conducts general banking business under a Virginia charter. The Bank is regulated by the State Corporation Commission’s Bureau of Financial Institutions and the Federal Reserve Bank of Richmond. The Bank’s deposits are insured by the Federal Deposit Insurance Corporation (FDIC). The Bank opened its first office (“Pebble Creek”) on July 1, 2004 at 6127 Mechanicsville Turnpike in Hanover County, Virginia. On September 7, 2005, the Bank opened its second office (“Village”) at 8051 Mechanicsville Turnpike, also in Hanover County. The Bank opened its third office (“Highland Springs”) at 109 East Nine Mile Road in Henrico County, Virginia on June 18, 2006.

The Bank also leases space for its deposit and loan operations and administrative functions located at 7482 and 7502 Lee Davis Road, in Hanover County.

The Bank’s business primarily consists of accepting deposits and making loans. The Bank provides a broad array of commercial and retail banking services and products, including commercial, residential real estate, mortgage, and consumer installment loans; a broad selection of deposit services, including automatic clearing house activities, sweep services, flexible deposit accounts, and ATM/debit card products; and a variety of personalized banking services targeted at small and medium sized businesses, individuals and related accounts.

On March 9, 2008 the Bank entered into a definitive merger agreement with Village Bank and Trust Financial Corp. and Village Bank whereby the Bank will merger with and into Village Bank in a transaction valued at approximately $20.2 million payable in cash and common stock. Under terms of the merger agreement, which was approved by the Board of Directors of both companies, shareholders of the Bank will be entitled to receive for each share of the Bank’s common stock owned, $11.00 in cash or one share of Village Bank and Trust Financial Corporation common stock, subject to proration of 20% cash and 80% common stock if either cash or common stock is oversubscribed. It is anticipated that the transaction will be completed in the third quarter of 2008, pending regulatory approval and approval of the shareholders of both companies. With the addition of the Bank’s three branches, Village Bank will have thirteen branch locations.

Business Strategy

The Bank concentrates on several areas (or market niches) to reach its goals. These areas are set forth below.

The Bank emphasizes attracting small and medium sized businesses. We focus on businesses such as small retailers, auto repair shops, auto and equipment dealers, established restaurants, production facilities, building contractors, established site developers, realtors, landscapers, nurseries, civic and charitable organizations, and professionals. The Bank is able to provide special considerations and personal service to these customers by providing low cost demand deposit accounts, automatic clearing house activities, sweep services and customized statements. We also provide secured and unsecured loans for office equipment, vehicles, and machines, lines of credit for inventory, accounts receivable and working capital, construction loans for new buildings or renovations to existing buildings and real estate loans for office facilities.

The Bank targets small and medium sized business customers by giving prompt attention and responding to all needs and requests made by its customers within 24 to 48 hours. While the Bank understands the importance of fee income, we want customers to view our fees as reasonable for the services rendered. We have positioned our fee schedule to attract small to medium businesses without adversely affecting shareholder value. The Bank also offers cash management services to small to medium sized businesses. This allows customers to use excess cash to generate interest, which benefits the customers’ income, and strengthens their relationships with the Bank.

The Bank emphasizes relationship banking to all customers, knowing that its customer retention rate will increase as established customers use more products and services offered by the Bank. The Bank focuses the same marketing attention on civic and charitable organizations as it does on small to medium sized businesses by offering low cost deposit services or customized deposit services.

The Bank recognizes the importance of managing its relationships with its small and medium sized business customers by working and communicating directly with their owners, managers, and key employees. The Bank’s commercial loan officers have established positive relationships with business owners and principals, which has led to the development of personal banking relationships.

Location and Market Area

The Bank is located in and considers its primary market to be the Hanover County, Virginia, eastern Henrico County, Virginia and the Greater Richmond (Virginia) Metropolitan Area. Hanover is in the northeast quadrant of the metropolitan area on Interstates 95 and 295, and U. S. Routes 1 and 301 within 80 miles of both Washington, D. C. and the Norfolk/Virginia Beach area and enjoys synergies with both of those markets. The Richmond Metropolitan Statistical Area (MSA) population (2007) of 1.2 million people makes up approximately 15% of Virginia’s total population. Hanover County’s 2007 population was approximately 101,000. Population growth in the Richmond MSA is projected to be stronger than the national average through the end of the decade.

The Bank operates branches in Hanover and Henrico Counties. Both counties are experiencing strong economic growth through diversified industries such as county government (including the school system), medical and health services, financial services, wholesale and retail trade, manufacturing, agriculture, recreation and construction providing significant employment opportunities for their residents. In Hanover County, the largest employers are the Hanover County government, the Memorial Regional Medical Center, Supervalu (Eastern Region), Wal Mart, Tyson Foods and Kings Dominion. In Henrico County, the largest employers are the Henrico County government, Capital One Bank, Bon Secours Health System, Anthem, Circuit City Stores and Bank of America. According to the Virginia Employment Commission, unemployment rates at December 31, 2007 were as follows: Hanover County, 2.6%; Henrico County, 3.1%; Virginia Capital Area (City of Richmond and the Counties of Hanover, Henrico, Charles City, Goochland, New Kent, and Powhatan), 3.5%; and the state of Virginia, 3.3%.

Hanover County is the northernmost county in the greater Richmond metropolitan area, drawing many commuters to its bucolic setting and exceptional quality of living. With the lowest real estate tax assessment rate in the Richmond metropolitan area and low machinery and tools tax rates, continued expansion of the business economy is anticipated. In addition to Hanover County, the City of Richmond and its surrounding counties are served by strong retail, commercial, and industrial businesses, and a comprehensive transportation and communications network.

Henrico County, in which the Bank opened an office in 2006, is a thriving, urban community located in central Virginia. With a population of 290,000 and 22,000 businesses, the county is one of the state’s most prosperous and growing regions. Henrico County is one of 18 counties nationally to earn an AAA bond rating from each of the nation’s three investment-rating agencies. In addition the county is home to one of the few semi-conductor manufacturing facilities built in the United States in the past 15 years, and in 2004 the Short Pump Fashion Mall, built in the western edge of the county, was among the largest newly-constructed shopping centers built in the nation. Low taxes, fast-track business approvals, customer service and quality infrastructure make Henrico County attractive to a variety of industries.

Banking Services

The Bank receives deposits, makes consumer and commercial loans, and provides other services customarily offered by a commercial banking institution, such as business and personal checking and savings accounts, drive-up window, and 24-hour automated teller machines. We have not yet applied for permission to establish a trust department and offer trust services. The Bank is a member of the Federal Reserve System. Our deposits are insured under the Federal Deposit Insurance Act to the limits provided there under.

The Bank currently offers flexible deposit accounts, automatic clearing house services, ATM/Debit card products, telephone banking, check imaging and savings deposit options to the employees and principals of our commercial business customers. To attract consumer business, we offer home equity loans, personal lines of credit, auto loans, student loans, recreational loans, and other banking services and products. The Bank has established a low maintenance fee demand deposit account for all consumers. This product has attracted consumer deposit accounts which have provided a base for the Bank to market additional products, such as individual retirement accounts, certificates of deposit and various loan products, including loans secured by one to four family dwellings and other secured and unsecured loan products. By marketing our personal, hometown service to our customers, we are establishing the Bank as a leader in the Hanover County and eastern Henrico County business community, in addition to establishing personal banking relationships with our corporate accounts.

The Bank offers a full range of short-to-medium term commercial and personal loans. Commercial loans include both secured and unsecured loans for working capital (including inventory and receivables), business expansion (including acquisition of real estate and improvements) and purchase of equipment and machinery. Consumer loans include secured and unsecured loans for financing automobiles, home improvements, education and personal investments. The Bank also originates fixed and variable rate mortgage loans and real estate construction and acquisition loans. Fixed rate residential loans are usually sold in the secondary mortgage market, for which the Bank receives a referral fee.

The Bank’s lending activities are subject to a variety of lending limits imposed by state law. While differing limits apply in certain circumstances based on the type of loan or the nature of the borrower (including the borrower’s relationship to the Bank), in general, for loans that are not secured by readily marketable or other permissible collateral, we are subject to a loans-to-one borrower limit of an amount equal to 15% of our capital and surplus. We may voluntarily choose to impose a policy limit on loans to a single borrower that is less than the legal lending limit. We participate out portions of loans with other community banks or correspondent banks when loan amounts exceed our legal lending limits or internal lending policies.

Lending Activities

To attract loans, we primarily focus on making loans to small businesses and consumers in our local market area. Our lending activities are directed primarily to customers in Hanover County, Virginia, eastern Henrico County, Virginia and the Greater Richmond (Virginia) Metropolitan area.

Commercial Business Lending

Commercial business loans generally have a higher degree of risk than residential mortgage loans, but have higher yields. To manage these risks, the Bank generally obtains appropriate collateral and personal guarantees from the borrower’s principal owners and monitors the financial condition of its business borrowers. Residential mortgage loans generally are made on the basis of the borrower’s ability to make repayment from his/her employment and other income and are secured by real estate whose value tends to be readily ascertainable. In contrast, commercial business loans typically are made on the basis of the borrower’s ability to make repayment from cash flow from its business and are secured by business assets, such as commercial real estate, accounts receivable, equipment and inventory. As a result, the availability of funds for the repayment of commercial business loans is substantially dependent on the success of the business itself. Furthermore, the collateral for commercial business loans may depreciate over time and generally cannot be appraised with as much precision as residential real estate. The Bank has an outside third party loan review and monitoring process to regularly assess the repayment ability of commercial borrowers.

Commercial Real Estate Lending

Commercial real estate loans are secured by various types of commercial real estate in the Bank’s market area, including multi-family residential buildings, commercial buildings and offices, small shopping centers and churches.

In its underwriting of commercial real estate, the Bank may lend, under internal policy, up to 80% of the secured property’s appraised value. Commercial real estate lending entails significant additional risk, compared with residential mortgage lending. Commercial real estate loans typically involve larger loan balances concentrated with single borrowers or groups of related borrowers. Additionally, the payment experience on loans secured by income producing properties is typically dependent on the successful operation of a business or a real estate project and thus may be subject, to a greater extent, to adverse conditions in the real estate market or in the general economy. The Bank’s commercial real estate loan underwriting criteria require an examination of debt service coverage ratios and the borrower’s creditworthiness, prior credit history and reputation. The Bank also evaluates the location of the secured property and typically requires personal guarantees or endorsements of the borrowers’ principal owners.

Consumer Purpose and Residential Real Estate Loans

Our consumer loans consist primarily of loans for various consumer purposes, as well as the outstanding balances on non-real estate secured and unsecured consumer revolving credit accounts. A majority of these loans are secured by liens on various personal assets of the borrower, but they also may be made on an unsecured basis. Additionally, our real estate loans include loans secured by first or junior liens on real estate which were made for consumer purposes. Consumer loans are generally made at fixed interest rates and with maturities or amortization schedules which generally do not exceed five years. However, consumer loans secured by real estate are made at fixed interest rates and normally have interest rate adjustment features or are callable in five years with an amortization of 20 to 30 years. The Bank offers a variety of residential real estate loans with loan-to-value ratios that generally do not exceed 90% of the value of the collateral.

Consumer loans generally are secured by personal property and other personal assets of borrowers which often depreciate rapidly or are vulnerable to damage or loss. In cases where damage or depreciation reduces the value of our collateral below the unpaid balance of a defaulted loan, repossession may not result in repayment of the entire outstanding balance. The resulting deficiency often does not warrant further substantial collection efforts against the borrower. In connection with consumer lending in general, the success of our loan collection efforts is highly dependent on the continuing financial stability of our borrowers, so our collection of consumer loans may be more likely to be adversely affected by a borrower’s job loss, illness, personal bankruptcy or other change in personal circumstances than is the case with other types of loans.

Mortgage Lending

Management continues to develop and implement financial products to improve market share and to increase fee income, while also focusing on increasing the consumer home equity loan portfolio through cross selling efforts. A mortgage loan program was implemented in the second quarter of 2005 with the purpose to originate and broker the sale of 15 and 30 year fixed rate mortgages in the secondary market. This program was profitable to the Bank in 2007 and Management is optimistic that the program will increase non-interest income through fees related to originating the loans in 2008 and in future years. The Bank earns referral or origination fees from this program and does not actually fund the associated loans.

Loan Commitments and Contingent Liabilities

In the normal course of business, the Bank makes various commitments and incurs certain contingent liabilities which are disclosed in the footnotes of our annual financial statements, including commitments to extend credit. At December 31, 2007, undisbursed credit lines, standby letters of credit and commitments to extend credit totaled $20,012,947.

Credit Policies and Administration

The Bank has adopted a comprehensive lending policy, which includes stringent underwriting standards for all types of loans. The Bank’s lending staff follows pricing guidelines established periodically by our management team. In an effort to manage risk, all credit decisions in excess of the officers’ lending authority must be approved prior to funding by a management loan committee and/or a board of directors-level loan committee. Any loans above $1,400,000 require full board of directors’ approval. Management believes that it employs experienced lending officers, secures appropriate collateral and carefully monitors the financial conditions of our borrowers and the concentration of such loans in the portfolio.

Like most community banks, we make loans based, to a great extent, on our assessment of borrowers’ income, cash flow, character and abilities to repay. The principal risk associated with each of the categories of our loans is the creditworthiness of our borrowers, and our loans may be viewed as involving a higher degree of credit risk than is the case with some other types of loans, such as long-term residential mortgage loans, where emphasis is placed on collateral values. To manage risk, we have adopted written loan policies and procedures, and our loan portfolio is administered under a defined process. That process includes guidelines for loan underwriting standards and risk assessment, procedures for loan approvals, loan exposure and a test for compliance with our credit policies and procedures.

The underwriting standards that we employ for loans include an evaluation of various factors, including the loan applicant’s income, cash flow, payment history on other debts and an assessment of ability to meet existing obligations and payments on the proposed loan. Though creditworthiness and ability to repay the loan are the primary considerations in the loan approval process, in the case of secured loans the underwriting process also includes an analysis of the value of the proposed collateral in relation to the proposed loan amount. We consider the value of collateral, the degree to which that value is ascertainable with any certainty, the marketability of the collateral in the event of foreclosure or repossession, and the likelihood of depreciation in the collateral value.

Our Board of Directors has approved various levels of lending authority based on our aggregate credit exposure to a borrower and the secured or unsecured status of a proposed loan. A loan within a lending officer’s assigned authority may be approved by that officer. Loans outside the lending authority of the loan officers are presented for consideration to the directors’ credit committee, which consists of five outside directors, the President and CEO, the Executive Vice President and Chief Credit Officer and the Executive Vice President and Chief Financial Officer. Unsecured loans that exceed $200,000 and secured loans that exceed $400,000 must be submitted to the directors’ credit committee and upon their recommendation, subsequently submitted to the full Board of Directors for final approval before the loan can be funded.

After origination, all loans are reviewed by our loan administration personnel for adequacy of documentation and compliance with regulatory requirements. All loans are ultimately reviewed by the Board of Directors. At the time the loan is proposed to be made or renewed, the loan officer assigns a grade to the loan based upon various underwriting and other criteria, and during the life of the loan, its grade is reviewed and validated or modified to reflect changes in circumstances and risk. Any loans in the future will be placed in a non-accrual status if they become 90 days past due or whenever we believe that collection is doubtful; this would result in a downgrade of classification and appropriate allocation of loan loss reserve would be applied. When loans are determined not to be collectable in interest and principal the loans are charged against a reserve for loan losses.

Lending Limit

At December 31, 2007, our legal lending limit for loans to one borrower was $2.45 million. As part of risk management strategy, we maintain internal “house” limits below our legal lending limit. When we receive customer requests in excess of our legal lending limit, we evaluate the credit risk under our normal guidelines. Approved transactions exceeding our lending limit are sold to and funded by other banks.

Competition

The banking business is highly competitive. We compete with other commercial banks, savings associations, credit unions, mortgage banking firms, consumer finance companies, securities brokerage firms, insurance companies, money market mutual funds and other financial institutions operating in our primary market area and elsewhere.

We have been able to effectively leverage our talents, contacts and location to achieve a strong financial position for a relatively new bank. Competition in our primary market area for loans to small and medium sized businesses, individuals and professionals is intense, and pricing is important. Most of our competitors have substantially greater resources and lending limits than we do and offer extensive and established branch networks and other services that we do not expect to be able to provide in the near future. Moreover, larger institutions operating in our market areas have access to borrowed funds at a lower rate than is available to us. Deposit competition is strong among institutions in our market areas. As a result, as a new bank we may pay above-market rates for deposits in order to grow. Despite strong competition, we are experiencing success in our market area because the area is reacting favorably to our community focus and our emphasis on service to the small and medium sized businesses, individuals and professionals.

Recent mergers of community banks into regional banks have increased the presence of large regional bank holding companies in our already competitive marketplace. These mergers have created opportunities for community-focused, prudently managed banks that specialize in serving small and medium sized businesses. However, our Board of Directors is aware of the competition of these larger institutions and they believe it is a significant advantage to be a community owned and operated bank specializing in small and medium sized businesses, individuals and professionals in the Hanover and Henrico markets as well as our secondary market area.

The Bank held $95,055,000 in total deposits at June 30, 2007, or 6.4% of the total deposits held by financial institutions in Hanover County, based on the most recent deposit data from the FDIC.

Effect of Adverse Economic Conditions

Our business may be adversely affected by periods of economic slowdown or recession which may be accompanied by decreased demand for consumer credit and declining real estate values. Any material decline in real estate values could have a significant adverse effect on the operations of the Bank as 95% of our loan portfolio is collateralized by real estate. Declines in real estate values can reduce projected cash flows from commercial properties and the ability of borrowers to use home equity to support borrowings and increase the loan-to-value ratios of loans previously made by us, thereby weakening collateral coverage and increasing the possibility of a loss in the event of default. In addition, delinquencies, foreclosures and losses generally increase during economic slowdowns or recessions.

We anticipate the majority of our depositors will be located in and doing business in the local market and we will lend a substantial portion of our capital and deposits to individuals and business borrowers in this market area. Any factors adversely affecting the economy of this market could, in turn, adversely affect our performance.

Employees

As of December 31, 2007, the Bank had 35 full time employees and five part time employees. None of our employees is represented by any collective bargaining unit, and we believe that relations with our employees are good. Based on the Bank’s mission statement of providing superior personal service to our customers, the Bank’s employees are well suited for accomplishing its mission and establishing the Bank as a good corporate citizen in the Hanover and Henrico communities.

Supervision and Regulation

General

We are a Virginia state bank and a member of the Federal Reserve System, and our depositors are insured by the Federal Deposit Insurance Corporation. The Federal Reserve and the Virginia State Corporation Commission and its Bureau of Financial Institutions regulate and monitor our operations. We are required to file with the Federal Reserve quarterly financial reports on the financial condition and performance of the organization. The Federal Reserve and the State of Virginia conduct periodic onsite and offsite examinations of us. We must comply with a wide variety of reporting requirements and banking regulations. The regulations of these various agencies govern most aspects of our business, including required reserves against deposits, loans, investments, mergers and acquisitions, borrowings, dividends and location and number of branch offices. The laws and regulations governing us generally have been promulgated to protect depositors and the deposit insurance funds and not to protect various shareholders. Additionally, we must bear the cost of compliance with the reporting requirements and regulations; these costs can be significant and have an effect on our financial performance.

The Federal Reserve, Commonwealth of Virginia, and FDIC have the authority and responsibility to ensure that financial institutions are managed in a safe and sound manner. They have the authority to prevent the continuation of unsound and unsafe activities. Additionally, they must generally approve significant business activities undertaken by financial institutions. Typical examples of transactions requiring approval include branch locations, mergers, capital transactions and major organizational structure changes. Obtaining regulatory approval for these types of activities can be time consuming, expensive and ultimately may not be successful.

The following description summarizes the significant federal and state laws applicable to us. To the extent that statutory or regulatory provisions are described, the description is qualified in its entirety by reference to that particular statutory or regulatory provision.

Insurance of Accounts, Assessments and Regulation by the FDIC

Our deposit accounts are insured by the Bank Insurance Fund of the Federal Deposit Insurance Corporation up to the maximum legal limits of the FDIC. The laws and regulations governing us generally have been promulgated to protect depositors and the deposit insurance funds, and not for the purpose of protecting shareholders.

The Federal Deposit Insurance Act (the FDIA) establishes a risk-based deposit insurance assessment system. Under applicable regulations, deposit premium assessments are determined based upon a matrix formed utilizing capital categories – “well capitalized,” “adequately capitalized” and “undercapitalized” - defined in the same manner as those categories are defined for purposes of Section 38 of the FDIA. Each of these groups is then divided into three subgroups which reflect varying levels of supervisory concern, from those which are considered healthy to those which are considered to be of substantial supervisory concern. The matrix so created results in nine assessment risk classifications, with rates ranging from 0.00% of insured deposits for well capitalized institutions having the lowest level of supervisory concern, to 0.27% of insured deposits for undercapitalized institutions having the highest level of supervisory concern. In general, while the Bank Insurance Fund of the FDIC maintains a reserve ratio of 1.25% or greater, no deposit insurance premiums are required. When the Bank Insurance Fund of the FDIC reserve ratio falls below that level, all insured banks would be required to pay premiums. Payment of deposit premiums, either under current law or as the deposit insurance system may be reformed, will have an adverse impact on earnings.

Bank Capital Adequacy Guidelines

The Federal Reserve Board has issued risk-based and leverage capital guidelines applicable to banking organizations that it supervises. Under the risk-based capital requirements, we are generally required to maintain a minimum ratio of total capital to risk-weighted assets (including specific off-balance sheet activities, such as standby letters of credit) of 8%. At least half of the total capital (4%) must be composed of “Tier 1 Capital”, which is defined as common equity, retained earnings and qualifying perpetual preferred stock, less certain intangibles. The remainder may consist of “Tier 2 Capital”, which is defined as specific subordinated debt, some hybrid capital instruments and other qualifying preferred stock and a limited amount of the loan loss allowance. Assets are adjusted under the risk-based guidelines to take into account different risk characteristics, with the categories ranging from 0% (requiring no risk-based capital) for assets such as cash and certain U.S. government and agency securities, to 100% for the bulk of assets which are typically held by a bank, including certain multi-family residential and commercial real estate loans, commercial business loans and consumer loans. Residential first mortgage loans on one to four family residential real estate and certain seasoned multi-family residential real estate loans, which are not 90 days or more past due or nonperforming and which have been made in accordance with prudent underwriting standards, are assigned a 50% level in the risk-weighing system, as are certain privately issued mortgage backed securities representing indirect ownership of such loans.

In addition to the risk-based capital requirements, the Federal Reserve has established a minimum 4.0% Leverage Capital Ratio (Tier 1 Capital to total adjusted assets) requirement for the most highly rated banks, with an additional cushion of at least 100 to 200 basis points for all other banks, which effectively increases the minimum Leverage Capital Ratio for such other banks to a level of 4.0% to 6.0% or more. The highest rated banks are those that are not anticipating or experiencing significant growth and have well diversified risk, including no undue interest rate risk exposure, excellent asset quality, high liquidity, good earnings and, in general, those which are considered a strong banking organization. A bank having less than the minimum Leverage Capital Ratio requirement shall, within 60 days of the date as of which it fails to comply with such requirement, submit a reasonable plan describing the means and timing by which a bank shall achieve its minimum Leverage Capital Ratio requirement. A bank that fails to file such plan is deemed to be operating in an unsafe and unsound manner, and could subject that bank to a cease and desist order. Any insured depository institution with a Leverage Capital Ratio that is less than 2.0% is deemed to be operating in an unsafe or unsound condition pursuant to Section 8(a) of the FDIA and is subject to potential termination of deposit insurance. However, such an institution will not be subject to an enforcement proceeding solely on account of its capital ratios, provided it has entered into and is in compliance with a written agreement to increase its Leverage Capital Ratio and to take such other action as may be necessary for the institution to be operated in a safe and sound manner. The capital regulations also provide, among other things, for the issuance of a capital directive, which is a final order issued to a bank that fails to maintain minimum capital or to restore its capital to the minimum capital requirement within a specified time period. Such directive is enforceable in the same manner as a final cease and desist order.

Under these regulations, a state-chartered commercial bank will be:

•

“well capitalized” if it has a Total Risk-Based Capital ratio of 10% or greater, a Tier 1 Risk-Based Capital ratio of 6% or greater, a Tier 1 leverage ratio of 5% or greater, and is not subject to any written capital order or directive;

•

“adequately capitalized” if it has a Total Risk-Based Capital ratio of 8% or greater, a Tier 1 Risk-Based Capital ratio of 4% or greater, and a Tier 1 leverage ratio of 4% or greater (3% in certain circumstances) and does not meet the definition of “well capitalized;”

•

“undercapitalized” if it has a Total Risk-Based Capital ratio of less than 8%, a Tier 1 Risk-Based Capital ratio of less than 4% or a Tier 1 leverage ratio of less than 4% (3% in certain circumstances).

•	“significantly undercapitalized” if it has a Total Risk-Based Capital ratio of less than 6%, a Tier 1 Risk-Based Capital ratio of less than 3%, or a Tier 1 leverage ratio of less than 3%; or

•	“critically undercapitalized” if it has a ratio of tangible equity to total assets that is equal to or less than 2%.

The risk-based capital standards of the Federal Reserve explicitly identify concentrations of credit risk and the risk arising from non-traditional activities, as well as an institution’s ability to manage these risks, as important factors to be taken into account by the agency in assessing an institution’s overall capital adequacy. The capital guidelines also provide that an institution’s exposure to a decline in the economic value of its capital due to changes in interest rates may be considered by the agency as a factor in evaluating a banking organization’s capital adequacy.

Prompt Corrective Action

Immediately upon becoming undercapitalized, an institution shall become subject to the provisions of Section 38 of the FDIA, which: (a) restrict payment of capital distributions and management fees; (b) require that the appropriate federal banking agency monitor the condition of the institution and its efforts to restore its capital; (c) require submission of a capital restoration plan; (d) restrict the growth of the institution’s assets; and (e) require prior approval of certain expansion proposals. The appropriate federal banking agency for an undercapitalized institution also may take any number of discretionary supervisory actions if the agency determines that any of these actions is necessary to resolve the problems of the institution at the least possible long term cost to the deposit insurance fund, subject in certain cases to specified procedures. These discretionary supervisory actions include: (a) requiring the institution to raise additional capital; (b) restricting transactions with affiliates; (c) requiring divestiture of the institution or the sale of the institution to a willing purchaser; and (d) any other supervisory action that the agency deems appropriate. These and additional mandatory and permissive supervisory actions may be taken with respect to significantly undercapitalized and critically undercapitalized institutions.

Gramm-Leach-Bliley Act

The Gramm-Leach-Bliley Act (the “Act”) implemented major changes to the statutory framework for providing banking and other financial services in the United States. The Act, among other things, eliminated many of the restrictions on affiliations among banks and securities firms, insurance firms and other financial service providers. A bank holding company that qualifies as a financial holding company will be permitted to engage in activities that are financial in nature or incident or complimentary to financial activities. The activities that the Act expressly lists as financial in nature include insurance activities, providing financial and investment advisory services, underwriting services and limited merchant banking activities.

To become eligible for these expanded activities, a bank holding company must qualify as a financial holding company. To qualify as a financial holding company, each insured depository institution controlled by the bank holding company must be well-capitalized, well-managed and have at least a satisfactory rating under the Community Reinvestment Act. In addition, the bank holding company must file with the Federal Reserve a declaration of its intention to become a financial holding company. We presently have no plans to become a financial holding company.

Although the Act is considered one of the most significant banking laws since Depression-era statutes were enacted, because of our small size and recent organization, we do not expect the Act to materially affect our products, services or other business activities. We do not believe that the Act will have a material adverse impact on our operations. To the extent that it allows banks, securities firms and insurance firms to affiliate, the financial services industry may experience further consolidation. The Act may have the result of increasing competition that we face from larger institutions and other companies offering financial products and services, many of which may have substantially greater financial resources.

Payment of Cash Dividends

We are subject to laws and regulations that limit the amount of dividends that it can pay. The amount of dividends that may be paid depends upon our earnings and capital position and is limited by federal and state law, regulations and policies. As a bank that is a member of the Federal Reserve System, we must obtain prior written approval for any dividend if the total of all dividends declared in any calendar year would exceed the total of our net profits for that year combined with our retained net profits for the preceding two years. In addition, we may not pay a dividend in an amount greater than its undivided profits then on hand after deducting its losses and bad debts. For this purpose, bad debts are generally defined to include the principal amount of loans which are in arrears with respect to interest by six months or more unless such loans are fully secured and in the process of collection. Moreover, for purposes of this limitation, we are not permitted to add the balance of our allowance for loan losses account to our undivided profits then on hand, however, we may net the sum of our bad debts as so defined against the balance of our allowance for loan losses account and deduct from undivided profits only bad debts so defined in excess of that account. In addition, the Federal Reserve is authorized to determine under certain circumstances relating to the financial condition of a bank that the payment of dividends would be an unsafe and unsound practice and to prohibit payment thereof. The payment of dividends that deplete a bank’s capital base could be deemed to constitute such an unsafe and unsound banking practice. The Federal Reserve has indicated that banking organizations generally pay dividends only out of current operating earnings.

In addition, under Virginia law, no dividend may be declared or paid out of the Virginia charter bank’s paid-in capital. We may be prohibited under Virginia law from the payment of dividends if the Virginia Bureau of Financial Institutions determines that a limitation of dividends is in the public interest and is necessary to ensure our financial soundness, and may also permit the payment of dividends not otherwise allowed by Virginia law.

We generated start-up losses in 2003 through 2007, resulting in negative retained earnings. As a result, we are not able to pay cash dividends to the holders of our Common Stock at this time.

Community Reinvestment Act

The Community Reinvestment Act of 1977 requires that federal banking regulators evaluate the record of the financial institutions in meeting the credit needs of their local communities, including low and moderate income neighborhoods, consistent with the safe and sound operation of those institutions. These factors are also considered in evaluating mergers, acquisitions, and applications to open a branch or facility. To the best of our knowledge, we are meeting the obligations under this act.

Branching and Interstate Banking

The federal banking agencies are authorized to approve interstate bank merger transactions without regard to whether such transaction is prohibited by the law of any state, unless the home state of one of the banks has opted out of the interstate bank merger provisions of the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the Riegle-Neal Act) by adopting a law after the date of enactment of the Riegle-Neal Act and prior to June 1, 1997, which applies equally to all out-of-state banks and expressly prohibits merger transactions involving out-of-state banks. Interstate acquisitions of branches are permitted only if the law of the state in which the branch is located permits such acquisitions. Such interstate bank mergers and branch acquisitions are also subject to the nationwide and statewide insured deposit concentration limitations described in the Riegle-Neal Act.

The Riegle-Neal Act authorizes the federal banking agencies to approve interstate branching de novo by national and state banks in states which specifically allow for such branching. Virginia has enacted laws which permit interstate acquisitions of banks and bank branches and permit out-of-state banks to establish de novo branches.

Regulatory Enforcement Authority

Federal banking law grants substantial enforcement powers to federal banking regulators. This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease and desist or removal orders and to initiate injunctive actions against banking organizations and institution-affiliated parties. In general, these enforcement actions may be initiated for violations of laws and regulations and unsafe or unsound practices. Other actions or inactions may provide the basis for enforcement action, including misleading or untimely reports filed with regulatory authorities.

Transactions with Affiliates

Transactions between banks and their affiliates are governed by Sections 23A and 23B of the Federal Reserve Act. An affiliate of a bank is any bank or entity that controls, is controlled by or is under common control with such bank. Generally, Section 23A (a) limits the extent to which a bank or its subsidiaries may engage in “covered transactions” with any one affiliate to an amount equal to 10% of such institution’s capital stock and surplus, and maintain an aggregate limit on all such transactions with affiliates to an amount equal to 20% of such capital stock and surplus, and (b) requires that all such transactions be on terms substantially the same, or at least as favorable, to the bank as those provided to a nonaffiliate. The term “covered transaction” includes the making of loans, purchase of assets, issuance of a guarantee and similar other types of transactions. Section 23B applies to “covered transaction” as well as sales of assets and payments of money to an affiliate. These transactions must also be conducted on terms substantially the same, or at least as favorable, to the bank as those provided to nonaffiliates.

Loans to Insiders

The Federal Reserve Act and related regulations impose specific restrictions on loans to directors, executive officers and principal shareholder of banks. Under Section 22(h) of the Federal Reserve Act, any loan to a director, an executive officer or to a principal shareholder of a bank, or to entities controlled by any of the foregoing, may not exceed, together with all outstanding loans to such persons or entities controlled by such person, the bank’s loan to one borrower limit. Loans in the aggregate to insiders of the related interest as a class may not exceed two times the bank’s unimpaired capital and unimpaired surplus until the bank’s total assets equal or exceed $100 million, at which time the aggregate is limited to the bank’s unimpaired capital and unimpaired surplus. Section 22(h) also prohibits loans above amounts prescribed by the appropriate federal banking agency to directors, executive officers, and principal shareholders of a bank or bank holding company, and to entities controlled by such persons, unless such loans are approved in advance by a majority of our Board of Directors with any “interested” director not participating in the voting. Our loan amount, which includes all other outstanding loans to such person, as to which such prior board of director approval is required, must be the greater of $25,000 or 5% of capital and surplus (up to $500,000). Section 22(h) requires that loans to directors, executive officers and principal shareholders be made in terms and underwriting standards substantially the same as offered in comparable transactions to other persons.

USA PATRIOT Act of 2001

In October 2001, the President signed into law the USA PATRIOT Act. This act was in direct response to the terrorist attacks on September 11, 2001, and strengthens the anti-money laundering provisions of the Bank Secrecy Act. Most of the new provisions added by this act apply to accounts at or held by foreign banks, or accounts of or transactions with foreign entities. We do not have significant foreign business and have not had our operations materially affected by the act. This act does, however, require the federal banking regulators to consider a bank’s record of compliance under the Bank Secrecy Act in acting on any application filed by a bank. As we are subject to the provisions of the Bank Secrecy Act (i.e., reporting of cash transactions in excess of $10,000), our record of compliance in this area will be an additional factor in any applications filed in the future. To our knowledge, our record of compliance in this area is satisfactory and our processes and procedures to ensure compliance with the Bank Secrecy Act are satisfactory.

Other Regulation

We are subject to a variety of other regulations. State and federal laws restrict interest rates on loans, potentially affecting our income. The Truth in Lending Act and the Home Mortgage Disclosure Act impose information requirements on us in making loans. The Equal Credit Opportunity Act prohibits discrimination in lending on the basis of race, creed, or other prohibited factors. The Fair Credit Reporting Act governs the use and release of information to credit reporting agencies. The Truth in Savings Act requires disclosure of yields and costs of deposits and deposit accounts. Other acts govern confidentiality of consumer financial records, automatic deposits and withdrawals, check settlement, endorsement and presentment, and reporting of cash transactions as required by the Internal Revenue Service.

Future Regulatory Uncertainty

Because federal regulation of financial institutions changes regularly and is the subject of constant legislative debate, we cannot forecast how federal regulation of financial institutions may change in the future and impact our operations. Although Congress in recent years has sought to reduce the regulatory burden on financial institutions with respect to the approval of specific transactions, we fully expect that the financial institution industry will remain heavily regulated in the near future and that additional laws or regulations may be adopted further regulating specific banking practices.

ITEM 2.	DESCRIPTION OF PROPERTY

The following table summarizes certain information about the headquarters of the Bank, its branch offices and administrative offices.

Office Location	Date Opened	Owned or Leased	Lease Terms

Headquarters and Pebble Creek Branch 6127 Mechanicsville Turnpike Mechanicsville, Virginia 23111	July 1, 2004	Leased	Lease term is 15 years, expiring in April, 2019, with purchase options at the beginning of years 5, 10 and 15.

Village Branch Office 8051 Mechanicsville Turnpike Mechanicsville, Virginia 23111	September 7, 2005	Leased	Lease term is 15 years, expiring in September, 2019, with purchase options at the end of year 10.

Operations Center 7482 Lee Davis Road, Suite 9 Mechanicsville, VA 23111	March 1, 2004	Leased	Lease term is three years, expiring in March, 2008. There are no renewal or purchase options.

Highland Springs Branch 109 E. Nine Mile Road Highland Springs, VA 23075	July 1, 2006	Leased	Lease term is five years expiring in April, 2011, with lease renewal and purchase options at the end of years 5 and 10 of lease.

Loan Operations Center 7502 Lee Davis Road, Suite 22 Mechanicsville, VA 23111	November 1, 2007	Leased	Lease term is three years, expiring in November, 2010. There are no renewal or purchase options.

We believe that all of our properties are maintained in good operating condition and are suitable and adequate for our operational needs.

ITEM 3.	LEGAL PROCEEDINGS

In the course of its operations, the Bank may become a party to legal proceedings. There are no material pending legal proceedings to which the Bank is a party or of which the property of the Bank is subject.

ITEM 4.	SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

There were no matters submitted to a vote of security holders during the fourth quarter of the fiscal year covered by this report.

PART II

ITEM 5.	MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS AND SMALL BUSINESS ISSUER PURCHASES OF EQUITY SECURITIES

Shares of the Bank’s Common Stock have traded on the Nasdaq Capital Market (formerly known as the Nasdaq SmallCap Market) under the symbol “RCBK” since July 7, 2005. Prior to that time, such shares traded though the OTC Bulletin Board under the symbol “RCBK” and from time to time in privately negotiated transactions.

The high and low trade prices of shares of the Bank’s Common Stock for the periods indicated, as known to the Bank, were as follows:

Quarter	High	Low
First Quarter 2006	11.44	10.15
Second Quarter 2006	13.55	10.78
Third Quarter 2006	12.45	10.75
Fourth Quarter 2006	11.75	10.00
First Quarter 2007	11.00	9.76
Second Quarter 2007	10.50	9.50
Third Quarter 2007	10.25	8.15
Fourth Quarter 2007	9.00	6.07

At March 1, 2008, there were approximately 1,310 holders of record of Common Stock.

The Bank has not paid any dividends on its Common Stock. We intend to retain all of our earnings to finance the Bank’s operations and we do not anticipate paying cash dividends for the foreseeable future. Any decision made by the Board of Directors to declare dividends in the future will depend on the Bank’s future earnings, capital requirements, financial condition and other factors deemed relevant by the Board. Banking regulations limit the amount of cash dividends that may be paid without prior approval of the Bank’s regulatory agencies. Such dividends are limited to the lesser of the Bank’s retained earnings or the net income of the previous two years combined with the current year net income.

The Bank did not purchase any shares of its Common Stock in the fourth quarter of 2007.

ITEM 6.	MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

General

Management’s discussion and analysis is intended to assist the reader in evaluating and understanding the financial condition and results of River City Bank (the “Bank”) for the calendar years ended December 31, 2006 (“2006”) and 2007 (“2007”). This discussion should be read in conjunction with the Bank’s Financial Statements and the accompanying Notes thereto included in this Form 10-KSB.

As the Bank continues to grow, the Bank expects changes in financial condition and operating results should become more favorable overall, but less dynamic. Many new banks experience a period of operating losses until the growth and balancing of interest income from loans, interest expense from deposits and income from invested securities, along with the active attention to cost controls, will generate operating income. The Bank did not reach this break-even level of profitability during 2006 or 2007.

The primary source of the Bank’s revenue is net interest income, which represents the difference between interest income on earning assets and interest expense on liabilities used to fund those assets. Earning assets include loans, securities, interest bearing bank certificates of deposit and federal funds sold. Interest bearing liabilities include deposits and borrowings. Sources of non-interest income include service charges on deposit accounts, mortgage referral fees, gains on the sale of securities and other miscellaneous income.

Overview of Operations and Comprehensive Losses

The Bank recorded comprehensive losses of $(57,420) and $(316,877), for the years ended December 31, 2007 and 2006, respectively. Earnings per share, which relates to net losses, not comprehensive losses, equaled $(0.24) and $(0.16) per basic and diluted share, for the years ended December 31, 2007 and 2006, respectively. The comprehensive losses include net losses of $(438,230) and $(287,469) for 2007 and 2006, respectively, and net unrealized gain or loss on securities available-for-sale of $380,810 and $(29,408) for 2007 and 2006, respectively. The increase in net operational losses in 2007 over 2006 reflects the Bank’s increase in provision for loan losses to fund its reserve due to increased loan growth and to replenish the reserve due to loan charge-offs totaling $192,844. Additionally, operational expenses increased due to continued strong deposit growth, not fully offset by an increase in net interest income of $406,997 from 2006 to 2007. The improvement in net unrealized gain on securities available-for-sale reflects the change in the interest rate environment and portfolio growth during 2007 over 2006.

The Bank recorded comprehensive losses of $(316,877) and $(769,298), for the years ended December 31, 2006 and 2005, respectively. Earnings per share were $(0.16) and $(0.44) per basic and diluted share, for the years ended December 31, 2006 and 2005, respectively. The comprehensive losses include net losses of $(287,469) and $(593,011) for 2006 and 2005, respectively, and net unrealized losses on securities available-for-sale of $(29,408) and $(176,287) for 2006 and 2005, respectively. The improvement in net operational losses in 2006 over 2005 reflects the Bank’s continued strong deposit and loan growth with management’s continued attention to cost controls. The decrease in net unrealized losses on securities available-for-sale reflects the change in the interest rate environment and portfolio growth during 2006 over 2005.

Summary of Financial Condition

Total assets at December 31, 2007 were $121,893,719, an increase of $35,441,828 or 41%, from $86,451,891 at December 31, 2006. Total assets at December 31, 2006 were $86,451,891, an increase of $25,415,345 or 42%, from $61,036,546 at December 31, 2005.

Cash and cash equivalents decreased by $3,241,322 to $1,962,029 at December 31, 2007 due to the reduction of highly liquid short-term debt instruments used for short-term balancing and investing of excess funds based upon increased deposit and loan activity in 2007 over 2006. In comparing 2006 to 2005, cash and cash equivalents decreased by $689,671 to $5,203,351 at December 31, 2006.

Securities available-for-sale increased $3,518,659 to $21,343,191 at December 31, 2007 due to the available excess invested funds resulting from increased deposit activity at the end of 2007 over 2006. Securities available-for-sale increased $5,907,553 to $17,824,532 at December 31, 2006 over 2005.

Loans, net of allowance for loan losses, increased from $59,257,336 at December 31, 2006 to $94,802,342 at December 31, 2007, an increase of $35,545,006 or 60%. Commercial loans increased $7,898,611 or 63% to $20,375,452; real estate loans increased $27,214,531 or 60%; and consumer and other loans increased $859,180 or 42%. Loans held for investment as a percentage of assets and deposits were 79% and 92%, respectively, at December 31, 2007, compared to 69% and 84% at December 31, 2006. Loans, net of allowance for loan losses, increased from $38,351,866 at December 31, 2005 to $59,257,336 at December 31, 2006, an increase of $20,935,470 or 55%. This increase reflects the Bank’s growth in commercial and consumer loan categories.

Bank premises and equipment, net of accumulated depreciation decreased $105,886, or 10%, to $932,557 during 2007, due to depreciation charges exceeding capital expenditures. In comparing 2006 to 2005, Bank premises and equipment, net of accumulated depreciation increased $108,913, or 12%, to $1,038,443 due to the opening of the Highland Springs branch in June, 2006.

Total liabilities at December 31, 2007 were $106,395,314, an increase of $35,488,798 or 50%, from $70,906,516 at December 31, 2006. Total liabilities at December 31, 2006 were $70,906,516, an increase of $25,732,222, or 57%, from $45,174,294 at December 31, 2005.

Total deposits, the primary component of total liabilities, were $104,535,491 at December 31, 2007 an increase of $34,029,568, or 48%, from $70,505,923 at December 31, 2006. This increase in deposits is attributed to the Bank’s continuing marketing initiatives implemented during the year. In comparing 2006 to 2005, total deposits were $70,505,923 at December 31, 2006, an increase of $25,574,219, or 57%, from $44,931,704 at December 31, 2005. This increase in deposits was attributed to the Bank’s continuing marketing initiatives implemented during the year, as well as the opening of the Highland Springs branch in June, 2006 and the continued deposit growth at the Bank’s other branches.

Total stockholders’ equity amounted to $15,498,405 at December 31, 2007 compared to $15,545,375 at December 31, 2006, a decrease of $46,970. The decrease resulted from a net loss for 2007 of $438,230 offset by increases from net unrealized gains on securities available-for-sale of $380,810 and an exercise of stock options of $10,450. Total stockholders’ equity amounted to $15,545,375 at December 31, 2005 compared to $15,862,252 at December 31, 2005, a decrease of $316,877. The decrease resulted from a net loss for 2006 of $287,469 and net unrealized losses on securities available-for-sale of $29,408.

Net Interest Income and Net Interest Margin

Net interest income, the primary source of the Bank’s earnings, is the excess of interest income, derived from earning assets classified as loans, securities, certificates of deposit and federal funds sold, over and above interest expense, which are amounts due from the Bank’s interest bearing liabilities including customer deposits, time certificates and federal funds purchased. The amount of net interest income is primarily dependent upon the volume and mix of these earning assets and interest bearing liabilities. Interest rate changes can also impact the amount of net interest income, but usually to a much lesser extent. Management develops pricing and marketing strategies to maximize net interest income while maintaining related assets and liabilities accounts within guideline policies as established by the Bank’s Board of Directors.

The net interest margin represents net interest income divided by average earning assets. It reflects the average effective rate that we earned on our earning assets. Net interest margin is affected by changes in both average interest rates and average volumes of interest earning assets and interest bearing liabilities.

Prior to 2007, interest rates increased significantly in response to a strong economic environment in the United States and regulatory attempts to manage inflationary pressures. During the latter part of 2007, the Federal Open Market Committee (“FOMC”) decreased its targeted rate in response to a declining economic environment.

Net interest income increased 26% to $3,649,946 in 2007, from $2,887,949 in 2006. The increase was due to significant changes in earnings assets, primarily loans and investments. The Bank’s loan portfolio continued to maintain strong ratios as a percentage of assets and deposits of 79% and 92%, respectively, at December 31, 2007, as compared to 69% and 84%, respectively, at December 31, 2006.

The net interest margin declined to 3.48% for 2007 from 4.02% for 2006. The average rate on earning assets increased 37 basis points from 7.10% for 2006 to 7.47% for 2007. The average rate on interest-bearing liabilities increased 65 basis points from 4.27% for 2006 to 4.92% for 2007. The ratio of average interest earning assets to average interest-bearing liabilities decreased from 139% for 2006 to 123% for 2007.

The net interest margin declined to 4.02% for 2006 from 4.28% for 2005. The average rate on earning assets increased 92 basis points from 6.18% for 2005 to 7.10% for 2006. The average rate on interest-bearing liabilities increased 129 basis points from 2.98% for 2005 to 4.27% for 2006. The ratio of average interest earning assets to average interest-bearing liabilities decreased from 157% for 2005 to 139% for 2006.

The following table illustrates average balances of total interest-earning assets and total interest-bearing liabilities for the periods indicated, showing the average distribution of assets, liabilities, shareholders’ equity and related income, expense and corresponding weighted-average yields and rates. The average balances used in these tables and other statistical data were calculated using daily average balances. We have no tax exempt assets for the periods presented.

Average Balances, Interest Income and Expenses and Average Yield and Rates

Year Ended December 31, 2007

(dollar amounts stated in thousands)

	Average Balances(1)	Interest Income/ Expense	Yields/ Rates
ASSETS:
Interest earning assets:
Federal funds sold	$4,345	$224	5.16%
Certificates of deposit	2,058	90	4.37%
Investment securities	20,873	1,082	5.18%
Loans	77,546	6,432	8.29%

Total earning assets	104,822	7,828	7.47%

Non-interest earning assets:
Cash & due from banks	1,242
Premises and equipment	906
Other assets	1,556
Less: allowance for loan losses	(773)

Total non-interest earning assets	2,931

Total Assets	$107,753

Liabilities and Stockholders’ Equity:
Interest bearing liabilities:
Interest bearing demand deposit accounts	$11,612	$385	3.32%
Savings accounts	28,725	1,448	5.04%
Time deposits	43,927	2,312	5.26%
Federal funds purchased	621	33	5.31%

Total interest bearing liabilities	84,885	4,178	4.92%

Non-interest bearing liabilities:
Non-interest demand deposit accounts	6,906
Other liabilities	593
Stockholders’ equity	15,369

Total Liabilities and Stockholders’ Equity	$107,753

Interest Rate Spread (2)			2.55%

Net Interest Income (3)		$3,650

Net Interest Margin (4)			3.48%

Average Balances, Interest Income and Expenses and Average Yield and Rates

Year Ended December 31, 2006

(dollar amounts stated in thousands)

	Average Balances(1)	Interest Income/ Expense	Yields/ Rates
ASSETS:
Interest earning assets:
Federal funds sold	$6,532	$329	5.04%
Certificates of deposit	3,060	123	4.02%
Investment securities	13,581	637	4.69%
Loans	48,728	4,013	8.24%

Total earning assets	71,901	5,102	7.10%

Non-interest earning assets:
Cash & due from banks	1,104
Premises and equipment	945
Other assets	937
Less: allowance for loan losses	(480)

Total non-interest earning assets	2,506

Total Assets	$74,407

Liabilities and Stockholders’ Equity:
Interest bearing liabilities:
Interest bearing demand deposit accounts	$6,705	$126	1.88%
Savings accounts	14,908	651	4.37%
Time deposits	30,202	1,437	4.76%
Federal funds purchased	7	—	5.71%

Total interest bearing liabilities	51,822	2,214	4.27%

Non-interest bearing liabilities:
Non-interest demand deposit accounts	6,499
Other liabilities	384
Stockholders’ equity	15,702

Total Liabilities and Stockholders’ Equity	$74,407

Interest Rate Spread (2)			2.83%

Net Interest Income (3)		$2,888

Net Interest Margin (4)			4.02%

(1)	Average balances are computed on a daily basis.

(2)	Total interest earning assets yield less the total interest bearing liabilities rate.

(3)	Total interest on earning assets less total interest on interest bearing liabilities.

(4)	Net interest margin is net interest income, expressed as a percentage of average earning assets.

Noninterest Income

Non-interest income includes service charges on deposits and loans, mortgage referral fees, investment fee income, management fee income and gains on sales of investment securities available-for-sale, and continues to be an important factor in our operating results.

Noninterest income increased to $362,980 in 2007 from $284,369 in 2006. The increase in noninterest income was due primarily to the results of the mortgage brokerage division, which started in March 2005 and produced fee income of $203,377 in 2007 compared to $168,433 in 2006, an increase of 21%. Management anticipates that fees derived from this division will continue to constitute a large portion of the Bank’s noninterest income.

In 2005, the Bank purchased a membership interest in a limited liability company that issues property title insurance policies. This initiative offers our customers a source for title insurance and provides the Bank with participation profits of the limited liability company.

Noninterest income increased to $284,369 in 2006 from $133,003 in 2005. The increase in noninterest income was due primarily to the benefit of the mortgage brokerage division, which started in March 2005, and increased bank service fees.

Noninterest Expense

Non-interest expense includes, among other things, salaries and benefits, occupancy costs, professional fees, depreciation, data processing, telecommunications and miscellaneous expenses.

Total noninterest expense increased $636,369, or 20%, from $3,249,787 in 2006 to $3,886,156 in 2007. These increases are attributable to these factors: the opening of the Bank’s third banking office in Highland Springs in June 2006 and increased marketing and operational expenses to support overall growth in deposits and loans.

Total noninterest expense increased $1,092,939, or 51%, from $2,156,848 in 2005 to $3,249,787 in 2006. These increases are attributable to two main factors: the opening of bank branches during each year and additional expenses relating to overall growth in deposits and loans.

The Bank’s management and staff monitor and control operating expenses to provide adequate operational support and enable growth opportunities.

Income Tax Expense

The Bank did not record in its current provision for income tax expense for 2007, 2006, or 2005 any income tax benefits due to the operational losses incurred in each period. The tax benefit of these operational losses may be reflected as a reduction of current tax provisions in future time periods if and when the Bank achieves operational profitability.

Loans

Our primary source of income is our lending activities. The following table presents the composition of the Bank’s loan portfolio at the dates indicated:

	December 31, 2007		December 31, 2006
	Amount	%	Amount	%
Secured By Real Estate	$72,541,746	75.71%	$45,327,215	75.74%
Commerical	20,375,452	21.27%	12,476,841	20.85%
Consumer and other	2,898,358	3.02%	2,039,178	3.41%

Total loans	95,815,556	100%	59,843,234	100%

Less: Allowance for loan losses	(977,156)		(605,000)
Net deferred loan fees	(36,058)		19,102

Net loans	$94,802,342		$59,257,336

Maturities of Loans December 31, 2007

(in thousands)

Fixed Rate				Variable Rate
Within 1 Year	1 to 5 Years	After 5 Years	Total	1 to 5 Years	After 5 Years	Total	Total Maturities
$4,583	$27,811	$10,046	$42,440	$51,392	$1,984	$53,376	$95,816

Provision and Allowance For Loan Losses

Provisions for loan losses amounted to $565,000 in 2007 and $210,000 in 2006. The allowance for loan losses represented 1.02% and 1.01% of the total outstanding loans at December 31, 2007 and 2006 respectively. The provision for loan losses is based upon management’s estimate of the amount needed to maintain the allowance for loan losses at an adequate level to cover known and inherent risk of loss in the loan portfolio. In determining the provision amount, management gives consideration to current and anticipated economic conditions, the growth and composition of the loan portfolio, the relationship of the allowance for loan losses to outstanding loans, and other factors. Please refer to Critical Accounting Policies for additional discussion concerning the Bank’s practices in this area. Management also classifies loans as impaired when, based on current information and events, it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement. At December 31, 2007 the Bank had impaired loans of $34,591, and as of December 31, 2006 the Bank had impaired loans of $1,056,726, as described below.

The following table presents an analysis of the changes in the allowance for loan losses for the periods indicated.

	Year Ended December 31,
	2007	2006
Balance at beginning of period	$605,600	$395,000
Provision charged to operations	565,000	210,000
Loan charge-offs	(192,844)	—
Loan recoveries	—	—

Balance at end of period	$977,156	$605,000

Loans outstanding at end of year	$95,815,556	$59,843,234
Ratio of allowance for loan losses as a percent of loans outstanding at end of year	1.02%	1.01%

At December 31, 2007, the Bank had not allocated its allowance for loan losses to the categories of its loan portfolio, as such categories continue to evolve in the first 3 years of its operations.

Asset Quality

Interest is accrued on outstanding loan principal balances, unless the Bank considers collection to be doubtful. Commercial and unsecured consumer loans are designated as non-accrual when payment is delinquent 90 days or at the point which the Bank considers collection doubtful, if earlier. Mortgage loans and most other types of consumer loans past due 90 days or more may remain on accrual status if management determines that concern over our ability to collect principal and interest is not significant. When loans are placed in non-accrual status, previously accrued and unpaid interest is reversed against interest income in the current period and interest is subsequently recognized only to the extent cash is received. Interest accruals are resumed on such loans only when, in the judgment of management, the loans are estimated to be fully collectible as to both principal and interest.

At December 31, 2007, the Bank had only one non-performing loan with a principal balance of $34,591. Management considers this loan well secured.

At December 31, 2006, the Bank had only one non-performing loan with a principal balance of $1,056,726.

The Bank had no restructured loans, foreclosed properties or loans past due 90 days and still accruing interest at December 31, 2007 or at December 31, 2006.

Total nonperforming assets to loans at December 31, 2007 was .04%, and the allowance for loan losses to nonaccrual loans at December 31, 2007 was 2824.89%.

Total nonperforming assets to loans at December 31, 2006 was 1.77%, and the allowance for loan losses to nonaccrual loans at December 31, 2006 was 57.25%.

Investment Portfolio

At December 31, 2007 and 2006, all of the Bank’s securities were classified as available-for-sale. The following table presents the composition of the investment portfolio at the dates indicated.

A summary of the amortized cost and carrying value of securities available-for-sale at December 31, 2007 follows:

	Amortized Cost	Gross Unrealized		Fair Value
		Gains	Losses
Available-for-sale
U.S. agency obligations	$15,543,626	$181,075	$(1,314)	$15,723,387
Mortgage-backed securities	5,627,768	9,257	(17,221)	5,619,804

Total	$21,171,394	$190,332	$(18,535)	$21,343,191

A summary of the amortized cost and carrying value of securities available-for-sale at December 31, 2006 follows:

	Amortized Cost	Gross Unrealized		Fair Value
		Gains	Losses
Available-for-sale
U.S. agency obligations	$15,579,833	$—	$(169,074)	$15,410,759
Mortgage-backed securities	2,453,712	—	(39,939)	2,413,773

Total	$18,033,545	$—	$(209,013)	$17,824,532

A summary of the maturity distribution of securities available-for-sale at December 31, 2007 follows:

	Maturity Distribution Investment Securities Available-for-Sale
	Par Value	Amortizied Cost	Unrealized Gain (Loss)	Estimated Fair Value	Average Yield
December 31, 2007
U.S. Government Agencies
One to five years	3,000,000	2,988,643	10,957	2,999,600	4.37%
Five to ten years	3,750,000	3,728,909	47,341	3,776,250	5.23%
Over ten years	8,850,000	8,826,074	121,463	8,947,537	5.98%

Total	15,600,000	15,543,626	179,761	15,723,387	5.49%

Mortgage-backed securities
One to five years	1,777,341	1,781,528	803	1,782,331	4.54%
Five to ten years	2,346,808	2,339,252	(8,780)	2,330,472	5.37%
Over ten years	1,500,469	1,506,988	13	1,507,001	5.80%

Total	5,624,618	5,627,768	(7,964)	5,619,804	5.22%

Total Investment Securities	$21,224,618	$21,171,394	171,797	$21,343,191	5.40%

Deposits

The Bank’s predominant source of funds is deposit accounts. The Bank’s deposit base is comprised of demand deposits, savings and money market accounts, and time deposits. The Bank’s deposits are provided by individuals and businesses located in the Bank’s market area.

The following table gives the composition of our deposits at the dates indicated.

	December 31,
	2007		2006
	Amount	%	Amount	%
Noninterest-bearing deposits
Demand deposits	$7,572,030	7.24%	$8,090,229	11.47%
Interest-bearing deposits
Money market and NOW Accounts	12,789,237	12.23%	8,445,302	11.98%
Savings	31,706,989	30.33%	21,398,358	30.35%
Certificates of deposit
Less than $100,000	34,146,912	32.67%	20,253,371	28.73%
Greater than $100,000	18,320,323	17.53%	12,318,663	17.47%

	$104,535,491	100%	$70,505,923	100%

Total deposits increased by 48% from December 31, 2006 to December 31, 2007. The Bank’s ability to attract and retain deposits, and our cost of funds, has been, and will continue to be, significantly affected by money market conditions.

Total deposits increased by 57% from December 31, 2005 to December 31, 2006.

The following table is a schedule of average balances and average rates paid for each deposit category for the periods presented:

Average Deposits and Rates Paid (dollar amounts in thousands)

	Year Ended December 31,
	2007		2006
	Amount	Average Rate	Amount	Average Rate
Noninterest-bearing deposits
Demand deposits	$6,906	0.00%	$6,499	0.00%
Interest-bearing deposits
Money market and NOW accounts	11,612	3.32%	6,705	1.88%
Savings	28,725	5.04%	14,908	4.37%
Certificates of deposit
Less than $100,000	28,517	5.22%	17,869	4.92%
Greater than $100,000	15,410	5.34%	12,333	4.53%

Total average deposits	$91,170		$58,314

The following table is a schedule of maturities for time deposits of $100,000 or more at the date indicated:

		December 31, 2007
(Dollars in thousands)
Due in:	3 months or less	$4,029
	Over 3 months through 6 months	1,827
	Over 6 months through 12 months	3,451
	Over 12 months	9,013

		$18,320

The following table provides Return on Equity and Assets for the years indicated:

	2007	2006
Return on average assets	(.41%)	(0.39%)
Return on average equity	(2.85%)	(1.83%)
Dividend payout ratio	—	—
Average equity to average assets	14.26%	21.10%

Contractual Obligations and Other Commitments

The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve elements of credit risk and interest rate risk in excess of the amount recognized in the consolidated balance sheets. The contractual amounts of these instruments reflect the extent of the Bank’s involvement in particular classes of financial instruments.

The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and letters of credit written is represented by the contractual amount of these instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. Unless noted otherwise, the Bank does not require collateral or other security to support financial instruments with credit risk.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments may expire without being completely drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

At December 31, 2007, undisbursed credit lines, standby letters of credit and commitments to extend credit totaled $20,012,947.

The following table summarizes our contractual cash obligations and commitments, including maturing certificates of deposit, at December 31, 2007 and the effect such obligations may have on liquidity and cash flows in future periods.

Contractual Obligations

(dollars in thousands)

	Less Than One Year	1-3 Years	3-5 Years	Over 5 Years	Total
Leased Property	$181	$317	$336	$1,330	$2,164
Time Deposits (1)	32,191	7,159	13,117		52,467
Unused Commerical Lines of Credit	11,558				11,558
Unused Consumer Lines of Credit	7,732				7,732
Standby letters of credit	723				723

	$52,385	$7,476	$13,453	$1,330	$74,644

(1)	We expect to retain maturing deposits or replace maturing amounts with comparable time deposits based on current market rates.

Capital Resources

To enable future growth of the Bank, there must be an adequate level of capital. Management frequently reviews the Bank’s capital to ensure that the amount, composition and quality of the Bank’s assets and liabilities satisfy regulatory requirements, meet or exceed industry standards, and support projected Bank growth.

Stockholders’ equity decreased $46,970 during 2007 to $15,498,405 at December 31, 2007 from $15,545,375 at December 31, 2006 due to operational losses of $438,230 offset by increases from net unrealized gains on securities available-for-sale of $380,810 and exercised stock options of $10,450.

Stockholders’ equity decreased $316,877 during 2006 to $15,545,375 at December 31, 2006 from $15,862,252 at December 31, 2005 due to losses incurred by the Bank during 2006.

A summary of the Bank’s risk based capital analysis at December 31, 2007 and 2006 follows:

Risk Based Capital Analysis

(Dollars in Thousands)

	At December 31,
	2007	2006
Tier 1 Capital:
Common Stock	$9,006	$9,001
Additional Paid in Capital	8,833	8,827
Accumulated Deficit	(2,512)	(2,074)
Accumulated Other Comprehensive Income (Loss), Net	172	(209)

Sub total	$15,498	$15,545
Net Unrealized (Gain) Loss on Securities	(172)	209

Total Tier 1 Capital	$15,327	$15,754
Tier 2 Capital:
Allowance for Loan Losses	$977	$605

Total Risk Based Capital	$16,304	$16,359

Risk-Weighted Assets	$96,453	$62,439

	2007	2006
Capital Ratios:
Tier 1 Risk Based Capital Ratio	15.9%	25.3%
Total Risk Based Capital Ratio	16.9%	26.2%
Leverage ratio (Tier 1 capital to average assets)	12.8%	18.2%
Equity to total assets	12.7%	18.0%

Liquidity and Interest Rate Sensitivity

Liquidity is identified as the ability to generate or acquire sufficient amounts of cash when needed and at a reasonable cost to accommodate withdrawals, payments of debt, and increased loan demand. These events may occur daily or in other short-term intervals in the normal operation of business.

The Bank’s management, under the direction of the Asset/Liability Committee of the Board of Directors, continually reviews the mix of monetary assets and liabilities to ensure the Bank maintains an adequate level of liquidity at all times. This review ensures that the Bank’s sources of funds, primarily net fluctuations in customer deposits, investments, securities and correspondent banking relationships, must be balanced with the Bank’s obligations, commitments, and operational requirements, to maintain overall liquidity in conjunction with the maximization of interest rate spreads, the difference between interest income and interest expense rates, on a prudent basis that reflects expected changes in market interest rates.

Management prepares and analyzes reports and financial models to insure balancing and interest rate spreads occur according to Bank policies and objectives to minimize liquidity shocks, maximize the Bank’s earnings and ultimately protect the Bank’s capital. Management believes the Bank is able to meet its liquidity needs.

At December 31, 2007, the Bank had commitments to originate $20,012,947 of loans. Fixed commitments to incur capital expenditures were less than $25,000 at December 31, 2007. Certificates of deposit scheduled to mature in the 12 month period ending December 31, 2007 total $32,191,287. Management believes that a significant portion of such deposits will remain with the Bank. Management further believes that loan repayments and other sources of funds will be adequate to meet the Bank’s foreseeable short-term and long-term liquidity needs.

Interest Rate Sensitivity

A financial institution can be exposed to several market risks that may impact its value or future earnings capacity of an organization. These risks include interest rate risk, foreign currency exchange risk, commodity price risk and equity market price risk. Our primary market risk is interest rate risk. Interest rate risk is inherent because as a financial institution, we derive a significant amount of our operating revenue from “purchasing” funds (customer deposits and possible borrowings) at various terms and rates. These funds are then invested into earning assets (loans and investments) at various terms and rates. This risk is further discussed below.

Interest rate risk is the exposure to fluctuations in our future earnings (earnings at risk) and value (value at risk) resulting from changes in interest rates. This exposure results from differences between the amounts of interest earning assets and interest bearing liabilities that reprice within a specific time period as a result of scheduled maturities and repayment and contractual interest rate changes.

The primary objective of our asset/liability management process is to maximize current and future net interest income within acceptable levels of interest rate risk while satisfying liquidity and capital requirements. Management recognizes that a certain amount of interest rate risk is inherent and appropriate. The goal is to maintain a balance between risk and reward such that net interest income is maximized while risk is maintained at an acceptable level.

Management strives to control the exposure to interest rate volatility and operates under policies and guidelines established by the Board of Directors, who set the level of acceptable risk, by understanding, reviewing and making decisions based on our risk position. In addition, pricing, promotion and product development activities are assessed in an effort to emphasize the loan and deposit term or repricing characteristics that best meet current interest risk objectives. We use a variety of analytical systems and balance sheet tools to manage interest rate risk.

Gap Analysis

Gap analysis tools monitor the “gap” between interest-sensitive assets and interest-sensitive liabilities. We use simulation modeling to forecast future balance sheet and income statement behavior. By studying the effects on net interest income of rising, stable and falling interest rate scenarios, we can position itself to take advantage of anticipated interest rate movements, by understanding the dynamic nature of our balance sheet components. We evaluate the securities, loans and deposit portfolios to manage our interest rate risk position.

The table “Interest Sensitivity Gap Analysis” indicates that, on a cumulative basis through twelve months, rate sensitive liabilities exceeded rate sensitive assets, resulting in an liability sensitive position at December 31, 2007 of $12 million for a cumulative gap ratio of (10.2)%, which benefits us in a rising rate environment. A liability interest sensitivity gap results when interest-sensitive liabilities exceed interest-sensitive assets for a specific repricing “horizon”. The gap is positive when interest-sensitive assets exceed interest-sensitive liabilities. For a bank with a positive gap rising interest rates would be expected to have a positive effect on net interest income and falling rates would be expected to have the opposite effect. The table below reflects the balances of interest earning assets and interest bearing liabilities at the earlier of their repricing or maturity dates. Amounts of fixed rate loans are reflected at the earlier of their contractual maturity date or their contractual repricing date. Time deposits are reflected in the deposits’ maturity dates. If we had borrowed funds, they would be are reflected in the earliest contractual repricing interval due to the immediately available nature of these funds. Interest bearing liabilities with no contractual maturity, such as interest bearing transaction accounts and savings deposits, are reflected in the earliest repricing interval due to contractual arrangements which give management the opportunity to vary the rates paid on these deposits within a thirty day or shorter period. However, we are under no obligation to vary the rates paid on those deposits within any given period. Fixed rate time deposits are reflected at their contractual maturity dates. Fixed rate advances are reflected at their contractual maturity dates, and variable rate advances are reflected in the earliest repricing interval since they were borrowed under the daily rate credit option, and reprice daily.

Interest Sensitivity Gap Analysis

As of December 31, 2007

(in thousands)

		1 – 3	3 – 12	1 – 3	3 – 5	5 – 15
	Floating(1)	Months	Months	Years	Years	Years	Total
Federal funds sold	$631	$—	$—	$—	$—	$—	$631
US agency securities	—	—	—	—	3,000	12,723	15,723
Mortgage backed securities			—	—	1,782	3,838	5,620
Certificates of deposit	—	—	1,100	491	—	—	1,591
Loans	53,376	1,456	3,127	12,554	15,220	10,046	95,779

Total Earning Assets	$54,007	$1,456	$4,227	$13,045	$20,002	$26,607	$119,344

Cumulative rate sensitive assets	54,007	55,463	59,690	72,735	92,737	119,344
Checking (Interest Bearing)	$3,490	$—	$—	$—	$—	$—	$3,490
Money market deposit accounts and savings	10,907	11,886	18,213	—	—	—	41,006
Certificates of deposit	—	13,146	19,045	7,159	13,117	—	52,467
Federal funds purchased	1,310	—	—	—	—	—	1,301

Total Interest Bearing Liabilities	$15,698	$25,032	$37,258	$7,159	$13,117	$—	$98,264

Cumulative rate sensitive Liabilities	15,698	40,730	77,988	85,147	98,264	98,264
Rate Sensitive Gap	$38,309	$(23,576)	$(33,031)	$5,886	$6,885	$26,607	$21,080
Risk Indicators From Gap Analysis
Cumulative Gap	$38,309	$14,733	$(18,298)	$(12,412)	$(5,527)	$21,080
Ratio of cumulative gap to total assets	31.43%	12.09%	(15.01)%	(10.18)%	(4.53)%	17.29%
Ratio of cumulative rate sensitive assets/rate sensitive liabilities	344.04%	136.17%	76.54%	85.42%	94.38%	121.45%
Ratio of cumulative gap to cumulative rate sensitive assets	70.93%	26.56%	(30.66)%	(17.06)%	(5.96)%	17.66%

(1)	This includes 0 - 1 month durations.

Critical Accounting Policies

The financial condition and results of operations presented in the financial statements, accompanying notes to the financial statements and management’s discussion and analysis are, to a large degree, dependent upon the Bank’s accounting policies. The selection and application of these accounting policies involve judgments, estimates, and uncertainties that are susceptible to change.

Presented below is discussion of those accounting policies that management believes are the most important accounting policies to the portrayal and understanding of the Bank’s financial condition and results of operations. These critical accounting policies require management’s most difficult, subjective and complex judgments about matters that are inherently uncertain. In the event that different assumptions or conditions were to prevail, and depending upon the severity of such changes, the possibility of materially different financial condition or results of operations is a reasonable likelihood. See also Note 1 of the Notes to Consolidated Financial Statements.

Management monitors and maintains an allowance for loan losses to absorb an estimate of probable losses inherent in the loan portfolio. Management maintains policies and procedures that address the systems of controls over the following areas of maintenance of the allowance: the systematic methodology used to determine the appropriate level of the allowance to provide assurance they are maintained in accordance with accounting principles generally accepted in the United States of America; the accounting policies for loan charge-offs and recoveries; the assessment and measurement of impairment in the loan portfolio; and the loan grading system.

Management evaluates various loans individually for impairment as required by Statement of Financial Accounting Standards (SFAS) 114, Accounting by Creditors for Impairment of a Loan, and SFAS 118, Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures. Loans evaluated individually for impairment include non-performing loans, such as loans on non-accrual, loans past due by 90 days or more, restructured loans and other loans selected by management. The evaluations are based upon discounted expected cash flows or collateral valuations. If the evaluation shows that a loan is individually impaired, then a specific reserve is established for the amount of impairment. If a loan evaluated individually is not impaired, then the loan is assessed for impairment under SFAS 5, Accounting for Contingencies, with a group of loans that have similar characteristics.

For loans without individual measures of impairment, the Bank makes estimates of losses for groups of loans as required by SFAS 5. Loans are grouped by similar characteristics, including the type of loan, the assigned loan classification and the general collateral type. A loss rate reflecting the expected loss inherent in a group of loans is derived based upon estimates of default rates for a given loan grade, the predominant collateral type for the group and the terms of the loan. The resulting estimate of losses for groups of loans is adjusted for relevant environmental factors and other conditions of the portfolio of loans, including: borrower and industry concentrations; levels and trends in delinquencies, charge-offs and recoveries; changes in underwriting standards and risk selection; level of experience, ability and depth of lending management; and national and local economic conditions.

The amount of estimated impairment for individually evaluated loans and groups of loans is added together for a total estimate of loan losses. This estimate of losses is compared to our allowance for loan losses as of the evaluation date and, if the estimate of losses is greater than the allowance, an additional provision to the allowance would be made. If the estimate of losses is less than the allowance, the degree to which the allowance exceeds the estimate is evaluated to determine whether the allowance falls outside a range of estimates. If the estimate of losses is below the range of reasonable estimates, the allowance would be reduced by way of a credit to the provision for loan losses. We recognize the inherent imprecision in estimates of losses due to various uncertainties and variability related to the factors used, and therefore a reasonable range around the estimate of losses is derived and used to ascertain whether the allowance is too high. If different assumptions or conditions were to prevail and it is determined that the allowance is not adequate to absorb the new estimate of probable losses, an additional provision for loan losses would be made, which amount may be material to the Financial Statements.

Forward-Looking Statements

Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are generally identified by phrases such as “we expect,” “we believe” or words of similar import. Such forward-looking statements involve known and unknown risks including, but not limited to, the following factors:

•	the ability to successfully manage the Bank’s growth or implement its growth strategies if it is unable to identify attractive markets, locations or opportunities to expand in the future;

•	reliance on the Bank’s management team, including its ability to attract and retain key personnel;

•	interest rate fluctuations;

•	maintaining capital levels adequate to support the Bank’s growth;

•	risk inherent in making loans such as repayment risks and fluctuating collateral values;

•	the ability to continue to attract low cost core deposits to fund asset growth;

•	the ability to continue to attract residential mortgage applications in order to earn referral fees

•	changes in laws and regulations applicable to us;

•	changes in general economic and business conditions;

•	competition within and from outside the banking industry;

•	problems with our information technology systems,

•	changing trends in customer profiles and behavior, and

•	new products and services in the banking industry.

Although Management believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of our knowledge of our business and operations, there can be no assurance that actual results, performance or achievements of the Bank will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.

ITEM 7.	FINANCIAL STATEMENTS

Audited Financial Statements

The following 2007 Financial Statements of River City Bank are included after the signature pages:

•	Report of Independent Registered Public Accounting Firms

•	Balance Sheets

•	Statements of Operations and Comprehensive Losses

•	Statements of Changes in Stockholders’ Equity

•	Statements of Cash Flows

•	Notes to Financial Statements

ITEM 8.	CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Not applicable

ITEM 8A(T).   CONTROLS AND PROCEDURES

As of the end of the period covered by this report, the Bank carried out an evaluation, under the supervision and with the participation of the Bank’s management, including the Bank’s Chief Executive Officer and Chief Financial Officer, of the effectiveness of the design and operation of the Bank’s disclosure controls and procedures pursuant to the Securities Exchange Act of 1934, as amended. Based upon that evaluation, the Bank’s Chief Executive Officer and Chief Financial Officer concluded that the Bank’s disclosure controls and procedures are effective in timely alerting them to material information required to be included in the Bank’s periodic filings with the Federal Reserve.

Management is responsible for establishing and maintaining adequate internal control over financial reporting (as defined in Rule 13a-15(f) or 15d-15(f) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In order to evaluate the effectiveness of internal control over financial reporting, as required by Rule 13(a)-15(c) or Rule 15d-15(c) of the Exchange Act, management conducted an assessment using the criteria established in Internal Control—Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based on this assessment, management has concluded that as of December 31, 2007, our internal control over financial reporting was effective.

This annual report does not include an attestation report of the Bank’s registered public accounting firm regarding internal control over financial reporting. Management’s report was not subject to attestation by the Bank’s registered public accounting firm pursuant to temporary rules of the Securities and Exchange Commission that permit the Bank to provide only management’s report in this annual report.

There were no changes in the Bank’s internal control over financial reporting identified in connection with the evaluation of it that occurred during the Bank’s last fiscal quarter that materially affected, or are reasonably likely to materially affect, internal control over financial reporting.

ITEM 8B.	OTHER INFORMATION

None.

PART III

ITEM 9.	DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, CONTROL PERSONS AND CORPORATE GOVERNANCE; COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT.

Directors and Executive Officers

The following biographical information discloses the names, ages, terms of office as a director, positions held with the Bank and business experience during the past five years for all of the Bank’s directors and executive officers. Unless otherwise specified, each individual has held his or her current position for at least the last five years.

Class II (to serve until the 2008 annual meeting of shareholders)

Dr. E. Bruce Heilman, 81, has been a director since April 2004.

Dr. Heilman is Chancellor of the University of Richmond.

O. Woodland Hogg, Jr., 63, has been a director since April 2003.

Mr. Hogg is the owner and principal broker of ERA Woody Hogg & Associates, a real estate brokerage business.

Michael A. Katzen, 55, has been a director since March 2003.

Mr. Katzen is a partner in the law firm of Katzen & Frey, P.C. He also serves as the Chairman of the Board of the Bank.

Linda H. Marks, 62, has been a director since July 2003.

Ms. Marks is a realtor with Virginia Properties.

Gregory S. Nevi, 55, has been a director since March 2003.

Mr. Nevi is the owner of G. S. Nevi Builders, a building contractor.

Class III (to serve until the 2009 annual meeting of shareholders)

Joseph H. Seipel, 60, has been a director since March 2003.

Mr. Seipel is Senior Associate Dean of Academic Affairs and Director of Graduate Studies in the School of the Arts at Virginia Commonwealth University.

William D. Stegeman, 48, has been a director since March 2003.

Mr. Stegeman has been the President and Chief Executive Officer of the Bank since its formation process starting in 2003 and opening in 2004. From 2001 to 2003, Mr. Stegeman held management positions with Eastern Virginia Bankshares, Inc., including President and Managing Director of EVB Investments, Inc. and Senior Vice President and Chief Operating Officer of Hanover Bank.

Charles E. Walton, 62, has been a director since March 2003.

Mr. Walton is the owner of Charles E. Walton & Co., P.C., an accounting firm.

John T. Wash, Sr., 63, has been a director since March 2003.

Mr. Wash has been a real estate investor and Managing Partner of Hanover Plaza Associates since 2005. He was previously President of Galeski Optical from 1997 until 2005.

Class I (to serve until the 2010 annual meeting of shareholders)

Timothy C. Bishop, 54, has been a director since March 2003.

Mr. Bishop is the owner of T. C. Bishop of Southpark, Inc., a restaurant management business.

Dr. William C. Bosher, Jr., 62, has been a director since March 2003.

Since 2000, Dr. Bosher has served as the Distinguished Professor of Public Policy and Education, and Executive Director of Commonwealth Education Policy Institute, of the School of Education and Wilder School of Government and Public Affairs, Virginia Commonwealth University. From 2002 to 2005, Dr. Bosher also served as the Dean of the School of Education, Virginia Commonwealth University.

Elwin W. Brooks, Jr., 38, has been a director since March 2005.

Mr. Brooks is the owner of Ed’s Landscaping Inc., a retail nursery and landscaping business.

Leonard T. Bukoski, 60, has been a director since March 2003.

Mr. Bukoski is the owner of Sell, Inc., a marketing advisory firm.

Paul H. Connors, 57, has been a director since March 2003.

Mr. Connors is the owner of Paul H. Connors Builders, a residential building and development business.

Executive Officers Who Are Not Directors

Zirkle Blakey, III, 49, has served as the Bank’s Executive Vice President and Chief Financial Officer since June 2004. Prior to employment with the Bank, Mr. Blakey served as Chief Financial Officer of Bank of Virginia from 2002 to 2004, and Mr. Blakey served in a regional accounting and operations position with SouthTrust Bank from November 2001 until September 2002. Prior to joining SouthTrust, Mr. Blakey worked with Commerce Bank, managing the company’s deposit operations and information systems areas.

James A. Motley, Jr., 45, has served as Executive Vice President and Chief Credit Officer of the Bank since June 2004. Previous to employment with the Bank, Mr. Motley served as a Business Specialist/Commercial Credit Risk Manager for RBC Centura located in Rocky Mount, North Carolina.

No family relationships exist among any of the directors or between any of the directors and executive officers of the Bank.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Bank’s directors and executive officers, and any persons who own more than 10% of the outstanding shares of Common Stock, to file with the Board of Governors of the Federal Reserve System (the “Federal Reserve”) reports of ownership and changes in ownership of Common Stock. Directors and executive officers are required by regulations of the Securities and Exchange Commission (the “SEC”) as adopted by the Federal Reserve to furnish the Bank with copies of all Section 16(a) reports that they file. Based solely on review of the copies of such reports furnished to the Bank or written representation that no other reports were required, the Bank believes that, during the 2007 fiscal year, all filing requirements applicable to its officers and directors were complied with.

Code of Ethics

The Executive Committee of the Board of Directors has approved a Code of Business Conduct and Ethics for directors, officers and all employees of the Bank and to all of the Bank’s Executive Officers including the Chief Executive Officer, the Chief Financial Officer and other principal financial officers. The Code of Business Conduct and Ethics addresses such topics as protection and proper use of Bank assets, compliance with applicable laws and regulations, accuracy and preservation of records, accounting and financial reporting and conflicts of interest. Requests for a copy of the Bank’s Code of Business Conduct and Ethics may be sent to info@rivercitybank.org or requested from the Bank’s Secretary.

Nominations Process

There have been no material changes to the procedures by which shareholders may recommend nominees to the Bank’s Board of Directors since those procedures were last described in the Bank’s 2007 Proxy Statement.

Audit Committee

The Bank has a standing Audit Committee. The members of the Audit Committee are Ms. Marks and Messrs. Bukoski, Connors, Bishop and Walton, all of whom the Board in its business judgment has determined are independent as defined by Nasdaq’s listing standards. The Board of Directors also has determined that all of the members of the Audit Committee have sufficient knowledge in financial and accounting matters to serve on the Audit Committee and that Mr. Walton qualifies as an Audit Committee Financial Expert as defined by SEC regulations.

ITEM 10.	EXECUTIVE COMPENSATION.

Annual Compensation of Executive Officers

In the tables and discussion below, we summarize the compensation earned during 2007 by (1) our chief executive officer and (2) each of our two other most highly compensated executive officers who earned more than $100,000 in total compensation for services rendered in all capacities during 2007, collectively referred to as the “named executive officers.”

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)		All Other Compensation ($) (2)	Total ($)
William D. Stegeman President & CEO	2007 2006	128,300 120,537	— 5,000	(1)	10,206 8,632	138,506 129,169	(1)
Zirkle Blakey, III Executive Vice President & CFO	2007 2006	100,520 98,133	— 5,000	(1)	8,497 7,903	109,017 106,036	(1)
James A. Motley, Jr. Executive Vice President and CCO	2007 2006	101,557 98,758	— 5,000	(1)	8,497 7,925	110,054 106,683	(1)

(1)	Bonus amounts for 2007 had not yet been determined as of the date of this Proxy Statement.

(2)	All Other Compensation for 2007 consisted of matching contributions of $3,856 to Mr. Stegeman’s 401(k), $3,088 to Mr. Blakey’s 401(k) and $3,088 to Mr. Motley’s 401(k) as well as premiums paid by the Bank for health, life and disability insurance premiums for each of the Executive Officers listed.

The Bank did not make any stock-based awards to the named executive officers during 2007. In addition, the Bank does not have any equity or non-equity incentive plan arrangements with any of its named executive officers.

Employment Agreements

The Bank has entered into employment agreements with each of William D. Stegeman, Zirkle Blakey, III and James A. Motley, Jr., effective as of May 1, 2007. Mr. Stegeman’s agreement provides for his service as the Bank’s President and Chief Executive Officer and provides him with an initial annual salary of $126,000. Mr. Blakey’s agreement provides for his service as the Bank’s Executive Vice President and Chief Financial Officer and provides him with an initial annual salary of $105,000. Mr. Motley’s agreement provides for his service as the Bank’s Executive Vice President and Chief Credit Officer and provides him with an initial annual salary of $105,000. Each agreement also provides for the executive officer to participate in employee benefit plans and to receive bonuses as the Bank’s Board of Directors shall determine.

Each agreement is for a term that expires on June 30, 2008. The agreement will be renewed automatically for successive additional terms of one year each, unless either party gives the other party notice of non-renewal as provided in the agreement.

Under each agreement, either the Bank or the executive officer can terminate his employment for any reason. If the Bank terminates the executive officer’s employment without “cause” (as defined in the agreement) or the executive officer resigns for “good reason” (as defined in the agreement) within six months after a “change of control” of the Bank (as defined in the agreement), the Bank will pay the executive officer a cash amount equal to his annual salary for two years in Mr. Stegeman’s case and for one year for Mr. Blakey and Mr. Motley. Such amount would be paid within 30 days of the executive officer’s last day of employment. As of March 29, 2008, these amounts would have been $262,080 for Mr. Stegeman and $105,000 for each of Mr. Blakey and Mr. Motley.

Each agreement also contains provisions with respect to confidentiality and nondisclosure and a covenant not to compete during the period of the executive officer employment and for a period of 12 months thereafter.

Stock Options

The Bank did not grant any stock options to the named executive officers in the year ended December 31, 2007. In addition, none of the named executive officers exercised any stock options during the year ended December 31, 2007. The following table sets forth information with respect to the amount and value of stock options held by the named executive officers as of December 31, 2007:

Outstanding Equity Awards at Fiscal Year-End 2007

Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date
William D. Stegeman	2,500 3,000	10.50 10.40	6/20/2015 12/19/2015
Zirkle Blakey, III	1,000 1,500	10.50 10.40	6/20/2015 12/19/2015
James A. Motley, Jr.	1,000 1,500	10.50 10.40	6/20/2015 12/19/2015

Retirement Benefits

The Bank provides a 401(k) defined contribution plan to full time employees that have attained age 18 and at least three months service. The Bank makes a matching contribution to the plan of 100% of the elective contributions made by the participants, up to 3% of compensation.

Compensation of Directors

The following table shows the compensation earned by each of the directors during 2007:

Director Compensation

Fiscal Year 2007

Name (1)	Fees Earned or Paid in Cash ($)	Total ($)
Timothy C. Bishop	$4,000	$4,000
Dr. William C. Bosher, Jr.	$4,600	$4,600
Elwin W. Brooks, Jr.	$5,050	$5,050
Leonard T. Bukoski	$5,000	$5,000
Paul H. Connors	$4,700	$4,700
Dr. E. Bruce Heilman	$4,850	$4,850
O. Woodland Hogg, Jr.	$5,650	$5,650
Michael A. Katzen	$7,700	$7,700
Linda H. Marks	$4,800	$4,800
Gregory S. Nevi	$6,200	$6,200
Joseph H. Seipel	$5,150	$5,150
Charles E. Walto	$5,500	$5,500
John T. Wash, Sr.	$7,300	$7,300

(1)	William D. Stegeman, the Bank’s President and Chief Executive Officer is not included in this table as he is an employee of the Bank and thus receives no compensation for his services as a director. The compensation received by Mr. Stegeman as an employee of the Bank is shown in the Summary Compensation Table below.

At its June 2006 meeting, the Board of Directors approved director compensation as follows. Each director is paid $350 for attending regularly scheduled board meetings, and the chairman of the board is paid $400 for his attendance and presiding over each meeting. Additionally, each director is paid $150 for attending regularly scheduled Committee meetings, with Committee chairs receiving $200 for their respective roles in managing the meetings.

At its December 2007 meeting the Board of Directors voted to suspend Director compensation as of January 2008. The Board of Directors will reevaluate director compensation during 2008.

In 2005, stock options to acquire Common Stock were granted to the directors in the following amounts: 6,000 shares each to Messrs. Katzen and Walton; 5,500 shares each to Messrs. Bosher, Stegeman and Wash; and 5,000 shares each to Ms. Marks and Messrs. Bishop, Brooks, Bukoski, Connors, Heilman, Hogg, Nevi, and Seipel. All stock options granted were immediately vested.

ITEM 11.	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS.

Securities Authorized for Issuance Under Equity Compensation Plans

The Bank has a 2005 Equity Compensation Plan under which incentive stock options may be granted to employees and non-qualified options may be granted to directors and employees for the purchase of the Bank’s stock. The plan reserved for issuance an aggregate of 90,000 shares of Common Stock. The plan requires that options be granted at an exercise price equal to 100% of the fair market value of the Common Stock on the date of the grant.

The following table sets forth information as of December 31, 2007, with respect to compensation plans under which shares of Common Stock are authorized for issuance.

Equity Compensation Plan Information

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (1)
Equity Compensation Plans Approved by Shareholders:
2005 Equity Compensation Plan	87,225	10.45	1,775
Equity Compensation Plans Not Approved by Shareholders (2)	—	—	—
Total	87,225	10.45	1,775

(1)	Amounts exclude any securities to be issued upon exercise of outstanding options, warrants and rights.

(2)	The Bank does not have any equity compensation plans that have not been approved by shareholders.

Security Ownership of Certain Beneficial Owners

Based on the Bank’s information and knowledge, no person owns more than five percent of the outstanding shares of Common Stock.

Security Ownership of Management

The following table sets forth, as of April 25, 2008, certain information with respect to beneficial ownership of shares of Common Stock by each of the members of the Board of Directors, by the executive officers named in the “Summary Compensation Table” below (the “named executive officers”) and by all directors and executive officers as a group. Beneficial ownership includes shares, if any, held in the name of the spouse, minor children or other relatives of a director living in such person’s home, as well as shares, if any, held in the name of another person under an arrangement whereby the director or executive officer can vest title in himself at once or at some future time.

	Amount and Nature of Beneficial Ownership
Name	Number of Shares (1)	Percent of Class (%) (2)
Timothy C. Bishop (3)	8,900	*
Zirkle Blakey, III (4)	4,880	*
Dr. William C. Bosher, Jr. (5)	24,375	1.35
Elwin W. Brooks, Jr. (3)	10,100	*
Leonard T. Bukoski (3)	16,732	*
Paul H. Connors (3)	23,000	1.28
Dr. E. Bruce Heilman (3) (6)	64,699	3.59
O. Woodland Hogg, Jr. (3)	26,814	1.49
Michael A. Katzen (7)	14,900	*
Linda H. Marks (3)	13,000	*
James A. Motley, Jr. (4)	3,500	*
Gregory S. Nevi (3)	22,700	1.26
Joseph H. Seipel (3)	13,110	*
William D. Stegeman (5)	15,870	*
Charles E. Walton (7)	15,850	*
John T. Wash, Sr. (5)	21,896	1.22
Directors and executive officers as a group (16 persons) (8)	305,826	16.98

*	Percentage of ownership is less than one percent of the outstanding shares of Common Stock.

(1)	The number of shares beneficially owned by each holder is based upon the rules of the Securities and Exchange Commission (“SEC”). Under SEC rules, beneficial ownership includes any shares over which a person has sole or shared voting or investment power, as well as shares which the person has the right to acquire within 60 days by exercising any stock option or other right and shares of restricted stock that will vest with 60 days. Accordingly, this table includes shares that each person has the right to acquire within 60 days of April 13, 2008. Unless otherwise indicated, to the best of our knowledge, each person has sole investment and voting power (or shares that power with his or her spouse) over the shares in the table. By including in the table shares that he or she might be deemed beneficially to own under SEC rules, a holder does not admit beneficial ownership of those shares for any other purpose.

(2)	Based on 1,801,178 shares of Common Stock issued and outstanding on April 25, 2008.

(3)	Amount disclosed includes 5,000 shares issuable under stock options exercisable within 60 days of April 13, 2008.

(4)	Amount disclosed includes 2,500 shares issuable under stock options exercisable within 60 days of April 13, 2008.

(5)	Amount disclosed includes 5,500 shares issuable under stock options exercisable within 60 days of April 13, 2008.

(6)	Amount disclosed includes shares of Common Stock beneficially owned by a trust of which Dr. Heilman serves as trustee.

(7)	Amount disclosed includes 6,000 shares issuable under stock options exercisable within 60 days of April 13, 2008.

(8)	Amount disclosed includes 83,500 shares issuable under stock options exercisable within 60 days of April 13, 2008.

ITEM 12.	CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE.

Transactions with Related Persons

Some of the directors and officers of the Bank are at present, as in the past, customers of the Bank, and the Bank has had, and expects to have in the future, banking transactions in the ordinary course of its business with directors, officers, principal shareholders and their associates, on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with others. These transactions do not involve more than the normal risk of collectibility or present other unfavorable features. The balance of loans to directors, executive officers and their associates totaled $2,904,934 at December 31, 2007, or 18.69% of the Bank’s equity capital at that date.

In March 2004, the Bank, when it was in organization, leased space for its organizational office from Hanover Plaza Associates, LLC, an entity owned by Directors John T. Wash, Sr. and Gregory S. Nevi. The lease was for a three-year term, with lease payments of $1,200 per month for the first year, $1,235 for the second year and $1,272 for the third year. This office became the Bank’s Operations Center at the Bank’s inception. In April 2005, the Bank renegotiated this lease and moved to larger quarters within the same office complex. The renegotiated lease is for a three-year term, with lease payments of $2,000 per month for the first year, $2,100 for the second year, and $2,200 for the third year. In October 2007, the Bank negotiated a lease for additional space at Hanover Plaza to become the Bank’s Loan Operations Center; this lease is also for a three-year term, with lease payments of $1,950 per month for the first year beginning January 1, 2008, $2,050 for the second year, and $2,150 for the third year. The terms of the prior lease were, and the terms of the present leases are, substantially similar leases that are the result of “arms length” negotiations between unrelated parties, and the leasing rates are comparable to current market rates.

Director Independence

The Board of Directors has determined that the following 13 individuals of its total 14 members are independent as defined by the listing standards of the Nasdaq: Ms. Marks and Messrs. Bishop, Bosher, Brooks, Bukoski, Connors, Heilman, Hogg, Katzen, Nevi, Seipel, Walton and Wash. In addition, there are no members of the Audit Committee or the Compensation Committee that are not independent under Nasdaq’s listing standards. Although the Bank does not have a nominating committee and considers nominations for director at the full Board level, Mr. Stegeman, who is not independent as defined by Nasdaq’s listing standards, does not participate in the nominations process.

In reaching the above conclusions, the Board of Directors considered that the Bank conducts business with companies of which certain members of the Board of Directors or members of their immediate families are or were directors or officers. The Board considered the following relationship between us and certain of our directors to determine whether such director was independent under Nasdaq’s listing standards:

•	The Bank has an operating lease for its operations centers with an entity owned by Directors Wash and Nevi, as further disclosed above.

ITEM 13.	EXHIBITS.

Exhibit Number	Description

3.1	Articles of Incorporation of River City Bank., incorporated by reference to Exhibit 3.1 of the Current Report on Form 10-KSB dated April 29, 2005.

3.2	Bylaws of River City Bank, incorporated by reference to Exhibit 3.2 of the Current Report on Form 10-KSB dated April 29, 2005.

10.1	Form of Incentive Stock Option Agreement, incorporated by reference to Exhibit 10.1 of the Form 10-KSB dated March 30, 2006.

10.2	Form of Non-Employee Director Non-Qualified Stock Option Agreement, incorporated by reference to Exhibit 10.2 of the Form 10k-SB dated March 30, 2006.

10.3.1	Employment Agreement with President and Chief Executive Officer William D. Stegeman, dated May 1, 2007

10.3.2	Employment Agreement with Executive Vice President and Senior Credit Officer James A. Motley, Jr., dated May 1, 2007.

10.3.3	Employment Agreement with Executive Vice President and Chief Financial Officer, Zirkle Blakey, III dated May 1, 2007.

10.4	Lease Agreement, Highland Springs Branch Office (109 Nine Mile Road, Highland Springs, Va.) between River City Bank and First State Investors, dated March 29, 2006

31.1	Section 302 Certification by Chief Executive Officer.

31.2	Section 302 Certification by Chief Financial Officer.

32	Section 906 Certification.

ITEM 14.	PRINCIPAL ACCOUNTANT FEES AND SERVICES.

Audit Fees

The aggregate fees billed by Yount, Hyde & Barbour, P.C. for professional services rendered for the audit of the Bank’s annual financial statements for the fiscal year ended December 31, 2007, and for the review of the financial statements included in the Bank’s Quarterly Reports on Form 10-QSB, and services that are normally provided in connection with statutory and regulatory filings and engagements, was $49,250.

The aggregate fees billed by Yount, Hyde & Barbour, P.C. for professional services rendered for the audit of the Bank’s annual financial statements for the fiscal year ended December 31, 2006, and for the review of the financial statements included in the Bank’s Quarterly Reports on Form 10-QSB, and services that are normally provided in connection with statutory and regulatory filings and engagements, was $44,500.

Audit Related Fees

The aggregate fees billed by Yount, Hyde & Barbour, P.C. for professional services for assurance and related services that are reasonably related to the performance of the audit or review of the Bank’s financial statements and not reported under the heading “Audit Fees” above for the fiscal year ended December 31, 2007 was $5,150.

The aggregate fees billed by Yount, Hyde & Barbour, P.C. for professional services for assurance and related services that are reasonably related to the performance of the audit or review of the Bank’s financial statements and not reported under the heading “Audit Fees” above for the fiscal year ended December 31, 2006 was $1,350.

Tax Fees

The aggregate fees billed by Yount, Hyde & Barbour, P.C. for professional services for tax compliance for the fiscal year ended December 31, 2007 was $4,000. During 2007, these services included preparation of federal income tax returns and consultation regarding tax compliance issues.

The aggregate fees billed by Yount, Hyde & Barbour, P.C. for professional services for tax compliance for the fiscal year ended December 31, 2006 was $3,500. During 2006, these services included preparation of federal income tax returns and consultation regarding tax compliance issues.

All Other Fees

There were no other fees billed by Yount, Hyde & Barbour, P.C. for the fiscal years ended December 31, 2007 or 2006.

Pre-Approval Policies

All audit related services, tax services and other services were pre-approved by the Audit Committee, which concluded that the provision of such services by Yount, Hyde and Barbour, P.C., was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee’s Charter provides for pre-approval of audit, audit-related and tax services. The Charter authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services.

SIGNATURES

In accordance with Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

River City Bank

Date: March 17, 2008	By:	/s/ Zirkle Blakey, III
Zirkle Blakey, III Executive Vice President & Chief Financial Officer

In accordance with the Exchange Act, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ William D. Stegeman William D. Stegeman	President & Chief Executive Officer & Director (Principal Executive Officer)	March 17, 2008

/s/ Zirkle Blakey, III Zirkle Blakey, III	Executive Vice President & Chief Financial Officer (Principal Financial and Accounting Officer)	March 17, 2008

/s/ Timothy C. Bishop Timothy C. Bishop	Director	March 17, 2008

/s/ Dr. William C. Bosher, Jr. Dr. William C. Bosher, Jr.	Director	March 17, 2008

/s/ Elwin W. Brooks, Jr. Elwin W. Brooks, Jr.	Director	March 17, 2008

/s/ Leonard T. Bukoski Leonard T. Bukoski	Director	March 17, 2008

/s/ Paul H. Connors Paul H. Connors	Director	March 17, 2008

Signature	Title	Date

/s/ Dr. E. Bruce Heilman Dr. E. Bruce Heilman	Director	March 17, 2008

/s/ O. Woodland Hogg, Jr. O. Woodland Hogg, Jr.	Director	March 17, 2008

/s/ Michael A. Katzen Michael A. Katzen	Director	March 17, 2008

/s/ Linda H. Marks Linda H. Marks	Director	March 17, 2008

/s/ Gregory S. Nevi Gregory S. Nevi	Director	March 17, 2008

/s/ Joseph H. Seipel Joseph H. Seipel	Director	March 17, 2008

/s/ Charles E. Walton Charles E. Walton	Director	March 17, 2008

/s/ John T. Wash, Sr. John T. Wash, Sr.	Director	March 17, 2008

RIVER CITY BANK

Financial Statements

For the Years Ended December 31, 2007 and 2006

RIVER CITY BANK

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

River City Bank

Mechanicsville, Virginia

We have audited the balance sheets of River City Bank as of December 31, 2007 and 2006, and the related statements of operations and comprehensive losses, changes in stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Bank’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of River City Bank as of December 31, 2007 and 2006, and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

We were not engaged to examine management’s assertion about the effectiveness of River City Bank’s internal control over financial reporting as of December 31, 2007 included in the accompanying Management’s Annual Report on Internal Control over Financial Reporting and, accordingly, we do not express an opinion thereon.

Winchester, Virginia

March 10, 2008

RIVER CITY BANK

Balance Sheets

December 31, 2007 and 2006

	2007	2006
Assets
Cash and cash equivalents
Cash and due from banks	$1,330,977	$1,009,353
Federal funds sold	631,052	4,193,998

Total cash and cash equivalents	1,962,029	5,203,351

Securities available-for-sale, at fair value	21,343,191	17,824,532
Certificates of deposit	1,591,000	2,082,000
Loans, net of allowance for loan losses of $977,156 for 2007 and $605,000 for 2006	94,802,342	59,257,336
Bank premises and equipment, net	932,557	1,038,443
Accrued interest receivable	681,207	486,275
Restricted Federal Reserve Bank stock, at cost	470,650	470,650
Other assets	110,743	89,304

Total assets	$121,893,719	$86,451,891

Liabilities and Stockholders’ Equity
Deposits
Demand	$7,572,030	$8,090,229
NOW and money market	12,789,237	8,445,302
Savings	31,706,989	21,398,358
Time	52,467,235	32,572,034

Total deposits	104,535,491	70,505,923

Federal funds purchased	1,301,000	—
Accrued interest payable	449,460	294,557
Other liabilities	109,363	106,036

Total liabilities	106,395,314	70,906,516

Stockholders’ equity
Preferred stock, $5 par value. Authorized 10,000,000 shares; none issued and outstanding	—	—
Common stock, $5 par value. Authorized 17,000,000 shares; issued and outstanding 1,801,178 shares at December 31, 2007 and 1,800,178 shares at December 31, 2006	9,005,890	9,000,890
Additional paid-in-capital	8,832,927	8,827,477
Accumulated deficit	(2,512,209)	(2,073,979)
Accumulated other comprehensive income (loss)	171,797	(209,013)

Total stockholders’ equity	15,498,405	15,545,375

Total liabilities and stockholders’ equity	$121,893,719	$86,451,891

See notes to financial statements.

RIVER CITY BANK

Statements of Operations and Comprehensive Losses

For the Years Ended December 31, 2007 and 2006

	2007	2006
Interest income
Interest and fees on loans	$6,432,243	$4,013,063
Interest on securities:
U.S. Government agencies	917,426	526,752
Mortgage-backed securities	164,862	110,791
Interest on certificates of deposit	89,840	122,992
Interest on federal funds sold	223,660	328,666

Total interest income	7,828,031	5,102,264

Interest expense
Interest on deposits	3,322,680	1,655,172
Interest on time certificates of $100,000 and over	822,236	558,759
Interest on federal funds purchased	33,169	384

Total interest expense	4,178,085	2,214,315

Net interest income	3,649,946	2,887,949

Provision for loan losses	565,000	210,000

Net interest income after provision for loan losses	3,084,946	2,677,949

Noninterest income
Mortgage fee income	203,377	168,433
Gain (loss) on sale of securities	4,380	(3,502)
Other	155,223	119,438

Total noninterest income	362,980	284,369

Noninterest expense
Salaries and employee benefits	1,794,940	1,453,132
Occupancy expense and depreciation	580,752	529,711
Advertising	187,742	205,656
Office supplies and telecommunications	181,755	181,030
Professional fees	417,902	366,630
Data processing fees	356,855	283,279
Credit expense	79,126	66,601
Education and training expense	30,779	18,664
Other operating expenses	256,305	145,084

Total noninterest expense	3,886,156	3,249,787

Loss before income tax expense	(438,230)	(287,469)

Income tax expense	—	—

Net loss	(438,230)	(287,469)

Other comprehensive income (loss):
Net unrealized gain (loss) on securities available-for-sale	385,190	(32,910)
Reclassification adjustment	(4,380)	3,502

Comprehensive loss	$(57,420)	$(316,877)

Per share data:
Loss per share, basic and diluted	$(0.24)	$(0.16)

See notes to financial statements.

RIVER CITY BANK

Statements of Changes in Stockholders’ Equity

For the Years Ended December 31, 2007 and 2006

	Common Stock Number of Shares	Common Stock	Additional Paid-In- Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
Balances at January 1, 2006	1,800,178	$9,000,890	$8,827,477	$(1,786,510)	$(179,605)	$15,862,252
Net loss	—	—	—	(287,469)	—	(287,469)
Net unrealized loss on available-for-sale securities	—	—	—	—	(29,408)	(29,408)

Balances at December 31, 2006	1,800,178	$9,000,890	$8,827,477	$(2,073,979)	$(209,013)	$15,545,375

Net loss	—	—	—	(438,230)	—	(438,230)
Net unrealized gain on available-for-sale securities	—	—	—	—	380,810	380,810
Stock options exercised	1,000	5,000	5,450	—	—	10,450

Balances at December 31, 2007	1,801,178	$9,005,890	$8,832,927	$(2,512,209)	$171,797	$15,498,405

See notes to financial statements.

RIVER CITY BANK

Statements of Cash Flows

For the Years Ended December 31, 2007 and 2006

	2007	2006
Cash flows from operating activities:
Net loss	$(438,230)	$(287,469)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation	280,109	276,859
Net accretion on securities	(29,410)	(30,756)
Provision for loan losses	565,000	210,000
Loss (gain) on sale of securities	(4,380)	3,502
(Increase) decrease in:
Accrued interest receivable	(194,932)	(185,087)
Other assets	(21,439)	37,957
Increase (decrease) in:
Accrued interest payable	154,903	162,432
Other liabilities	3,327	(4,429)

Net cash provided by operating activities	314,948	183,009

Cash flows from investing activities:
Proceeds from redemption of certificates of deposit	491,000	1,200,000
Purchase of available-for-sale securities	(14,568,952)	(7,213,069)
Proceeds from paydowns of available-for-sale securities	332,012	310,364
Proceeds from sales, calls and maturities of available-for-sale-securities	11,132,881	992,998
Purchase of Federal Reserve Stock	—	(235,950)
Net increase in loans	(36,110,006)	(21,115,470)
Purchases of bank premises and equipment	(174,223)	(385,772)

Net cash (used in) investing activities	(38,897,288)	(26,446,899)

Cash flows from financing activities:
Proceeds from exercise of stock options	10,450	—
Net increase in federal funds purchased	1,301,000	—
Net increase in demand deposits and savings accounts	14,134,367	14,505,703
Net increase in time deposits	19,895,201	11,068,516

Net cash provided by financing activities	35,341,018	25,574,219

Net (decrease) in cash and cash equivalents	(3,241,322)	(689,671)

Cash and cash equivalents, beginning of year	5,203,351	5,893,022

Cash and cash equivalents, end of year	$1,962,029	$5,203,351

Supplemental Schedule of Non-cash Investing Activities
Unrealized gain (loss) on securities available-for-sale	$380,810	$(29,408)

See notes to financial statements.

RIVER CITY BANK

Notes to Financial Statements

For the Years Ended December 31, 2007 and 2006

Note 1—Summary of Significant Accounting Policies

River City Bank (the “Bank”) was incorporated on March 4, 2003, chartered on June 10, 2004, and began banking operations on July 1, 2004. The Bank is a Virginia chartered bank and is engaged in lending and deposit gathering activities with its initial focus in the Richmond metropolitan area, and more specifically Hanover and Henrico counties and the City of Richmond, in Virginia. The Bank operates under the laws of Virginia and the Rules and Regulations of the Federal Reserve System and the Federal Deposit Insurance Corporation. The Bank operates three banking facilities and two operations centers.

The following is a description of the significant accounting and reporting policies the Bank follows in preparing and presenting its financial statements.

Use of estimates—The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements, as well as the amounts of income and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses and the valuation of net deferred tax assets.

Cash and cash equivalents—For purposes of the statements of cash flows, the Bank considers all highly liquid debt instruments with maturities of three months or less, when purchased, to be cash equivalents. Cash and cash equivalents may include cash, due from banks, federal funds sold and short-term debt securities.

Securities—The Bank classifies its securities in three categories in accordance with Statement of Financial Accounting Standards No. 115, “Accounting for Certain Investments in Debt and Equity Securities” (SFAS 115), as follows: (1) debt securities that the Bank has the positive intent and ability to hold to maturity are classified as “held-to-maturity securities” and reported at amortized cost, with amortization of premiums and accretion of discounts adjusted on a basis which approximates the level yield method; (2) debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as “trading securities” and reported at fair value, with unrealized gains and losses included in net income; and (3) debt and equity securities not classified as either held-to-maturity securities or trading securities are classified as “available-for-sale securities” and reported at fair value, with unrealized gains and losses excluded from net income and reported as other comprehensive income in a separate component of stockholders’ equity.

The Bank does not engage in activities that require the classification of securities as trading or held-to-maturity. Gains or losses on disposition of securities are based on the net proceeds and adjusted carrying values of the securities called or sold, using the specific identification method. Interest and dividends are recognized as income when earned. A decline in the market value of any available-for-sale security below cost that is deemed other than temporary is charged to net income, resulting in the establishment of a new cost basis for the security. In determining whether other-than-temporary impairment exists, management considers many factors, including (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near term prospects of the issuer, and (3) the intent and ability of the Bank to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

RIVER CITY BANK

Notes to Financial Statements

For the Years Ended December 31, 2007 and 2006

Due to the nature of and restrictions placed upon the Bank’s investment in common stock of the Federal Reserve Bank, these securities have been classified as restricted equity securities and carried at cost. These restricted securities are not subject to the investment security classifications of SFAS 115.

Loans—The Bank grants mortgage, commercial and consumer loans to customers. The ability of the Bank’s debtors to honor their contracts is dependent upon the real estate and general economic conditions in the Bank’s market area.

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the interest method. The accrual of interest on mortgage and commercial loans is discontinued at the time the loan is 90 days delinquent unless the credit is well-secured and in process of collection. Consumer loans are typically charged off no later than 180 days past due. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans that are placed on nonaccrual or charged-off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all of the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance for loan losses—The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance is an amount that management believes will be adequate to absorb estimated losses relating to specifically identified loans, as well as probable credit losses inherent in the balance of the loan portfolio, based on an evaluation of the collectibility of existing loans and prior loss experience. This evaluation also takes into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrower’s ability to pay. This evaluation does not include the effects of expected losses on specific loans or groups of loans that are related to future events or expected changes in economic conditions. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowance for loan losses, and may require the Bank to make additions to the allowance based on their judgment about information available to them at the time of their examinations.

RIVER CITY BANK

Notes to Financial Statements

For the Years Ended December 31, 2007 and 2006

The allowance consists of specific, general and unallocated components. For loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of the expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual consumer and residential loans for impairment disclosures.

Bank premises, equipment and depreciation—Property and equipment, including leasehold improvements, are stated at cost less accumulated depreciation. Depreciation is provided over the estimated useful lives of the respective assets on the straight-line basis. Leasehold improvements are amortized over the shorter of useful lives or lease periods including renewal periods. Expenditures for major renewals and betterments are capitalized and those for maintenance and repairs are charged to operating expenses as incurred.

Foreclosed properties—Foreclosed properties consist of properties acquired through foreclosure or deed in lieu of foreclosure. These properties are carried at the lower of cost or fair value less estimated costs to sell. Losses from the acquisition of property in full or partial satisfaction of loans are charged against the allowance for loan losses. Subsequent write-downs, if any, are charged to expense. Gains and losses on the sales of foreclosed properties are included in determining net income in the year of sale.

Income taxes—The Bank computes its income taxes in accordance with the provisions of Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (SFAS 109). Under SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amount of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered in income. Deferred tax assets are reduced by a valuation allowance if it is more likely than not that the tax benefits will not be realized.

RIVER CITY BANK

Notes to Financial Statements

For the Years Ended December 31, 2007 and 2006

When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying balance sheet along with any associated interest and penalties that would be payable to the taxing authorities upon examination. Interest and penalties associated with unrecognized tax benefits are classified as additional income taxes in the statement of income.

Comprehensive income (loss)—The Bank’s other comprehensive income (loss) consists of the net unrealized gains (losses) on securities available-for-sale and is reported in the Statements of Operations and Comprehensive Losses net of deferred taxes less any related allowance for realization. Accumulated other comprehensive income (loss) is also included as a separate disclosure within the Statements of Changes in Stockholders’ Equity in the accompanying financial statements.

Loss per share—Basic loss per share is computed by dividing net loss available to common shareholders by the weighted-average number of common shares outstanding for the period.

Diluted net loss per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the loss of the Bank. There were no dilutive securities during 2007 and 2006. For the years ended December 31, 2007 and 2006, options to purchase 87,225 and 88,225 shares, respectively, were excluded from the calculation of diluted loss per share as their impact would have been anti-dilutive.

The basic and diluted loss per share is calculated as follows:

Year ended December 31, 2007	Net Loss (numerator)	Shares (denominator)	Per Share Amount

Basic net loss	$(438,230)	1,801,178	$(0.24)

Effect of dilutive stock options	—	—

Diluted net loss	$(438,230)	1,801,178	$(0.24)

Year ended December 31, 2006

Basic net loss	$(287,469)	1,800,178	$(0.16)

Effect of dilutive stock options	—	—

Diluted net loss	$(287,469)	1,800,178	$(0.16)

RIVER CITY BANK

Notes to Financial Statements

For the Years Ended December 31, 2007 and 2006

Advertising—The Bank expenses advertising costs as incurred.

Stock-Based Compensation Plan—At December 31, 2007, the Bank had a stock-based compensation plan which is described more fully in Note 13. Effective January 1, 2006, the bank adopted SFAS No. 123 (revised 2004), “Share-Based Payment” (SFAS 123R) which requires that the cost relating to share-based payments be recognized in the financial statements. Prior to adopting SFAS 123R, the Bank accounted for the plan under the recognition and measurement principles of APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. No stock-based compensation cost is reflected in net income, as all options granted under the plan were fully vested prior to January 1, 2006.

Reclassifications—Certain reclassifications have been made to prior period balances to conform with the current year presentation.

RIVER CITY BANK

Notes to Financial Statements

For the Years Ended December 31, 2007 and 2006

Note 2—Securities

A summary of the amortized cost and carrying value of securities available-for-sale at December 31, 2007 and 2006 follows:

	Amortized	Gross Unrealized		Fair
	Cost	Gains	Losses	Value
December 31, 2007
U.S. agency obligations	$15,543,626	$181,075	$(1,314)	$15,723,387
Mortgage-backed securities	5,627,768	9,257	(17,221)	5,619,804

	$21,171,394	$190,332	$(18,535)	$21,343,191

	Amortized	Gross Unrealized		Fair
	Cost	Gains	Losses	Value
December 31, 2006
U.S. agency obligations	$15,579,833	$—	$(169,074)	$15,410,759
Mortgage-backed securities	2,453,712	—	(39,939)	2,413,773

	$18,033,545	$—	$(209,013)	$17,824,532

The amortized costs and fair values of securities at December 31, 2007, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Available-for-Sale
	Amortized	Fair
	Cost	Value
Due in one year or less	$—	$—
Due after one year through five years	4,770,171	4,781,931
Due after five years through ten years	6,068,161	6,106,723
Due after ten years	10,333,062	10,454,537

	$21,171,394	$21,343,191

RIVER CITY BANK

Notes to Financial Statements

For the Years Ended December 31, 2007 and 2006

The following table details unrealized losses and related fair values in the Bank’s available-for-sale investment securities portfolio. All unrealized losses on investment securities are a result of volatility in the market during 2007 and 2006. All unrealized losses are considered by management to be temporary given investment securities ratings. This information is aggregated by investment category and the length of time that individual securities have been in a continuous unrealized loss position as of December 31, 2007 and 2006:

	Less than 12 Months		12 Months or More
December 31, 2007	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

U.S. Government agencies	$—	$—	$498,500	$1,314
Mortgage-backed securities	2,448,253	9,662	1,288,210	7,559

Total	$2,448,253	$9,662	$1,786,710	$8,873

December 31, 2006

U.S. Government agencies	$6,683,900	$43,317	$8,726,859	$125,757
Mortgage-backed securities	492,192	2,490	1,921,581	37,449

Total	$7,176,092	$45,807	$10,648,440	$163,206

The Bank has the ability and the intent to carry the investments noted with an unrealized loss to the final maturity of the instrument and considers these investments temporarily impaired. Management intends to hold these investments until maturity due to the overall short maturity and duration of these investments, the positive credit ratings for each investment noted, and the need of the Bank to continue to pledge investments for general operating purposes.

There were sales, calls, and maturities of securities during 2007, with proceeds of $11,132,881, which resulted in gains of $4,380. There was one sale of a security during 2006, with proceeds of $992,998 which resulted in a loss of $3,502.

Restricted equity securities consist of stock of the Federal Reserve Bank. The Bank owned a total of 9,413 shares of the stock of the Federal Reserve Bank at a total value of $470,650 at December 31, 2007 and 2006. The stock is valued at par for fair value purposes and has no maturity date.

RIVER CITY BANK

Notes to Financial Statements

For the Years Ended December 31, 2007 and 2006

Note 3—Loans and the Allowance for Loan Losses

The Bank grants primarily commercial, real estate and installment loans to customers throughout its market area, which primarily consists of the Richmond metropolitan area, and more specifically Hanover and Henrico counties and the City of Richmond, in Virginia. The real estate portfolio can be affected by the condition of the local real estate market. The commercial and installment loan portfolio can be affected by the local economic conditions.

Loans at December 31 are summarized as follows:

	2007	2006
Secured by real estate	$72,541,746	$45,327,215
Commercial	20,375,452	12,476,841
Consumer and other	2,898,358	2,039,178

Total loans	95,815,556	59,843,234

Less: Allowance for loan losses	(977,156)	(605,000)
Net deferred loan costs (fees)	(36,058)	19,102

Net loans	$94,802,342	$59,257,336

The activity in the allowance for loan losses for the years ended December 31, 2007 and 2006 is summarized as follows:

	2007	2006
Balance at beginning of period	$605,000	$395,000
Provision charged to operations	565,000	210,000
Loans charged-off	(192,844)	—
Loan recoveries	—	—

Balance at end of period	$977,156	$605,000

RIVER CITY BANK

Notes to Financial Statements

For the Years Ended December 31, 2007 and 2006

The following is a summary of information pertaining to impaired and non-accrual loans:

	Years Ended December 31,
	2007	2006
Impaired loans without a valuation allowance	$34,591	$1,056,726
Impaired loans with a valuation allowance	—	—

Total impaired loans	$34,591	$1,056,726

Valuation allowance related to impaired loans	$—	$—
Total non-accrual loans	34,591	1,056,726
Total loans past-due ninety days or more and still accruing	$—	$—

	Years Ended December 31,
	2007	2006
Average investment in impaired loans	$674,315	$1,138,890
Interest income recognized on impaired loans	$—	$—

Interest income recognized on a cash basis on impaired loans	$—	$—

No additional funds are committed to be advanced in connection with impaired loans. Interest income that would have been earned on impaired and nonaccrual loans was $13,134 and 47,944 during 2007 and 2006, respectively.

RIVER CITY BANK

Notes to Financial Statements

For the Years Ended December 31, 2007 and 2006

Note 4—Property, Equipment and Depreciation

Property and equipment at December 31 are summarized as follows:

	2007	2006
Leasehold improvements	$467,832	$462,648
Equipment, furniture, and fixtures	1,284,877	1,115,838

	1,752,709	1,578,486

Less accumulated depreciation	(820,152)	(540,043)

Net property and equipment	$932,557	$1,038,443

Depreciation expense was $280,109 and $276,859 for the years ended December 31, 2007 and 2006, respectively.

Certain bank premises and equipment are leased under various operating leases. Rental expense was $180,623 and $163,469 in 2007 and 2006, respectively.

The Bank rents, under non-cancellable leases, two operations center facilities (Hanover Plaza) and three branch banking facilities (Pebble Creek, Village, and Highland Springs). The initial term of the lease for the Hanover Plaza offices is for one year. The initial terms of the Pebble Creek and Village leases are for fifteen years. The initial term of the Highland Springs lease is for five years with two additional renewal options of five years each. The Hanover Plaza leases provide the Bank with the option to renew the lease in one-year increments for two years. The Pebble Creek banking facility lease provides the Bank with the option to purchase the banking facility at the end of years five, ten and fifteen, at a price equal to $1,126,162, $1,243,374 and $1,372,785, respectively. The Village banking facility lease provides the Bank with the option to purchase the banking facility at the end of year ten at a price based on a market value appraisal at that time. The Highland Springs banking facility lease provides the Bank with the option to purchase the banking facility at the end of years five and ten from the commencement date of the lease at a price of $712,000 and $865,000, respectively. All leases are operating leases.

The current minimum annual rental commitments under the non-cancellable leases in effect at December 31, 2007 are as follows:

Year Ending	Amount
2008	$180,941
2009	156,414
2010	160,982
2011	165,704
2012	170,262
Thereafter	1,329,495

Total	$2,163,798

RIVER CITY BANK

Notes to Financial Statements

For the Years Ended December 31, 2007 and 2006

Note 5—Deposits

A summary of deposit accounts at December 31, 2007 and 2006 follows:

	2007	2006
Noninterest-bearing deposits
Demand deposits	$7,572,030	$8,090,229
Interest-bearing deposits
Money market and NOW accounts	12,789,237	8,445,302
Savings	31,706,989	21,398,358
Certificates of deposit
Less than $100,000	34,146,912	20,253,371
Greater than $100,000	18,320,323	12,318,663

	$104,535,491	$70,505,923

At December 31, 2007, maturities of time deposits are scheduled as follows:

Year Ending December 31,
2008	$32,191,287
2009	2,900,012
2010	4,258,657
2011	11,412,527
2012	1,704,752

$52,467,235

At December 31, 2007 and 2006, overdraft demand deposits reclassified as loans totaled $2,540 and $2,587, respectively.

RIVER CITY BANK

Notes to Financial Statements

For the Years Ended December 31, 2007 and 2006

Note 6—Income Taxes

The Bank files income tax returns in the U.S. federal jurisdiction. With few exceptions, the Bank is no longer subject to U.S. federal and state income tax examinations by tax authorities for years prior to 2004. The Bank adopted the provisions of FIN 48, “Accounting for Uncertainty in Income Taxes”, on January 1, 2007 with no impact on the financial statements.

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2007 and 2006 are presented below:

	2007	2006
Deferred tax assets
Allowance for loan losses	$283,809	$176,228
Organizational and start-up expenses	50,649	84,415
Net unrealized loss on securities available for sale	—	71,064
Non-accrual interest	350	42,468
Net operating loss	624,550	529,718
Deferred loan fees	12,976	—

Gross deferred tax assets	972,334	903,893

Deferred tax liabilities
Depreciation	108,762	113,215
Deferred loan costs	—	5,750
Net unrealized gain on securities available-for-sale	58,411	—
Prepaid expenses	15,884	13,848

Gross deferred tax liabilities	183,057	132,813

Net deferred tax asset	789,277	771,080
Less valuation allowance	(789,277)	(771,080)

	$—	$—

The provision for income taxes charged to operations for the periods ended December 31, 2007 and 2006 consists of the following:

	2007	2006
Current tax expense	$—	$—
Deferred tax benefit	147,671	96,772
Change in valuation allowance	(147,671)	(96,772)

Total	$—	$—

Under the provisions of the Internal Revenue Code, the Bank has approximately $1,837,000 of net operating loss carryforwards which can be offset against future taxable income. The carryforwards expire through December 31, 2027. The full realization of tax benefits associated with carryforwards depends predominantly upon the recognition of ordinary income during the carryforward period.

RIVER CITY BANK

Notes to Financial Statements

For the Years Ended December 31, 2007 and 2006

Note 7—Stockholders’ Equity

During the period ended December 31, 2007, as the result of exercise of stock options, the Bank issued 1,000 shares of common stock for $10.45 per share.

Virginia State Law restricts the Bank from payment of dividends until all deficits in capital funds have been neutralized by earnings. In addition, the Bank is unable to declare or pay any dividends that would impair its paid-in capital. The Federal Reserve Bank typically must approve any plans for the Bank to pay a dividend during the first five years of the Bank’s operation.

Note 8—Fair Values of Financial Instruments and Interest Rate Risk

Statement of Financial Accounting Standards No. 107, “Disclosures about Fair Value of Financial Instruments”, requires the Bank to disclose estimated fair values of its financial instruments.

The following methods and assumptions were used to estimate the approximate fair value of each class of financial instrument for which is practicable to estimate fair value.

Cash and due from banks and federal funds sold to correspondents

The carrying amount is a reasonable estimate of fair value.

Certificates of deposit

The fair value of certificates of deposit is estimated by discounting scheduled cash flows through maturity using interest rates currently offered for deposits of similar remaining maturities. Due to the acquisition dates of investment certificates of deposit, fair value is deemed to be cost.

Securities

The fair value of securities, except certain state and municipal securities, is estimated based on bid prices published in financial newspapers or bid quotations received from securities dealers. The fair value of certain state and municipal securities is not readily available through market sources other than dealer quotations; therefore, fair value estimates are based on quoted market prices of similar instruments, adjusted for differences between the quoted instruments and the instruments being valued.

Loans

Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type, such as: commercial; real estate – residential; real estate – other; loans to individuals; and, other loans. Each loan category is further segmented into fixed and adjustable rate interest terms.

The fair value of loans is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan, as well as estimates for prepayments. The estimate of maturity is based on the Bank’s historical experience with repayments for each loan classification, modified, as required, by an estimate of the effect of current economic and lending conditions.

Restricted Stock

The carrying value of the Federal Reserve Bank stock approximates fair value based on the redemption provisions of the Federal Reserve Bank.

RIVER CITY BANK

Notes to Financial Statements

For the Years Ended December 31, 2007 and 2006

Deposits

The fair values of noninterest-bearing demand deposits, interest-bearing demand deposits and savings deposits are equal to their carrying amounts since the amounts are payable on demand. The fair value of fixed maturity time deposits and certificates of deposit is estimated by discounting scheduled cash flows through maturity using interest rates currently offered for deposits of similar remaining maturities.

Short-term borrowings

The carrying amount of federal funds purchased maturing within 90 days approximates fair value.

Accrued interest

The carrying amounts of accrued interest approximate fair value.

Commitments to extend credit and standby letters of credit

The only amounts recorded for commitments to extend credit and standby letters of credit are the deferred fees arising from these unrecognized financial instruments. These deferred fees were de minimus at December 31, 2007 and 2006, and as such, the related fair values have not been estimated.

The carrying amounts and approximate fair values of the Bank’s financial instruments are summarized as follows:

	December 31, 2007		December 31, 2006
(in thousands)	Carrying Amounts	Approximate Fair Values	Carrying Amounts	Approximate Fair Values
Financial assets:
Cash and due from banks	$1,331	$1,331	$1,009	$1,009
Federal funds sold	631	631	4,194	4,194
Certificates of deposit	1,591	1,591	2,082	2,082
Securities available- for-sale	21,343	21,343	17,825	17,825
Loans, net	94,802	93,904	59,257	58,348
Accrued interest receivable	681	681	486	486
Restricted stock	471	471	471	471

Financial liabilities:
Deposits	$104,535	$103,127	$70,506	$68,697
Federal funds purchased	1,301	1,301	—	—
Accrued interest payable	449	449	295	295

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Bank’s entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Bank’s financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment, and therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

RIVER CITY BANK

Notes to Financial Statements

For the Years Ended December 31, 2007 and 2006

Fair value estimates are based on existing on-balance-sheet and off-balance-sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets that are not considered financial assets include deferred income taxes and bank premises and equipment.

The Bank assumes interest rate risk (the risk that general interest rate levels will change) as a result of its normal operations. As a result, the fair values of the Bank’s financial instruments will change when interest rate levels change and that change may be either favorable or unfavorable to the Bank. Management attempts to match maturities of assets and liabilities to the extent believed necessary to minimize interest rate risk. However, borrowers with fixed rate obligations are less likely to prepay in a rising rate environment and more likely to prepay in a falling rate environment. Conversely, depositors who are receiving fixed rates are more likely to withdraw funds before maturity in a rising rate environment and less likely to do so in a falling rate environment. Management monitors rates and maturities of assets and liabilities and attempts to minimize interest rate risk by adjusting terms of new loans and deposits and by investing in securities with terms that mitigate the Bank’s overall interest rate risk.

Note 9—Related Party Transactions

The Bank’s officers, directors and their related interests have various types of loan and deposit relationships with the Bank. Loans to these persons totaled $4,452,890 and $2,904,934 at December 31, 2007 and 2006, respectively. During 2007, new loans to officers and directors amounted to $2,155,569 and repayments amounted to $607,613. Such transactions were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features.

Deposits from officers and directors and their related interests amounted to $5,784,861 and $5,414,998 at December 31, 2007 and 2006, respectively.

The Bank leases its operations center from two members of the Board of Directors. Rent expense for the periods ended December 31, 2007, and 2006 amounted to $26,100 and $24,900 respectively.

The Bank leases its Pebble Creek and Village branches and administrative office from shareholders or related interests of shareholders. Total payments to those individuals and related interests totaled $114,073 and $110,790 for the periods ended December 31, 2007, and 2006 respectively.

Note 10—Regulatory Matters

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions, by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

RIVER CITY BANK

Notes to Financial Statements

For the Years Ended December 31, 2007 and 2006

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios set forth in the table below of total and Tier I capital as defined in the regulations to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined). Management believes, as of December 31, 2007 and 2006 that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2007, the Bank had received a notification from the Federal Reserve Bank of Richmond categorizing the Bank’s capital position as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Bank’s category. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the following table.

The Bank’s actual regulatory capital amounts and ratios for December 31, 2007 and 2006 are presented in the table below (dollars are in thousands).

	Actual		Minimum Capital Requirement		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2007

Total capital to risk-weighted assets	$16,304	16.9%	$7,716	8.0%	$9,645	10.0%

Tier I capital to risk-weighted assets	$15,327	15.9%	$3,858	4.0%	$5,787	6.0%

Tier I capital to average assets	$15,327	12.8%	$4,775	4.0%	$5,968	5.0%

December 31, 2006

Total capital to risk-weighted assets	$16,359	26.2%	$4,995	8.0%	$6,244	10.0%

Tier I capital to risk-weighted assets	$15,754	25.3%	$2,491	4.0%	$3,736	6.0%

Tier I capital to average assets	$15,754	18.2%	$3,462	4.0%	$4,328	5.0%

RIVER CITY BANK

Notes to Financial Statements

For the Years Ended December 31, 2007 and 2006

Note 11—Commitments and Contingent Liabilities

In the normal course of business, there are outstanding commitments for extensions of credit that are not reflected in the financial statements. These commitments represent no more than the normal lending risk that the Bank commits to its borrowers. The Bank obtains collateral at the time of the commitment, if it is deemed necessary, based on management’s credit evaluation of the borrower. Management believes that these commitments can be funded through normal operations.

Credit risk is defined as the possibility of sustaining a loss because the other parties to a financial instrument fail to perform in accordance with the terms of the contract. The Bank’s maximum exposure to credit loss under commitments to extend credit and standby letters of credit is represented by the contractual amount of these instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

The Bank requires collateral to support financial instruments when it is deemed necessary. The Bank evaluates such customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained upon extension of credit is based on management’s credit evaluation of the counterparty. Collateral may include deposits held in financial institutions, U. S. Treasury securities, other marketable securities, real estate, accounts receivable, inventory, and property, plant and equipment.

	2007	2006
Financial instruments whose contract amount represent credit risk:
Unused commercial lines of credit	$11,558,260	$17,590,986
Unused consumer lines of credit	7,731,836	5,470,910
Standby letters of credit	722,851	502,000

	$20,012,947	$23,563,896

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

Unfunded commitments under commercial lines-of-credit, revolving credit lines and overdraft protection agreements are commitments for possible future extensions of credit to existing customers. These lines-of-credit are uncollateralized and usually do not contain a specified maturity date and ultimately may not be drawn upon to the total extent to which the Bank is committed.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performances of a customer to a third party. These guarantees are primarily used to support public and private borrowing arrangements. Unless renewed, substantially all of the Bank’s credit commitments at December 31, 2007 will expire within one year. Management does not anticipate any material losses as a result of these transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.

RIVER CITY BANK

Notes to Financial Statements

For the Years Ended December 31, 2007 and 2006

Note 12—Concentration of Credit Risk

The Bank has a diversified loan portfolio consisting of commercial, real estate and consumer (installment) loans. Substantially all of the Bank’s customers are residents or operate business ventures in its market area consisting primarily of the Richmond metropolitan area. Therefore, a substantial portion of its debtors’ ability to honor their contracts and the Bank’s ability to realize the value of any underlying collateral, if needed, is influenced by the economic conditions in this market area.

The Bank has established operating policies relating to the credit process and collateral in loan originations. Loans to purchase real and personal property are generally collateralized by the related property. Credit approval is principally a function of collateral and the evaluation of the creditworthiness of the borrower based on available financial information.

At times, the Bank may have cash and cash equivalents at financial institution in excess of insured limits. The Bank places its cash and cash equivalents with high credit quality financial institutions whose credit ratings are monitored by management to minimize credit risk. The amount of deposits with correspondent institutions at December 31, 2007 exceeded the insurance limits of the Federal Deposit Insurance Corporation by $865,745.

Note 13—Stock Options

Shareholders approved the Bank’s 2005 Equity Compensation Plan in May of 2005. The Plan authorizes the Board of Directors to award both incentive stock options to employees and non-qualified options to directors and employees upon such terms as the Board may determine consistent with the Plan. The Plan authorized the issuance of up to 90,000 shares of Common Stock. All options that have been granted have been granted with an exercise price equal to the stock’s fair market value at the date of grant. Stock options have ten year terms and were 100% vested at the date of grant. There were no options granted during the years ended December 31, 2007 and 2006.

The table below provides information relative to activity during the year ended December 31, 2007.

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at January 1, 2006	88,225	$10.45
Granted	—	—
Forfeited	—	—
Exercised	1,000	$10.45

Outstanding at December 31, 2007	87,225	$10.45	7.9 years	—

Exercisable at December 31, 2007	87,225	$10.45	7.9 years	—

RIVER CITY BANK

Notes to Financial Statements

For the Years Ended December 31, 2007 and 2006

Note 14—Employee Benefits

The Bank provides a 401 (k) defined contribution plan to full time employees that have attained age 18 and at least three months of service. The Bank makes a matching contribution to the plan of 100% of the elective contributions made by the participants, up to 3% of compensation. Expense for the plan totaled $33,782 for 2007 and $26,230 for 2006.

Note 15—Recent Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (SFAS 157). SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 does not require any new fair value measurements, but rather, provides enhanced guidance to other pronouncements that require or permit assets or liabilities to be measured at fair value. This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those years. The FASB has approved a one-year deferral for the implementation of the Statement for nonfinancial assets and nonfinancial liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis. The Bank does not expect the implementation of SFAS 157 to have a material impact on its financial statements.

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (SFAS 159). This Statement permits entities to choose to measure many financial instruments and certain other items at fair value. The objective of this Statement is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. The fair value option established by this Statement permits all entities to choose to measure eligible items at fair value at specified election dates. A business entity shall report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. The fair value option may be applied instrument by instrument and is irrevocable. SFAS 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007, with early adoption available in certain circumstances. The Bank does not expect the implementation of SFAS 159 to have a material impact on its financial statements.

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 141(R), “Business Combinations” (SFAS 141(R)). The Standard will significantly change the financial accounting and reporting of business combination transactions. SFAS 141(R) establishes principles for how an acquirer recognizes and measures the identifiable assets acquired, liabilities assumed, and any noncontrolling interest in the acquiree; recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase; and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS 141(R) is effective for acquisition dates on or after the beginning of an entity’s first year that begins after December 15, 2008. The Bank does not expect the implementation of SFAS 141(R) to have a material impact on its financial statements.

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 160, “Noncontrolling Interests in Consolidated Financial Statements an Amendment of ARB No. 51” (SFAS 160). The Standard will significantly change the financial accounting and reporting of noncontrolling (or

RIVER CITY BANK

Notes to Financial Statements

For the Years Ended December 31, 2007 and 2006

minority) interests in consolidated financial statements. SFAS 160 is effective as of the beginning of an entity’s first fiscal year that begins after December 15, 2008, with early adoption prohibited. The Bank does not expect the implementation of SFAS 160 to have a material impact on its financial statements.

In September 2006, the Emerging Issues Task Force (EITF) issued EITF 06-4, “Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements.” This consensus concludes that for a split-dollar life insurance arrangement within the scope of this Issue, an employer should recognize a liability for future benefits in accordance with SFAS 106 (if, in substance, a postretirement benefit plan exists) or APB Opinion No. 12 (if the arrangement is, in substance, an individual deferred compensation contract) based on the substantive agreement with the employee. The consensus is effective for fiscal years beginning after December 15, 2007, with early application permitted. The Bank does not expect the implementation of EITF 06-4 to have a material impact on its financial statements.

In November 2006, the EITF issued “Accounting for Collateral Assignment Split-Dollar Life Insurance Arrangements” (EITF 06-10). In this Issue, a consensus was reached that an employer should recognize a liability for the postretirement benefit related to a collateral assignment split-dollar life insurance arrangement in accordance with either SFAS 106 or APB Opinion No. 12, as appropriate, if the employer has agreed to maintain a life insurance policy during the employee’s retirement or provide the employee with a death benefit based on the substantive agreement with the employee. A consensus also was reached that an employer should recognize and measure an asset based on the nature and substance of the collateral assignment split-dollar life insurance arrangement. The consensuses are effective for fiscal years beginning after December 15, 2007, including interim periods within those fiscal years, with early application permitted. The Bank does not expect the implementation of EITF 06-10 to have a material impact on its financial statements.

In November 2007, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin No. 109, “Written Loan Commitments Recorded at Fair Value Through Earnings” (SAB 109). SAB 109 expresses the current view of the staff that the expected net future cash flows related to the associated servicing of the loan should be included in the measurement of all written loan commitments that are accounted for at fair value through earnings. SEC registrants are expected to apply the views in Question 1 of SAB 109 on a prospective basis to derivative loan commitments issued or modified in fiscal quarters beginning after December 15, 2007. The Bank does not expect the implementation of SAB 109 to have a material impact on its financial statements.

In December 2007, the SEC issued Staff Accounting Bulletin No. 110, “Use of a Simplified Method in Developing Expected Term of Share Options” (SAB 110). SAB 110 expresses the current view of the staff that it will accept a company’s election to use the simplified method discussed in SAB 107 for estimating the expected term of “plain vanilla” share options regardless of whether the company has sufficient information to make more refined estimates. The staff noted that it understands that detailed information about employee exercise patterns may not be widely available by December 31, 2007. Accordingly, the staff will continue to accept, under certain circumstances, the use of the simplified method beyond December 31, 2007. The Bank does not expect the implementation of SAB 110 to have a material impact on its financial statements.

RIVER CITY BANK

Notes to Financial Statements

For the Years Ended December 31, 2007 and 2006

Note 16—Supplemental Cash Flows Information

The Bank paid $4,023,182 for interest on deposits and federal funds purchased during the year ended December 31, 2007. Non-cash investing activities include an increase in net unrealized gains on available-for-sale securities of $380,810 during the year ended December 31, 2007.

The Bank paid $2,051,883 for interest on deposits and federal funds purchased during the year ended December 31, 2006. Non-cash investing activities include an increase in net unrealized losses on available-for-sale securities of $29,408 during the year ended December 31, 2006.

Note—17 Subsequent Event

On March 10, 2008 the Bank announced the signing of a definitive merger agreement in which the Bank will merge with and into Village Bank and Trust Corporation. Village Bank, with approximately $393 million in assets, is a local bank holding company headquartered in Midlothian, Virginia. Village Bank has ten retail branch locations and provides commercial and consumer banking services in suburban Chesterfield County, Hanover County, Henrico County, Powhatan County and the City of Richmond.

Under the terms of the merger agreement, which was approved by the Board of Directors of both companies, shareholders of River City will be entitled to elect to receive either cash in the amount of $11.00 for each share, or 1.0 share of Village Bank common stock for each share of River City common stock (excluding consideration with respect to River City options), subject to proration of 80% common stock and 20% cash if either cash or common stock is oversubscribed.

Annex H

Board of Governors of the Federal Reserve System

WASHINGTON, D.C. 20551

FORM 1O-Q

☒	Quarterly Report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

For the quarterly period ended March 31, 2008

☐	Transition Report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

For the transition period from _______ to ________

River City Bank

(Exact name of registrant as specified in its charter)

Virginia	75-3103298
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6127 Mechanicsville Turnpike

Mechanicsville, VA 23111

(Address of principal executive offices)

804-730-4100

(Registrant’s telephone number)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the preceeding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

Yes  ☒    No  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “non-accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).

Yes  ☐    No  ☒

The number of shares outstanding of the issuer’s classes of common equity as of May 1, 2008:

Class of Stock	Shares Outstanding
Common Stock, Par Value $5.00	1,801,178

RIVER CITY BANK

FORM 10-Q

PART I. FINANCIAL INFORMATION

ITEM I.	FINANCIAL STATEMENTS

RIVER CITY BANK

Balance Sheets

	March 31, 2008	December 31, 2007
	(unaudited)
Assets
Cash and cash equivalents
Cash and due from banks	$1,254,148	$1,330,977
Federal funds sold	434,300	631,052
Total cash and cash equivalents	1,688,448	1,962,029
Securities available-for-sale, at fair value	30,831,667	21,343,191
Certificates of deposit	1,591,000	1,591,000
Loans, net of allowance for loan losses of $1,052,392 for March 31, 2008 and $977,156 for December 31, 2007	102,328,580	94,802,342
Bank premises and equipment, net	915,670	932,557
Accrued interest receivable	743,612	681,207
Restricted Federal Reserve Bank stock, at cost	470,650	470,650
Other assets	144,775	110,743
Total assets	$138,714,402	$121,893,719
Liabilities and Stockholders’ Equity
Deposits
Demand	$8,854,580	$7,572,030
NOW and money market	12,669,759	12,789,237
Savings	28,906,005	31,706,989
Time	67,980,658	52,467,235
Total deposits	118,411,002	104,535,491
Federal funds purchased	4,000,000	1,301,000
Accrued interest payable	546,061	449,460
Other liabilities	164,355	109,363
Total liabilities	123,121,418	106,395,314
Stockholders’ equity
Preferred stock, $5 par value. Authorized 10,000,000 shares; none issued and outstanding	—	—
Common stock, $5 par value. Authorized 17,000,000 shares; issued and outstanding 1,801,178 shares at March 31, 2008 and December 31, 2007	9,005,890	9,005,890
Additional paid-in-capital	8,832,927	8,832,927
Accumulated deficit	(2,464,783)	(2,512,209)
Accumulated other comprehensive income	218,950	171,797
Total stockholders’ equity	15,592,984	15,498,405
Total liabilities and stockholders’ equity	$138,714,402	$121,893,719

See accompanying notes to financial statements.

STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(Unaudited)

	Three months ending March 31,
	2008	2007
Interest income
Interest and fees on loans	$1,817,871	$1,328,624
Interest on securities:
U.S. Government agencies	274,174	201,470
Mortgage-backed securities	101,455	26,985
Interest on certificates of deposit	18,186	21,881
Interest on federal funds sold	28,685	49,263
Total interest income	2,240,371	1,628,223
Interest expense
Interest on deposits	962,683	630,635
Interest on time certificates of $100,000 and over	308,823	167,127
Interest on federal funds purchased	8,085	27,931
Total interest expense	1,279,591	825,693
Net interest income	960,780	802,530
Provision for loan losses	75,000	120,000
Net interest income after provision for loan losses	885,780	682,530
Noninterest income
Mortgage fee income	48,758	50,941
Other	39,689	36,619
Total noninterest income	88,447	87,560
Noninterest expense
Salaries and employee benefits	455,546	405,978
Occupancy expense and depreciation	139,974	155,348
Advertising and shareholder communications	24,744	24,513
Office supplies and telecommunications	28,674	34,689
Professional fees	105,742	99,763
Data processing fees	95,896	84,217
Credit expense	30,310	12,922
Education and training expense	3,356	6,154
Other operating expenses	42,559	37,472
Total noninterest expense	926,801	861,056
Income (loss) before income tax expense	47,426	(90,966)
Income tax expense	—	—
Net income (loss)	47,426	(90,966)
Other comprehensive income:
Net unrealized gain on securities available-for-sale	47,153	50,046
Comprehensive income (loss)	$94,579	$(40,920)
Per share data:
Earnings (loss) per share, basic and diluted	$0.03	$(0.05)

See accompanying notes to financial statements.

STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended March 31,
	2008	2007
Cash flows from operating activities:
Net income (loss)	$47,426	$(90,966)
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation of bank premises and equipment	61,572	78,234
Net amortization and accretion of premiums and discounts on securities	8,199	(18,754)
Provision for loan losses	75,000	120,000
Net (increase) in:
Accrued interest receivable	(62,405)	(54,453)
Other assets	(34,032)	(24,691)
Net increase in:
Accrued interest payable	96,601	54,972
Other liabilities	54,992	66,612

Net cash provided by operating activities	247,353	130,954

Cash flows from investing activities:
Purchase of available-for-sale securities	(12,996,502)	—
Proceeds from paydowns of available-for-sale securities	3,546,980	68,716
Net increase in loans	(7,601,238)	(12,471,696)
Purchase of bank premises and equipment	(44,685)	(2,260)

Net cash (used in) investing activities	(17,095,625)	(12,405,240)

Cash flows from financing activities:
Proceeds from issuance of common stock	—	10,450
Net increase in federal funds purchased	2,699,000	—
Net increase (decrease) in demand and savings accounts	(1,637,912)	6,887,859
Net increase in time deposits	15,513,423	10,514,479

Net cash provided by financing activities	16,574,511	17,412,788

Net increase (decrease) in cash and cash equivalents	(273,581)	5,138,502
Cash and cash equivalents, beginning of period	1,962,029	5,203,351

Cash and cash equivalents, end of period	$1,688,448	$10,341,853

Supplemental Schedule of Noncash Investing Activities:
Unrealized gain on securities available for sale	$47,153	$50,046

See accompanying notes to financial statements.

RIVER CITY BANK

NOTES TO INTERIM FINANCIAL STATEMENTS

MARCH 31, 2008

(Unaudited)

Note 1 – Basis of Presentation

In management’s opinion the accompanying financial statements, which unless otherwise noted are unaudited, reflect all adjustments, consisting solely of normal recurring accruals, necessary for a fair presentation of the financial information at and for the three month period ended March 31, 2008 in conformity with accounting principles generally accepted in the United States of America. Results for the three month period ended March 31, 2008 are not necessarily indicative of the results that may be expected for the year ending December 31, 2008.

The organization and business of the Bank, accounting policies followed, and other related information are contained in the notes to the financial statements as of and for the year ended December 31, 2007, filed as part of the Bank’s Annual Report on Form 10-KSB for such period with the Board of Governors of the Federal Reserve System. These financial statements should be read in conjunction with the annual financial statements.

Note 2 – Significant Accounting Policies and Practices

River City Bank’s critical accounting policy relates to the evaluation of the allowance for loan losses which is based on management’s opinion of an amount that is adequate to absorb loss in the Bank’s existing portfolio. The allowance for loan loss is established through a provision for loan loss based on available information including the composition of the loan portfolio, historical loan loss (to the extent available due to limited history), specific impaired loans, availability and quality of collateral, age of the various portfolios, changes in local economic conditions, and loan performance and quality of the portfolio. Different assumptions used in evaluating the adequacy of the Bank’s allowance for loan losses could result in material changes in the Bank’s financial condition and results of operations. The Bank’s policies with respect to the methodology for determining the allowance for loan losses involve a higher degree of complexity and require management to make subjective judgments that often require assumptions or estimates about uncertain matters. These critical policies and their assumptions are periodically reviewed with the Board of Directors.

Note 3 – Recent Accounting Pronouncements

In December 2007, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 141(R), “Business Combinations” (SFAS 141(R)). The Standard will significantly change the financial accounting and reporting of business combination transactions. SFAS 141(R) establishes the criteria for how an acquiring entity in a business combination recognizes the assets acquired and liabilities assumed in the transaction; establishes the acquisition date fair value as the measurement objective for all assets acquired and liabilities assumed; and requires the acquirer to disclose to investors and other users all of the information they need to evaluate and understand the nature and financial effect of the business combination. Acquisition related costs including finder’s fees, advisory, legal, accounting valuation and other professional and consulting fees are required to be expensed as incurred. SFAS 141(R) is effective for fiscal years beginning after December 15, 2008 and early implementation is not permitted. The Bank does not expect the implementation to have a material impact on its financial statements.

In December 2007, the FASB issued Statement of Financial Accounting Standards No.160, “Non-controlling Interests in Consolidated Financial Statements” (SFAS 160). SFAS 160 requires the Bank (Company) to establish accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. This Statement is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Earlier adoption is prohibited. The Bank does not expect the implementation of SFAS 160 to have a material impact on its financial statements.

In March 2008, the FASB issued Statement of Financial Accounting Standards No. No. 161, “Disclosures about Derivative Instruments and Hedging Activities – an amendment of FASB Statement No. 133” (SFAS 161). SFAS 161 changes the disclosure requirements for derivative instruments and hedging activities. Entities are required to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance and cash flows. SFAS 161 is effective for fiscal years and interim periods beginning after November 15, 2008, with early application permitted. The Bank does not expect the implementation of SFAS 161 to have a material impact on its financial statements.

Note 4 – Earnings Per Share

For the three months ended March 31, 2008 and March 31, 2007, basic earnings (loss) per share has been computed based on the common shares outstanding of 1,801,178. For the three months ended March 31, 2008, the Bank had stock options outstanding with respect to 87,225 shares of common stock that were considered anti-dilutive and therefore had no impact on earnings per share.

Note 5 – Stock-Based Compensation

At March 31, 2008, the Bank had a stock-based compensation plan more fully described in Note 14 of the financial statements included in its Annual Report on Form 10-KSB for the year ended December 31, 2007. Effective January 1, 2006, FAS 123R requires the Bank to recognize the cost of employee services received in exchange for awards of equity instruments such as stock options based on the fair value of those awards at the date of grant. For the three months ended March 31, 2008, the Bank had no stock-based compensation expense as no options were granted and all prior awards were fully-vested at December 31, 2007.

Note 6 – Fair Value Measurements

SFAS No. 157, Fair Value Measurements, defines fair value, establishes a framework for measuring fair value, establishes a three-level valuation hierarchy for disclosure of fair value measurement and enhances disclosure requirements for fair value measurements. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. The three levels are defined as follow:

• Level 1	inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

• Level 2	inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

• Level 3	inputs to the valuation methodology are unobservable and significant to the fair value measurement.

Following is a description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy:

Securities

Where quoted prices are available in an active market, securities are classified within level 1 of the valuation hierarchy. Level 1 securities would include highly liquid government bonds, mortgage products and exchange traded equities. If quoted market prices are not available, then fair values are estimated by using pricing models, quoted prices of securities with similar characteristics, or discounted cash flow. Level 2 securities would include U.S. agency securities, mortgage-backed agency securities, obligations of states and political subdivisions and certain corporate, asset backed and other securities. In certain cases where there is limited activity or less transparency around inputs to the valuation, securities are classified within level 3 of the valuation hierarchy. Currently, all of the Bank’s securities are considered to be Level 2 securities.

Impaired loans

SFAS No. 157 applies to loans measured for impairment using the practical expedients permitted by SFAS No. 114, Accounting by Creditors for Impairment of a Loan, including impaired loans measured at an observable market price (if available), or at the fair value of the loan’s collateral (if the loan is collateral dependent). Fair value of the loan’s collateral, when the loan is dependent on collateral, is determined by appraisals or independent valuation which is then adjusted for the cost related to liquidation of the collateral.

ITEM 2.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINACIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

The following discussion supplements and provides information about the major components of the financial condition, capital resources and liquidity, and the results of operations for River City Bank (the “Bank”). The discussion and analysis should be read in conjunction with the financial statements and notes included in this report, and in the Bank’s Annual Report on Form 10-KSB, for the year ended December 31, 2007. The Bank commenced operations on July 1, 2004.

The primary source of the Bank’s revenue is net interest income, which represents the difference between interest income on earning assets and interest expense on liabilities used to fund those assets. Earning assets include loans, securities, and federal funds sold. Interest bearing liabilities include deposits and borrowings. The Bank’s net income is also affected by its provision for loan loss as well as the level of its other operating income, including loan fees and service charges, and its other operating expenses, including salaries and employee benefits, occupancy expense, and miscellaneous other expenses.

The Bank currently operates three banking locations, its main office at 6127 Mechanicsville Turnpike, Mechanicsville, Virginia, and branch offices at 8051 Mechanicsville Turnpike, Mechanicsville, Virginia, and 109 East Nine Mile Road, Highland Springs, Virginia (which opened on June 18, 2007). The Bank maintains two administrative offices at 7482 Lee Davis Road, Suite 9 and Suite 22 Mechanicsville, Virginia.

The Bank, through its mortgage division, originates consumer residential mortgage loans. Through this division, the Bank originates conforming and non-conforming home mortgages in the Greater Richmond Metropolitan area. As a part of the Bank’s overall risk management strategy, all of the loans originated by the Bank’s mortgage division are sold (with servicing released) at closing to major national mortgage banking or financial institutions. The Bank earns referral or origination fees from this division and does not actually fund the associated loans.

The Bank continually evaluates locations for additional branches. The Bank has identified several locations that may be suitable for additional branches.

On March 9, 2008, the Bank entered into a definitive merger agreement with Village Bank and Trust Financial Corp. and Village Bank whereby the Bank will merge with and into Village Bank in a transaction valued at approximately $20.2 million payable in cash and common stock. Under terms of the merger agreement, which was approved by the Board of Directors of both companies, shareholders of the Bank will be entitled to receive for each share of the Bank’s common stock owned, $11.00 in cash or one share of Village Bank and Trust Financial Corporation common stock, subject to proration of 20% cash and 80% common stock if either cash or common stock is oversubscribed. It is anticipated that the transaction will be completed in the third quarter of 2008, pending regulatory approval and approval of the shareholders of both companies. With the addition of the Bank’s three branches, Village Bank will have thirteen branch locations.

CRITICAL ACCOUNTING POLICIES

The financial condition and results of operations presented in the financial statements, accompanying notes to the financial statements and management’s discussion and analysis are, to a large degree, dependent upon the Bank’s accounting policies. The selection and application of these accounting policies involve judgments, estimates, and uncertainties that are susceptible to change.

Presented below is discussion of those accounting policies that management believes are the most important accounting policies to the portrayal and understanding of the Bank’s financial condition and results of operations. These critical accounting policies require management’s most difficult, subjective and complex judgments about matters that are inherently uncertain. In the event that different assumptions or conditions were to prevail, and depending upon the severity of such changes, the possibility of materially different financial condition or results of operations is a reasonable likelihood. See also Note 1 of the Notes to Financial Statements, in the Bank’s Annual Report on Form 10-KSB for the year ended December 31, 2007.

Management monitors and maintains an allowance for loan losses to absorb an estimate of probable losses inherent in the loan portfolio. Management maintains policies and procedures that address the systems of controls over the following areas of maintenance of the allowance: the systematic methodology used to determine the appropriate level of the allowance to provide assurance they are maintained in accordance with accounting principles generally accepted in the United States of America; the accounting policies for loan charge-offs and recoveries; the assessment and measurement of impairment in the loan portfolio; and the loan grading system.

Management evaluates various loans individually for impairment as required by Statement of Financial Accounting Standards (SFAS) 114, Accounting by Creditors for Impairment of a Loan, and SFAS 118, Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures. Loans evaluated individually for impairment include non-performing loans, such as loans on non-accrual, loans past due by 90 days or more, restructured loans and other loans selected by management. The evaluations are based upon discounted expected cash flows or collateral valuations. If the evaluation shows that a loan is individually impaired, then a specific reserve is established for the amount of impairment. If a loan evaluated individually is not impaired, then the loan is assessed for impairment under SFAS 5, Accounting for Contingencies, with a group of loans that have similar characteristics.

For loans without individual measures of impairment, the Bank makes estimates of losses for groups of loans as required by SFAS 5. Loans are grouped by similar characteristics, including the type of loan, the assigned loan classification and the general collateral type. A loss rate reflecting the expected loss inherent in a group of loans is derived based upon estimates of default rates for a given loan grade, the predominant collateral type for the group and the terms of the loan. The resulting estimate of losses for groups of loans is adjusted for relevant environmental factors and other conditions of the portfolio of loans, including: borrower and industry concentrations; levels and trends in delinquencies, charge-offs and recoveries; changes in underwriting standards and risk selection; level of experience, ability and depth of lending management; and national and local economic conditions.

The amount of estimated impairment for individually evaluated loans and groups of loans is added together for a total estimate of loan losses. This estimate of losses is compared to our allowance for loan losses as of the evaluation date and, if the estimate of losses is greater than the allowance, an additional provision to the allowance would be made. If the estimate of losses is less than the allowance, the degree to which the allowance exceeds the estimate is evaluated to determine whether the allowance falls outside a range of estimates. If the estimate of losses is below the range of reasonable estimates, the allowance would be reduced by way of a credit to the provision for loan losses. Management recognizes the inherent imprecision in estimates of losses due to various uncertainties and variability related to the factors used, and therefore a reasonable range around the estimate of losses is derived and used to ascertain whether the allowance is too high. If different assumptions or conditions were to prevail and it is determined that the allowance is not adequate to absorb the new estimate of probable losses, an additional provision for loan losses would be made, which amount may be material to the financial statements.

RESULTS OF OPERATIONS

The comparison of the financial condition and operating results should be read in the context of the time for which the Bank has been operating. The Bank began operations on July 1, 2004. The Bank’s mortgage division began operations in March 2005.

Earnings Summary

Net Income

The Bank reported a net profit of $47,426 for the three months ended March 31, 2008 compared to a net loss of ($90,966) for the same period in 2007. Basic and diluted loss per common share for the three months ended March 31, 2008 was $.03 compared to ($.0) per share for the same period in 2007.

The increase in the Bank’s profit is attributable to an increase in the Bank’s net interest income.

These operating results represent an annualized return on shareholders’ equity of 1.22% for the three months ended March 31, 2008, compared to a loss of (2.34%) for the same period in 2007. The annualized income on average assets for the three month period ended March 31, 2008 was .14% compared to a loss of (.40%) for the same period in 2007.

Interest Income; Interest Expense and Net Interest Income

Interest income increased to $2,240,371 for the three months ended March 31, 2008 from $1,628,223 for the three months ended March 31, 2007. This increase was due, as the Bank has grown, to an increase in interest earning assets, including loans and investment securities.

Interest expense increased to $1,279,591 for the three months ended March 31, 2008 from $825,693 for the same period in 2007. This increase in interest expense was primarily due, as the Bank has grown, to an increase in the aggregate balance in the interest bearing deposit accounts and an increase in the interest rates paid by the Bank on deposit accounts. In addition, interest expense increased because the Bank has increased the interest rates that it offers on certificates of deposit in response to competition. The Bank expects interest rates to decrease during 2008.

The fundamental source of the Bank’s revenue is net interest income which is the difference between (i) interest income on interest earning assets, which consist primarily of loans and investment securities, and (ii) interest expense on interest-bearing liabilities, which consist of deposits and other borrowings. Net interest income for the three months ended March 31, 2008, was $960,780 compared to $802,530 for the same period in 2007. The growth in net interest income for the three months ended March 31, 2008 as compared with the comparable three months in 2007 was due to the increase in average earning assets, which was the result of growth in the loan portfolio and investment securities, both of which are funded by the growth in deposits. The Bank’s net interest margin, which equals net interest income expressed as a percentage of average earning assets, decreased to 2.95% in the first quarter of 2007 from 3.61% in the same period a year ago. This decrease was due to rates on loans decreasing faster than rates on deposits, primarily certificates of deposit.

The Bank’s average earning assets for the three months ended March 31, 2008, were $130,295,200 compared to $88,823,743 for the same period in 2007. The yield on average earning assets for the three month period ended March 31, 2008 was 6.88% compared to 7.33% for the same period in 2007. As of March 31, 2008, the Bank’s overall cost of deposits was 4.35% compared to 3.72% at March 31, 2007. On March 31, 2008, total loans represented 75.9% of total interest earning assets compared to 71.6% at March 31, 2007.

Provision for Loan Losses

The provision for loan losses for the three-month period ended March 31, 2008, was $75,000 compared to $120,000 for the same period in 2007. Please refer to the discussion above and Note 2 for a discussion of “Allowance for Loan Losses” and additional insight into management’s approach and methodology in estimating the allowance for loan losses.

Non-Interest Income

Total non-interest income for the three month period ended March 31, 2008, was $88,447 compared to $87,560 for the same period in 2007. The significant portion of non-interest income is mortgage fee income, and despite the recent downturn in the residential real estate markets, the Bank’s mortgage fee income for the first quarter of 2008 was $48,758 compared to $50,941 for the first quarter of 2007.

The Bank, through its mortgage division, originates consumer residential mortgage loans. Through this division, the Bank originates conforming and non-conforming home mortgages in the Greater Richmond Metropolitan area. As a part of the Bank’s overall risk management strategy, all of the loans originated the Bank’s mortgage division are sold at closing to major national mortgage banking or financial institutions.

Non-Interest Expense

Total non-interest expense for the three months ended March 31, 2008 was $926,801 compared to $861,056 for the same period in 2007. The primary components were salaries and employee benefit expenses of $455,546, occupancy and equipment expenses of $139,974 and professional expenses of $105,742. The increase in salaries and employee benefit expense is due to the increased staffing and an increase in the costs of employee benefits. At March 31, 2008, the Bank employed 35.5 full time equivalent employees compared to 34.5 full time equivalent employees as of March 31, 2007.

Effects of Inflation

The effect of changing prices on financial institutions is typically different from other industries as the Bank’s assets and liabilities are monetary in nature. Interest rates are significantly impacted by inflation, but neither the timing nor the magnitude of the changes are directly related to price level indices. Impacts of inflation on interest rates, loan demands, and deposits are reflected in the financial statements.

FINANCIAL CONDITION

Total Assets

The total assets of the Bank at March 31, 2008, were $138,714,402, compared with $121,893,719 at December 31, 2007. Asset growth was centered in securities available for sale, which equaled $30,381,667 at March 31, 2008 increasing 44.5% or $9,488,476 since December 31, 2007. Net loans also increased to $102,328,580 at March 31, 2008, increasing 7.94% or $7,526,238 over net loans at December 31, 2007.

Federal Funds Sold

The Bank had overnight federal funds sold of $434,300 at March 31, 2008 compared with $631,052 at December 31, 2007.

Loan Portfolio

At March 31, 2008, loans held for investment were $103,417,143 compared to $95,815,556 at December 31, 2007. The Bank had no loans classified as available for sale. The following table summarizes the Bank’s loan portfolio by type of loan at the periods ended as indicated:

	At March 31,
	2008		2007		At December 31, 2007
	Amount	%	Amount	%	Amount	%
Secured by real estate	$76,109,594	73.60	$50,942,231	70.41	$72,541,746	80.04
Commercial	24,520,542	23.71	18,995,951	26.25	20,375,452	5.08
Consumer and other	2,787,007	2.69	2,416,355	3.34	2,898,358	14.88

Total loans	103,417,143	100.00	72,354,537	100.00	95,815,556	100.00

Less allowance for loan losses	(1,052,392)		(725,000)		(977,156)
Net deferred (fees) costs	(36,171)		(20,505)		(36,058)

Net loans	$102,328,580		$71,609,032		$94,802,342

Allowance for Loan Losses

Following is a summary of the changes in the allowance for loan losses and the relationship of the allowance to total loans for the periods indicated:

	Three Months Ended March 31,		Year Ended December 31, 2007
	2008	2007
Balance, beginning of period	$977,156	$605,000	$605,000
Provision for loan losses	75,000	120,000	565,000
Loans charged off	—	—	(192,844)
Recoveries of loans charged off	236	—	—

Net recoveries (charge offs)	236	—	(192,844)

Balance, end of period	$1,052,392	$725,000	$977,156

Loans held for investment at period-end	103,417,143	72,354,537	95,815,556
Allowance for loan losses	1,052,392	725,000	977,156
Allowance as a percent of period-end loans	1.02%	1.00%	1.02%

In general, banks determine the adequacy of their allowance for credit losses by considering the risk classification and delinquency status of loans and other factors. A bank’s management may also establish specific allowances for credits which management believes require allowances greater than those allocated according to their risk classification. In reviewing the adequacy of the allowance for loan losses at March 31, 2008, management took into consideration the fact that we have had minimal charge-offs, current economic conditions affecting the borrowers’ ability to repay, the volume of loans, the trends in delinquent, non-accruing, and potential problem loans, and the quality of collateral securing nonperforming and problem loans. Therefore, management considers the loan loss allowance adequate to cover its estimate of possible future losses inherent in the loan portfolio. Management presently uses a loan risk grading system to determine the overall risk and quality of the loan portfolio as well as other off balance-sheet credit risks such as loan commitments and standby letters of credit. The calculation provides for management’s assessment of trends in national and local economic conditions that might affect the general quality of the loan portfolio.

Risk Elements

At March 31, 2008, the Bank had one non-performing loans with a principal balance of $34,591. Management considers this loan to be adequately secured. The Bank had no restructured loans, foreclosed properties or loans past due 90 days and still accruing interest as of March 31, 2008. Management will identify potential problem loans through its periodic loan review process and will define potential problem loans as those loans classified as substandard, doubtful, or loss, excluding all non-performing loans. The Bank identifies potential problem loans as those loans not classified as non-performing, but where information known by management indicates serious doubt that the borrower will be able to comply with the present payment terms.

Securities

The Bank’s investment portfolio at March 31, 2008, totaled $30,831,667 compared to $21,343,191 at December 31, 2007. In accordance with SFAS 115, the Bank has designated its securities portfolio into either Held-to-maturity (“HTM”) or Available-for-sale (“AFS”). As of March 31, 2008, the Bank held all its securities in the AFS portfolio, which consisted of U.S. Government Agency bonds and mortgage backed securities.

Premises and Equipment

Premises and equipment, net of depreciation, at March 31, 2008, was $915,670 compared to $932,557 at December 31, 2007. The Bank currently leases its three bank branch offices and two administrative offices.

Deposits

Total deposits at March 31, 2008 were $118,411,002 as compared with $104,535,491 in deposits at December 31, 2007. Total deposits grew $13,875,511 or 13.3% from December 31, 2007 to March 31, 2008. Deposit growth was centered in certificates of deposit which grew $15,513,423 or 29.6%. The increase in deposits is attributed to the Bank’s marketing activities and competitive rates offered.

CAPITAL RESOURCES AND LIQUIDITY

Shareholders’ Equity

The following table displays the changes in shareholders’ equity for the three months ended March 31.

	2008	2007
Equity, beginning	$15,498,405	$15,545,375
Issuance of common stock	—	10,450
Net income (loss)	47,426	(90,966)
Net change in net unrealized losses on AFS securities	47,153	50,046

Equity, ending	$15,592,984	$15,514,905

The Bank’s risk based capital ratios remain above the levels designated as “Well Capitalized” on March 31, 2008.

Liquidity

Liquidity is identified as the ability to generate or acquire sufficient amounts of cash when needed and at a reasonable cost to accommodate withdrawals, payments of debt, and increased loan demand. These events may occur daily or in other short-term intervals in the normal operation of business. Historical trends help Management predict time cycles and the amount of cash required. In assessing liquidity, Management gives consideration to relevant factors including stability of deposits, quality of assets, economy of market served, concentrations of business and industry, competition, and our overall financial condition. Our primary source of liquidity is cash, due from banks, Federal funds sold and securities in our available for sale portfolio. Effective management of balance sheet liquidity is necessary to fund growth in earning assets and to pay liability maturities and depository customers’ withdrawal requirements. The Bank has instituted Asset/Liability Management policies to support liquidity controls and to enhance its management of interest rate risk and financial condition. The Bank has numerous sources of liquidity including a portfolio of overnight investments, available for sale securities, and increases in customer deposits, and access to $6.65 million in borrowing arrangements with correspondent banks.

Management believes that the Bank maintains overall liquidity sufficient to satisfy its despositors’ requirements and to meet its customers’ credit needs.

Off-Balance Sheet Arrangements and Contractual Obligations

The Bank is a party to various financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Such commitments involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amount recognized in the balance sheets and could impact the overall liquidity and capital resources to the extent customers accept and or use these commitments.

The Bank’s exposure to credit loses in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. A summary of the Bank’s commitments is as follows:

March 31, 2008
Commitments to extend credit	$20,183,252
Letters of credit	561,000

Total	$20,744,252

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of these commitments are expected to expire without ever being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if deemed necessary by the Bank upon the extension of credit, is based on the Bank’s credit evaluation of the customer.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. Collateral is required in instances where the Bank deems necessary.

The Bank rents, under non-cancellable leases, two operations center facilities (Hanover Plaza) and three branch banking facilities (Pebble Creek, Village, and Highland Springs). The initial term of the lease for the Hanover Plaza offices is for one year. The initial terms of the Pebble Creek and Village leases are for fifteen years. The initial term of the Highland Springs lease is for five years with two additional renewal options of five years each. The Hanover Plaza leases provide the Bank with the option to renew the lease in one-year increments for two years. The Pebble Creek banking facility lease provides the Bank with the option to purchase the banking facility at the end of years five, ten and fifteen, at a price equal to $1,126,162, $1,243,374 and $1,372,785, respectively. The Village banking facility lease provides the Bank with the option to purchase the banking facility at the end of year ten at a price based on a market value appraisal at that time. The Highland Springs banking facility lease provides the Bank with the option to purchase the banking facility at the end of years five and ten from the commencement date of the lease at a price of $712,000 and $865,000, respectively. All leases are operating leases.

The current minimum annual rental commitments under the non-cancellable leases in effect at December 31, 2007 are as follows:

Year Ending	Amount
2008	$180,941
2009	156,414
2010	160,982
2011	165,704
2012	170,262
Thereafter	1,329,495

Total	$2,163,798

Forward-Looking Statements

Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are generally identified by phrases such as “we expect,” “we believe” or words of similar import. Such forward-looking statements involve known and unknown risks including, but not limited to, the following factors:

•	the ability to successfully manage the Bank’s growth or implement its growth strategies if it is unable to identify attractive markets, locations or opportunities to expand in the future;

•	reliance on the Bank’s management team, including its ability to attract and retain key personnel;

•	interest rate fluctuations;

•	maintaining capital levels adequate to support the Bank’s growth;

•	risk inherent in making loans such as repayment risks and fluctuating collateral values;

•	the ability to continue to attract low cost core deposits to fund asset growth;

•	the ability to continue to attract residential mortgage applications in order to earn referral fees;

•	changes in laws and regulations applicable to us;

•	changes in general economic and business conditions;

•	competition within and from outside the banking industry;

•	problems with our information technology systems;

•	changing trends in customer profiles and behavior; and

•	new products and services in the banking industry.

Although Management believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of our knowledge of our business and operations, there can be no assurance that actual results, performance or achievements of the Bank will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.

ITEM 3.	QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Not applicable to smaller reporting companies.

ITEM 4.	CONTROLS AND PROCEDURES

As of the end of the period covered by this report, the Bank carried out an evaluation, under the supervision and with the participation of the Bank’s management, including the Bank’s Chief Executive Officer and Chief Financial Officer, of the effectiveness of the design and operation of the Bank’s disclosure controls and procedures pursuant to the Securities Exchange Act of 1934, as amended. Based upon that evaluation, the Bank’s Chief Executive Officer and Chief Financial Officer concluded that the Bank’s disclosure controls and procedures are effective in timely alerting them to material information required to be included in the Bank’s periodic filings with the Federal Reserve.

There were no changes in the Bank’s internal control structure over financial reporting identified in connection with the evaluation required by Rule 13a-15(d) or 15d-15(d) under the Securities Exchange Act of 1934, as amended, that occurred during the three months ended March 31, 2008 that materially affected, or are reasonably likely to materially affect, internal control over financial reporting.

PART II. OTHER INFORMATION

ITEM 1.	LEGAL PROCEEDINGS

There are no pending legal proceedings to which the Bank is a party or of which the property of the Bank is subject.

ITEM 1A.	RISK FACTORS

Not applicable to smaller reporting companies.

ITEM 2.	UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS

None.

ITEM 3.	DEFAULTS UPON SENIOR SECURITIES

None.

ITEM 4.	SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

None.

ITEM 5.	OTHER INFORMATION

None.

ITEM 6.	EXHIBITS

Exhibit 31.1, Section 302 Certification of Chief Executive Officer

Exhibit 31.2, Section 302 Certification of Chief Financial Officer

Exhibit 32.1, Section 906 Certification of Chief Executive Officer and Chief Financial Officer

SIGNATURES

In accordance with the requirements of the Exchange Act, the Registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

RIVER CITY BANK
(registrant)

Date: 5-14-08	By:	/s/ William D. Stegeman
William D. Stegeman
Chief Executive Officer

Date: 5-14-08	By:	/s/ Zirkle Blakey, III
Zirkle Blakey, III
Chief Financial Officer

Annex I

EXECUTION VERSION

EMPLOYMENT AGREEMENT

THIS AGREEMENT is entered into and effective as of the 9th day of March 2008, by and between VILLAGE BANK, a Virginia chartered bank corporation (the “Corporation”) and William D. Stegeman (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Corporation desires to retain the services of Executive on the terms and conditions set forth herein and, for purpose of effecting the same, the Board of Directors of the Corporation has approved this Employment Agreement and authorized its execution and delivery on the Corporation’s behalf to the Executive; and

WHEREAS, the Corporation and Village Bank and Trust Financial Corporation have entered into an Agreement and Plan of Reorganization and Merger dated March 9, 2008 with River City Bank (the “Merger Agreement”) pursuant to which River City Bank would merge with and into the Corporation (the “Merger”); and

WHEREAS, the Executive has significant experience serving in senior bank management positions, including those of President and CEO at River City Bank, and the Corporation desires to employ the Executive as a key executive officer of the Corporation whose dedication, availability, advice and counsel to the corporation is deemed important to the Board of Directors of the Corporation, the Corporation and its stockholders;

WHEREAS, the services of the Executive, his experience and knowledge of the affairs of the Corporation, and his reputation and contacts in the industry are valuable to the Corporation; and

WHEREAS, the Corporation wishes to attract and retain such well-qualified executives and it is in the best interests of the Corporation and of the Executive to secure the services of the Executive; and

WHEREAS, the Corporation considers the establishment and maintenance of a sound management to be part of its overall corporate strategy and to be essential to protecting and enhancing the best interests of the Corporation and its stockholders; and

NOW, THEREFORE, to assure the Corporation of the Executive’s dedication, the availability of his advice and counsel to the Corporation, and to induce the Executive to remain and continue in the employ of the Corporation and for other good and valuable consideration, the receipt and adequacy whereof each party hereby acknowledges, the Corporation and the Executive hereby agree as follows:

1. EMPLOYMENT: The Corporation agrees to, and does hereby, employ Executive, beginning on the effective date of the Merger and the Executive agrees to, and does hereby, accept such employment, for the period beginning on the effective date of the Merger and ending on the second anniversary of the effective date of the Merger, which period of employment may be extended or terminated only upon the terms and conditions hereinafter set forth.

Until the Merger is completed, neither Executive nor the Corporation shall have any obligations to the other under this Agreement.

If the Merger is not completed, then on the date the Merger Agreement terminates, this Agreement also shall terminate.

2. EXECUTIVE DUTIES: Executive agrees that, during the term of his employment under this Agreement and in his capacity of Senior Vice President, he will devote his full business time and energy to the business, affairs and interests of the Corporation and serve it diligently and to the best of his ability. The services and duties to be performed by Executive shall be those appropriate to his office and title as currently and from time to time hereafter specified in the Corporation’s By-laws or otherwise specified by the President of the Corporation. It is acknowledged that Mr. Stegeman is an operating member of Hartoak Properties, L. L. C. which will not impact his Bank work.

3. COMPENSATION: The Corporation agrees to pay Executive, and Executive agrees to accept, as compensation for all services rendered by him to the Corporation during the period of his employment under this Agreement, base salary at the annual rate of One Hundred Thirty-One Thousand Dollars ($131,000.00), which shall be payable in monthly, semi-monthly or bi-weekly installments in conformity with Corporation’s policy relating to salaried employees. Such salary may be increased in the sole and absolute discretion of the Corporation’s Board of Directors or Committee thereof duly authorized by the Board to so act. The Board of Directors, in its discretion, may cause the Corporation to pay bonuses to the Executive from time to time.

4. PARTICIPATION IN BENEFIT PLANS, REIMBURSEMENT OF BUSINESS EXPENSES AND OTHER BENEFITS: (i) During the term of employment under this Agreement, Executive shall be entitled to participate in any pension, group insurance, hospitalization, deferred compensation or other benefit, bonus or incentive plans of the Corporation presently in effect (including, without limitation, stock option plans) or hereafter adopted by the Corporation and generally available to any employees of senior executive status, and, additionally, Executive shall be entitled to have the use of Corporation’s facilities and executive benefits as are customarily made available by the Corporation to its executive officers.

(ii) During the term of this Agreement, to the extent that such expenditures are substantiated by the Executive as required by the Internal Revenue Service and policies of the Corporation, the Corporation shall reimburse the Executive promptly for all expenditures (including travel, entertainment, parking, business meetings, and the monthly costs, including dues, of maintaining memberships at appropriate clubs) made in accordance with rules and policies established from time to time by the Board of Directors of the Corporation in pursuance and furtherance of the Corporation’s business and good will.

(iii) The Corporation shall provide a monthly stipend of Five Hundred Dollars ($500.00) to the Executive for the maintenance and expense of operation of the Executive’s automobile. Additionally, the Bank will reimburse  1/2 of the $350.00 Monthly dues for membership in the Federal Club.

Section 5. is intentionally omitted.

6. ILLNESS: In the event Executive is unable to perform his duties with reasonable accommodations under this Agreement on a full-time basis for a period of four (4) consecutive months by reason of illness or other physical or mental disability, and at or before the end of such period he does not return to work on a full-time basis, the Corporation may terminate this Agreement without further or additional compensation payment being due the Executive from the Corporation pursuant to this Agreement, except benefits accrued through the date of such termination under employee benefit plans of the Corporation. These benefits shall include long-term disability and other insurance or other benefits then regularly provided by the Corporation to disabled employees, as well as any other insurance benefits so provided.

7. DEATH: In the event of Executive’s death during the term of this Agreement, this Agreement shall terminate as of the end of the month in which Executive dies. This Section 7 shall not affect the rights of any person under other contract between the Executive and either the Corporation or under any life insurance policy.

8. TERMINATION WITHOUT CAUSE/RESIGNATION FOR GOOD REASON:

(a) Notwithstanding the provisions of Section 1 hereof, the Board of Directors of the Corporation may, without Cause (as hereafter defined), terminate the Executive’s employment under this Agreement at any time in any lawful manner by giving not less than thirty (30) days written notice to the Executive. The Executive may resign for Good Reason (as hereafter defined) at any time by giving not less than thirty (30) days written notice to the Corporation. If the Corporation terminates the Executive’s employment without Cause or the Executive resigns for Good Reason, then in either event:

(i) The Executive shall be paid for the remainder of the then current term of this Agreement, at such times as payment was theretofore made, the salary required under Section 4 that the Executive would have been entitled to receive during the remainder of the then current term of this Agreement had such termination not occurred; and

(ii) The Corporation shall maintain in full force and effect for the continued benefit of the Executive for the next six (6) months following the month in which the termination occurs, all employee benefit plans and programs or arrangements in which the Executive was entitled to participate immediately prior to such termination, provided that continued participation is possible under the general terms and provisions of such plans and programs. In the event that Executive’s participation in any such plan or program is barred, the Corporation shall arrange to provide the Executive with benefits substantially similar to those which the Executive was entitled to receive under such plans and program.

(iii) The Executive shall thereon have no further recourse, and the Corporation shall have no further obligation, under the Agreement.

(b) For purposes of this Agreement, “Good Reason” shall mean:

(i) The assignment of duties to the Executive by the Corporation which (A) are materially different from the Executive’s duties on the date hereof, or (B) result in the Executive having significantly less authority and/or responsibility than he has on the date hereof, without his express written consent;

(ii) The removal of the Executive from or any failure to re-elect him to the position of Senior Vice President of the Corporation, except in connection with a termination of his employment by the Corporation for Cause or by reason of the Executive’s disability or death;

(iii) A reduction by the Corporation of the Executive’s base salary to less than One Hundred Thirty-One Thousand Dollars ($131,000.00) per year;

(iv) The failure of the Corporation to provide the Executive with substantially the same fringe benefits (including paid vacations) that were provided to him immediately prior to the date hereof; or

(v) The failure of the Corporation to obtain the assumption of and agreement to perform this Agreement by any successor as contemplated in Section 11(c) hereof.

(c) Resignation by the Executive for Good Reason shall be communicated by a written Notice of Resignation to the Corporation, within fourteen (14) days of the initial existence of the condition constituting Good Reason and following a thirty (30) day period in which the Employer may remedy the condition without incurring any obligation hereunder. A “Notice of Resignation” shall mean a notice which shall indicate the specific provision(s) in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for a resignation for Good Reason.

(d) If within thirty (30) days after any Notice of Resignation is given the Corporation notifies the Executive that a dispute exists concerning the resignation for Good Reason and that it is requesting arbitration pursuant to Section 17, the Corporation shall continue to pay the Executive his full salary and benefits as described in Sections 4 and 5, as and when due and payable, at least until such time as a final decision is reached by the panel of arbitrators. If Good Reason for resignation by the Executive is ultimately determined not to exist, then all sums paid by the Corporation to the Executive, including but not limited to the cost to the Corporation of providing the Executive such fringe benefits, from the date of such resignation to the date of the resolution of such dispute shall be promptly repaid by the Executive to the Corporation with interest at the rate charged from time to time by the Corporation to its most substantial customers for unsecured extensions of credit. Should it ultimately be determined that Good Reason for resignation by the Executive is ultimately determined to exist, then the Executive shall be entitled to retain all sums paid to him pending the resolution of such dispute and he shall be entitled to receive, in addition, the payments and other benefits provided for in Section 8(a).

A failure by the Corporation to notify the Executive that a dispute exists concerning the resignation for Good Reason within thirty (30) days after any Notice of Resignation is given shall constitute a final waiver by the Corporation of its right to contest either that such resignation was for Good Reason or its obligations to the Executive under Section 8(a) hereof.

(e) If the Executive’s employment terminates after a Change of Control (as defined in Section 10 hereof), the payments to which he is entitled pursuant to Section 10 shall be in lieu of any payment to which he might otherwise be entitled under the terms of Section 8(a)(i). The benefits to which the Executive is entitled under Section 8(a)(ii) shall be payable whether or not his employment terminates after a Change of Control.

9. RESIGNATION-TERMINATION FOR CAUSE_REGULATORY TERMINATION – The Bank or the Executive may terminate this Agreement, with or without cause, subject to the following conditions:

(a)	Notwithstanding the provision of Section 1 of this agreement, the Board of Directors of the Corporation may, in its sole discretion, terminate the Executive’s employment for Cause. For the purpose of this agreement, “Cause” shall mean personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, repeated abuse of alcohol or illegal drugs by Executive which substantially affects his ability to perform his job duties or which results in material economic injury to the Corporation or material breach of any provision of this agreement.

(b)	If the Executive is discharged by the Corporation for Cause, or he terminates his employment without default by the Corporation in performance of its obligations under this Agreement, the Corporation shall have no further obligation to him, and he shall have no further rights under this Agreement.

(c)	In the event the Executive resigns from or otherwise voluntary terminates his employment by the Corporation at any time (except for Good Reason), or if the Corporation rightfully terminates the Executive’s employment for Cause, the Corporation thereafter shall have no obligation to make any further payments under this Agreement.

(d.) If Executive is suspended and/or prohibited from participating in the conduct of the Corporation’s affairs by a notice served under the Federal Deposit Insurance Act or any other regulatory authority, the Corporation’s obligations under this agreement shall be terminated.

10. CHANGE OF CONTROL:

(a) If the Executive’s employment terminates for any reason other than for Cause or voluntary resignation during the term of this Agreement and any renewal term following a Change of Control, the Corporation shall

(i) On or before the Executive’s last day of employment with the Corporation (in addition to all other payments and benefits to which the Executive is entitled under any other contract) pay to the Executive as compensation for services rendered to it a cash amount (subject to any applicable payroll or other taxes required to be withheld) equal to two (2.00) times the Executive’s salary and bonus received during the twelve (12) months ending with the termination of the Executive’s employment, provided that, at the option of the Executive, the cash amount required to be paid hereby shall be paid by the Corporation in equal monthly installments over the twenty-four (24) months succeeding the date of termination, payable on the first day of each such month.

(b) For purposes of this Agreement, a “Change of Control” shall mean (i) the acquisition by any “person” or “group” (as defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (“Exchange Act”)), other than the Corporation, any subsidiary of the Corporation or any Corporation’s or subsidiary’s employee benefit plan, directly or indirectly, as “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of securities of the Corporation representing fifty percent (50%) or more of either the then outstanding shares or the combined voting power of the then outstanding securities of the Corporation; (ii) or other business combination of the Corporation with any other “person” or “group” (as defined in Sections 13(d) and 14(d) of the Exchange Act) or affiliate thereof, other than a merger or consolidation that would result in the outstanding common stock of the Corporation immediately prior thereto continuing to represent either by remaining outstanding or by being converted into common stock of the surviving entity or a parent or affiliate thereof, at least fifth percent (50%) of the outstanding common stock of the Corporation or such surviving entity or a parent or affiliate thereof outstanding immediately after such merger, consolidation or other business combination, or (iii) a plan of complete liquidation of the Corporation or an agreement for the sale or disposition by the Corporation of all or substantially all of the Corporation’s assets; or (iv) any other event or circumstance which is not covered by the foregoing subsections but which the Board of Directors of the Corporation determines to affect control of the Corporation and with respect to which the Board of Directors adopts a resolution that the event or circumstance constitutes a Change of Control for purposes of the Agreement. Notwithstanding the foregoing, an acquisition by the Corporation of another corporation, a financial or structural reorganization of the Corporation, or the creation by the Corporation of a bank holding company of which it is a subsidiary shall not be considered to result in a change of control.

11. COVENANTS:

(a.)	The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise; provided, if Executive secures other full time employment after a termination without Cause or a resignation for Good Reason (other than self employment or employment by an entity he owns or controls), the obligations of the Corporation under Section 8(a) shall be reduced dollar for dollar by the cash compensation received by the Executive from such other employment. This Section 11(b) shall not be interpreted to require or permit any reduction of benefits to which the Executive may be entitled under Section 10.

(b.)	During the period of Executive’s employment hereunder and for a period of one year after termination or expiration of such employment for any reason, the Executive agrees that neither he nor any corporation, partnership or business he owns, controls or participates in shall for himself, or on behalf of or in conjunction with any other person, partnership or corporation directly or indirectly (i) solicit or attempt to solicit any customer, independent contractor, employee or officer of the Corporation for the purpose of employing such person or causing him or her to terminate their relationship or employment with the Corporation, or (ii) solicit or attempt to solicit any current customer of the Corporation for services provided by the Corporation.

(c.)	The Executive covenants that he is not the subject of any contract that prevents him from executing this Agreement and performing the duties of Senior Vice President. The executive further covenants that he is not subject to any covenants or obligations not to compete and is not subject to any other restrictions or obligations which would prevent him from fulfilling the duties specified in this agreement.

12. NOTICES: For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	William D. Stegeman
9478 Hartford Oaks Drive
Mechanicsville, Virginia 23116

If to the Corporation:	Thomas W. Winfree, Chief Executive Officer
Village Bank
P. O. Box 330
Midlothian, Virginia 23112

With a copy to:	Craig D. Bell, Esquire
McGuireWoods LLP
901 East Cary Street
Richmond, Virginia 23219-4030

or at such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

13. MODIFICATION - WAIVERS - APPLICABLE LAW: No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing, signed by the Executive and on behalf of the Corporation by such officer as may be specifically designated by the Board of Directors of the Corporation. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provision or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party, which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Virginia.

14. INVALIDITY - ENFORCEABILITY - SEVERABILITY: The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In the event that a court of competent jurisdiction determines that any portion of this Agreement is in violation of any law or public policy, only the portions of this Agreement that violate such law or public policy shall be stricken. All portions of this Agreement that do not violate any statute or public policy shall continue in full force and effect. Further, any court order striking any portion of this Agreement shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties under this Agreement.

15. SUCCESSOR RIGHTS: This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amounts would still be payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to his executor or, if there is no such executor, to his estate.

16. HEADINGS: Descriptive headings contained in this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision hereof.

17. ARBITRATION: Any dispute, controversy or claim arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators, in Richmond, Virginia in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. The Corporation shall pay all administrative fees associated with such arbitration. Judgment may be entered on the arbitrators’ award in any court having jurisdiction. Subject to Section 11(a), unless otherwise provided in the rules of the American Arbitration Association, the arbitrators shall, in their award, allocate between the parties the costs of arbitration, which shall include reasonable attorneys’ fees and expenses of the parties, as well as the arbitrators’ fees and expenses, in such proportions as the arbitrators deem just.

18. CONFIDENTIALITY:

(a) The Executive acknowledges that the Corporation may disclose certain confidential information to the Executive during the term of this Agreement to enable him to perform his duties hereunder. The Executive hereby covenants and agrees that he will not, without the prior written consent of the Corporation, during the term of this Agreement or at any time thereafter, disclose or permit to be disclosed to any third party by any method whatsoever any of the Confidential Information of the Corporation. For purposes of this Agreement, “Confidential Information” shall include, but not be limited to, any and all records, notes, memoranda, data, ideas, processes, methods, techniques, systems, formulas, patents, models, devices, programs, computer software, writings, research, personnel information, customer information, the Corporation’s financial information, plans, or any other information of whatever nature in the possession or control of the Corporation which has not been published or disclosed to the general public, or which gives to the Corporation an opportunity to obtain an advantage over competitors who do not know of or use it. The Executive further agrees that if his employment hereunder is terminated for any reason, he will leave with the Corporation and will not take originals or copies of any and all records, papers, programs, computer software and documents and all matter of whatever nature which bears secret or confidential information of the Corporation.

The foregoing paragraph shall not be applicable if and to the extent the Executive is required to testify in a judicial or regulatory proceeding pursuant to an order of a judge or administrative law judge issued after the Executive and his legal counsel urge that the aforementioned confidentiality be preserved.

The foregoing covenants will not prohibit the Executive from disclosing confidential or other information to other employees of the Corporation or any third parties to the extent that such disclosure is necessary to the performance of his duties under this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first above written.

“EXECUTIVE”

ATTEST: /s/ Jane W. Chambers	By:	/s/ William D. Stegeman
William D. Stegeman

VILLAGE BANK

ATTEST: /s/ Craig D. Bell	By:	/s/ Thomas W. Winfree
AUTHORIZED OFFICER
Thomas W. Winfree
CHIEF EXECUTIVE OFFICER

Annex J

AND TRUST FINANCIAL CORP.

News Release

For Immediate Release

Contact:

C. Harril Whitehurst, Jr.

Senior Vice President and CFO

804-897-3900

hwhitehurst@villagebank.com

VILLAGE BANK AND TRUST FINANCIAL CORP.

REPORTS EARNINGS

FOR THE SECOND QUARTER OF 2008

Midlothian, Virginia, August 4, 2008. Thomas W. Winfree, President and Chief Executive Officer of Village Bank and Trust Financial Corp. (the “Company”) (NASDAQ symbol: VBFC) in Midlothian, Virginia, announced today the Company’s net income for the three months ended June 30, 2008 was $179,000 or $0.07 per fully diluted share, compared to net income of $178,000 or $0.07 per fully diluted share for the same period in 2007. Earnings for the first six months of 2008 amounted to $272,000 or $0.10 per fully diluted share, compared to earnings of $537,000 or $0.20 per fully diluted share for the same period in 2007.

In the second quarter of 2008, the Company wrote-off $300,000 (net of $154,000 in taxes) related to foreclosure proceedings on a long-standing loan relationship. The write-off represents the difference between the outstanding loan amount at the time of foreclosure and the net realizable value of the foreclosed real estate. This loss is believed to be the result of fraudulent activity by the borrower which may be recoverable through insurance coverage, although we have not recognized any such recovery as of June 30, 2008. The structure of this particular loan relationship was the only one of its kind in our loan portfolio and we do not believe it is indicative of future losses. Management was first made aware of problems with this credit facility in April 2008, and wasn’t able to determine the extent of the impairment in value until foreclosure proceedings and updated appraisals were completed in June 2008. Accordingly, no provision for loss had been made prior to the second quarter of 2008.

Excluding the write-off on this loan relationship, net income for the second quarter of 2008 would have been $479,000, which would have been the most profitable quarter in the history of the Company. This represents a substantial improvement in profitability compared to the first quarter of 2008 when our net income for the quarter was $93,000. This improvement in profitability is attributable to an improving net interest margin as well as record profitability of our mortgage company.

Mr. Winfree commented, “We are pleased with our profitability in the second quarter excluding the impact of the write-off on one loan relationship, especially in light of the continuing depressed economy and significant turmoil in the financial markets. These results reflect our efforts to improve our net interest margin and the continued successful operations of our mortgage company. However, we continue to be focused on profitability for the remainder of 2008 given the depressed state of the economy and will continue to focus on asset quality and improving profitability.”

Even considering the large loan write-off in the second quarter of 2008, we remain cautiously optimistic about our asset quality during this downturn in the economy. Nonperforming assets, consisting of nonaccrual loans of $4,621,000 and other real estate owned of $1,833,000 at June 30, 2008, decreased from 1.80% of total assets at March 31, 2008 to 1.61% at June 30, 2008. This compares with 0.73% at December 31, 2007. In addition to the nonperforming assets at June 30, 2008, there were fourteen loans past due 90 days or more and still accruing interest totaling $1,984,000. We believe that these assets are adequately collateralized and are currently recorded at realistically recoverable values.

Net interest income for the three months ended June 30, 2008 was $3,188,000, an increase of $238,000, or 8%, over net interest income of $2,950,000 for the same period in 2007. Net interest income for the six months ended June 30, 2008 was $5,973,000, an increase of $296,000, or 5%, over $5,677,000 in net interest income for the same period in 2007. These increases in net interest income are attributable to the growth of our loan portfolio, from $285,774,000 at June 30, 2007 to $339,900,000 at June 30, 2008.

However, while net interest income increased as a result of the growth of the loan portfolio, it was negatively impacted by a declining net interest margin. The net interest margin for each of the three and six month periods ended June 30, 2008 was 3.53% and 3.32% compared to 4.00% for both comparable periods in 2007. Margin compression from declining interest rates in 2008 was the single largest factor in our decline in profitability for the first six months of 2008 compared to the same period in 2007.

On the positive side, noninterest income of $976,000 for the second quarter of 2008 was $264,000 higher than noninterest income of $712,000 for the second quarter of 2007. For the six months ended June 30, 2008, noninterest income increased by $357,000 over the amount for the same period in 2007. This increase in noninterest income is primarily a result of higher gain on loan sales and fees from increased loan production by our mortgage banking subsidiary.

Noninterest expense increased by $362,000 from the second quarter of 2007 to the second quarter of 2008. The largest increases in noninterest expense occurred in salaries and benefits of $152,000, occupancy costs of $47,000, data processing costs of $61,000, loan underwriting costs of $58,000 and the FDIC insurance assessment of $76,000. The increases in salaries and benefits and occupancy and data processing costs are a result of the growth of the Company; the increase in loan underwriting costs is directly related to the increase in loan production by our mortgage company; and the increase in the FDIC insurance assessment is related to our capital ratios and overall growth.

Stockholders’ equity totaled $27,570,000 at June 30, 2008, which represented a book value of $10.51 per share. At June 30, 2008, Village Bank exceeded all regulatory capital requirements necessary to be classified as adequately capitalized.

Mr. Winfree concluded. “2008 continues to be a challenging year for community banks. With compressed interest rate margins and asset quality concerns negatively impacting profitability, we expect earnings for the remainder of the year will remain depressed. However, I am optimistic that our Company will remain financially strong. In this regard, we believe the proposed merger with River City Bank will enhance the strength of our balance sheet as well as our profitability in the latter half of 2008.”

The following table reconciles net income for the 2008 second quarter to net income excluding the loan write-off related to fraudulent borrower activities:

Three Months Ended June 30, 2008
Net income, excluding fraudulent loan write-off	$479,000
Fraudulent loan write-off (net of income taxes of $154,000)	300,000

Net income, including fraudulent loan write-off	$179,000

Net income excluding the fraudulent loan write-off is a “non-GAAP” financial measure. The Company provides this information because management believes it is useful to investors in evaluating the Company’s ongoing operations.

Village Bank and Trust Financial Corp. was organized under the laws of the Commonwealth of Virginia as a bank holding company whose activities consist of investment in its wholly-owned subsidiary, Village Bank. Village Bank is a full-service Virginia-chartered community bank headquartered in Midlothian, Virginia with deposits insured by the Federal Deposit Insurance Corporation. The Bank has ten branch offices. Village Bank and its wholly-owned subsidiaries, Village Bank Mortgage Corporation, Village Insurance Agency, Inc., and Village Financial Services Corporation, offer a complete range of financial products and services, including commercial loans, consumer credit, mortgage lending, checking and savings accounts, certificates of deposit, and 24-hour banking.

CAUTION REGARDING FORWARD LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about (i) the benefits of a merger between River City Bank and the Company, including future financial and operating results, and accretion to reported earnings that may be realized from the merger; (ii) the Company’s plans, objectives, expectations and intentions and other statements contained in this release that are not historical facts; and (iii) other statements identified by words such as “expects” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “targets,” “projects,” or words of similar meaning generally intended to identify forward-looking statements. These forward-looking statements are based on the current beliefs and expectations of the Company’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond management’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed or implied in these forward-looking statements because of numerous possible uncertainties.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) the businesses of Village Bank and River City Bank may not be combined successfully, or such combination may take longer, be more difficult, time-consuming or costly to accomplish than expected; (2) the expected growth opportunities or cost savings from the merger may not be fully realized or may take longer to realize than expected; (3) deposit attrition, operating costs, customer losses and business disruption following the merger, including adverse effects on relationships with employees, may be greater than expected; (4) the regulatory approvals required for the merger may not be obtained on the proposed terms or on the anticipated schedule; (5) the shareholders of River City Bank and/or the Company may fail to approve the merger; (6) adverse governmental or regulatory policies may be enacted; (7) the interest rate environment may compress margins and adversely affect net interest income; (8) results may be adversely affected by continued diversification of assets and adverse changes to credit quality; (9) competition from other financial services companies in the Company’s markets, both before and/or after the merger, could adversely affect operations; (10) an economic slowdown could adversely affect credit quality and loan originations; and (11) social and political conditions such as war, political unrest and terrorism or natural disasters could have unpredictable negative effects on our businesses and the economy. Additional factors, that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company’s reports (such as our Annual Report on Form 10-KSB, Quarterly Reports on Form 10-QSB and Current Reports on Form 8-K) filed with the Securities and Exchange Commission and available on the SEC’s Web site www.sec.gov.

The foregoing list of factors is not exclusive. All subsequent written and oral forward-looking statements concerning the proposed merger or other matters attributable to the Company or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. The Company does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s shareholders in connection with the merger. Information about the directors and executive officers of the Company and their ownership of the Company’s common stock is set forth in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2007 as filed with the SEC. Additional information regarding the interests of such participants may be obtained by reading the joint proxy statement/prospectus to be distributed to the respective shareholders of the Company and River City Bank in connection with the merger when it becomes available.

ADDITIONAL INFORMATION ABOUT THE MERGER AND WHERE TO FIND IT

The Company has filed with the SEC a Registration Statement on Form S-4, which includes a joint proxy statement/prospectus and other relevant materials, in connection with the merger. The joint proxy statement/prospectus will be mailed to the shareholders of River City Bank and the Company. Investors and security holders of River City Bank and the Company are urged to read the joint proxy statement/prospectus and the other relevant materials when they become available because they will contain important information about River City Bank, the Company and the merger.

The joint proxy statement/prospectus and other relevant materials (when they become available), and any other documents filed by the Company may be obtained free of charge at the SEC’s Web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by the Company by contacting Thomas W. Winfree, Village Bank and Trust Financial Corp., 1231 Alverser Drive, Midlothian, VA 23113-2650, telephone 804-897-3900 or from the Company’s web site at www.villagebank.com.

Investors and security holders are urged to read the joint proxy statement/prospectus and the other relevant materials when they become available before making any voting or investment decision with respect to the merger.

Financial Highlights

(Dollars in thousands, except per share amounts)

	June 30, 2008	December 31, 2007
	(Unaudited)
Balance Sheet Data
Total assets	$401,437	$393,264
Investment securities	5,243	13,711
Loans held for sale	4,517	3,490
Loans, net	339,900	323,874
Deposits	325,683	339,297
Borrowings	46,411	24,737
Stockholders’ equity	27,570	26,893
Book value per share	$10.51	$10.15
Total shares outstanding	2,622,225	2,562,088

Asset Quality Ratios
Allowance for loan losses to Loans, net of unearned income	1.02%	1.06%
Nonaccrual loans	75.74%	134.20%
Nonperforming assets to total assets	1.61%	0.73%

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)
Selected Operating Data
Interest income	$6,870	$6,202	$13,628	$11,847
Interest expense	3,682	3,252	7,655	6,170
Net interest income before provision for loan losses	3,188	2,950	5,973	5,677
Provision for loan losses	498	360	747	568
Noninterest income	976	712	1,734	1,377
Noninterest expense	3,395	3,033	6,548	5,672
Income tax expense	92	91	140	277
Net income	179	178	272	537
Income per share
Basic	$0.07	$0.07	$0.10	$0.21
Diluted	$0.07	$0.07	$0.10	$0.20

Performance Ratios
Return on average assets	0.18%	0.22%	0.14%	0.35%
Return on average equity	2.59%	2.69%	2.00%	4.13%
Net interest margin	3.53%	4.00%	3.32%	4.00%
Efficiency	81.53%	82.69%	84.95%	80.33%

# # # # # #

Annex K

River City Bank Reports Strong Asset Growth and Second Consecutive Profitable Quarter

Mechanicsville, VA – August 4, 2008 - River City Bank (NASDAQ symbol: RCBK) (the “Bank”) (quarterly results unaudited) reported today net income of $73,713 or $0.04 per share (basic and diluted) for the quarter ended June 30, 2008, and $121,139 or $0.07 per share (basic and diluted) year-to-date, compared to net losses of $(135,393) or $(0.08) (basic and diluted) for the quarter ended June 30, 2007 and $(226,359) or $(0.13) per share (basic and diluted) for the six month period ended June 30, 2007.

The Bank continues to experience strong balance sheet growth, with net loans increasing $15,151,173, or 16% from December 31, 2007 to June 30, 2008. For the same comparative period, total deposits increased $17,245,450, or 17% in the first half of 2008. Overall, the Bank has realized total asset growth of approximately $21.2 million, or 20% in the first six months of the year.

William D. Stegeman, the Bank’s President and Chief Executive Officer commented, “Despite an unsettling economy and a troubled real estate market, with a detrimental impact to the banking industry nation-wide, River City Bank continues to realize sound asset growth coupled with year-to-date profitability. Our management and staff have worked diligently in delivering exceptional customer service, which continues to attract a growing customer base with positive results. Our emphasis on controlling costs, while managing balance sheet growth and interest rate risk prudently, has allowed the Bank to achieve its second consecutive profitable quarter in 2008.”

Net interest income amounted to $991,223 for the quarter ended June 30, 2008 and $1,952,003 for the six month period ended June 30, 2008, compared to $898,029 and $1,700,559 for the respective periods in 2007. This represents quarterly and year-to-date increases of 10% and 15% respectively. Non-interest income for the quarter ended June 30, 2008 amounted to $117,147 and for the six months ended June 30, 2008 amounted to $205,594, compared to $92,717 and $180,277 for the respective periods one year ago. This represents respective quarterly and year-to-date increases of 26% and 14%. Despite concerns of a slowing local residential real estate market, the Bank’s revenue from mortgage origination fees in 2008, a major component of non-interest income, remained consistent with amounts generated for the comparative periods in 2007.

2008 second quarter non-interest expense amounted to $974,657, compared to $956,139 for the three months ended June 30, 2007, an increase of 2%. 2008 year-to-date non-interest expense amounted to $1,901,458, compared to $1,817,194 for the first six months of 2007, representing an increase of 5%. Management’s continuing strategy will be to aggressively monitor and control non-interest expenses where possible for the remainder of 2008.

K-1

On March 9, 2008, the Bank entered into a definitive merger agreement with Village Bank and Trust Financial Corporation and Village Bank whereby the Bank will merge with and into Village Bank in a transaction valued at approximately $20.2 million, payable in cash and common stock. Under terms of the merger agreement, which was approved by the Board of Directors of both companies, shareholders of River City Bank will be entitled to receive for each share of its common stock owned $11.00 in cash or one share of Village Bank and Trust Financial Corporation common stock, subject to proration of 20% cash and 80% common stock, if either cash or common stock is oversubscribed.

Mr. Stegeman further commented, “With the pending merger of our institution with Village Bank announced in March, and currently projected for completion in the fourth quarter of 2008, our Board of Directors is encouraged by the Bank’s year-to-date results and excited about our future prospects as a combined entity with Village Bank. We believe the merger will be accretive to future earnings, creating a strongly capitalized company operating fifteen branch offices in the greater Richmond metropolitan area, with total assets under management of approximately $540 million and a staff of approximately 200 employees. We believe the merger, subject to regulatory and shareholder approvals, will create the premiere Richmond-area based commercial bank. Given numerous beneficial dynamics of the transaction, the merger should give us the ability to compete more aggressively, provide greater services to our customers, and return an enhanced long term value to our shareholders.”

River City Bank currently operates three banking locations, two located in Mechanicsville, Virginia and the third office in Highland Springs, Virginia. A fourth branch in Hanover, Virginia has been approved by regulatory agencies, with an anticipated opening date in the fourth quarter of 2008 under the merged Village Bank banner. The Bank’s mortgage division operates within the Bank’s administrative office also located in Mechanicsville. Shares of the Bank’s Common Stock trade on the NASDAQ Capital Market listing under the symbol “RCBK”.

This press release contains forward-looking statements as defined by federal securities laws. These statements may address certain results that are expected or anticipated to occur or otherwise state the company’s predictions for the future. These particular forward-looking statements and all other statements that are not historical facts are subject to a number of risks and uncertainties, and actual results may differ materially. Such factors include but are not limited to: general economic conditions; significant fluctuations in interest rates that could reduce the net interest margin; difficulties in executing integration plans; reduction of fee income from existing products due to market conditions; and the amount of growth in the company’s general administrative expenses. Consequently, these cautionary statements qualify all forward-looking statements made herein.

Contact information: Zirkle Blakey, III – EVP & CFO – (804) 730-4100

(info@rivercitybank.org)

K-2